Exhibit 10.3

THIS SUPPORT AGREEMENT IS NOT AN OFFER, OR A SOLICITATION FOR AN OFFER, WITH RESPECT TO ANY SECURITIES NOR IS IT A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WOULD COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE RSA EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON THE PARTIES HERETO.

THIS SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WOULD BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTATION INCORPORATING THE TERMS SET FORTH HEREIN (OR AS OTHERWISE AGREED BY THE PARTIES). THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTATION AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTATION.

AFFINION GROUP HOLDINGS, INC., ET AL.

AMENDED AND RESTATED SUPPORT AGREEMENT

March 4, 2019

This Amended and Restated Support Agreement (together with the exhibits and schedules attached hereto, which include, without limitation, the Term Sheet (as defined below), as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of March 4, 2019, is entered into by and among: (i) Affinion Group Holdings, Inc. (“Affinion Holdings”) and certain of its subsidiaries that are signatories hereto (each an “Affinion Party” and collectively, the “Affinion Parties”); (ii) the lenders (the “Lenders”) under that certain credit agreement, dated as of May 10, 2017 (as amended, restated, modified, supplemented or replaced from time to time, the “Credit Agreement”), by and among Affinion Group, Inc. (“Affinion”), as borrower, Affinion Holdings, as a guarantor, the lenders party thereto and HPS Investment Partners, LLC, as administrative agent and collateral agent (the “Administrative Agent”), that are signatories hereto (collectively, with any Lender that may become a party hereto in accordance with Sections 13 and 34 of this Agreement, the “Consenting Lenders”); and (iii) the holders (the “Noteholders”) of Affinion’s Senior Cash 12.5% / PIK Step-Up to 15.5% Notes due 2022 (the “Existing Notes”) issued pursuant to that certain indenture, dated as of May 10, 2017 (as amended, restated, modified, supplemented or replaced from time to time, the “Existing Notes Indenture”), by and among Affinion, as issuer, the guarantors party thereto and Wilmington Trust, National Association, as trustee (the “Trustee”), that are signatories hereto (collectively, with any Noteholder that may become a party hereto in accordance with Sections 13 and 34 of this Agreement, the “Consenting Noteholders” and, together with the Consenting Lenders and the Second Lien Lenders (as defined below), the “Consenting Stakeholders”). This Agreement collectively refers to the Affinion Parties and the Consenting Stakeholders as the “Parties” and each individually as a “Party”. Unless otherwise noted, capitalized terms used but not defined herein have the meanings ascribed to them at a later point in this Agreement or in the Term Sheet (as defined herein).

RECITALS

WHEREAS, the Parties entered into that certain Support Agreement, effective as of March 1, 2019 (the “Original Support Agreement”);

WHEREAS, pursuant to Section 28 of the Original Support Agreement, the Original Support Agreement may be modified, amended, amended and restated, or supplemented with the express prior written consent of the Affinion Parties and the Required Consenting Stakeholders;

WHEREAS, the Affinion Parties and the undersigned Consenting Stakeholders constituting the Required Consenting Stakeholders desire to amend and restate the Original Support Agreement as set forth herein;

WHEREAS, as of the date of the Original Support Agreement, the Lenders hold claims against the Affinion Parties arising on account of the Credit Agreement (each, a “Lender Claim”) in an aggregate principal amount of approximately $942 million (together, the “Lender Claims”);

WHEREAS, the Noteholders hold claims against the Affinion Parties arising on account of the Existing Notes Indenture (each, a “Note Claim”) in an aggregate principal amount of approximately $682 million (together, the “Note Claims”);

WHEREAS, certain of the Consenting Lenders and the Consenting Noteholders also hold common stock (“Company Common Stock”), par value $0.001 per share, of Affinion Holdings or warrants to purchase Company Common Stock (the “Existing Warrants”) of the type and in the amount set forth on their respective signature pages hereto;

WHEREAS, the Affinion Parties are seeking to restructure the Lender Claims, the Note Claims, the Second Lien Claims (as defined below) and certain of their other obligations and to recapitalize in accordance with the terms provided in the restructuring term sheet attached hereto as Exhibit A (together with the exhibits and schedules attached thereto, as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Term Sheet”) and incorporated herein pursuant to Section 3 of this Agreement pursuant to an out-of-court exchange offer, recapitalization and private placement offering (the “Recapitalization”);

WHEREAS, if the Affinion Parties do not consummate a Recapitalization, as described in the Term Sheet and this Agreement or otherwise, then the Affinion Parties will seek to restructure the Lender Claims, the Note Claims, the Company Common Stock, the Class C/D Common Stock, the Existing Warrants, the Second Lien Claims and certain of their other obligations, to cancel the existing equity interests of Affinion Holdings and to recapitalize in accordance with the Term

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Sheet through jointly-administered voluntary cases commenced by certain of the Affinion Parties (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (together with any court with jurisdiction over the Chapter 11 Cases, the “Bankruptcy Court”) pursuant to a pre-packaged plan of reorganization (as may be amended, restated, supplemented, or otherwise modified from time to time in accordance with this Agreement, the “Plan”) (the “In-Court Restructuring” and, together with the Recapitalization, the “Transactions” and each of the Recapitalization and the In-Court Restructuring, a “Transaction”);

WHEREAS, with respect to any Transaction, certain of the Consenting Stakeholders (i) have agreed to provide a backstop for a private placement offering, as described more fully in the Term Sheet, by executing and delivering an investor purchase agreement (as amended on the date hereof, the “Investor Purchase Agreement”) in the form attached hereto as Exhibit B simultaneous with their execution and delivery of this Agreement and (ii) have consented to amend the existing Warrant Agreement, dated as of May 10, 2017, by and among Affinion Holdings and American Stock Transfer & Trust Company LLC, as warrant agent (the “Existing Warrant Agreement”) to force a mandatory exercise of all Existing Warrants into shares of Company Common Stock immediately prior to the Merger (as defined below) (the “Warrant Agreement Amendment”) in the form attached hereto as Exhibit C;

WHEREAS, in connection with a Recapitalization, AGHI Merger Sub, Inc., a Delaware corporation and newly formed wholly owned subsidiary of Affinion Holdings, will merge with and into Affinion Holdings, with Affinion Holdings as the surviving entity (the “Merger”), pursuant to an Agreement and Plan of Merger in the form attached hereto as Exhibit D (the “Merger Agreement”), and pursuant to which (i) the Class C/D Common Stock, will be cancelled and the holders thereof shall receive $0.01 per share of Class C/D Common Stock as merger consideration, (ii) the Company Common Stock (including the Company Common Stock issued as a result of the Warrant Agreement Amendment) will be cancelled and the holders thereof will receive Investor Warrants of the surviving entity and (iii) the Class M Common Stock, issued in the Exchange Offer, will be cancelled and the holders thereof will receive shares of New Common Stock of the surviving entity;

WHEREAS, in connection with a Recapitalization, pursuant to the Second Lien Commitment Letter (as defined below), the Second Lien Lenders have agreed to provide second lien financing as further described in Section 2(f) of this Agreement and, in the event of the Second Lien Credit Facility Funding (as defined below), the Second Lien Lenders will hold certain claims against the Affinion Parties arising on account of such financing (the “Second Lien Claims”);

WHEREAS, with respect to an In-Court Restructuring, certain of the Consenting Stakeholders have agreed to provide a DIP Facility, by executing and delivering a commitment (the “DIP Commitment” and the Consenting Stakeholders party to the DIP Commitment, the “Backstop Parties”), attached hereto as Exhibit E;

WHEREAS, each of the Parties has reviewed, or has had the opportunity to review, the Term Sheet and this Agreement with the assistance of legal and financial advisors of its own choosing; and

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WHEREAS, each Consenting Stakeholder has indicated its consent to the Transactions, whether implemented pursuant to a Recapitalization or pursuant to an In-Court Restructuring, and the Affinion Parties desire to obtain the commitment of the Consenting Stakeholders to support and vote to accept the Transactions, in each case subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

AGREEMENT

1. RSA Effective Date. The Original Support Agreement became effective on March 1, 2019 (such date, the “RSA Effective Date”).

2. Form of Transactions.

(a)

If, on or prior to the Launch Date, the Stockholder Necessary Approvals shall not have been obtained, then the Parties shall effectuate the Transaction through the In-Court Restructuring on terms and conditions consistent in all material respects with the Term Sheet.

(b)	If, on or prior to the Launch Date, the Stockholder Necessary Approvals shall have been obtained, then:

(i)

if each of (1) Consenting Noteholders holding, in the aggregate, at least 94.5% of the principal amount outstanding of all Note Claims have executed and delivered this Agreement, and (2) Consenting Lenders holding, in the aggregate, at least [75]% of the principal amount outstanding of all Lender Claims have executed and delivered this Agreement, then the Company shall commence an out-of-court exchange offer and consent solicitation on the terms set forth in the Term Sheet (the “Exchange Offer”) without simultaneously soliciting votes on the Plan; provided, however, that if by the tenth (10th) Business Day following Launch Date the following conditions (together, the “Offering Amendment Conditions”) have not been met or waived, then the Affinion Parties shall amend the Offering Memorandum and Disclosure Statement to commence simultaneously soliciting votes on the Plan to implement the In-Court Restructuring: (x) Noteholders holding, in the aggregate, at least 98% of the principal amount outstanding of all Note Claims have validly tendered their Existing Notes pursuant to the Exchange Offer; and (y) Lenders holding, in the aggregate, at least 95.5% of the principal amount outstanding of all Lender Claims have agreed to amend the Credit Agreement; or

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(ii)

if either (1) Consenting Noteholders holding, in the aggregate, at least 94.5% of the principal amount outstanding of all Note Claims have not executed and delivered this Agreement, or (2) Consenting Lenders holding, in the aggregate, at least [75]% of the principal amount outstanding of all Lender Claims have not executed and delivered this Agreement, then the Company shall simultaneously commence the Exchange Offer and solicit votes on the Plan.

(c)

If, on or before April 6, 2019 (as such date may be extended in writing from time to time by the Affinion Parties, with the consent of the Required Lenders (as defined in the Credit Agreement), the “Outer Date”), (i) Noteholders holding, in the aggregate, at least 98% of the principal amount outstanding of all Note Claims shall have validly tendered their Existing Notes pursuant to the Exchange Offer and not withdrawn prior to the expiration date of the Exchange Offer; (ii) Lenders holding, in the aggregate, at least 95.5% of the principal amount outstanding of all Lender Claims agree to amend the Credit Agreement as set forth in the Term Sheet (as so amended, the “Amended Senior Credit Agreement”); and (iii) (A) holders of Company Common Stock tender votes that constitute a Stockholder Supermajority Vote (as defined in the Shareholders Agreement, dated as of November 9, 2015, among Affinion Holdings and the investors party thereto (as amended from time to time, the “Shareholders Agreement”)) have granted the necessary approvals required pursuant to Section 2.2(a)(ii) and (iv) of the Shareholders Agreement for Affinion Holdings to consummate the Merger and for Affinion Holdings to enter into transactions with certain holders, or their affiliates, of 5% or more of the issued and outstanding Company Common Stock (the “Stockholder Necessary Approvals”) and (B) Affinion Holdings has filed with the Securities and Exchange Commission (the “SEC”) a definitive Information Statement on Schedule 14C disclosing the receipt of the required Stockholder Supermajority Vote to approve the Stockholder Necessary Approvals (the “Schedule 14C”) (the foregoing conditions under clause (i), (ii) and (iii), the “Consent Requirements”), then the Parties shall, subject to the satisfaction or waiver of the conditions precedent contained in the Definitive Documentation (as defined in Section 4 below), effectuate the Transactions through the Recapitalization on terms and conditions consistent in all material respects with the Term Sheet and through, among other things, the execution and delivery of the Definitive Documentation.

(d)

If the Recapitalization is consummated, at the sole discretion of the Administrative Agent under the Credit Agreement, funds equal to not more than $20 million otherwise distributable to the Consenting Lenders may be used to satisfy outstanding Lender Claims held by those Lenders that are not Consenting Lenders (the “Non-Consenting Lenders”).

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(e)

If (A) the Consent Requirements are not satisfied by the Outer Date or (B) the Consent Requirements are satisfied by the Outer Date but the conditions precedent contained in the Definitive Documentation to effectuate the Recapitalization have not been satisfied or waived by five (5) Business Days after the Outer Date, then the Parties shall, as soon as practicable and no later than the date set forth in Schedule 1(d), but subject to the satisfaction or waiver of the conditions precedent contained in the Definitive Documentation, effectuate the Transaction through the In-Court Restructuring on terms and conditions consistent in all material respects with the Term Sheet and through, among other things, the execution and delivery of the Definitive Documentation.

(f)

Until such time as the Chapter 11 Cases have been commenced, but no later than the Outer Date (as defined in this Agreement) to the extent requested by Affinion Holdings, ICG, Empyrean Investments, LLC, Jefferies LLC, and Elliott Associates, L.P. (either directly or through its affiliates) (the “Second Lien Commitment Parties”) agree to provide the second lien credit facility initially contemplated by that certain Commitment Letter dated as of November 14, 2018, delivered to the Company by certain Committed Lenders under and as defined thereunder (the “Second Lien Commitment Letter”) on the terms and conditions set forth therein, subject to the amendments, additional terms and conditions, waivers and other modifications to the terms of the Second Lien Commitment Letter set forth on Exhibit G hereto.[1]

3. Exhibits and Schedules Incorporated by Reference. Each of the exhibits and schedules attached hereto (including, without limitation, the Term Sheet) and each of the exhibits and schedules to such exhibits (collectively, the “Exhibits and Schedules”) is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the Exhibits and Schedules. In the event of any inconsistency between this Agreement (without reference to the Exhibits and Schedules) and the Exhibits and Schedules, the Exhibits and Schedules (other than the Transferee Joinder) shall govern and control.

4. Definitive Documentation.

(a)	The definitive documents and agreements governing the Transactions (collectively, the “Definitive Documentation”) shall include:

(i)	the Investor Purchase Agreement;

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In the event that the second lien credit facility (the “Second Lien Credit Facility”) as contemplated by the Second Lien Commitment Letter is funded (“Second Lien Credit Facility Funding”), each of the investors that have funded the executed Second Lien Credit Facility (each a “Second Lien Lender” and, together, the “Second Lien Lenders”) who are Consenting Stakeholders in any capacity whatsoever shall automatically and without further action of any kind become party to this Agreement as Consenting Stakeholders in their capacity as Second Lien Lenders.

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(ii)

the Affinion Parties’ Confidential Offering Memorandum, Consent Solicitation, Private Placement and Disclosure Statement setting forth the terms and conditions of the Transactions (the “Offering Memorandum and Disclosure Statement”);

(iii)	the Amended Senior Credit Agreement, any amendments to other Senior Credit Documents and any related documents;

(iv)	a supplemental indenture to the Existing Notes Indenture, effectuating the proposed amendments described in the Offering Memorandum and Disclosure Statement (the “Supplemental Indenture”);

(v)	an indenture (the “New Indenture”) governing the notes described in Annex B to the Term Sheet (the “New Notes”) and the form of the New Notes;

(vi)	the Merger Agreement;

(vii)	any amendment(s) to governance or organizational documents, including the bylaws and certificate of incorporation of Affinion Holdings (the “Charter Amendment”);

(viii)	the warrant agreement (the “New Warrant Agreement”) governing the New Penny Warrants;

(ix)	a new Registration Rights Agreement, described in Annex E to the Term Sheet (the “Registration Rights Agreement”);

(x)	the new Stockholders Agreement, described in Annex F to the Term Sheet (the “Stockholders Agreement”);

(xi)	the MIP;

(xii)	the Investor Warrant Agreement;

(xiii)	the Warrant Agreement Amendment;

(xiv)	any amendments to, or new, executive employment agreements;

(xv)

in the event of the Second Lien Credit Facility Funding, a Second Lien Credit Agreement to be entered into by and among Affinion Group Holdings, Inc., Affinion Group, Inc., the lenders party thereto and Cortland Capital Market Services LLC as Collateral Agent (the “Second Lien Agent” and such agreement, the “Second Lien Credit Agreement”), the related security agreements, and any other documents related to the Second Lien Credit Facility (the “Second Lien Documents”);

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(xvi)	in the event the Chapter 11 Cases are commenced:

(1) the Disclosure Statement (which, for the avoidance of doubt, shall be in the form of the “Offering Memorandum and Disclosure Statement”);

(2) the Plan (including all exhibits, annexes and schedules thereto);

(3) the plan supplement documents (which may include, without limitation, the following: (i) a schedule of retained causes of action; (ii) new certificates of incorporation; (iii) new by-laws; and (iv) a list of members of the New Board) (the “Plan Supplement Documents”);

(4) the solicitation materials (including any ballots and notices, but excluding the Plan and the Offering Memorandum and Disclosure Statement, and related exhibits) with respect to the Plan (collectively, the “Solicitation Materials”);

(5) the combined order of the Bankruptcy Court approving the Disclosure Statement and the Plan (the “Confirmation Order”);

(6) the first day and second day pleadings that the Affinion Parties determine are necessary or desirable to file with the Bankruptcy Court, the retention applications, all orders sought pursuant thereto and any other material motions and orders (the “Chapter 11 Pleadings”); and

(7) the documentation in respect of any DIP facility and authorizing use of cash collateral, including any motions and orders relating to the use of cash collateral, debtor-in-possession financing and exit facility (including any exhibits, schedules, amendments, modifications or supplements thereto) (the “DIP/Cash Collateral Documents”);

(xvii)	any document or filing identified in the Term Sheet as being subject to approval or consent rights under Section 4(b) of this Agreement; and

(xviii)	such other documents, pleadings, agreements or supplements, as may be reasonably necessary or advisable to implement the Transactions.

(b)

The Definitive Documentation identified in Section 4(a) of this Agreement that remain subject to completion, shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement (including the Term Sheet), and shall otherwise be in form and substance satisfactory to the Affinion Parties; provided, however, that:

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(i)

(a) the Offering Memorandum and Disclosure Statement (excluding exhibits, unless specifically enumerated in this Section 4(b)(i)), (b) the Amended Senior Credit Agreement, (c) the MIP, (d) the Plan (excluding exhibits, unless specifically enumerated in this Section 4(b)(i)), (e) the Solicitation Materials, (f) the Confirmation Order, (g) the DIP/Cash Collateral Documents, (h) the Supplemental Indenture, (i) the New Indenture and form of the New Notes, (j) the Charter Amendment and (k) any amendments to, or new, executive employment agreements shall also be in form and substance reasonably satisfactory to those Consenting Lenders holding, as of the applicable date(s) of determination, in the aggregate, at least a majority of the principal amount outstanding of all Lender Claims held by the Consenting Lenders as of such date(s) (the “Required Consenting Lenders”);

(ii)

(a) the Offering Memorandum and Disclosure Statement (excluding exhibits, unless specifically enumerated in this Section 4(b)(ii)), (b) the Amended Senior Credit Agreement, (c) the Supplemental Indenture, (d) the New Indenture and form of the New Notes, (e) the Charter Amendment, (f) the New Warrant Agreement, (g) the Registration Rights Agreement, (h) the Stockholders Agreement, (i) the MIP, (j) the Plan (excluding exhibits, unless specifically enumerated in this Section 4(b)(ii)), (k) the Solicitation Materials, (l) the Confirmation Order, (m) the DIP/Cash Collateral Documents and (n) any amendments to, or new, executive employment agreements shall also be in form and substance reasonably satisfactory to the Consenting Noteholders holding, as of the applicable date(s) of determination, at least a majority of the principal amount outstanding of all Note Claims held by the Consenting Noteholders as of such date(s) (the “Required Consenting Noteholders” and each of (i) the Required Consenting Lenders and (ii) the Required Consenting Noteholders, the “Required Consenting Stakeholders”);

(iii)	The Second Lien Credit Agreement and any other Second Lien Documents (if any) shall be in form and substance reasonably satisfactory to the Second Lien Lenders; and

(iv)

(a) the Charter Amendment, (b) the New Warrant Agreement, (c) the Investor Warrant Agreement; (d) the New Notes and (e) the Stockholders Agreement shall conform in all material respects to this Agreement and the Term Sheet with respect to the treatment, claims or rights and benefits granted to, or received by, ICG or Mudrick, and the Registration Rights Agreement shall (i) conform in all material respects to this Agreement and the Term Sheet with respect to the treatment, claims or rights and benefits granted to, or received by, ICG or Mudrick, and (ii) otherwise be in form and substance reasonably satisfactory to at least one of ICG or Mudrick;

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provided further, however, that, unless the Required Consenting Lenders, the Required Consenting Noteholders, or the Second Lien Lenders, as applicable, have consent rights over the Definitive Documentation as outlined above, the Affinion Parties shall consult with the Consenting Stakeholders regarding the form and substance of the Definitive Documentation specifically enumerated in Section 4(a) that remains subject to completion or approval by the Bankruptcy Court (as applicable); provided that, solely to the extent any other Definitive Documentation listed in Section 4(a) (that remains subject to completion or approval by the Bankruptcy Court (as applicable)) directly and adversely affects the treatment, claims of, or rights and benefits granted to, or received by, the Consenting Lenders, the Consenting Noteholders, or the Second Lien Lenders, as applicable, under the Term Sheet or Plan, such Definitive Documentation shall be in form and substance reasonably acceptable to the Required Consenting Lenders, the Required Consenting Noteholders or the Second Lien Lenders, as applicable. Without limiting the generality of the foregoing, the Affinion Parties shall use their reasonable best efforts to provide to HPS’s, Elliott’s, ICG’s and Mudrick’s (each as defined below) legal counsel drafts of all Definitive Documentation not less than three (3) days before the date when the Affinion Parties intend to enter into such Definitive Documentation, or as soon as reasonably practicable thereafter, and consult in good faith with such counsel regarding the form and substance of any Definitive Documentation.

(c)

The Affinion Parties shall use their reasonable best efforts to provide to HPS’s, Elliott’s, ICG’s and Mudrick’s (each as defined below) legal counsel drafts of all motions or applications, including proposed orders, and other documents that the Affinion Parties intend to file with the Bankruptcy Court not less than three (3) days before the date when the Affinion Parties intend to file any such motion, application or document, including for the avoidance of doubt, all “first day” and “second day” motions and orders and without limiting any consent rights set forth in this Agreement, consult in good faith with such counsel regarding the form and substance of any such proposed filing; provided, however, that in the event that three (3) days’ notice is impossible or impracticable under the circumstances, the Affinion Parties shall provide draft copies of any motions or applications, including proposed orders and any other documents the Affinion Parties intend to file with the Bankruptcy Court to HPS’s, Elliott’s, ICG’s and Mudrick’s legal counsel as soon as otherwise practicable before the date when the Affinion Parties intend to file any such motion, application or document. The Affinion Parties shall use reasonably best efforts to notify HPS’s, Elliott’s, ICG’s and Mudrick’s legal counsel telephonically or by electronic mail to advise them of the documents to be filed and the facts that make the provision of advance copies not less than three (3) days before submission impossible or impracticable.

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(d)

Notwithstanding anything in this Agreement to the contrary, in no case shall any of the proposed terms, conditions, representations, warranties or covenants of any Definitive Documentation have a material, disproportionate and adverse effect on (i) the Consenting Noteholders that were signatories to the Original Support Agreement as of the RSA Effective Date relative to other Noteholders or (ii) the Consenting Lenders that were signatories to the Original Support Agreement as of the RSA Effective Date relative to other Lenders.

5. Mutual Agreement of the Parties to Support the Transactions. Each of the Parties to this Agreement agrees (severally and not jointly), from the RSA Effective Date until the occurrence of a Termination Date (as defined in Section 12 of this Agreement) applicable to such Party, to:

(a)	support and cooperate with the other Parties to this Agreement to take all actions commercially reasonably necessary to support and consummate the Recapitalization;

(b)

if the Consent Requirements are not satisfied by the Outer Date, support and cooperate with the other Parties to this Agreement to take all actions commercially reasonably necessary to consummate the In-Court Restructuring;

(c)	take or cause to be taken all actions commercially reasonably necessary to consummate the Transactions on the terms and subject to the conditions set forth in the Term Sheet and this Agreement;

(d)

provide reasonably prompt written notice (in accordance with Section 26 of this Agreement) to Parties between the RSA Effective Date and the Termination Date of (A) the occurrence, or failure to occur, of any event of which the Party has actual knowledge which occurrence or failure would be reasonably likely to cause any covenant contained in this Agreement not to be satisfied in any material respect, or (B) receipt of any notice from any third party alleging that the consent of such third party is or may be required in connection with the Transactions;

(e)

to the extent any legal or structural impediment arises that would be reasonably likely to prevent, hinder, or delay the consummation of the Transactions, negotiate with the Parties in good faith appropriate and reasonable additional or alternative provisions to address any such impediment; provided that the treatment, claims of, or rights and benefits granted to, or received by, the Consenting Stakeholders, the proposed timing for consummation of the Transactions set forth in this Agreement, and other material terms of this Agreement must be substantially preserved in such alternative or additional provisions; and

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(f)	negotiate in good faith any terms of the Definitive Documentation that are subject to negotiation as of the RSA Effective Date.

6. Commitment of Consenting Stakeholders. Each Consenting Stakeholder agrees (severally and not jointly), from the RSA Effective Date until the occurrence of a Termination Date (as defined in Section 12 of this Agreement) applicable to such Consenting Stakeholder, to:

(a)

with respect to the Consenting Lenders only, (i) agree to forbear, and to instruct the Administrative Agent to forbear, from exercising any remedies against the Affinion Parties and any Guarantors of the Lender Claims, solely in accordance with the terms of the forbearance agreement, dated as of March 1, 2019, between Affinion, certain Affinion Parties thereto, the Administrative Agent and the Required Lenders (as defined under the Credit Agreement) (the “Forbearance Agreement”), and (ii) consent to amend the Credit Agreement to reflect the terms set forth in the Term Sheet and to permit the consummation of the Recapitalization, in each case, at or prior to the Outer Date (the “Lender Consent”);

(b)

with respect to the Consenting Noteholders only, at or prior to the Consent Time (as defined in the Offering Memorandum and Disclosure Statement) tender for exchange all Existing Notes beneficially owned by such Consenting Noteholder or for which it is the nominee, investment manager, or advisor for beneficial holders thereof pursuant to the Exchange Offer in accordance with the applicable procedures set forth in the Offering Memorandum and Disclosure Statement, in each case as specified by such Consenting Noteholder on its respective signature page hereto or thereafter acquired, and consent to eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in the Existing Notes Indenture in accordance with the Term Sheet;

(c)

with respect to the Consenting Noteholders only, during any Chapter 11 Cases, agree to forbear, and to instruct the Trustee to forbear, from taking any action or exercising any rights or remedies against any guarantors of the Existing Notes;

(d)

with respect to the Consenting Lenders, the Consenting Noteholders and the Second Lien Lenders, agree that (i) whether or not required by the Amended Senior Credit Agreement, the Existing Notes Indenture or the Second Lien Credit Facility, respectively, upon the RSA Effective Date, such underlying debt shall not be publicly rated and (ii) upon the consummation of the Transactions, any new debt issued under the Amended Senior Credit Agreement, the New Indenture, or such other applicable debt documents, shall not be publicly rated;

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(e)	with respect to those Consenting Stakeholders that have entered into a DIP Commitment, not terminate (nor seek to terminate) such DIP Commitment except as otherwise provided in such DIP Commitment;

(f)

with respect to those Consenting Stakeholders that have entered into the Second Lien Commitment Letter, to not terminate such commitment except as otherwise provided in such Second Lien Commitment Letter, subject to the waivers to the terms of the Second Lien Commitment Letter set forth on Exhibit G hereto;

(g)

with respect to those Consenting Stakeholders that are or that become Second Lien Lenders only, during any Chapter 11 Cases agree to forbear, and to instruct the Second Lien Agent to forbear, from taking any action or exercising any rights or remedies against any guarantors of the Second Lien Credit Facility;

(h)

with respect to those Consenting Stakeholders that hold Company Common Stock, simultaneously with the execution and delivery of the Original Support Agreement, vote all of its Company Common Stock now owned by such Consenting Stakeholder in favor of the Stockholder Necessary Approvals (including the ratification of the entry by any such holders or their affiliates into this Agreement) (the “Stockholder Consent”);

(i)

with respect to the Consenting Stakeholders that are to be a party to the Investor Purchase Agreement, simultaneously with the execution and delivery of this Agreement, duly execute and deliver the Investor Purchase Agreement;

(j)

with respect to Elliott, prior to the closing of the Second Lien Credit Facility, grant its consent to cause, or cause brokers on its behalf to grant consents to cause, the Trustee to enter into a supplemental indenture (the “Additional Supplemental Indenture”) with respect to the Existing Notes Indenture, which will amend the Existing Notes Indenture to permit the incurrence of the proposed Second Lien Credit Facility and all the transactions related thereto, including the upsizing of the debt baskets to allow for the incurrence of the full amount of the Second Lien Credit Facility (including any incremental amount and interest paid in kind contemplated by the Second Lien Commitment Letter), modifying the lien covenant to allow the Second Lien Credit Facility to be secured as contemplated by the Second Lien Commitment Letter, and permitting Affinion Holdings to guaranty the Second Lien Credit Facility and pledge its assets to secure such guarantee (provided that, the executed Supplemental Indenture will not become operative until the closing date for the Second Lien Credit Facility);

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(k)

provide to counsel and investment banker for the Company on a confidential basis a schedule showing the principal amount of Lender Claims, Second Lien Claims, Existing Notes, and Company Common Stock held by such Consenting Stakeholder (the “Confidential Schedule of Holdings”), which shall not be disclosed by such counsel or investment banker to any third party without such Consenting Stakeholder’s prior written consent;

(l)

use commercially reasonable efforts to support and take all actions as are necessary and appropriate to obtain any and all required regulatory and/or third-party approvals to consummate the Transactions;

(m)

effective solely upon the consummation of a Recapitalization, release and waive, and covenant not to sue with respect to, any and all claims or causes of action of any kind whatsoever, arising from or relating to the Transactions, whether known or unknown, that directly or indirectly arise out of, are based upon or are in any manner connected with any Consenting Stakeholder’s or its successors’ and assigns’ ownership or acquisition of any equity securities of the Affinion Parties or any indebtedness under the Existing Notes Indenture or the Credit Agreement, including any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, including without limitation any approval or acceptance given or denied, which occurred, existed, or was taken, permitted or begun prior to the date of such release, in each case, that the Consenting Stakeholders or their successors and assigns have or may have had against (a) the Affinion Parties or their affiliates and stockholders and (b) the directors, officers, employees, attorneys, accountants, advisors, agents and representatives, in each case whether current or former, of the Affinion Parties or affiliates and stockholders, whether those claims arise under federal or state securities laws or otherwise (for the avoidance of doubt, the Consenting Stakeholders shall not be prohibited from asserting claims or causes of action against any Party or affiliate that has materially breached or terminated this Agreement); provided, however, that no claims or causes of action arising after the consummation of the Recapitalization or under any Definitive Documentation shall be released or waived, and no Consenting Stakeholder hereby covenants not to sue with respect thereto;

(n)

solely with respect to an In-Court Restructuring, (i) timely vote all of its Lender Claims, Note Claims, Second Lien Claims (if any), and all other claims against, or, if and to the extent applicable, interests in (including the Existing Warrants, the Class C/D Common Stock and the Company Common Stock), as applicable, the Affinion Parties now or hereafter owned by such Consenting Stakeholder (or which such Consenting Stakeholder now or hereafter has voting control over) to accept the Plan in accordance with the applicable procedures set forth in the Disclosure Statement and the Solicitation Materials; (ii) timely return a duly-executed ballot in connection therewith; and (iii) not “opt out” of or object to any releases or exculpation provided under the Plan (and, to the extent required by such ballot, affirmatively “opt in” to such releases and exculpation);

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(o)

unless this Agreement has been terminated, not withdraw, amend, change, or revoke (or seek to withdraw, amend, change, or revoke) its participation in the Exchange Offer, Lender Consent, Stockholder Consent, Investor Purchase Agreement, tender, consent, or vote with respect to the Plan (if the Transactions are implemented pursuant to an In-Court Restructuring), as applicable; provided, however, that upon termination of this Agreement (except if such Agreement is automatically terminated due to the consummation of the Transactions), any and all consents and ballots tendered by such Consenting Stakeholder prior to such termination shall be deemed, for all purposes, automatically null and void ab initio, shall not be considered or otherwise used in any manner by the Parties in connection with the Plan, this Agreement or otherwise, and such consents or ballots may be changed or resubmitted regardless of whether the applicable voting deadline has passed (without the need to seek a court order or consent from the Affinion Parties allowing such change or resubmission), and the Affinion Parties shall not oppose any such change or resubmission on account of this Agreement;

(p)

not (i) object to, delay, impede, or take any other action (including, as applicable, to instruct or direct the Trustee or Administrative Agent or any successor to the Trustee or Administrative Agent) to interfere with the prompt consummation of the Transactions or the Definitive Documentation (including the entry by the Bankruptcy Court of an order approving the Disclosure Statement, orders authorizing the Affinion Parties to retain and employ Akin Gump Strauss Hauer & Feld, LLP, Guggenheim Securities, LLC, and AlixPartners LLP (collectively, the “Affinion Advisors”) and the Confirmation Order, if applicable); (ii) directly or indirectly, propose, file, support, or vote for any restructuring, workout, reorganization, liquidation, or chapter 11 plan for any of the Affinion Parties, other than the Transactions and the Plan; or (iii) encourage or support any other person or entity to do any of the foregoing; and

(q)

not take any other action, including, without limitation, initiating or joining in any legal proceeding, that is inconsistent with its obligations under this Agreement, that could hinder, delay, or prevent the timely consummation of the Transactions and, if the Transactions are implemented pursuant to an In-Court Restructuring, the confirmation and consummation of the Plan and entry of the Confirmation Order.

Notwithstanding the foregoing, nothing in this Agreement, nor a vote to accept the Plan by any Consenting Stakeholder (if the Transactions are implemented pursuant to an In-Court Restructuring) shall (w) be construed to limit consent and approval rights provided in this Agreement and the Definitive Documentation, (x) be construed to prohibit any Consenting Stakeholder from contesting whether any matter, fact, or circumstance is a breach of, or is inconsistent with, this Agreement, or exercising rights or remedies specifically reserved in this Agreement, (y) be construed to prohibit any Consenting Stakeholder from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases (if the Transactions are

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implemented pursuant to an In-Court Restructuring), so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement and are not for the purpose of hindering, delaying, or preventing the consummation of the Transactions, or (z) impair or waive the rights of any Consenting Stakeholder or the Affinion Parties to assert or raise any objection expressly permitted under this Agreement in connection with any hearing on confirmation of the Plan or in the Bankruptcy Court.

7. Obligations of the Affinion Parties.

(a) Affirmative Covenants. Subject to the terms and conditions hereof, from the RSA Effective Date until the occurrence of a Termination Date, each of the Affinion Parties agrees to:

(i)

use commercially reasonable efforts to implement and consummate the Transactions in accordance with the applicable milestones set forth in Schedule 1 hereto (collectively, the “Milestones”), which Milestones may only be extended in accordance with Section 28 of this Agreement;

(ii)	support and take all actions as are reasonably necessary and appropriate to obtain any and all required regulatory and/or third-party approvals to consummate the Transactions;

(iii)	timely pay all fees and expenses as set forth in Section 15 of this Agreement;

(iv)

if the Transactions are implemented pursuant to an In-Court Restructuring, (a) timely file a formal objection to any motion filed with the Bankruptcy Court seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code); (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code; or (iii) dismissing the Chapter 11 Cases and (b) actively oppose and object to the efforts of any person seeking to directly or indirectly, object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Transactions (including, if applicable, the filing of timely filed objections or written responses in a Chapter 11 Cases);

(v)

if the Transactions are implemented pursuant to an In-Court Restructuring, timely file a formal objection to any motion filed with the Bankruptcy Court seeking the entry of an order modifying or terminating the Affinion Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization;

(vi)	to operate its business in the ordinary course, taking into account the commencement of the Chapter 11 Cases, if applicable;

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(vii)

to use commercially reasonable efforts to execute and deliver the Definitive Documentation and any other required agreements to effectuate and consummate the Transactions as contemplated by this Agreement; and

(viii)	to use commercially reasonable efforts to seek additional support for the Transactions from the Affinion Parties’ other material stakeholders to the extent reasonably prudent.

(b) Release. Effective solely upon the consummation of a Transaction, each Affinion Party agrees to release and waive, and covenants not to sue with respect to, any and all claims or causes of action of any kind whatsoever, arising from or related to the Transactions, whether known or unknown, that directly or indirectly arise out of, are based upon or are in any manner connected with the Transactions, including any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, including without limitation any approval or acceptance given or denied, which occurred, existed, or was taken, permitted or begun prior to the date of such release, in each case, that the Affinion Parties or their successors and assigns have or may have had against (a) each Consenting Stakeholder, its subsidiaries, affiliates and stockholders and (b) the directors, officers, employees, attorneys, accountants, advisors, agents and representatives, in each case whether current or former, of such Consenting Stakeholder, its subsidiaries, affiliates and stockholders, whether those claims arise under federal or state securities laws or otherwise; provided, however, that the foregoing shall not apply to any claims or causes of action relating to the failure by any Consenting Stakeholder to satisfy its obligations set forth in Sections (6)(a), (b) or (e) of this Agreement.

(c) Negative Covenants. Subject to the terms and conditions hereof, from the RSA Effective Date until the occurrence of a Termination Date, the Affinion Parties agree that they shall not, directly or indirectly, take any of the following actions, unless such action is consented to in writing by the Required Consenting Stakeholders or such actions are otherwise consistent with the Transactions and/or the Term Sheet:

(i)	to undertake any action that is inconsistent with this Agreement, or which would unreasonably delay consummation of the Transactions and the Definitive Documentation; and

(ii)

to seek, solicit, or support any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership, sale of assets (other than sale of inventory in the ordinary course), debt or equity financing or re-financing, or restructuring of the Affinion Parties (including, for the avoidance of doubt, a transaction premised on an asset sale under section 363 of the Bankruptcy Code), other than the Plan and Transactions.

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(d) Fiduciary Duty. Notwithstanding anything to the contrary herein, (i) if the Parties seek to implement the Transactions pursuant to a Recapitalization, at any time prior to the Consent Requirements having been satisfied and (ii) if Parties seek to implement the Transactions pursuant to an In-Court Restructuring, then at any time after the Petition Date and prior to the entry of the Confirmation Order, the Affinion Parties may terminate their obligations under this Agreement if the board of directors of Affinion reasonably determines in good faith, based upon the advice of outside counsel, that continued performance of this Agreement would be inconsistent with the exercise of its fiduciary duties to all stakeholders under applicable law. Nothing in this Agreement shall require the Affinion Parties or the officers and employees of the Affinion Parties in their capacities as such to take or refrain from taking any action with respect to the Transactions to the extent such person or persons reasonably determines in good faith, based on the advice of outside counsel, that taking, or refraining from taking, such action, as applicable, would be inconsistent with its fiduciary obligations under applicable law. The Affinion Parties shall give the Consenting Stakeholders not less than two (2) Business Days prior written notice before the exercise of its rights under this Section 7(d) or the termination of this Agreement in accordance with Section 9(d) of this Agreement (it being understood that the specific performance provisions of Section 21 of this Agreement shall not be applicable to the parties with respect to the exercise of rights under this Section 7(d) or termination of this Agreement in accordance with Section 9(d) of this Agreement). For the avoidance of doubt, the foregoing shall not preclude the Consenting Stakeholders from challenging the appropriateness of the exercise of fiduciary duties as the basis for the exercise of rights under this Section 7(d) or the termination of this Agreement in accordance with Section 9(d) of this Agreement. Notwithstanding anything to the contrary herein, to the extent the Affinion Parties engage in any discussions or negotiations with any person or entity concerning any actual or proposed dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership, sale of assets (other than sale of inventory in the ordinary course), debt or equity financing or re-financing, or restructuring of the Affinion Parties (including, for the avoidance of doubt, a transaction premised on an asset sale under section 363 of the Bankruptcy Code) other than the Plan and the Transactions (each, an “Alternative Transaction”), the Affinion Parties shall (x) provide a copy of any written offer or proposal (and notice of any oral offer or proposal) for such Alternative Transaction within three (3) Business Days of the Affinion Parties’ receipt of such offer or proposal to the legal counsel and the financial advisors to the Consenting Stakeholders that are subject to an obligation of confidentiality to Affinion with respect to such information (the “Consenting Stakeholder Advisors”) and (y) provide such information to the Consenting Stakeholders regarding such discussions (including copies of any materials provided to such parties hereunder) as necessary to keep the Consenting Stakeholder Advisors reasonably informed as to the status and substance of such discussions.

8. Consenting Stakeholder Termination Events. Each of (i) the Required Consenting Lenders, (ii) the Required Consenting Noteholders and (iii) acting together, the Second Lien Lenders (in each case, where applicable) shall have the right, but not the obligation, upon written notice to the other Parties, to terminate the obligations of the Consenting Lenders, the Consenting Noteholders or the Second Lien Lenders, as applicable, under this Agreement upon the occurrence of any of the following events (each, a “Consenting Stakeholder Termination Event”), unless waived, in writing, by the Required Consenting Lenders, the Required Consenting Noteholders or the Second Lien Lenders, as applicable, on a prospective or retroactive basis:

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(a)

the failure to meet any Milestone unless (i) such failure is the result of any act, omission or delay on the part of any (x) Consenting Lender (solely in its capacity as a Consenting Lender), in the case of termination by the Required Consenting Lenders, (y) Consenting Noteholder (solely in its capacity as a Consenting Noteholder), in the case of termination by the Required Consenting Noteholders or (z) Second Lien Lender (solely in its capacity as a Second Lien Lender), in the case of termination by the Second Lien Lenders, in violation of its obligations under this Agreement or (ii) such Milestone is waived by the Required Consenting Stakeholders in accordance with Section 28 of this Agreement;

(b)

in the event the Chapter 11 Cases are commenced, the Bankruptcy Court enters an order converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or an order dismissing one or more of the Chapter 11 Cases;

(c)

in the event the Chapter 11 Cases are commenced, the Bankruptcy Court enters an order appointing a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases;

(d)

with respect to the Required Consenting Lenders, the Definitive Documentation does not conform in all material economic respects to this Agreement and the Term Sheet with respect to the treatment, claims or rights and benefits granted to, or received by, the Consenting Lenders, or otherwise is not in form and substance reasonably acceptable to the Required Consenting Lenders (to the extent such acceptance is required by Section 4(b)) (in each instance, unless such Definitive Documentation has otherwise been previously agreed to, in writing, by the Required Consenting Lenders);

(e)

with respect to the Required Consenting Noteholders, the Definitive Documentation does not conform in all material economic respects to this Agreement and the Term Sheet with respect to the treatment, claims or rights and benefits granted to, or received by, the Consenting Noteholders or otherwise is not in form and substance reasonably acceptable to the Required Consenting Noteholders (to the extent such acceptance is required by Section 4(b)) (in each instance, unless such Definitive Documentation has been previously agreed to in writing by the Required Consenting Noteholders);

(f)

with respect to the Second Lien Lenders, the Definitive Documentation does not conform in all material economic respects to this Agreement and Term Sheet with respect to the treatment, claims or rights and benefits granted to, or received by, the Second Lien Lenders or otherwise is not in form and substance reasonably acceptable to the Second Lien Lenders (to the extent such acceptance is required by Section 4(b)) (in each instance, unless such Definitive Documentation has previously been agreed to in writing by the Second Lien Lenders);

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(g)

in the event the Chapter 11 Cases are commenced, any Affinion Party files with the Bankruptcy Court any motion or application seeking authority to sell any material assets that is not contemplated in the Term Sheet without the prior written consent of the Required Consenting Lenders, the Required Consenting Noteholders and the Second Lien Lenders;

(h)

in the event the Chapter 11 Cases are commenced, the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material assets of the Affinion Parties;

(i)

(1) any Affinion Party: (A) materially breaches any representation, warranty, or covenant under this Agreement, which breach is not cured within five (5) Business Days after receiving written notice of such breach, (B) withdraws or revokes the Plan, (C) amends or modifies the Definitive Documentation in a manner that is inconsistent in any material respect with the terms set forth in the Term Sheet and this Agreement, the other rights and benefits granted to, or received by, the Consenting Lenders, the Consenting Noteholders or the Second Lien Lenders, as applicable, pursuant to the Term Sheet or this Agreement, or the implementation thereof, unless such amendment or modification is otherwise consented to in accordance with Section 28 hereof or (D) files, publicly announces, or informs the Consenting Stakeholders of its intention to file a chapter 11 plan that contains terms and conditions that (i) do not provide the Consenting Lenders, the Consenting Noteholders or the Second Lien Lenders, as applicable, with the economic recovery set forth on, or the other rights and benefits granted to, or received by, the Consenting Lenders, the Consenting Noteholders or the Second Lien Lenders, as applicable, pursuant to the Term Sheet or this Agreement and (ii) are not otherwise consistent with this Agreement and the Term Sheet; (2) the Required Consenting Lenders (so long as such terminating Consenting Stakeholder is not a Consenting Lender) materially breach any representation, warranty or covenant under this Agreement, which breach or breaches are not cured within five (5) Business Days after receiving written notice of such breaches; (3) the Required Consenting Noteholders (so long as such terminating Consenting Stakeholder is not a Consenting Noteholder) materially breach any representation, warranty or covenant under this Agreement, which breach or breaches are not cured within five (5) Business Days after receiving written notice of such breaches; or (4) any Consenting Stakeholder that has entered into the Second Lien Commitment Letter breaches its obligations (i) under Section 6(f) of this Agreement not to terminate such commitment or (ii) under the Second Lien Commitment Letter to fund the Second Lien Credit Facility, in either case which breach or breaches are not cured within five (5) Business Days after receiving written notice of such breaches;

(j)	one or more of the DIP Commitments shall have been terminated by an Affinion Party without the consent of the Backstop Parties;

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(k)	the occurrence of the termination of the Forbearance Agreement; provided, however, that this provision shall not apply if the Chapter 11 Cases are filed;

(l)

in the event the Chapter 11 Cases are commenced, either (i) any Affinion Party files with the Bankruptcy Court a motion, application, or adversary proceeding (or any Affinion Party supports any such motion, application, or adversary proceeding filed or commenced by any third party) (a) challenging the validity, enforceability, or priority of, or seeking avoidance or subordination of, the Lender Claims, the Note Claims or the Second Lien Claims, as applicable or (b) asserting any other cause of action against the Consenting Lenders, the Administrative Agent, the Consenting Noteholders, the Second Lien Lenders or the Trustee, as applicable, other than for the enforcement of the obligations of the Consenting Stakeholders hereunder or (ii) the Bankruptcy Court enters an order providing relief against any Consenting Lender, the Administrative Agent, any Consenting Noteholder, any Second Lien Lender or the Trustee, as applicable, with respect to any of the foregoing causes of action or proceedings filed by any Affinion Party;

(m)

if the Bankruptcy Court or other governmental authority with jurisdiction shall have issued any order, injunction, or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins, or otherwise prohibits the implementation of the Transactions in a way that cannot be remedied by the Affinion Parties or the effect of which would render the Plan incapable of consummation on the terms set forth in this Agreement and the Term Sheet;

(n)	any Affinion Party terminates its obligations under and in accordance with Section 9(d) of this Agreement;

(o)	the Affinion Parties fail to timely pay the Restructuring Expenses in accordance with Section 15 hereof;

(p)

in the event the Chapter 11 Cases are commenced, the entry of an order by the Bankruptcy Court or any other court with appropriate jurisdiction denying confirmation of the Plan, or if the Confirmation Order is reversed or vacated by a final order;

(q)

in any instance, the Consenting Stakeholders do not hold, in the aggregate, at least 66-2/3% of the principal amount outstanding of all of each of the Lender Claims, the Second Lien Claims and the Note Claims;

(r)

in the event the Chapter 11 Cases are commenced, the Affinion Parties execute or file with the Bankruptcy Court any Definitive Documentation that is inconsistent with the requirements set forth in Section 4(b) of this Agreement; or

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(s)

in the event the Chapter 11 Cases are commenced, the Bankruptcy Court enters an order in the Chapter 11 Cases terminating any of the Affinion Parties’ exclusive right to file a plan or plans of reorganization pursuant to section 1121 of the Bankruptcy Code.

9. The Affinion Parties’ Termination Events. The Affinion Parties shall have the right, but not the obligation, upon written notice to the Consenting Stakeholders, to terminate the obligations of the Affinion Parties (jointly) under this Agreement upon the occurrence of any of the following events (each a “Company Termination Event,” and together with the Consenting Stakeholder Termination Events, the “Termination Events”), unless waived, in writing, by the Affinion Parties on a prospective or retroactive basis:

(a)

the failure to meet the Milestone set forth on Schedule 1(e)(4) unless (i) such failure is the result of any act, omission, or delay on the part of any Affinion Party in violation of its obligations under this Agreement or (ii) such Milestone is waived by the Affinion Parties in accordance with Section 28 of this Agreement;

(b)

a material breach by any Consenting Stakeholder of any representation, warranty, or covenant of such Consenting Stakeholders set forth in this Agreement that could reasonably be expected to have a material adverse impact on the timely consummation of the Transactions that (to the extent curable) remains uncured for a period of five (5) days after notice and a description of such breach is provided to such Consenting Stakeholder; provided that such termination right shall be ineffective if the Affinion Parties are seeking termination as a result of a breach by any Consenting Stakeholder and at such time Consenting Lenders and Consenting Noteholders holding, in the aggregate, at least 66-2/3% of the principal amount outstanding of all of each of the Lender Claims and Note Claims, respectively, have not breached this Agreement in any material respect;

(c)

one or more of the DIP Commitments shall have been terminated without the consent of the Affinion Parties, provided, however, that the termination of one or more DIP Commitments without the consent of the Affinion Parties shall not give rise to a Company Termination Event hereunder if within ten (10) Business Days following receipt by the Affinion Parties and Elliott of an Enforcement Notice, Elliott or its affiliate has delivered to the Affinion Parties a commitment to provide replacement junior DIP financing that provides for the repayment of all amounts outstanding under the DIP Facility and the termination of all DIP Commitments;

(d)	the Affinion Parties determine to terminate this agreements pursuant to Section 7(d) of this Agreement;

(e)	in any instance, the Consenting Stakeholders remaining as Parties to this Agreement do not meet the voting thresholds in Section 1(b) and (c) of the Original Support Agreement; or

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(f)

if the Bankruptcy Court or other governmental authority with jurisdiction shall have issued any order, injunction, or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins, or otherwise prohibits the implementation of the Transactions in a way that cannot be remedied by the Affinion Parties.

10. Individual Termination.

(a)

Any Consenting Stakeholder may terminate this Agreement as to itself only, in the event that (a) this Agreement is amended, modified or supplemented without its consent in such a way as to materially, disproportionately and adversely affect such Consenting Stakeholder relative to similarly situated Consenting Stakeholders and (b) such amendment, modification or supplement is not undone, or such consent is not obtained, within five (5) Business Days following the provision of written notice describing such amendment, modification or supplement to the Affinion Parties and the other Consenting Stakeholders; provided, that this Section 10(a) shall not apply to the commitments of the Consenting Stakeholders under section 6(o).

(b)

Acting together, ICG and Mudrick shall have the right, but not the obligation, upon written notice to the other Parties, to terminate their obligations under this Agreement upon the occurrence of the following events, unless waived, in writing, by ICG and Mudrick on a prospective or retroactive basis:

(i)

the Charter Amendment, the New Warrant Agreement, the Investor Warrant Agreement, the New Notes or the Stockholders Agreement does not conform in all material economic respects to this Agreement and the Term Sheet with respect to the treatment, claims or rights and benefits granted to, or received by, ICG or Mudrick, or

(ii)

the Registration Rights Agreement (y) does not conform in all material economic respects to this Agreement and the Term Sheet with respect to the treatment, claims or rights and benefits granted to, or received by, ICG or Mudrick, or (z) otherwise is not in form and substance reasonably satisfactory to at least one of ICG or Mudrick (to the extent such acceptance is required by Section 4(b)) (in each instance, unless such modification has previously been agreed to in writing by ICG or Mudrick).

11. Mutual Termination; Automatic Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate automatically and all of the obligations of the Parties hereunder shall be of no further force or effect in the event that (i)(a) the Recapitalization is implemented in accordance with this Agreement and the Term Sheet or (b) the In-Court Restructuring is implemented in accordance with this Agreement and the Term Sheet, and the Confirmation Order is final and nonappealable; provided, that no Termination Event shall

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be ongoing; (ii) the Transactions are not consummated in accordance with this Agreement and the Term Sheet by June 3, 2019, as such date may be extended in writing from time to time by the Affinion Parties and the Required Consenting Stakeholders; provided, that no Termination Event shall be ongoing; or (iii) the Affinion Parties and the Required Consenting Stakeholders mutually agree to such termination in writing.

12. Effect of Termination. The earliest date on which termination of this Agreement as to a Party is effective in accordance with Sections 8, 9, 10 or 11 of this Agreement shall be referred to, with respect to such Party, as a “Termination Date”. Upon the occurrence of a Termination Date, (i) all Parties’ (or, in the case of termination pursuant to Section 10, such terminating Party’s) obligations under this Agreement shall be terminated effective immediately, and all Parties hereto shall be released from all commitments, undertakings, agreements, consents, votes and obligations, (ii) any and all consents or votes tendered by the Parties shall be withdrawn by the respective holder in connection with this Agreement, the Recapitalization, the Plan or otherwise (except if a Transaction is consummated), and (iii) if Bankruptcy Court permission shall be required for a Consenting Stakeholder to change or withdraw (or cause to be changed or withdrawn) its vote in favor of the Plan, no Party to this Agreement shall oppose any attempt by such party to change or withdraw (or cause to be changed or withdrawn) such vote (except if a Transaction is consummated); provided, however, that each of the following shall survive any such termination: (a) any claim for breach of this Agreement that occurs prior to such Termination Date, and all rights and remedies with respect to such claims shall not be prejudiced in any way; (b) the Affinion Parties’ obligations in Section 15 of this Agreement accrued up to and including such Termination Date; and (c) Sections 6(d), 6(k), 6(m), 7(b), 12, 16, 18, 19, 20, 21, 22, 23, 25, 26, 27, 29, 31, 32, 36 and 37 of this Agreement. No Party may terminate this Agreement, and no Consenting Stakeholder may be counted among the Required Consenting Lenders or the Required Consenting Noteholders, as applicable, for purposes of terminating this Agreement, if such Party failed to perform or comply in all material respects with the terms and conditions of this Agreement, and such failure to perform or comply causes, or resulted in, the occurrence of one or more termination events specified herein.

13. Transfers of Claims and Interests. No Consenting Stakeholder shall (i) sell, transfer, assign, pledge, hypothecate, encumber, grant a participation interest in, or otherwise dispose of, directly or indirectly, any of its right, title, or interest in respect of any of such Consenting Stakeholder’s claims against, or interests in, any Affinion Party, as applicable, in whole or in part or (ii) deposit any of such Consenting Stakeholder’s claims against, or interests in, any Affinion Party, as applicable, into a voting trust, or grant any proxies, or enter into a voting agreement with respect to any such claims or interests (the actions described in clauses (i) and (ii) are collectively referred to herein as a “Transfer” and the Consenting Stakeholder making such Transfer is referred to herein as the “Transferor”), unless such Transfer is to another Consenting Stakeholder or any other entity (a “Transferee”) that first agrees in writing to be bound by the terms of this Agreement by executing and delivering to the Affinion Parties a Transferee Joinder substantially in the form attached hereto as Exhibit F (the “Transferee Joinder”). With respect to claims against or interests in an Affinion Party held by the relevant Transferee upon consummation of a Transfer in accordance herewith, such Transferee is deemed to make all of the representations, warranties, and covenants of a Consenting Stakeholder, set forth in this Agreement as of the date of such Transfer. Upon compliance with the foregoing, the Transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any liability for

24

breach of this Agreement that occurs prior to such Transfer and any remedies with respect to such claim) under this Agreement to the extent of such transferred rights and obligations. Any Transfer made in violation of this Section 13 shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Affinion Parties and/or any Consenting Stakeholder, and shall not create any obligation or liability of any Affinion Party or any other Consenting Stakeholder to the purported transferee. Notwithstanding the foregoing, a Qualified Marketmaker (as defined below), acting solely in its capacity as such, that acquires any Lender Claims subject to this Agreement shall not be required to execute a Transferee Joinder or otherwise agree to be bound by the terms and conditions set forth in this Support Agreement if, and only if, such Qualified Marketmaker sells or assigns such Lender Claims prior to the earlier of (i) the scheduled expiration of the Exchange Offer or (ii) the end of the tenth (10th) Business Day following its acquisition of such Claims, and the purchaser of such Claims is a Consenting Stakeholder (which Consenting Stakeholder shall give notice of such purchase to the Affinion Parties) or an entity that executes and provides a Transferee Joinder in accordance with the terms set forth in this Section 13; provided, however, that any such Qualified Marketmaker that is a Party to this Agreement shall otherwise be subject to the terms and conditions of this Agreement. In addition, notwithstanding that a Qualified Marketmaker is a Consenting Stakeholder, to the extent such Qualfied Marketmaker acquired any Lender Claims that are not subject to this Agreement with the purpose and intent of acting as a Qualified Marketmaker for such Lender Claims, such Qualified Marketmaker shall not be bound by the terms and conditions set forth in this Agreement with respect to such Lender Claims and may transfer such Lender Claims to a transferee that is not a Consenting Stakeholder at the time of such Transfer without the requirement that the transferee be or become a signatory to this Agreement or execute a Transferee Joinder; provided, however, that any such Qualified Marketmaker that is a Party to this Agreement shall otherwise be subject to the terms and conditions of this Agreement. For purposes of this Section 13, “Qualified Marketmaker” means an entity that holds itself out to the public or applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Affinion Parties, in its capacity as a dealer or market maker in claims against the Affinion Parties. For the avoidance of doubt, to the extent that a Consenting Stakeholder no longer holds any claims against, or interests in, the Affinion Parties, it will no longer be deemed a Consenting Stakeholder for purposes of determining whether a Qualified Marketmaker is required to execute a Transferee Joinder. For the avoidance of doubt, all obligations and restrictions imposed, and rights granted, by this Section 13 are subject in their entirety to Section 39 of this Agreement.

14. Further Acquisition of Claims or Interests.

(a)

Nothing in this Agreement shall be construed as precluding any Consenting Stakeholder or any of its affiliates from acquiring additional claims against or interests in any Affinion Parties; provided, however, that any such claims or interests shall automatically be subject to the terms and conditions of this Agreement. Upon any such further acquisition by a Consenting Stakeholder or any of their respective affiliates, such Consenting Stakeholder shall promptly notify in writing the Affinion Parties, counsel to HPS (as defined below) and counsel to Elliott (as defined below). Notwithstanding the foregoing, any claims against or interests in any Affinion Parties purchased by an affiliate of Goldman Sachs Bank USA shall not automatically be subject to the terms and conditions of this Agreement.

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(b)

Notwithstanding the foregoing, the party who is designated in the Confidential Schedule of Holdings may settle or deliver any claims or interests pursuant to an agreement to Transfer such claims or interest entered into by such Party prior to the date of this Agreement and pending as of the date of such Party’s entry into this Agreement without the requirement that the transferee be or become a Party or execute a Transferee Joinder and any such Transfer shall not be subject to the restrictions of Section 13.

15. Fees and Expenses.

(a)

Subject to Section 12 of this Agreement, the Affinion Parties shall pay or reimburse, and, if applicable, shall seek under the DIP/Cash Collateral Documents authority to pay in the event the Chapter 11 Cases are commenced, when due and payable (and in any event no later than five (5) days following receipt of an invoice) all reasonable and documented fees and out-of-pocket expenses (regardless of whether such fees and expenses were incurred before or after the Petition Date (as defined below), and in each case, in accordance with (and when due under) any applicable engagement letter or fee reimbursement letter with the Affinion Parties) of: (a) Paul, Weiss, Rifkind, Wharton & Garrison LLP and one local Delaware law firm, as counsel to HPS Investment Partners, LLC (“HPS”); (b) FTI Consulting, Inc., as the financial advisor retained on behalf of HPS; (c) White & Case LLP, Kleinberg Kaplan Wolff & Cohen, LLP, Debevoise & Plimpton LLP, Ropes & Gray LLP and one local Delaware law firm, as counsel to Elliott Associates LP, Elliott International LP, Manchester Securities Corp. and ZEV Investments Limited (collectively, “Elliott”); (d) one financial advisor to Elliott, (e) Covington & Burling LLP as counsel to Metro SPV LLC (“ICG”) and Wachtell, Lipton Rosen & Katz LLP as counsel to Mudrick Capital Management, L.P. (“Mudrick”), in each case in respect of the Transactions (the “Restructuring Expenses”); provided, however, that any invoices shall be provided only in summary form.

(b)

In the event the Chapter 11 Cases are commenced, all such reasonable and documented Restructuring Expenses incurred and invoiced up to the Petition Date shall be paid in full prior to the Petition Date (without deducting any retainers). The Restructuring Expenses shall be paid without the requirement for the filing of retention applications, fee applications or any other applications in the Chapter 11 Cases, and without any requirement for further notice of Bankruptcy Court review or approval, but subject to any procedural requirements in the DIP/Cash Collateral Documents.

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16. Consents and Acknowledgments. If the Transactions are to be effectuated through the In-Court Restructuring, each Party irrevocably acknowledges and agrees that this Agreement is not and shall not be deemed to be a solicitation for consents to the Plan. The acceptance of the Plan by each of the Consenting Stakeholders will not be solicited until such Parties have received the Offering Memorandum and Disclosure Statement and related ballots in accordance with applicable law, and will be subject to sections 1125, 1126, and 1127 of the Bankruptcy Code. This Agreement does not constitute, and shall not be deemed to constitute, an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) (or any other federal, state, or provincial law or regulation).

17. Representations and Warranties.

(a)

Each Consenting Stakeholder hereby represents and warrants on a several and not joint basis, for itself and not any other person or entity, that the following statements are true, correct, and complete as of the date hereof:

(i)	it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(ii)

this Agreement has been duly executed and delivered by such Consenting Stakeholder, and this Agreement is the legal, valid, and binding obligation of such Consenting Stakeholder, enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally;

(iii)	it is not a party to any contracts or other agreements that would conflict with, restrict, or prohibit its ability to fulfill its obligations under this Agreement;

(iv)

it acknowledges that it has had the opportunity to speak with a representative of the Affinion Parties and to obtain and review information reasonably requested by such Consenting Stakeholder from the Affinion Parties, and that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, including, without limitation, the Affinion Advisors, other than the representations and warranties of the Affinion Parties set forth in this Agreement and the Definitive Documentation, and that it has sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement, the Term Sheet and the Transactions, and has been afforded the opportunity to consult with its legal and financial advisors with respect to its decision to execute this Agreement and participate in the Transactions, and it has made its own analysis and decision to enter into this Agreement and participate in the Transactions and otherwise investigated this matter to its full satisfaction;

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(v)

it beneficially owns, serves as nominee, investment manager, or advisor for beneficial holders of, or otherwise has the power to control or has investment authority over the aggregate principal amount of the claims and interests identified across from its name on the Confidential Schedule of Holdings and in the amounts set forth therein as of the date of the Original Support Agreement, in each case, free and clear of any pledge, security interest, claim, lien, voting agreement, proxy or other encumbrance of any kind;

(vi)

it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or (ii) an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) of Regulation D under the Securities Act);

(vii)	it is an “institutional account” with the meaning of FINRA Rule 4512(c);

(viii)	it is not subject to a disqualification described in Rule 506(d) of Regulation D under the Securities Act;

(ix)

it understands that it may be required to bear the economic risk of its investment in the securities and other consideration it may receive in the Transactions indefinitely, and is able to bear such risk and the risk of a complete loss of its investment in the Affinion Parties resulting from its participation in the Transactions;

(x)

it understands that none of the securities that may be issued in any of the Transactions will be registered under the Securities Act or any state securities laws and that any such securities are being offered in reliance on specific exemptions from the registration requirements of the Securities Act and state securities law and regulations, and agrees that the Affinion Parties may rely upon the truth and accuracy of, and such Consenting Stakeholder’s compliance with, its representations, warranties, agreements, acknowledgments, and understandings set forth herein in order to determine the availability of such exemptions and the eligibility of the Consenting Stakeholder to acquire any securities as part of the Transactions. The Consenting Stakeholder understands that there is no established market for the securities and that no public market for the securities may develop. The Consenting Stakeholder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the securities or the fairness or suitability of the investment in the securities, nor have such authorities passed upon or endorsed the merits of the Transactions; and

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(xi)

to the extent it acquires any securities in the Transactions, it is acquiring such securities for investment purposes only for its own account without a view to distribution thereof within the meaning of the Securities Act.

(b)

Each Affinion Party hereby represents and warrants on a joint and several basis (and not any other person or entity other than the Affinion Parties) to each of the other Parties to this Agreement that the following statements are true, correct, and complete as of the date hereof (provided that it is understood and agreed that references to “affiliates” below excludes any of the Consenting Stakeholders and their affiliates (other than the Affinion Parties)):

(i)

it has sufficient knowledge and experience to evaluate properly the terms and conditions of the this Agreement and the Term Sheet, and has been afforded the opportunity to consult with its legal and financial advisors with respect to its decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction.

(ii)

it is a corporation, limited liability company or limited company, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as applicable; and it is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where failure to be so qualified or in good standing would not individually or in the aggregate have a Material Adverse Effect. “Material Adverse Effect” means a change, event, occurrence or development that, either alone or in combination, has had or would reasonably be expected to have a materially adverse effect on (a) the business, properties, operations, condition (financial or otherwise) or results of operations of the Affinion Parties taken as a whole, or (b) its ability to perform its obligations under this Agreement; except any change, event, occurrence or development arising out of, resulting from or attributable to any of the following after the date hereof: (a) a general change or development in the economy, market (including the capital, financial, credit or securities markets) or political environment, (b) a general change or development in any of the industries in which the Affinion Parties operate, (c) a change or proposed change in law or the interpretation thereof affecting such industries, (d) a change or proposed change in GAAP or the interpretation thereof, (e) the

29

outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, any other acts of war (whether declared or undeclared), sabotage, military action or any escalation or worsening thereof, earthquakes or similar catastrophes, or the occurrence of any other calamity or crisis, including an act of terrorism, (f) the announcement, pendency or consummation of this Agreement and/or the Transactions, or the failure to take actions as a result of any terms or conditions set forth in this Agreement, (g) any action taken that is required by this Agreement or at the express request of the Consenting Stakeholders, (h) any failure to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred unless otherwise excluded pursuant to the terms of this definition; provided, that, with respect to the matters described in any of the foregoing clauses (a) through (e), such matter shall only be excluded in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such matter does not have a disproportionate adverse effect on the Affinion Parties, taken as a whole, relative to other comparable participants operating in the principal industries in which the Affinion Parties operate;

(iii)

it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder and have taken all necessary corporate, limited liability company or other action, as applicable, to authorize the execution, delivery, and performance of this Agreement, including approval of each of the independent directors or managers, as applicable, of each Affinion Party;

(iv)

(a) this Agreement has been duly executed and delivered by it; and (b) (1) this Agreement is the legal, valid, and binding obligation of it, enforceable against it in accordance with its terms and (2) if the Transactions are implemented pursuant to an In-Court Restructuring, subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, in each case, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally and is in full force and effect;

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(v)

neither the execution and delivery by it of this Agreement, the compliance by it with the terms and conditions hereof, nor the consummation by it or any of its affiliates of the Transactions will (a) violate, result in a breach of, or constitute a default under their respective certificates of incorporation, bylaws, certificate of formation, articles of association or limited liability company agreement, as applicable, or the respective organization documents of any of its affiliates; (b) subject to the effectiveness of the Stockholder Consent, violate, result in a breach of, or constitute (with or without notice or lapse of time, or both) a default (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or any Affinion Party’s undertaking to implement the Transactions through the Chapter 11 Cases) under any contract, judgment, order, or decree to which it or any of its affiliates is a party or is otherwise bound, or give to others any rights or interests (including rights of purchase, termination, cancellation or acceleration) under any such agreement or instrument; or (c) conflict with or violate any applicable laws, statutes, rules, regulations, ordinances judgments or orders (whether federal, state, local or foreign), except in the case of clause (ii) as would not reasonably be expected to materially and adversely affect any or all of the Affinion Parties or their ability to consummate the Transactions as contemplated herein;

(vi)

Affinion Holdings has filed or furnished, as applicable, all forms, filings, registrations, submissions, statements, certifications, reports, and documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) under the Exchange Act and the Securities Act (collectively, “SEC Filings”), since December 31, 2016 (the SEC Filings since December 31, 2016 and through the date hereof, including any amendments thereto, the “Company Reports”). As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), each of the Company Reports, as amended, complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading;

(vii)

Affinion Holdings’ consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports were prepared (i) in accordance with generally accepted accounting principles in the United States of America (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated

31

financial statements, where information and footnotes contained in such financial statements are not required under the rules of the SEC to be in compliance with GAAP) and (ii) in compliance, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations, changes in stockholder’s equity and cash flows of Affinion Holdings and its consolidated subsidiaries as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments);

(viii)

the issuance of the New Notes has been duly authorized by Affinion, and, upon issuance, the New Notes will be legal, valid and binding obligations of Affinion, enforceable against Affinion in accordance with their terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally;

(ix)

the issuance of the New Penny Warrants and, subject to the effectiveness of the Stockholder Consent and the Merger, the Investor Warrants, Class M Common Stock and the New Common Stock (as defined in the Term Sheet) has been duly authorized by Affinion Holdings and, upon issuance, the New Penny Warrants will be legal, valid and binding obligations of Affinion Holdings, enforceable against Affinion Holdings in accordance with their terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally. Subject to the effectiveness of the Stockholder Consent and the Merger, the New Common Stock issuable upon the exercise of the New Penny Warrants will be, prior to issuance, duly authorized, will be validly issued, fully paid and nonassessable and will not be issued in violation of the certificate of incorporation, by-laws or other organizational documents of Affinion Holdings. The authorized, issued and outstanding share capital of each of Affinion Holdings is as set forth in the Offering Memorandum and Disclosure Statement (other than for subsequent issuances, if any, pursuant to employee benefit plans, or upon the exercise of outstanding options or warrants). None of the outstanding Company Common Stock or securities convertible into Company Common Stock was issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of Affinion Holdings. There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or

32

exercisable for, any share capital of Affinion Holdings other than those described in the Offering Memorandum and Disclosure Statement or incorporated by reference therein. The descriptions of Affinion Holdings’ equity compensation plans or arrangements, and the options or other rights granted thereunder, set forth in the Offering Memorandum and Disclosure Statement or incorporated by reference therein accurately and fairly presents the information required to be shown with respect to such plans, arrangements, options and rights;

(x)

on or prior to the consummation of the Exchange Offer, any guarantee made by it relating to the issuance of the New Notes will be duly authorized by it or such affiliate and, upon issuance of the New Notes, the guarantee shall be a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally and is in full force and effect;

(xi)

assuming the truth and accuracy of the representations of each Consenting Stakeholder set forth in Section 17(a), it is not necessary, in connection with the issuance of the New Notes, New Penny Warrants, Investor Warrants or New Common Stock to the Consenting Stakeholder, to register the New Notes, New Penny Warrants, Investor Warrants, Class M Common Stock or New Common Stock under the Securities Act;

(xii)	Affinion has prepared and delivered to each Consenting Stakeholder copies of the definitive Offering Memorandum and Disclosure Statement related to the Exchange Offer;

(xiii)

upon the closing of the issuance of the New Notes, the New Indenture governing the New Notes shall be a legal, valid and binding obligation of each of the Affinion Parties and any affiliate thereof that acts as a guarantor of the New Notes, enforceable against such parties in accordance with their terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally;

(xiv)

except as would not have, individually or in the aggregate, a Material Adverse Effect or as disclosed in the Offering Memorandum and Disclosure Statement, it and its affiliates have good and marketable title to all real properties and good title to all other properties and assets owned by them, in each case free from liens, encumbrances and defects that would affect the value thereof

33

or interfere with the use made or to be made thereof by them; and except as would not have, individually or in the aggregate, a Material Adverse Effect or as disclosed in the Offering Memorandum and Disclosure Statement, it and its affiliates hold any leased real or personal property under valid and (assuming such leases are binding and enforceable against the other parties thereto) enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them;

(xv)

it and its affiliates possess all approvals, permits and licenses issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them except as would not have, individually or in the aggregate, a Material Adverse Effect and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to it or any of its affiliates, would individually or in the aggregate have a Material Adverse Effect;

(xvi)	no labor dispute with its or any of its affiliates’ employees exists or, to its knowledge, is imminent that would reasonably be likely to have a Material Adverse Effect;

(xvii)

it and its affiliates own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them except as would not individually or in the aggregate result in a Material Adverse Effect, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to it or its affiliates, would individually or in the aggregate have a Material Adverse Effect;

(xviii)

except as disclosed in the Offering Memorandum and Disclosure Statement or as would not reasonably be expected to have a Material Adverse Effect, to its knowledge, it and its affiliates are in compliance with, and conduct their business in conformity with, all U.S. federal, state and foreign marketing, privacy and insurance laws, rules and regulations applicable to them in connection with conducting their business as described in the Offering Memorandum and Disclosure Statement;

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(xix)

except as disclosed in the Offering Memorandum and Disclosure Statement, neither it nor any of its affiliates, to its knowledge, is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any offsite disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and it is not aware of any pending investigation which would reasonably be likely to lead to such a claim;

(xx)

except as disclosed in the Offering Memorandum and Disclosure Statement, there are no pending actions, suits or proceedings against or affecting it, its affiliates or any of their respective properties that, individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, or would materially and adversely affect their ability to perform their obligations hereunder, under the New Notes, New Common Stock, Investor Warrants or the New Penny Warrants or which are otherwise material in the context of the issued of the New Notes, New Common Stock, Investor Warrants or the New Penny Warrants; and, to its knowledge, no such actions, suits or proceedings are threatened;

(xxi)

it maintains a system of accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles, as applied in the United States, and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(xxii)

except as disclosed in the Offering Memorandum and Disclosure Statement, since the date of the latest financial statements included in the latest Company Report: (i) there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of Affinion and its subsidiaries taken as a whole, and, (ii) except as disclosed in or contemplated by the Offering Memorandum and Disclosure Statement, since December 31, 2017 there has been no dividend or distribution of any kind declared, paid or made by Affinion on any class of its capital stock;

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(xxiii)

except as disclosed in writing in Schedule 2 annexed hereto, it has no knowledge of any Default or Event of Default (each as defined in the Credit Agreement or the Existing Notes Indenture, as applicable) under the Credit Agreement or the Existing Notes Indenture which has occurred and is continuing.

(xxiv)

except as would not have, individually or in the aggregate, a Material Adverse Effect or as otherwise disclosed in the Offering Memorandum and Disclosure Statement, it and its affiliates are insured by nationally recognized insurers with coverage in such amounts and with such deductibles and covering such risks as are generally deemed prudent and customary for their businesses including, but not limited to, policies covering real and personal property owned or leased by it or its affiliates against theft, damage, destruction, acts of vandalism and earthquakes. It has no reason to believe that it or any of its affiliates will not be able (a) to renew its existing insurance coverage as and when such policies expire or (b) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not have a Material Adverse Effect. Neither it nor any of its affiliates has been denied and not subsequently obtained any insurance coverage that it has sought or for which it has applied;

(xxv)

neither it nor any of its affiliates nor, to its knowledge, any of its or their directors, officers, agents or employees or affiliate is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and it and its affiliates, have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith;

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(xxvi)

its and its affiliates’ operations are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving it or any of its affiliates with respect to the Money Laundering Laws is pending or, to its knowledge, threatened; and

(xxvii)

neither it nor any of its affiliates nor, to its knowledge, any of its or their directors, officers, agents, employees or affiliates is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and it will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds, to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

18. Automatic Stay. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible financial restructuring of the Affinion Parties and in contemplation of possible chapter 11 filings by the Affinion Parties, and the rights granted in this Agreement, including upon a Termination Event, after the commencement of the Chapter 11 Cases may be exercised by each signatory hereto without approval of any court, including the Bankruptcy Court, and that no such exercise shall be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code.

19. Settlement. This Agreement and the Transactions are part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Nothing herein shall be deemed an admission of any kind. This Agreement and all negotiations related thereto are subject to Federal Rule of Evidence 408 and any applicable state rules of evidence. This Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than in a proceeding to enforce the terms of this Agreement or the exhibits attached hereto (as applicable).

20. Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Consenting Stakeholders under this Agreement shall be several, not joint. No Party shall have any responsibility by virtue of this Agreement for any trading by any other entity, except to the extent that such other entity trades at such Party’s direction or on such Party’s behalf. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement. The Consenting Noteholders hereby represent and warrant they have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Affinion Parties and do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended. No action taken by any Consenting Lender or Consenting Noteholder pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Consenting Lenders or the Consenting Noteholders, as applicable, are in any way acting in concert or as such a “group.”

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21. Specific Performance. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as the sole and exclusive remedy of any such breach of this Agreement without the necessity for proving the inadequacy of money damages as a remedy, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder, and each Party hereby waives, and agrees not to raise as a defense against the granting of any such relief, the posting of any bond or other security by the party seeking specific performance and any obligation of the party seeking specific performance to demonstrate actual or potential harm.

22. Governing Law and Consent to Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require or permit the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each Party irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding shall be brought in the federal or state courts located in the Borough of Manhattan, City of New York, and by executing and delivering this Agreement, each of the Parties irrevocably accepts and submits itself to the jurisdiction of such courts, exclusive of any other forum, generally and unconditionally, with respect to any such action, suit, or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, upon the commencement of any Chapter 11 Cases and until the effective date of the Plan, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement. By executing and delivering this Agreement, and upon commencement of the Chapter 11 Cases, each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of the Bankruptcy Court solely for purposes of any action, suit, proceeding, or other contested matter arising out of or relating to this Agreement, or for recognition or enforcement of any judgment rendered or order entered in any such action, suit, proceeding, or other contested matter.

23. WAIVER OF RIGHT TO TRIAL BY JURY. EACH OF THE PARTIES WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY ACTION, PROCEEDING, COUNTERCLAIM, OR DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN ANY OF THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATING TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT. INSTEAD, ANY DISPUTES RESOLVED IN COURT SHALL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

24. Successors and Assigns. Except as otherwise provided in this Agreement and subject to Sections 13 and 14 of this Agreement, neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party hereto, without the prior written consent of the other Parties hereto, and then only to a person or entity that has agreed to be bound by the provisions of this Agreement. This Agreement is intended to and shall bind and inure to the benefit of each of the Parties and each of their respective permitted successors, assigns, heirs, executors, administrators, and representatives.

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25. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary of this Agreement.

26. Notices. All notices (including, without limitation, any notice of termination or breach) and other communications from any Party hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service, messenger, email, or facsimile to the other Parties at the applicable addresses below, or such other addresses as may be furnished hereafter by notice in writing. Any notice of termination or breach shall be delivered to all other Parties.

(a)	If to any Affinion Party:

c/o Affinion Group Holdings, Inc.

6 High Ridge Park

Stamford, CT 06905

Attn: Brian J. Fisher, General Counsel

Phone: (203) 956-1000

Fax: (203) 956-1206

Email: bfisher@affiniongroup.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld, LLP

One Bryant Park

New York, NY 10036

Attn: David H. Botter, Sarah Link Schultz & Rosa A. Testani

Phone: (212) 872-1000

Fax: (212) 872-1002

Email: dbotter@akingump.com, sschultz@akingump.com, &

rtestani@akingump.com

(b)	If to HPS:

HPS Investment Partners, LLC

40 West 57th Street

New York, NY 10019

Attention: Colbert Cannon

Email: colbert.cannon@hpspartners.com

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with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn: Paul M. Basta and Sarah Harnett

Phone: (212) 373-3000

Fax: (212) 492-0023 and (212) 492-0029

Email: pbasta@paulweiss.com, sharnett@paulweiss.com

(c)	If to Elliott:

Elliott Management Corporation

40 West 57th Street, 30th Floor

New York, NY 10019

Attn: Austin Camporin and Sam Dostart

Email: acamporin@elliottmgmt.com; sdostart@elliottmgmt.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attn: Philip Abelson and Jonathan Michels

Phone: (212) 819-8200

Fax: (212) 354-8113

Email: philip.abelson@whitecase.com; jmichels@whitecase.com

27. Entire Agreement. This Agreement (and the exhibits and schedules attached hereto) constitutes the entire agreement of the Parties with respect to the transactions contemplated herein, and supersedes all prior negotiations, discussions, promises, representations, warranties, agreements, and understandings, whether written or oral, between or among the Parties with respect thereto; provided, however, that, for the avoidance of doubt, any confidentiality agreement executed by any Consenting Stakeholder shall survive this Agreement and shall continue to be in full force and effect in accordance with its terms; provided, further, that the Parties intend to enter into the Definitive Documentation after the date hereof to consummate the Transactions.

28. Amendments. Except as otherwise provided herein, this Agreement may not be modified, amended, amended and restated, or supplemented, and no term or provision hereof or thereof waived, without the express prior written consent of the Affinion Parties and the Required Consenting Stakeholders; provided that, (A) any amendments to the defined term “Required Consenting Lenders” shall require the written consent of the Required Consenting Lenders, (B) any amendments to the defined term “Required Consenting Noteholders” shall require the written consent of the Required Consenting Noteholders, (C) any amendments to the defined term “Second Lien Lenders” shall require the written consent of each of the Second Lien Lenders and (D) any amendment that would materially and adversely, directly or indirectly, affect a Consenting Stakeholder shall require the prior written consent of such Consenting Stakeholder.

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29. Reservation of Rights.

(a)

Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of any Party to protect and preserve its rights, remedies, and interests, including without limitation, its claims against any of the other Parties.

(b)

Without limiting sub-clause (a) of this Section 29 in any way, if the Transactions are not consummated in the manner and on the timeline set forth in this Agreement, or if this Agreement is terminated for any reason, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims, and defenses, subject to Section 19 of this Agreement. This Agreement, the Plan (in the event the Chapter 11 Cases are commenced), and any related document shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

30. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument, and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

31. Public Disclosure; Confidentiality.

(a)

This Agreement, as well as its terms, its existence, and the existence of the negotiation of its terms are expressly subject to any existing confidentiality agreements executed by and among any of the Parties as of the date hereof; provided, however, that after the public announcement by any of the Affinion Parties of the entry into this Agreement, the Parties may disclose the existence of, or the terms of, this Agreement or any other material term of the Transactions contemplated herein without the express written consent of the other Parties to such existing confidentiality agreements. The Affinion Parties shall submit drafts to legal counsel for HPS, Elliott, ICG and Mudrick of any press release and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least one (1) day before making any such disclosure. The Affinion Parties, HPS, Elliott, ICG and Mudrick shall (a) consult with each other before issuing any press release or otherwise making any public statement or filing with respect to the transactions contemplated by this Agreement and (b) not issue any such press release or make any such public statement or filing prior to such consultation and review and the receipt of the prior consent of the other, unless required by applicable law or regulations of any applicable stock exchange or governmental authority, in which case, the Party required to issue the press release or make the public statement or filing shall, prior to issuing such press release or making such public statement or filing, use its commercially reasonable efforts to

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allow the other reasonable time to comment on such press release or public statement or filing to the extent practicable. Except as required by applicable law or otherwise permitted under the terms of any other agreement between the Affinion Parties and any Consenting Stakeholder, no Party or its advisors shall disclose to any person or entity (including, for the avoidance of doubt, any other Consenting Stakeholder), other than advisors to the Affinion Parties, the principal amount or percentage of (i) Lender Claims held by any Consenting Lender or (ii) Note Claims held by any Consenting Noteholder, or use the name of any Consenting Stakeholder or its controlled affiliates, officers, directors, managers, stockholders, members, employees, partners, representatives and agents in any press release, in each case, without the prior written consent of such Consenting Stakeholder; provided that (i) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Consenting Noteholder a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure, (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Lender Claims or Note Claims held by all Consenting Lenders and Consenting Noteholders, respectively, and (iii) any Party may disclose information requested by a regulatory authority with jurisdiction over its operations to such authority without limitation or notice to any Party or other person or entity. Notwithstanding the provisions in this Section 31, any Party may disclose to the extent consented to in writing by a Consenting Stakeholder such Consenting Stakeholder’s individual holdings. Any public filing of this Agreement, with the Bankruptcy Court or otherwise, which includes executed signature pages to this Agreement shall include such signature pages only in redacted form with respect to the holdings of each Consenting Stakeholder (provided that the holdings disclosed in such signature pages may be filed in unredacted form with the Bankruptcy Court under seal).

(b)

Notwithstanding anything herein to the contrary, the Affinion Parties shall be permitted to make such public disclosures with the SEC as the Affinion Parties, based on the advice of outside counsel, deem necessary or appropriate to satisfy their obligations to make public disclosures pursuant to the Exchange Act.

(c)

Notwithstanding anything herein to the contrary, the Parties may enter into discussions with principals, employees, agents or professionals of the Lenders and the Administrative Agent, the Second Lien Lenders, the Noteholders and the Trustee, and holders of Company Common Stock (including of Class C/D Common Stock) or Existing Warrants in furtherance and support of this Agreement and the Transactions contemplated herein; provided, however, that prior to any Consenting Stakeholder engaging in such discussions, Affinion Holdings has confirmed to such Consenting Stakeholder that the foregoing persons have entered into confidentiality agreements with, or otherwise owe a duty of trust or confidence to, Affinion Holdings.

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32. Creditors’ Committee. Notwithstanding anything herein to the contrary, if any Consenting Stakeholder is appointed to, and serves on an official committee of creditors in the Chapter 11 Cases, the terms of this Agreement shall not be construed so as to limit such Consenting Stakeholder’s exercise of its fiduciary duties arising from its service on such committee; provided, however, that service as a member of a committee shall not relieve such Consenting Stakeholder of its obligations to affirmatively support the Transactions on the terms and conditions set forth in this Agreement and the Term Sheet.

33. Severability. If any portion of this Agreement, or the application of any such provision or part thereof to any person or entity or circumstance, shall be held to be invalid, unenforceable, void or voidable, or violative of applicable law, the remaining portions of this Agreement insofar as they may practicably be performed shall remain in full force and effect and binding on the Parties so long as the economic or legal substance of the Transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the Transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

34. Additional Parties. Without in any way limiting the provisions hereof, additional Lenders, Second Lien Lenders or Noteholders may elect to become Parties by executing and delivering to the other Parties a counterpart hereof. Such additional Parties shall become Consenting Stakeholders under this Agreement in accordance with the terms of this Agreement.

35. Time Periods. If any time period or other deadline provided in this Agreement expires on a day that is not a Business Day, then such time period or other deadline, as applicable, shall be deemed extended to the next succeeding Business Day.

36. Headings. The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

37. Interpretation. This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof, shall not be effective in regard to the interpretation hereof. For purposes of this Agreement, unless otherwise specified: (a) each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) all references herein to “Articles”, “Sections”, and “Exhibits” are references to Articles, Sections, and Exhibits of this Agreement; (c) the words “herein,” “hereof,” “hereunder,” and “hereto” refer to this Agreement in its entirety rather than to a particular portion of this Agreement; (d) the word “shall” will be read as an imperative; (e) the word “or” shall be read inclusively to mean “and/or,” except as context requires otherwise and (f) the word “including” shall be read inclusively to mean “including with limitation.”

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38. Remedies Cumulative; No Waiver. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party. The failure of any Party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon strict compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power, or remedy or to demand such strict compliance. No waiver of any Party shall be enforceable against such Party without the signed waiver of the Party against whom enforcement is being sought.

39. Right of First Offer in Respect of Existing Notes.

(a)

Subject to the terms and conditions of this Section 39, for so long as Elliott, ICG or Mudrick remains a Consenting Noteholder (each, a “ROFO Owner”), such Consenting Noteholder shall have a right of first offer to purchase any Existing Notes that any other Consenting Noteholder (a “ROFO Initiator”) proposes to Transfer. No Consenting Noteholder may Transfer any Existing Notes without first complying with the terms and conditions of this Section 39; provided that this Section 39 shall not apply to a transfer by a Consenting Noteholder to one or more of its Affiliates.

(b)

Each time a ROFO Initiator proposes to Transfer any Existing Notes owned by it (the “Transfer Notes”), the ROFO Initiator shall give a written notice (the “ROFO Initiator Notice”) to each of the ROFO Owners who is not an Affiliate of the ROFO Initiator, specifying the aggregate principal amount of the Existing Notes proposed to be sold by such ROFO Initiator and the price at which such ROFO Initiator desires to sell such Existing Notes (the “Transfer Price”).

(c)

Within three (3) Business Days after the receipt of a ROFO Initiator Notice (the “ROFO Exercise Period”), each ROFO Owner wishing to exercise its right of first offer under this Section 39 shall submit a written notice to the ROFO Initiator accepting the Transfer Price and indicating any other material terms and conditions on which, such ROFO Owners are willing to purchase all (but not less than all) of the Transfer Notes (a “ROFO Exercise Notice”). A ROFO Owner’s failure to deliver a valid ROFO Exercise Notice prior to the expiration of the ROFO Exercise Period shall be deemed an election by such ROFO Owner not to exercise its rights pursuant to this Section 39. If any ROFO Owner provides a ROFO Exercise Notice within the ROFO Exercise Period, the ROFO Initiator shall Transfer of all of the Transfer Notes on commercially reasonable terms to such ROFO Owners (in proportion to the ownership percentage of each ROFO Owner).

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(d)

If no ROFO Owner delivers a ROFO Exercise Notice prior to the end of the ROFO Exercise Period, then the ROFO Initiator shall have three (3) Business Days after the expiration of the ROFO Exercise Period during which to Transfer, subject to compliance with Section 13, all of the Transfer Notes to a third party purchaser (“Third Party Purchaser”) at a price greater than the Transfer Price and on terms no more favorable to such Third Party Purchaser in all material respects than those contained in the ROFO Offer. If, at the end of such three-Business-Day period, the ROFO Initiator has not completed a Transfer of the Transfer Notes to a third party purchaser, the ROFO Initiator shall no longer be permitted to Transfer the Transfer Notes to any Person without again complying with the requirements of this Section 39.

(e)

For purposes of this Section 39: (i) the term “Affiliate” means any individual, partnership, corporation, trust or other entity or association, directly or indirectly, through one (1) or more intermediaries, controlling, controlled by, or under common control with a Person; (ii) the term “control,” as used in the immediately preceding clause (i), means, with respect to a corporation or limited liability company the right to exercise, directly or indirectly, twenty percent (20%) or more of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity; and (iii) the term “Person” means an individual, partnership, limited liability company, corporation, joint venture, trust, business trust, association, or similar entity, whether domestic or foreign, and the heirs, executors, legal representatives, successors and assigns of such entity where the context requires. With respect to any Person who is a general partner of a Person, such general partner is an Affiliate of such Person. With respect to a trust, any Affiliate shall include any Person which is a trustee or lifetime beneficiary of such trust.

40. Provision related to Goldman Sachs Bank USA. The Parties acknowledge and agree that, with respect to Goldman Sachs Bank USA, this Agreement shall only bind the Credit – US Bank Loan Trading Business. For the avoidance of doubt, this Agreement shall not bind any affiliates of Goldman Sachs Bank USA, and shall not bind the activities of any other business unit, desk or division conducted in Goldman Sachs Bank USA or in any affiliate of Goldman Sachs Bank USA

[Signatures and exhibits follow.]

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AFFINION GROUP HOLDINGS, INC., a Delaware corporation

By:
[NAME], [TITLE]

[SIGNATURE PAGES FOR GUARANTOR ENTITIES TO BE INSERTED]

[CONSENTING STAKEHOLDER]

By:
Name:
Title:

Address for Notices:

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Schedule 1

Milestones

(a)

no later than the later of (x) four (4) Business Days after the RSA Effective Date and (y) three (3) Business Days after the receipt of the Stockholder Supermajority Vote (such later date, the “Launch Date”), the Affinion Parties shall have caused the Information Agent to mail the Offering Memorandum and Disclosure Statement to Eligible Holders; provided, however, that the Launch Date shall not be later than March 8, 2019;

(b)	no later than one (1) Business Day after the Launch Date, Affinion Holdings filed with the SEC a preliminary Information Statement on Schedule 14C;

(c)

no later than twelve (12) calendar days from the filing of the preliminary Information Statement on Schedule 14C (or the next Business Day thereafter if such 12th calendar day is not a Business Day), Affinion Holdings shall have filed with the SEC a definitive Information Statement on Schedule 14C; provided that the foregoing milestone shall not be required to be met if the SEC has notified Affinion Holdings that it will review the preliminary Information Statement on Schedule 14C;

(d)

unless (x) the Consent Requirements or the Offering Amendment Conditions of the Agreement have been satisfied on or before the Outer Date, then no later than 11:59 p.m. prevailing Eastern Time on April 7, 2019, or (y) if the Consent Requirements have been satisfied on or before the Outer Date, but the conditions precedent contained in the Definitive Documents to the effectuate the Recapitalization have not been satisfied or waived by five (5) Business Days after the Outer Date, then no later than 11:59 p.m. prevailing Eastern Time on April 14, 2019, the Affinion Parties shall commence the Chapter 11 Cases by filing bankruptcy petitions with the Bankruptcy Court (such applicable filing date, the “Petition Date”);

(e)	if in an In-Court Restructuring:

(1) on the Petition Date, the Affinion Parties shall have filed following: (a) the Plan, (b) the disclosure statement (which shall be in the form of the Offering Memorandum and Disclosure Statement, as used herein, the “Disclosure Statement”), (c) a motion for entry of interim and final orders approving any DIP facility and authorizing the use of cash collateral (the “DIP Motion”), and (d) a motion (the “DS/Plan Scheduling Motion”) seeking, among other things, entry of an order (i) scheduling an objection deadline and combined hearing on the Disclosure Statement and Plan confirmation, (ii) approving the form and manner of notice of combined hearing and commencement, (iii) establishing procedures for objecting to the Disclosure Statement and the Plan, (iv) approving solicitation procedures and form of ballot, and (v) granting related relief (the “DS/Confirmation Hearing”);

(2) within three (3) calendar days after the Petition Date, the Bankruptcy Court shall have entered (a) an order approving the DIP Motion on an interim basis, (b) orders approving the all “first day motions” (on an interim basis to the extent necessary) and (c) an order approving the DS/Plan Scheduling Motion;

(3) within thirty (30) calendar days after the Petition Date, the Bankruptcy Court shall have (a) entered an order approving the DIP Motion on a final basis in form and substance acceptable to the Debtors and the Required Consenting Stakeholders and (b) held the DS/Confirmation Hearing and entered an order approving the Disclosure Statement and the Confirmation Order;

(4) within forty-five (45) calendar days after the Petition Date, the Affinion Parties shall consummate the transactions contemplated by the Plan.

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Schedule 2

Known Defaults and Events of Default

a.

Event of Default under Section 7.01(c) of the Credit Agreement with respect to not making the payment of interest due on February 19, 2019, for which the applicable grace period expired on February 26, 2019.

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Exhibit A to the Support Agreement

Term Sheet

THIS TERM SHEET IS NOT (NOR SHALL IT BE CONSTRUED AS) AN OFFER OR A SOLICITATION OF AN OFFER WITH RESPECT TO ANY SECURITIES, NOR IS IT A SOLICITATION OF ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN OF REORGANIZATION PURSUANT TO THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL BE MADE ONLY IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND, IF APPLICABLE, PROVISIONS OF THE BANKRUPTCY CODE. THIS TERM SHEET IS BEING PROVIDED IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ENTITLED TO PROTECTION PURSUANT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY SIMILAR FEDERAL OR STATE RULE OF EVIDENCE. THE TRANSACTIONS DESCRIBED IN THIS TERM SHEET ARE SUBJECT IN ALL RESPECTS TO, AMONG OTHER THINGS, EXECUTION AND DELIVERY OF DEFINITIVE DOCUMENTATION AND SATISFACTION OR WAIVER OF THE CONDITIONS PRECEDENT SET FORTH THEREIN. UNTIL PUBLICLY DISCLOSED, THIS TERM SHEET SHALL REMAIN STRICTLY CONFIDENTIAL AND MAY NOT BE SHARED WITH ANY OTHER PARTY OR PERSON WITHOUT THE CONSENT OF THE COMPANY AND THE REQUIRED CONSENTING STAKEHOLDERS.

AFFINION GROUP HOLDINGS, INC.

AMENDED AND RESTATED TERM SHEET

March 4, 2019

This amended and restated term sheet (as amended and restated, the “Term Sheet”) sets forth the principal terms of a restructuring transaction (the “Transaction”) with respect to the existing debt and equity of Affinion Group Holdings, Inc. (“Affinion Holdings”) and Affinion Group, Inc. (“Affinion”) and certain of their respective subsidiaries (collectively, the “Affinion Parties” or the “Company”). This Term Sheet is the “Term Sheet” referenced as Exhibit A in that certain Support Agreement, dated as of March 4, 2019 (as the same may be amended, modified or supplemented, the “Support Agreement”), by and among the Company and the Consenting Stakeholders party thereto. Capitalized terms used and not defined in this Term Sheet shall have the meaning ascribed thereto in the Support Agreement. This Term Sheet supersedes any proposed summary of the terms or conditions regarding the subject matter hereof and dated prior to the date hereof. This Term Sheet is being provided as part of a comprehensive transaction, each element of which is a consideration for the other elements and an integral aspect of the proposed Transaction.

Subject in all respects to the terms of the Support Agreement to which this Term Sheet will be attached, except that in the case of an inconsistency between this Term Sheet and the Support Agreement, the application of Section 3 of the Support Agreement shall govern, the Transaction will, if the Consent Requirements are met by the Outer Date, be consummated through a Recapitalization, or otherwise through an In-Court Restructuring pursuant to the Chapter 11 Cases filed under chapter 11 of title 11 of the United States (the “Bankruptcy Code”) in the Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) by the Company and certain of its subsidiaries (each, a “Debtor” and, collectively, the “Debtors”). A Transaction consummated through a Recapitalization will include an offer to Eligible Holders (as defined below) to exchange the Existing Notes held by Eligible Holders for Class M Common Stock, par value $0.01 per share (the “Class M Common Stock”) as consideration therefor, and to solicit each tendering Noteholder’s consent to the Proposed Amendments (as defined below) with subscriptions rights to the Rights Offering (as defined below) being given as consideration therefor (collectively, the “Exchange

Offer”), in each case pursuant to the terms of the Support Agreement, and as set forth on Annex A to this Term Sheet. A Recapitalization also will include a merger pursuant to which AGHI Merger Sub, Inc., a Delaware corporation and newly formed wholly owned subsidiary of Affinion Holdings (“Merger Sub”), will merge with and into Affinion Holdings, with Affinion Holdings as the surviving entity (the “Merger”). As a result of the Merger, the existing Common Stock, par value $0.01 per share, of Affinion Holdings (the “Company Common Stock”) will be cancelled and Investor Warrants (the “Investor Warrants”) having the terms set forth in the Investor Warrant Agreement, the form of which is set forth on Annex D-1, will be issued as consideration therefor, and the Class M Common Stock issued to the participating holders of Existing Notes in the Exchange Offer will be cancelled and shares of common stock, par value $0.000001 per share, of the surviving entity (the “New Common Stock”) will be issued as consideration therefor; provided that, as further described below, to the extent necessary, penny warrants to purchase New Common Stock (the “New Penny Warrants”) having the terms set forth in the New Penny Warrant Agreement, the form of which is set forth on Annex D-2, may be issued to Eligible Holders that participate in the Exchange Offer in lieu of New Common Stock. Irrespective of whether consummated through a Recapitalization or an In-Court Restructuring, the Transaction will include a private placement offering (the “Rights Offering”) to certain subscribing holders of Existing Notes and, in the case of the Recapitalization only, to certain holders of Company Common Stock and Existing Warrants, to purchase new notes issued by Affinion (the “New Notes”), in each case pursuant to the terms of the Support Agreement and as set forth on Annex B-1 and B-2 to this Term Sheet. Additionally, the Transaction will include (a) an amendment to the Credit Agreement (as defined in the Support Agreement) to, among other things, (i) decrease the aggregate Revolving Facility Commitments and allow for the prepayment of Term Loans (each, as defined in the Credit Agreement) at par plus accrued interest, (ii) extend each of the Revolving Facility Maturity Date and the Term Loan Maturity Date (each, as defined in the Credit Agreement), (iii) modify the interest payable thereunder and (iv) incorporate certain other modifications to reflect the Transaction and the status of Affinion after giving effect to the Transaction (the “Credit Agreement Amendment”), the form of which is as set forth on Annex C to this Term Sheet; (b) amendments to, amendments and restatements of, or the rejection and replacement of (i) the Shareholders Agreement, (ii) the Registration Rights Agreement, and (iii) the certificate of incorporation and by-laws of Affinion Holdings (the “Corporate Governance Document Amendments”), as set forth on Annex E to this Term Sheet; and (c) in the event that a Second Lien Credit Facility Funding (as defined below) has occurred, the satisfaction and discharge of the indebtedness outstanding under the Second Lien Credit Facility (as defined below) as set forth below on Annex F in this Term Sheet (the “Satisfaction and Discharge”).

NOTHING IN THIS TERM SHEET SHALL CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, A STIPULATION OR A WAIVER, AND EACH STATEMENT CONTAINED HEREIN IS MADE WITHOUT PREJUDICE, WITH A FULL RESERVATION OF ALL RIGHTS, REMEDIES, CLAIMS AND DEFENSES OF THE LENDERS, THE COMPANY, AND ANY CREDITOR PARTY. THIS TERM SHEET DOES NOT INCLUDE A DESCRIPTION OF ALL OF THE TERMS, CONDITIONS, AND OTHER PROVISIONS THAT ARE TO BE CONTAINED IN THE DEFINITIVE DOCUMENTATION, WHICH REMAIN SUBJECT TO DISCUSSION, NEGOTIATION AND EXECUTION.

2

TREATMENT OF CLAIMS AND INTERESTS
	RECAPITALIZATION	IN-COURT RESTRUCTURING
Administrative Expenses, Tax Claims, and Other Priority Claims	All such underlying claims shall be paid in the ordinary course of business as and when they come due.	On or as soon as practicable after the later to occur of (i) the effective date of the Plan (the “Effective Date”) or (ii) in the ordinary course of business as and when due, each holder of an allowed administrative, priority tax or other priority claim shall be paid in full in cash, receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, or such other less favorable treatment as may be agreed by the holder of such allowed claim and the Debtors or the reorganized Debtors, as applicable.

Revolving Facility	The revolving commitments under the Credit Agreement (the “Revolver”) shall be repaid in full at par using proceeds from the Rights Offering and available cash on hand (for the avoidance of doubt, interest, to the extent not otherwise paid, shall continue to accrue until repayment in full at the contract, non-default rate), following which availability under the Revolver shall be permanently reduced to $85.0 million. The Revolver will be provided on a super-senior basis relative to term loans held by Consenting Lenders pursuant to the payment waterfall providing that payment after an event of default will be applied first to the Revolver and, to the extent remaining outstanding, term loans held by Non-Consenting Lenders prior to being applied to term loans held by Consenting Lenders.

Holders of claims under the Revolver (the “Revolver Claims”) shall be repaid in full at par using proceeds from the Rights Offering and available cash on hand (for the avoidance of doubt, to the extent not otherwise paid, interest shall continue to accrue until repayment in full at the contract, non-default rate), following which availability under the Revolver shall be permanently reduced to $85.0 million. The Revolver will be provided on a super-senior basis pursuant to the payment waterfall providing that payment after an event of default will be applied first to the Revolver.

Holders of Revolver Claims will be impaired and entitled to vote to accept or reject the Plan.

3

TREATMENT OF CLAIMS AND INTERESTS
	RECAPITALIZATION	IN-COURT RESTRUCTURING

Term Loan Facility	Using proceeds from the Rights Offering and available cash on hand in an aggregate amount of $148.0 million plus (y) the $5.0 million of net proceeds from the “Bridges Sale” to be released from escrow on the Effective Date, (i) the accrued and unpaid interest on the existing term loans under the Credit Agreement (the “Existing Term Loans”) shall be paid in full (for the avoidance of doubt, interest, to the extent not otherwise paid, shall continue to accrue until repayment in full at the contract, non-default rate), and (ii) with any remaining amounts after such payment, the Existing Term Loans will be paid down on a pro rata basis (at a price equal to the principal amount being repaid in the case of Existing Term Loans held by Consenting Lenders and at a price equal to the principal amount being repaid plus the applicable premium due under the existing Credit Agreement in the case of Existing Term Loans held by Non-Consenting Lenders; provided that, at the sole discretion of the Administrative Agent, funds equal to not more than $20.0 million otherwise distributable as set forth in clause (ii) of this sentence may be used first to satisfy outstanding Existing Term Loans held by Non-Consenting Lenders (the “Non-Consenting Lender Option”); provided further, that the Consenting Lenders agree that the Non-Consenting Lender Option may (but shall not be required to) be effectuated pursuant to an Auction (as defined in the Existing Credit Agreement), which, notwithstanding anything to the contrary in the Existing Credit Agreement (i) may be open only to Non-Consenting Lenders, (ii) may be subject to procedures to be agreed by the Administrative Agent and Affinion (including allowing for multiple prices at which Existing Term Loans are repurchased), and (iii) shall be conditioned solely upon closing of the Recapitalization). Any Existing Term Loans not repaid will remain outstanding under the Amended Senior Credit Agreement (as defined below).

Each holder of claims under the Existing Term Loans (the “Term Loan Claims”) shall receive (x) (i) payment in full of the accrued and unpaid interest on the Existing Term Loans (for the avoidance of doubt, interest, to the extent not otherwise paid, shall continue to accrue until repayment in full at the contract, non-default rate), and (ii) on a pro rata basis, a pay down (at a price equal to the principal amount thereof) using proceeds from the Rights Offering and available cash on hand in an aggregate amount of (A) $148.0 million plus (B) the $5.0 million of net proceeds from the “Bridges Sale” to be released from escrow on the Effective Date minus (C) the amount of any adequate protection interest payments made with respect to the Existing Term Loans during the Chapter 11 Cases, minus (D) the amount used to pay accrued and unpaid interest pursuant to clause (i) above on the Effective Date, and (y) term loans under the Amended Senior Credit Agreement in an amount equal to the Term Loan Claims remaining after the consummation of the par pay down.

Holders of Term Loan Claims will be impaired and entitled to vote to accept or reject the Plan.

4

TREATMENT OF CLAIMS AND INTERESTS
	RECAPITALIZATION	IN-COURT RESTRUCTURING

Second Lien Facility	In the event that the second lien credit facility (the “Second Lien Credit Facility”) as contemplated by that certain Commitment Letter, delivered to the Company by certain investors on November 14, 2018, is funded (“Second Lien Credit Facility Funding”), any amounts actually funded in cash under the Second Lien Credit Facility and all interest actually paid in kind and accrued and unpaid interest shall be required to be repaid in full in cash, which shall be funded using proceeds from the Rights Offering and available cash on hand, and the investors that have funded loans under the executed Second Lien Credit Facility (each a “Second Lien Lender” and, together, the “Second Lien Lenders”) shall receive, on a pro rata basis the Second Lien Closing Fee (as defined below) and the Second Lien Funding Premium (as defined below), each as set forth on Annex F hereto, with the payment being in the form of New Notes.

In the event the Second Lien Credit Facility Funding has occurred (any claims under the Second Lien Credit Facility, the “Second Lien Claims”), any amounts actually funded in cash under the Second Lien Credit Facility and all interest actually paid in kind and accrued and unpaid interest shall be repaid in full in cash, which shall be funded using proceeds from the Rights Offering and available cash on hand and the Second Lien Lenders shall receive the Second Lien Closing Fee and the Second Lien Funding Premium, each as set forth on Annex F hereto, with such payment being in the form of New Notes.

Holders of Second Lien Claims will be impaired and entitled to vote to accept or reject the Plan.

Other Secured Claims	All such underlying claims, if any, shall be paid in the ordinary course of business as and when they come due.

On the Effective Date, except to the extent that a holder of an allowed other secured claim agrees to less favorable treatment, each allowed other secured claim shall be (i) cured and reinstated pursuant to section 1124(2) of the Bankruptcy Code or (ii) receive such other treatment to render such secured claim unimpaired pursuant to section 1124(1) of the Bankruptcy Code.

Holders of Other Secured Claims will be unimpaired and deemed to accept the Plan and thus not entitled to vote.

5

TREATMENT OF CLAIMS AND INTERESTS
	RECAPITALIZATION	IN-COURT RESTRUCTURING

Notes

Each Eligible Holder of Existing Notes that participates in the Exchange Offer shall receive its pro rata portion of Class M Common Stock. The Class M Common Stock will then be cancelled in the Merger and the holders of Class M Common Stock will receive as merger consideration, in the aggregate, 100.0% of the New Common Stock (subject to dilution from (i) the issuance of New Common Stock pursuant to the MIP (as defined below), (ii) the issuance of New Common Stock (or the New Penny Warrants, as the case may be) pursuant to the Investor Purchase Agreement, (iii) the issuance of the New Penny Warrants and the Investor Warrants, (iv) the conversion of the New Notes, if applicable, and (v) the concurrent preemptive rights offering to certain holders of the Company Common Stock as required by the Company’s existing Shareholders Agreement as a result of the Exchange Offer (the “Preemptive Offer”)), as set forth in further detail on Annex A, hereto.

Each Eligible Holder of Existing Notes that participates in the Exchange Offer shall also be permitted to subscribe to purchase New Notes in an amount up to its pro rata portion of 96% of the principal amount of New Notes offered in the Rights Offering, as set forth in further detail on Annex B-2, hereto.

In full and final satisfaction of the Notes Claims, each holder of Note Claims shall receive its pro rata portion of 100.0% of the common stock of reorganized Affinion Holdings (subject to dilution from (i) the issuance of New Common Stock pursuant to the MIP, (ii) the issuance of New Common Stock (or the New Penny Warrants, as the case may be) pursuant to the Investor Purchase Agreement, (iii) the issuance of the New Penny Warrants, and (iv) the conversion of the New Notes, if applicable).

Holders of Note Claims will be impaired and entitled to vote to accept or reject the Plan.

Each eligible holder of Note Claims will also be permitted to subscribe to purchase New Notes in an amount up to its pro rata portion of 100.0% of the Rights Offering, as set forth in further detail on Annex B-2, hereto.

	To the extent the acquisition of Class M Common Stock or New Common Stock would result in an investor beneficially owning 19.9% or more of the outstanding amount of New Common Stock, and which investor’s acquisition of New Common Stock would require the consent of, or notice to, a governmental authority (including without limitation the U.K. Financial Conduct Authority), and such consent has not been obtained, or notice has not been given, a holder of Existing Notes will receive, as necessary, New Penny Warrants, as set forth on Annex D-2, in lieu of shares of Class M Common Stock or New Common Stock (together with the New Common Stock, the “New Equity Interests”).	To the extent the acquisition of common stock of the reorganized Affinion Holdings would result in an investor beneficially owning 19.9% or more of the outstanding amount of common stock of reorganized Affinion Holdings, and which investor’s acquisition of the common stock of reorganized Affinion Holdings would require the consent of, or notice to, a governmental authority (including without limitation the U.K. Financial Conduct Authority), and such consent has not been obtained, or notice has not been given, a holder of Existing Notes will receive, as necessary, New Penny Warrants, as set forth on Annex D-2, in lieu of shares of common stock of reorganized Affinion Holdings.

6

TREATMENT OF CLAIMS AND INTERESTS
	RECAPITALIZATION	IN-COURT RESTRUCTURING

General Unsecured Claims	Holders of allowed general unsecured claims shall be paid in the ordinary course of business.

Except to the extent that a holder of an allowed general unsecured claim agrees to a less favorable treatment of its allowed claim, in exchange for full and final satisfaction, settlement, release, and discharge of each allowed general unsecured claim, each holder of an allowed general unsecured claim shall have its claim reinstated as of the Effective Date as an obligation of the applicable reorganized Debtor and shall be satisfied in full in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such allowed general unsecured claim; provided that, with respect to trade creditors, the current terms of the agreements and/or arrangements between the Debtors and such parties remain unaltered.

Holders of General Unsecured Claims will be unimpaired and deemed to accept the Plan and thus not entitled to vote.

Section 510(b) Claims	Not applicable.

On the Effective Date, all claims arising under section 510(b) of the Bankruptcy Code shall be extinguished, cancelled and discharged and the holders of any section 510(b) claims shall not be entitled to, and shall not receive or retain, any property or distribution on account of such claims under the Plan.

Holders of Section 510(b) Claims will be impaired and deemed to reject the Plan and thus not entitled to vote.

Company Common Stock and Existing Warrants

Certain Consenting Stakeholders have informed the Company that they desire to exercise their Existing Warrants using full physical settlement.

All other Existing Warrants will be amended to be mandatorily exercised, on a cashless basis into shares of Company Common Stock immediately prior to the Merger. In accordance with the Merger, such newly issued Company Common Stock, together with the

All existing Company Common Stock, Existing Warrants, Class C/D Common Stock (as defined below) and any other equity interests of Affinion Holdings (collectively, the “Affinion Holdings Equity Interests”) shall be cancelled and shall not receive any distribution.

7

TREATMENT OF CLAIMS AND INTERESTS
	RECAPITALIZATION	IN-COURT RESTRUCTURING

prior existing Company Common Stock, will be cancelled in the Merger and the holders of Company Common Stock will receive Investor Warrants as merger consideration. The form of the Investor Warrants are set forth on Annex D-1, hereto. Any investor that properly submits an exercise notice prior to the mandatory exercise will be able to exercise their Existing Warrants for cash in accordance with the terms of the Existing Warrant Agreement.

In addition, each holder of Existing Equity Interests will have the right to subscribe to purchase New Notes in an amount up to its pro rata portion of 4% of the principal amount of New Notes offered in the Rights Offering as set forth in further detail on Annex B-2, hereto.

Holders of Affinion Holdings Equity Interests will be impaired and deemed to reject the Plan and thus not entitled to vote.

Class C/D Common Stock	Holders of Class C Common Stock (the “Class C Common Stock”), par value $0.01 per share, of Affinion Holdings, or of Class D Common Stock (the “Class D Common Stock” and together with the Class C Common Stock, the “Class C/D Common Stock”), par value $0.01 per share, of Affinion Holdings will be cashed out as a result of the Merger, and will receive $0.01 per share as merger consideration.	See “Company Common Stock and Existing Warrants” above.

Intercompany Interests	Unchanged.

On the Effective Date, the equity interests in any Debtor (other than Affinion Holdings) shall receive no distribution in respect of their equity interests and shall be reinstated, for administrative purposes only, at the election of the Debtors.

Holders of Intercompany Interests will be impaired and deemed to reject the Plan and thus not entitled to vote.

8

OTHER TERMS
	RECAPITALIZATION	IN-COURT RESTRUCTURING

Financing Commitment	Certain parties to the Support Agreement have entered into the Investor Purchase Agreement to backstop 100% of the Rights Offering on the terms and conditions set forth therein.

DIP Facility	Not Applicable.

Certain first lien lenders will provide the Debtors with post-petition financing on the terms, and subject to the conditions, set forth in the DIP commitment letter attached to the Support Agreement as Exhibit E (the “DIP Facility”). The DIP Facility shall be used to fund operations and the payment of administrative expenses in the Chapter 11 Cases.

On the Effective Date, and except to the extent that the reorganized Debtors and a holder of an allowed DIP Facility claim agree to a less favorable treatment (in which event such other agreement will govern, but solely as between such holder of an allowed DIP Facility claim and the reorganized Debtors) or has been paid prior to the Effective Date, each holder of an allowed DIP Facility claim shall receive, on account of and in full and final satisfaction, settlement, release, and discharge of such claim against each of the Debtors that are obligors under the DIP Facility, its pro rata share of cash in the amount of such allowed DIP Facility claim.

Tax Related Issues (Structuring & Otherwise)	The parties will work together in good faith and will use reasonable best efforts to structure and implement the Transaction and the transactions related thereto in a tax efficient and cost efficient manner for the reorganized Company and the Required Consenting Stakeholders. The parties intend to structure the Transaction and the transactions related thereto to avoid material cash taxes and preserve favorable tax attributes to the extent practicable and not adverse to the Lenders or the Noteholders.

Intercompany Claims	Unchanged.	On the Effective Date, intercompany claims shall be reinstated, compromised, or cancelled at the election of the Debtors or the reorganized Debtors, as applicable, with the consent of the Required Consenting Stakeholders.

9

OTHER TERMS
	RECAPITALIZATION	IN-COURT RESTRUCTURING
Corporate Governance/New Board	The existing organizational documents of the Company will be amended or amended and restated pursuant to the terms set forth on Annex E-1 and E-2.

On the Effective Date, the existing corporate governance documents will be amended and restated or terminated, as necessary, to, among other things, set forth the rights and obligations of the parties (collectively, the “Corporate Governance Documents”). The Corporate Governance Documents shall be consistent with this Term Sheet and the Support Agreement.

The existing directors of each of the Debtors shall remain in their current capacities as directors of the applicable reorganized Debtor, until replaced or removed in accordance with the organizational documents of the applicable reorganized Debtors.

Registration Rights	The Company’s Registration Rights Agreement shall terminate as a result of there being no “Registrable Securities” outstanding following consummation of the Merger. Immediately following the Merger, Affinion Holdings and certain investors will enter into a new Registration Rights Agreement, having the terms set forth on Annex E-4.	The reorganized Company shall enter into a new registration rights agreement with any party that on or after the Effective Date holds 7% or more of the New Common Stock. The registration rights agreement shall include those terms described on Annex E-4 hereto.

Shareholders Agreement	The existing Shareholders Agreement shall terminate as a result of there being no “Stockholders” following the consummation of the Merger. Immediately following the Merger, Affinion Holdings and each of the investors participating in the Exchange Offer, the Preemptive Offer and/or the Investor Purchase Agreement shall enter into a new Stockholders Agreement, the form of which is set forth on Annex E-3, hereto.	Immediately following the Effective Date, the shareholders will enter into a new Stockholders Agreement, the form of which is set forth on Annex E-3, hereto.

Executory Contracts and Unexpired Leases	Unchanged.	In the event the Chapter 11 Cases are commenced, the Debtors intend to assume all executory contracts and unexpired leases; provided, however, that the Debtors are continuing to evaluate certain real property leases and will designate such leases for assumption or rejection at or prior to confirmation, with the consent of the Required Consenting Stakeholders.

10

OTHER TERMS
	RECAPITALIZATION	IN-COURT RESTRUCTURING
Employment Agreements / Other Compensation Programs	Unchanged other than the adoption of the MIP (as defined below).	On the Effective Date, the Debtors will assume all existing employment agreements, retention agreements, incentive plans, and compensation and severance plans.

Management Incentive Plan	The Company shall establish and adopt a new Board/management incentive plan (the “MIP”) with equity and non-equity awards and terms determined as set forth on Annex E-5, hereto.

Retained Causes of Action	Not applicable.

The In-Court Restructuring shall contain customary provisions regarding retention of causes of action which shall revest in the Company.

The reorganized Debtors shall determine whether to pursue any and all Debtor claims. All proceeds from any recovery derived from such Debtor claims, if any, shall vest in the reorganized Debtors.

Releases, Exculpation, Injunction	The Recapitalization shall provide for customary mutual releases and other exculpatory provisions, in each case, to the fullest extent permitted by law, in favor of the Company, the Consenting Stakeholders, and the Company’s current and former direct and indirect affiliates, subsidiaries, equityholders, members, partners, professionals, principals, attorneys, accountants, investment bankers, consultants, agents, advisors, other representatives, employees, directors, and officers (including their respective equityholders, members, partners, subsidiaries, affiliates, funds, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives), in their respective capacities as such.	The Plan shall contain customary mutual releases and other exculpatory provisions, in each case, to the fullest extent permitted by law, in favor of the Debtors, the Consenting Stakeholders, and the holders of claims/interests that vote to accept the Plan and in the case of each of the foregoing, each such party’s current and former direct and indirect affiliates, subsidiaries, equityholders, members, partners, professionals, principals, attorneys, accountants, investment bankers, consultants, agents, advisors, other representatives, employees, directors, and officers (including their respective equityholders, members, partners, subsidiaries, affiliates, funds, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives), in their respective capacities as such (collectively, the “Released Parties”), as well as standard and customary, exculpation, discharge, and injunction provisions.

11

OTHER TERMS
	RECAPITALIZATION	IN-COURT RESTRUCTURING

The Plan shall further provide that, to the extent permitted by applicable law, all voting creditors and all creditors in classes deemed to accept or reject the Plan shall be deemed to release all Released Parties unless they elect to opt out of granting such releases.

The Plan shall further provide that any Consenting Stakeholder that terminates or materially breaches the Support Agreement will not be a Released or Exculpated Party.

Consent and Consultation Rights	The Consenting Stakeholders’ consent and consultation rights over the Definitive Documents are as set forth in the Support Agreement.

Conditions to Closing

In addition to the conditions set forth in the Support Agreement and the Definitive Documentation, the effectiveness of the Recapitalization shall be subject to the satisfaction or waiver of the following customary closing conditions (except with respect to those conditions that, by their nature, are intended to be satisfied at the closing of the Recapitalization or a later date, which in each case shall be capable of being satisfied at the closing of the Recapitalization or such later date):

(i) The obtaining of all necessary approvals, the tolling of all applicable waiting periods, or the filing of all applicable notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the competition laws of any applicable foreign jurisdictions, except to the extent the failure to obtain such approvals, give such notices or toll such waiting periods would not reasonably be expected to have a material adverse effect on the Affinion Parties;

In addition to the conditions set forth in the Support Agreement and the Definitive Documentation, the effectiveness of the In-Court Restructuring shall be subject to the satisfaction or waiver of the following customary closing conditions:

(i) The obtaining of all necessary approvals, the tolling of all applicable waiting periods, or the filing of all applicable notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the competition laws of any applicable foreign jurisdictions, except to the extent the failure to obtain such approvals, give such notices or toll such waiting periods would not reasonably be expected to have a material adverse effect on the Affinion Parties;

12

OTHER TERMS
RECAPITALIZATION	IN-COURT RESTRUCTURING

(ii)  unless waived by the Affinion Parties, the Required Consenting Noteholders, the Second Lien Lenders, ICG, Mudrick and/or the Required Consenting Lenders, as applicable, each document or agreement constituting Definitive Documentation shall be in form and substance consistent in all material respects with this Term Sheet and the Support Agreement and be otherwise approved consistent in all material respects with the terms of section 4(b) of the Support Agreement and the Plan;

(iii)  unless waived by the Affinion Parties, the Required Consenting Noteholders and/or the Required Consenting Lenders, as applicable, each of the schedules, documents, supplements, and exhibits to the Plan and the Offering Memorandum and Disclosure Statement (except to the extent expressly excluded pursuant to the terms of Section 4(b)(i) or 4(b)(ii) of the Support Agreement) shall be in form and substance consistent in all material respects with this Term Sheet and the Support Agreement and such documents shall otherwise be approved consistent in all material respects with terms of section 4(b) of the Support Agreement;

(iv) none of the Investor Purchase Agreement, the Support Agreement, the Forbearance or the Merger Agreement shall have been terminated or, without the consent of the Affinion Parties, Required Consenting Noteholders and/or Required Consenting Lenders, as applicable, altered, amended, supplemented or modified in any way (except as expressly permitted by the Support Agreement), and each shall remain in full force and effect as a binding obligation of the parties thereto;

(ii)  unless waived by Affinion Parties, the Required Consenting Noteholders, the Second Lien Lenders, ICG, Mudrick and/or the Required Consenting Lenders, as applicable, each document or agreement constituting Definitive Documentation shall be in form and substance consistent in all material respects with this Term Sheet and the Support Agreement and be otherwise approved consistent in all material respects with the terms of section 4(b) of the Support Agreement and the Plan;

(iii)  the Bankruptcy Court shall have entered an order confirming the Plan in form and substance consistent in all material respects with this Term Sheet and the Support Agreement and such order shall otherwise be approved consistent in all material respects with the terms of section 4(b) of the Support Agreement, and such order shall not have been stayed, modified or vacated; and

(iv) unless waived by the Affinion Parties, the Required Consenting Noteholders and/or the Required Consenting Lenders, as applicable, each of the schedules, documents, supplements, and exhibits to the Plan and the Offering Memorandum and Disclosure Statement (except to the extent expressly excluded pursuant to the terms of Section 4(b)(i) or 4(b)(ii) of the Support Agreement) shall be in form and substance consistent in all material respects with this Term Sheet and the Support Agreement and such documents shall otherwise be approved consistent in all material respects with terms of section 4(b) of the Support Agreement.

13

OTHER TERMS
RECAPITALIZATION	IN-COURT RESTRUCTURING

(v)   unless waived by the Affinion Parties and the Required Consenting Stakeholders, the Consent Requirements shall have been satisfied on or prior to the Outer Date;

(vi) each of the Definitive Documents shall have been, to the extent applicable, executed and delivered by each of the parties thereto, and shall be in full force and effect as a binding obligation of the parties thereto;

(vii)  the Rights Offering shall have been consummated;

(viii)  the Merger shall have been consummated in accordance with the terms of the Merger Agreement;

(ix) the preemptive offer resulting from the proposed issuance of equity securities of Affinion Holdings as contemplated by the Recapitalization shall have been consummated or, with the consent of the Required Consenting Noteholders, Affinion Holdings shall have elected to utilize the “accelerated issuances” provision of the Shareholders Agreement to perform the preemptive offer promptly following the closing;

14

OTHER TERMS
	RECAPITALIZATION	IN-COURT RESTRUCTURING

(x)   unless waived by the Affinion Parties and the Required Consenting Lenders, each of the investors party to the Investor Purchase Agreement stand ready, willing and able to subscribe for, collectively, the full amount of the unsubscribed for New Notes from the Rights Offering;

Business Day	“Business Day” means any day other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York or Stamford, Connecticut are required or authorized by law to be closed for business.

15

Annex A

Summary Description of Exchange Offer

Exchange Offer

Affinion Group Holdings, Inc. (“Affinion Holdings” or the “Offeror”) intends to conduct the Exchange Offer, pursuant to which Affinion Holdings will offer, in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), provided by Section 4(a)(2) thereof, to all eligible holders of the Existing Notes (as defined below) (the “Noteholders”), to exchange Affinion Holdings’ Senior Cash 12.5%/PIK Step-Up to 15.5% Notes due 2022 (the “Existing Notes”) and consent to the Proposed Amendments (as defined below) for the consideration described below.

The Exchange Offer is being made, and the Exchange Consideration (as defined below) is being offered, and issued only (a) in the United States, to holders of Existing Notes who are (i)(x) “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or (y) institutional “accredited investors” within the meaning of Rule 501 (a)(1), (2), (3) or (7) of Regulation D under the Securities Act and (ii) “institutional accounts” within the meaning of Rule 4512 of the Financial Industry Regulatory Authority and (b) outside the United States, to holders of Existing Notes who are not “U.S. persons” (as defined in Rule 902 under the Securities Act) in reliance on Regulation S of the Securities Act. The holders of Existing Notes who are eligible to participate in the Exchange Offer pursuant to at least one of the foregoing conditions are referred to herein as “Eligible Holders.”

The Consent Solicitation	Affinion Holdings is soliciting consents from the Noteholders for proposed amendments to the Existing Notes Indenture governing the Existing Notes to eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in the Existing Notes Indenture (the “Proposed Amendments”). If the requisite consents are obtained and the Consent Solicitation is consummated, the Proposed Amendments will be effected through the execution of a supplemental indenture to the Existing Notes Indenture (the “Supplemental Indenture”). By tendering its Existing Notes, an Eligible Holder will be deemed to have delivered consents to the Proposed Amendments with respect to its Existing Notes being tendered. Eligible Holders may not deliver consents without tendering the related Existing Notes and Eligible Holders may not tender Existing Notes without delivering the related consents.

A-1

Exchange Consideration

For each $1,000 principal amount of the Existing Notes tendered in the Exchange Offer on or prior to the Expiration Time, Eligible Holders will receive [14.672467] shares of Class M Common Stock, which will, by operation of the Merger, be cancelled and the holders thereof shall receive, as consideration therefor, [1] shares of New Common Stock, which shall constitute 100% of the issued and outstanding New Common Stock, subject to dilution from (i) the issuance of New Common Stock pursuant to the MIP, (ii) the issuance of New Common Stock (or the New Penny Warrants, as the case may be) pursuant to the Investor Purchase Agreement, (iii) the issuance of the New Penny Warrants and the Investor Warrants, (iv) the conversion of the New Notes, if applicable, and (v) the Preemptive Offer (the “Exchange Consideration”).

For each $1,000 principal amount of the Existing Notes tendered in the Exchange Offer on or prior to the Consent Time, each Eligible Holder will receive rights to subscribe to purchase its pro rata portion of 96% of the principal amount of the New Notes being offered pursuant to the terms of the Rights Offering (the “Consent Consideration”, and together with the Exchange Consideration, the “Total Consideration”).

The terms of the New Notes are set forth on Annex B-1.

The New Notes will not be registered under the Securities Act and holders of the New Notes will not be able to offer or sell such New Notes except pursuant to an exemption from or in a transaction not subject to the registration requirements of the Securities Act and subject to the additional transfer restrictions set forth on Annex B-1.

Waiver of Preemptive Rights	By participating in the Exchange Offer, any Eligible Holder shall be deemed to have acknowledged and agreed that such Eligible Holder waives its preemptive rights, to the extent such Eligible Holder has preemptive rights, as set forth in the Shareholders Agreement with respect to all Company Common Stock and New Penny Warrants to be issued (i) in the Exchange Offer, (ii) pursuant to the Investor Purchase Agreement, and (iii) upon the conversion of the New Notes, if applicable.

Withdrawal Rights	Validly tendered Existing Notes may be withdrawn (and the related consents pursuant to the Consent Solicitation therefore revoked) at any time at or prior to the tenth Business Day following the commencement of the Exchange Offer (the “Consent Time”), subject to applicable law.

A-2

Annex B-1

Description of New Notes

[See attached]

Annex B-1

Final Form

DESCRIPTION OF THE NEW NOTES

General

Capitalized terms used in this “Description of the New Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.” As used in this “Description of the New Notes” section, the “Company” means Affinion Group, Inc. and not any of its Subsidiaries.

Pursuant to the terms of the Rights Offering, the Investor Purchase Agreement and the Equity Rights Offering (solely if the Recapitalization is consummated), the Company will initially issue $345,000,000 in aggregate principal amount of 18% Senior PIK New Notes due 2024 (the “New Notes”) under an indenture (the “Indenture”), to be dated as of the Issue Date, among the Company, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”). Copies of the Indenture may be obtained from the Company upon request. See “Where You Can Find More Information.”

The following summary of certain provisions of the Indenture and the New Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms of the Trust Indenture Act of 1939, as amended (the “TIA”) that are expressly incorporated by reference therein. The Indenture will not be qualified under the TIA.

We may issue additional New Notes (the “Additional New Notes”) from time to time after this offering without notice or the consent of holders of New Notes. Any issuance of Additional New Notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The New Notes and any Additional New Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the New Notes,” references to the New Notes include any Additional New Notes actually issued.

Principal of, premium, if any, and interest on the New Notes will be payable, and the New Notes may be exchanged or transferred, at the office or agency of the Company as specified in the Indenture (which initially shall be the principal corporate trust office of the Trustee). On each interest payment date, the Company shall pay scheduled payments of interest on the New Notes entirely by increasing the principal amount of the outstanding New Notes in the amount of interest paid (a “PIK Payment”). Upon such PIK Payment, the registrar will increase the outstanding principal amount of the New Notes as shown in the registrar’s definitive register of holders of New Notes (the “Register”) in the amount of such PIK Payment. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the New Notes,” references to the “principal amount” of the New Notes includes any increase in the principal amount of the outstanding New Notes as a result of a PIK Payment. On the Closing Date, the Trustee shall act as the registrar.

The New Notes will be issued only in fully registered uncertificated form, without coupons, in minimum denominations of $1.00 and any integral multiple of $1.00. No service charge will be made for any registration of transfer or exchange of New Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The New Notes will not be made eligible for trading through the facilities of The Depository Trust Company. At the Company’s option and in its sole discretion, the Company may notify the Trustee that it elects to cause the issuance of certificated notes.

Terms of the New Notes

The New Notes will be:

•	general unsecured obligations of the Company and will not be entitled to the benefit of any mandatory sinking fund;

•

effectively subordinated in right of payment to all existing and future secured Indebtedness of the Company, including the Indebtedness of the Company under the Credit Agreement to the extent of the assets securing such Indebtedness;

•	pari passu in right of payment with all existing and future senior Indebtedness of the Company, including Indebtedness of the Company under the Credit Agreement;

•	senior in right of payment to all existing and future subordinated Indebtedness of the Company; and

•	subject to the Payment Subordination Provisions (as defined below), guaranteed on a senior unsecured basis by the Guarantors as described under “—Guarantees.”

After giving pro forma effect to the Transactions (assuming all Existing Notes and are validly tendered for exchange at or prior to the Consent Time, and further assuming the Pre-Emptive Rights Offer is 0% subscribed), as of December 31, 2018, the Company and the Initial Guarantors (as defined under “—Guarantees”) would have had $[•] million of Indebtedness (including the New Notes), $[•] million of which would have been secured Indebtedness, and the Company’s Subsidiaries that are not guaranteeing the New Notes would have had $[•] million of indebtedness and other liabilities (including trade payables but excluding unsecured intercompany borrowings).

As of the date of the Indenture, all of the Company’s subsidiaries will be “Restricted Subsidiaries.” Under certain circumstances, the Company will be permitted to designate certain of its other subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture and will not guarantee the New Notes.

The New Notes will mature on the date that is five years and six months from the Issue Date, at their principal amount, plus accrued and unpaid interest to, but not including, the maturity date. If the Consolidated Net Leverage Ratio of Affinion Holdings on the maturity date of the New Notes is greater than or equal to 8.50 to 1.00, then, in lieu of the Company making any required principal payment on the New Notes on such maturity date, the holders of a majority in aggregate principal amount of the New Notes outstanding may, with the consent of the Company, elect to convert (the “Maturity Date Conversion”) the aggregate outstanding principal amount of New Notes into new common stock, par value $0.000001, of Affinion Holdings (the “New Common Stock”) equal to a percentage of the fully diluted equity of Affinion Holdings (calculated prior to dilution from the issuance of any New Common Stock, or securities convertible into New Common Stock, in each case issued under the Management Incentive Plan), calculated by multiplying (A) 99.9999 by (B) (1) the aggregate outstanding principal amount of New Notes (calculated after giving effect to any PIK Payments) as of such date divided by (2) the aggregate principal amount of New Notes and Additional New Notes issued under the indenture (including 18% PIK interest paid semi-annually on such New Notes and Additional New Notes from the date of issuance thereof to the maturity date). Upon a Maturity Date Conversion, the indenture will be discharged and the registrar will deregister the New Notes.

Interest on the New Notes will accrue at a rate per annum of 18.00%. Interest on the New Notes will be payable semi-annually in arrears on the six- and twelve-month anniversaries of the Issue Date, commencing on the six-month anniversary of the Issue Date. The Company will make each interest payment to the holders of record of the New Notes on the fifteenth calendar day immediately preceding the related interest payment date. The New Notes will accrue interest from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date and will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will be payable on the New Notes by increasing the principal amount of each holder’s New Notes in the Register by an amount equal to the amount of interest for the applicable interest period (rounded up to the nearest whole dollar) for such holder’s New Notes. Following an increase in the principal amount of New Notes as a result of a PIK Payment, such New Notes will bear interest on such increased principal amount from and after the interest payment date in respect of which such PIK Payment was made.

Optional Redemption

The Company may redeem the New Notes, at its option, in whole at any time or in part from time to time, upon not less than 10 nor more than 60 days’ prior notice sent electronically or mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the New Notes, plus accrued and unpaid interest, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

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In the case of any partial redemptions described above, selection of the New Notes for redemption will be made by the Company; provided, that no New Notes of $1.00 or less shall be redeemed in part. If any Note is to be redeemed as described above in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. Upon such redemption, the registrar will decrease the principal amount of each applicable holder’s Note in the Register to correspond with such cancellation. On and after the redemption date, interest will cease to accrue on New Notes or portions thereof called for redemption so long as the Company has deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the New Notes to be redeemed.

The Company, its Subsidiaries or any Affiliates of the Company may at any time and from time to time purchase any of our Indebtedness, including the New Notes, or Indebtedness of our Subsidiaries. Any such future purchases may be made through open market or privately negotiated transactions with third parties or our Affiliates, or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as we, our Subsidiaries or our Affiliates may determine.

Guarantees

The New Notes will be guaranteed, jointly and severally, by Affinion Holdings and the Subsidiary Guarantors, which are each of the Company’s direct and indirect Restricted Subsidiaries (other than any Excluded Subsidiaries). On the Issue Date, each of the Company’s Restricted Subsidiaries listed on Schedule I hereto (including but not limited to the Foreign Subsidiaries listed on Schedule I hereto) will be a Subsidiary Guarantor (together with Affinion Holdings, the “Initial Guarantors”). In the twelve month period ended December 31, 2018, Subsidiaries that are not guaranteeing the New Notes (“Non-Guarantor Subsidiaries”) contributed $[•] million and $[•] million to our net revenues and EBITDA, respectively. As of December 31, 2018, the Non-Guarantor Subsidiaries would have held approximately $[•] million, or [•]%, of our total assets.

Each Guarantee:

•	will be senior in right of payment to all existing and future subordinated Indebtedness of each Guarantor;

•	will be a general unsecured obligation of each Guarantor;

•

will be effectively subordinated in right of payment to all existing and future secured Indebtedness of each Guarantor, including the guarantee of such Guarantor under the Credit Agreement to the extent of the collateral secured thereby; and

•

will be, subject to the Payment Subordination Provisions, pari passu in right of payment with all existing and future senior Indebtedness of each Guarantor, including the guarantee of such Guarantor under the Credit Agreement.

The obligations of any Foreign Subsidiary that is a Subsidiary Guarantor organized in any jurisdiction other than the United Kingdom with respect to its Guarantee will be subordinated in right of payment (as described in this paragraph, the “Payment Subordination Provisions”) to the prior payment in full in cash of all obligations under the Credit Agreement, dated as of May 10, 2017, by and among Affinion Holdings, the Company, the lenders party thereto, HPS Investment Partners, LLC, as administrative agent and collateral agent, as in effect on the Issue Date (as amended, restated, amended and restated, supplemented, refinanced, replaced or otherwise modified, the “HPS Credit Agreement”); provided that the Guarantees of such Subsidiary Guarantors shall in all respects rank (i) pari passu in right of payment with any Indebtedness of the Company or such Subsidiary Guarantor that ranks pari passu in right of payment with the HPS Credit Agreement and (ii) senior in right of payment with any Indebtedness of the Company or such Subsidiary Guarantor that ranks subordinated in right of payment with the HPS Credit Agreement.

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The obligations of each Subsidiary Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. In addition, the guarantees by certain foreign subsidiaries may also be limited by financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting creditor rights generally. See “Risk Factors—Risk Factors Related to Our Indebtedness Following the Transactions—Federal and state statutes allow courts, under specific circumstances, to avoid notes and any future guarantees and require holders of New Notes to return payments received, and foreign laws may contain similar provisions.” As of December 31, 2018, after giving pro forma effect to the Transactions, the Initial Guarantors would have had $[•] million of Secured Indebtedness, of which $[•] million would have been guarantees of Indebtedness under the Credit Agreement.

Each Guarantee will be a continuing guarantee and, subject to the next succeeding paragraph, shall:

(1)	remain in full force and effect until payment in full of all obligations of the Company under the Indenture and the New Notes;

(2)	be binding upon each such Guarantor and its successors; and

(3)	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

Notwithstanding anything to the contrary in “Amendments and Waivers,” a Guarantee of a Guarantor will be automatically released and discharged upon:

(1)

in the case of a Subsidiary Guarantor, the sale, disposition or other transfer (including through merger, amalgamation or consolidation) of the Capital Stock of such Subsidiary Guarantor, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary, if such sale, disposition or other transfer is made in compliance with the Indenture, or

(2)

in the case of a Subsidiary Guarantor, the Company designating such Subsidiary Guarantor to be (x) an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary” or (y) an Identified Guarantor, or

(3)

the Company’s exercise of the legal defeasance option as described under “—Defeasance,” or if the Company’s obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Certain Covenants

The Indenture will contain provisions in respect of certain covenants including, among others, those summarized below:

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The Indenture will provide that:

(1)

the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2)	the Company will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that the Company and any Subsidiary Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Subsidiary Guarantor of the Company may issue shares of Preferred Stock, in each case, based on the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued (determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period), if (i) the Company’s Fixed Charge Coverage Ratio would have been at least 1.65 to 1.00 and (ii) the Company’s Consolidated Net Leverage Ratio would not exceed 6.00 to 1.00.

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The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(a)

the Incurrence by the Company or its Restricted Subsidiaries of Indebtedness under any Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to the sum of (i) $50.0 million and (ii) an aggregate principal amount of the term loan and revolving loan commitments under the HPS Credit Agreement as in effect on the Issue Date (which is estimated on the date of this Offering Memorandum to be approximately $800 million); provided that such amount shall be reduced by the aggregate amount of all repayments, optional or mandatory, of the principal of any term Indebtedness and all commitment reductions with respect to any revolving credit commitments, in each case, under any such Credit Agreement that have been made since the Issue Date;

(b)

the Incurrence by the Company and the Guarantors of Indebtedness represented by (i) the New Notes to be issued on the Issue Date, (ii) the New Notes to be issued after the Issue Date pursuant to the terms of the Management Incentive Plan and (iii) any increase in the principal amount of New Notes as a result of a PIK Payment and, in each case, the Guarantees in respect thereof;

(c)

Indebtedness of the Company and its Restricted Subsidiaries existing on the Issue Date (other than Indebtedness described in clauses (a) and (b)) after giving effect to the use of proceeds of the offering of the New Notes;

(d)

(1) Indebtedness (including Capital Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries, Disqualified Stock issued by the Company or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Company to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) and (2) Acquired Indebtedness; provided, however, that the aggregate principal amount of Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (d), when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding that was Incurred (or deemed Incurred as provided under clause (n) below) pursuant to this clause (d), does not exceed $40 million in the aggregate;

(e)

Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f)

Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the Transactions or the disposition of any business, assets or a Subsidiary of the Company, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(g)

Indebtedness of the Company to a Restricted Subsidiary; provided, that any such Indebtedness is subordinated in right of payment to the obligations of the Company under the New Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

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(h)

shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i)

Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided, that if a Guarantor incurs such Indebtedness, and such Indebtedness is owed to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except (x) to the Company or another Restricted Subsidiary or (y) a pledge of Indebtedness referred to in this clause (i) shall be deemed to be held by the pledgor and shall not be deemed a transfer until the pledgee commences actions to foreclose on such Indebtedness) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j)

Hedging Obligations that are Incurred not for speculative purposes and either (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding or (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges;

(k)

obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary, in each case, reasonably required in the conduct of the business (giving effect to any growth or expansion of such business), including those to secure health, safety, insurance and environmental obligations of the Company and its Restricted Subsidiaries as conducted in accordance with good and prudent business industry practice;

(l)

Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary of the Company and Preferred Stock of any Restricted Subsidiary of the Company not otherwise permitted hereunder in an aggregate principal amount which, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), does not exceed $65.0 million at any one time outstanding;

(m)

any guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other Obligations by the Company or such Restricted Subsidiary is permitted under the terms of the Indenture; provided, that if such Indebtedness is by its express terms subordinated in right of payment to the New Notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such guarantor with respect to such Indebtedness shall be subordinated in right of payment to the New Notes or such Guarantor’s Guarantee, as applicable, substantially to the same extent as such Indebtedness is subordinated to the New Notes or the Guarantee of such Restricted Subsidiary, as applicable;

(n)

the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Company which serves to refund, refinance or defease any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under the first paragraph of this covenant and clauses (b), (c), (d) and (n) of this paragraph, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)

has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced;

(2)

has a Stated Maturity which is no earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) at least 91 days later than the maturity date of the New Notes;

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(3)

to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the New Notes, or the Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the New Notes or the Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4)

is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing;

(5)

shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Company that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that is a Subsidiary Guarantor, or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(6)

in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d), shall be deemed to have been Incurred and to be outstanding under such clause (d), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d), and provided, further, that subclauses (1) and (2) of this clause (n) will not apply to any refunding, refinancing or defeasance of (A) the New Notes or (B) any Secured Indebtedness;

(o)

Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business and in good faith; provided, that (i) such Indebtedness (other than credit or purchase cards) is extinguished within 10 Business Days of notification to the Company of its Incurrence; and (ii) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its Incurrence;

(p)

Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued under the Credit Agreement pursuant to clause (a) above, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee, provided, that if the Indebtedness incurred under this clause (p) is at any time no longer supported by such letter of credit or bank guarantee, then the Indebtedness previously incurred under this clause (p) shall be classified under the preceding paragraph or under another available clause in this paragraph and if such Indebtedness may not be so reclassified, then an Event of Default under the Indenture shall be deemed to have occurred;

(q)

the Incurrence by the Company of up to $25.0 million in aggregate principal amount of Indebtedness in respect of letters of credit; provided that the Incurrence of any such Indebtedness under this clause (q) shall reduce dollar-for-dollar the amount available to be Incurred under any Credit Agreement under clause (a) of this paragraph by an amount equal to the face amount of such letters of credit (provided that for the avoidance of doubt, if any such Indebtedness under this clause (q) is repaid, cancelled or otherwise extinguished, the amount available to be Incurred under any Credit Agreement under clause (a) of this paragraph shall be increased by an amount equal to the face amount of letters of credit that are so repaid, cancelled or otherwise extinguished, and such increased amount shall be available only for revolving credit borrowings under the revolving credit facility provided under the Credit Agreement or any replacement revolving facility thereof by the Company and the Guarantors);

(r)	Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(s)	up to $10.0 million in aggregate principal amount of Indebtedness of Foreign Subsidiaries that are not Subsidiary Guarantors at any time outstanding;

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(t)

Indebtedness consisting of earn-outs and obligations of the Company or any Restricted Subsidiary under deferred compensation or other similar arrangements Incurred by such person in connection with Permitted Business Acquisitions or any other Investment permitted under the Indenture;

(u)

Indebtedness consisting of an unsecured corporate purchase card program in the ordinary course of business in an aggregate amount at any time outstanding pursuant to this clause (u) not in excess of $60.0 million; and

(v)

Indebtedness by the Company or any of its Restricted Subsidiaries incurred under lines of credit or overdraft facilities extended by one or more financial institutions, in each case, established for the Company’s or such Restricted Subsidiaries’ ordinary course of operations (such Indebtedness, the “Overdraft Line”), (it being understood, however, that for a period of 90 consecutive days during each fiscal year of the Company the outstanding principal amount of Indebtedness under the Overdraft Line shall not exceed $20.0 million).

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of one or more of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (a) through (v) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock in any manner that complies with this covenant and such item of Indebtedness, Disqualified Stock or Preferred Stock will be treated as having been Incurred pursuant to one or more of such clauses or pursuant to the first paragraph hereof. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (a) above and the Company shall not be permitted to reclassify all or any portion of such Indebtedness outstanding on the Issue Date. Accrual of interest, the accretion of accreted value, amortization or original issue discount, the payment of interest in the form of additional Indebtedness with the same terms (including any PIK Payment), the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided, that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided, that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Limitation on Restricted Payments. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)

declare or pay any dividend or make any distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment with respect to such Equity Interests made in connection with any merger, amalgamation or consolidation involving the Company (other than (A) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or (B) dividends or distributions by a Restricted Subsidiary on its common Equity Interests so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

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(2)	purchase or otherwise acquire or retire for value any Equity Interests of the Company or any Parent of the Company, including in connection with any merger, amalgamation or consolidation;

(3)

make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Company or any Restricted Subsidiary (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)

immediately after giving effect to such transaction on a pro forma basis as if the Restricted Payment had been made (and including any other Restricted Payments made during the interest period in which such Restricted Payment is anticipated to be made) and any Indebtedness Incurred on such date had been Incurred, the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(c)

such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (4), (6), (7) and (14) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum, without duplication, of:

(A)

50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B)

100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Company after the Issue Date from the issue or sale of Equity Interests of the Company or any Parent of the Company (excluding (without duplication) Refunding Capital Stock and Disqualified Stock) including Equity Interests (other than Refunding Capital Stock or Disqualified Stock) issued upon conversion of Indebtedness or Disqualified Stock or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries), plus

(C)

100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after the Issue Date (other than Refunding Capital Stock, Disqualified Stock and contributions by a Restricted Subsidiary), plus

(D)

100% of the aggregate amount received by the Company or any Restricted Subsidiary after the Issue Date in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Company or any Restricted Subsidiary after the Issue Date from:

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(i)

the sale or other disposition (other than to the Company or a Restricted Subsidiary of the Company) of Restricted Investments made by the Company and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”),

(ii)

the sale (other than to the Company or a Restricted Subsidiary of the Company) of the Capital Stock of an Unrestricted Subsidiary (other than an Unrestricted Subsidiary to the extent the investments in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) of the second paragraph of “—Limitation on Restricted Payments” or to the extent such Investment constituted a Permitted Investment), or

(iii)	a distribution, dividend or other payment from an Unrestricted Subsidiary, plus

(E)

in the event any Unrestricted Subsidiary of the Company has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company after the Issue Date, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investments of the Company in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) of the second paragraph of the covenant described under “—Limitation on Restricted Payments” or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (B), (C), (D) and (E) above shall be determined in good faith by the Board of Directors of the Company and

(1)	in the event of property with a Fair Market Value in excess of $10.0 million, shall be set forth in an Officers’ Certificate or

(2)	in the event of property with a Fair Market Value in excess of $25.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Company.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)	(a)	the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Company, any Parent of the Company or Subordinated Indebtedness of the Company, any Parent of the Company or any Subsidiary Guarantor, in exchange for, or out of the proceeds of, the substantially concurrent sale (other than the sale of any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Equity Interests of the Company or any Parent of the Company or contributions to the equity capital of the Company (collectively, including any such contributions, “Refunding Capital Stock”), and

	(b)	the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

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(3)

the redemption, repayment, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale (or as promptly as practicable after giving any requisite notice to the holders of such Subordinated Indebtedness) of, new Indebtedness of the Company or any Subsidiary Guarantor which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(a)

the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),

(b)

such Indebtedness is Incurred by the Company or by a Subsidiary Guarantor in respect of refinanced Indebtedness of a Subsidiary Guarantor and, in each case, is subordinated to the New Notes, or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(c)

such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) at least 91 days later than the maturity date of the New Notes, and

(d)

such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4)

the repurchase, retirement or other acquisition for value (or dividends to any Parent of the Company to finance any such repurchase, retirement or other acquisition for value) of Equity Interests of the Company or any Parent of the Company held by any future, present or former employee, director or consultant of the Company, any Parent of the Company or any Subsidiary of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $1.25 million in any calendar year commencing with 2019; provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a)

the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Company after the Issue Date to members of management, directors or consultants of the Company, any Parent of the Company and Restricted Subsidiaries of the Company (provided, that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b)

the cash proceeds of key man life insurance policies received by the Company, any Parent of the Company (to the extent contributed to the Company) or the Restricted Subsidiaries of the Company after the Issue Date; less

(c)	the amount of any Restricted Payments previously made pursuant to subclauses (a) and (b) of this second proviso of clause (4);

(5)

the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued or incurred after the Issue Date in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(6)

the payment of dividends on the Company’s common Capital Stock (or the payment of dividends to any Parent of the Company to fund the payment by such Parent of the Company of dividends on such entity’s common Capital Stock) of up to 6.0% per annum of the net cash proceeds received by or contributed to the Company from any public offering of common Capital Stock consummated after the Issue Date, other than public offerings with respect to common Capital Stock of the Company or any Parent of the Company registered on Form S-4 or Form S-8;

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(7)	other Restricted Payments since the Issue Date in an aggregate amount not to exceed $2.5 million;

(8)

the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries (other than to the extent such Investments were made pursuant to clause (9) of the definition of Permitted Investments);

(9)

(a) with respect to each tax year or portion thereof that any direct or indirect parent of the Company qualifies as a Flow Through Entity, the distribution by the Company to the holders of Capital Stock of such direct or indirect parent of the Company of an amount equal to the product of the amount of aggregate net taxable income of the Company allocated by the Company to the holders of Capital Stock of the Company for such period and the Presumed Tax Rate for such period; and (b) with respect to any tax year or portion thereof that any direct or indirect parent of the Company does not qualify as a Flow Through Entity, payment of dividends or other distributions to any direct or indirect parent of the Company that files a consolidated U.S. federal tax return that includes the Company and its subsidiaries in an amount not to exceed the amount that the Company and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes, as the case may be, in respect of such year if the Company and its Restricted Subsidiaries had paid such taxes directly as a stand-alone taxpayer or stand-alone group;

(10)

the declaration and payment of dividends to, or the making of loans to, any Parent of the Company in amounts required for such entity to pay general corporate overhead expenses (including salaries, bonuses, benefits paid to management and employees of any Parent, expenses related to any equity or debt offering, including pre-emptive rights offerings, of such Parent (whether or not successful), if applicable, expenses incurred in connection with such Parent’s obligations as a public company, including SEC expenses and stock exchange or OTC listing expenses and legal, accounting and other professional and administrative expenses) for any direct or indirect parent entity of the Company to the extent such expenses are (a) attributable to the ownership or operation of the Company and its Restricted Subsidiaries or (b) expenses required to be incurred by any Parent of the Company in connection with the performance of its obligations under any debt agreement, shareholders’ agreement, registration rights agreement, investor rights agreement, warrant agreement or similar agreements, whether in existence on or after the Issue Date, to the extent such obligations arise from the issuance of debt of the Company that is guaranteed by any such Parent or from the issuance of Equity Interests of any such Parent, in each case, determined in good faith by the Board of Directors;

(11)

any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or made in connection with the consummation of the Transactions (including payments made pursuant to or as contemplated by the Transaction Documents, whether payable on the Issue Date or thereafter);

(12)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants; and

(13)

payments of cash, or dividends, distributions or advances by the Company or any Restricted Subsidiary to allow any such entity to make payments of cash, in lieu of the issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of Capital Stock of any such Person; provided, however, that the aggregate amount of such payments, dividends, distributions or advances does not exceed $1.25 million.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (4), (5), (6), (7) and (8), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Except as otherwise provided herein, the Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined in good faith by senior management or the Board of Directors of the Company.

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As of the Issue Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if Restricted Payments or Permitted Investments in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i)

pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and other Senior Credit Documents;

(2)	the Indenture and the New Notes;

(3)	applicable law or any applicable rule, regulation or order;

(4)

any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5)

contracts or agreements for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(6)

Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)	restrictions on cash or other deposits or net worth imposed by customers, suppliers or other vendors under contracts entered into in the ordinary course of business;

(8)	customary provisions in joint venture agreements and other similar agreements (including customary provisions in agreements relating to any Joint Venture);

(9)

purchase money obligations for property acquired and Capital Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10)

customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

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(11)

other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Company that is Incurred subsequent to the Issue Date and permitted pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided, that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Company’s ability to make anticipated principal or interest payments on the New Notes (as determined in good faith by senior management or the Board of Directors of the Company); and

(12)

any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of senior management or the Board of Directors of the Company, no more restrictive as a whole with respect to such encumbrances and restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common Capital Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Company or a Restricted Subsidiary of the Company to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Transactions with Affiliates. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5 million, unless:

(a)

such Affiliate Transaction is on terms that are not less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(b)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)	transactions between or among the Company and/or any of its Restricted Subsidiaries;

(2)

Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Investments under the definition of “Permitted Investments;”

(3)

the payment of reasonable and customary fees to, and indemnity provided on behalf of officers, directors, employees or consultants of the Company, any Parent of the Company or any Restricted Subsidiary of the Company;

(4)

payments by the Company or any of its Restricted Subsidiaries made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) approved by a majority of the Board of Directors of the Company in good faith or (y) made pursuant to any agreement, or any agreement contemplated by such agreement, each as described or incorporated by reference in this Offering Memorandum;

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(5)

transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(6)

payments or loans (or cancellation of loans) to employees or consultants that are (x) approved by a majority of the Board of Directors of the Company in good faith, (y) made in compliance with applicable law and (z) otherwise permitted under the Indenture;

(7)	any agreement as in effect as of the Issue Date as described in this Offering Memorandum;

(8)

the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, the Transaction Documents and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (8) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the New Notes in any material respect than the original agreement as in effect on the Issue Date;

(9)	transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions, as described or incorporated by reference in this Offering Memorandum;

(10)

transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(11)

if otherwise permitted under the Indenture, the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Specified Holder, the Management Group or to any director, officer, employee or consultant of the Company or any Parent of the Company;

(12)

the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or of a Restricted Subsidiary of the Company, as appropriate, in good faith;

(13)	the entering into of any tax sharing agreement or arrangement and any payment permitted by clause (8) of the second paragraph of the covenant described under “—Limitation on Restricted Payments;”

(14)	any contribution to the capital of the Company;

(15)

transactions between the Company or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Company or any direct or indirect parent company of the Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent company, as the case may be, on any matter involving such other Person;

(16)	pledges of Equity Interests of Unrestricted Subsidiaries; and

(17)	any employment agreements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business.

Liens. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the New Notes are secured on an equal and ratable basis with the obligations so secured (or, in the case of Indebtedness subordinated to the New Notes or the related Guarantees, prior or senior thereto, with the same relative priority as the New Notes will have with respect to such subordinated Indebtedness) until such time as such obligations are no longer secured by a Lien.

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Reports and Other Information. The Indenture will provide that notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, from and after the Issue Date, the Company will furnish to the Trustee,

(1)

within 120 days after the end of each fiscal year, audited year-end consolidated financial statements and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a report on the annual financial statements by the Company’s independent registered public accounting firm (which, for the avoidance of doubt, will be a report solely on the annual financial statements and no assessment by management on the Company’s internal controls and procedures or any report by the Company’s independent registered public accounting firm thereon will be required to be included pursuant to this covenant); and

(2)

within 45 days after the end of each of the first three fiscal quarters of each fiscal year, unaudited quarterly financial statements and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The Company may satisfy such reporting requirements by posting copies of such information required by the preceding paragraphs on a website (which may be nonpublic and may be maintained by the Company or a third party) to which access will be given to the Trustee, the holders, prospective investors in the New Notes (which prospective investors shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the U.S. Securities Act or non-U.S. persons (as defined in Regulation S under the U.S. Securities Act) that certify their status as such to the reasonable satisfaction of the Company).

The Indenture permits the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to a Parent; provided that, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited. Notwithstanding the foregoing, the Company will be deemed to have furnished such reports and other information referred to above to the Trustee and the holders if it or such Parent has filed such reports, information or other documents with the SEC via the EDGAR filing system and such reports are publicly available (it being understood that the Company and Parent will not have any obligation to file reports with the SEC from and after the Issue Date).

Delivery of reports and other information is for informational purposes only and their respective receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s or any other Person’s compliance with any of its covenants under the Indenture, the Guarantees or the New Notes (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s or any other Person’s compliance with the covenants described herein or with respect to any reports or other documents filed under the Indenture.

Future Guarantors. The Indenture will provide that if (x) the Company acquires or creates any direct or indirect Restricted Subsidiary that is not an Excluded Subsidiary after the Issue Date (unless such Subsidiary is already a Guarantor), (y) any Excluded Subsidiary acquired or created after the Issue Date ceases to constitute an Excluded Subsidiary or (z) any existing Unrestricted Subsidiary is designated as a Restricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”, the Company shall cause such Restricted Subsidiary, at the earlier of (a) 20 Business Days after the date of such acquisition, formation, cessation or designation (provided if the administrative agent under the Credit Agreement grants an extension of time to comply with the obligation to make such Restricted Subsidiary a guarantor thereunder to a date later than 20 Business Days after the date of such acquisition, formation, cessation or designation, then such extension of time shall also be deemed granted hereunder and/or, in the case of any such Restricted Subsidiary that is a Foreign Subsidiary, such later date as may be the first practicable date because of delays caused by foreign legal requirements despite diligent efforts on the part of the Company), or (b) concurrently (to the extent reasonably practicable) with the guarantee under the Credit Agreement by such

16

Subsidiary, to execute and deliver to the Trustee a supplemental indenture in substantially the form attached as an exhibit to the Indenture pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the New Notes on a senior unsecured basis (subject to the Payment Subordination Provisions) and all other obligations under the Indenture. Each Guarantee of a Subsidiary Guarantor will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary Guarantor without rendering the Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall be released in accordance with the provisions of the Indenture described under “—Guarantees.”

Change of Control

Upon the occurrence of a Change of Control, each holder will have the right to require the Company to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 100% of the principal amount of the Notes thereof, in each case, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 60 days following any Change of Control, the Company shall send (or cause to be sent) a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating (in addition to any information that is required by the Indenture):

(1)

that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder’s Notes at a purchase price in cash equal to 100% of the principal amount of the Notes thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent); and

(4)	the instructions determined by the Company, consistent with this covenant, that a holder must follow in order to have its Notes purchased.

In addition, the Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) at the time of such Change of Control, any Credit Agreement in effect at such time prohibits the Company from making such Change of Control Offer or otherwise prohibits the Company from repurchasing all Notes subject to such Change of Control Offer.

The Credit Agreement provides that certain change of control events with respect to the Company constitute an event of default under the Credit Agreement and, as of the Issue Date, prohibits the Company from repurchasing the Notes in a Change of Control Offer. Any future credit agreements or other similar agreements to which the Company becomes a party may contain similar provisions and may prohibit the Company from purchasing any Notes. In the event a Change of Control occurs at a time when the Company is prohibited by any Credit Agreement from purchasing Notes, the Company could seek the consent of its lenders, including lenders under the Credit Agreement to the purchase of Notes, or could attempt to refinance the borrowings that contain such prohibition; however, the Company is under no obligation to seek such consent or attempt to so refinance. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes under such Credit Agreement and, in such case, the Company will not be required to make a Change of Control Offer in respect of such Change of Control, and the Company’s failure to make such Change of Control Offer would not constitute an Event of Default under the Indenture.

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Notice of any Change of Control Offer may be given prior to the completion thereof, and any such Change of Control Offer notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure or credit ratings of the Company or any of its Affiliates. In addition, holders of Notes may not be entitled to require us to purchase their Notes in certain circumstances involving a significant change in the composition of our Board of Directors.

The definition of “Change of Control” includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” under New York law, which governs the Indenture, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The Indenture will provide that the Company may not consolidate, amalgamate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)

the Company is a surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia (the Company or such Person, as the case may be, being herein called the “Successor Company”);

(2)

the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under the Indenture and the New Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction no Default or Event of Default shall have occurred and be continuing;

(4)

immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(a)

the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” or

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(b)

the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than or equal to such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5)

each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the New Notes.

(6)

if the Successor Company is not organized as a corporation after such transaction, a successor corporation which is a Subsidiary of the Successor Company and is organized or existing under the laws of the United States, any state thereof or the District of Columbia shall be co-obligor of the New Notes and shall have by supplemental indenture confirmed its obligations under the Indenture and the New Notes; and

(7)

the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Successor Company (if other than the Company) will succeed to, and be substituted for, the Company under the Indenture and the New Notes, and the Company will automatically be released and discharged from its obligations under the Indenture and the New Notes, but in the case of a lease of all or substantially all of its assets, the Company will not be released from the obligations to pay the principal of and interest on the New Notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate or amalgamate with, merge into, sell, assign or transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Company or to another Restricted Subsidiary and (b) the Company may merge, amalgamate or consolidate with an Affiliate incorporated or organized solely for the purpose of incorporating or organizing the Company in another state of the United States or the District of Columbia so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby (any transaction described in this sentence a “Specified Merger/Transfer Transaction”). This “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and its Restricted Subsidiaries.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Although there is a limited body of case law interpreting the phrase “substantially all,” under New York law, which governs the Indenture, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

The Indenture will further provide that subject to certain limitations in the Indenture governing release of a Guarantee upon the sale or disposition of a Restricted Subsidiary of the Company that is a Subsidiary Guarantor, each Subsidiary Guarantor will not, and the Company will not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)

such Subsidiary Guarantor is a surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”) and the Successor Guarantor (if other than such Subsidiary Guarantor) expressly assumes all the obligations of such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s Guarantee pursuant to a supplemental indenture;

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(2)

immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(3)

any Successor Guarantor (if other than such Subsidiary Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Guarantor will succeed to, and be substituted for, such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s Guarantee, and such Subsidiary Guarantor will automatically be released and discharged from its obligations under the Indenture and such Subsidiary Guarantor’s guarantee. Notwithstanding clause (2) of the foregoing paragraph, (i) a Subsidiary Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated or organized solely for the purpose of incorporating or organizing such Subsidiary Guarantor in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Subsidiary Guarantor is not increased thereby and (ii) a Subsidiary Guarantor may merge, amalgamate or consolidate with another Subsidiary Guarantor or the Company.

Defaults

An “Event of Default” will be defined in the Indenture as:

(1)	a default in any payment of interest on any Note when due that continues for 30 days,

(2)	a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3)

the failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets,” and “—Optional Redemption,”

(4)

the failure by the Company, Affinion Holdings or any of its Restricted Subsidiaries to comply for 30 days after notice with any of its obligations under the covenants described under “—Certain Covenants,”

(5)	the failure by the Company or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the New Notes or the Indenture,

(6)

the failure by the Company, Affinion Holdings, any Significant Subsidiary or any group of Restricted Subsidiaries of the Company that would constitute a Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to a Restricted Subsidiary of the Company) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $16.5 million or its foreign currency equivalent (the “cross-acceleration provision”),

(7)

certain events of bankruptcy, insolvency or reorganization of the Company, Affinion Holdings, any Significant Subsidiary or any group of Restricted Subsidiaries of the Company that would constitute a Significant Subsidiary (the “bankruptcy provisions”),

(8)

failure by the Company, Affinion Holdings, any Significant Subsidiary or any group of Restricted Subsidiaries of the Company that would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $16.5 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”), or

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(9)

any Guarantee of Affinion Holdings, a Significant Subsidiary or a group of Restricted Subsidiaries of the Company that would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any such Guarantor that qualifies or a group of such Guarantors that would qualify as a Significant Subsidiary denies or disaffirms its obligations under the Indenture or any Guarantee and such Default continues for ten days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the New Notes outstanding notify the Company of the default and the Company does not cure such default within the time specified in clauses (4) and (5) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the New Notes outstanding by notice to the Company (and to the Trustee if given by holders) may declare the principal of, premium, if any, and accrued but unpaid interest on all the New Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of, premium, if any, and interest on all the New Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the New Notes outstanding may rescind any such acceleration with respect to the New Notes and its consequences.

In the event of any Event of Default specified in clause (6) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the New Notes, if within 20 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default (and such Officers’ Certificate would attach information provided by such holders or otherwise relied upon by the Company to support the statement in the Officers’ Certificate relating to such rescission or waiver by such holders) or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the New Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security against any loss, liability or expense satisfactory to the Trustee. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the New Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing,

(2)	holders of at least 25% in principal amount of the New Notes outstanding have requested the Trustee to pursue the remedy,

(3)	such holders have offered the Trustee security or indemnity (satisfactory to the Trustee) against any loss, liability or expense,

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the holders of a majority in principal amount of the outstanding New Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

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Subject to certain restrictions, the holders of a majority in principal amount of the New Notes outstanding are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must send electronically or mail to each holder of the New Notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any applicable Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the interests of the noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the New Notes then outstanding and any past default or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the New Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1)	reduce the amount of New Notes whose holders must consent to an amendment,

(2)	reduce the rate of or extend the time for payment of interest on any Note,

(3)	reduce the principal of or change the Stated Maturity of any Note,

(4)	make any Note payable in money other than that stated in such Note,

(5)

impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s New Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s New Notes,

(6)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions,

(7)	expressly subordinate the New Notes or any Guarantee thereof to any other Indebtedness of the Company or any Guarantor,

(8)	modify the Guarantees in any manner adverse to the holders, or

(9)	modify the provisions set forth under “—Transfer and Exchange” below (including the definition of Permitted Transfer).

Notwithstanding the preceding, without the consent of any holder, the Company and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a Successor Company of the obligations of the Company under the Indenture and the New Notes, to provide for the assumption by a Successor Guarantor of the obligations of a Subsidiary Guarantor under the Indenture and its Guarantee, to provide for New Notes to be represented in uncertificated, certificated or global form (including making any

22

changes to the Indenture necessary to reflect such form of notes and/or the requirements of any clearing agency, such as The Depository Trust Company), to add Guarantees with respect to the New Notes, to secure the New Notes, to add to the covenants of the Company for the benefit of the holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA, to give effect to any transaction that is expressly permitted by another provision of the Indenture, to effect any provision of the Indenture or to make certain changes to the Indenture to provide for the issuance of Additional New Notes.

The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Company is required to send or cause to be sent to the noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

The Indenture will provide that: (i) in determining whether the holders of the required principal amount of New Notes have concurred in any request, demand, authorization, notice, direction, amendment, supplement, waiver or consent, New Notes owned of record or beneficially by the Company, Affinion Holdings or any Affiliate of the Company or any other obligor of the New Notes shall be considered as though they are not outstanding (but the New Notes owned of record of beneficially owned by any Specified Holder shall be deemed outstanding for all purposes under the Indenture) and (ii) in determining whether the Trustee shall be protected in relying on any such request, demand, authorization, notice, direction, amendment, supplement, waiver or consent, only New Notes owned by the Company, Affinion Holdings, Affiliates of the Company (other than by any Specified Holder) or any other obligor on the New Notes which a Trust Officer of the Trustee knows are so owned shall be considered as though they are not outstanding.

No Personal Liability of Directors, Officers, Employees and Stockholders

The Indenture will provide that no director, officer, employee, incorporator or holder of any Equity Interests in the Company, as such, will have any liability for any obligations of the Company under the New Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of New Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange New Notes in accordance with the Indenture. Subject to the immediately succeeding paragraph, prior to an IPO, no holder shall be permitted to sell or otherwise transfer any of its New Notes except pursuant to a Permitted Transfer. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a noteholder to pay any taxes required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of New Notes to be redeemed. The New Notes will be issued in registered uncertificated form and the registered holder of a Note as shown in the Register will be treated as the owner of such Note for all purposes.

As used herein,

“IPO” means the first public underwritten offering of the equity securities of Affinion Holdings (or a direct or indirect parent holding company or Subsidiary) pursuant to an effective registration statement under the Securities Act (other than on Forms S-4, S-8 or successors to such forms) marketed by a nationally recognized investment bank after the closing of which such equity securities are listed on the New York Stock Exchange or NASDAQ;

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“Permitted Transfer” means (A) transfers (x) with respect to a holder that is not a natural person, a transfer from a holder to its members (if such holder is a limited liability company), to its partners (if such holder is a general or limited partnership), to its shareholders (if such holder is a corporation) or by way of a distribution or to its beneficiaries (if such holder is a trust) or a transfer to an Affiliate of the transferring holder or (y) with respect to a holder that is a natural person, transfers to such holder’s legatees or heirs, following the death of such holder, and transfers to a family member or to a trust primarily for such holder’s benefit or the benefit of its family members; (B) transfers to or among Specified Holders; or (C) transfers to a third party purchaser, provided for purposes of this clause (C) that (x) unless approved by the Board of Directors of Affinion Holdings, no New Notes may be transferred to, whether directly or indirectly, a Prohibited Person, (y) no New Notes may be transferred to a third party if, as a result of such transfer, Affinion Holdings or any of its Affiliates would be required to register as a reporting company under the Exchange Act, and (z) prior to such transfer, (1) any prospective selling holder must provide notice to the Specified Holders holding at least 7.0% of the aggregate outstanding principal amount of the New Notes as of such date who is not an affiliate of such prospective selling holder (each such Specified Holder, a “ROFO Holder”) setting forth the aggregate principal amount of New Notes proposed to be sold (the “Transfer Interests”), and concurrently with such notice, such selling holder will submit to the chief legal officer of Affinion Holdings, on a confidential basis, the price at which such selling holder desires to sell such Transfer Interests (the “Offer Price”), (2) within five Business Days after such notice (the “ROFO Exercise Period”), each ROFO Holder wishing to exercise its right of first offer to purchase such New Notes will notify the chief legal officer of Affinion Holders with the price at which such ROFO Holder desires to purchase the Transfer Interest (each, a “Bid Price”), and indicating any other material terms and conditions on which, such ROFO Holder is willing to purchase all (but not less than all) of the Transfer Interests (each, a “ROFO Exercise Notice”), (3) if any ROFO Holder provides a ROFO Exercise Notice within the ROFO Exercise Period, on the Business Day immediately following the expiration of the ROFO Exercise Period, Affinion Holdings will notify the selling holder and the ROFO Holders who submitted a ROFO Exercise Notice of the Transfer Price (as defined below), and (4) if (I) there is an Accepted Offer Event (as defined below), the selling holder will transfer all of the Transfer Interests at the Transfer Price on commercially reasonable terms negotiated in good faith to the ROFO Holders who submitted the Transfer Price (and any ROFO Holder who submitted an Offer Price will have the right, but not the obligation, to participate in such transfer in connection with an Accepted Offer Event at the Transfer Price in proportion to their and their Affiliates ownership percentage of the aggregate principal amount of the Notes), (II) there is a Rejected Offer Event (as defined below), then the selling holder will have 90 days after the ROFO Exercise Period during which to transfer, subject to clauses (A) and (B) above, all of the Transfer Interest to a third party purchaser (which may include any other holder of New Notes or any stockholder of Affinion Holdings) at a price equal to or greater than the Transfer Price and on terms no more favorable to such third party purchaser in all material respects than those contained in the ROFO Exercise Notice, (III) no ROFO Holder delivers a ROFO Exercise Notice prior to the end of the ROFO Election Period, then the selling holder will have 90 days after the ROFO Exercise Period during which to transfer, subject to clauses (A) and (B) above, all of the Transfer Interest to a third party purchaser (which transfer, for the avoidance of doubt, may be for price greater than, equal to or less than the Offer Price), provided further that if after 90 days following the ROFO Election Period, such selling holder has not completed a transfer of the Transfer Interests to a third party purchaser, such selling holder will no longer be permitted to transfer the Transfer Interests to any Person without again complying with the requirements of this clause (z);

“Prohibited Person” means (A) any Person appearing on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control in the United States Department of the Treasury; (B) any other Person with whom a transaction is prohibited by Executive Order 13224, the USA PATRIOT Act, the Trading with the Enemy Act or the foreign asset control regulations of the United States Treasury Department, in each case as amended from time to time; (C) any other Person whom the Board of Directors of Affinion Holdings (acting reasonably and in good faith and the determination of which includes the independent director thereof) considers would create a material reputational risk for Affinion Holdings or the Company; (D) any other Person (x) who competes with Affinion Holdings or any of its Subsidiaries as determined by the Board of Directors of Affinion Holdings (which shall include the approval of the independent director thereof) or (y) who is known by the Board of Directors of Affinion Holdings to directly or indirectly own (other than as a passive investor) more than 10.0% of the equity securities of a Person described in the foregoing clause (x) or (E) any Person (or an Affiliate thereof) who holds Existing Notes after the consummation of the Exchange Offer and Rights Offering; and

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“Transfer Price” means an amount determined as follows: (i) in the event only one Bid Price was submitted by one or more ROFO Holders and it exceeds the Offer Price, then the Transfer Price shall be an amount equal to the average of the Bid Price and the Offer Price; (ii) in the event multiple Bid Prices were submitted and at least one exceeds the Offer Price, then the Transfer Price shall be an amount equal to the average of the highest Bid Price and the Offer Price; (iii) if only one Bid Price is submitted by one or more ROFO Holders and such Bid Price equals the Offer Price, then the Transfer Price shall be an amount equal to the Offer Price (this or the foregoing circumstances described in clauses (i) and (ii), an “Accepted Offer Event”); (iv) in the event only one Bid Price was submitted and the Offer Price exceeds it, then the Transfer Price shall be an amount equal to the average of the Bid Price and the Offer Price; and (v) in the event multiple Bid Prices were submitted and the Offer Price exceeds the highest Bid Price submitted, then the Transfer Price shall be an amount equal to the average of the lowest Bid Price and the Offer Price (this or the foregoing circumstances described in clause (iv), a “Rejected Offer Event”).

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of the New Notes, as expressly provided for in the Indenture) as to all outstanding New Notes when:

(1)

either (a) all the New Notes registered on the Register have been deregistered or (b) all of the New Notes under the Indenture (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) if redeemable at the option of the Company, have been called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the New Notes not theretofore deregistered, for principal of, premium, if any, and interest on the New Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Company has and/or the Guarantors have paid all other sums payable under the Indenture; and

(3)

the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

The Indenture will provide that the Company at any time may terminate all its obligations under the New Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the New Notes, to replace mutilated, destroyed, lost or stolen New Notes and to maintain a registrar and paying agent in respect of the New Notes. The Company at any time may terminate its obligations under certain covenants that are described in the Indenture, including the covenants described under “—Certain Covenants,” the operation of the cross-acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” and the undertakings and covenants contained under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”). If the Company exercises its legal or covenant defeasance option each Guarantor will be released from all of its obligations with respect to its Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the New Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the New Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under “—Defaults.”

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the New Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and

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defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the New Notes not theretofore deregistered (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Concerning the Trustee

GLAS Trust Company LLC will be the Trustee under the Indenture and will be appointed by the Company as registrar and a paying agent with regard to the New Notes.

If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture and the Trust Indenture Act limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture will provide that in case an Event of Default will occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of New Notes, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Tax Treatment

The Company and its Affiliates, and the holders of the New Notes, shall treat the New Notes as indebtedness for U.S. federal income tax purposes, except that they shall treat the New Notes as equity if (i) there has been a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended (the “Code”) that the New Notes are equity for U.S. federal income tax purposes, or (ii) there has been a change in the Code, the Treasury Regulations thereunder, or IRS published rulings or procedures, occurring after the Closing Date, and the Company or the holders of the New Notes shall have received advice of counsel that, as a result of such change, it is more likely than not that the New Notes are equity for U.S. federal income tax purposes.

Governing Law

The Indenture will provide that it and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or becomes a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

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“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affinion Holdings” means Affinion Group Holdings, Inc., a Delaware corporation, and its successors.

“Agreed Guarantee Principles” means the principles set forth as an exhibit to the Indenture, in substantially the form attached as Exhibit A hereto.

“Applicable Insurance Laws and Regulations” means any laws, rules and regulations of any government or governmental authority or agency, including of any Applicable Insurance Regulatory Authority, applicable to the Insurance Business or the Insurance Subsidiaries.

“Applicable Insurance Regulatory Authority” means, when used with respect to any Insurance Subsidiary, the insurance department or similar administrative authority or agency located in (x) the state or other jurisdiction in which such Insurance Subsidiary is domiciled or (y) to the extent asserting regulatory jurisdiction over such Insurance Subsidiary, the insurance department, authority or agency in each state or other jurisdiction in which such Insurance Subsidiary is licensed, and shall include any Federal insurance regulatory department, authority or agency that may be created in the future and that asserts regulatory jurisdiction over such Insurance Subsidiary.

“Board of Directors” means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or place of payment.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property by such Person as lessee that are required to be accounted for as a capital lease on a balance sheet of such person prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation or a company, corporate stock or shares;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	U.S. dollars, pounds sterling, euros or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

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(2)

securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof, in each case with maturities not exceeding two years from the date of acquisition;

(3)

certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)

repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)

commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6)

readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)

Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

(8)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“CFC” means a “controlled foreign corporation” pursuant to Section 957 of the Code.

“Change of Control” means the occurrence of one or more of the following events:

(1)

upon the sale or disposition of all or substantially of the property and assets or business of the Company and its Restricted Subsidiaries, taken as a whole (in one transaction or a series of related transactions) to any Person, other than to a Subsidiary Guarantor pursuant to a transaction expressly permitted by the Indenture; or

(2)

the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of Affinion Holdings (for purposes of calculating the total voting power of the Voting Stock held by a group, the voting power beneficially owned by a Permitted Holder shall be excluded to the extent such Permitted Holder retains the sole economic rights with respect to the subject Voting Stock); or

(3)

a majority of the seats (other than vacant seats) on the Board of Directors of Affinion Holdings shall at any time be occupied by persons who were neither (a) nominated by the Board of Directors of Affinion Holdings or a Permitted Holder, nor (b) appointed by directors so nominated.

Notwithstanding the foregoing, a Specified Merger/Transfer Transaction shall not constitute a Change of Control.

“Code” means the Internal Revenue Code of 1986, as amended.

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“Consolidated Net Leverage Ratio” means, with respect to any Person at any date, the ratio of (a) the aggregate amount of all Indebtedness of such Person and its Restricted Subsidiaries less cash and cash equivalents (excluding restricted cash), in each case, determined on a consolidated basis in accordance with GAAP as of such date to (b) the EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date. In the event that the Company or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated Net Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Net Leverage Ratio is made, then the Consolidated Net Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period. The provisions applicable to pro forma transactions and Indebtedness set forth in the second paragraph of the definition of “Fixed Charge Coverage Ratio” will apply for purposes of making the computation referred to in this paragraph.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its subsidiaries for such period, on a consolidated basis, plus the amount that the provision for taxes exceeds cash taxes paid by such Person and its subsidiaries in such period; provided, however, that:

(a)	[reserved];

(b)

any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with any acquisition that is consummated on or after the Issue Date shall be excluded;

(c)	the cumulative effect of a change in accounting principles during such period shall be excluded;

(d)	any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(e)

any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by senior management or the Board of Directors of the Company) shall be excluded;

(f)

any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of (i) indebtedness, and (ii) Swap Agreements and other derivative instruments to the extent that such gains or losses have been realized by the Company, in each case, shall be excluded;

(g)

the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period;

(h)

the Net Income for such period of any subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary or its equity holders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such subsidiary to such person or a subsidiary of such person (subject to the provisions of this clause (h)), to the extent not already included therein;

(i)

any non-cash impairment charge or asset write-off resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141, shall be excluded;

(j)

any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, long-term incentive plans or grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors and employees of such person or any of its Subsidiaries shall be excluded;

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(k)	any one-time non-cash compensation charges shall be excluded;

(l)	non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded;

(m)	[reserved];

(n)	[reserved];

(o)

any currency translation gains and losses realized from currency remeasurements of Indebtedness, and any net loss or gain realized from any Swap Agreements for currency exchange risk, in each case, that are actually paid in cash, shall be excluded; and

(p) (i)

the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from the calculation of Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary of the Company in respect of or that originally constituted Restricted Investments.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)

to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Agreement” means (i) the Credit Agreement, dated as of May 10, 2017, among the Company, Affinion Holdings, the lenders from time to time party thereto, HPS Investment Partners, LLC, as Administrative Agent and Collateral Agent, and the other agents party thereto, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any one or more agreements or indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

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“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable, putable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise,

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3)	is redeemable at the option of the holder thereof, in whole or in part,

in	each case prior to 91 days after the maturity date of the New Notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that (x) if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (y) such Capital Stock shall not constitute Disqualified Stock if such Capital Stock matures or is mandatorily redeemable or is redeemable at the option of the holders thereof as a result of a change of control or asset sale so long as the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the New Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the New Notes (including the purchase of any New Notes tendered pursuant thereto); provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“EBITDA” means, with respect to the Company and its Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period (without giving effect to the amount added to Net Income in calculating Consolidated Net Income for the excess of the provision for taxes over cash taxes), plus

(a)	the sum of, without duplication:

(i)

to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, provision for taxes based on income, profits or capital of the Company and its Restricted Subsidiaries for such period, without duplication, including, without limitation, state franchise and similar taxes, and including an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of the Company and the Restricted Subsidiaries in respect of such period, which shall be included as though such amounts had been paid as income taxes directly by the Company or any Restricted Subsidiary; plus

(ii)	to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, Fixed Charges of the Company and its Restricted Subsidiaries for such period; plus

(iii)

to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash charges or expenses to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Company and its Restricted Subsidiaries for such period; plus

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(iv)

to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, the amount of any business optimization expenses and restructuring charges or expenses (which, for the avoidance of doubt, shall include office and plant closures, facility consolidations, retention payments and special supplemental bonuses payable, exit costs, severance payments, systems establishment costs or excess pension charges); provided that the aggregate total amount of all such restructuring charges and expenses that are actually paid in cash that may be added back, under this clause (iv) shall not exceed the greater of $15,000,000 and 7.5% of EBITDA for the relevant Test Period prior to giving effect to such addback; plus

(v)

any net after-tax extraordinary or nonrecurring or unusual losses, expenses or charges, provided that the aggregate total amount of all such losses, expenses, charges and fees consisting of legal fees, fines and legal settlements that may be added back pursuant to this clause (v) shall not exceed (x) $16,500,000 for the relevant Test Period or (y) $33,000,000 in the aggregate during the term of the Indenture; plus

(vi)	[reserved]; plus

(vii)

any expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including such fees, expenses or charges related to (x) the offering of the Existing Notes, (y) the Restructuring Transactions (to the extent such fees, expenses or charges are paid within 180 days of the Issue Date), and (z) any amendment or other modification of the New Notes or other Indebtedness; plus

(viii)	non-cash gains and losses with respect to Swap Agreements and other derivative instruments; plus

(ix)	non-cash currency translation gains and losses related to currency remeasurements of Indebtedness, and any net non-cash loss or gain resulting from any Swap Agreement for currency exchange risk; minus

(b)

the sum of (i) non-cash items increasing such Consolidated Net Income for such period (excluding the recognition of deferred revenue or any non-cash items which represent the reversal of any accrual of, or reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period and excluding amounts increasing Consolidated Net Income pursuant to clause (q) of the definition of Consolidated Net Income); and (ii) any net after-tax extraordinary or nonrecurring or unusual gains or income (including, for the avoidance of doubt, cancellation of debt income in connection with the Transactions or otherwise);

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges of, the depreciation and amortization and other non-cash expenses or non-cash items of and the restructuring charges or expenses of, a Restricted Subsidiary of the Company will be added to (or subtracted from, in the case of non-cash items described in clause (b) above) Consolidated Net Income to compute EBITDA, (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Company, and (B) only to the extent that a corresponding amount of the Net Income of such Restricted Subsidiary would be permitted at the date of determination to be dividended or distributed to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

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“Excluded Foreign Subsidiary” means (i) any Foreign Subsidiary that is a CFC and (ii) any Restricted Subsidiary that has no material assets other than Equity Interests of, or Equity Interests and indebtedness of, one or more CFCs.

“Excluded Subsidiaries” means (i) each Unrestricted Subsidiary, (ii) to the extent prohibited by Applicable Insurance Laws and Regulations, any Insurance Subsidiary, (iii) [reserved]; (iv) any Foreign Subsidiary not required to be Guarantors pursuant to the Agreed Guarantee Principles, (v) any Immaterial Subsidiary (as defined in the Credit Agreement as in effect on the Issue Date), (vi) any Restricted Subsidiary solely to the extent that, and only for so long as, guaranteeing the Obligations would violate or require consent (that could not be readily obtained without undue burden to the Company and the Guarantors) under applicable law or regulations or a contractual obligation on such Restricted Subsidiary and such law or obligation existed at the time of the acquisition of such Restricted Subsidiary and was not created or made binding on such Restricted Subsidiary in contemplation of or in connection with the acquisition of such Restricted Subsidiary and (vii) any Excluded Foreign Subsidiaries; provided, that any such Restricted Subsidiary that is a guarantor under or in respect of the Credit Agreement shall be deemed not to be an Excluded Subsidiary.

“Existing Notes” means the Senior Cash 12.5% / PIK Step-Up to 15.5% New Notes due 2022 that were issued by the Company May 10, 2017.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length transaction between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio referred to above, Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations (as determined in accordance with GAAP) that have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations (including the Transactions) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation or discontinued any operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger, consolidation or discontinued operation (including the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

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Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)

the consolidated interest expense (net of interest income) to the extent it relates to Indebtedness of such Person and its Restricted Subsidiaries for such period and to the extent such expense was deducted in computing Consolidated Net Income, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments (including any interest on the New Notes), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations (but excluding the amortization or writeoff of deferred financing fees or expenses of any bridge or other financing fee in connection with the Transactions , the refinancing of the Credit Agreement and the offering of the New Notes); plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)

any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4)

to the extent not included in clause (1) above, the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment. Notwithstanding any changes in GAAP after the Issue Date, any lease of Affinion Holdings, the Company or their respective Subsidiaries that would be characterized as an operating lease under GAAP in effect on the Issue Date (whether such lease is entered into before or after the Issue Date) will not constitute Indebtedness, a Capital Lease or a Capital Lease Obligation of Affinion Holdings, the Company or their respective Subsidiaries under the Indenture as a result of such changes in GAAP.

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“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Company under the Indenture and the New Notes by any Person in accordance with the provisions of the Indenture.

“Guarantor” means any Person that Incurs a Guarantee; provided, that upon the release or discharge of such Person from its Guarantee in accordance with the Indenture, such Person ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange or interest rate swap agreements, cap agreements and collar agreements; and

(2)	other agreements or arrangements designed to manage exposure or protect such Person against fluctuations in currency exchange or interest rates.

“holder” or “noteholder” means the Person in whose name a Note is registered on the registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)

the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a current account payable, trade payable or similar obligation Incurred, (d) in respect of Capital Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)

to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)

to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (i) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money, (ii) deferred or prepaid revenues, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) obligations to make payments in respect of money back guarantees offered to customers in the ordinary course of business, (v) obligations to make payments to one or more insurers in respect of premiums collected by the Company on behalf of such insurers or in respect profit-sharing arrangements entered into with such insurers, in each case in the ordinary course of business, or (vi) the financing of insurance premiums with the carrier of such insurance or take or pay obligations contained in supply agreements, in each case entered into in the ordinary course of business.

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Notwithstanding anything in the Indenture, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.

“Identified Guarantor” means a Guarantor identified in writing for release by the Company and agreed to by holders of a majority in principal amount of the New Notes outstanding.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of the Board of Directors of the Company, qualified to perform the task for which it has been engaged.

“Insurance Business” means one or more aspects of the business of soliciting, administering, selling, issuing or underwriting insurance or reinsurance.

“Insurance Subsidiary” means any Restricted Subsidiary that is licensed by any Applicable Insurance Regulatory Authority to conduct, and conducts, an Insurance Business.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and marketing partners and commission, travel and similar advances to officers, employees and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)

“Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	the Company’s “Investment” in such Subsidiary at the time of such redesignation, less

(b)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)

any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by senior management or the Board of Directors of the Company.

“Investor Purchase Agreement” means that certain Investor Purchase Agreement, dated as of February [•], 2019, by and among Affinion Holdings, the Company and the investors from time to time party thereto.

“Issue Date” means the date on which the New Notes are originally issued.

“Joint Venture” means any Person, other than an individual or a Subsidiary of the Company, (i) in which the Company or a Restricted Subsidiary of the Company holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) and (ii) which is engaged in a Similar Business.

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“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest and, any filing of or agreement to give any financing statement under the Uniform Commercial Code or equivalent statutes of any jurisdiction (other than a filing for informational purposes)); provided, that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means all of the individuals consisting of the directors, executive officers and other management personnel of the Company or any direct or indirect parent company of the Company, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Company or any direct or indirect parent company of the Company, as the case may be, as applicable, was approved by (x) a vote of a majority of the directors of the Company or any direct or indirect parent of the Company as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved or (y) the Specified Holders and (2) executive officers and other management personnel of the Company or any direct or indirect parent company of the Company, as the case may be, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Company or any direct or indirect parent company of the Company, as the case may be, as applicable.

“Management Incentive Plan” means Affinion Holding’s new incentive plan (as amended from time to time) for its directors and management with equity and non-equity awards, as described in the Offering Memorandum.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, less an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any Parent of such Person in respect of a period in accordance with clause (8) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments,” as if such amounts had been paid as income taxes directly by such Person but only to the extent such amounts have not already been accounted for as taxes reducing the net income (loss) of such Person.

“Non-Guarantor Restricted Subsidiary” means any Restricted Subsidiary of the Company that is not a Subsidiary Guarantor.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided, that Obligations with respect to the New Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the New Notes.

“Offering Memorandum” means the Confidential Offering Memorandum, Consent Solicitation, Rights Offering and Disclosure Statement, dated March [4], 2019 (including the information incorporated by reference therein), as amended or supplemented on the Issue Date.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or any of the Company’s Restricted Subsidiaries.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company or any of the Company’s Restricted Subsidiaries, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company or any of the Company’s Restricted Subsidiaries, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

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“Parent” means, with respect to any Person, any direct or indirect parent company of such Person whose only material assets consist of the common Capital Stock of such Person. For the avoidance of doubt, Affinion Holdings shall be a Parent of the Company on the Issue Date.

“Permitted Holders” mean (i) any owner of Equity Interests of Affinion Holdings as of the Issue Date that, together with its Affiliates, owns at least 10% of the Equity Interests of Affinion Holdings on a fully diluted basis as of the Issue Date and (ii) any Affiliates of the foregoing. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Company or any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents;

(3)

any Investment by the Company or any Subsidiary Guarantor of the Company in a Person if as a result of such Investment (a) such Person becomes a Subsidiary Guarantor of the Company, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Subsidiary Guarantor of the Company;

(4)	[reserved];

(5)	any Investment existing on the Issue Date and any Investments made pursuant to binding commitments in effect on the Issue Date;

(6)

advances in the ordinary course of business to employees not in excess of $6.25 million and outstanding at any one time in the aggregate; provided that advances that are forgiven shall continue to be deemed outstanding;

(7)

any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Hedging Obligations permitted under clause (j) of the second paragraph of “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(9)

additional Investments by the Company or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) since the Issue Date that are at that time outstanding (without giving effect to the sale of Investments made pursuant to this clause (9) to the extent the proceeds of such sale received by the Company and its Restricted Subsidiaries do not consist of Cash Equivalents), not to exceed $20 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(10)

loans and advances to officers, directors and employees for business-related travel expenses, moving and relocation expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(11)

Investments the payment for which consists of Equity Interests of the Company or any Parent of the Company (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under the calculation set forth in clause (c) of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” until such time as the Investment in such Equity Interests is no longer outstanding;

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(12)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13)

Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business;

(14)

Investments of a Restricted Subsidiary of the Company acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of the Company in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(15)	any Investment in the New Notes;

(16)

any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5), (6), (7), (8), (10) and (15) of such paragraph); and

(17)

any Investment in the Company or any Restricted Subsidiary of the Company consisting of intercompany current liabilities incurred in the ordinary course of business, consistent with past practice and in good faith in connection with reasonable and customary cash management operations of the Company and/or its Restricted Subsidiaries to provide working capital to Restricted Subsidiaries for ongoing operations.

“Permitted Liens” means, with respect to any Person:

(1)

pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations, including those to secure health, safety, insurance and environmental obligations, of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)

landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Company or any Restricted Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)

Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with public utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) in the ordinary course of business, including those Incurred to secure health, safety, insurance and environmental obligations in the ordinary course of business;

(5)

zoning restrictions, survey exceptions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on or agreements dealing with the use of real property, servicing agreements, development agreements, site plan agreements and other similar encumbrances Incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of such Person;

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(6)

Liens securing Indebtedness permitted to be Incurred pursuant to clause (a), (d) or (v) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided, that in the case of clause (d), such Liens do not extend to any property or assets that are not property being purchased, leased, constructed or improved with the proceeds of such Indebtedness being Incurred;

(7)	Liens existing on the Issue Date;

(8)

Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary of the Company;

(9)

Liens on assets or property at the time the Company or a Restricted Subsidiary of the Company acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary of the Company; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets or property owned by the Company or any Restricted Subsidiary of the Company;

(10)

Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary of the Company permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(11)

Liens securing Hedging Obligations permitted to be Incurred under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(12)

Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)

leases and subleases of real property granted to others in the ordinary course of business that do not (i) materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries or (ii) secure any Indebtedness;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of the Company or any Guarantor;

(16)	Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s customer at the site at which such equipment is located;

(17)	Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;

(18)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)

licenses of intellectual property and software that are not material to the conduct of any of the business lines of the Company and the Restricted Subsidiaries and the value of which does not constitute a material portion of the assets of the Company and its Restricted Subsidiaries, taken as a whole, and such license does not materially interfere with the ordinary course of conduct of the business of the Company or any of its Restricted Subsidiaries;

(20)

Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8) and (9); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

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(21)

judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(22)

Liens securing obligations permitted to be Incurred under clause (l) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;

(23)	Liens arising out of consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24)	Liens incurred to secure cash management services in the ordinary course of business and in good faith;

(25)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

(26)

deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Restricted Subsidiary;

(27)

Liens on cash collateral securing Indebtedness permitted to be Incurred under clause (q) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” so long as such cash collateral does not exceed 105% of the Indebtedness permitted to be Incurred under such clause (q);

(28)

deposits or other Liens with respect to property or assets of the Company or any Restricted Subsidiary; provided, that the obligations secured by such Liens shall not exceed $1.25 million at any time; and

(29)

Liens solely on any cash earnest money deposits made by the Company or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder with respect to any acquisition that would constitute an Investment pursuant to this Indenture;

(30)

Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights (including Liens arising or created pursuant to the applicable general banking terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Banking Association;

(31)	Liens of franchisors in the ordinary course of business not securing Indebtedness; and

(32)	Liens securing judgments that do not constitute an Event of Default under clause (8) of the definition thereof.

“Person” means any individual, corporation, partnership, limited liability company, Joint Venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

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“Presumed Tax Rate” means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of the New Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company.

“Restructuring Transactions” shall mean the transactions contemplated by the Support Agreement, including the transactions contemplated by the Fifth Amendment to the Credit Agreement, dated as of the Issue Date, and the issuance of the New Notes.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary of the Company or between Restricted Subsidiaries of the Company.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented or otherwise modified from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC or any successor provision.

“Similar Business” means any business or activity of the Company or any of its Subsidiaries currently conducted or proposed as of the Issue Date, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof, or is complementary, incidental, ancillary or related thereto.

“Specified Holders” means Elliott Management Corporation, Metro SPV LLC, Mudrick Capital Management, LP and Empyrean Capital Partners, L.P. and any of their respective Affiliates.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company which is by its terms subordinated in right of payment to the New Notes and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

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“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Subsidiary Guarantor” means each Subsidiary of the Company that is a Guarantor.

“Support Agreement” means that certain Support Agreement, dated as of February [•], 2019, by and among Affinion Holdings, the Company and the consenting stakeholders party thereto, as may be amended, modified or supplemented prior to the Issue Date.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Affinion Holdings, the Company or any of its Restricted Subsidiaries shall be a Swap Agreement.

“Test Period” means, on any date of determination, the period of four consecutive fiscal quarters of the Company then most recently ended for which financial statements have been filed with the SEC or furnished to Trustee pursuant to the covenant under “Certain Covenants—Reports and Other Information” (taken as one accounting period).

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture.

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent balance sheet.

“Transactions” means collectively, the Exchange Offer, the Restructuring Transactions, and the other related transactions that are described in, or contemplated by, the Support Agreement, the Investor Purchase Agreement and the Offering Memorandum.

“Transaction Documents” means the Indenture, the Support Agreement, the Investor Purchase Agreement, the Credit Agreement and, in each case, any other document entered into in connection with the Transactions, in each case as amended, supplemented or modified from time to time.

“Trust Officer” means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the respective party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

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“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated); provided, however, that (i) the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries (other than Equity Interests of Unrestricted Subsidiaries) and (ii) such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.” Notwithstanding the foregoing, the aggregate amount of Total Assets of all Unrestricted Subsidiaries as of the last day of the most recent fiscal quarter for which internal consolidated financial statements of the Company are available shall not exceed either (x) 2.00% of the Total Assets of the Company or (y) 1.00% of EBITDA, in each case, as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)

(1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)	no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(2)

obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

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“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

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Exhibit A to the Description of the New Notes

AGREED GUARANTEE PRINCIPLES

a.

The guarantees to be provided by Foreign Subsidiaries of Affinion Holdings (the “Group”) will be given in accordance with certain agreed guarantee principles set forth below (the “Agreed Guarantee Principles”). This schedule addresses the manner in which the Agreed Guarantee Principles will impact the guarantees proposed to be taken in relation to this transaction.

b.

The Agreed Guarantee Principles embody a recognition by all parties that there may be certain legal and practical impediments in obtaining effective guarantees from members of the Group in jurisdictions in which it has been agreed that guarantees will be granted. In particular:

i.

general statutory limitations, regulatory requirements or restrictions, financial assistance, corporate benefit, fraudulent preference, “earnings stripping”, “controlled foreign corporation” rules, “thin capitalization” rules (or analogous restrictions), tax restrictions, retention of title claims, employee consultation or approval requirements, capital maintenance rules and similar principles may prevent or limit a member of the Group from providing a guarantee or may require that the guarantee or be limited in amount or otherwise;

ii.

a key factor in determining whether or not a guarantee shall be taken is the applicable cost (including adverse effects on interest deductibility and stamp duty, notarization and registration fees and the burden and/or cost of complying with any applicable financial assistance, corporate benefit or thin capitalization rules) which shall not be materially and disproportionately greater than the benefit to the holders of the New Notes of obtaining such guarantee;

iii.

the maximum guaranteed amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the incremental cost of such fees, taxes and duties is materially and disproportionately greater than the benefit to the holders of the New Notes of increasing the guaranteed amount;

iv.

members of the Group will not be required to give guarantees if it is not within the legal capacity of the relevant members of the Group or if the same would conflict with the fiduciary duties of the directors of the relevant members of the Group or contravene any legal or regulatory prohibition or would result in (or in a material risk of) personal or criminal liability on the part of any officer or director;

v.

members of the Group will not be required to give guarantees if doing so would be prohibited by (1) any law or regulation or (2) any contractual obligation in effect on the Issue Date (or, with respect to any subsidiary that is acquired after the Issue Date, any contractual obligation in effect on the date of such acquisition that is not entered into in contemplation thereof), but only for so long as such prohibition exists, and provided that the relevant member of the Group shall use reasonable endeavors to overcome any such obstacles or restrictions; and

vi.

the giving of a guarantee, will not be required if it would be reasonably likely to have a material adverse effect on the ability of the Company or the relevant Guarantor to conduct its operations and business in the ordinary course as otherwise permitted by the Indenture.

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Schedule I to the Description of the New Notes

Initial Guarantors

The Initial Guarantors shall be the following:

US Subsidiary Guarantors:

1.	Affinion Brazil Holdings I, LLC

2.	Affinion Brazil Holdings II, LLC

3.	Affinion Data Services, Inc.

4.	Affinion Developments, LLC

5.	Affinion Group, Inc.

6.	Affinion Group, LLC

7.	Affinion Investments II, LLC

8.	Affinion Investments, LLC

9.	Affinion Net Patents, Inc.

10.	Affinion PD Holdings, Inc.

11.	Affinion Publishing, LLC

12.	BreakFive, LLC

13.	Cardwell Agency, Inc.

14.	CCAA, Corporation

15.	Connexions Loyalty Acquisition, LLC

16.	Connexions Loyalty Global Travel Fulfillment LLC

17.	Connexions Loyalty Travel Solutions LLC

18.	Connexions Loyalty, Inc.

19.	Connexions SM Ventures, LLC

20.	Connexions SMV, LLC

21.	CUC Asia Holdings

22.	Global Protection Solutions, LLC

23.	Incentive Networks LLC

24.	Lift Media, LLC

25.	Long Term Preferred Care, Inc.

26.	Loyalty Travel Agency LLC

27.	Propp Corp.

28.	Travelers Advantage Services, LLC

29.	Trilegiant Auto Services, Inc.

30.	Trilegiant Corporation

31.	Trilegiant Insurance Services, Inc.

32.	Trilegiant Retail Services, Inc.

33.	Watchguard Registration Services, Inc.

34.	Webloyalty Holdings Inc.

35.	Webloyalty.com, Inc.

Foreign Subsidiary Guarantors:

1.	Affinion International Holdings Limited (UK)

2.	Affinion International Limited UK (UK)

3.	Affinion International Travel Holdco Limited (UK)

4.	Loyalty Ventures Limited (UK)

5.	Webloyalty International Limited (UK)

6.	Affinion International B.V. (The Netherlands)

7.	Bassae Holding B.V. (The Netherlands)

8.	Webloyalty Holdings Cooperatief U.A. (The Netherlands)

9.	Webloyalty International Sarl (Switzerland)

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Annex B-2

Summary Description of the Rights Offering

	RECAPITALIZATION	IN-COURT RESTRUCTURING
Security Offered	Rights to subscribe for $300.0 million aggregate principal amount of New Notes, having the terms set forth on Annex B-1.

Participants	(i) Eligible Holders of Existing Notes that participate in the Exchange Offer on or prior to the Consent Time and (ii) existing holders of Company Common Stock and Existing Warrants, provided that each such participating holder holds at least 1% of Company Common Stock on an as converted basis.	Holders of Note Claims.

Allocation

96% to Eligible Holders of Existing Notes that participate in the Exchange Offer on or prior to the Consent Time.

4% to existing holders of Company Common Stock and Existing Warrants that hold, together with their affiliates, at least 1% of Company Common Stock on an as converted basis.

100% to eligible holders of Note Claims. Existing holders of Company Common Stock and Existing Warrants will have no right to participate in the Rights Offering.

Price	Each $1,000 principal amount of New Notes will be offered at a price equal to $1,000, with no OID.

Expiration of the Offer; Closing	The Rights Offering will expire at the Consent Time, with subscription offer acceptance notices due on the fifth Business Day following the Consent Time (the “Subscription Deadline”). Participants (other than the Financing Parties) must fund into escrow within three Business Days after the Subscription Deadline. The issuance of the New Notes pursuant to the Rights Offering will occur concurrent with the settlement of the Exchange Offer (and the Financing Parties will fund on such date) (the “Settlement Date”. For the avoidance of doubt, interest on the New Notes shall start accruing only at the Settlement Date.	The Rights Offering will expire at the Consent Time, with subscription offer acceptance notices due on Subscription Deadline. Participants (other than the Financing Parties) must fund into escrow within three Business Days after the Subscription Deadline. The issuance of the New Notes pursuant to the Rights Offering will occur concurrent on the Effective Date (and the Financing Parties will fund on such date). For the avoidance of doubt, interest on the New Notes shall start accruing only at the Effective Date.

B-2

	RECAPITALIZATION	IN-COURT RESTRUCTURING
No Revocation of Exercise	All subscriptions to purchase New Notes will be irrevocable (except as required by law) and may not be withdrawn.

Financing Parties	Certain parties to the Support Agreement have entered into the Investor Purchase Agreement on the terms and conditions set forth therein (the “Financing Parties”).

Financing Commitment Premium

Financing commitment premium will consist of (i) $45 million aggregate principal amount of New Notes and (ii) New Common Stock (or common stock of reorganized Affinion Holdings with respect to an In-Court Restructuring) equal to 12.5% of the issued and outstanding New Common Stock (or common stock of reorganized Affinion Holdings), as calculated prior to dilution on account of New Common Stock issued pursuant to the MIP and, in the case of a Recapitalization, the issuance of Investor Warrants, as applicable (the “Financing Premium”).

To the extent the acquisition of New Common Stock (or common stock of reorganized Affinion Holdings with respect to an In-Court Restructuring) would result in a Financing Party beneficially owning 19.9% or more of the outstanding amount of New Common Stock or common stock of reorganized Affinion Holdings, as applicable, and which a Financing Party’s acquisition of the New Common Stock, or notice to, a governmental authority (including without limitation the U.K. Financial Conduct Authority), and such consent has not been obtained, or notice has not been given, such Financing Party will receive, as necessary, New Penny Warrants in lieu of shares of New Common Stock or common stock of reorganized Affinion Holdings, as applicable, for such Financing Party’s applicable its Financing Premium.

Exercise Documents	Participants will execute and deliver a customary subscription offer acceptance notice.

B-3

Annex C

Form of Credit Agreement Amendment

[See Attached]

C-1

Execution Version

FIFTH AMENDMENT TO CREDIT AGREEMENT AND FIRST AMENDMENT TO COLLATERAL AGREEMENT1

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT AND FIRST AMENDMENT TO COLLATERAL AGREEMENT, dated as of         , 2019 (this “Fifth Amendment”), is made by and among AFFINION GROUP, INC., a Delaware corporation (the “Borrower”), HPS INVESTMENT PARTNERS, LLC, as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”), the Lenders party hereto and, for purposes of Section 5 hereof, each other Loan Party party hereto. Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Amended Credit Agreement or in the Amended Collateral Agreement, as applicable.

RECITALS

A. (i) AFFINION GROUP HOLDINGS, INC., a Delaware corporation (“Holdings”), the Borrower, the Lenders from time to time party thereto and the Administrative Agent are parties to that certain Credit Agreement, dated as of May 10, 2017, (as amended by that First Amendment to Credit Agreement, dated November 30, 2017, that Second Amendment to Credit Agreement, dated as of May 4, 2018, that Third Amendment to Credit Agreement, dated as of July 16, 2018, that Fourth Amendment to Credit Agreement, dated as of November 14, 2018, the “Existing Credit Agreement”; and as amended hereby, the “Amended Credit Agreement”), pursuant to which the Lenders have made certain Loans and provided certain Commitments (subject to the terms and conditions thereof) to the Borrower and (ii) Holdings, the Borrower, certain other Loan Parties from time to time party thereto and the Administrative Agent are parties to that certain Collateral Agreement, dated as of May 10, 2017 (the “Existing Collateral Agreement”; and as amended hereby, the “Amended Collateral Agreement”);

B. The Borrower wishes, and the Lenders signatory hereto and the Administrative Agent are willing to permit the Borrower, to modify the application of proceeds provisions in Section 5.4(a) of the Existing Collateral Agreement;

C. The Borrower, Holdings and certain other Loan Parties are party to that certain Restructuring Support Agreement (as defined in Exhibit A hereto) and the Borrower wishes to achieve, and the Lenders signatory hereto and the Administrative Agent are willing to permit, the consummation of the Restructuring Transactions (as defined in Exhibit A hereto) described in the Restructuring Support Agreement;

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In the event that the Restructuring Transactions are consummated pursuant to a chapter 11 proceeding, the Fifth Amendment and Amended Credit Agreement shall be modified as necessary to reflect, among other things, that there will only be a single class of Term Loans. Additionally, as further set forth in the Restructuring Support Agreement, the Administrative Agent (in its sole discretion) may inform the Borrower that the Fifth Amendment and Amended Credit Agreement shall be modified to (1) provide for the exercise of the Non-Consenting Lender Option (as defined in the Restructuring Support Agreement), if applicable, and (2) if, applicable, to reflect that there will only be a single class of Term Loans.

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D. The Borrower desires to (i) obtain an extension of the maturity of the Revolving Facility Commitments and Term Loans existing immediately prior to the Fifth Amendment Effective Date (as hereinafter defined) and (ii) to modify certain other provisions in the Existing Credit Agreement;

E. The Revolving Facility Lenders and each Term Lender signatory hereto (any such Term Lender, a “2019 Term Lender”) have agreed to extend the maturity of all Revolving Facility Loans and such 2019 Term Lender’s outstanding Term Loans (so extended, the “2019 Term Loans”), as applicable, and consents to the proposed modifications with respect thereto in accordance with the terms and subject to the conditions set forth herein; as of the Fifth Amendment Effective Date, Term Loans held by Term Lenders that are not party hereto shall be deemed a separate tranche from the 2019 Term Loans (such Term Loans to be referred to as the “Non-Extended Term Loans”); and

F. The Borrower wishes, and the Lenders signatory hereto and the Administrative Agent are willing, to amend the Existing Credit Agreement pursuant to Section 9.09(b) of the Existing Credit Agreement as more fully described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Amendments to Existing Credit Agreement. As of the Fifth Amendment Effective Date (as defined below), the Existing Credit Agreement is hereby amended, to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~ ) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth on Exhibit A hereto.

SECTION 2. Amendments to Existing Collateral Agreement. As of the Fifth Amendment Effective Date, the Existing Collateral Agreement is hereby amended as follows:

(a) Section 5.4(a) is hereby replaced in its entirety with the following text in lieu thereof:

“5.4 Application of Proceeds. (a) Subject to Section 5.4(b) below, if an Event of Default shall have occurred and be continuing, the Agent shall, notwithstanding the provisions of Section 2.08 and Section 2.11 of the Credit Agreement, apply all or any part of the Collateral and/or net Proceeds thereof realized through the exercise by the Agent of its remedies hereunder or as the result of any distributions or other recoveries in any bankruptcy or other insolvency proceeding (after deducting fees and expenses as provided in Section 5.5), whether or not held in any Collateral Account, in payment of the Secured Obligations. The Agent shall apply any such Collateral or Proceeds to be applied as set forth in Section 3(a) of the Fifth Amendment.

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In addition, with respect to any proceeds of Insurance received by the Agent, (x) if no Event of Default shall have occurred and be continuing, (i) such Insurance Proceeds shall be returned to the Grantors if permitted or required by the Credit Agreement or (ii) if not so permitted or required by the Credit Agreement, then such Insurance Proceeds shall be applied in accordance with this Section 5.4(a) and (y) if an Event of Default shall have occurred and be continuing, then such Insurance Proceeds shall be applied in accordance with this Section 5.4(a).

SECTION 3. Consents and Other Agreements.

(a) Notwithstanding anything to the contrary in any Loan Document, if an Event of Default shall have occurred and be continuing, the Collateral Agent shall, notwithstanding the provisions of Section 2.08 and Section 2.11 of the Credit Agreement, apply all or any part of the Collateral and/or net Proceeds (as defined in the Collateral Agreement) thereof and/or any other proceeds realized through the exercise by the Collateral Agent of its remedies under the Loan Documents or as the result of any distributions or other recoveries in any bankruptcy or other insolvency proceeding (after deducting fees and expenses as applicable), whether or not held in any Collateral Account, in payment of the Secured Obligations. The Collateral Agent shall apply any such amounts in the following order:

First, to the Collateral Agent and the Administrative Agent to pay incurred and unpaid fees and expenses under the Loan Documents;

Second, to the Administrative Agent in respect of Secured Obligations then due and owing to any Revolving Facility Lender and Non-Extending Term Lender and remaining unpaid for application by the Administrative Agent in accordance with the terms of the Credit Agreement;

Third, to the Administrative Agent in respect of all Secured Obligations to the Revolving Facility Lenders and Non-Extending Term Lenders (other than those under clause second above) for prepayment of such Secured Obligations in accordance with the terms of the Credit Agreement; and

Fourth, to the Administrative Agent in respect of Secured Obligations then due and owing (other than those under clauses second and third above) and remaining unpaid for application by the Administrative Agent in accordance with the terms of the Credit Agreement;

Fifth, to the Administrative Agent in respect of all Secured Obligations (other than those under clauses second, third and fourth above) for prepayment of such Secured Obligations in accordance with the terms of the Credit Agreement; and

Sixth, any balance of such Proceeds or other amounts remaining after a Discharge of the Secured Obligations shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same and any Collateral remaining after a Discharge of Secured Obligations shall be returned to the applicable Grantor or to whomsoever may be lawfully entitled to receive the same.

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In addition, with respect to any proceeds of Insurance (as defined in the Collateral Agreement) received by the Collateral Agent, (x) if no Event of Default shall have occurred and be continuing, (i) such Insurance Proceeds shall be returned to the Grantors if permitted or required by the Credit Agreement or (ii) if not so permitted or required by the Credit Agreement, then such Insurance Proceeds shall be applied in accordance with this Section 3(a) and (y) if an Event of Default shall have occurred and be continuing, then such Insurance Proceeds shall be applied in accordance with this Section 3(a).

(b) On the Fifth Amendment Effective Date, certain outstanding Term Loans shall be prepaid in accordance with the Restructuring Support Agreement; the 2019 Term Lenders party hereto hereby consent to the prepayment on the Fifth Amendment Effective Date of any 2019 Term Loans on a less than pro rata basis with any prepayment of Non-Extended Term Loans on the Fifth Amendment Effective Date and agree that such prepayment of 2019 Term Loans shall be made at par plus accrued and unpaid interest, without any further premium or penalty.

(c) The Lenders party hereto hereby consent to the Restructuring Transactions and agree that the consummation thereof does not result in a Default or Event of Default under the Loan Documents, such transactions to include, for the avoidance of doubt, (i) (x) the prepayment in full at par plus accrued and unpaid interest of the Revolving Facility Loans using proceeds from the Offering and cash on hand and (y) subject to the exercise of the Non-Consenting Lender Option (as defined in the Restructuring Support Agreement), the prepayment (A) at par plus accrued and unpaid interest of the 2019 Term Loans and (B) of the Non-Extended Term Loans pursuant to the terms of the Existing Credit Agreement, in the case of clause (y), using the $5,000,000 of Net Proceeds from the Bridges Sale released from escrow on the Fifth Amendment Effective Date and $148,000,000 of proceeds from the Offering and cash on hand2, (ii) the exercise and consummation of the Non-Consenting Lender Option and (iii) (w) the repayment of any outstanding Indebtedness committed pursuant to the Second Lien Commitment Letter with cash from the proceeds of the Offering and cash on hand in an amount equal to the actual cash proceeds of such Indebtedness received by the Borrower, the amount of all interest actually paid in kind, accrued and unpaid interest, and the amount of all customary indemnity and expense reimbursement obligations due under the definitive documentation for such Indebtedness, (x) the repayment of amounts equal to the Closing Fee (as defined in the Second Lien Commitment Letter) in the form of New Notes, (y) the repayment of amounts equal to the Early Termination Fee (as defined in the Second Lien Commitment Letter) in the form of New Notes and (z) the payment of any other fees, premiums or amounts (if any) owing to the lenders under such Indebtedness in the form of New Notes (as defined in Exhibit A hereto) (the prepayments contemplated pursuant to this clause (c), collectively, the “Fifth Amendment Effective Date Payments”).

[2]

To the extent the Restructuring Transactions are consummated through the Chapter 11 Cases as defined in the Restructuring Support Agreement, the amount of cash available for repayment of Term Loans on the Fifth Amendment Effective Date will be reduced by the amount of cash interest paid with respect to the Term Loans during the Chapter 11 Cases.

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(d) On the Fifth Amendment Effective Date, the outstanding Revolving Facility Loans shall be prepaid in full and the Revolving Facility Commitments shall be permanently reduced to $85,000,000 on a pro rata basis among the Revolving Facility Lenders.

SECTION 4. Conditions to Effectiveness. This Fifth Amendment shall not become effective until the date (the “Fifth Amendment Effective Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 9.09 of the Existing Credit Agreement):

(a)

The Administrative Agent shall have received from the Lenders required to execute this Fifth Amendment pursuant to the Restructuring Support Agreement, the Borrower and the other parties hereto, executed counterparts of this Fifth Amendment.

(b)

The Administrative Agent shall have received, on behalf of itself, the Lenders, each Issuing Bank and each Swingline Lender on the Fifth Amendment Effective Date, the favorable written opinion of (a) Akin Gump Strauss Hauer & Feld LLP and (b) local counsel for material Loan Parties organized under the laws of England and Wales, Switzerland and the Netherlands, (i) in form and substance reasonably satisfactory to the Administrative Agent, (ii) dated as of the Fifth Amendment Effective Date and (iii) addressed to the Lenders, each Issuing Bank, each Swingline Lender and the Administrative Agent, covering such matters relating to this Fifth Amendment and the Loan Documents as the Administrative Agent shall reasonably request.

(c)

The Administrative Agent shall have received a certificate from a Responsible Officer of Holdings, dated the Fifth Amendment Effective Date, confirming: (i) the representations and warranties set forth in the Loan Documents that are qualified by materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case on and as of the date of the Fifth Amendment Effective Date, or if specifically specified in the Loan Documents as of the applicable earlier date, (ii) no Event of Default or Default has occurred and is continuing or would result herefrom, and (iii) that the condition set forth in Section 2(j) below has been satisfied.

(d)	The Administrative Agent shall have received in the case of each Loan Party each of the items referred to below, as applicable and subject to the proviso at the end of this clause (d):

(i) a copy of the certificate or articles of incorporation or formation, limited liability agreement, partnership agreement or other constituent or governing documents, including all amendments thereto, of each Loan Party, (a) if applicable in such jurisdiction, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party

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as of a recent date from such Secretary of State (or other similar official), and (b) otherwise, (i) certified by the Secretary or Assistant Secretary or similar officer of each such Loan Party or other person duly authorized by the constituent documents of such Loan Party or (ii) otherwise in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders;

(ii) a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party or other person duly authorized by the constituent documents of such Loan Party dated the Fifth Amendment Effective Date and certifying:

(A) that attached thereto is a true and complete copy of the by-laws (or limited liability company agreement, articles of association, partnership agreement or other equivalent constituent and governing documents) of such Loan Party as in effect on the Fifth Amendment Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below;

(B) that attached thereto is a true and complete copy of resolutions (or equivalent authorizing actions) duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member), and, with respect to each Loan Party incorporated in the Netherlands, if required by law or its constituent documents, the general meeting (algemene vergadering), (algemene ledenvergadering) and/or supervisory board (raad van commissarissen) of such Loan Party, authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Fifth Amendment Effective Date;

(C) that attached thereto, in relation to a Loan Party incorporated in Switzerland, is a true and complete copy of the minutes of a shareholder/quotaholder resolutions duly adopted by the shareholder/quotaholder of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Fifth Amendment Effective Date;

(D) that the certificate or articles of incorporation, by-laws, limited liability company agreement, articles of association, partnership agreement or other equivalent constituent and governing documents of such Loan Party have not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above;

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(E) as to the incumbency and specimen signature of each officer or other duly authorized person executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party;

(F) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party;

(G) in the case of a Loan Party formed, incorporated or organized under the laws of England and Wales, confirming that borrowing or guaranteeing or securing, as appropriate, the total commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded;

(iii) a certification of another officer or other duly authorized person as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer or other person duly authorized by such Loan Party executing the certificate pursuant to clause (ii) above; and

(iv) in the case of a Loan Party formed, incorporated or organized under the laws of England and Wales), a copy of a resolution of the board of directors (or applicable equivalent) and/or the shareholders of that Loan Party (in each case to the extent required by law): (i) approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute the Loan Documents to which it is a party; (ii) authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf; and (iii) authorizing a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Loan Documents to which it is a party;

provided, however, that to the extent the applicable constituent and governing documents and incumbencies required above have not changed since the last time delivered, the certifying Secretary or Assistant Secretary or similar officer or person may certify to that effect rather than re-attaching such documents and incumbencies.

(e)

The Administrative Agent shall have received in the case of each Loan Party incorporated in the Netherlands, if applicable, an unconditional positive advice (advies) of each works council having jurisdiction over that Loan Party and the related request for advice (adviesaanvraag) or confirmation of such works council that it irrevocably and unconditionally waives its right to render advice, or, if not applicable, a confirmation by the Board of Directors of that Loan Party in the resolutions referred to in paragraph (ii)(B) above that such Loan Party does not have a works council.

7

(f)

All actions reasonably requested by the Administrative Agent to ensure the continuing enforceability of the guarantees of the Loan Parties and the continuing grant and perfection of all security interests previously granted by the Loan Parties shall have been undertaken in a manner reasonably acceptable to the Administrative Agent.

(g)

At least five Business Days prior to the Fifth Amendment Effective Date, the Administrative Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities or reasonably requested by the Administrative Agent or any Lender under or in respect of applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and including a duly executed W-9 tax form (or such other applicable IRS tax form) of the Borrower that was requested at least 10 Business Days prior to the Fifth Amendment Effective Date.

(h)

The Administrative Agent shall have received all amounts due and payable pursuant to the Restructuring Support Agreement on or prior to the Fifth Amendment Effective Date. Additionally, the Administrative Agent shall have received reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Paul, Weiss, Rifkind, Wharton & Garrison LLP and reasonably necessary U.S. local and foreign counsel) invoiced on or prior to the Fifth Amendment Effective Date.

(i)	The Restructuring Transactions shall have been consummated substantially concurrently with the Fifth Amendment Effective Date, on the terms set forth in the Restructuring Support Agreement.

(j)	Prior to or substantially concurrently with the Fifth Amendment Effective Date, the Borrower shall make the Fifth Amendment Effective Date Payments.

SECTION 5. Ratification and Affirmation. The Borrower and each other Loan Party does hereby adopt, ratify, and confirm the Existing Credit Agreement, the Existing Collateral Agreement and the other Loan Documents, as amended hereby, and its obligations thereunder. The Borrower and each other Loan Party hereby (a) acknowledges, renews and extends its continued liability under each Loan Document and agrees that each Loan Document remains in full force and effect, except as expressly amended hereby, notwithstanding the amendments contained herein and shall not be impaired or limited by the execution or effectiveness of this Fifth Amendment, (b) confirms and ratifies all of its obligations under the Loan Documents, including its obligations and the Liens and security interests granted by it under the Security Documents and (c) confirms that all references in such Security Documents to the “Credit Agreement” (or words of similar import) refer to the Existing Credit Agreement as amended and supplemented hereby without impairing any such obligations or Liens in any respect. Notwithstanding the conditions to effectiveness set forth in this Amendment, no consent by any Loan Party (other than the Borrower) is required by the terms of the Existing Credit Agreement or any other Loan Document to the amendments to the Existing Credit Agreement effected pursuant to this Amendment and nothing in the Amended Credit Agreement, this Amendment or any other Loan Document shall be deemed to require its consent to any future amendments to the Amended Credit Agreement, except to the extent expressly set forth in Section 9.09 of the Amended Credit Agreement.

8

SECTION 6. Miscellaneous.

(a)

Confirmation. The provisions of the Loan Documents, as amended by this Fifth Amendment, shall remain in full force and effect in accordance with their terms following the effectiveness of this Fifth Amendment.

(b)

Loan Document. This Fifth Amendment and each agreement, instrument, certificate or document executed by the Borrower or any other Loan Party or any of its or their respective officers in connection therewith are “Loan Documents” as defined and described in the Amended Credit Agreement and all of the terms and provisions of the Loan Documents relating to other Loan Documents shall apply hereto and thereto.

(c)

Counterparts. This Fifth Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of this Fifth Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

(d)

ENTIRE AGREEMENT. THIS FIFTH AMENDMENT, THE AMENDED CREDIT AGREEMENT, THE AMENDED COLLATERAL AGREEMENT AND THE OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND THEREWITH REPRESENT THE FINAL AND ENTIRE AGREEMENT RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR UNWRITTEN ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO PROMISES, UNDERTAKINGS, REPRESENTATIONS OR WARRANTIES BY THE ADMINISTRATIVE AGENT OR ANY LENDER, ISSUING BANK OR SWINGLINE LENDER RELATIVE TO THE SUBJECT MATTER HEREOF NOT EXPRESSLY SET FORTH OR REFERRED TO HEREIN OR IN THE OTHER LOAN DOCUMENTS.

(e)	GOVERNING LAW. THIS FIFTH AMENDMENT (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9

(f) THE PROVISIONS OF SECTIONS 9.13 AND 9.17 OF THE AMENDED CREDIT AGREEMENT SHALL APPLY, MUTATIS MUTANDIS, TO THIS FIFTH AMENDMENT. THE PROVISIONS OF SECTION 8.07 (FIRST SENTENCE) AND SECTION 8.08 OF THE AMENDED CREDIT AGREEMENT SHALL APPLY, MUTATIS MUTANDIS, TO THIS FIFTH AMENDMENT, IT BEING UNDERSTOOD THAT THE PARTIES’ RESPECTIVE FINANCIAL ADVISORS INVOLVED IN THE ARRANGEMENT OF THIS FIFTH AMENDMENT SHALL ALSO BE ENTITLED TO RELY ON THE BENEFITS THEREOF.

[Remainder of page intentionally left blank]

10

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be duly executed and delivered as of the date first written above.

AFFINION GROUP, INC., as Borrower

By:
Name:
Title:

[Signature Page—Fifth Amendment to Credit Agreement]

AFFINION GROUP HOLDINGS, INC.
AFFINION BRAZIL HOLDINGS I, LLC
AFFINION BRAZIL HOLDINGS II, LLC
AFFINION DATA SERVICES, INC.
AFFINION DEVELOPMENTS, LLC
AFFINION GROUP, LLC
AFFINION INVESTMENTS II, LLC
AFFINION PD HOLDINGS, INC.
AFFINION PUBLISHING, LLC
BREAKFIVE, LLC
CARDWELL AGENCY, INC.
CCAA, CORPORATION
CONNEXIONS LOYALTY GLOBAL TRAVEL FULFILLMENT LLC
CONNEXIONS LOYALTY TRAVEL SOLUTIONS LLC
CONNEXIONS LOYALTY, INC.
CONNEXIONS SM VENTURES, LLC
CONNEXIONS SMV, LLC
GLOBAL PROTECTION SOLUTIONS, LLC
LIFT MEDIA, LLC
LONG TERM PREFERRED CARE, INC.
LOYALTY TRAVEL AGENCY LLC
PROPP CORP.
TRAVELERS ADVANTAGE SERVICES, LLC
TRILEGIANT AUTO SERVICES, INC.
TRILEGIANT CORPORATION
TRILEGIANT INSURANCE SERVICES, INC.
TRILEGIANT RETAIL SERVICES, INC.
WATCHGUARD REGISTRATION SERVICES, INC.
WEBLOYALTY HOLDINGS, INC.
WEBLOYALTY.COM, INC.

By:
Name:
Title:

[Signature Page—Fifth Amendment to Credit Agreement]

AFFINION INVESTMENTS, LLC

By:	Affinion Group, Inc., its non-economic managing member

By:
Name:
Title:

AFFINION NET PATENTS, INC.

By:
Name:
Title:

CONNEXIONS LOYALTY ACQUISITION, LLC

By:
Name:
Title:

[Signature Page—Fifth Amendment to Credit Agreement]

CUC ASIA HOLDINGS, by its partners

TRILEGIANT CORPORATION

By:
Name:
Title:
and

TRILEGIANT RETAIL SERVICES, INC.

By:
Name:
Title:

INCENTIVE NETWORKS LLC

By:
Name:
Title:

AFFINION INTERNATIONAL HOLDINGS LIMITED

By:
Name:
Title:

[Signature Page—Fifth Amendment to Credit Agreement]

AFFINION INTERNATIONAL LIMITED

By:
Name:
Title:

AFFINION INTERNATIONAL TRAVEL HOLDCO LIMITED

By:
Name:
Title:

LOYALTY VENTURES LIMITED

By:
Name:
Title:

WEBLOYALTY INTERNATIONAL LIMITED

By:
Name:
Title:

AFFINION INTERNATIONAL B.V.

By:
Name:
Title:

[Signature Page — Fifth Amendment to Credit Agreement]

BASSAE HOLDING B.V.

By:
Name:
Title:

WEBLOYALTY HOLDINGS COÖPERATIEF U.A.

By:
Name:
Title:

WEBLOYALTY INTERNATIONAL SÀRL

By:
Name:
Title:

[Signature Page—Fifth Amendment to Credit Agreement]

HPS INVESTMENT PARTNERS, LLC, as Administrative Agent

By:
Name:
Title:

[Signature Page—Fifth Amendment to Credit Agreement]

[•], as a Lender

By:

Name:
Title:

(Exhibit A)

CREDIT AGREEMENT

Dated as of May 10, 2017,

As Amended by the First Amendment to Credit Agreement dated as of November 30, 2017,

the Second Amendment to Credit Agreement dated as of May 4, 2018,

the Third Amendment to Credit Agreement dated as of July 16, 2018 ~~and~~,

the Fourth Amendment to Credit Agreement dated as of November 14, 2018~~,~~ and the Fifth Amendment to Credit Agreement dated as of [●], 2019,

Among

AFFINION GROUP HOLDINGS, INC.,

AFFINION GROUP, INC.,

as Borrower,

THE LENDERS PARTY HERETO,

and

HPS INVESTMENT PARTNERS, LLC

as Administrative Agent and Collateral Agent

HPS INVESTMENT PARTNERS, LLC

as Lead Arranger, Syndication Agent, Documentation Agent and Bookrunner

Table of Contents

Page
ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms	1
SECTION 1.02 Terms Generally	53
SECTION 1.03 Divisions	~~54~~53
SECTION 1.04 Currency Translation	54
SECTION 1.05 Letter of Credit Amounts	54
SECTION 1.06 Dutch Terms.	~~55~~54

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments	55
SECTION 2.02 Loans and Borrowings	55
SECTION 2.03 Requests for Borrowings	56
SECTION 2.04 Swingline Loans	57
SECTION 2.05 Letters of Credit	60
SECTION 2.06 Funding of Borrowings	~~69~~68
SECTION 2.07 Interest Elections	~~70~~69
SECTION 2.08 Termination and Reduction of Commitments	~~71~~70
SECTION 2.09 Repayment of Loans; Evidence of Debt	~~72~~71
SECTION 2.10 Repayment of Term Loans and Revolving Facility Loans	~~72~~71
SECTION 2.11 Prepayment of Loans	~~74~~73
SECTION 2.12 Fees	~~76~~75
SECTION 2.13 Interest	~~78~~77
SECTION 2.14 Alternate Rate of Interest	~~80~~78
SECTION 2.15 Increased Costs	~~81~~79
SECTION 2.16 Break Funding Payments	~~82~~80
SECTION 2.17 Taxes	~~82~~81
SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs	~~86~~84
SECTION 2.19 Mitigation Obligations; Replacement of Lenders	~~88~~86
SECTION 2.20 [Reserved]	~~90~~88
SECTION 2.21 Illegality	~~90~~88
SECTION 2.22 Cash Collateral	~~90~~88
SECTION 2.23 Defaulting Lenders	~~91~~89

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01 Organization; Powers	~~93~~91
SECTION 3.02 Authorization	~~93~~91
SECTION 3.03 Enforceability	~~94~~92
SECTION 3.04 Governmental Approvals	~~94~~92
SECTION 3.05 Financial Statements	~~94~~92
SECTION 3.06 No Material Adverse Change or Material Adverse Effect	~~95~~93
SECTION 3.07 Title to Properties; Possession Under Leases	~~95~~94
SECTION 3.08 Subsidiaries	~~96~~94
SECTION 3.09 Litigation; Compliance with Laws	~~97~~95
SECTION 3.10 Federal Reserve Regulations	~~98~~96
SECTION 3.11 Investment Company Act; Public Utility Holding Company Act	~~98~~96
SECTION 3.12 Use of Proceeds	~~98~~96
SECTION 3.13 Tax Returns	~~98~~96
SECTION 3.14 No Material Misstatements	~~99~~97
SECTION 3.15 Employee Benefit Plans	~~99~~97
SECTION 3.16 Environmental Matters	~~100~~98
SECTION 3.17 Security Documents	~~101~~99
SECTION 3.18 Location of Real Property	~~102~~100
SECTION 3.19 Solvency	~~102~~100
SECTION 3.20 Labor Matters	~~103~~101
SECTION 3.21 Insurance	~~103~~101
SECTION 3.22 Senior Debt	~~104~~101
SECTION 3.23 No Violation	~~104~~102
SECTION 3.24 Holdings Indebtedness	~~104~~102
SECTION 3.25 PATRIOT Act, etc.	~~104~~102
SECTION 3.26 Sanctions Laws	~~104~~102
SECTION 3.27 Anti-Corruption Laws and Sanctions	~~105~~103

ARTICLE IV

CONDITIONS OF LENDING

SECTION 4.01 All Credit Events	~~105~~103
SECTION 4.02 Closing Date	~~106~~104

ARTICLE V

AFFIRMATIVE COVENANTS

SECTION 5.01 Existence; Businesses and Properties	~~110~~108

SECTION 5.02 Insurance	~~111~~109
SECTION 5.03 Taxes	~~112~~110
SECTION 5.04 Financial Statements, Reports, etc.	~~112~~110
SECTION 5.05 Litigation and Other Notices	~~115~~113
SECTION 5.06 Compliance with Laws	~~115~~113
SECTION 5.07 Maintaining Records; Access to Properties and Inspections	~~116~~113
SECTION 5.08 Payment of Obligations	~~116~~114
SECTION 5.09 Use of Proceeds	~~116~~114
SECTION 5.10 Compliance with Environmental Laws	~~117~~114
SECTION 5.11 Further Assurances; Additional Security	~~117~~114
SECTION 5.12 Fiscal Year; Accounting	~~119~~117
SECTION 5.13 Rating	~~119~~117
SECTION 5.14 Lender Meetings	~~120~~118
SECTION 5.15 Compliance with Material Contracts	~~120~~118
SECTION 5.16 Compliance with Anti-Corruption Laws	~~120~~118
SECTION 5.17 Post-Closing Matters	~~120~~118

ARTICLE VI

NEGATIVE COVENANTS

SECTION 6.01 Indebtedness	~~120~~119
SECTION 6.02 Liens	~~124~~122
SECTION 6.03 Sale and Lease-Back Transactions	~~128~~127
SECTION 6.04 Investments, Loans and Advances	~~129~~127
SECTION 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions	~~131~~130
SECTION 6.06 Dividends and Distributions	~~134~~133
SECTION 6.07 Transactions with Affiliates	~~136~~134
SECTION 6.08 Business of Holdings, the Borrower and the Subsidiaries	~~139~~137
SECTION 6.09 Limitation on Modifications and Payments of lndebtedness;
Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.	~~139~~137
SECTION 6.10 Financial Maintenance Covenants	~~142~~140
SECTION 6.11 Limitations on Change in Fiscal Periods	~~143~~141
SECTION 6.12 Swap Agreements	~~143~~141

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default	~~144~~141
SECTION 7.02 Exclusion of Certain Subsidiaries	~~147~~144

ARTICLE VIII

THE AGENTS

SECTION 8.01 Appointment and Authority	~~147~~144
SECTION 8.02 Rights as a Lender	~~148~~145
SECTION 8.03 Exculpatory Provisions	~~148~~445
SECTION 8.04 Reliance by Administrative Agent	~~149~~146
SECTION 8.05 Delegation of Duties	~~150~~147
SECTION 8.06 Resignation of the Administrative Agent	~~150~~147
SECTION 8.07 Non-Reliance on Administrative Agent and Other Lenders	~~151~~148
SECTION 8.08 No Other Duties, Etc	~~151~~148
SECTION 8.09 Administrative Agent May File Proofs of Claim	~~151~~148
SECTION 8.10 Collateral Matters	~~152~~149
SECTION 8.11 Withholding Tax	~~153~~150

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices	~~153~~150
SECTION 9.02 Survival of Agreement	~~155~~152
SECTION 9.03 Binding Effect	~~155~~152
SECTION 9.04 Successors and Assigns	~~155~~153
SECTION 9.05 Expenses; Indemnity	~~162~~159
SECTION 9.06 Right of Set-off	~~164~~161
SECTION 9.07 Payments Set Aside	~~165~~162
SECTION 9.08 Applicable Law	~~165~~162
SECTION 9.09 Waivers; Amendment	~~165~~162
SECTION 9.10 Interest Rate Limitation	~~169~~166
SECTION 9.11 [Reserved]	~~169~~166
SECTION 9.12 Entire Agreement	~~169~~166
SECTION 9.13 WAIVER OF JURY TRIAL	~~170~~166
SECTION 9.14 Severability	~~170~~167
SECTION 9.15 Counterparts	~~170~~167
SECTION 9.16 Headings	~~170~~167
SECTION 9.17 Jurisdiction; Consent to Service of Process	~~170~~167
SECTION 9.18 Confidentiality	~~171~~168
SECTION 9.19 Direct Website Communications	~~172~~168
SECTION 9.20 Release of Liens and Guarantees	~~173~~170
SECTION 9.21 Power of Attorney	~~174~~171
SECTION 9.22 PATRIOT Act Notice	~~174~~171
SECTION 9.23 No Advisory or Fiduciary Relationship	~~174~~171
SECTION 9.24 Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~175~~172

v

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	[Reserved]
Exhibit C-l	Form of Borrowing Request
Exhibit C-2	Form of Swingline Borrowing Request
Exhibit D	Form of Collateral Agreement
Exhibit E	Form of Guaranty Agreement
Exhibit F	Auction Procedures
Exhibit G	Tax Compliance Certificates

Schedule 1.01(b)	Immaterial Subsidiaries
Schedule 1.01(e)	Agreed Security Principles
Schedule 1.01(f)	Foreign Security Documents and Foreign Pledge Agreements
Schedule 1.01(g)	Loan Parties
Schedule 2.01	Commitments and Lenders
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.05(b)	Liabilities/Long-Term Obligations
Schedule 3.07(b)	Possession under Leases
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(c)	Subscriptions
Schedule 3.12	Notes
Schedule 3.13	Taxes
Schedule 3.15	Employee Benefit Plans
Schedule 3.16	Environmental Matters
Schedule 3.18	Real Property
Schedule 3.20	Labor Matters
Schedule 3.21	Insurance
Schedule 3.24	Holdings Indebtedness
Schedule 5.17	Post-Closing Matters
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments; Intercompany Loans
Schedule 6.07	Transactions with Affiliates
Schedule 6.09(c)	Contractual Encumbrances and Restrictions
Schedule 9.01(a)(i)	Loan Party Notice Information
Schedule 9.01(a)(ii)	Administrative Agent Notice Information

This CREDIT AGREEMENT (this “Agreement”), dated as of May 10, 2017, is made by among AFFINION GROUP HOLDINGS, INC., a Delaware corporation (“Holdings”), AFFINION GROUP, INC., a Delaware corporation (the “Borrower”), the Lenders (as hereinafter defined) from time to time party hereto, HPS INVESTMENT PARTNERS, LLC, as administrative agent (together with any successor administrative agent appointed pursuant hereto, in such capacity, the “Administrative Agent”) and as collateral agent (together with any successor collateral agent appointed pursuant hereto, in such capacity, the “Collateral Agent”) for the Lenders.

~~WHEREAS, the Borrower has requested that the Lenders extend credit in the form of (a) Term Loans on the Closing Date in an aggregate principal amount equal to $1,340,000,000 and (b) Revolving Loans at any time and from time to time after the Closing Date and prior to the Maturity Date in an aggregate principal amount at any one time outstanding (when taken together with the face amount of Letters of Credit and Swingline Loans then outstanding) not to exceed $110,000,000. The proceeds of the Term Loans may be used on the Closing Date solely to fund the Transactions. The proceeds of the Revolving Loans and Letters of Credit may be used on or after the Closing Date to provide for ongoing working capital requirements of the Borrower;~~

WHEREAS, on the Fifth Amendment Effective Date (a) Term Loans shall be prepaid as contemplated in the Restructuring Support Agreement and (b) Revolving Loans shall be prepaid and the Revolving Facility Commitments shall be reduced to $85,000,000 as contemplated by the Restructuring Support Agreement;

WHEREAS, the Borrower and each other Loan Party desire to secure all of the Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and Lien upon substantially all of the property and assets of the Borrower and the other Loan Parties, subject to the limitations described herein and in the Security Documents; and

WHEREAS, the Lenders are willing to extend such credit to the Borrower, and the Issuing Banks are willing to issue, or cause Third Party LC Issuers to issue, Letters of Credit for the account of the Borrower, in each case on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the above premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01        Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“2017 Exchange” shall mean (x) the exchange of Senior Notes for 2017 Exchange Notes and warrants to acquire common stock, par value $0.01 per share, of Holdings or cash, (y) the exchange of Existing Holdings Notes for 2017 Exchange Notes and warrants to acquire common stock, par value $0.01 per share, of Holdings or cash and (z) the exchange of Affinion Investments Notes for 2017 Exchange Notes and warrants to acquire common stock, par value $0.01 per share, of Holdings or cash, in each case, pursuant to the terms of the 2017 Exchange Documents.

“2017 Exchange Documents’’ shall mean (i) the Support Agreement, dated March 31, 2017, among Holdings, the Borrower, Affinion International, Affinion Investments and each significant holder party thereto from time to time (including the exhibits and annexes thereto, the “Support Agreement”), (ii) the Investor Purchase Agreement, (iii) the Offering Memorandum and Consent Solicitation Statement, substantially in the form attached as Exhibit A to the Support Agreement, relating to the 2017 Exchange (the “2017 Exchange OM”) and (iv) the 2017 Exchange Notes Documents.

“2017 Exchange Notes” shall mean the 12.50%/14.00% Senior PIK/Toggle Notes due 2022 to be issued by the Borrower pursuant to the 2017 Exchange.

“2017 Exchange Notes Documents” shall mean, collectively, the 2017 Exchange Notes, the 2017 Exchange Notes Indenture and any documents, supplements, instruments and agreements delivered in connection therewith.

“2017 Exchange Notes Indenture” shall mean the Indenture, dated as of May 10, 2017, among the Borrower, as issuer, the guarantors party thereto, and Wilmington Trust, National Association, as trustee.

“2019 Term Lender” shall have the meaning set forth in the Fifth Amendment.

“2019 Term Loans” shall have the meaning set forth in the Fifth Amendment. The aggregate principal amount of 2019 Term Loans outstanding as of Fifth Amendment Effective Date is $[    ].1

“ABR” shall mean, for any day, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate in effect on such date and (c) 2.00%.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan, any ABR Revolving Loan or any Swingline Loan to the Borrower.

“ABR Revolving Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

[1]	NTD: to be filled in on the Fifth Amendment Effective Date.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

ABR Term Loan Borrowing” shall mean a Borrowing comprised of ABR Term Loans.

“Account Control Agreement” shall mean a tri-party deposit account, securities account or commodities account control agreement by and among the applicable Loan Party, the Collateral Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory to the Administrative Agent and in any event providing to the Collateral Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the Uniform Commercial Code.

“Additional Mortgage” shall have the meaning assigned to such term in Section 5.11(c).

“Adjusted Eurocurrency Rate” shall mean for any Interest Period with respect to a Eurocurrency Loan, a rate per annum equal to the higher of (a) 1.00 % and (b) a rate per annum determined by the Administrative Agent pursuant to the following formula:

Adjusted	Eurocurrency Base Rate
Eurocurrency Rate =	1.00 - Eurocurrency Reserve Percentage

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent and any sub-agents.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified provided, however, that, for purposes of Section 6.05, 6.07 and 9.04 the term “Affiliate” shall also include any person that directly or indirectly owns 10% or more of any class of Equity Interests of the person specified or that is an officer or director of the Person.

“Affiliated Lender” shall mean any Affiliate of Holdings, the Borrower, their respective Subsidiaries or the Permitted Holders (other than a natural Person, or a holding company, investment vehicle or trust for or owned and operated for the primary benefit of a natural Person, or Holdings, the Borrower and their respective Subsidiaries).

“Affinion International” shall mean Affinion International Holdings Limited (UK), a limited liability company incorporated in England and Wales and a Subsidiary of the Borrower with registered number 03458969.

“Affinion International Notes” shall mean the 7.5% Senior Notes due in 2018 issued by Affinion International pursuant to the Affinion International Indenture.

“Affinion International Notes Documents” shall mean, collectively, the Affinion International Notes, the Affinion International Notes Indenture and any documents, supplements, instruments and agreements delivered in connection therewith.

“Affinion International Notes Indenture” shall mean the Indenture, dated as of the November 9, 2015, among, among others, Affinion International as issuer and Wilmington Trust, National Association, as trustee.

“Affinion Investments” shall mean Affinion Investments LLC, a Delaware limited liability company and a Wholly Owned Subsidiary of the Borrower.

“Affinion Investments IT” shall mean Affinion Investments II LLC (f/k/a Connexions Loyalty LLC and prior to that, Affinion Loyalty LLC), a Delaware limited liability company and a Wholly Owned Subsidiary of the Borrower.

“Affinion Investments Notes” shall mean the 13.50% Senior Subordinated Notes due 2018 issued by Affinion Investments pursuant to the Affinion Investments Notes Indenture.

“Affinion Investments Notes Documents” shall mean, collectively, the Affinion Investments Notes, the Affinion Investments Notes Indenture and any documents, supplements, instruments and agreements delivered in connection therewith.

“Affinion Investments Notes Indenture” shall mean the Indenture, dated as of the December 12, 2013, among Affinion Investments as issuer, Affinion Investments II as guarantor and Wells Fargo Bank, National Association, as trustee.

“Agent Fee Letter” shall have the meaning assigned to such term in the definition of “Fee Letters.”

“Agent Parties” shall have the meaning assigned to such term in Section 9.19(c).

“Agents” shall mean the collective reference to the lead arrangers, syndication agents, documentation agents or bookrunners identified in the cover page hereto.

“Agreed Security Principles” shall mean the principles set forth on Schedule 1.01(e) attached hereto.

“Agreement” shall have the meaning assigned to such term in the preamble hereto, as amended from time to time in accordance with the terms hereof.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates concerning or relating to bribery or corruption, including, without limitation: (a) the FCPA; (b) the UK Bribery Act 2010; (c) any activity prohibited by any resolution of the U.N. Security Council under Chapter VII of the U.N. Charter or the Organization for Economic Cooperation and Development’s Good Practice

Guidance on Internal Controls, Ethics, and Compliance; (d) any laws implementing the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on 17 December 1997, which entered into force on 15 February 1999, and the Convention’s Commentaries; and (e) any other applicable anti-corruption or anti-bribery laws.

“Applicable Insurance Laws and Regulations” shall mean any laws, rules and regulations of any government or governmental authority or agency, including of any Applicable Insurance Regulatory Authority, applicable to the Insurance Business or the Insurance Subsidiaries.

“Applicable Insurance Regulatory Authority” shall mean, when used with respect to any Insurance Subsidiary, the insurance department or similar administrative authority or agency located in (x) the state or other jurisdiction in which such Insurance Subsidiary is domiciled or (y) to the extent asserting regulatory jurisdiction over such Insurance Subsidiary, the insurance department, authority or agency in each state or other jurisdiction in which such Insurance Subsidiary is licensed, and shall include any Federal insurance regulatory department, authority or agency that may be created in the future and that asserts regulatory jurisdiction over such Insurance Subsidiary.

“Applicable Margin” shall mean for any day (a) (i) with respect to any ~~Term Loan and~~ Non-Extended Term Loan, (x) 7.75% per annum in the case of Eurocurrency Loans and (y) 6.75% per annum in the case of ABR Loans, (ii) with respect to any Revolving Facility Loan (including each Swingline Loan), ~~7.75~~(x) 4.00% per annum in the case of ~~any~~ Eurocurrency ~~Loan,~~Loans and ~~6.75~~(y) 3.00% per annum in the case of ~~any~~ ABR ~~Loan,~~ Loans, and (iii) with respect to any 2019 Term Loan, (x) 5.75% per annum in the case of Eurocurrency Loans, provided, that, with respect to the 2019 Term Loans that are Eurocurrency Loans (A) from the Fifth Amendment Effective Date through the third anniversary thereof, the Margin Cash Component shall be 4.00% per annum and the Margin PIK Component shall be 1.75% per annum, (B) thereafter through the fourth anniversary of the Fifth Amendment Effective Date, the Margin Cash Component shall be 4.50% per annum and the Margin PIK Component shall be 1.25% per annum and (C) thereafter, the Margin Cash Component shall be 5.00% per annum and the Margin PIK Component shall be 0.75% per annum, and (y) 4.75% per annum in the case of ABR Loans, provided, that, with respect to the 2019 Term Loans that are ABR Loans (A) from the Fifth Amendment Effective Date through the third anniversary thereof, the Margin Cash Component shall be 3.00% per annum and the Margin PIK Component shall be 1.75% per annum, (B) thereafter through the fourth anniversary of the Fifth Amendment Effective Date, the Margin Cash Component shall be 3.50% per annum and the Margin PIK Component shall be 1.25% per annum and (C) thereafter, the Margin Cash Component shall be 4.00% per annum and the Margin PIK Component shall be 0.75% per annum, and (b) with respect to the Commitment Fee, 0.75% per annum.

“Applicable Percentage” shall mean, in respect of the Term Loans, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Loans represented by (i) such Term Lender’s Term Loan Commitment at such time and (ii) after the termination of such Term Lender’s Term Loan Commitment, the principal amount of such Term Lender’s Term Loans at such time, and in respect of the Revolving Facility Loans, with respect to any Revolving Facility Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Facility Loans represented by such Revolving Facility Lender’s Revolving Facility Commitment at such time. If the commitment of each Revolving Facility Lender to make Revolving Facility Loans and the obligation of the Issuing Bank to make L/C Advances have been terminated pursuant to Section 7.01, or if the Revolving Facility Commitments have expired, then the Applicable Percentage of each Revolving Facility Lender in respect of the Revolving Facility Loans shall be determined based on the relative amounts of the Revolving Facility Exposures of such Revolving Facility Lender in respect of the total Revolving Facility Exposure most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Tranche is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund’’ shall have the meaning assigned to such term in Section 9.04(b).

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any sale, assignment, conveyance, exclusive license, transfer or other disposition (including any sale and leaseback of assets and any mortgage, lease or sublease of Real Property, or by merger, allocation of assets, division, consolidation or amalgamation) to any person of any asset or assets of any of the Holdings, the Borrower or any Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 9.04), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Auction” shall have the meaning assigned to such term in Section 2.11(e).

“Auction Prepayment” shall have the meaning assigned to such term in Section 2.11(e).

“Auction Procedures” shall mean the procedures set forth in Exhibit F hereto.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender at any time, an amount equal to the amount by which (a) the aggregate amount of the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Exposure of such Revolving Facility Lender at such time.

“Average Liquidity” shall mean, as of any date, the average, for the 20 calendar day period ending on the day immediately prior to the applicable calculation date, of the sum of (i) the aggregate Available Unused Commitment minus the face amount of letters of credit issued pursuant to Section 6.01(s), plus (ii) unrestricted cash (as determined in accordance with GAAP) of Holdings, the Borrower and its Subsidiaries.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America, or any successor thereto.

“Board of Directors” shall mean, as to any person, the board of directors or managers, as applicable, of such person (or, if such person is a partnership, the board of directors or other governing body of the general partner of such person) or any duly authorized committee thereof.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrower Notice” shall have the meaning assigned to such term in Section 5.11(c).

“Borrowing” shall mean a group of Loans of a single Type, Class and currency and made on a single date to a single Borrower and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect

“Borrowing Minimum” shall mean $5,000,000; provided that with respect to Swingline Loans only, shall mean $2,000,000.

“Borrowing Multiple” shall mean $1,000,000; provided that with respect to Swingline Loans only, shall mean $100,000.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1.

“Bridges Purchase Agreement” shall mean that certain Membership Interest Purchase Agreement, dated as of July 3, 2018, by and among AIS Holdco, LLC, as purchaser and Affinion Group, LLC, as seller, Affinion Group, Inc. as seller parent and Affinion Benefits Group, LLC as the company, as amended, supplemented or otherwise modified in a manner that is not materially adverse to the Lenders.

“Bridges Sale” shall mean the disposition consummated pursuant to the Bridges Purchase Agreement.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Capital Expenditures” shall mean, for any person in respect of any period, without duplication, the aggregate of all expenditures incurred for any purchase or other acquisition of any asset, including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of such Person prepared in accordance with GAAP or are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, however, that Capital Expenditures shall not include:

(a)    expenditures with funds that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds’’ but for the application of the first proviso to such clause (a);

(b)    expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Subsidiaries within 12 months of receipt of such proceeds;

(c)    interest capitalized during such period;

(d)    expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holdings, the Borrower or any Subsidiary) and for which none of Holdings, the Borrower or any Subsidiary has provided or is required to provide or incur or is otherwise liable for, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);

(e)    the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided, that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;

(f)    the purchase price of equipment purchased during such period to the extent that the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business; or

(g)    Investments in respect of a Permitted Business Acquisition.

“Capital Lease” shall mean, with respect to any person, any lease of, or other arrangement conveying the right to use, any property by such Person as lessee that are required to be accounted for as a capital lease on a balance sheet of such person prepared in accordance with GAAP.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any Capital Lease, and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the Administrative Agent, any applicable Issuing Bank or any applicable Swingline Lender (as applicable) and the Lenders, as collateral for unreimbursed L/C Disbursements, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable Issuing Bank or applicable Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Bank or the applicable Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Interest Expense” shall mean, with respect to any person on a consolidated basis for any period, Interest Expense for such period, less, without duplication, the sum of (a) pay-in-kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, Holdings, the Borrower or any Subsidiary, including such fees paid in connection with the Transactions, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements and (d) cash interest income of Holdings, the Borrower and the Subsidiaries for such period; provided, that Cash Interest Expense shall exclude any one-time financing fees paid in connection with the Transactions or one-time amendment fees paid in connection with any amendment of this Agreement.

“CFC” shall mean a “controlled foreign corporation” pursuant to Section 957 of the Code.

A “Change in Control” shall be deemed to occur if:

(a)    a majority of the seats (other than vacant seats) on the Board of Directors of Holdings shall at any time be occupied by persons who were neither (a) nominated by the Board of Directors of Holdings or a Permitted Holder, nor (b) appointed by directors so nominated; or

(b)    a “change of control” shall occur under or with respect to any Junior Indebtedness constituting Material Indebtedness or any Permitted Refinancing Indebtedness in respect of any of the foregoing; or

(c)    Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of all issued and outstanding Equity Interests of the Borrower;

(d)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Equity Interests of Holdings entitled to vote for members of the board of directors or equivalent governing body of such person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(e)    upon the sale or disposition of all or substantially of the property and assets or business of the Borrower and its Subsidiaries, taken as a whole (in one transaction or a series of transactions) to any Person, other than to a Subsidiary Loan Party pursuant to a transaction expressly permitted by this Agreement.

“Change in Law” shall mean the occurrence, after the date of this Agreement or, if later, the date on which the applicable Lender becomes a Lender hereunder, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Facility Loans, Term Loans, or Swingline Loans.

“Closing Date” shall mean May 10, 2017.

“COC Make Whole Premium Amount” shall mean, with respect to any Non-Extended Term Loan subject to a COC Payment Event, on any date of calculation, the excess of (i) (x) the prepayment price to prepay in full the principal amount of such Non-Extended Term Loan (including any prepayment premium payable pursuant to Section 2.12(e)) on the day immediately following the first anniversary of the Closing Date plus (y) the present value on such date of all interest that would have accrued on such Non-Extended Term Loan from the date of calculation through the date immediately following the first anniversary of the Closing Date (excluding accrued but unpaid interest to the date of such calculation) computed using a discount rate equal to the Treasury Rate as of such calculation date plus 50 basis points over (ii) the then outstanding principal amount of such Non-Extended Term Loans.

“COC Payment Event” shall have the meaning specified in Section 2.12(e).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral’’ shall mean all “Collateral’’ and “Mortgaged Property” referred to in the Security Documents (including the Mortgaged Properties) and all other property that is or is intended to be subject to any Lien in favor of the Administrative Agent for the benefit of the Lenders.

“Collateral Access Agreement” shall mean a landlord waiver or other agreement, in a form as shall be reasonably satisfactory to the Collateral Agent, between the Collateral Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any premises where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Collateral Agreement” shall mean the Collateral Agreement, in the form of Exhibit D, as amended, supplemented or otherwise modified from time to time, among Holdings, the Borrower, each Subsidiary Loan Party and the Collateral Agent.

“Collateral and Guarantee Requirement” shall mean, at any time, subject to the Agreed Security Principles, the requirement that:

(a)    the Administrative Agent shall have received (i) from Holdings, the Borrower and each other Subsidiary Loan Party a counterpart of the Collateral Agreement, duly executed and delivered on behalf of each such person party thereto, (ii) from Holdings, the Borrower and each Loan Party a counterpart of the Guaranty Agreement, duly executed and delivered on behalf of each such person party thereto, and (iii) on the Closing Date, the Foreign Security Documents listed on Schedule 1.01(f);

(b)    all outstanding Equity Interests of the Borrower, all other outstanding Equity Interests directly owned by any Loan Party (other than the Equity Interests of an Insurance Subsidiary to the extent that a pledge of such Equity Interests violates applicable law), and all Indebtedness owing to any Loan Party (other than intercompany indebtedness, which is governed by clause (c) below) shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document) and the Administrative Agent shall have received certificates or other instruments representing or evidencing all such Equity Interests (other than (i) uncertificated Equity Interests, (ii) Equity Interests issued by Foreign Subsidiaries organized under the laws of a jurisdiction where receipt of such certificates or other instruments is not effective to perfect security interests in such Equity Interests and (iii) Equity Interests issued by a Foreign Subsidiary organized under the laws of an Excluded Jurisdiction) and any notes or other instruments representing such Indebtedness in excess of $5,000,000, together with stock powers, note powers or other instruments of transfer with respect thereto endorsed in blank, provided, that, (x) unless otherwise agreed by the Borrower and the Administrative Agent in any given case, in no event shall more than 65% of the issued and outstanding voting Equity Interests of any Excluded Foreign Subsidiary be pledged to secure Obligations of the Loan Parties and (y) the only Foreign Pledge Agreements required to be executed on the Closing Date shall be those set forth on Schedule 1.01(f);

(c)    (i) all Indebtedness of Holdings, the Borrower and each Subsidiary (other than (x) intercompany Indebtedness incurred in the ordinary course of business in connection with the cash management operations and intercompany sales of the Borrower and each Subsidiary, (y) any Indebtedness not exceeding $1,000,000 and (z) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to any Loan Party shall be evidenced by a promissory note or an instrument in form satisfactory to the Administrative Agent and shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document), and (ii) the Administrative Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank (other than with respect to any such intercompany debt the perfection of the pledge of which is not achieved by delivery to the Administrative Agent);

(d)    except as otherwise contemplated by any Security Document or elsewhere in this definition of Collateral and Guarantee Requirement (including with regard to deposit accounts), all documents and instruments, (including, in the United States of America, filings of Uniform Commercial Code financing statements and filings with the United States Copyright Office and the United States Patent and Trademark Office) and all other actions required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or the recording or taken concurrently with, or promptly following, the execution and delivery of each such Security Document;

(e)    except as set forth pursuant to any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder;

(f)    subject to Section 5.11(g), in the case of any person that (i) becomes a Loan Party after the Closing Date, the Administrative Agent shall have received from such Loan Party, (A) a supplement or joinder to each of the Guaranty Agreement and the Collateral Agreement (other with respect to Foreign Subsidiary Loan Parties), in the form specified therein, duly executed and delivered on behalf of such person, (B) with respect to any Foreign Pledge Agreement that the Administrative Agent determines, based on the advice of counsel, to be necessary or advisable in connection with the pledge of Equity Interests or Indebtedness of a Foreign Subsidiary (other than a pledge of Equity Interests of any Foreign Subsidiary that is not directly owned by it, that is an Immaterial Subsidiary or that is organized under the laws of an Excluded Jurisdiction) owned by such Loan Party, a counterpart thereof, duly executed and delivered on behalf of such person, (C) with respect to any Foreign Security Document that the Administrative Agent determines, based on the advice of counsel, to be necessary or advisable in connection with the pledge of assets owned by such Foreign Subsidiary Loan Party, a counterpart thereof, duly executed and delivered on behalf of such person, (D) such other Security Documents as may be required to be delivered pursuant to Section 5.11, and (E) evidence that any other requirements of Section 5.11 shall have been complied with and (ii) becomes such a Subsidiary Loan Party, the Administrative Agent shall have received from the parent of such Subsidiary Loan Party, (A) supplements to the applicable Security Documents pursuant to which it shall have pledged the Equity Interests in the other Subsidiaries owned by it, or other Security Documents, effecting the pledge of such Equity Interests in favor of the Administrative Agent, subject to the same exceptions and limitations as set forth in paragraph (c) above and clause (i)(B) above and (B) certificates and instruments representing or evidencing such Equity Interests, subject to the same exceptions and limitations as set forth in paragraph (c) above; and

(g)    other than (i) an aggregate amount of not more than $2,000,000 at any one time, in the case of any Loan Party, (ii) zero balance accounts, (iii) accounts used exclusively to hold funds that are earmarked for the payment of taxes, (iv) amounts deposited into deposit accounts exclusively used for payroll, payroll Taxes and other employee wage and benefit payments to or for the Borrower or Borrower’s Subsidiaries’ employees, (v) any deposit account or securities account for the sole purpose of holding cash that serves as collateral or security under a letter of credit or other obligation not prohibited by any Loan Document, (vi) fiduciary accounts required to be maintained by any regulatory or quasi-regulatory body and (vii) deposit accounts and securities account outside of the United States or owned by a Foreign Subsidiary; make, acquire, or permit to exist Permitted Investments consisting of cash, cash equivalents, or amounts credited to deposit accounts or securities accounts unless such Person and the applicable bank or securities intermediary have entered into Account Control Agreements with the Collateral Agent governing such Permitted Investments in order to perfect (and further establish) Collateral Agent’s Liens in such Permitted Investments. Except as provided herein, no Loan Party shall maintain any deposit account or securities account unless the Collateral Agent shall have received an Account Control Agreement in respect of such deposit account or securities account.

Notwithstanding the foregoing, the Guaranty Agreement and the Security Documents shall provide that the obligations of any Foreign Subsidiary Loan Party under such agreements shall be subject to the limitations set forth in the Agreed Security Principles.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving Facility Commitment and/or Term Loan Commitment, (b) with respect to any Swingline Lender, such Swingline Lender’s Swingline Commitment and (c) with respect to any Issuing Bank, such Issuing Bank’s L/C Commitment.

“Communications” shall have the meaning assigned to such term in Section 9.19(a).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit, to the extent undrawn) consisting of Capital Lease Obligations, bankers’ acceptances, Indebtedness for borrowed money, Disqualified Stock and Indebtedness in respect of the deferred purchase price of property or services of the Borrower and the Subsidiaries determined on a consolidated basis on such date; provided that, the amount of Consolidated Debt shall be reduced by the face amount of letters of credit issued and outstanding pursuant to Section 6.01(s).

“Consolidated Fixed Charge Coverage Ratio” shall mean, on any date, the ratio of (a) EBITDA for such Test Period calculated on a Pro Forma Basis minus Capital Expenditures for such Test Period to (b) Consolidated Fixed Charges paid in cash for such Test Period (solely with respect to the Bridges Sale, giving pro forma effect thereto with respect to reduced cash interest expenses).

“Consolidated Fixed Charges” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the sum, without duplication, of:

(a)    the consolidated interest expense (net of interest income) to the extent it relates to Indebtedness of the Borrower and the Subsidiaries for such period, and to the extent such expense was deducted in computing Consolidated Net Income, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to obligations under any Swap Agreement, but excluding the amortization or write-off of deferred financing fees or expenses of any bridge or other financing fee in connection with the Transactions; plus

(b)    provision for cash income taxes made by Borrower and its Subsidiaries on a consolidated basis in respect of such Test Period; plus

(c)    to the extent payable in cash, any interest expense on Indebtedness of another person that is Guaranteed by the Borrower and the Subsidiaries or secured by a Lien on assets of the Borrower and the Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(d)    scheduled payments made or payable during such period on account of principal of Indebtedness of the Borrower and its Subsidiaries (including scheduled principal payments in respect of the Term Loans), in each case, on a consolidated basis and in accordance with GAAP.

For purposes of determining Consolidated Fixed Charges for any period that includes the quarterly periods ending September 30, 2016, December 31, 2016, March 31, 2017 and June 30, 2017, the Consolidated Fixed Charges for such quarterly periods shall be $34,630,672, $34,491,747, $34,089,750 and $37,066,032, respectively.

“Consolidated Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended and Reported as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that EBITDA shall be determined for the applicable Test Period on a Pro Forma Basis.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis, plus the amount that the provision for taxes exceeds cash taxes paid by such person and its Subsidiaries in such period; provided, however, that, without duplication,

(a)    [reserved];

(b)    any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with any acquisition that is consummated on or after the Closing Date shall be excluded;

(c)    the cumulative effect of a change in accounting principles during such period shall be excluded;

(d)    any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(e)    any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by senior management or the Board of Directors of the Borrower) shall be excluded;

(f)    any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of (i) indebtedness, and (ii) Swap Agreements and other derivative instruments to the extent that such gains or losses have been realized by the Borrower, in each case, shall be excluded;

(g)    the Net Income for such period of any person that is not a subsidiary of such person, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period;

(h)    the Net Income for such period of any subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary or its equity holders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such subsidiary to such person or a subsidiary of such person (subject to the provisions of this clause (h), to the extent not already included therein;

(i)    any non-cash impairment charge or asset write-off resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141, shall be excluded;

(j)    any non-cash expenses realized or resulting from employee benefit plans or post employment benefit plans, long-term incentive plans or grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors and employees of such person or any of its Subsidiaries shall be excluded;

(k)    any one-time non-cash compensation charges shall be excluded;

(l)    non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded;

(m)    [reserved];

(n)    [reserved];

(o)    any currency translation gains and losses realized from currency remeasurements of Indebtedness, and any net loss or gain realized from any Swap Agreements for currency exchange risk, in each case, that are actually paid in cash, shall be excluded; and

(p) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of the last day of the fiscal quarter most recently ended and Reported.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling" and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Credit Facilities” shall mean, collectively, (i) the revolving credit facilities represented by the Revolving Facility Commitments, (ii) the swingline facility provided pursuant to Section 2.04 evidenced by the Swingline Commitments (and the related Swingline Loans and other Swingline Exposure), (iii) the letter of credit facility provided pursuant to Section 2.05 (and the related Letters of Credit and other L/C Exposure), and (iv) the term facility represented by the Term Loans.

“Current Assets” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.

“Current Liabilities” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to EBITDA included in clause (a)(iv) of the definition of such term.

“Debt Service” shall mean, with respect to Holdings, the Borrower and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period plus scheduled principal amortization of Consolidated Debt for such period.

“Debtor Relief Laws” shall mean Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.23(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by their terms (or by the terms of any security into which such Equity Interests are convertible or for which such Equity Interests are redeemable or exchangeable), or upon the happening of any event, (i) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale), (ii) are convertible or exchangeable other than at the option of the issuer thereof for Indebtedness or Disqualified Stock or (iii) are redeemable at the option of the holder thereof (other than upon the occurrence of a Change in Control (or similar event), sale or disposition of all or substantially all of the assets of the Borrower and its Subsidiaries, or the acceleration of the Loans, subject, in each case, to the prior payment in full in cash of all Obligations), in whole or in part, in each case prior to 91 days after the Latest Maturity Date; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, still further, that any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dividends” shall have the meaning assigned to such term in Section 6.06.

“Dollar” and “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Subsidiaries for such period (without giving effect to the amount added to Net Income in calculating Consolidated Net Income for the excess of the provision for taxes over cash taxes) plus (a) the sum of without duplication:

(i) to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, provision for taxes based on income, profits or capital of the Borrower and the Subsidiaries for such period, without duplication, including, without limitation, state franchise and similar taxes, and including an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of the Borrower and the Subsidiaries in respect of such period in accordance with Section 6.06(b), which shall be included as though such amounts had been paid as income taxes directly by the Borrower or any Subsidiary; plus

(ii) to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, Consolidated Fixed Charges of the Borrower and the Subsidiaries for such period; plus

(iii) to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash charges or expenses to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Borrower and the Subsidiaries for such period; plus

(iv) to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, the amount of any business optimization expenses and restructuring charges or expenses (which, for the avoidance of doubt, shall include office and plant closures, facility consolidations, retention payments and special supplemental bonuses payable, exit costs, severance payments, systems establishment costs or excess pension charges); provided, that the aggregate total amount of all such restructuring charges and expenses that are actually paid in cash that may be added back, under this clause (iv) shall not exceed ~~(A) for any Test Period ending on or prior to December 31, 2018,~~ the greater of $~~12,375,000 and 7.5% of EBITDA for the relevant Test Period prior to giving effect to such addback and (B) with respect to any Test Period ending thereafter,~~15,000,000 and 7.5% of EBITDA for the relevant Test Period prior to giving effect to such addback; plus

(v) any net after-tax extraordinary or nonrecurring or unusual losses, expenses or charges; provided that ~~(A) for any Test Period ending on or prior to December 31, 2018,~~ the aggregate total amount of all such losses, expenses, charges and fees consisting of legal fees, fines and legal settlements that may be added back pursuant to this clause (v) shall not exceed (x) $16,500,000 for the relevant Test Period or (y) $33,000,000 in the aggregate during the term of this Agreement ~~and (B) with respect to any Test Period ending thereafter, the aggregate total amount of any net after tax extraordinary or nonrecurring or unusual losses, expenses or charges added back pursuant to this clause (v) shall not exceed 10.0% of EBITDA for the relevant Test Period prior to giving effect to such addback~~; plus

(vi) [reserved]; plus

(vii) any expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including ~~(x)~~ such fees, expenses or charges related to (x) the offering of the 2017 Exchange Notes and the Obligations, ~~and~~ (y) the Restructuring Transactions (to the extent such fees, expenses or charges are paid within 180 days after the Fifth Amendment Effective Date), and (z) any amendment or other modification of the Obligations or other Indebtedness; plus

(viii) non-cash gains and losses with respect to Swap Agreements and other derivative instruments; plus

(ix) non-cash currency translation gains and losses related to currency remeasurements of Indebtedness, and any net non-cash loss or gain resulting from any Swap Agreement for currency exchange risk; minus

(b) the sum of (i) non-cash items increasing such Consolidated Net Income for such period (excluding the recognition of deferred revenue or any non-cash items which represent the reversal of any accrual of, or reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period); and (ii) any net after-tax extraordinary or nonrecurring or unusual gains or income (including for the avoidance of doubt, cancellation of debt income in connection with the Transactions or otherwise);

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Consolidated Fixed Charges of, the depreciation and amortization and other non-cash expenses or non-cash items of and the restructuring charges or expenses of, a Subsidiary of the Borrower will be added to (or subtracted from, in the case of non-cash items described in clause (b) above) Consolidated Net Income to compute EBITDA, (A) in the same proportion that the Net Income of such Subsidiary was added to compute such Consolidated Net Income of the Borrower, and (B) only to the extent that a corresponding amount of the Net Income of such Subsidiary would be permitted at the date of determination to be dividended or distributed to the Borrower by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

Notwithstanding the foregoing, contract termination fees shall be disregarded for purposes of calculating EBITDA.

For purposes of determining EBITDA for any period that includes the quarterly periods ending September 30, 2016 and December 31, 2016, EBITDA for such quarterly periods shall be $62,775,879 and $55,832,903, respectively.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, as to any Loans of any Class or other Indebtedness, the effective yield on such Loans or other Indebtedness as determined by the Administrative Agent, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the life of such Loans or other Indebtedness and (y) four years following the date of incurrence thereof) payable generally to Lenders making such Loans or lenders providing such other Indebtedness, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders or other applicable other lenders and customary consent fees paid generally to consenting Lenders or applicable other lenders. All such determinations made by the Administrative Agent shall, absent manifest error, be final, conclusive and binding on the Borrowers and the Lenders and the Administrative Agent shall have no liability to any person with respect to such determination absent gross negligence or willful misconduct.

“EMU Legislation” shall mean the legislative measures of the European Union for the introduction of, changeover to or operation of the euro in one or more member states.

“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees, directives, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Equity Interests" of any person shall mean any and all shares, interests, membership interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 or 303 of ERISA or Section 412 or 430 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the failure to meet the minimum funding standard of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the failure to make by its due date a required contribution under Section 412(m) of the Code with respect to any Plan; (e) the failure to make any required contribution to a Multiemployer Plan; (f) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention, or the institution by the PBGC of proceedings, to terminate any Plan or to appoint a trustee to administer any Plan; (g) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, (I) in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA, (II) in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA) or (III) insolvent within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“euro” or “€” shall mean the currency constituted by the Treaty on the European Union and as referred to in the EMU Legislation.

“Eurocurrency Base Rate” shall mean, for such Interest Period, the rate per annum equal to the ICE Benchmark Administration LIBOR Rate (“LIBOR” ), as published by Reuters (or other commercially available source providing quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (such rate the, “LIBO Screen Rate”). If the LIBO Screen Rate is not available at such time for any reason for such Interest Period (an “Impacted Interest Period”), then the “Eurocurrency Base Rate” for such Interest Period shall be the Interpolated Rate. If such Interpolated Rate is unavailable at such time for any reason, then LIBOR for such Interest Period shall be the rate per annum determined by Administrative Agent to be the rate per annum equal to the offered quotation rate for first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Eurocurrency Loan of 3 major London banks for which LIBOR is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. London time, two (2) Business Days prior to the commencement of such Interest Period, which determination shall be conclusive absent manifest error.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Eurocurrency Term Loan or Eurocurrency Revolving Loan.

“Eurocurrency Reserve Percentage” shall mean, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Adjusted Eurocurrency Rate for each outstanding Eurocurrency Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Eurocurrency Revolving Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate in accordance with the provisions of Article II.

“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any Excess Cash Flow Period, EBITDA of the Borrower and the Subsidiaries on a consolidated basis for such Excess Cash Flow Period, minus, without duplication,

(a) Debt Service for such Excess Cash Flow Period, reduced by the aggregate principal amount of voluntary prepayments of Consolidated Debt (other than prepayments of the Loans) that would otherwise constitute scheduled principal amortization during such Excess Cash Flow Period;

(b) the amount of any voluntary prepayment permitted hereunder of term Indebtedness (other than any Term Loans) during such Excess Cash Flow Period, in each case to the extent not financed, or intended to be financed, using the proceeds of, without duplication, the incurrence of Indebtedness, the sale or issuance of any Equity Interests or any Net Proceeds not otherwise required to prepay the Loans pursuant to Section 2.11 or the definition of the term “Net Proceeds”, in each case, to the extent that the amount of such prepayment is not already reflected in Debt Service;

(c) (i) Capital Expenditures by the Borrower and the Subsidiaries on a consolidated basis during such Excess Cash Flow Period that are paid in cash and (ii) the aggregate consideration paid in cash during such Excess Cash Flow Period in respect of Permitted Business Acquisitions and other Investments permitted hereunder, in each case, to the extent not financed with the proceeds of, without duplication, the incurrence of Indebtedness (other than Revolving Facility Loans), the sale or issuance of any Equity Interests or any Net Proceeds not otherwise required to prepay the Loans pursuant to Section 2.11 or the definition of the term “Net Proceeds” (less any amounts received in respect thereof as a return of capital);

(d) [reserved];

(e) Taxes paid in cash by Holdings, the Borrower and the Subsidiaries on a consolidated basis during such Excess Cash Flow Period or that will be paid within six months after the close of such Excess Cash Flow Period and for which reserves have been established, including income tax expense and withholding tax expense incurred in connection with cross-border transactions involving the Foreign Subsidiaries; provided, that any amount so deducted that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period;

(f) an amount equal to any increase in Working Capital of the Borrower and the Subsidiaries for such Excess Cash Flow Period;

(g) cash expenditures made in respect of Swap Agreements during such Excess Cash Flow Period, to the extent not reflected in the computation of EBITDA or Cash Interest Expense;

(h) [reserved];

(i) without duplication of any exclusions to the calculation of Consolidated Net Income or EBITDA, amounts paid in cash during such Excess Cash Flow Period on account of (A) items that were accounted for as noncash reductions of Net Income in determining Consolidated Net Income or as noncash reductions of Consolidated Net Income in determining EBITDA of the Borrower and the Subsidiaries in a prior Excess Cash Flow Period and (B) reserves or accruals established in purchase accounting;

(j) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith to the extent that the income or gain realized from the transaction giving rise to such Net Proceeds exceeds the aggregate amount of all such mandatory prepayments and Capital Expenditures made with such Net Proceeds, and

(k) the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Period), or an accrual for a cash payment, by the Borrower and the Subsidiaries or did not represent cash received by the Borrower and the Subsidiaries, in each case on a consolidated basis during such Excess Cash Flow Period, plus, without duplication,

(a) an amount equal to any decrease in Working Capital of the Borrower and the Subsidiaries for such Excess Cash Flow Period;

(b) [reserved];

(c) all amounts referred to in clause (c) above to the extent funded with, without duplication, (i) the proceeds of the sale or issuance of Equity Interests of, or capital contributions to, the Borrower after the Closing Date, (ii) the proceeds of Indebtedness (other than Revolving Facility Loans) or (iii) any Net Proceeds not otherwise required to prepay the Loans pursuant to Section 2.11 or the definition of the term “Net Proceeds”, in each case, to the extent there is a corresponding deduction from Excess Cash Flow above;

(d) [Reserved];

(e) cash payments received in respect of Swap Agreements during such Excess Cash Flow Period to the extent (i) not included in the computation of EBITDA or

(ii) such payments do not reduce Cash Interest Expense;

(f) any extraordinary or nonrecurring gain realized in cash during such Excess Cash Flow Period, except to the extent such gain consists of Net Proceeds subject to Section 2.11(b) or not otherwise required to prepay the Loans pursuant to Section 2.11 or the definition of the term “Net Proceeds”.

(g) to the extent deducted in the computation of EBITDA, cash interest income; and

(h) the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (x) such items represented cash received by the Borrower or any Subsidiary or (y) such items do not represent cash paid by the Borrower or any Subsidiary, in each case on a consolidated basis during such Excess Cash Flow Period, in each case, except to the extent such amount consists of Net Proceeds subject to Section 2.11(b) or not otherwise required to prepay the Loans pursuant to Section 2.11 or the definition of the term “Net Proceeds”.

“Excess Cash Flow Period” shall mean (a) the ~~period beginning on the first day of the first fiscal quarter beginning after the Closing Date through the~~ fiscal year of the Borrower ending on December 31, ~~2017~~2019, and (b) each fiscal year of the Borrower ~~ended~~ending thereafter.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” shall mean the Permitted Investments received by the Borrower from:

(a) contributions in respect of its common stock, and

(b) the sale (other than to a Subsidiary of the Borrower or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower or any of its Subsidiaries) of Equity Interests (other than Disqualified Stock) of the Borrower or Holdings, in each case, as designated as Excluded Contributions pursuant to an Officer’s Certificate executed by a Responsible Officer of the Borrower.

“Excluded Foreign Subsidiary” shall mean (i) any Foreign Subsidiary that is a CFC and (ii) any Subsidiary that has no material assets other than Equity Interests of, or Equity Interests and indebtedness of, one or more CFCs.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01 (as amended or waived from time to time).

“Excluded Jurisdictions” shall mean any jurisdiction in which a Foreign Subsidiary is formed or organized to the extent that the perfection of the pledge of Equity Interests in such Foreign Subsidiary pursuant to a Foreign Pledge Agreement requires the consent or approval of any Governmental Authority in such jurisdiction and such consent or approval is not readily obtainable in the ordinary course, or violates applicable law.

“Excluded Taxes” shall mean, with respect to any Recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, the following Taxes:

(a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes,

(b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office or (ii) such withholding tax shall have resulted from the making of any payment to a location other than the office designated by the Administrative Agent or such Lender for the receipt of payments of the applicable type,

(c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(g) (other than as a result of a Change in Law) and

(d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” shall mean, that certain Amended and Restated Credit Agreement, dated as of April 9, 2010, by and among, among others, Holdings, Borrower, the lenders from time to time party thereto, Deutsche Bank Trust Company Americas as Administrative Agent (as amended, restated, amended and restated or otherwise modified from time to time).

“Existing Holdings Notes” shall mean the 13.75%/14.50% Senior Secured PIK/Toggle Notes due 2018 issued by Holdings.

“Existing Lenders” shall have the meaning assigned to such term in the recitals hereto.

“Extended Senior Subordinated Notes” shall mean the Senior Subordinated Notes due 2018 issued by the Borrower to Affinion Investments on December 12, 2013 pursuant to the Extended Senior Subordinated Notes Indenture in connection with the Permitted Exchange Transactions.

“Extended Senior Subordinated Notes Indenture” shall mean the Indenture, dated as of December 12, 2013, among the Borrower, the Subsidiary Loan Parties, Wells Fargo Bank, National Association, as trustee and Wilmington Trust, National Association, as holder agent.

“Fair Market Value” shall mean, with respect to any asset or property, the price that could be negotiated in an arms’-length transaction between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any law, regulation, rule, promulgation or official agreement implementing an official government agreement or intergovernmental agreement with respect to the foregoing.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (charged on such day on such transactions as determined by the Administrative Agent).

“Fee Letters” shall mean (i) that certain Closing Payment Letter dated as of March 31, 2017, by and among HPS Investment Partners, LLC and Affinion Group, Inc. and (ii) that certain Amended and Restated Agent Fee Letter (the “Agent Fee Letter”) dated as of May 10, 2017, by and among HPS Investment Partners, LLC and Affinion Group, Inc.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

“Fifth Amendment” shall mean that certain Fifth Amendment to Credit Agreement, dated as of [•], 2019, by and among the Borrower, the Administrative Agent and the Lenders party thereto.

“Fifth Amendment Effective Date” shall have the meaning set forth in the Fifth Amendment.

“Fifth Amendment Effective Date Payments” shall have the meaning set forth in the Fifth Amendment.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“First Amendment” shall mean that certain First Amendment to Credit Agreement, dated as of November 30, 2017, by and among the Borrower, the Administrative Agent and the Revolving Facility Lenders.

“First Amendment Effective Date” shall mean November 30, 2017.

“Foreign Lender” shall mean any Lender which for U.S. federal income tax purposes (i) is regarded as a separate entity and is not a U.S. Person or (ii) is disregarded as a separate entity and has a regarded owner that is not a U.S. Person.

“Foreign Pledge Agreement” shall mean a pledge or charge agreement with respect to the Pledged Collateral that constitutes Equity Interests of a Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent; provided, that, unless the Borrower and the Administrative Agent otherwise agree in any given case, in no event shall more than 65% of the issued and outstanding voting Equity Interests of any Excluded Foreign Subsidiary be pledged to secure Obligations of the Loan Parties.

“Foreign Security Documents” shall mean each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.11, in each case, granting Liens on Collateral of a Foreign Subsidiary Loan Party, and as amended from time to time in accordance with the terms hereof and thereof.

“Foreign Subsidiary” shall mean any Subsidiary (together with its successors) that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary Loan Party” shall mean each (i) Foreign Subsidiary of the Borrower on the Closing Date set forth on Schedule 1.01(g) hereto and (ii) each Wholly Owned Subsidiary of the Borrower that is a Foreign Subsidiary formed or acquired after the Closing Date other than (A) Excluded Foreign Subsidiaries, (B) Foreign Subsidiaries not required to be Foreign Subsidiary Loan Parties pursuant to the Agreed Security Principles, (C) [reserved], (D) Immaterial Subsidiaries and (E) any Foreign Subsidiary solely to the extent that, and only for so long as, guaranteeing the Obligations would violate or require consent (that could not be readily obtained without undue burden to the Loan Parties) under applicable law or regulations or a contractual obligation on such Foreign Subsidiary and such law or obligation existed at the time of the acquisition of such Foreign Subsidiary and was not created or made binding on such Foreign Subsidiary in contemplation of or in connection with the acquisition of such Foreign Subsidiary.

“Fourth Amendment” shall mean that certain Fourth Amendment to Credit Agreement, dated as of November 14, 2018, by and among the Borrower, the Administrative Agent and the Required Lenders party thereto.

“Fourth Amendment Effective Date” shall mean November 14, 2018.

~~“Fourth Amendment Prepayment Released Escrow Funds” shall mean the $13,000,000 of Net Proceeds from the Bridges Sale in that certain escrow account established pursuant to Section 6.05(h) and released pursuant to the Fourth Amendment on the Fourth Amendment Effective Date and immediately used to prepay outstanding Term Loans together with the premium required under Section 6.05(h) in an amount equal to 3.00% of the aggregate principal amount being so prepaid.~~

~~“Fourth Amendment Released Escrow Funds” shall mean the $32,000,000 of Net Proceeds from the Bridges Sale in that certain escrow account established pursuant to Section 6.05(h) and released to the Borrower pursuant to the Fourth Amendment on the Fourth Amendment Effective Date.~~

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to each Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit obligations other than Letter of Credit obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to each Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02; provided, that any reference to the application of GAAP in Sections 3.13(a), 3.13(b), 3.20, 5.03, 5.07 and
6.02(e), to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Governing Body” shall have the meaning assigned to such term in Section 5.13(a).

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies or public international organizations such as the European Union or the European Central Bank, or World Bank).

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Guaranty Agreement” shall mean the Guaranty Agreement, in the form of Exhibit E, as amended, supplemented or otherwise modified from time to time, among Holdings, the Borrower, each Loan Party and the Collateral Agent.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Highest Lawful Rate” shall mean the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Holdings” shall have the meaning assigned to such term in the preamble hereto.

“Honor Date” shall have the meaning assigned to such term in Section 2.05.

“HPS” shall mean HPS Investment Partners, LLC.

“HPS Lenders” shall mean any Lender that is from time to time a party hereto that is an Affiliate of HPS.

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended and Reported, have assets with a value in excess of 1.0% of the Consolidated Total Assets and revenues representing in excess of 1.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date and (b) taken together with all other Immaterial Subsidiaries as of the last day of the fiscal quarter of the Borrower most recently ended and Reported, did not have assets with a value in excess of 2.0% of the Consolidated Total Assets and revenues representing in excess of 2.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date; provided, that any Subsidiary that is a “Significant Subsidiary” as such term (or any similar term) is used in any Junior Indebtedness document (or any definitive agreement governing Permitted Refinancing Indebtedness in respect of any of the foregoing). Each Immaterial Subsidiary shall be set forth in Schedule 1.01(b), and the Borrower shall update such Schedule from time to time after the Closing Date as necessary to reflect all Immaterial Subsidiaries at such time (the selection of Subsidiaries to be added to or removed from such Schedule to be made as the Borrower may determine).

“Impacted Interest Period” shall have the meaning set forth in the definition of “Eurocurrency Base Rate”.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than current trade liabilities and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), (e) all Guarantees by such person of Indebtedness of others, (f) all Capital Lease Obligations of such person, (g) all payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (i) the principal component of all obligations of such person in respect of bankers’ acceptances, (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock) and (k) to the extent constituting a liability under GAAP, earn-outs and obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with Permitted Business Acquisitions or any other Investment permitted hereunder. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof; provided, however, that, notwithstanding the foregoing, solely for purposes of calculating the financial covenant in Section 6.10 (including Pro Forma Compliance) or calculating any financial ratio, Indebtedness shall be deemed not to include (i) contingent obligations incurred in the ordinary course of business, (ii) deferred or prepaid revenues, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) [reserved], (v) obligations to make payments in respect of money backed guarantees offered to customers in the ordinary course of business, (vi) obligations to make payments to one or more insurers in respect of profit sharing arrangements entered into in the ordinary course of business, or (vii) any Indebtedness of Holdings deemed to be Indebtedness of the Borrower on its balance sheet under GAAP but for which the Borrower and its Subsidiaries do not have any obligations or liabilities, contingent or otherwise.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Ineligible Institution” shall mean the persons identified in writing to the Administrative Agent by the Borrower ~~on the Closing Date~~prior to the execution of the Restructuring Support Agreement, and as may be identified in writing to the Administrative Agent by the Borrower from time to time thereafter, with the written consent of the Administrative Agent, by delivery of a notice thereof to the Administrative Agent setting forth such person or persons (or the person or persons previously identified to Agent that are to be no longer considered “Ineligible Institutions”).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Information Memorandum” shall mean the “HPS Meeting” presentation, dated January 2017, as modified or supplemented prior to the Closing Date.

“Insurance Business” shall mean one or more aspects of the business of soliciting, administering, selling, issuing or underwriting insurance or reinsurance.

“Insurance Subsidiary” shall mean any Subsidiary that is licensed by any Applicable Insurance Regulatory Authority to conduct, and conducts, an Insurance Business.

“Intellectual Property Security Agreements” shall mean the Form of Copyright Security Agreement, Form of Patent Security Agreement, and Form of Trademark Security Agreement, attached as exhibits to the Collateral Agreement.

“Interest Coverage Ratio” shall mean, on any date, the ratio of (a) EBITDA for such Test Period calculated on a Pro Forma Basis to (b) Cash Interest Expense of the Borrower and the Subsidiaries, in each case, for the applicable period of four consecutive fiscal quarters of the Borrower, all determined on a consolidated basis in accordance with GAAP.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Term Borrowing or Revolving Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum of, without duplication, (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) net payments and receipts (if any) pursuant to interest rate hedging obligations, and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees, (b) capitalized interest of such person, whether paid or accrued, and (c) commissions, discounts, yield and other fees and charges incurred for such period in connection with any receivables financing of such person or any of its subsidiaries that are payable to persons other than Holdings, the Borrower and the Subsidiaries.

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type and (b) with respect to any ABR Loan, the last Business Day of each calendar quarter (being the last day of March, June, September and December of each year).

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 12 months thereafter, if at the time of the relevant Borrowing, all Lenders agree to make interest periods of such length available), as the Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, however, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) the Borrower may, with the consent of the Administrative Agent, elect to have an interest period of less than a month with respect to any Eurocurrency Borrowing. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interpolated Rate” shall mean, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” shall have the meaning set forth in Section 6.04.

“Investor Purchase Agreement” shall mean that certain Investor Purchase Agreement, dated as of March 31, 2017, by and among Holdings, the Borrower, Affinion Investments, Elliott Management Corporation, Franklin Mutual Advisers, LLC, and any additional investors party thereto.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall have the meaning set forth in Section 2.05(a).

“Issuing Bank” shall mean a Lender to be reasonably agreed between HPS and Borrower and each other Issuing Bank designated pursuant to Section 2.05(j) or (k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i) or (k). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank or through agreements with third party letter of credit issuers issuing letters of credit (and such issuer, a “Third Party LC Issuer”) on behalf of the Borrower as a co-applicant and designated as a Letter of Credit hereunder by the Borrower or Administrative Agent, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Where the context so requires, references herein to Issuing Bank shall include any Third Party LC Issuer; provided, however that no such Third Party Issuer shall have any obligations under this Agreement. For the avoidance of doubt, neither HPS nor HPS Lenders shall act as Issuing Banks unless agreed to in writing in their sole discretion; it being understood that, as of the First Amendment Effective Date, the Issuing Banks shall mean the Issuing Banks identified on Schedule 1 to the First Amendment.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Junior Indebtedness” shall mean, collectively, ~~(1)~~ any Material Indebtedness of the Borrower or any of its Subsidiaries that are Loan Parties that is (x) secured by a Lien that is junior in priority to the Lien securing the Obligations, (y) by its terms subordinated in right of payment to all or any portion of the Obligations or (z) unsecured, in each case, other than intercompany Indebtedness among the Borrower and its Subsidiaries and Indebtedness incurred under Section 6.01(w); which for the avoidance of doubt, as of the ~~Closing Date includes, (i) the 2017 Exchange Notes and (ii) any Senior Notes, Extended Senior Subordinated Notes and Affinion Investments Notes remaining outstanding after the 2017 Exchange and (2) the Second Lien Facility and any other Indebtedness incurred after the Fourth~~Fifth Amendment Effective Date ~~pursuant to Section 6.01(k)~~includes, the New Notes.

“Junior Lien Intercreditor and Subordination Agreement” shall mean an intercreditor and subordination agreement in the form approved by the Administrative Agent in connection with the Second Lien Commitment Letter or otherwise in a form reasonably acceptable to the Administrative Agent, to be entered into by and among Holdings, the

Borrower, the other Loan Parties from time to time party thereto, the Administrative Agent, the Collateral Agent and one or more other debt representatives, which shall (i) provide that the Liens on the Collateral securing ~~the Second Lien Facility (and/or other~~any Indebtedness incurred pursuant to Section 6.01(k)) shall be junior to the Liens on the Collateral securing the Obligations and (ii) contain payment subordination provisions.

“Latest Maturity Date” shall mean, at any date of determination, the latest final stated maturity date applicable to any Class of Loans or Commitments hereunder at such time, in each case as extended in accordance with this Agreement from time to time.

“Laws” shall mean, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” shall mean, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05. The initial aggregate amount of the L/C Commitments of all Issuing Banks is $0. For the avoidance of doubt, neither HPS nor HPS Lenders shall have L/C Commitments unless agreed to in writing in their sole discretion; it being understood that, as of the First Amendment Effective Date, the aggregate amount of the L/C Commitments of all Issuing Banks is $20,000,000 and the aggregate L/C Commitment of each Issuing Banks is as set forth on Schedule 1 of the First Amendment.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit (including any payment or disbursement made by an Issuing Bank to any Third Party LC Issuer).

“L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Revolving Facility Lender at any time shall be its Applicable Percentage of the total L/C Exposure at such time.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).

“Lead Arranger” shall mean HPS Investments Partners, LLC.

“Leased Material Real Property” shall mean the leased real property set forth on Schedule 3.18.

“Lender” shall mean each Revolving Facility Lender, each Swingline Lender, each Term Lender and each Issuing Bank.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05.

“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any applicable Issuing Bank or any Third Party LC Issuer.

“LIBO Screen Rate” shall have the meaning set forth in the definition of “Eurodollar Base Rate”.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, any promissory note issued under Section 2.09(e), solely for the purposes of 7.01(c) hereof, the Fee Letters and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Loan Party for the benefit of any Agent, Issuing Bank or Lender in connection herewith on or after the date hereof.

“Loan Parties” shall mean Holdings, the Borrower, the Foreign Subsidiary Loan Parties and the Subsidiary Loan Parties.

“Loans” shall mean the Term Loans, the Revolving Facility Loans and the Swingline Loans.

“Local Time” shall mean New York City time.

“Majority Lenders” of any Tranche shall mean, at any time, Lenders under such Tranche having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Tranche and unused Commitments under such Tranche at such time.

“Make Whole Premium Amount” shall mean, with respect to any Term Loan subject to a Payment Event, on any date of calculation, the excess of (i) (x) the prepayment price to prepay in full the principal amount of such Term Loan (including any prepayment premium payable pursuant to Section 2.12(e)) on the day immediately following the second anniversary of (A) with respect to the Non-Extended Term Loans, the Closing Date and (B) with respect to the 2019 Term Loans, the Fifth Amendment Effective Date plus (y) the present value on such date of all interest (using the interest rate applicable to the Term Loan being prepaid as of the date of the prepayment) that would have accrued on such Term Loan from the date of calculation through the date immediately following the second anniversary of (A) with respect to the Non-Extended Term Loans, the Closing Date and (B) with respect to the 2019 Term Loans, the Fifth Amendment Effective Date (excluding accrued but unpaid interest to the date of such calculation) computed using a discount rate equal to the Treasury Rate as of such calculation date plus 50 basis points over (ii) the then outstanding principal amount of such Term Loans.

“Margin Cash Component” shall mean the portion of the Applicable Margin with respect to the 2019 Term Loans which may only be paid in cash.

“Margin PIK Component” shall mean the portion of the Applicable Margin with respect to the 2019 Term Loans which shall be paid in kind.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean the existence of any event, development or circumstance that, subsequent to ~~December 31, 2016~~February 28, 2019, has had or could reasonably be expected to have a material adverse effect on (a) the business, property, operations or condition of the Borrower and the Subsidiaries, taken as a whole, or (b) the validity or enforceability of any material Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder.2

“Material Agreement” shall mean any agreement, contract or instrument to which any Loan Party is a party or by which any Loan Party or any of its properties is bound (i) pursuant to which any Loan Party receives or will receive revenue (as determined in accordance with GAAP on the financial statements of the Borrower), in excess of $50,000,000 in any 12 month period, (ii) governing, creating, evidencing or relating to Material Indebtedness of any Loan Party or (iii) the termination or suspension of which, or the failure of any party thereto to perform its obligations thereunder, could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of Holdings, the Borrower or any Subsidiary in an aggregate principal amount exceeding $16,500,000.

“Material Insurance Subsidiary” shall mean one or more Subsidiaries that constitute all or substantially all or a material portion of the Insurance Business of the Borrower and its Subsidiaries.

[2]

To the extent that the Restructuring Transactions are effectuated through chapter 11 proceedings, definition to be modified to provide that the events leading up to commencement of the proceedings and any events or conditions arising as a result of the commencement of the proceedings shall be deemed not to be a Material Adverse Effect.

“Material Subsidiary” shall mean any Subsidiary other than Immaterial Subsidiaries.

“Meetings” shall have the meaning assigned to such term in Section 5.13(a).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean each real property encumbered by a Mortgage pursuant to Section 5.11.

“Mortgages” shall mean the mortgages, debentures, hypothecs, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered pursuant to Section 5.11, as amended, supplemented or otherwise modified from time to time, with respect to Mortgaged Properties, each in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA to which Holdings, the Borrower or any Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Natixis” shall have the meaning assigned to such term in Section 2.05(m).

“Natixis L/C Agreement” shall have the meaning assigned to such term in Section 2.05(m).

“Natixis L/C Documents” shall have the meaning assigned to such term in Section 2.05(m).

“Natixis Swingline Agreement” shall have the meaning assigned to such term in Section 2.04(f).

“Natixis Swingline Documents” shall have the meaning assigned to such term in Section 2.04(f).

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends minus an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of such person or any parent of such person in respect of a period in accordance with Section 6.06(b)(i) as if such amounts had been paid as income taxes directly by such person but only to the extent such amounts have not already been accounted for as taxes reducing the net income (loss) of such person.

“Net Proceeds” shall mean:

(a) 100% of the proceeds in the form of cash, cash equivalents and Permitted Investments actually received by any Loan Party (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any loss, damage, loss due to eminent domain or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of real property) to any person of any asset or assets of the Borrower or any Loan Party (other than those pursuant to Section 6.05(a), (b), (c), (e), (g), (i), (j), or (m)) net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset (other than pursuant hereto), other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and (ii) Taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); provided, that if no Event of Default exists, the Borrower or any Subsidiary may deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly after receipt of any such proceeds, but in no event to exceed 5 Business Days after receipt of any such proceeds, setting forth the Borrower’s or such Subsidiary’s intention to use, or to commit to use, any portion of such proceeds in an amount not to exceed 25% thereof, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Loan Parties or to make investments in Permitted Business Acquisitions or Investments permitted by Section 6.04, in each case, if such certificate shall have been delivered, within twelve months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not so used (or committed to be used) within such twelve month period, provided, however that the foregoing reinvestment right shall not apply to ~~any net proceeds received (A) in excess of $5,000,000 in the aggregate from the Fourth Amendment Effective Date or (B)~~ the net proceeds received from any sale or disposition of the assets or Equity Interests of any Material Insurance Subsidiary, in each case to the extent that such assets or Equity Interests do not represent a de minimis, immaterial or dormant portion of the Insurance Business of the Borrower and its Subsidiaries, other than, ~~with respect to this clause (B)~~, as set forth in Section 6.05(h); provided, further, that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $1,000,000 and (y) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $2,000,000; provided, still further, that pending such reinvestment, such proceeds may be applied to temporarily reduce outstanding Revolving Facility Loans;

(b) 100% of the proceeds in the form of cash, cash equivalents and Permitted Investments from the incurrence, issuance or sale by any Loan Party of any Indebtedness and debt like securities, in each case, (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale; and

(c) 100% of the proceeds in form of cash, cash equivalents and Permitted Investments from the receipt of extraordinary and nonrecurring receipts, including without limitation, corporate tax refunds, net of all taxes and fees, commissions, costs and other expenses, in each case incurred in connection with such extraordinary and nonrecurring receipt, provided that for the avoidance of doubt, the receipt of cash proceeds from Excluded Indebtedness or the issuance of Equity Interests of, or capital contributions to, Holdings shall not be deemed a receipt of Net Proceeds pursuant to this clause (c); provided, further, that no proceeds realized in a transaction or receipt shall constitute Net Proceeds unless such proceeds exceed $5,000,000.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to Holdings or the Borrower or any Affiliate of either of them shall be disregarded.

“New Notes” shall mean the Borrower’s 18% PIK Notes due 2024 issued as part of the Restructuring Transactions on the Fifth Amendment Effective Date.

“NFIP” shall have the meaning assigned to such term in Section 5.11(c).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Extended Term Loans” shall have the meaning set forth in the Fifth Amendment. The aggregate principal amount of Non-Extended Term Loans outstanding as of Fifth Amendment Effective Date is $[    ].3

“Non-Extending Term Lender” shall mean any Lender that holds Non-Extended Term Loans.

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Obligations” shall mean (i) all principal of and interest (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any other Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and premium (if any) on all Loans made pursuant to the Credit Agreement, (ii) all reimbursement obligations (if any) and interest thereon (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any other Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) with respect to any Letter of Credit issued pursuant to the Credit Agreement and (iii) all guarantee obligations, fees, expenses and all other obligations, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or the Letters of Credit, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Arranger, the Agents or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise. Notwithstanding the foregoing, Obligations of any Guarantor shall in no event include any Excluded Swap Obligations of such Guarantor.

[3]	NTD: to be filled in on the Fifth Amendment Effective Date.

“Obligors” shall have the meaning assigned to such term in Section 2.05(n).

“Observer ” shall have the meaning assigned to such term in Section 5.13(a).

“OFAC” shall mean the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

“Offering” shall have the meaning assigned to such term in the Restructuring Support Agreement.

“Organizational Documents” shall mean, collectively, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation or articles of incorporation and by-laws (or similar constitutive documents) of such Person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constitutive documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constitutive documents) of such Person (and, where applicable, the equity holders or shareholders registry of such Person), (iv) in the case of any general partnership, the partnership agreement (or similar constitutive document) of such Person, (v) in any other case, the functional equivalent of the foregoing, and (vi) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such Person.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Overdraft Line” shall have the meaning assigned to such term in Section 6.01(r).

“Participant” shall have the meaning assigned to such term in Section 9.04(c).

“Participant Register” shall have the meaning specified in Section 9.04(c).

“PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Payment Event” shall have the meaning specified in Section 2.12(e).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Perfection Certificate” shall mean the Perfection Certificate with respect to Borrower, in a form reasonably satisfactory to the Administrative Agent.

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) in, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition) if (a) such acquisition was not preceded by, or effected pursuant to, an unsolicited or hostile offer by the acquirer or an Affiliate of the acquirer; (b) such acquisition is of a Similar Business, (c) such acquisition results in a net positive change to EBITDA on a Pro Forma Basis, (d) immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) (A) after giving effect to such acquisition, calculated as of the last day of the most recently ended and Reported fiscal quarter (1) the Total Secured Leverage Ratio shall not exceed the lesser of (x) the Total Secured Leverage Ratio as of the ~~Closing~~Fifth Amendment Effective Date and (y) the Total Secured Leverage Ratio immediately prior to giving effect to such “Permitted Business Acquisition” and (2) the Consolidated Fixed Charge Coverage Ratio shall not be less than the greater of (x) the Consolidated Fixed Charge Coverage Ratio as of the ~~Closing~~Fifth Amendment Effective Date and (y) the Consolidated Fixed Charge Coverage Ratio immediately prior to giving effect to such “Permitted Business Acquisition” and the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower to such effect, together with all relevant financial information for such Subsidiary or assets and (B) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 6.01); (iv) to the extent required by Section 5.11, the Collateral and Guarantee Requirement will be satisfied with respect to such acquired person and the equity interests of such acquired person; (v) no Investments made in “Permitted Business Acquisitions” shall be made in persons that do not become Loan Parties (other than the Specified Acquisition); and (vi) in the event of a single or series of related “Permitted Business Acquisitions” in excess of an aggregate principal sum of $75,000,000, the Borrower shall provide the Administrative Agent with (X) a quality of earnings report (prepared by a “Big Four” accounting firm or other national accounting firm reasonably acceptable to the Administrative Agent), (Y) projections and financials and (Z) such other documents and information as the Administrative Agent may reasonably request; provided that, notwithstanding the foregoing, the Specified Acquisition shall be permitted if (A) the Borrower complies with clauses (i), (ii) and (iv) above and provides the materials and information described in clause (vi) above, and the Investments made in connection with the Specified Acquisition shall not reduce the amount of, and availability under, the Non-Loan Party Cap, (B) such Specified Acquisition is consummated within 9 months from the Closing Date and (C) the aggregate purchase price of such Specified Acquisition shall not exceed $25,000,000, of which only up to $12,500,000 shall be paid at the closing of the Specified Acquisition.

“Permitted Holder” shall mean ~~Third Avenue Management, Allianz Global Investors, Empyrean Capital, Pennant Park and Ares Management.~~(i) any owner of Equity Interests of Holdings as of the Fifth Amendment Effective Date that, together with its Affiliates, owns at least 10% of the Equity Interests of Holdings on a fully diluted basis as of the Fifth Amendment Effective Date and (ii) any Affiliates of the foregoing.

“Permitted Investments” shall mean:

(a) U.S. Dollars, Sterling, euros, or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(b) securities issued or directly and fully guaranteed or insured by the government of, or any agency or instrumentality thereof, the United States of America, Mexico or any member state of the European Union, in each case, with maturities not exceeding two years after the date of acquisition;

(c) in the case of any Foreign Subsidiary, securities issued or directly and fully guaranteed or insured by the government of, or any agency or instrumentality thereof, in each case with maturities not exceeding 270 days after the date of acquisition and held by it from time to time in the ordinary course of business;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits and demand deposits (in their respective local currencies), in each case with any commercial bank having capital and surplus in excess of $500,000,000 or the foreign currency equivalent thereof and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency);

(e) repurchase obligations for underlying securities of the types described in clauses (b) and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper issued by a corporation (other than an Affiliated Lender) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) and in each case maturing within one year after the date of acquisition;

(g) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P in each case with maturities not exceeding two years from the date of acquisition;

(h) Indebtedness issued by persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) in each case with maturities not exceeding two years from the date of acquisition; and

(i) investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (h) above.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance” ), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and original issue discounts, underwriting discounts, fees, commissions and expenses), (b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have greater guarantees or security, than the Indebtedness being Refinanced, (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including in respect of Indebtedness of Foreign Subsidiaries that are not Loan Parties otherwise permitted under this Agreement and any collateral pursuant to after-acquired property clauses, in each case, to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable to the Secured Parties than those contained in the documentation (including any intercreditor agreement or Junior Lien Intercreditor and Subordination Agreement) governing the Indebtedness being Refinanced, (f) in the case of the 2017 Exchange Notes and any Permitted Refinancing Indebtedness in respect thereto, has no scheduled amortization, payments of principal, sinking fund payments or similar scheduled payments, other than regularly scheduled payments of interest, (g) in the case of the ~~Second Lien Facility~~New Notes or any ~~other~~ Indebtedness incurred pursuant to Section 6.01(k) and any Permitted Refinancing Indebtedness in respect thereto ~~respectively~~, has no scheduled amortization, scheduled payments of principal or interest, sinking fund payments or similar scheduled payments, in each case, prior to the final maturity thereof, other than regularly scheduled payments of interest that are payable in kind, and (h) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company (or series thereof) or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which Holdings, the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.19(b).

“Pledged Collateral” shall mean Pledged Securities (as defined in the Collateral Agreement) or a similar term (e.g. pledge assets, assigned claims, assigned receivables) in the Collateral Agreement or a Foreign Pledge Agreement, as applicable.

“Prepayment Fee” shall have the meaning specified in Section 2.12(e).

“Prepayment Transaction” shall mean any repayment, refinancing, substitution or replacement, in whole or in part, of principal of outstanding Term Loans, directly or indirectly, from the net proceeds of any Indebtedness of Holdings, the Borrower or any of their Subsidiaries, including, without limitation, as may be effected through any other new or additional loans under this Agreement or by an amendment of any provisions of this Agreement (including pursuant to Section 9.09(f)), including any replacement of a Non-Consenting Lender in connection with a required assignment pursuant to Section 2.19.

“Prime Rate” shall mean the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): in making any determination of EBITDA, effect shall be given to any Asset Sale, any acquisition, Investment, disposition, merger, amalgamation or consolidation (including the Transactions) (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, and any restructurings of the business of Holdings, the Borrower or any of the Subsidiaries that Holdings, the Borrower or any of its Subsidiaries has determined to make and/or made and are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Borrower determines are reasonable as set forth in a certificate of a Financial Officer of the Borrower (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition” or pursuant to Sections 2.11(b), 6.01, 6.02, 6.05, 6.06 or 6.09, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness or Liens or dividend or other applicable transaction is consummated).

Pro forma calculations made pursuant to the definition of this term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower, to reflect operating expense reductions, other operating improvements or synergies reasonably expected to result and be realizable from the applicable pro forma event within the 12 month period following the consummation of the pro forma event, provided that the adjustments made pursuant to this paragraph, shall not exceed ~~(A) for any Test Period ending on or prior to December 31, 2018,~~ the greater of $~~8,250,000 and 5% of EBITDA for the relevant Test Period prior to giving effect to such adjustment and (B) with respect to any Test Period ending thereafter,~~10,000,000 and 5% of EBITDA for the relevant Test Period prior to giving effect to such adjustment. The Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

“Pro Forma Closing Balance Sheet” shall have the meaning assigned to such term in Section 3.05(a)(i).

“Pro Forma Compliance” shall mean, at any date of determination, that the Borrower shall be in pro forma compliance with the covenants set forth in Section 6.10 as of the date of such determination (calculated on a Pro Forma Basis and giving pro forma effect to the event giving rise to such determination).

“Projections” shall mean the projections of the Borrower and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of Holdings, the Borrower or any of the Subsidiaries prior to the Closing Date.

“Public Lender” shall have the meaning assigned to such term in Section 9.19(b).

“Rate” shall have the meaning assigned to such term in the definition of the term “Type.”

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender or (c) any Issuing Bank, as applicable.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulatory Agreement” shall have the meaning assigned to such term in Section 3.09(c).

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such person and of such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Reported” shall mean, with respect to any fiscal quarter or Excess Cash Flow Period of the Borrower, the delivery to the Administrative Agent of the financial statements required to be delivered with respect to the end of such fiscal quarter or such Excess Cash Flow Period under Section 5.04(a) or (b), as applicable.

“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) L/C Exposure, (c) Swingline Exposure and (d) Available Unused Commitments that, taken together, represent more than 50% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) L/C Exposure, (y) Swingline Exposure and (z) the total Available Unused Commitments at such time. The Loans, L/C Exposure, Swingline Exposure and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Percentage” shall mean, with respect to an Excess Cash Flow Period, 50%; ~~provided, that if the Senior Secured Leverage Ratio calculated as of the end of any Excess Cash Flow Period is (i) less than or equal to 3.50 to 1.00, the Required Percentage shall be 25% and (ii) less than or equal to 2.50 to 1.00, the Required Percentage shall be 0%.~~.

“Requirements of Law” shall mean, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any person shall mean any chief executive officer, president, executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restructuring Support Agreement” shall mean that certain Support Agreement, dated as of March 1, 2019, by and among the Borrower and the Consenting Stakeholders (as defined therein) party thereto, as may be amended, modified or supplemented prior to the date hereof.

“Restructuring Transactions” shall mean the transactions contemplated by the Restructuring Support Agreement, including the transactions contemplated by the Fifth Amendment and the issuance of the New Notes.

“Revolving Availability Period” shall mean, with respect to the Revolving Facility Commitments, the period from and including Closing Date to but excluding the earlier of the Revolving Facility Maturity Date and the date of termination of the Revolving Facility Commitments.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean, with respect to any Revolving Facility Lender, such Lender’s commitment to make Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Facility Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Facility Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Facility Commitments as of the ~~Closing~~Fifth Amendment Effective Date is $~~110,000,000~~85,000,000.

“Revolving Facility Exposure” shall mean, at any time, the sum of (i) the aggregate principal amount of the Revolving Facility Loans outstanding at such time and (ii) the aggregate L/C Exposure at such time; provided, that for purposes of Sections 2.01(b), 2.04(a)(ii) and (iii), 2.05(b)(ii), 2.08(b)(ii) and 2.11(d), “Revolving Facility Exposure” shall also include the aggregate Swingline Exposure at such time. The Revolving Facility Exposure of any Lender at any time shall be such Lender’s Applicable Percentage of the total Revolving Facility Exposure at such time.

“Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or with outstanding Revolving Facility Exposure.

“Revolving Facility Loans” shall mean a loan made by a Revolving Facility Lender pursuant to Section 2.01(b). Each Revolving Facility Loan shall be a Eurocurrency Loan or an ABR Loan.

“Revolving Facility Maturity Date” shall mean the date that is the ~~five~~four year anniversary of the ~~Closing~~Fifth Amendment Effective Date.

“S&P” shall mean S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of any Sanctions (as of the Date of this Agreement, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine)

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom (irrespective of its status vis-a-vis the European Union), (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.

“Sanctions Laws” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Lien Commitment Letter” shall have the meaning assigned to such term in the Fourth Amendment.

~~“Second Lien Facility” shall mean Indebtedness incurred by the Borrower pursuant to, and having the terms set forth in, the Second Lien Commitment Letter as in effect on the Fourth Amendment Effective Date, with amendments, supplements and other modifications that are not adverse to the Lenders, including any Incremental Amount (as defined in the Second Lien Commitment Letter) contemplated thereby, which, for the avoidance of doubt, shall be subject to the terms of Sections 6.01(h) and 6.02(cc).~~

“Secured Parties” shall mean the “Secured Parties” as defined in the Collateral Agreement.

“Security Documents” shall mean the Mortgages, the Guaranty Agreement, the Collateral Agreement, the Foreign Pledge Agreements, the Foreign Security Document, the Intellectual Property Security Agreements and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.11, in each case, as amended from time to time in accordance with the terms hereof and thereof.

“Senior Notes” shall mean the 7.875% Senior Notes due 2018 issued by the Borrower.

“Senior Secured Debt” at any date shall mean the aggregate principal amount of Consolidated Debt of the Borrower and its Subsidiaries outstanding at such date that consists of, without duplication, Indebtedness that in each case is then secured by Liens on property or assets of the Borrower and its Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) and both such Consolidated Debt and the Liens securing the same are not subordinated to the Obligations, or the Liens securing the same, respectively.

“Senior Secured Leverage Ratio” shall mean, on any date, the ratio of (a) (i) Senior Secured Debt as of such date, determined on a consolidated basis in accordance with GAAP minus (ii) Unrestricted Cash of the Borrower and its Subsidiaries in an amount not to exceed $30,000,000 in the aggregate, to (b) EBITDA for such Test Period; provided, that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Similar Business” shall mean any business or activity of the Borrower or any of its Subsidiaries currently conducted or proposed as of the Closing Date, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof, or is complementary, incidental, ancillary or related thereto.

“Specified Acquisition” shall mean the single acquisition of equity interests or assets of a technology services provider that has previously provided services to the Borrower and/or its Subsidiaries, that was specifically identified to and approved by the Administrative Agent prior to the Closing Date.

“Statutory Reserves” shall mean, with respect to any currency, the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall, in the case of U.S. Dollar-denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Sterling” shall mean the lawful money of the United Kingdom.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean a subsidiary of the Borrower.

“Subsidiary Loan Party” shall mean (i) each Domestic Subsidiary of the Borrower on the Closing Date set forth on Schedule 1.01(g) hereto and (ii) each Wholly Owned Subsidiary of the Borrower that is a Domestic Subsidiary formed or acquired after the Closing Date other than (A) [reserved], (B) to the extent prohibited by Applicable Insurance Laws and Regulations, any Insurance Subsidiary and (C) any Domestic Subsidiary solely to the extent that, and only for so long as, guaranteeing the Obligations would violate or require consent (that could not be readily obtained without undue burden to the Loan Parties) under applicable law or regulations or a contractual obligation on such Domestic Subsidiary and such law or obligation existed at the time of the acquisition of such Domestic Subsidiary and was not created or made binding on such Domestic Subsidiary in contemplation of or in connection with the acquisition of such Domestic Subsidiary.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any of the Subsidiaries shall be a Swap Agreement.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by the Borrower substantially in the form of Exhibit C-2.

“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04. The initial aggregate amount of the Swingline Commitments is $0. For the avoidance of doubt, neither HPS nor HPS Lenders shall have Swingline Commitments unless agreed to in writing in their sole discretion; it being understood that, as of the First Amendment Effective Date, the aggregate amount of the Swingline Commitment of all Swingline Lenders is $20,000,000 and the aggregate Swingline Commitment of each Swingline Lender is as set forth on Schedule 1 of the First Amendment.

“Swingline Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” shall mean each Lender to be reasonably agreed between HPS and Borrower, in its capacity as a lender of Swingline Loans. A Swingline Lender may, in its discretion, arrange for Swingline Loans to be made by Affiliates of such Swingline Lender or through agreements with third party swingline lenders making swingline loans (and such swingline lender, a “Third Party Swingline Lender”) to the Borrower and designated as a Swingline Loan hereunder by the Borrower or Administrative Agent, in which case the term “Swingline Lender” shall include any such Affiliate with respect to Swingline Loans made by such Affiliate. Where the context so requires, references herein to Swingline Lender shall include any Third Party Swingline Lender; provided, however that no such Third Party Swingline Lender shall have any obligations under this Agreement. For the avoidance of doubt, neither HPS nor HPS Lenders shall act as a Swingline Lender unless agreed to in writing in their sole discretion; it being understood that, as of the First Amendment Effective Date, the Swingline Lenders shall mean the Swingline Lenders identified on Schedule 1 to the First Amendment.

“Swingline Loans” shall mean the swingline loans made to the Borrower pursuant to Section 2.04.

“Taxes" shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans of a given Class.

“Term Lender” shall mean ~~a Lender with a~~any Non-Extending ~~Term Loan Commitment~~Lender or 2019 Term Lender.

“Term Loan Commitment” shall mean, with respect to each Term Lender, the commitment, if any, of such Term Lender to make Term Loans hereunder on the Closing Date, expressed as an amount representing the maximum aggregate permitted principal amount of the Term Loans to be made by such Lender. ~~The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable.—The aggregate amount of the Lenders’ Term Loan Commitments as of the Closing Date (immediately prior to termination on such date pursuant to Section 2.08(a)) is $1,340,000,000.~~

“Term Loan Maturity Date” shall mean (A) with respect to the Non-Extended Term Loans, the date that is the five year anniversary of the Closing Date and (B) with respect to the 2019 Term Loans, the date that is the five year anniversary of the Fifth Amendment Effective Date.

“Term Loans” shall mean the Non-Extended Term Loans ~~made by the Lenders pursuant to Section 2.01(a). The aggregate principal amount of Term Loans outstanding as of Closing Date is $l,340,000,000.~~or the 2019 Term Loans, or both the Non-Extended Term Loans and the 2019 Term Loans, as applicable.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended and Reported (taken as one accounting period).

“Third Party LC Issuer” shall have the meaning specified in the definition of Issuing Bank.

“Third Party Swingline Lender” shall have the meaning specified in the definition of Swingline Lender.

“Total Secured Debt” at any date shall mean the aggregate principal amount of Consolidated Debt of the Borrower and its Subsidiaries outstanding at such date that consists of, without duplication, Indebtedness that in each case is then secured by Liens on property or assets of the Borrower and its Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby).

“Total Secured Leverage Ratio” shall mean, on any date, the ratio of (a) Total Secured Debt as of such date to (b) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Tranche” shall mean ~~a category of~~each of (i) the Non-Extended Term Loans, (ii) the 2019 Term Loans and (iii) the Revolving Facility Commitments and ~~extensions of credits~~the Revolving Facility Loans thereunder.

“Transaction Documents” shall mean the ~~Loan Documents and the 2017 Exchange~~Restructuring Support Agreement, the transaction documents contemplated by the Restructuring Support Agreement and the Loan Documents, in each case as amended from time to time in accordance with the terms hereof and thereof.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) the execution and delivery of the Loan Documents and the initial borrowings hereunder; (b) the ~~execution and delivery of the 2017 Exchange Transaction Documents and the consummation of the 2017 Exchange thereunder; (c) the repayment, redemption or discharge of, and termination of all obligations under, the Existing Credit Agreement and Existing Credit Agreement Loan Documents and the Affinion International Notes and the Affinion International Notes Documents, (d) the issuance of additional 2017 Exchange Notes to redeem, repay or otherwise discharge any Senior Notes, Affinion Investments Notes and Existing Holdings Notes remaining outstanding after giving effect to the 2017 Exchange and (e~~Offering; (c) Restructuring Transactions, and (d) the payment of all fees and expenses in connection therewith to be paid on, prior to or subsequent to the Closing Date and owing in connection with the foregoing.

“Treasury Rate” shall mean, as of the applicable payment date, the yield to maturity as of such payment date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market date)) most nearly equal to ~~the~~(A) with respect to the Non-Extended Term Loans, the period from such payment date to the date immediately following the first anniversary of the Closing Date, in the case of the COC Make Whole Premium Amount, and the date immediately following the second anniversary of the Closing Date, in the case of the Make Whole Premium Amounts~~;~~ and (B) with respect to the 2019 Term Loans, the period from such payment date to the date immediately following the second anniversary of the Fifth Amendment Effective Date, provided; however, that if the period from such prepayment date to the date immediately following the first anniversary ~~or-~~of the Closing Date, the second anniversary of the Closing Date or the second anniversary of the Fifth Amendment Effective Date, as applicable, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term '“Rate" shall include the Adjusted Eurocurrency Rate and ABR.

“Unreimbursed Amount” shall have the meaning assigned to such term in Section 2.05.

“Unrestricted Cash” shall mean cash or cash equivalents of the Borrower or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries for purposes of GAAP.

“U.S. Dollars” or “$” shall mean lawful money of the United States of America.

“U.S. Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans to the Borrower.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 2.17(g).

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a “complete withdrawal” or “partial withdrawal” from such Multiemployer Plan, as such terms are defined in Section 4201(b) of ERISA.

“Withholding Agent” shall mean any Loan Party and the Administrative Agent.

“Working Capital” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02 Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words '“include,” “includes” and “including” shall be deemed to be followed by the phrase '“without limitation” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or other document or agreement shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing and notwithstanding any changes in GAAP after the Closing Date, any lease of Holdings, the Borrower or the Subsidiaries that would be characterized as an operating lease under GAAP in effect on the Closing Date (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness, a Capital Lease or a Capital Lease Obligation of Holdings, the Borrower or any Subsidiary under this Agreement or any other Loan Document as a result of such changes in GAAP.

SECTION 1.03 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.04 Currency Translation. For purposes of determining compliance as of any date with Section 6.01, 6.02, 6.03, 6.04, 6.05, 6.06 or 6.07, amounts incurred or outstanding in currencies other than U.S. Dollars shall be translated into U.S. Dollars at the exchange rates in effect on the first Business Day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made, as such exchange rates shall be determined in good faith by the Borrower. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in U.S. Dollars in Section 6.01, 6.02, 6.03, 6.04, 6.05, 6.06 or 6.07 or paragraph (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

SECTION 1.05 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall at all times be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such times.

SECTION 1.06 Dutch Terms. In this Agreement, where it relates to a Dutch person or the context so requires, a reference to (i) “works council” means each works council (ondernemingsraad) or central or group works council (cenlrale of groeps ondernemingsraad) within the meaning of the Works Councils Act of the Netherlands (Wet op de ondernemingsraden) having jurisdiction over that person, (ii) the execution, delivery and performance of any document or action having been duly authorized includes any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden) and obtaining an unconditional positive advice (advies) from the competent works council(s), (iii) “constituent documents” means the deed of incorporation (akte van oprichting), articles of association (statuten), and an up-to-date extract of the Trade Register of the Dutch Chamber of Commerce relating to that person, (iv) a “bankruptcy”, “winding-up”, “liquidation” or “dissolution” includes that person being declared bankrupt (failliet verklaard) or dissolved (ontbonden), (v) a “moratorium” includes (voorlopige) surseance van betaling. (vi) “admit in writing its inability or fail generally to pay its debts” includes that person having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990), (vii) a “liquidator” or “trustee in bankruptcy” includes a curator or a beoogd curator, (viii) an “administrator” includes a bewindvoerder, or a beoogd bewindvoerder, and (ix) a “lien” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht).

ARTICLE II

The Credits

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein:

(a) each Term Lender agrees to make Term Loans to the Borrower in U.S. Dollars on the Closing Date from its U.S. Lending Office in a principal amount equal to its Term Loan Commitment;

(b) each Revolving Facility Lender agrees from time to time during the Revolving Availability Period to make Revolving Facility Loans in U.S. Dollars to the Borrower from its U.S. Lending Office in an aggregate principal amount that will not result in such Lender’s Revolving Facility Exposure exceeding such Lender’s Revolving Facility Commitment; provided that, no Revolving Facility Loans will be required to be made to the extent that the aggregate amount of Revolving Facility Exposure plus the face amount of letters of credit issued under Section 6.01(s) exceeds the total Revolving Facility Commitments.

(c) within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans. Amounts repaid in respect of Term Loans may not be reborrowed.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class (or, in the case of Swingline Loans, in accordance with their respective Swingline Commitments).

(b) Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Swingline Borrowing shall be an ABR Borrowing. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs or taxes resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that (i) each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided, that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided, that there shall not at any time be more than a total of (i) ten Eurocurrency Borrowings outstanding under each Class of Term Loans and (ii) ten Eurocurrency Borrowings outstanding under each Class of Revolving Facility Loans.

(d) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date or Term Loan Maturity Date or other final stated maturity date of any other Class of Loans, as applicable.

SECTION 2.03 Requests for Borrowings. To request a Revolving Facility Borrowing and/or a Term Borrowing, the Borrower shall notify the Administrative Agent of such request (as provided in Section 9.01) in writing by providing a Borrowing Request in the form of Exhibit C-l hereto (a) in the case of a Eurocurrency Borrowing, not later than 12:00 p.m., Local Time, four Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Term Loan Borrowing, not later than 12:00 p.m., Local Time, four Business Day before the date of the proposed Borrowing, and (c) in the case of an ABR Revolving Borrowing, not later than 12:00 p.m., Local Time, four Business Days before the date of the proposed Borrowing; provided, that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 11:00 a.m., Local Time, on the date of the proposed Borrowing. Each such written Borrowing Request shall be irrevocable and shall be provided by electronic mail or telecopy to the Administrative Agent. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Class of such Borrowing;

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Term Borrowing or Revolving Facility Borrowing is specified (as applicable), then the requested Revolving Facility Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, each Swingline Lender agrees, severally, to make Swingline Loans in U.S. Dollars to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the Swingline Exposure exceeding the Swingline Commitment, (ii) the Revolving Facility Exposure of any Swingline Lender exceeding such Swingline Lender’s respective Revolving Facility Commitment or (iii) the Revolving Facility Exposure plus the face amount of letters of credit issued under Section 6.01(s) exceeding the total Revolving Facility Commitments; provided, that the Swingline Lenders shall not be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing and, to the extent that any HPS Lender is a Swingline Lender, such Swingline Lender shall not be required to fund any Swingline Loans until receipt of corresponding loans under the Natixis Swingline Agreement. Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple, and not less than the Borrowing Minimum. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. To the extent that HPS and the HPS Lenders agree to act as Swingline Lenders, it is understood and agreed they may satisfy their obligations hereunder with respect to the making of Swingline Loans by causing a Third Party Swingline Lender to make such Swingline Loan.

(b) To request a Swingline Borrowing, the Borrower shall notify the Administrative Agent and the Swingline Lenders of such request in writing (which may be by electronic mail) in the form of a Swingline Borrowing Request, not later than 10:00 a.m., Local Time, on the day of a proposed Swingline Borrowing. Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day) and (ii) the amount of the requested Swingline Borrowing. The Swingline Lenders shall consult with the Administrative Agent as to whether the making of the Swingline Loan is in accordance with the terms of this Agreement prior to the Swingline Lenders funding such Swingline Loan. Upon receipt of notice a proposed Swingline Borrowing from Borrower, the Swingline Lenders shall promptly deliver notice of a proposed borrowing to Natixis no later than the deadline set forth in the Natixis Swingline Agreement for requesting a corresponding loan. The Swingline Lenders shall make each Swingline Loan to be made by them hereunder in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 4:00 p.m., Local Time, to the account of the Borrower (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(c) The Swingline Lenders shall have the right to demand repayment by the Borrower of any Swingline Loan, in whole or in part, on the 15th day after borrowing of any Swingline Loan upon giving written notice to the Borrower and the Administrative Agent before 12:00 p.m. (New York City time) no later than the 5th day after borrowing of any Swingline Loan. With respect to any Swingline Loans which have not been repaid by the Borrower upon demand pursuant to the foregoing sentence or voluntarily prepaid by the Borrower pursuant to Section 2.11(a), the Swingline Lenders may by written notice given to the Administrative Agent not later than 12:00 p.m., Local Time, in their sole discretion, four Business Days before the date of the proposed participations, require the Revolving Facility Lenders to acquire participations in all or a portion of the outstanding Swingline Loans made by it. Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Revolving Facility Lender, specifying in such notice such Revolving Facility Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lenders, such Revolving Facility Lender’s Applicable Percentage of such Swingline Loan or Loans (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan). Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the Swingline Lenders the amounts so received by it from the Revolving Facility Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lenders. Any amounts received by the Swingline Lenders from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lenders of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lenders, as their interests may appear; provided, that any such payment so remitted shall be repaid to the Swingline Lenders or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d) The Swingline Lenders may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender(s) and the successor Swingline Lender(s). The Administrative Agent shall notify the Lenders of any such replacement of a Swingline Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Swingline Lender(s). From and after the effective date of any such replacement, (i) the successor Swingline Lender(s) shall have all the rights and obligations of the replaced Swingline Lender(s) under this Agreement with respect to Swingline Loans to be extended thereafter and (ii) references herein to the term “Swingline Lender” or “Swingline Lenders” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of such Swingline Loans under this Agreement with respect to Swingline Loans extended by it prior to such replacement but shall not be required to extend any additional Swingline Loans.

(e) Pursuant to the First Amendment, certain HPS Lenders have agreed to act as Swingline Lenders. HPS and the HPS Lenders agree to use commercially reasonable efforts to keep in effect the Natixis Swingline Agreement (it being agreed that in no event shall HPS or the HPS Lenders be required to pay any incremental fees, costs or expenses greater than those of a de minimis nature, unless the Borrower shall agree to and promptly reimburse such fees, costs and expenses in full) and agree to act as Swingline Lenders if the Natixis Swingline Agreement remains in effect, provided that notwithstanding anything herein to contrary, if at any time HPS or the HPS Lenders are unable act as Swingline Lenders or cannot act as a Swingline Lender without undue burden or without incurring incremental fees, costs or expenses of a non-de minimis nature then HPS and the HPS Lenders, may, upon written notice (“Swingline Resignation Notice”) to the Borrower and Administrative Agent, immediately resign from their role(s) as Swingline Lenders. After any potential resignation of HPS and the HPS Lenders hereunder, HPS and the HPS Lenders shall remain a party hereto and shall continue to have all the rights and obligations of such Swingline Loans under this Agreement with respect to Swingline Loans extended by them prior to such resignation but shall not be required to extend any additional Swingline Loans. Such Swingline Resignation Notice shall also serve as a notice to the Revolving Facility Lenders pursuant to Section 2.04(c) and the Revolving Facility Lenders hereby agree to acquire participations in such Swingline Loans in accordance with the provisions of Section 2.04(c).

(f) Reference is made to (i) that certain Swing Line Loan Reimbursement Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Natixis Swingline Agreement”) dated as of the First Amendment Effective Date among the Obligors, HPS and Natixis and (ii) the Natixis Fee Letter (together with the Natixis Swingline Agreement, the “Natixis Swingline Documents”). The Borrower acknowledges that it has read the Natixis Swingline Documents and approves of HPS and the Obligors entering into the same. Notwithstanding any other provision of this Agreement, the Obligors as Swingline Lenders hereunder shall have no obligation to lend, or cause Natixis to lend, swingline loans other than in accordance with the terms of, and subject to the terms and conditions of, the Natixis Swingline Documents and the Borrower shall have no right to request that HPS or the Obligors lend or cause the lending of swingline loans other than in accordance with, and subject to all terms and conditions of, the Natixis Swingline Documents. Borrower will supply HPS with such documents as HPS may reasonably request in order to comply with or keep in effect the Natixis Swingline Documents. Borrower shall promptly reimburse HPS for any and all fees, expenses and other amounts payable by HPS or any Obligor under the Natixis Swingline Documents including, without limitation, the Swing Line Loan Upfront Fees (as defined therein), any increased costs as provided in Section 5 of the Natixis Swingline Agreement, any Taxes as provided in the Section 6 of the Natixis Swingline Agreement and any indemnification and breakage obligations as provided in Section 8 of the Natixis Swingline Agreement (but excluding Swingline Loan Unused Commitment Fees (as defined therein), and the interest rate payable pursuant to Section 2(b) of the Natixis Swingline Agreement, solely to the extent such fees and amounts are duplicative of, and in each case not in excess of, the corresponding fees and amounts the Borrower would otherwise be required to pay hereunder in connection with the Commitment Fee pursuant to Section 2.12(a) and interest payable pursuant to Section 2.13(a) in respect of Swingline Loans respectively). In the event of any conflict between this Section 2.04(f) of this Agreement and any other provision of this Agreement, this Section 2.04(f) shall govern and control.

SECTION 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, (i) each Issuing Bank severally agrees, in reliance upon the agreements of the Revolving Facility Lenders set forth in this Section 2.05, from time to time on any Business day during the Revolving Availability Period and prior to the date that is thirty days prior to the Revolving Facility Maturity Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and to honor drawings of Letters of Credit; and (ii) the Revolving Facility Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any issuance of any Letter of Credit, (x) the total Revolving Facility Exposure plus the face amount of letters of credit issued under Section 6.01(s) shall not exceed the total Revolving Facility Commitments, (y) the Revolving Facility Exposure of any Revolving Facility Lender shall not exceed such Revolving Facility Lender’s respective Revolving Facility Commitment, and (z) the L/C Exposure shall not exceed the aggregate L/C Commitments; provided further that, to the extent that any HPS Lender is an Issuing Bank, such Issuing Bank shall not be required to issue, amend or otherwise provide Letters of Credit unless the corresponding letters of credit are issued, amended or otherwise provided under the Natixis L/C Agreement. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the issuance or amendment of such Letter of Credit so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. In the event of any inconsistency between the terms and conditions of this

Agreement and the terms and conditions of any form of Letter of Credit Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit (collectively, the “Issuer Documents”), the terms and conditions of this Agreement shall control. To the extent that HPS and the HPS Lenders agree to act as Issuing Banks, it is understood and agreed they may satisfy their obligations hereunder with respect to the issuance of Letters of Credit by causing a Third Party LC Issuer to issue such Letters of Credit.

(b) Notice of Issuance, Amendment, Renewal, Extension, (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable Issuing Bank and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the applicable Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the stated amount thereof; (C) the expiry date thereof (and any “evergreen” renewals, if any, including the terms thereof); (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as such Issuing Bank may require. Additionally, the Borrower shall furnish to the applicable Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Issuing Bank or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Administrative Agent in writing (which may be by electronic mail or telecopy) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Promptly thereafter, the Issuing Bank shall request a letter of credit from Natixis no later than the deadline set forth in the Natixis L/C Agreement for requesting a letter of credit issuance. Unless the applicable Issuing Bank has received written notice from any Revolving Facility Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 4.01 shall not then be satisfied, then, subject to the terms and conditions hereof, such applicable Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Facility Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Facility Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the applicable Issuing Bank under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the applicable Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the applicable Issuing Bank by such time, the Administrative Agent shall promptly notify each Revolving Facility Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Facility Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of ABR Loans to be disbursed four Business Days after the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 4.01 (other than the delivery of a Borrowing Request) (provided, however, that for the avoidance of doubt, no Revolving Facility lender shall be required to disburse their portion of the Unreimbursed Amount sooner than the time periods specified in Section 2.03).

(ii) Each Revolving Facility Lender shall upon any notice pursuant to Section 2.05(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Bank at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(c)(iii), each Revolving Facility Lender that so makes funds available shall be deemed to have made an ABR Loan to the Borrower in such amount (provided, however, that for the avoidance of doubt, no Revolving Facility lender shall be required to disburse their portion of the Unreimbursed Amount sooner than the time periods specified in Section 2.03). The Administrative Agent shall remit the funds so received to the applicable Issuing Bank.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of ABR Loans because the conditions set forth in Section 4.01 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate specified in Section 2.13. In such event, each Revolving Facility Lender’s payment to the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.05(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Facility Lender in satisfaction of its participation obligation under this Section 2.05.

(iv) Until each Revolving Facility Lender funds its Loan or L/C Advance pursuant to this Section 2.05(c) to reimburse applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Revolving Facility Lender’s Applicable Percentage of such amount shall be solely for the account of the applicable Issuing Bank.

(v) Each Revolving Facility Lender’s obligation to make Loans or L/C Advances to reimburse the applicable Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.05(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Facility Lender may have against the applicable Issuing Bank, the Borrower or any other person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Facility Lender’s obligation to make Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.01 (other than delivery by the Borrower of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Facility Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Revolving Facility Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(ii), then, without limiting the other provisions of this Agreement, the applicable Issuing Bank shall be entitled to recover from such Revolving Facility Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the applicable Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the applicable Issuing Bank in connection with the foregoing. If such Revolving Facility Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Facility Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable Issuing Bank submitted to any Revolving Facility Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the applicable Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Facility Lender such Revolving Facility Lender’s L/C Advance in respect of such payment in accordance with Section 2.05(c), if the Administrative Agent receives for the account of the applicable Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Facility Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of any Issuing Bank pursuant to Section 2.05(c)(i) is required to be returned under any of the circumstances described in Section 9.07 (including pursuant to any settlement entered into by the applicable Issuing Bank in its discretion), each Revolving Facility Lender shall pay to the Administrative Agent for the account of the applicable Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Facility Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Facility Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Banks for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Bank or any other person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable Issuing Bank under such Letter of Credit to any person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f) Role of the Issuing Banks. Each Revolving Facility Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the person executing or delivering any such document. Neither any Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither any Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.05(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, any Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.

(h) Certain Conditions. No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable Issuing Bank from issuing the Letter of Credit, or any Law applicable to the applicable Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the applicable Issuing Bank shall prohibit, or request that the applicable Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the applicable Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the applicable Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the applicable Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the applicable Issuing Bank in good faith deems material to it;

(ii) the issuance of the Letter of Credit would violate one or more policies of the applicable Issuing Bank applicable to letters of credit generally;

(iii) the Letter of Credit is to be denominated in a currency other than Dollars; or

(iv) any Lender is at that time a Defaulting Lender, unless the applicable Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the applicable Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.23(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit obligations as to which the applicable Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(i) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Facility Maturity Date; provided, that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the applicable date referred to in clause (a) of this Section 2.05).

(j) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” or “Issuing Banks” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(k) Appointment of an Issuing Bank and Additional Issuing Banks. Pursuant to the First Amendment, certain HPS Lenders have agreed to act as Issuing Banks. HPS and the HPS Lenders agree to use commercially reasonable efforts to keep in effect the Natixis L/C Agreement (it being agreed that in no event shall HPS or the HPS Lenders be required to pay any incremental fees, costs or expenses greater than those of a de minimis nature, unless the Borrower shall agree to and promptly reimburse such fees, costs and expenses in full) and agree to act as Issuing Banks if the Natixis L/C Agreement remains in effect, provided that notwithstanding anything herein to contrary, if at any time HPS and the HPS Lenders are unable or cannot act as Issuing Banks without undue burden or without incurring incremental fees, costs or expenses of a non-de minimis nature then HPS and the HPS Lender may, upon written notice to the Borrower and Administrative Agent, immediately resign from their roles as Issuing Banks. If at any time, and from time to time, HPS or the HPS Lenders is required to cash collaterize any Letter of Credit issued by a Third Party LC Issuer, the Borrower agrees to immediately (with either cash on hand or via a request for a Revolving Facility Borrowing (with such requirement being satisfied if the Borrower immediately requests a Revolving Facility Borrowing and promptly applies the proceeds of such Revolving Facility Borrowing as set forth in this sentence)) cash collateralize such Letter of Credit (or reimburse HPS and the HPS Lenders for such cash collateralization). From time to time, the Borrower may by written notice to the Administrative Agent designate up to four Lenders, each of which agrees (in its sole discretion) to act in such capacity and each of which is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes. For avoidance of doubt, no Third Party LC Issuer shall be required to become a party to this Agreement.

(l) Issuing Bank Agreements. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each month, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding month, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written (or, with respect to any Issuing Bank, if the Administrative Agent so agrees with respect to such Issuing Bank, telephonic) confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any L/C Disbursement in respect of any Letter of Credit issued, the date of such L/C Disbursement and the amount of such L/C Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such L/C Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

(m) Reference is made to (i) that certain Continuing Agreement for Letters of Credit (as amended, restated, supplemented or otherwise modified from time to time, the “Natixis L/C Agreement”) dated as of the First Amendment Effective Date among SLF 2016 Institutional Holdings lux S.A R.L, Specialty Loan Fund 2016-1, L.P., , Cactus Direct lending Fund, L.P. and Red Cedar Fund, L.P. (each an “Obligor” and collectively the “Obligors”), HPS and Natixis, New York Branch (Natixis) and (ii) that certain Natixis Fee Letter (as amended, restated, supplemented or otherwise modified from time to time, the “Natixis Fee Letter” and together with the Natixis L/C Agreement, the “Natixis L/C Documents”) dated as of the First Amendment Effective Date among the Obligors, HPS and Natixis. The Borrower acknowledges that it has read the Natixis L/C Documents and approves of HPS and the Obligors entering into the same. Notwithstanding any other provision of this Agreement, the Obligors as Issuing Banks hereunder shall have no obligation to issue, or cause Natixis to issue, letters of credit other than in accordance with the terms of, and subject to the terms and conditions of, the Natixis L/C Documents and the Borrower shall have no right to request that HPS or the Obligors issue or cause the issuance of any letters of credit other than in accordance with, and subject to all terms and conditions of, the Natixis L/C Documents. Borrower will supply HPS with such documents as HPS may reasonably request in order to comply with or keep in effect the Natixis L/C Documents. HPS will furnish to the Borrower a copy of each Credit and each amendment thereto that is delivered to it by Natixis and will promptly notify HPS in writing of any claim of noncompliance and shall be conclusively deemed to have waived any claim against HPS, Natixis or its correspondents unless notice is given as aforesaid. Borrower shall promptly reimburse HPS for any and all fees, expenses and other amounts payable by HPS or any Obligor under the Natixis L/C Documents including, without limitation the LoC Facility Upfront Fees, any increased costs as provided in Section 5 of the Natixis L/C Agreement, any Taxes as provided in the Section 6 of the Natixis L/C Agreement and any indemnification obligations as provided in Section 8 of the Natixis L/C Agreement (but excluding the LoC Participation Fees, the LoC Facility Unused Commitment Fee, the LoC Issuance Fees (each as defined therein) and the interest rate payable pursuant to Section 2(b) of the Natixis L/C Agreement, solely to the extent such fees and amounts are duplicative of, and in each case not in excess of, the corresponding fees and amounts the Borrower would otherwise be required to pay hereunder in connection with the L/C Participation Fee, fronting fees and Issuing Bank Fees pursuant to Section 2.12(b), the Commitment Fee pursuant to Section 2.12(a) and interest payable pursuant to Section 2.05(c) in respect of Unreimbursed Amounts respectively). In the event of any conflict between this Section 2.05(m) of this Agreement and any other provision of this Agreement, this Section 2.05(m) shall govern and control.

SECTION 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that Swingline Loans shall be made as provided in Section 2.04. Upon receipt of all funds requested in the Borrowing Request, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided, that L/C Advances made to finance a L/C Borrowing pursuant to Section 2.05(b)(ii) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Loans (or, in the case of any Borrowing of ABR Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date and at the time required by Section 2.06(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower each severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.07 Interest Elections, (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.

Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans resulting from an election made with respect to any such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election (as provided in Section 9.01) in writing (in a form as the Administrative Agent may reasonably request) (which may be by electronic mail or telecopy), in the case of an election that would result in a Borrowing, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Notwithstanding any other provision of this Section, the Borrower shall not be permitted to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing not available under the Class of Commitments pursuant to which such Borrowing was made.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting outstanding credit extension is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing of Loans, may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing of Loans shall be converted to an ABR Borrowing of the applicable Class at the end of the Interest Period applicable thereto.

SECTION 2.08 Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Facility Commitment ~~(x) on May 10, 2021, shall be reduced to $80,000,000, ratably among the Revolving Facility Lenders in accordance with their respective Revolving Facility Commitments and (y)~~ shall terminate on the Revolving Facility Maturity Date.

(ii) The Term Loan Commitments shall terminate on the Closing Date (immediately after the incurrence of Term Loans on such date).

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments; provided, that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or, if less, the remaining amount of the Revolving Facility Commitments) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the total Revolving Facility Exposure plus the face amount of letters of credit issued under Section 6.01(s) would exceed the total Revolving Facility Commitments; provided further that, the Borrower may terminate the unused Revolving Facility Commitments of any Defaulting Lender at any time, or from time to time, in any amounts and without a pro rata reduction of the Revolving Facility Commitments of the other Lenders.

(c) The Borrower shall notify the Administrative Agent in writing (which may be by electronic mail or telecopy) of any election to terminate or reduce the Revolving Facility Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that a notice of termination of the Revolving Facility Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other financing, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class pursuant to this Section 2.08 shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09 Repayment of Loans; Evidence of Debt, (a) The Borrower

hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan of such Lender to the Borrower on the Revolving Facility Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender to the Borrower as provided in Section 2.10 and (iii) to the Swingline Lenders the then unpaid principal amount of each Swingline Loan to the Borrower on the Revolving Facility Maturity Date.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence, currencies and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement and in the event of any conflict between the entries made in the accounts maintained pursuant to Section 2.09(b) and the accounts maintained pursuant to Section 2.09(c), the accounts maintained pursuant to Section 2.09(c) shall govern and control absent manifest error.

(e)    Any Lender may request that Loans of any Class made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower.

SECTION 2.10    Repayment of Term Loans and Revolving Facility Loans.

(a) Subject to the other paragraphs of this Section, the Borrower shall repay Non-Extended Term Loans prior to 2:00 p.m., Local Time, on each date set forth below in the aggregate principal amount set forth for such Borrowings opposite such date; provided that if such date does not fall on a Business Day, then such amounts shall be paid on the preceding Business Day:

Date	Non-Extended Term Loans to Be Repaid
[June 30, ~~2017~~2019	$	~~3,350,000~~
September 30, ~~2017~~2019	$	~~3,350,000~~
December 31, ~~2017~~2019	$	~~3,350,000~~
March 31, ~~2018~~2020	$	~~3,350,000~~

Date	Non-Extended Term Loans to Be Repaid
June 30, ~~2018~~2020	$	~~3,350,000~~
September 30, ~~2018~~2020	$	~~3,350,000~~
December 31, ~~2018~~2020	$	~~3,350,000~~
March 31, ~~2019~~2021	$	~~3,350,000~~
June 30, ~~2019~~2021	$	~~8,375,000~~
September 30, ~~2019~~2021	$	~~8,375,000~~
December 31, ~~2019~~2021	$	~~8,375,000~~
March 31, ~~2020~~2022	$	~~8,375,000~~
][4]
Term Loan Maturity Date		the remaining principal amount

To the extent not previously paid, outstanding Non-Extended Term Loans shall be due and payable on the Term Loan Maturity Date. If any payment under this clause (a) shall be due on a day that is not a Business Day, the date for payment shall be the next preceding Business Day.

(b) Subject to the other paragraphs of this Section, the Borrower shall repay 2019 Term Loans prior to 2:00 p.m., Local Time, on each date set forth below in the aggregate principal amount set forth for such Borrowings opposite such date; provided that if such date does not fall on a Business Day, then such amounts shall be paid on the preceding Business Day:

Date	2019 Term Loans to Be Repaid
[June 30, 2019		$0
September 30, 2019		$0
December 31, 2019		$0
March 31, 2020		$0
June 30, 2020	$	~~16,750,000~~0
September 30, 2020	$	~~16,750,000~~0
December 31, 2020	$	~~16,750,000~~0
March 31, 2021	$	~~16,750,000~~0
June 30, 2021	$	~~16,750,000~~0
September 30, 2021	$	~~16,750,000~~0
December 31, 2021	$	~~16,750,000~~0
March 31, 2022	$	~~16,750,000~~1,762,500
June 30, 2022		$1,762,500
September 30, 2022		$1,762,500
December 31, 2022		$1,762,500
March 31, 2023		$4,406,250
June 30, 2023		$4,406,250

[4]	To be updated to reflect the proper amortization schedule for any Non-Extended Term Loans outstanding after the Fifth Amendment Effective Date.

Date	2019 Term Loans to Be Repaid
September 30, 2023	$4,406,250
December 31, 2023	$4,406,250	][5]
Term Loan Maturity Date	the remaining principal amount

To the extent not previously paid, outstanding 2019 Term Loans shall be due and payable on the Term Loan Maturity Date. If any payment under this clause (~~i~~b) shall be due on a day that is not a Business Day, the date for payment shall be the next preceding Business Day.

(~~b~~c) To the extent not previously paid, outstanding Revolving Facility Loans shall be due and payable on the Revolving Facility Maturity Date.

(~~e~~d) Subject to Section 2.23, prepayment of the Loans from:

(i)    ~~(x)~~ all Net Proceeds pursuant to Section 2.11(b) and Excess Cash Flow pursuant to Section 2.11(c) ~~other than the Net Proceeds of the Bridges Sale,~~ to be applied to prepay Term Loans shall be applied to reduce, in the inverse order of maturity, the unpaid scheduled amortization payments under ~~paragraph~~paragraphs (a) and (~~i~~b) above, in respect of Term Loans on a ratable basis (which shall include, for the avoidance of doubt, the Term Loan Maturity Date payment) ~~and (y) all Net Proceeds of the Bridges Sale pursuant to Section 2.11(b) to be applied to prepay Term Loans shall be applied to reduce, first, in the direct order of maturity, the unpaid scheduled amortization payments under paragraph (a)(i) above in respect of Term Loans that are due on June 30, 2019, September 30, 2019, December 31, 2019 and March 31, 2020 so that each such amortization payment is reduced to $3,350,000, second, in the direct order of maturity, the unpaid scheduled amortization payments under paragraph (a)(i) above in respect of Term Loans that are due on June 30, 2020, September 30, 2020, December 31, 2020 and March 31, 2021 so that each such amortization payment is reduced to $8,375,000, and third, to the Term Loan Maturity Date payment; and~~; and

(ii)    any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied to reduce in the inverse order of maturity, the unpaid scheduled amortization payment under ~~paragraph~~paragraphs (a) and (~~i~~b) above in respect of the Term Loans on a ratable basis (which shall include, for the avoidance of doubt, the Term Loan Maturity Date payment); provided that, with the consent of the Required Lenders, the Borrower shall be entitled to prepay Non-Extended Term Loans pursuant to Section 2.11(a) prior to prepaying any 2019 Term Loans pursuant to Section 2.11(a).

(~~d~~e) Prior to any repayment of any Loan or Loans hereunder, the Borrower shall select the Borrowing or Borrowings constituting such Loan or Loans to be repaid or reduced and shall notify the Administrative Agent in writing by electronic mail or telecopy) of

[5]

To be updated based on closing date to reflect amortization of 0.25% per quarter after the third anniversary of the Fifth Amendment Effective Date through the fourth anniversary, and after the fourth anniversary, 0.625% per quarter.

such selection (i) in the case of an ABR Term Loan Borrowing, not later than 12:00 p.m., Local Time, one Business Day before the scheduled date of such repayment, (ii) in the case of a Eurocurrency Borrowing, not later than 12:00 p.m., Local Time, three Business Days before the scheduled date of such repayment or reduction and (iii) in the case of an ABR Revolving Borrowing, not later than 10:00 a.m. Local Time, one Business Day prior to the day of such repayment. Except as otherwise provided in Section 2.11(e), each repayment of a Borrowing within any Class shall be applied ratably to the Loans in such Class included in the repaid Borrowing. Notwithstanding anything to the contrary in the immediately preceding sentence, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent in writing (by electronic mail or telecopy) of such selection not later than 12:00 p.m., Local Time, on the scheduled date of such repayment. Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid and any fees required pursuant to Section 2.12(e) and reasonably documented out-of-pocket expenses with respect to such repayments to the extent required to be reimbursed pursuant to the terms of this Agreement. Notwithstanding anything herein to the contrary (but in any event subject to Section 2.16), the Borrower may rescind any notice of prepayment pursuant to Section 2.11(a), if such prepayment would have resulted from a refinancing or repayment of the facilities under this Agreement (whether through the incurrence of other Indebtedness, issuance of Equity Interests or otherwise), which refinancing or repayment shall not be consummated or shall otherwise be delayed, or condition such prepayment pursuant to Section 2.11(a) on the consummation of such refinancing or repayment. Any prepayments required to be made under Sections 2.11(b), (c) or (d) shall be accompanied by a written notice of such prepayment in accordance with the timing in this Section 2.10(d), and shall include the sub-section of Section 2.11 that such payment is being made pursuant to.

SECTION 2.11 Prepayment of Loans. (a) The Borrower shall have the right, in its sole discretion at any time and from time to time to prepay any Borrowing in whole or in part, in accordance with paragraphs (c) and (d) of Section 2.10, without premium or penalty (but subject to Section 2.16 and except for the Prepayment Fee payable pursuant to Sections 2.12 (e)), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior written notice in accordance with Section 2.10(d); provided that, notwithstanding the foregoing, prepayments of Swingline Loans shall require notice to Swingline Lenders and such notice must be received by not later than 10:00 a.m. one (1) Business Day prior to the date of prepayment.

(b) All Net Proceeds shall be applied promptly after receipt thereof to prepay Term Loans in accordance with paragraphs (c) and (d) of Section 2.10. For the avoidance of doubt, in the event that any Net Proceeds are not reinvested by the Borrower within the 12 month period referred to in “Net Proceeds”, or, upon request by the Administrative Agent if an Event of Default shall have occurred and be continuing, the Borrower shall immediately apply the Net Proceeds as set forth in paragraphs (c) and (d) of Section 2.10.

(c) Not later than 90 days after the end of each Excess Cash Flow Period (or such later date, if any, on which the Borrower is permitted or required to deliver annual audited statements under Section 5.04(a)), commencing with the Excess Cash Flow Period ending on December 31, ~~2017~~2019, the Borrower shall prepay the Term Loans as set forth in paragraphs (c) and (d) of Section 2.10 in an aggregate amount equal to the (A) the Required Percentage of such Excess Cash Flow, if any, for such Excess Cash Flow Period, minus (B) the sum of (1) the aggregate principal amount of voluntary prepayments of Term Loans pursuant to
Section 2.11(a), (2) permanent voluntary reductions of Revolving Facility Commitments pursuant to Section 2.08(b) solely to the extent that an equal amount of Revolving Facility Loans was simultaneously repaid pursuant to Section 2.11(a) (and solely to the extent any such voluntary prepayments of Term Loans and permanent reductions of Revolving Facility Commitments shall not have already been deducted when calculating Excess Cash Flow) and (3) the aggregate amount of Net Proceeds applied to repay the Term Loans pursuant to Section 2.11(b) in respect of clause (c) of the definition of “Net Proceeds” in such Excess Cash Flow Period; provided, that if the amount in clause (B) exceeds the amount in clause (A), no such prepayment of Term Loans shall be required. Not later than the date on which the Borrower is required to deliver financial statements with respect to the end of each Excess Cash Flow Period under Section 5.04(a), the Borrower will deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower setting forth the amount, if any, of Excess Cash Flow for such fiscal year, the amount of any required prepayment and the calculation thereof in reasonable detail.

(d) In the event and on such occasion that the total Revolving Facility Exposure plus the face amount of letters of credit issued under Section 6.01(s) exceeds the total Revolving Facility Commitments, the Borrower shall prepay Revolving Facility Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit Cash Collateral in an account with the Collateral Agent pursuant to Section 2.22) in an aggregate amount equal to such excess.

(e) Notwithstanding anything to the contrary contained in this Section 2.11 or any other provision of this Agreement, the Borrower may prepay any Class or Classes of outstanding Term Loans, at a discount to par pursuant to one or more auctions (each, an “Auction”) on the following basis (any such prepayment, an “Auction Prepayment”):

(i) [Reserved].

(ii) All Term Lenders (other than Defaulting Lenders) of the applicable Class or Classes shall be permitted (but not required) to participate in each Auction. Any such Lender who elects to participate in an Auction may choose to offer all or part of such Lender’s Term Loans of the applicable Class for prepayment.

(iii) Each Auction Prepayment shall be subject to the conditions that (A) the Administrative Agent shall have received a certificate to the effect that (I) immediately prior to and after giving effect to the Auction Prepayment, no Default shall have occurred and be continuing, (II) as of the date of the Auction Notice (as defined in Exhibit F), the Borrower is not in possession of any material non-public information with respect to Holdings or any of its Subsidiaries that has not been disclosed to the Lenders (other than Lenders that do not wish to receive material non-public information with respect to Holdings or any of its Subsidiaries) prior to such date, and, if not disclosed to the Lenders, could reasonably be expected to have a material effect upon, or otherwise be material to, (1) a Lender’s decision to participate in any Auction or (2) the market price of the Term Loans subject to such Auction, and (III) each of the conditions to such Auction Prepayment has been satisfied, (B) immediately prior to and after giving effect to the Auction Prepayment, the sum of the unused Revolving Facility Commitments plus Unrestricted Cash and cash equivalents held by Loan Parties shall not be less than $75,000,000, (C) each offer of prepayment made pursuant to this Section 2.11(e) must be in an amount not less than $5,000,000, (D) no Auction Prepayment shall be made from the proceeds of any Revolving Facility Loan or Swingline Loan, and (E) any Auction Prepayment shall be offered to all Lenders with Term Loans on a pro rata basis.

(iv) All Term Loans prepaid by the Borrower pursuant to this Section 2.11(e) shall be accompanied by all accrued interest on the par principal amount so prepaid to, but not including, the date of the Auction Prepayment. Auction Prepayments shall not be subject to Section 2.16. The par principal amount of Term Loans prepaid pursuant to this Section 2.11(e) shall be applied pro rata to reduce the remaining scheduled installments of principal thereof pursuant to Section 2.10(c)(i).

(v) Each Auction shall comply with the Auction Procedures and any such other procedures established by the Administrative Agent in its reasonable discretion and agreed to by the Borrower.

(vi) This Section 2.11(e) shall neither (A) require the Borrower to undertake any Auction nor (B) limit or restrict the Borrower from making voluntary prepayments of Term Loans in accordance with Section 2.11(a).

SECTION 2.12 Fees. (a) The Borrower agrees to pay to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, three Business Days after the last day of March, June, September and December in each year, and three Business Days after the date on which the Revolving Facility Commitments of all the Revolving Facility Lenders shall be terminated as provided herein (which, if said day is not a Business Day, then the next Business Day thereafter), a commitment fee (a “Commitment Fee”) on the daily amount of the Available Unused Commitment of such Revolving Facility Lender during the preceding quarter (or shorter period commencing with the Closing Date or ending with the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated), which shall accrue at a rate equal to the Applicable Margin. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee due to each Revolving Facility Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated as provided herein.

(b) The Borrower from time to time agrees to pay (i) to each Revolving Facility Lender, through the Administrative Agent, three Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Applicable Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C

Disbursements), during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Borrowings effective for each day in such period; provided that in no event shall the L/C Participation Fee for any Letter of Credit be less than $500 for any annual period; provided, however, that any L/C Participation Fee otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Bank pursuant to Section 2.22 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.23(a)(iv), with the balance of such fee, if any, payable to the Issuing Bank for its own account, and (ii) to each Issuing Bank, for its own account, (x) three Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate to be agreed between the Issuing Bank and the Borrower per annum of the daily average stated amount of such Letter of Credit (or as otherwise agreed with such Issuing Bank), plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c)    The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the fees set forth in the Agent Fee Letter (the “Administrative Agent Fees”).

(d)    [reserved].

(e)    If (x) the Borrower makes a voluntary prepayment of all or any portion of Term Loans pursuant to Section 2.11(a) or a mandatory prepayment of all or any portion of Term Loans pursuant to Section 2.11(b) from the receipt of Net Proceeds pursuant to clause (b) of the definition thereof, (y) any Prepayment Transaction is consummated in respect of all or any portion of the Term Loans (including an assignment of all or any portion of a Term Loan held by a Non-Consenting Lender pursuant to Section 2.19(c)) or (z) the Term Loans become due as a result of an acceleration of the Term Loans pursuant to Section 7.01 (collectively, the “Payment Events” and each , a “Payment Event”), the Borrower shall pay each Lender whose Term Loans are subject to such Payment Event, on the date of such Payment Event, a fee (the “Prepayment Fee”), equal to: (A) with respect to the Non-Extended Term Loans, (i) if such Payment Event occurs on or prior to the second anniversary of the Closing Date, the Make Whole Premium Amount applicable to the aggregate principal amount of Term Loans subject to such Payment Event, (ii) if such Payment Event occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date, 3.00% on the aggregate principal amount of Term Loans subject to such Payment Event and (iii) if such Payment Event occurs after the third anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date,

2.00% on the aggregate principal amount of Term Loans subject to such Payment Event; provided that with respect to any Payment Event in respect of an acceleration in regard to Section 7.01(g) or prepayment in connection with a Change in Control (a “COC Payment Event”), the Prepayment Fee that the Borrower shall pay each Lender whose Term Loans are subject to such COC Payment Event, payable on the date of such COC Payment Event, shall be equal to: (i) if such COC Payment Event occurs on or prior to the first anniversary of the Closing Date, the COC Make Whole Premium Amount applicable to the aggregate principal amount of Term Loans subject to such COC Payment Event, (ii) if such COC Payment Event occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, 3.00% on the aggregate principal amount of Term Loans subject to such COC Payment Event and (iii) if such COC Payment Event occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date, 1.00% on the aggregate principal amount of Term Loans subject to such COC Payment Event and (B) with respect to the 2019 Term Loans, (i) if such Payment Event occurs on or prior to the second anniversary of the Fifth Amendment Effective Date, the Make Whole Premium Amount applicable to the aggregate principal amount of Term Loans subject to such Payment Event and (ii) if such Payment Event occurs after the second anniversary of the Fifth Amendment Effective Date but on or prior to the third anniversary of the Fifth Amendment Effective Date, 3.00% on the aggregate principal amount of Term Loans subject to such Payment Event; provided, however that for the avoidance of doubt, no Prepayment Fee shall be due with respect to any prepayments made pursuant to Section 2.11(b) from the receipt of Net Proceeds pursuant to clauses (a) and (c) of the definition thereof and Section 2.11(c). Notwithstanding anything to the contrary herein, ~~with respect to the first $31,070,000 of Term Loan principal voluntary or mandatory prepayments or repayments pursuant to any provision of this Agreement following the Fourth~~the Borrower may make the Fifth Amendment Effective Date ~~(and excluding, for the avoidance of doubt, the Fourth Amendment Prepayment Released Escrow Funds which shall not reduce the foregoing amount), including~~Payment with respect to any ~~Payment Event, COC Payment Event or payment at maturity or due because of acceleration and solely excluding the regularly scheduled amortization payments made pursuant to Section 2.10 (but not excluding the Term Loan Maturity Date payment) the Borrower shall pay each Lender whose Term Loans are subject to such payment, on the date of such payment, a fee equal to the greater of (x) the fee that would otherwise be payable with respect to Payment Events or COC Payments Events if such payment occurs in connection with a Payment Event or COC Payment Event, as applicable, and (y) 3.00% on the aggregate principal amount of Term Loans subject to such payment.~~Term Loans held by 2019 Term Lenders without paying any Prepayment Fee.

(f)    All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the applicable Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.13 Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the ABR plus the Applicable Margin.

(b)    The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, then (i) such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (A) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (B) in the case of any other amount, 2.00% plus the interest rate that would have applied had such amount, during the period of non-payment, constituted an ABR Loan, and (ii) all other principal of any Loan then outstanding hereunder shall bear interest at a rate of 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13; provided, that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.09.

(d)    Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, with any portion of interest on the 2019 Term Loans accruing pursuant to the Margin PIK Component being paid in kind by increasing the principal balance of the 2019 Term Loan by the amount of such interest rather than being paid in cash, (ii) in the case of Revolving Facility Loans, upon the earlier of the termination of the Revolving Facility Commitments and the Revolving Facility Maturity Date and (iii) in the case of the Term Loans, on the applicable Term Loan Maturity Date; provided, that (A) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (C) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)    All computations of interest for ABR Loans determined by reference to the “Prime Rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.18(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(f)    When entering into this Agreement, the parties have assumed that the interest payable at the rates set out in this Section 2.13 (Interest) or in other Sections of this Agreement is not and will not become subject to Swiss withholding tax (Verrechnungssteuer). Notwithstanding that the parties do not anticipate (acting in good faith) that any payment of interest will be subject to Swiss withholding tax (Verrechnungssteuer), they agree that, if a tax deduction for Swiss withholding tax (Verrechnungssteuer) is required by law to be made by a

Loan Party in respect of any interest payable by it under this Agreement and should, in respect of such Loan Party, paragraph (b) of Section 2.17 (Payments free of Taxes) or paragraph (d) of Section 2.17 (Indemnification by Borrower) be unenforceable for any reason, the applicable interest rate in relation to that interest payment shall be

(i)    the interest rate which would have applied to that interest payment (as provided for in this Section 2.13 (Interest) or otherwise in this Agreement in the absence of this paragraph (g))

divided by

(ii)    1 minus the rate at which the relevant Tax Deduction is required to be made (where the rate at which the relevant deduction or withholding of Tax is required to be made is for this purpose expressed as a fraction of 1 rather than as a percentage) and

(1) the relevant Loan Party shall be obliged to pay the relevant interest at the adjusted rate in accordance with this paragraph, (2) the relevant Loan Party shall make the tax deduction for Swiss withholding tax (Verrechnungssteuer) on the so recalculated interest and (3) all references to a rate of interest in this Agreement shall be construed accordingly..

(g)    To the extent that interest payable by a Loan Party under this Agreement becomes subject to Swiss withholding tax (Verrechnungssteuer), each relevant Lender and the Loan Parties shall promptly co-operate in completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) to the extent possible and necessary for the relevant Loan Party to obtain authorization to make interest payments without them being subject to Swiss withholding tax (Verrechnungssteuer) or to allow the Lenders to prepare claims for the refund of any Swiss withholding tax (Verrechnungssteuer) so deducted.

SECTION 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency, on any day:

(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining any applicable Adjusted Eurocurrency Rate for such currency for such Interest Period for such day; or

(b)    the Administrative Agent is advised by the Required Lenders that any applicable Adjusted Eurocurrency Rate for such currency for such Interest Period for such day will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing, for such Interest Period or such day;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by electronic mail or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto, an ABR Borrowing and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in such currency, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15 Increased Costs. (a) If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate) or any Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)    A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17 Taxes.

(a)    Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(g)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(g) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest”

article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed copies of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-l to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document

SECTION 2.18    Payments Generally; Pro Rata Treatment; Sharing of Set offs. (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.

All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the applicable Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Unless otherwise specified, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan; all other payments hereunder and under each other Loan Document shall be made in U.S. Dollars, except as otherwise expressly provided herein. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)    If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of principal of Swingline Loans and unreimbursed L/C Disbursements then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, and unreimbursed L/C Disbursements then due to such parties, and (iii) third, towards payment of principal then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans of a given Tranche, Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon under any Tranche than the proportion received by any other Lender under such Tranche, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of other Lenders under such Tranche to the extent necessary so that the benefit of all such payments shall be shared by the Lenders under such Tranche ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans under such Tranche; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to (x) any payment made pursuant to and in accordance with the express terms of this Agreement (including, without limitation, Section 2.11(e) or the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.22, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Disbursements or Swingline Loans to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (A) (1) in the case of Loans, the Federal Funds Effective Rate, (2) in the case of any other amounts denominated in U.S. Dollars, the Federal Funds Effective Rate, and (3) in the case of any other amount denominated in a currency other than U.S. Dollars, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the applicable conditions set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f)    The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.05(d) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.05(d) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.05(d).

SECTION 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lenders and the Issuing Banks), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (iv) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.05, and (v) such assignment does not conflict with any applicable Laws. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(c)    If any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 9.09 requires the consent of all the Lenders affected or each Lender and with respect to which the Required Lenders (as may be required by Section 9.09 in any given case) shall have granted their consent (any such Lender referred to above, a “Non-Consenting Lender”), then so long as no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to (i) replace any such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (and, if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lenders and the Issuing Banks) or (ii) require such Non-Consenting Lender to assign all of its Term Loans hereunder or all of its Revolving Facility Commitments or Revolving Facility Loans hereunder to one or more assignees reasonably acceptable to the Administrative Agent (and, if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lenders and the Issuing Banks); provided, that (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced, including obligations arising under Section 2.16 as a result of such replacement, and/or all Obligations of the Borrower owing to such Non-Consenting Lender in respect of any Loans required to be assigned shall be paid in full to such Non-Consenting Lender concurrently with such assignment (including all fees payable to such Non-Consenting Lender in accordance with Sections 2.12(d) and (e)), and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.05.

SECTION 2.20 [Reserved].

SECTION 2.21 Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.22 Cash Collateral.

(a)    Certain Credit Support Events. Upon the request of the Administrative Agent or any Issuing Bank if, as of the expiration date for all Letters of Credit set forth in Section 2.05(c), any L/C Exposure for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all L/C Exposure.

(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at a bank to be reasonably agreed between the Administrative Agent and the Borrower. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Collateral Agent, for the benefit of the Administrative Agent, the applicable Issuing Bank and the Lenders (including the applicable Swingline Lenders), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.22(c). If at any time the Administrative Agent or the Collateral Agent determines that Cash Collateral is subject to any right or claim of any person other than the Collateral Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, then (i) the Borrower (solely to the extent that the applicable Cash Collateral was provided by the Borrower), or (ii) the relevant Defaulting Lender (solely to the extent that the applicable Cash Collateral was provided by such Defaulting Lender) will, promptly upon demand by the Administrative Agent, pay or provide to the Collateral Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.22 or Sections 2.04, 2.05, 2.11, 2.23 or 7.01 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific Letter of Credit obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 9.04(b)(ii))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.22 may be otherwise applied in accordance with Section 7.01), and (y) the person providing Cash Collateral and the Issuing Banks or Swingline Lenders, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

SECTION 2.23 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.09.

(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.06), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Banks or Swingline Lenders hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Banks or Swingline Lenders, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Banks or Swingline Lenders against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. The Defaulting Lender (x) shall not be entitled to receive any Commitment Fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender), and (y) shall be limited in its right to receive L/C Participation Fees as provided in Section 2.12(b).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.04 and 2.05, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Loans of that Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lenders and the Issuing Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.23(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants that:

SECTION 3.01 Organization; Powers. Except as set forth on Schedule 3.01, each of Holdings, the Borrower and each of the Subsidiaries (a) is a limited liability company, unlimited liability company, corporation or partnership duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite corporate or other organizational power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction and licensed and, as applicable, in good standing under the laws of each jurisdiction where such qualification or license or, if applicable, good standing is required, except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect, (d) has the corporate or other organizational power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder and (e) has all requisite governmental licenses, authorizations, consents and approvals to own its property and assets and to carry on its business as now conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02 Authorization. The execution, delivery and performance by Holdings, the Borrower and each of the Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions, (a) have been duly authorized by all corporate, stockholder or limited liability company or partnership action required to be obtained by Holdings, the Borrower and such Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any limited liability company or operating agreements) or by-laws of Holdings, the Borrower or any such Loan Parties, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, the Borrower or any such Loan Parties is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any such Loan Parties, other than the Liens created by the Loan Documents and Liens permitted by Section 6.02.

SECTION 3.03 Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing and (iv) except to the extent set forth in the applicable Foreign Pledge Agreements or Foreign Security Documents, any foreign laws, rules and regulations as they relate to pledges of Equity Interests or granting of Liens pursuant to such agreements.

SECTION 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) filings necessary to perfect or maintain the perfection or priority of the Liens created by the Security Documents (including, for the avoidance of doubt, the filing of Uniform Commercial Code financing statements and equivalent filings in foreign jurisdictions), (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such other actions, consents, approvals, registrations or filings with respect to which the failure to be obtained or made could not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04.

SECTION 3.05 Financial Statements. (a) The Borrower has heretofore furnished to the Lenders:

(i) The unaudited pro forma condensed combined balance sheet as of December 31, 2016 (the “Pro Forma Closing Balance Sheet”) of the Borrower, together with its combined subsidiaries (in each case including the notes thereto), copies of which have heretofore been furnished to each Lender, which have been prepared giving effect to the Transactions (as if such events had occurred on such date). The Pro Forma Closing Balance Sheet has been prepared in good faith based on assumptions believed by Holdings and the Borrower to have been reasonable as of the date of delivery thereof (it being understood that such assumptions are based on good faith estimates of certain items and that the actual amount of such items is subject to change). The Pro Forma Closing Balance Sheet presents fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its consolidated subsidiaries as at December 31, 2016, assuming that the events specified in the second preceding sentence had actually occurred at such date.

(ii) The audited consolidated balance sheets of the Borrower and its subsidiaries as at December 31, 2015 and December 31, 2016 and the related statements of operations, changes in combined equity and cash flows of the Borrower and its subsidiaries for the fiscal years ended December 31, 2015 and December 31, 2016, in each such case, copies of which have heretofore been furnished to each Lender, which have been prepared in accordance with GAAP applied consistently throughout the periods involved, and present fairly, in all material respects, the financial position and results of operations of the Borrower and its subsidiaries, as of and on such dates set forth on such financial statements.

(iii) The unaudited quarterly consolidated balance sheets of the Borrower and its combined Subsidiaries and the related statements of operations and cash flows showing the financial position of the Borrower and its combined Subsidiaries, in each such case, copies of which have heretofore been furnished to each Lender, which have been prepared in accordance with GAAP applied consistently throughout the periods involved, and present fairly, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries, for the most recent fiscal quarter(s) ended after December 31, 2016 and at least 45 days prior to the Closing Date.

(iv) The unaudited monthly summary income statement information in a form consistent with what is delivered to the Board of Directors and summary balance sheet information in the form agreed to between the Administrative Agent and the Borrower prior to the Closing Date, for the most recent month(s) ended after December 31, 2016 and at least 30 days prior to the Closing Date.

(b) Except as set forth in Schedule 3.05(b), as of the Closing Date, none of the Borrower or the Subsidiaries has any material Guarantees, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the financial statements referred to in the preceding clauses (a)(i) and (ii). During the period from December 31, 2016, to and including the Closing Date there has been no disposition by Holdings, the Borrower or any of its subsidiaries of any material part of its business or property that has not been disclosed to the Administrative Agent.

SECTION 3.06 No Material Adverse Change or Material Adverse Effect. Since February 28, 2019, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.07 Title to Properties; Possession Under Leases. (a) Each of the Borrower and the Subsidiaries has good and valid record fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its properties and assets (including all Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title, interests or easements could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets held in fee simple are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b) Each of the Borrower and the Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be considered to have Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.07(b), the Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each of the Borrower and the Subsidiaries owns or possesses or has valid licenses to all patents, trademarks, service marks, trade names, copyrights and rights with respect thereto necessary for the present conduct of its business, without any conflict (of which the Borrower has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of the their businesses, except where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) As of the Closing Date, none of the Borrower or the Subsidiaries has received any notice of any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date.

(e) None of the Borrower or the Subsidiaries is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05.

SECTION 3.08 Subsidiaries. (a) Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each direct and indirect subsidiary of Holdings. Except as set forth on Schedule 3.08(a), as of the Closing Date, all of the issued and outstanding Equity Interests of each subsidiary of Holdings is owned directly by Holdings or by another subsidiary.

(b) Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by (or purported to be pledged by) it under the Security Documents, free of any and all Liens other than Liens permitted by Section 6.02.

(c) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of Holdings, the Borrower or any of the Subsidiaries, and there are no other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Equity Interests pledged by (or purported to be pledged) under the Security Documents, except rights of employees to purchase Equity Interests of Holdings or as set forth on Schedule 3.08(c).

SECTION 3.09 Litigation; Compliance with Laws. (a) As of the Closing Date, there are no actions, suits or proceedings at law or in equity or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting Holdings or the Borrower or any of its subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the Transactions. As of the date of any Borrowing after the Closing Date, there are no actions, suits or proceedings at law or in equity or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting Holdings or the Borrower or any of its subsidiaries or any business, property or rights of any such person which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of Holdings, the Borrower, the Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permit) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Agreements with Regulatory Agencies. Neither Holdings, the Borrower nor any of its Subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Authority that currently restricts the conduct of its business (each item in this sentence, a “Regulatory Agreement”) in a manner that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Nor has Holdings, the Borrower or any of its Subsidiaries been advised since December 31, 2015 by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement that could reasonably be expected to have a Material Adverse Effect.

Holdings, the Borrower and each of its Subsidiaries is in compliance with each Regulatory Agreement to which it is party or subject, other than to the extent such noncompliance could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and neither Holdings, the Borrower nor any of its Subsidiaries has received any notice from any Governmental Authority indicating that either Holdings, the Borrower or any of its Subsidiaries is not in compliance with any such Regulatory Agreement, other than to the extent such noncompliance could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10 Federal Reserve Regulations. (a) None of Holdings, the Borrower or the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.11 Investment Company Act; Public Utility Holding Company Act. None of Holdings, the Borrower or the Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

SECTION 3.12 Use of Proceeds. The Borrower will use the proceeds of the Term Loans borrowed on the Closing Date, to refinance the indebtedness under the Existing Credit Agreement and the Affinion International Notes and for the payment of fees and expenses payable in connection with the Transactions. The Borrower will use the proceeds of the Revolving Facility Loans and the Swingline Loans for working capital needs and other general corporate purposes (including, without limitation, for Permitted Business Acquisitions and to make Permitted Investments). The Borrower will use the proceeds of the Letters of Credit solely to support payment obligations incurred by the Borrower and its Subsidiaries. Other than as set forth on Schedule 3.12, all Senior Notes, Affinion Investments Notes and Existing Holdings Notes shall have been exchanged pursuant to the 2017 Exchange.

Holdings and the Borrower confirm and shall ensure that no proceeds borrowed or Letter of Credit requested under the Credit Facilities have been or will be used in a manner which would constitute a “use of proceeds in Switzerland” as interpreted by Swiss tax authorities for purposes of Swiss withholding tax (Verrechnungssteuer), except and to the extent that a written confirmation or tax ruling countersigned by the Swiss Federal Tax Administration (Eidgenössische Steuerverwaltung) has been obtained (in a form satisfactory to the Administrative Agent) confirming that the intended “use of proceeds in Switzerland” does not result therein that interest payments in respect of a Credit Facility become subject to a withholding or deduction for Swiss withholding tax (Verrechnungssteuer).

SECTION 3.13 Tax Returns. Except as set forth on Schedule 3.13:

(a) Each of Holdings, the Borrower and the Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies taken as a whole and each such Tax return is true and correct in all material respects, including, without limitation, relating to all periods or portions thereof ending on or prior to the Closing Date and (ii) has timely paid or caused to be timely paid all Taxes shown thereon to be due and payable by it and all other material Taxes or assessments, except Taxes or assessments, including, without limitation, relating to all periods or portions thereof ending on or prior to the Closing Date that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP; and

(b) Other than as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Closing Date, with respect to each of Holdings, the Borrower and the Subsidiaries, (i) there are no claims being asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other Taxing authority.

SECTION 3.14 No Material Misstatements. (a) All written information (other than the Projections, estimates and information of a general economic nature) (the “Information”) concerning Holdings, the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, were true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date and did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b) Any Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof, as of the date such Projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower (it being understood that forecasts and projections by their nature are inherently uncertain, that actual results may differ significantly from the forecasted or projected results and that such differences may be material and no assurances are being given that the results reflected in the forecasts and projections will be achieved).

SECTION 3.15 Employee Benefit Plans. (a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as set forth on Schedule 3.15: (i) each of Holdings and the Borrower, the Subsidiaries is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder and any similar applicable law; (ii) no Reportable Event has occurred during the past five years as to which Holdings, the Borrower, a Subsidiary or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) the present value of all benefit liabilities under each Plan of Holdings, the Borrower, the Subsidiaries and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, does not exceed the value of the assets of such Plan; (iv) no ERISA Event has occurred or is reasonably expected to occur; and (v) none of Holdings, the Borrower, the Subsidiaries or the ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated.

(b) Each of Holdings, the Borrower and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

(c) None of Holdings, the Borrower or any of the Subsidiaries is or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme that is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993), and none of Holdings, the Borrower or any of the Subsidiaries is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 39 and 43 of the Pensions Act 2004) such an employer, other than any such scheme, connection or association that could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.16 Environmental Matters. Except as disclosed on Schedule 3.16 and except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) no written notice, request for information, order, complaint or penalty has been received by the Borrower or any of the Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or threatened, that allege a violation of or liability under any applicable Environmental Laws, in each case relating to the Borrower or any of the Subsidiaries, (ii) each of the Borrower and the Subsidiaries has obtained and maintained all permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits, licenses and other approvals and with all other applicable Environmental Laws, (iii) there has been no material written environmental assessment or audit conducted since January 1, 2005, by the Borrower or any of the Subsidiaries of any property currently owned or leased by the Borrower or any of the Subsidiaries that has not been made available to the Administrative Agent prior to the date hereof, (iv) no Hazardous Material is located at, on or under any property currently or, to the knowledge of the Borrower, formerly owned, operated or leased by the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of the Subsidiaries under any applicable Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Borrower or any of its Subsidiaries and transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of the Subsidiaries under any Environmental Laws, and (v) there are no written agreements in which the Borrower or any of the Subsidiaries has expressly assumed or undertaken responsibility, and such assumption or undertaking of responsibility has not expired or otherwise terminated, for any liability or obligation of any other person arising under or relating to applicable Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date hereof.

SECTION 3.17 Security Documents. (a) The Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the extent intended to be created thereby. In the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property (as defined in the Collateral Agreement)), when financing statements in appropriate form are filed in the offices specified on Schedule 3 of the Collateral Agreement, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in (to the extent required thereby), all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other person (except, in the case of Collateral other than Pledged Collateral, Liens expressly permitted by Section 6.02).

(b) When the Intellectual Property Security Agreements are properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral comprised of Intellectual Property in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in (to the extent intended to be created thereby), all right, title and interest of the Loan Parties thereunder in the domestic Intellectual Property included in the Collateral, in each case prior and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors thereunder after the Closing Date) except Liens expressly permitted by Section 6.02.

(c) Each Foreign Pledge Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof to the fullest extent permissible under applicable law. In the case of the Pledged Collateral described in a Foreign Pledge Agreement, when certificates representing such Pledged Collateral (if any) are delivered to the Collateral Agent, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, prior and superior in right to any other person except Liens expressly permitted by Section 6.02.

(d) Each Foreign Security Document is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof to the fullest extent permissible under applicable law. In the case of the Collateral described in a Foreign Security Document, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, prior and superior in right to any other person except Liens expressly permitted by Section 6.02.

(e) The Mortgages executed and delivered after the Closing Date pursuant to Section 5.11 shall be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of a person pursuant to Liens expressly permitted by Section 6.02.

(f) After taking the actions specified for perfection therein, each Security Document (excluding the Foreign Pledge Agreements, the Foreign Security Documents, the Collateral Agreement and the Mortgages, each of which is covered by another paragraph of this Section 3.17), when executed and delivered, will be effective under applicable law to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral subject thereto (to the extent intended to be created thereby), and will constitute a fully perfected Lien on and security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto (to extent required thereby), prior and superior to the rights of any other person, except for rights secured by Liens expressly provided by Section 6.02.

(g) Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, other than to the extent set forth in the applicable Foreign Pledge Agreements or Foreign Security Documents, none of the Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, Collateral owned by any Foreign Subsidiary Loan Party, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

SECTION 3.18 Location of Real Property. Schedule 3.18 lists completely and correctly as of the Closing Date all material real property owned or leased by Holdings, the Borrower and the Loan Parties and the addresses thereof. As of the Closing Date, Holdings, the

Borrower and the Loan Parties own in fee all the real property set forth as being owned by them on such Schedule 3.18. As of the Closing Date, Holdings, the Borrower and the Loan Parties have in all material respects, valid leases in a material real property set forth as being leased by them on Schedule 3.18.

SECTION 3.19 Solvency. (a) Immediately after giving effect to the Transactions on the Closing Date, (i) the sum of the assets of the Borrower (individually) and Holdings, the Borrower and the Subsidiaries on a consolidated basis, both at a fair valuation and at present fair salable value, exceeds the liabilities, including contingent, subordinated, unmatured, unliquidated, and disputed liabilities of the Borrower (individually) and Holdings, the Borrower and the Subsidiaries on a consolidated basis, respectively; (ii) the Borrower (individually) and Holdings, the Borrower and the Subsidiaries on a consolidated basis, respectively, have sufficient capital with which to conduct their business; and (iii) the Borrower (individually) and Holdings, the Borrower and the Subsidiaries on a consolidated basis have not incurred debts beyond their ability to pay such debts as they mature. For purposes of this definition, “debt” means any liability on a claim, and “claim” means (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) a right to an equitable remedy for breach of performance to the extent such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

(b) Neither of Holdings or the Borrower intends to, or believes that it or any Loan Party will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Loan Party and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Loan Party.

SECTION 3.20 Labor Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts, stoppages, slowdowns or other labor disputes pending or threatened against Holdings, the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; (c) all payments due from Holdings, the Borrower or any of the Subsidiaries or for which any claim may be made against Holdings, the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary to the extent required by GAAP; and (d) Holdings, the Borrower and the Subsidiaries are in compliance with all applicable laws, agreements, policies, plans and programs relating to employment and employment practices. Except as set forth on Schedule 3.20, consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is bound.

SECTION 3.21 Insurance. Schedule 3.21 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings, the Borrower or the Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect. Such insurance complies with the requirements of this Agreement and the other Loan Documents and the Borrower believes (in the good faith judgment of the management of Borrower) that the insurance maintained by or on behalf of Holdings, the Borrower and the Subsidiaries is in at least such amounts as is adequate, reasonable and prudent in light of the size and nature of its business.

SECTION 3.22 Senior Debt. The Obligations constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the Affinion Investments Notes Indenture.

SECTION 3.23 No Violation. (a) None of Holdings, the Borrower or any Subsidiary is (a) a party to any agreement or instrument, or subject to any corporate restriction, that, individually or in the aggregate, has resulted, or could reasonably be expected to result, in a Material Adverse Effect or (b) is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which any of Holdings, the Borrower or any Subsidiary is a party that, individually or in the aggregate, has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

SECTION 3.24 Holdings Indebtedness. As of the Closing Date, and after giving effect to the Transactions, Holdings’ only Indebtedness is the Indebtedness set forth on Schedule 3.24.

SECTION 3.25 PATRIOT Act, etc. To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.

SECTION 3.26 Sanctions Laws (a) None of the Loan Parties or Subsidiaries is in violation of any applicable Sanctions Laws, engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable Sanctions Laws.

(b) None of the Loan Parties or Subsidiaries is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii) a Person with which any Agent or Lender is prohibited from dealing or otherwise engaging in any transaction by any Sanctions Laws;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” (as defined in Executive Order No. 13224); or

(v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.

(c) No Loan Party or, to the knowledge of any Loan Party, any of its agents acting in any capacity in connection with the Loans, Letters of Credit, the Transactions or the other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

SECTION 3.27 Anti-Corruption Laws and Sanctions Laws. The Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective officers, employees, directors and agents that act in any capacity in connection with the credit facility established hereby, are in compliance with Anti-Corruption Laws and applicable Sanctions Laws in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that act in any capacity in connection with the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions Laws.

ARTICLE IV

Conditions of Lending

The obligations of (a) the Lenders (including the Swingline Lenders) to make Loans and (b) any Issuing Bank to issue, amend, extend or renew Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions:

SECTION 4.01 All Credit Events. On the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.05(b).

(b) The representations and warranties set forth in the Loan Documents that are qualified by materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case on and as of the date of such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any (i) increase in the stated amount of such Letter of Credit or (ii) extension of the expiration of such Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified by materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, as of such earlier date).

(c) At the time of and immediately after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any (i) increase in the stated amount of such Letter of Credit or (ii) extension of the expiration of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing or would result therefrom.

Each Borrowing and each issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any (i) increase in the stated amount of such Letter of Credit or (ii) extension of the expiration of such Letter of Credit) shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02 Closing Date. On the Closing Date:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank on the Closing Date the following favorable and customary executed legal opinions:

(i) the legal opinion of Akin Gump Strauss Hauer and Feld, LLP, special counsel for Holdings, the Borrower and the other Loan Parties; and

(ii) the legal opinion of local counsel in each jurisdiction in which a material Loan Party is organized (and such other opinions as reasonably requested by the Administrative Agent in its sole discretion), to the extent such Loan Party is not covered by the opinion referenced in the preceding clause (i).

Each legal opinion shall be (i) in form and substance reasonably satisfactory to the Administrative Agent, (ii) dated the Closing Date, and (iii) addressed to each Issuing Bank, the Administrative Agent and the Lenders, covering such other matters relating to the Loan Documents as the Administrative Agent shall reasonably request. Each of Holdings, the Borrower and the other Loan Parties hereby instructs its counsel to deliver such opinions.

(c) [Reserved].

(d) The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii) and (iii) below:

(i) a copy of the certificate or articles of incorporation or formation, limited liability agreement, partnership agreement or other constituent or governing documents, including all amendments thereto, of each Loan Party, (a) if applicable in such jurisdiction, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official), and (b) otherwise, (i) certified by the Secretary or Assistant Secretary of each such Loan Party or other person duly authorized by the constituent documents of such Loan Party or (ii) otherwise in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders;

(ii) a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party or other person duly authorized by the constituent documents of such Loan Party dated the Closing Date and certifying:

(A) that attached thereto is a true and complete copy of the by-laws (or limited liability company agreement, articles of association, partnership agreement or other equivalent constituent and governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below;

(B) that attached thereto is a true and complete copy of resolutions (or equivalent authorizing actions) duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member), and, with respect to each Loan Party incorporated in the Netherlands, if required by law or its constituent documents, the general meeting (algemene vergadering), (algemene ledenvergadering) and/or supervisory board (raad van commissarissen) of such Loan Party, authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date;

(C) that attached thereto, in relation to a Loan Party incorporated in Switzerland, is a true and complete copy of the minutes of a shareholder/quotaholder resolutions duly adopted by the shareholder/quotaholder of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date;

(D) that the certificate or articles of incorporation, by-laws, limited liability company agreement, articles of association, partnership agreement or other equivalent constituent and governing documents of such Loan Party have not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above;

(E) as to the incumbency and specimen signature of each officer or other duly authorized person executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party;

(F) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party;

(G) In the case of a Loan Party formed, incorporated or organized under the laws of England and Wales), confirming that borrowing or guaranteeing or securing, as appropriate, the total commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded; and

(iii) a certification of another officer or other duly authorized person as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer or other person duly authorized by such Loan Party executing the certificate pursuant to clause (ii) above.

(iv) In the case of a Loan Party formed, incorporated or organized under the laws of England and Wales), a copy of a resolution of the board of directors (or applicable equivalent) and/or the shareholders of that Loan Party (in each case to the extent required by law): (i) approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute the Loan Documents to which it is a party; (ii) authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf; and (iii) authorizing a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Loan Documents to which it is a party;

(v) The Administrative Agent shall have received in the case of each Loan Party incorporated in the Netherlands, if applicable, an unconditional positive advice (advies) of each works council having jurisdiction over that Loan Party and the related request for advice (adviesaanvraag) or confirmation of such works council that it irrevocably and unconditionally waives its right to render advice, or, if not applicable, a confirmation by the Board of Directors of that Loan Party in the resolutions referred to in paragraph (ii) (B) above that such Loan Party does not have a works council.

(e) The elements of the Collateral and Guarantee Requirement referred to in clauses (a), (b), (c), (d) and (e) of that definition shall have been satisfied and the Administrative

Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such filings (or similar documents) are permitted by Section 6.02 or have been released.

(f) On the Closing Date, the Transactions shall be consummated substantially concurrently with the funding of the Term Loans on the Closing Date, and after giving effect to the Transactions and the other transactions contemplated hereby, Holdings, the Borrower and the Subsidiaries shall have outstanding no Indebtedness or preferred Equity Interests other than Indebtedness permitted pursuant to Section 6.01.

(g) The Administrative Agent shall have received a customary certificate in from a Responsible Officer of the Borrower, in form and substance satisfactory to the Administrative Agent and addressed to the Administrative Agent and the Lenders, certifying that Holdings and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

(h) The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date (including, for the avoidance of doubt, pursuant to the Fee Letters) and, to the extent invoiced at least 3 Business Days prior to the Closing Date, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Latham & Watkins LLP and reasonably necessary U.S. local and foreign counsel) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document and the Borrower shall have otherwise complied in all material respects with the terms of the Fee Letters.

(i) The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.02 of this Agreement (provided that to the extent unavailable by the Closing Date, the Borrower shall comply with such requirements as set forth in Schedule 5.17).

(j) Since December 31, 2016, no Material Adverse Effect has occurred.

(k) The Lenders shall have received the Pro Forma Closing Balance Sheet and the financial statements described in Section 3.05(a).

(l) The Administrative Agent shall have received a certificate of Holdings, Dated the Closing Date, confirming satisfaction with Sections 4.01(b), 4.01(c) and 4.02(n).

(m) At least five Business Days prior to the Closing Date, the Agents and the Lenders shall have received all documentation and other information required by bank regulatory authorities or reasonably requested by any Agent or any Lender under or in respect of applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and including a duly executed W-9 tax form (or such other applicable IRS tax form) of the Borrower that was requested at least 10 Business Days prior to the Closing Date.

(n) The Total Secured Leverage Ratio as of the Closing Date, calculated based on EBITDA for the four consecutive fiscal quarter period ended on December 31, 2016, shall not exceed 5.90:1.00.

(o) The 2017 Exchange shall have been consummated, in all material respects, in accordance with the terms and conditions set forth in the 2017 Exchange Documents; provided that any modifications, amendments or waivers thereto shall not be adverse to the interests of the Administrative Agent, the Lenders or the Arrangers unless consented to in writing by the Administrative Agent, the Lenders and the Arrangers; provided, for the avoidance of doubt, (i) any change to cash consideration being offered to note holders pursuant to the 2017 Exchange Documents shall not be adverse to the interests of the Administrative Agent, the Lenders or the Arrangers if any increase in such amount would be funded by proceeds from the issuance of 2017 Exchange Notes pursuant to the Investor Purchase Agreement and (ii) any waiver of the minimum condition with respect to the exchange of the Senior Notes pursuant to the 2017 Exchange Documents shall not be adverse to the interests of the Administrative Agent, the Lenders or the Arrangers if any unexchanged Senior Notes are redeemed, purchased or otherwise discharged concurrently with the closing of the 2017 Exchange.

Without limiting the generality of the provisions of the last paragraph of Section 8.03, for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V

Affirmative Covenants

Each of Holdings (solely with respect to Section 5.01(a), Section 5.03, Section 5.06 and Section 5.13) and the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect (other than in respect of contingent indemnification obligations) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, each of Holdings (solely with respect to Section 5.01(a), Section 5.03 and Section 5.06) and the Borrower will, and will cause each of the Subsidiaries to:

SECTION 5.01 Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization, (i) except as otherwise expressly permitted under Section 6.05, and (ii) except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution; provided, that (i) Subsidiaries that are Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Subsidiary Loan Parties and (ii) Subsidiaries that are Foreign Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties unless, in each case, such liquidation is otherwise permitted by Section 6.05(b).

(b) Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses, rights and privileges with respect thereto necessary to the normal conduct of its business, unless the failure to do so would not result, in each case, in a Material Adverse Effect, (ii) comply in all material respects with all material applicable laws, rules, regulations (including any zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, and (iii) at all times maintain and preserve all material property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

SECTION 5.02 Insurance. (a) Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent consistent with past practices, self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses, taking into account the general degree to which such companies are leveraged, and maintain such other insurance as may be required by law or any other Loan Document.

(b) Cause all such property and property casualty insurance policies to be endorsed or otherwise amended to include appropriate loss payable endorsements, including, with respect to Mortgaged Properties, a “standard” or “New York” lender’s loss payable endorsement, in each case, in form and substance reasonably satisfactory to the Administrative Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the other Loan Parties under such policies directly to the Administrative Agent; cause all such policies to provide that none of the Borrower, the Administrative Agent or any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement,” without any deduction for depreciation, and such other provisions as the Administrative Agent may reasonably (in light of a Default or a material development in respect of the insured property) require from time to time to protect their interests; deliver original or certified copies of all such policies or a certificate of an insurance broker to the Administrative Agent; cause each such policy to provide that it shall not be canceled, lapsed (including for nonrenewal) or terminated upon less than 30 days’ prior written notice (or 10 days’ prior written notice in the case of any failure to pay any premium due thereunder) thereof by the insurer to the Administrative Agent;

deliver to the Administrative Agent, prior to the cancellation, lapse (including for nonrenewal) or termination of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

(c) Notify the Administrative Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by Holdings, the Borrower or any of the Subsidiaries; and promptly deliver to the Administrative Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

(d) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Administrative Agent, the Lenders, the Issuing Bank and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of Holdings and the Borrower, on behalf of itself and behalf of each of its subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders, any Issuing Bank and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings, the Borrower and the Subsidiaries or the protection of their properties.

SECTION 5.03 Taxes. Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings, (b) Holdings, the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto, and (c) the failure to make such payment and discharge could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04 Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) as soon as available, but in any event within 90 days (or, if applicable, such shorter period as the SEC shall specify for the filing of Annual Reports on Form 10-K or, if applicable, such longer period permitted under Rule 12b-25 under the Exchange Act) after the end of each fiscal year, (i) a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and its subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year and, commencing with the fiscal year ending December 31, 2017, setting forth in comparative form the corresponding figures for the prior fiscal year, and (ii) management’s discussion and analysis of significant operational and financial developments during such fiscal year and a “key performance indicator” report with such content as may be mutually agreed by the Administrative Agent and the Borrower, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by an independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent (it being understood that any of the “big four” accounting firms shall be acceptable to the Administrative Agent) and accompanied by an opinion of such accountants (which, other than for the fiscal year ended December 31, 2018, shall not be qualified in any material respect, other than solely with respect to, or resulting solely from, an upcoming maturity of any Tranche under this Agreement) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the Borrower of Annual Reports on Form 10-K of the Borrower and its consolidated subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such Annual Reports include the information specified herein);

(b) as soon as available, but in any event within 45 days after the first three fiscal quarters of each fiscal year (or, if applicable, such shorter period as the SEC shall specify for the filing of Quarterly Reports on Form 10-Q or, if applicable, such longer period permitted under Rule 12b-25 under the Exchange Act) and within 75 days for the fourth fiscal quarter of any fiscal year, commencing with the fiscal quarter ending March 31, 2017, (i) a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, and (ii) management’s discussion and analysis of significant operational and financial developments during such quarterly period and a “key performance indicator” report with such content as may be mutually agreed by the Administrative Agent and the Borrower, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Responsible Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes (it being understood that the delivery by the Borrower of Quarterly Reports on Form 10-Q of the Borrower and its consolidated subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such Quarterly Reports include the information specified herein));

(c) as soon as available, but in any event within 30 days after the end of each of the first two months of each fiscal quarter, summary income statement information in a form consistent with what is delivered to the Board of Directors and summary balance sheet information in the form agreed to between the Administrative Agent and the Borrower prior to the Closing Date.

(d) Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.04 may be satisfied with respect to financial information of Borrower and its subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (B) Holdings’ (or any direct or indirect parent thereof) as applicable, Form 10-K or 10-Q, as applicable; provided that, with respect to clauses (A) and (B), to the extent such information relates to Holdings (or any direct or indirect parent of Holdings), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such direct or indirect parent), on the one hand, and the information relating to the Borrower and its subsidiaries on a standalone basis, on the other hand.

(e) (i) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Responsible Officer of the Borrower (A) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (B) setting forth computations in reasonable detail demonstrating compliance with the covenant contained in Section 6.10, or that compliance is not then required in accordance with the terms of Section 6.10, and (ii) concurrently with any delivery of financial statements under paragraph (a) above, but only if available after use of commercially reasonable efforts, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaims responsibility for legal interpretations);

(f) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other reports and statements filed by Holdings, the Borrower or any of its subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (f) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower or any website operated by the SEC containing “EDGAR” database information;

(g) if, as a result of any change in accounting principles and policies from those applied in the preparation of the financial statements referred to in Section 3.05(a)(ii) for the fiscal year ended December 31, 2016, the consolidated financial statements of the Borrower and its subsidiaries delivered pursuant to paragraph (a) above will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then, together with the first delivery of financial statements pursuant to paragraph (a) above following such change, a schedule prepared by a Responsible Officer on behalf of the Borrower reconciling such changes to what the financial statements would have been without such changes;

(h) within 75 days after the beginning of each fiscal year, detailed consolidated quarterly budgets for such fiscal year and, as soon as available, significant revisions, if any, of such budget and quarterly projections with respect to such fiscal year, including a description of underlying assumptions with respect thereto;

(i) upon the reasonable request of the Administrative Agent, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (i) or Section 5.11(f);

(j) promptly, a copy of all reports submitted to the Board of Directors (or any committee thereof) of any of Holdings, the Borrower or any Subsidiary in connection with any material interim or special audit made by independent accountants of the books of Holdings, the Borrower or any Subsidiary;

(k) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any of its subsidiaries, or compliance with the terms of any Loan Document, or such consolidating financial statements, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender); and

(l) promptly upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor, a plan administrator or any governmental agency, or provided to any Multiemployer Plan by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate, concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request.

SECTION 5.05 Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of its subsidiaries as to which an adverse determination is reasonably probable and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c)    any other development specific to Holdings, the Borrower or any of its subsidiaries that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect;

(d)    the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect; and

(e)    any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiaries thereof.

SECTION 5.06 Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority as applicable to it or its property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.10, or to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Holdings, the Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Holdings or the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to Holdings or the Borrower to discuss the affairs, finances and condition of Holdings, the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract); provided that, notwithstanding anything in this Section 5.07 to the contrary, Holdings, the Borrower and its Subsidiaries will not be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes trade secrets or proprietary information, (ii) in respect of which disclosure is prohibited by applicable law or binding contractual arrangement and such contractual arrangement was not created or made binding in contemplation of this provision or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 5.08 Payment of Obligations. Pay its material Indebtedness and other material obligations, including material Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make such payment could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09 Use of Proceeds. Use the proceeds of the Loans and the Letters of Credit only as contemplated in Section 3.12. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing

(a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws in any material respect, (b) for the purpose of funding, financing or facilitating any unauthorized activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) knowingly in any manner that would result in the violation of any Sanctions Laws applicable to any party hereto. ~~The Fourth Amendment Prepayment Released Escrow Funds shall on the Fourth Amendment Effective Date be used to prepay outstanding Term Loans together with the premium required under Section 6.05(h) in an amount equal to 3.00% of the aggregate principal amount being so prepaid. The Fourth Amendment Released Escrow Funds shall on the Fourth Amendment Effective Date be deposited into a deposit account subject to an Account Control Agreement in favour of the Collateral Agent, and such Fourth Amendment Working Capital Released Escrow Funds shall remain in such deposit account until used by the Borrower or its Subsidiaries solely for working capital and/or to make an investment in one or more businesses, or capital expenditures or assets, in each case used or useful in a Similar Business. The proceeds of the Second Lien Facility shall be deposited into a deposit account subject to an Account Control Agreement in favour of the Collateral Agent, and such proceeds shall remain in such deposit account until used by the Borrower or its Subsidiaries solely for working capital and/or to make an investment in one or more businesses, or capital expenditures or assets, in each case used or useful in a Similar Business.~~

SECTION 5.10 Compliance with Environmental Laws. Comply with all Environmental Laws applicable to its operations and properties; and comply with and obtain and renew all material permits, licenses and other approvals required pursuant to Environmental Law for its operations and properties, except, in each case with respect to this Section 5.10, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.11 Further Assurances; Additional Security, (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties, and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)    If any asset (other than real property) that has an individual Fair Market Value in an amount, or if purchase price therefor is, greater than $2,500,000 is acquired by Holdings, the Borrower or any other Loan Party after the Closing Date or owned by an entity at the time it becomes a Loan Party (in each case other than assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof and other than assets that (i) are subject to secured financing arrangements containing restrictions permitted by Section 6.09(c) pursuant to which a Lien on such assets securing the Obligations is not permitted or (ii) are not required to become subject to the Liens of the Administrative Agent pursuant to Section 5.11(g) or the Security Documents), cause such asset to be subjected to a Lien securing the Obligations pursuant to appropriate Security Documents and take, and cause the Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 5.11, all at the expense of the Loan Parties, subject to paragraph (g) below.

(c)    Promptly notify the Administrative Agent of the acquisition of, and, upon the written request of the Administrative Agent, grant and cause each of the Loan Parties to grant to the Administrative Agent security interests and mortgages in, such real property of the Borrower or any such Loan Parties as are not covered by the original Mortgages (other than assets that (i) are subject to permitted secured financing arrangements containing restrictions permitted by Section 6.09(c), pursuant to which a Lien on such assets securing the Obligations is not permitted or (ii) are not required to become subject to the Liens of the Administrative Agent pursuant to Section 5.11(g) or the Security Documents), to the extent acquired after the Closing Date and having a value or purchase price at the time of acquisition in excess of $2,500,000 pursuant to documentation in such form as is reasonably satisfactory to the Administrative Agent (each, an “Additional Mortgage”) and constituting valid and enforceable perfected Liens superior to and prior to the rights of all third persons subject to no other Liens except as are permitted by Section 6.02, at the time of perfection thereof, record or file, and cause each such Subsidiary to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (g) below. With respect to each such Additional Mortgage, the Borrower shall deliver, or cause the applicable Loan Party to deliver, to the Administrative Agent contemporaneously therewith a title insurance policy or policies or marked up unconditional binder of title insurance in an amount equal to the Fair Market Value of the Mortgaged Property, paid for by the Borrower or the applicable Loan Party, issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02 and Liens arising by operation of law, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request and a survey if reasonably available with respect to property outside the United States. Additionally, if applicable, Borrower shall deliver to the Administrative Agent a completed standard “life of loan” flood hazard determination form for each property encumbered by a Mortgage, and if the property is located in an area designated by the U.S. Federal Emergency Management Agency (or any successor agency) as having special flood or mud slide hazards, (i) a notification to the Borrower (“Borrower Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004 is not available because the applicable community does not participate in the NFIP, (ii) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery), and (iii) if Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Administrative Agent.

(d)    In connection with (i) the formation or acquisition of any direct or indirect Subsidiary Loan Party or Foreign Subsidiary Loan Party or (ii) any existing direct or indirect subsidiary of Holdings or the Borrower becoming a Subsidiary Loan Party or Foreign Subsidiary Loan Party, within ten Business Days after the date of such formation, acquisition or Subsidiary becoming a Subsidiary Loan Party or Foreign Subsidiary Loan Party, notify the Administrative Agent and the Lenders thereof and, within 20 Business Days after such date or such longer period as the Administrative Agent shall agree (or, in the case of a Foreign Subsidiary Loan Party or a Foreign Pledge Agreement, such later date as may be the first practicable date because of delays caused by foreign legal requirements, despite diligent efforts on the part of the Loan Parties), cause the Collateral and Guarantee Requirement to be satisfied with respect to such subsidiary and with respect to any Equity Interest in or Indebtedness of such subsidiary owned by or on behalf of any Loan Party, subject to Section 5.11(g).

(e)    [Reserved].

(f)    (i) Furnish to the Administrative Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure or (C) in any Loan Party’s organizational identification number, provided, that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within 30 days of such change, under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the applicable Secured Parties (to the extent intended to be created by the Security Documents) and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(g)    The Collateral and Guarantee Requirement and the other provisions of this Section 5.11 need not be satisfied with respect to (i) any real property held by the Borrower or any of the Subsidiaries as a lessee under a lease, (ii) any Equity Interests acquired after the Closing Date in accordance with this Agreement if, and to the extent that, and for so long as (A) such Equity Interests constitute less than 100% of all applicable Equity Interests of such person and the persons holding the remainder of such Equity Interests are not Affiliates, (B) doing so would violate or require a consent (that could not be readily obtained without undue burden on the Loan Parties) under applicable law or regulations or a contractual obligation binding on such Equity Interests, including with regard to any Insurance Subsidiary, after giving effect to anti-assignment provisions of the Uniform Commercial Code and (C) such law or obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Equity Interests, (iii) any assets acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate a contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets, after giving effect to anti-assignment provisions of the Uniform Commercial Code (except in the case of assets acquired with Indebtedness permitted pursuant to Section 6.01(i) that is secured by a Lien permitted pursuant to

Section 6.02(i) or (j)), (iv) [~~restricted~~reserved] and (v) any Subsidiary or asset with respect to which the Administrative Agent determines that the cost of the satisfaction of the Collateral and Guarantee Requirement or the provisions of this Section 5.11 with respect thereto exceeds the value of the security afforded thereby; provided, that, (i) upon the reasonable request of the Administrative Agent, Holdings and the Borrower shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (ii) and (iii) above and (ii) the Administrative Agent may, in its sole discretion, allow for extensions of time for satisfaction of, and waivers with respect to the satisfaction of, the Collateral and Guarantee Requirement or provisions of this Section 5.11.

SECTION 5.12 Fiscal Year; Accounting. In the case of the Borrower, cause its fiscal year to end on December 31.

~~SECTION 5.13    Rating. In the case of the Borrower, use commercially reasonable efforts to maintain (i) public ratings (but not any specific rating) from each of Moody’s and S&P for the Term Loans, (ii) a public corporate credit rating of the Borrower (but not any specific rating) from S&P and (iii) a public corporate family rating of the Borrower (but not any specific rating) from Moody’s.~~

SECTION 5.13 Board Observer.

(a)     The Required Lenders shall have the right to select a single non-voting observer (each person so selected to serve as an observer from time to time, an “Observer”) to attend all meetings (including regular and special meetings, “Meetings”) of the Board of Directors of Holdings and the Borrower (collectively, the “Governing Bodies” and each, a “Governing Body”). The Observer shall have the right to attend such Meetings in person or telephonically or through other means of communication, in each case, to the extent not prohibited under the applicable laws or regulations of the state of organization of the Borrower or Holdings, as applicable.

(b)     The Observer shall be provided with notice of, and agendas for, all Meetings in the same manner and at the same time as notice is sent to the members of the applicable Governing Body. If any Governing Body proposes to take any action by written consent in lieu of a meeting, the Observer shall receive (A) a draft of such written consent at the same time and in the same manner as if the Observer were a member of such Governing Body and (B) a copy of such written consent when sent to members of such Governing Body for execution.

(c)     Concurrently with his or her designation, the Observer shall enter into a reasonable and customary confidentiality agreement.

(d)     Anything to the contrary herein notwithstanding, the Observer may be excluded from any portions of Meetings or from receiving any portions of information to the extent (x) necessary to retain legal privilege or (y) the subject matter involves a matter reasonably determined by the members of the Board of Directors to present a conflict of interest between the Holdings, the Borrower or their respective subsidiaries and stockholders, on the one hand, and any Lender or an affiliate of either, on the other hand; provided, that, in the event that the Observer is so excluded, Holdings and/or the Borrower, as applicable, shall provide to the Observer a summary of the materials or meeting which the Observer was not provided access in a manner in Holdings and the Borrower’s legal counsel’s reasonable and good faith determination does not waive any applicable privilege as soon as reasonably practicable following such meeting.

SECTION 5.14 Lender Meetings. In the case of the Borrower, upon the request of the Administrative Agent, (a) participate in a meeting of the Administrative Agent and the Lenders once during each fiscal year to be held at such time and location as may be agreed upon by the Borrower and the Administrative Agent (which may be telephonically), and (b) to the extent that the Borrower has not already participated in or scheduled a similar conference call for such quarter in connection with the delivery of its financial statements under the ~~2017 Exchange~~New Notes (which the Administrative Agent and the Lenders can participate in), participate in a telephonic conference call with the Administrative Agent and the Lenders quarterly at such time as may be agreed upon by the Borrower and the Administrative Agent.

SECTION 5.15 Compliance with Material Contracts. Perform and observe all of the material terms and conditions of each Material Agreement to be performed or observed by it; provided that, no breach of this Section 5.15 shall be deemed to have occurred if any alleged breach or failure to observe the material terms and conditions of a Material Agreement is being contested in good faith by appropriate proceedings by the Borrower or applicable Subsidiary, and the Borrower or such Subsidiary shall have set aside on its books reserves in accordance with GAAP.

SECTION 5.16 Compliance with Anti-Corruption Laws. Maintain policies and procedures reasonably designed to ensure compliance by the Borrower, the Subsidiaries, and their respective directors, officers, employees, and agents with the Anti-Corruption Laws.

SECTION 5.17 Post-Closing Matters. Deliver to Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the items described on Schedule 5.17 hereof or take such actions described on Schedule 5.17, in each case, on or before the dates specified with respect to such items on Schedule 5.17 (or, in each case, such later date as may be agreed to by Administrative Agent in its sole discretion). All conditions, covenants, representations and warranties contained in this Agreement and the other Loan Documents will be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 5.17 within the time periods specified thereon, rather than as elsewhere provided in the Loan Documents).

ARTICLE VI

Negative Covenants

Each of Holdings (solely with respect to Sections 6.08(b) and 6.09) and the Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification obligations) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, Holdings will not (solely with respect to Sections 6.08(b) and 6.09) and the Borrower will not, and will not cause or permit any of the Subsidiaries to:

SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a)    Indebtedness (other than intercompany Indebtedness) of the Subsidiaries existing, or incurred pursuant to facilities existing, on the Closing Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness or, without duplication, replacements of such facilities that would constitute Permitted Refinancing Indebtedness with respect to such facilities if all Indebtedness available to be incurred thereunder were outstanding on the date of such replacement;

(b)    Indebtedness created hereunder and under the other Loan Documents;;

(c)    Indebtedness of the Borrower and the Subsidiaries pursuant to Swap Agreements permitted by Section 6.12;

(d)    Indebtedness of the Borrower and the Subsidiaries owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case, provided in the ordinary course of business; provided, that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e)    Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided, that (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party owing to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04, and (ii) Indebtedness of the Borrower owing to any Subsidiary and Indebtedness of any other Loan Party owing to any Subsidiary that is not a Subsidiary Loan Party shall be subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(f)    Indebtedness of the Borrower and the Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case, reasonably required in the conduct of the business (giving effect to any growth or expansion of such business permitted hereunder), including those incurred to secure health, safety, insurance and environmental obligations of the Borrower and its Subsidiaries as conducted in accordance with good and prudent business industry practice and otherwise as permitted by the Loan Documents;

(g)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business and in good faith; provided, that (i) such Indebtedness (other than credit or purchase cards) is extinguished within 10 Business Days of notification to the Borrower of its incurrence; and (ii) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

~~(h)    [reserved];~~

(h)    (i) Indebtedness of a Subsidiary acquired after the Closing Date or a person merged into or consolidated with the Borrower or any Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness, in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement, and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided, that the aggregate principal amount of such Indebtedness at the time of, and after giving effect to, such acquisition, merger or consolidation, such assumption or such incurrence, as applicable (together with Indebtedness outstanding pursuant to this paragraph (h) or paragraph (i) of this Section 6.01 and the Remaining Present Value of outstanding leases permitted under Section 6.03), would not exceed $30,000,000 in the aggregate;

(i)    (i) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the respective asset permitted under this Agreement in order to finance such acquisition or improvement, ~~in each case, in the ordinary course of business, and (ii)~~(ii) any Permitted Refinancing Indebtedness ~~incurred to Refinance such Indebtedness~~in respect thereof, and (iii) Capital Lease Obligations incurred by the Borrower or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03, collectively, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof (together with Indebtedness outstanding pursuant to paragraph (h) of this Section 6.01 or this paragraph (i) and the Remaining Present Value of leases permitted under Section 6.03) would not exceed $~~15,000,000~~30,000,000 in the aggregate;

(j)    Indebtedness in respect of the New Notes, the 2017 Exchange Notes and Permitted Refinancing Indebtedness with respect thereto; provided that, in the case of any Guarantees of the New Notes or any Permitted Refinancing Indebtedness with respect thereto by Foreign Subsidiaries of the Borrower organized in any jurisdiction other than the United Kingdom, such Guarantees shall be subordinated in right of payment to the Guarantees provided by such Subsidiaries with respect to the Obligations;

(k)    other Indebtedness of the Borrower or any Subsidiary, in an aggregate principal amount at any time outstanding pursuant to this paragraph (k) not in excess of $~~40,000,000~~50,000,000 (provided that such amount may increase solely with respect to any “payment in kind” interest that accrues thereto) (provided that~~, for the avoidance of doubt, the incurrence of the Second Lien Facility shall reduce the amounts available pursuant to this paragraph (k)}; provided that~~ such Indebtedness (i) shall be unsecured or if secured, shall be secured solely if permitted under Section 6.02(cc), and shall be secured on a junior priority basis to the Liens securing the Obligations, shall be subject to a Junior Lien Intercreditor and Subordination Agreement and shall not have any Liens other than with respect to the Collateral, (ii) if guaranteed will not be guaranteed by any Subsidiary other than a Loan Party, (iii) shall not mature prior to the date that is 91 days after the Latest Maturity Date, (iv) shall have no scheduled amortization, scheduled payments of principal, sinking fund payments or similar scheduled payments, in each case, prior to the final maturity date thereof, other than regularly scheduled payments of interest that are payable in kind; (v) shall not have terms or provisions which are more restrictive on the Borrower and its Subsidiaries than the terms and provisions under the Loan Documents, other than such terms and provisions as the Administrative Agent may agree in its reasonable discretion and such terms and provisions applicable only to the periods after the Latest Maturity Date and (vi) ~~other than for the Second Lien Facility which shall have the terms set forth in the Second Lien Commitment Letter, as in effect on the Fourth Amendment Effective Date,~~ shall not have an ~~effective yield~~Effective Yield that is 10.00% per annum higher than the ~~effective yield~~Effective Yield of the Term Loans;

(l)    Guarantees by the Borrower or any Subsidiary of any Indebtedness of the Borrower or any Subsidiary expressly permitted to be incurred under this Agreement; provided, that, notwithstanding anything to the contrary in this Section 6.01, (i) the Borrower and the Loan Parties shall not Guarantee the Indebtedness of any Subsidiary that is not a Loan Party unless such Guarantee is expressly permitted under Section 6.04, (ii) any Guarantees by the Borrower or any Loan Party under this Section 6.01(1) of any other Indebtedness of a person that is subordinated in right of payment to other Indebtedness of such person shall be expressly subordinated in right of payment to the Obligations on terms not less favorable to the Lenders than the subordination terms of such other Indebtedness, (iii) no Subsidiary shall Guarantee any Junior Indebtedness (or Permitted Refinancing Indebtedness in respect of any of the foregoing), unless such Subsidiary is also a Loan Party in compliance with the Collateral and Guarantee Requirement and (iv) no Subsidiary (other than Affinion Investments II) shall Guarantee the Affinion Investment Notes Documents;

(m)    Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition, in each case, to the extent such obligation or transaction is permitted by this Agreement;

(n)    reimbursement and similar obligations of Subsidiaries in respect of letters of credit or bank guarantees (other than Letters of Credit issued pursuant to Section 2.05) having an aggregate face amount not in excess of $12,000,000; ~~provided that from the Fourth Amendment Effective Date, this Section 6.01(n) shall be limited to such reimbursement and similar obligations existing as of the Fourth Amendment Effective Date and any Permitted Refinancing Indebtedness with respect thereto;~~

(o)    Indebtedness of the Borrower and the Subsidiaries supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(p)    Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(q)    to the extent constituting Indebtedness, all premium (if any), interest (including interest paid in kind and post-petition interest), fees, expenses, charges and additional or contingent interest on Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01;

(r)    Indebtedness of the Borrower and the Subsidiaries incurred under lines of credit or overdraft facilities extended by one or more financial institutions reasonably acceptable to the Administrative Agent or by Lenders and, in each case, established for the Borrower’s and such Subsidiaries’ ordinary course of operations (such Indebtedness, the “Overdraft Line”), which Indebtedness may be secured as, but only to the extent, provided in Section 6.02(b) and in the Security Documents (it being understood, however, that for a period of 90 consecutive days during each fiscal year of the Borrower the outstanding principal amount of Indebtedness under the Overdraft Line shall not exceed $15,000,000); ~~provided that from the Fourth Amendment Effective Date, this Section 6.01(r) shall be limited to such Indebtedness existing as of the Fourth Amendment Effective Date and any Permitted Refinancing Indebtedness with respect thereto;~~

(s)    ~~Up~~up to $20,000,000 in aggregate principal amount of Indebtedness of the Borrower in respect of letters of credit, provided that if the aggregate Available Unused Commitment under the Revolving Facility Commitments is $20,000,000 or less, the availability under this Section 6.01(s) shall be reduced by an amount equal to which the Available Unused Commitment under the Revolving Facility Commitment decreases below $20,000,000;

(t)    ~~[reserved];~~ up to $7,500,000 in aggregate principal amount of Indebtedness of Foreign Subsidiaries that are not Loan Parties at any time outstanding; provided, that to the extent that the terms of such Indebtedness are permitted hereunder, any increase in the amount of such Indebtedness as a result of capitalized or paid-in-kind interest or accreted principal on such Indebtedness pursuant to such terms shall not constitute a further issuance or incurrence of Indebtedness for purposes of this Section 6.01(t);

(u)    Indebtedness consisting of earn-outs and obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with Permitted Business Acquisitions or any other Investment permitted hereunder;

(v)    [reserved];

(w)    Indebtedness consisting of an unsecured corporate purchase card program in the ordinary course of business in an aggregate amount at any time outstanding pursuant to this paragraph (w) not in excess of $45,000,000; and

(x)    (i) other Indebtedness incurred by the Borrower or any Subsidiary Loan Party, so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) such Indebtedness is unsecured, (C) the Borrower and the Subsidiaries shall be in Pro Forma Compliance and (D) immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, on a Pro Forma Basis, (x) the Consolidated Leverage Ratio, calculated as of the last day of the most recently completed and Reported fiscal quarter, shall not exceed ~~4.00~~5.50 to 1.00, and (y) the Interest Coverage Ratio, calculated as of the last day of the most recently completed and Reported fiscal quarter, shall not be less than ~~2.00~~l.75 to 1.00, and (ii) Permitted Refinancing Indebtedness in respect thereof;

provided, that such Indebtedness incurred hereunder shall not mature or require any amortization prior to the date that is 91 days after the Latest Maturity Date.

SECTION 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including the Borrower or any Subsidiary of the Borrower) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a)    Liens on property or assets of the Subsidiaries existing on the Closing Date and set forth on Schedule 6.02(a); provided, that (i) such Liens shall secure only those obligations that they secure on the Closing Date (and Permitted Refinancing Indebtedness in respect thereof permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary and (ii) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

(b)    any Lien created under the Loan Documents, the Overdraft Line or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage; provided, however, in no event shall the holders of the Indebtedness under the Overdraft Line have the right to receive proceeds in respect of a claim in excess of $15,000,000 in the aggregate, together with (i) any accrued and unpaid interest in respect of Indebtedness under the Overdraft Line and (ii) any accrued and unpaid fees and expenses owing by the Subsidiaries under the Overdraft Line, from the enforcement of any remedies available to the Secured Parties under all of the Loan Documents;

(c)    any Lien on any property or asset of the Borrower or any Subsidiary acquired after the Closing Date in a transaction permitted by this Agreement; provided, that such Lien (i) does not apply to any other property or assets of Holdings, the Borrower or any of the Subsidiaries not securing such Indebtedness or other obligations owing to the same financier as the financier of such Indebtedness or other obligations or to any person to which such financier has assigned such Indebtedness or other obligations, at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness incurred prior to such date and which Indebtedness is permitted hereunder, such Indebtedness owing to the same financier as the financier of such Indebtedness at the date of the acquisition, that require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition, (iii) after giving effect to any such Lien and the incurrence of Indebtedness, if any, secured by such Lien is created, incurred, acquired or assumed (or any prior Indebtedness becomes so secured) on a Pro Forma Basis, the Senior Secured Leverage Ratio, calculated as of the last day of the most recently ended and Reported fiscal quarter, shall be less than or equal to 2.75 to 1.00, (iv) at the time of the incurrence of such Lien and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (v) the Indebtedness or other obligations secured by such Lien are otherwise permitted by this Agreement;

(d)    Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e)    landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Holdings, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f)    (i) deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Subsidiary;

(g)    deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with public utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by Holdings, the Borrower or any Subsidiary in the ordinary course of business, including those incurred to secure health, safety, insurance and environmental obligations in the ordinary course of business;

(h)    zoning restrictions, survey exceptions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on or agreements dealing with the use of real property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(i)    purchase money security interests in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided, that (i) such security interests secure Indebtedness permitted by Section 6.01(i) (including any Permitted Refinancing Indebtedness in respect thereof), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition, (iii) the Indebtedness secured thereby is created, within 270 days after such acquisition, (iv) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition or construction, including transaction costs incurred by the Borrower or any Subsidiary in connection with such acquisition, and (v) such security interests do not apply to any other property or assets of Holdings, the Borrower or any Subsidiary (other than to accessions to such equipment or other property or improvements but not to other parts of the property to which any such improvements are made); provided, further, that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

(j)    Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(k)    Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l)    other Liens with respect to property or assets of the Borrower or any Subsidiary not constituting, or required to constitute, Collateral for the Obligations; provided that (i) after giving effect to any such Lien and the incurrence of Indebtedness, if any, secured by such Lien is created, incurred, acquired or assumed (or any prior Indebtedness becomes so secured) on a Pro Forma Basis, the Senior Secured Leverage Ratio, calculated as of the last day of the most recently completed and Reported fiscal quarter, shall be less than or equal to 3.00 to 1.00 (ii) at the time of the incurrence of such Lien and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (iii) the Indebtedness or other obligations secured by such Lien are otherwise permitted by this Agreement;

(m)    Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and pursuant to Section 5.11 and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(n)    any interest or title of a lessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(o)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(p)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights (including Liens arising or created pursuant to the applicable general banking terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Banking Association);

(q)    Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01(f) or (n) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(r)    licenses of intellectual property and software that are not material to the conduct of any of the business lines of the Borrower and the Subsidiaries and the value of which does not constitute a material portion of the assets of the Borrower and its Subsidiaries, taken as a whole, and such license does not materially interfere with the ordinary course of conduct of the business of the Borrower or any of its Subsidiaries;

(s)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(t)    deposits or other Liens with respect to property or assets of the Borrower or any Subsidiary; provided, that the obligations secured by such Liens shall not exceed $1,000,000 at any time;

(u)    Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder with respect to any acquisition that would constitute an Investment permitted by this Agreement;

(v)    Liens arising out of consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(w)    Liens in favor of the Borrower or any Loan Party;

(x)    Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(y)    Liens of franchisors in the ordinary course of business not securing Indebtedness;

(z)    Liens on not more than $12,000,000 of deposits securing Swap Agreements permitted to be incurred under Section 6.12;

(aa)    Liens securing insurance premium financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;

(bb)    Liens incurred to secure cash management services in the ordinary course of business and in good faith; provided, that such Liens are not incurred in connection with, and do not secure, any borrowings or Indebtedness;

(cc)    Liens securing Indebtedness incurred under Section 6.01(k); provided, that such Liens shall be on a junior priority basis to the Liens securing the Obligations, shall be subject to a Junior Lien Intercreditor and Subordination Agreement and shall not be secured by any assets other than the Collateral;

(dd)    leases and subleases not constituting Capital Lease Obligations of real property not material to the conduct of any business line of the Borrower and its Subsidiaries granted to others in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; and

(ee)    Liens on cash collateral securing Indebtedness incurred under Section 6.01(s) so long as such cash collateral does not exceed 105% of the Indebtedness permitted under Section 6.01(s).

Notwithstanding the foregoing, (i) no Liens shall be permitted to exist, directly or indirectly, on (a) Pledged Collateral and (b) any Indebtedness of the Borrower or any Subsidiary to the Borrower or a Domestic Subsidiary (unless such Indebtedness shall have become subject to a first priority Lien securing the Obligations), other than Liens in favor of the Administrative Agent for the benefit of the Secured Parties and Liens permitted by Section 6.02(d), (p) or (cc) and (ii) no Liens over any deposit account of the Borrower or any Subsidiary Loan Party not in favor of the Administrative Agent for the benefit of the Secured Parties other than Liens permitted by Sections 6.02(b), (d), (f), (g), (k), (o)(i), (o)(ii), (p), (bb), (cc) or (ee) shall be perfected.

Notwithstanding the foregoing, (i) no Liens will be permitted to exist, directly or indirectly, on any assets or Equity Interests of the Borrower or any Subsidiaries, except to the extent specifically permitted herein and (ii) no Liens will be permitted to exist, directly or indirectly, to the extent such Liens are in regard to Indebtedness for borrowed money, on any assets or Equity Interests of a Subsidiary that is not a Loan Party pursuant to Sections 6.02(l) and (cc) (other than Liens on Equity Interests of a Subsidiary that is not a Loan Party pursuant to Section (cc) if such Equity Interests are Collateral) unless such Subsidiary becomes a Loan Party and complies with the Collateral and Guarantee Requirements.

SECTION 6.03 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided, that (a) a Sale and Lease-Back Transaction shall be permitted with respect to property (i) owned by the Borrower or any Subsidiary that is acquired after the ~~Closing~~Fifth Amendment Effective Date so long as such Sale and Lease-Back Transaction is consummated within 270 days of the acquisition of such property, or (ii) owned by any Foreign Subsidiary that is not a Loan Party regardless of when such property was acquired, and (b) at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of such lease (together with Indebtedness outstanding pursuant to Sections 6.01(h) and (i) and the Remaining Present Value of outstanding leases previously entered into under this Section 6.03) would not exceed $~~45,000,000~~30,000,000 in the aggregate.

SECTION 6.04 Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger; and including in one transaction or a series of transactions)

any Equity Interests, Indebtedness, other securities of or of all or substantially all of the property and assets or business of another person or assets constituting a business unit, line of business or division of such person, make or permit to exist any loans, advances or capital contributions to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), in any other person, except:

(a)    Investments by Holdings in the Equity Interests of the Borrower at any time, which Equity Interests will constitute Pledged Collateral;

(b)    (i) Investments by (x) the Borrower or the Subsidiaries in other Subsidiaries effective as of the Closing Date as set forth on Schedule 6.04 and (y) [reserved]; (ii) Investments by the Borrower or any Subsidiary Loan Party in the Borrower or any Subsidiary Loan Party; (iii) Investments by any Foreign Subsidiary Loan Party in the Borrower or any Loan Party; (iv) Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party and (v) Investments by the Borrower or any Subsidiary in the Borrower or any Subsidiary not otherwise permitted in clauses (ii), (iii) or (iv) above or in any Similar Business in an aggregate amount for all such Investments made or deemed made pursuant to this Section 6.04(b)(v) that are at that time outstanding (in the case of Guarantees, after deducting any reduction in the amount thereof without having made payment thereunder, and after giving effect to any returns with respect to such Investments or the sale of Investments made pursuant to this Section 6.04(b)(v) (i) to the extent such returns or the proceeds of such sale received by the Borrower and its Subsidiaries consists of cash and Permitted Investments and (ii) in an amount not to exceed the amount of the Investments made after the Closing Date) not to exceed the $30,000,000 (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, that (A) intercompany current liabilities incurred in the ordinary course of business and in good faith in connection with cash management operations shall not be included in calculating the limitation in this Section 6.04(b) at any time and (B) the aggregate amount of Investments made in persons that are not Loan Parties or do not in connection with such Investment becomes a Loan Party ~~may only be made in connection with an ordinary course recapitalization of intercompany loans into Equity Interests of the applicable Subsidiary, and the aggregate amount of such Investments~~ (other than the Specified Acquisition), in each case, pursuant to Section 6.04(b)(v), shall not, collectively, exceed at any one time outstanding, $20,000,000 (the “Non-Loan Party Cap”);

(c)    Permitted Investments and Investments that were Permitted Investments when made;

(d)    Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05;

(e)    (i) loans and advances to employees of Holdings, the Borrower or any Subsidiary in the ordinary course of business not to exceed $5,000,000 in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

(f)    (i) accounts receivable arising, and trade credit granted, in the ordinary course of business, (ii) any securities received in satisfaction or partial satisfaction of defaulted accounts receivable from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (iii) any prepayments and other credits to suppliers made in the ordinary course of business;

(g)    Swap Agreements permitted pursuant to Section 6.12;

(h)    Investments existing on the Closing Date and set forth on Schedule 6.04;

(i)    Investments resulting from pledges and deposits referred to in Sections 6.02(f), (g), (k), (s) and (u);

(j)    ~~[reserved];~~ additional Investments by the Borrower or any of its Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this Section 6.04(j) that are at that time outstanding, in an amount not to exceed $17,500,000 (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(k)    Investments constituting Permitted Business Acquisitions;

(l)    Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

(m)    intercompany loans and other Investments between Foreign Subsidiaries that are not Loan Parties;

(n)    Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business;

(o)    [reserved];

(p)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(q)    Investments of a Subsidiary acquired after the Closing Date or of a person merged into or consolidated with a Subsidiary in accordance with Section 6.05 after the Closing Date to the extent that (i) such acquisition, merger or consolidation is permitted under this Section 6.04, (ii) such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation, and (iii) such Investments were in existence on the date of such acquisition, merger or consolidation; and

(r)    Investments received substantially contemporaneously in exchange for Equity Interests of Holdings; provided, that (i) no Change in Control would result therefrom, and (ii) such Equity Interests do not constitute Disqualified Stock;

(s)    ~~[reserved]~~lnvestments in joint ventures not in excess of $5,000,000 in the aggregate;

(t)    Guarantees by (i) the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Borrower or any Subsidiary in the ordinary course of business and (ii) any Foreign Subsidiary of operating leases (other than Capital Lease Obligations) or of obligations that do not constitute Indebtedness, in each case, entered into by any Foreign Subsidiary in the ordinary course of business;

(u)    Investments made with Excluded Contributions provided that (i) at the time of such Investment and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) such Excluded Contributions shall not have been otherwise applied for any other purpose;

(v)    Investments made by Subsidiaries that are not Subsidiary Loan Parties solely to the extent such Investments are made with the proceeds received by such Subsidiary from an Investment in such Subsidiary made pursuant to Sections 6.04(b)(v), (j) or (x);

(w)    Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to Section 6.04); and

(x)    Investments in Foreign Subsidiaries in the form of intercompany loans made by the Borrower or any of its Domestic Subsidiaries with the proceeds of royalty payments received by the Borrower or its Domestic Subsidiaries from Foreign Subsidiaries in an aggregate amount not to exceed $25,000,000 in any fiscal year of the Borrower.

Notwithstanding anything to the contrary contained in Section 6.04 above, no Investment shall be permitted by this Section 6.04 with respect to the assets or Equity Interests of any Material Insurance Subsidiary, except for (if otherwise permitted hereunder) (i) when such assets or Equity Interests represents a de minimis, immaterial or dormant portion of the Insurance Business of the Borrower and its Subsidiaries, (ii) Investments by the Borrower or any Subsidiary Loan Party in the Borrower or any Subsidiary Loan Party and (iii) Investments by any Foreign Subsidiary Loan Party in the Borrower or any Loan Party.

Notwithstanding anything to the contrary contained in Section 6.04 above, the Borrower and its Subsidiaries shall not, directly (and shall cause their Subsidiaries not to, directly or indirectly) make any Investments pursuant to clauses (j) and (s) above in order to make Dividends not otherwise permitted under Section 6.06 or Junior Indebtedness Payments not otherwise permitted under Section 6.09(b).

SECTION 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, divide or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, allocate, divide lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all of any division, unit or business of any other person, except that this Section shall not prohibit:

(a)    (i) the lease, purchase and sale of inventory in the ordinary course of business by the Borrower or any Subsidiary, (ii) the acquisition of any other asset in the ordinary course of business by the Borrower or any Subsidiary, (iii) the sale of obsolete or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary or (iv) the sale of Permitted Investments in the ordinary course of business;

(b)    if at the time thereof and immediately thereafter no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger of any Subsidiary into the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger or consolidation of (x) any Domestic Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party or (y) any Foreign Subsidiary into or with any Foreign Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Foreign Subsidiary Loan Party, and, in the case of each of clauses (i) and (ii), no person other than the Borrower, Subsidiary Loan Party or Foreign Subsidiary Loan Party receives any consideration, (iii) the merger or consolidation of any Subsidiary that is not a Loan Party into or with any other Subsidiary that is not a Loan Party or (iv)    the liquidation or dissolution or change in form of entity of any Subsidiary (other than the Borrower) in accordance with Section 5.01(a)(ii) if the Borrower determines in good faith that such liquidation, change in form or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(c)    sales, transfers, leases or other dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise); provided, that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.07 and the aggregate gross proceeds of any such sales, transfers, leases or other dispositions ~~plus the aggregate gross proceeds of any or all assets sold, transferred or leased in reliance upon paragraph (h) below~~ shall not exceed $~~20,000,000~~35,000,000;

(d)    Sale and Lease-Back Transactions permitted by Section 6.03;

(e)    Investments permitted by Section 6.04, Liens permitted by Section 6.02 and Dividends permitted by Section 6.06;

(f)    any swap of assets with a Fair Market Value not to exceed $10,000,000 in the aggregate during the term of this Agreement in exchange for other assets of comparable or greater value or usefulness to the business of the Borrower and the Subsidiaries taken as a whole, as determined in good faith by the management of the Borrower, provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) for the avoidance of doubt, such swap of assets shall not, directly or indirectly, be made for the purposes of making a Dividend not otherwise permitted under Section 6.06 or Junior Indebtedness Payment not otherwise permitted under Section 6.09(b);

(g)    the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(h)    (i) sales, transfers, leases or other dispositions of assets not otherwise permitted by this Section 6.05; provided, that the aggregate gross proceeds (including noncash proceeds) of any or all assets sold, transferred, leased or otherwise disposed of in reliance upon this paragraph (h)(i) ~~plus the aggregate gross amount of such proceeds in reliance upon Section 6.05(c) above~~ shall not exceed $~~20,000,000~~50,000,000; provided, further, that the Net Proceeds thereof are applied in accordance with Section 2.11(b); and (ii) dispositions of the assets or Equity Interests of any Material Insurance Subsidiary; provided, that (i) such sales and dispositions are for Fair Market Value, (ii) such disposition is for 85% cash consideration, to a third party that is not an Affiliate upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would otherwise be obtained in a comparable arm’s-length transaction, (iii) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (iv) the Total Secured Leverage Ratio shall not exceed the lesser of (x) 5.275 to 1.00 and (y) the Total Secured Leverage Ratio immediately prior to giving effect to such disposition and the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower to such effect, together with all relevant financial information for such Subsidiary or assets; provided that solely for ~~purposes~~purpose of the Bridges Sale, the Total Secured Leverage Ratio shall be calculated net of the Unrestricted Cash proceeds received thereof (it being agreed that any cash proceeds received and deposited into the escrow account (or other account) described in the proviso below shall be deemed Unrestricted Cash for purposes of calculating the Total Secured Leverage Ratio in connection with the Bridges Sale), and (v) the Net Proceeds thereof ~~(which shall not be subject to a reinvestment right other than as set forth below in this clause (h))~~ are applied in accordance with Section 2.11(b) and subject to the Prepayment Fees in respect of COC Payment Events pursuant to Section 2.12(e); provided that notwithstanding the foregoing, the Borrower and its Subsidiaries can retain up to $50,000,000 of Net Proceeds from the Bridges Sale as long as such amount is held in an escrow account (or such other account satisfactory to the Administrative Agent) subject to the sole control of the Administrative Agent which account shall be established promptly upon the receipt of the Net Proceeds, but in no event to exceed 30 days following receipt unless the Administrative Agent consents in its sole discretion), with such proceeds only being released to the Borrower and its Subsidiaries (i) with the consent of the Administrative Agent, if used to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Loan Parties or to make investments in Permitted Business Acquisitions or Investments permitted by Section 6.04, (ii) with the consent of the Administrative Agent or (iii) if used to prepay Term Loans together with a premium equal to 3.00% of the aggregate principal amount being prepaid; provided further, if there are any amounts remaining in such escrow account on the ~~date that is nine months after receipt of such Net Proceeds, then~~Fifth Amendment Effective Date, then the Borrower will use such amounts ~~will be used~~on the Fifth Amendment Effective Date to prepay Term Loans ~~together with a~~without paying any Prepayment Fee or other premium ~~equal to 3.00% of the aggregate principal amount being prepaid~~or penalty.

(i)    any Permitted Business Acquisition or merger or consolidation in order to effect a Permitted Business Acquisition; provided, that following any such merger or consolidation (i) involving the Borrower, the Borrower is the surviving corporation, (ii)    involving a Domestic Subsidiary, the surviving or resulting entity shall be a Subsidiary Loan Party that is a Wholly Owned Subsidiary and (iii) involving a Foreign Subsidiary, the surviving or resulting entity shall be a Wholly Owned Subsidiary;

(j)    non-exclusive licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Subsidiary in the ordinary course of business and other licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Subsidiary that are not material to the conduct of any of the business lines of the Borrower and the Subsidiaries, that do not materially interfere with the ordinary course of the business of the Borrower or any of its Subsidiaries and the value of which does not constitute a material portion of the assets of the Borrower and its Subsidiaries, taken as a whole, and that are not material to the ordinary course of conduct of the business of the Borrower or any of its Subsidiaries;

(k)    the lease, assignment or sublease of any real or personal property in the ordinary course of business; and

(l)    sales, leases or other dispositions of inventory, equipment or other assets (excluding Equity Interests, assets constituting a business division, unit, line of business, all or substantially all of the assets of any Material Subsidiary, Sale and Lease-Back Transactions and receivables) of the Borrower and the Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries; provided, that the Net Proceeds thereof are applied in accordance with Section 2.11(b).

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (except as permitted to Loan Parties pursuant to Section 6.05(c)) unless such disposition is for Fair Market Value, and (ii) no sale, transfer or other disposition of assets with a Fair Market Value of more than $2,000,000 shall be permitted by paragraph (a), (d), (h),or (I) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided, that for purposes of clause (ii), the amount of any secured Indebtedness of the Borrower or any Subsidiary or other Indebtedness of a Subsidiary that is not a Loan Party (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that is assumed by the transferee of any such assets shall be deemed to be cash.

SECTION 6.06 Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make, directly or indirectly, any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any subsidiary of the Borrower to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests of the person redeeming, purchasing, retiring or acquiring such shares) (any of the foregoing dividends, distributions, redemptions, repurchases, retirements, other acquisitions or setting aside of amounts, “ Dividends”); provided, however, that:

(a)    (i) any Subsidiary may declare and pay dividends to, or make other distributions to, the Borrower or any Subsidiary that is a direct parent of such Subsidiary and, if not a Wholly Owned Subsidiary, to each other direct owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests; and (ii) to the extent permitted by Section 6.04, any Subsidiary that is not a Wholly Owned Subsidiary may repurchase its Equity Interests from any owner of the Equity Interests of such Subsidiary that is not the Borrower or a Subsidiary;

(b)    the Borrower may declare and pay dividends or make other distributions to Holdings in respect of (i) overhead, legal, accounting and other professional fees and expenses of Holdings, including, in an aggregate amount not to exceed $2,500,000, for director fees and for costs and expenses associated with registration and listing of Holdings’ Equity Interests, and (ii) actual U.S. federal, state and local income Tax liabilities of Holdings for the consolidated group of which Holdings is parent to the extent that Holdings, and not the Borrower, (A) files a consolidated U.S. federal income tax return that includes the Borrower and its Subsidiaries in an amount not to exceed the amount that the Borrower and its Subsidiaries would have been required to pay in respect of federal, state or local income taxes, as the case may be, in respect of such year if the Borrower and its Subsidiaries had paid such taxes directly as a stand-alone taxpayer or stand-alone group and (B) actually pays, or will pay, as the consolidated tax payor, such taxes for the Borrower and its Subsidiaries, it being agreed that if such dividends and distributions are paid to Holdings and Holdings does not make such consolidated tax payments on the date when the Borrower and its subsidiaries are required to pay such taxes, such failure shall be an Event of Default that shall continue until all such taxes are paid, (iii) fees and expenses related to any public offering or private placement of equity securities of Holdings that is not consummated, and (iv) other fees and expenses in connection with the maintenance of its existence and its ownership of the Borrower;

(c)    the Borrower may declare and pay dividends or make other distributions to Holdings to purchase or redeem Equity Interests of Holdings (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of Holdings, the Borrower or any of the Subsidiaries or by any Plan upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of dividends for such purchases or redemptions under this Section 6.06(c) shall not exceed (i) in any fiscal year $1,000,000, plus (ii) cash proceeds received from directors, consultants, officers or employees of Holdings, the Borrower or any Subsidiary from the issuance of Equity Interests of Holdings (other than Disqualified Stock) in connection with permitted employee compensation and incentive arrangements as set forth in a certificate of a Responsible Officer of the Borrower, which if not used in any fiscal year, may be carried forward to any fiscal calendar year, plus (iii) amounts received in respect of key man life insurance policy proceeds;

(d)    any person may make noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e)    any person may make distributions to minority shareholders of any subsidiary that is acquired pursuant to a Permitted Business Acquisition pursuant to appraisal or dissenters’ rights with respect to shares of such subsidiary held by such shareholders;

(f)    the Borrower or any Subsidiary may make payments of cash, or dividends, distributions or advances to allow such person to make payments of cash, in lieu of the issuance of fractional shares upon exercise of warrants or upon the conversion or exchange of Equity Interests of such person; provided, however, that the aggregate amount of such payments, dividends, distributions or advances shall not exceed $1,000,000; and

(g)    the Borrower may (x) declare and pay dividends to Holdings to enable Holdings to make payments or purchases in respect of the Existing Holdings Notes using the proceeds of issuances of 2017 Exchange Notes, (y) issue 2017 Exchange Notes in exchange for Existing Holdings Notes pursuant to the 2017 Exchange and (z) declare and pay dividends to Holdings to enable Holdings to pay accrued and unpaid interest with respect to Existing Holdings Notes in connection with the transactions described in clauses (x) and (y).

SECTION 6.07 Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is (i) otherwise expressly permitted (or required) with such Affiliates or holders under this Agreement or (ii) upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate; provided, that this clause (ii) shall not apply to (A) the indemnification of directors of Holdings, the Borrower or the Subsidiaries in accordance with customary practice or (B) to the extent otherwise permitted under this Agreement, and solely to the extent in the ordinary course of business or consistent with past practices (each of which shall not be prohibited by this Section 6.07), the following:

(i)    any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, deferred compensation agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Holdings;

(ii)    [reserved];

(iii)    transactions among the Borrower and the Loan Parties (other than Holdings) and transactions among the Loan Parties (other than Holdings);

(iv)    the payment of fees and indemnities to directors, officers, employees and consultants of Holdings, the Borrower and the Subsidiaries in the ordinary course of business;

(v)    the existence of, or the performance by the Borrower or any of its Subsidiaries of its obligations under the terms of, the Transaction Documents, agreements set forth on Schedule 6.07 and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (v) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date;

(vi)    transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions, as described herein or contemplated by the Transaction Documents;

(vii)    any employment agreements entered into by Holdings, the Borrower or any of the Subsidiaries in the ordinary course of business;

(viii)    transactions permitted by, and complying with, the provisions of, Section 6.04;

(ix)    transactions permitted by, and complying with, the provisions of, Section 6.05;

(x)    transactions permitted by, and complying with the provisions of, Section 6.06;

(xi)    any purchase by any director, officer, employee or consultant of the Borrower or Holdings of Equity Interests of Holdings or any contribution by Holdings to, or purchases of, equity capital of the Borrower; provided that any Equity Interests of the Borrower shall be pledged to the Administrative Agent on behalf of the Lenders pursuant to the Collateral Agreement;

(xii)    [reserved;]

(xiii)    payments or loans (or cancellation of loans) to employees or consultants that are (A) approved by a majority of the Board of Directors or the managing member of the Borrower in good faith, (B) made in compliance with applicable law and (C) otherwise permitted under this Agreement;

(xiv)    transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice;

(xv)    any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower and Holdings from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate;

(xvi)    ~~transactions contemplated by the Second Lien Commitment Letter and the Second Lien Facility~~[reservedl;

(xvii)    transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Subsidiaries;

(xviii)    transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice;

(xix)    transactions between Holdings, the Borrower or any of its Subsidiaries and any person that is an Affiliate solely by virtue of having a director who is also a director of Holdings, the Borrower or any direct or indirect parent company of the Borrower, provided, however, that such director abstains from voting as a director of Holdings or the Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other person;

(xx)    intercompany transactions for the purpose of improving the consolidated tax efficiency of the Borrower and the Subsidiaries;

(xxi)    the termination of management agreements and payments in connection therewith at the net present value of future payments;

(xxii)    transactions among the Borrower and its Subsidiaries that are not prohibited under this Agreement in the ordinary course of business;

(xxiii)    entering into tax sharing agreements or arrangements approved by the Board of Directors of Holdings or the Borrower, provided that any payments thereunder are permitted by Section 6.06;

(xxiv)    any agreements or arrangements between a third party and an Affiliate of the Borrower that are acquired or assumed by the Borrower or any Subsidiary in connection with an acquisition or merger of such third party (or assets of such third party) by or with the Borrower or any Subsidiary; provided, that (A) such acquisition or merger is permitted under this Agreement and (B) such agreements or arrangements are not entered into in contemplation of such acquisition or merger or otherwise for the purpose of avoiding the restrictions imposed by this Section 6.07; and

(xxv)    any contribution to the capital of the Borrower by Holdings.

SECTION 6.08 Business of Holdings, the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than:

(a)    in the case of the Borrower and any Subsidiary, (i) any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, (ii) any business or business activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including the consummation of the Transactions, (iii) any business or business activity that the senior management of the Borrower deems beneficial for the Borrower or such Subsidiary or (iv) any business or business activity of any person acquired pursuant to a Permitted Business Acquisition provided that such Permitted Business Acquisition was in a Similar Business; and

(b)    in the case of Holdings, (i) ownership of the Equity Interests in the Borrower together with activities directly related thereto, and (A) Holdings shall own no assets other than such Equity Interests, its books and records, deposit accounts of Holdings existing prior to the Closing Date, any replacement deposit accounts or additional deposit accounts entered into in the ordinary course of Holdings’ business, all cash deposits held therein, and cash paid to Holdings in accordance with the terms hereof, and (B) Holdings shall not grant a Lien on any of its assets other than Liens created pursuant to the Loan Documents, Liens created pursuant to the security agreements relating to ~~the Second Lien Facility~~ Indebtedness incurred pursuant to Section 6,01(k) (subject to the Junior Lien Intercreditor and Subordination Agreement), and ordinary course Liens incurred under customary deposit account agreements entered into by Holdings with respect to deposit accounts existing prior to the Closing Date (and any replacement deposit accounts entered into in the ordinary course of Holdings’ business); (ii) performance of its obligations under and in connection with the Loan Documents, ~~the Second Lien Facility~~any Indebtedness incurred pursuant to Section 6.01(k), the New Notes, the 2017 Exchange Notes~~,~~ and any Permitted Refinancing Indebtedness in respect of the Loan Documents or the ~~2017 Exchange Notes, and the Existing Holdings~~New Notes; (iii) issuance of Equity Interests and activities related thereto; (iv) as otherwise required by law; and (v) holding any cash received in accordance with the terms hereof and investing such proceeds in Permitted Investments.

SECTION 6.09 Limitation on Modifications and Payments of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. (a) Amend or modify in any manner materially adverse to the Lenders the articles or certificate of incorporation or by-laws or limited liability company operating agreement or other Organizational Documents of the Borrower or any of the Subsidiaries.

(b)    (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Indebtedness (or any Permitted Refinancing Indebtedness in respect of the foregoing) or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Indebtedness (or any Permitted Refinancing Indebtedness in respect of the foregoing) (collectively, a “Junior Indebtedness Payment), except for (A) Refinancing with Permitted Refinancing Indebtedness in respect thereof permitted by Section 6.01, (B) payments of regularly scheduled interest, other than (x) payments in respect of the Indebtedness subordinated in right of payment to the Obligations prohibited by the subordination provisions thereof, (y) cash payments of interest with respect to the 2017 Exchange Notes, which shall only be permitted if, (I) the pro forma

Senior Secured Leverage Ratio immediately after giving effect to such cash payment of interest is less than or equal to 4.375 to 1.00 (such ratio being calculated, solely for purposes of this clause, based on the most recently available internally generated financials for the Borrower and its subsidiaries), (II) (i) if all interest due is paid in cash, the Consolidated Fixed Charge Coverage Ratio immediately after giving effect to such cash payment of interest, is greater than or equal to 1.375 to 1.00 on a pro forma basis after giving effect to such payment (such ratio being calculated, solely for purposes of this clause, based on the most recently available internally generated financials for the Borrower and its subsidiaries), or (ii) if paid partially in cash and partially as paid-in-kind interest, the Consolidated Fixed Charge Coverage Ratio immediately after giving effect to such cash payment of interest is greater than or equal to 1.25 to 1.00 but less than 1.375 to 1.00 on a pro form basis after giving effect to such payment (such ratio being calculated, solely for purposes of this clause, based on the most recently available internally generated financials for the Borrower and its subsidiaries) and (III) the Average Liquidity calculated as of the record date for such interest payment minus the contemplated amount of the cash interest payment shall be greater than or equal to $80,000,000, and (z) payments of interest in cash or other property of the Loan Parties and their Subsidiaries with respect to the ~~Second Lien Facility~~New Notes or any ~~other~~ indebtedness incurred pursuant to Section 6.01(k), other than payments in kind, (C) to the extent this Agreement is then in effect, principal on the scheduled maturity date thereof, subject to any subordination provisions applicable thereto, (D) ~~purchases, redemptions, retirement, acquisition, cancellation or termination of any Affinion Investments Notes, Extended Senior Subordinated Notes and Senior Notes (I) solely with the proceeds of the issuance of 2017 Exchange Notes, (II) in exchange for 2017 Exchange Notes and (III) with other cash of the Borrower and its Subsidiaries to pay accrued and unpaid interest with respect to any Affinion Investments Notes, Extended Senior Subordinated Notes or Senior Notes, in connection with the transactions described in clauses (I) and (Il)~~[reserved], and (E) purchases, redemptions, retirement, acquisition, cancellation or termination of Junior Indebtedness with the proceeds of contributions to common capital, or issuances of Equity Interests of, Holdings, conversion of Junior Indebtedness to Equity Interests of Holdings or exchange of Junior Indebtedness for Equity Interests of Holdings, in each case, other than Disqualified Stock of Holdings ~~(including, for the avoidance of doubt, any offsetting of amounts outstanding under the Second Lien Facility against the exercise price of warrants issued to lenders under the Second Lien Facility)~~;

(ii)    Amend or modify, or permit the amendment or modification of, any provision of any Junior Indebtedness documentation (and any Permitted Refinancing Indebtedness in respect of the foregoing), or any agreement relating thereto, other than amendments or modifications that (A) are not in any manner materially adverse to Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders ~~(provided that amending the Second Lien Commitment Letter or Second Lien Facility or any other instrument or document governing Indebtedness incurred pursuant to Section 6.01(k) to permit any payments in cash or other property of the Loan Parties or their Subsidiaries, with respect to interest, other than payments in kind, or to otherwise increase the yield thereof (it being understood that modifications to the terms of warrants issued to lenders under such Indebtedness shall not be deemed a modification to yield as long as such warrants are not for Disqualified Stock) shall be~~

~~deemed materially adverse to the Lenders)~~ and (B) to the extent applicable, otherwise comply with the definition of “Permitted Refinancing Indebtedness.”

(c)    Enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances by any Material Subsidiary to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by Holdings, the Borrower or any Loan Party, or any Subsidiary required to be a Loan Party, pursuant to the Security Documents, in each case, other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A)    (I) restrictions imposed by applicable law, (II) restrictions on the payment of dividends and distributions and the making of cash advances, contractual or otherwise, imposed on Insurance Subsidiaries, and (III) restrictions on the pledge of the direct Equity Interests of Insurance Subsidiaries under applicable laws;

(B)    contractual encumbrances or restrictions (1) in effect on the Closing Date with respect to Liens permitted under Section 6.02(a) or as otherwise disclosed on Schedule 6.09(c), (2) pursuant to the 2017 Exchange Notes Documents, (3) pursuant to documentation related to any Indebtedness permitted pursuant to Section 6.01 as long as such encumbrances or restrictions are no more restrictive, taken as a whole, than those contained in this Agreement, (4) [reserved], or (5) pursuant to documentation related to any permitted renewal, extension or refinancing of any Indebtedness described in clauses (1) and (2) that does not expand the scope of any such encumbrance or restriction or make such restriction more onerous;

(C)    any restriction on the Equity Interests or assets of a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of such Equity Interests or assets permitted under Section 6.05 pending the closing of such sale or disposition;

(D)    customary provisions in joint venture agreements and other similar agreements applicable to the assets of, or the Equity Interests in, joint ventures entered into in the ordinary course of business;

(E)    other than with respect to Holdings, any restrictions imposed by any agreement relating to Indebtedness permitted by Section 6.01 and secured by a Lien permitted by Section 6.02 to secure such Indebtedness to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F)    customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(G)    customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(H)    customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(I)    customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.05 applicable to the asset to be sold pending the consummation of such sale;

(J)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(K)    customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions on the property subject to such lease; or

(L)    any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary and such restriction does not apply to the Borrower or any other Material Subsidiary or any of their respective assets.

SECTION 6.10 Financial Maintenance Covenants. Beginning with the fiscal quarter ending on ~~June~~September 30, ~~2017~~2020, except with the written consent of the Required Lenders, permit:

(a)    the ~~Total~~Senior Secured Leverage Ratio on the last day of any fiscal quarter to exceed the ratios set forth below:

Fiscal Quarter End Date	~~Total~~Senior Secured Leverage Ratio
~~June 30, 2017~~	~~7.500:1.000~~
~~September 30, 2017~~	~~7.500:1.000~~
~~December 31,2017~~	~~7.500:1.000~~
~~March 31, 2018~~	~~7.250:1.000~~
~~June 30, 2018~~	~~7.000:1.000~~
~~September 30, 2018~~	~~6.750:1.000~~
~~December 31, 2018~~	~~6.500:1.000~~
~~March 31, 2019~~	~~6.375:1.000~~
~~June 30, 2019~~	~~6.250:1.000~~
~~September 30, 2019~~	~~6.000:1.000~~
~~December 31,2019~~	~~5.875:1.000~~
~~March 31, 2020~~	~~5.750:1.000~~
~~June~~September 30, 2020	~~5.750:1.000~~10.75 to 1.00
~~September 30, 2020~~	~~5.500:1.000~~
December 31, 2020	~~5.500:1.000~~10.75 to 1.00
March 31, 2021	~~5.250:1.000~~10.75 to 1.00

Fiscal Quarter End Date	~~Total~~Senior Secured Leverage Ratio
June 30, 2021	~~5.000:1.000~~10.50 to 1.00
September 30, 2021	~~5.000:1.000~~10.50 to 1.00
December 31, 2021	~~4.750:1.000~~10.25 to 1.00
March 31, 2022 ~~and thereafter~~	~~4.500:1.000~~10.25 to 1.00

~~(b)    the Consolidated Fixed Charge Coverage Ratio on the last day of any fiscal quarter to be less than the ratios set forth below:~~

~~Fiscal Quarter End Date~~	~~Consolidated Fixed Charge Coverage Ratio~~
June 30, ~~2017~~2022	10.25 to 1.00~~0:1.000~~
~~September 30, 2017~~	~~1.000:1.000~~
~~December 31,2017~~	~~1.000:1.000~~
~~March 31, 2018~~	~~1.000:1.000~~
~~June 30, 2018~~	~~1.000:1.000~~
September 30, ~~2018~~2022	~~1.075:1.000~~10.25 to 1.00
December 31, ~~2018~~2022	~~1.100:1.000~~10.00 to 1.00
~~March 31, 2019~~	~~1.100:1.000~~
~~June 30, 2019~~	~~1.100:1.000~~
~~September 30, 2019~~	~~1.100:1.000~~
~~December 31,2019~~	~~1.050:1.000~~
~~March 31, 2020~~	~~1.050:1.000~~
~~June 30, 2020~~	~~1.050:1.000~~
~~September 30, 2020~~	~~1.000:1.000~~
~~December 31, 2020~~	~~1.000:1.000~~
March 31, ~~2024~~2023	9.75 to 1.00~~0:1.000~~
June 30, ~~2024~~2023	9.50 to 1.00~~0:1.000~~
September 30, ~~2021~~2023	9.25 to 1.00~~0:1.000~~
December 31, ~~2021~~2023 and thereafter	9.00 to 1.00~~0:1.000~~
~~March 31, 2022 and thereafter~~	~~1.000:1.000~~

(b)     [Reserved.]

SECTION 6.11 Limitations on Change in Fiscal Periods. Allow the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

SECTION 6.12 Swap Agreements. Enter into any Swap Agreement other than (a) non-speculative Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities (including currency risks), and (b) non-speculative Swap Agreements entered into in the ordinary course of business in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings, the Borrower or any Subsidiary.

ARTICLE VII

Events of Default

SECTION 7.01 Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a)    any representation or warranty made or deemed made by the Borrower or any other Loan Party in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by the Borrower or any other Loan Party;

(b)    default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)    default shall be made in the payment of any interest on any Loan or on any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)    any default shall be made in the due observance or performance by the Borrower of any covenant or agreement contained in Section 5.01(a) (with respect to the Borrower), 5.05(a), 5.09 or in Article VI;

(e)    default shall be made in the due observance or performance by the Borrower or any Loan Party of (x) any covenant or agreement contained in Section 5.04 and such default shall continue unremedied for a period of 5 days after notice thereof from the Administrative Agent to the Borrower or (y) any covenant or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above and clause (x) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(f)    (i) any event or condition occurs that (a) results in any Material Indebtedness becoming due prior to its scheduled maturity or (b) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) Holdings, the Borrower or any Subsidiary shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided, that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g)    there shall have occurred a Change in Control;

(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any of its subsidiaries, or of a substantial part of the property or assets of Holdings, the Borrower or any of its subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, moratorium, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of its subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any of its subsidiaries or (iii) the winding-up or liquidation of Holdings, the Borrower or any of its subsidiaries (except, in the case of any subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    Holdings, the Borrower or any of its subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, moratorium, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of its subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any of its subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)    the failure by Holdings, the Borrower or any Loan Party or any Material Subsidiary to pay one or more final judgments aggregating in excess of $16,500,000, which judgments are not discharged or effectively waived or stayed for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

(k)    (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan, (iii) the Borrower, a Subsidiary or any ERISA Affiliate shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan or (iv) any other event or condition shall occur or exist with respect to a Plan or a Multiemployer Plan; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(l)    (i) any Loan Document shall for any reason be asserted in writing by Holdings, the Borrower or any Loan Party (or, in the case of any Security Document with respect to the pledge of Equity Interests of the Borrower, the pledgor thereunder) not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to the Borrower and the Loan Parties on a consolidated basis or the Equity Interests of the Borrower, shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party (or, in the case of any Security Document with respect to the pledge of Equity Interests of the Borrower, the pledgor thereunder) not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or Collateral owned by Foreign Subsidiary Loan Parties or the application thereof, or from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement, or to file Uniform Commercial Code continuation statements or take the actions described on Schedule 3.04 and except to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, or (iii) the Guarantees pursuant to the Security Documents by Holdings, the Borrower or any material Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings, the Borrower or any Loan Party not to be in effect or not to be legal, valid and binding obligations;

(m)    the Obligations shall fail to constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the Affinion Investments Notes; or

(n)    any Junior Indebtedness or any guarantees thereof that is subordinated in right of payment to the Obligations, shall cease for any reason to be validly subordinated to the Obligations as provided in the documentation governing such Junior Indebtedness or any Loan Party shall contest the subordination of any Junior Indebtedness or any guarantees thereof;

then, and in every such event (other than an event with respect to any Loan Party described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans then outstanding so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document constituting Obligations, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) demand Cash Collateral pursuant to Section 2.22; and in any event with respect to any Loan Party described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document constituting Obligations, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.22, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02 Exclusion of Certain Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (h), (i) or (j) of Section 7.01, any reference in any such clause to any subsidiary shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstance referred to in any such clause.

ARTICLE VIII

The Agents

SECTION 8.01 Appointment and Authority. (a) Each of the Lenders and each Issuing Bank hereby irrevocably appoints HPS Investment Partners, LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b)    The Administrative Agent shall also act as the “Collateral Agent” under the Loan Documents, and each of the Lenders and the Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “Collateral Agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.04(d), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c)    With respect to Foreign Security Documents governed by Swiss law (“Swiss Security”), the Collateral Agent shall:

(i)    hold and administer any non-accessory Swiss Security (nicht-akzessorische Schweizer Sicherheiten) as indirect representative (indirekter Stellvertreter) in its own name but on behalf and for the benefit of the Agents, the Administrative Agent and the Lenders; and

(ii)    hold and administer any accessory Swiss Security (akzessorische Schweizer Sicherheiten) (e.g. a right of pledge) (a “Swiss Accessory Security”) for itself and as direct representative (direkter Stellvertreter) in the name and on behalf of the Agents, the Administrative Agent and the Lenders.

(d)    The Administrative Agent and each Agent and Lender hereby appoints the Collateral Agent as its direct representative (direkter Stellvertreter) and authorizes the Collateral Agent (whether or not by or through employees or agents):

(i)    to accept, execute and deliver in its name and on its behalf as its direct representative (direkter Stellvertreter) any Foreign Security Documents creating a Swiss Accessory Security;

(ii)    to accept, execute and deliver in its name and on its behalf as its direct representative (direkter Stellvertreter) any amendments, confirmations and/or alterations to any Foreign Security Documents creating a Swiss Accessory Security and to administer, exercise such rights, remedies, powers and discretions as are delegated to or conferred upon the Collateral Agent thereunder together with such powers and discretions as are reasonably incidental thereto; and

(iii)    to take such other action in its name and on its behalf as its direct representative (direkter Stellvertreter) as may from time to time be authorized under or in accordance with the Loan Documents.

(iv)    The Administrative Agent and each Agent and Lender hereby ratifies and approves all acts and declarations previously done by the Collateral Agent on its behalf.

SECTION 8.02 Rights as a Lender. (a) The person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as the Administrative Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents or that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.01 and 9.09) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or an Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or an Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06 Resignation of the Administrative Agent and the Collateral Agent. (a) The Administrative Agent and/or Collateral Agent may at any time give to the Lenders, the Issuing Banks and the Borrower notice of its resignation as Administrative Agent and/or Collateral Agent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, and the Administrative Agent and/or Collateral Agent, as applicable further agrees that for the 30 day period immediately following its notice of resignation, it will not appoint a successor unless the Borrower shall have consented to such successor, such consent not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent and/or Collateral Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent and/or Collateral Agent meeting the qualifications set forth above; provided that if the Administrative Agent and/or Collateral Agent shall notify the Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent and/or Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except in its capacity as Collateral Agent holding collateral security on behalf of any Secured Parties, it shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Banks directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent and/or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and/or Collateral Agent, and the retiring Administrative Agent and/or Collateral shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent and/or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s and/or Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent and/or Collateral Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent and/or Collateral Agent was acting as Administrative Agent and/or Collateral Agent.

(b) Any resignation by HPS Investment Partners, LLC as Administrative Agent pursuant to this Section shall also constitute its resignation (and the resignation of any HPS Lender) as an Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank(s) and Swingline Lender(s), (b) the retiring the Swingline Lender(s) shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents, and (c) at the sole election of the retiring Administrative Agent, in its capacity as an Issuing Bank, either (i) the retiring Administrative Agent, in its capacity as an Issuing Bank, shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents, and the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit or (ii) the retiring Administrative Agent, in its capacity as an Issuing Bank, shall remain party to this Agreement as an Issuing Bank, and in such capacity shall continue to have all of the rights and obligations of an “Issuing Bank” under this Agreement and the other Loan Documents with respect to each Letter of Credit previously issued by such Issuing Bank and outstanding at the time of its resignation as Administrative Agent (including, without limitation, the right to receive Issuing Bank Fees pursuant to Section 2.12(b)), but shall not be required to issue any new (or renew or extend any existing) Letters of Credit.

SECTION 8.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Banks acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder

SECTION 8.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Lead Arranger or Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuing Bank hereunder.

SECTION 8.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Borrowing shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.12 and 9.05) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Banks to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Banks any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Banks to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Banks in any such proceeding.

SECTION 8.10 Collateral Matters. (a) (i) The Lenders and the Issuing Banks irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Collateral Agent and the Issuing Banks shall have been made), (B) that is sold or to be sold to a party that is not a Loan Party as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (C) subject to Section 9.09, if approved, authorized or ratified in writing by the Required Lenders.

(ii) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clauses (i) or (j) of Section 6.02.

(b) The Lenders and the Issuing Banks irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any guarantor from its obligations under the Guaranty Agreement and the other Security Documents if such person ceases to be a Loan Party as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, each of the Required Lenders will confirm in writing the Administrative Agent’s or Collateral Agent’s, as applicable, authority to release or subordinate its interest in particular types or items of property, or to release any guarantor from its obligations under the Guarantee and the other Security Documents.

(c)    The Lenders (i) irrevocably agree that they will be bound by and will take no actions contrary to the provisions of any Junior Lien Intercreditor and Subordination Agreement and (ii) authorize and instruct the Administrative Agent and Collateral Agent to enter into any Junior Lien Intercreditor and Subordination Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of Indebtedness pursuant to Section 6.01, in order to permit such Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower or relevant Subsidiary, to the extent such priority is permitted by Section 6.02 and the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

SECTION 8.11 Withholding Tax. To the extent required by any applicable laws (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender or under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payment in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.11. The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to any Loan Party, to its address set forth on Schedule 9.01(a)(i);

(ii)    if to the Administrative Agent or Collateral Agent, to the applicable address as set forth on Schedule 9.01(a)(ii) and including copies to any sub-agents as set forth therein; and

(iii)    if to the Swingline Lender (if any) or Issuing Bank (if any), to it at the address or telecopy number set forth separately in writing.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)    Notices and other communications to the Lenders and each Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or any Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d)    Each of the Borrower, the Administrative Agent, each Issuing Bank and each Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each Issuing Bank and each Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to the Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)    The Administrative Agent, each Issuing Bank and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower and the other Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

SECTION 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, each Issuing Bank, the Administrative Agent and each Lender and their respective permitted successors and assigns.

SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this Section 9.04(b), participations in Letter of Credit obligations and in Swingline Loans) at the time owing to it) with the prior written consent of:

(A)    the Borrower (such consent not to be unreasonably withheld or delayed); provided, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other person or in connection with the initial syndication of the Loans; provided, that any liability of the Borrower to an assignee that is an Approved Fund or affiliate of the assigning Lender under Section 2.15 or 2.17 shall be limited to the amount, if any, that would have been payable hereunder by the Borrower in the absence of such assignment; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten days after having received notice thereof;

(B)    the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of in the case of a Term Loan, all or any portion of such Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund of such Lender; and

(C)    the Swingline Lenders and the Issuing Banks; provided, that the consent of the Swingline Lenders and the Issuing Banks shall not be required if such assignment is an assignment of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under a given Tranche, the amount of the Commitments or Loans of the assigning Lender under a given Tranche subject to each such assignment (as of the date such Assignment and Acceptance is recorded in the Register by the Administrative Agent) shall not be less than (x) $1,000,000 in respect of Term Loans, and (y) $5,000,000 in respect of the Revolving Facility Loans, unless each of the Borrower and the Administrative Agent otherwise consent; provided that simultaneous assignments to two or more Related Funds or by two or more Related Funds to a single Assignee shall be treated as one assignment for purposes of the minimum assignment requirement, and shall be in an amount that is an integral multiple of $1,000,000 (or the entire remaining amount of such Lender’s Commitment);

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (which may be waived or reduced at the Administrative Agent’s sole discretion); provided, that (i) assignments pursuant to Section 2.19 shall not require the signature of the assigning Lender to become effective and (ii) any such processing and recordation fee in connection with assignments pursuant to Section 2.19 shall be paid by the Borrower or the assignee;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all documentation and other information with respect to the assignee that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, including any tax forms required to be provided pursuant to Section 2.17(g); and

(D) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance (which shall be the date of such recordation) the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States of America a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, all documents required under Section 9.04(b)(ii)(C) (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this paragraph, provided that for the avoidance of doubt, the date that is the later of (i) the trade date specified (if any) in the Assignment and Assumption and (ii) the day such Assignment and Assumption has been recorded in the Register shall be the effective date of the assignment.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a natural person, or the Borrower or any of the Affiliated Lenders) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 9.04(a)(i) or clause (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 9.09(b) and (2) directly affects such Participant and (y) no other agreement with respect to such Participant may exist between such Lender and such Participant.

(ii) The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(g) (it being understood that the documentation required under Section 2.17(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.16 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document)

to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.l03-l(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may, without the consent of the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, at its expense and upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) [Reserved].

(g) Notwithstanding the foregoing, no assignment may be made or participation sold to (i) a natural person, (ii) an Ineligible Institution without the prior written consent of the Borrower, (iii) any Defaulting Lender or any of its subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (iii) or (iv) any Affiliated Lenders, except as provided in section (h) below. Upon the request of any Lender, the Administrative Agent shall inform such Lender as to whether an actual proposed Participant or Assignee is an Ineligible Institution.

(h) Assignments to Affiliated Lenders. Notwithstanding anything in this Agreement to the contrary, any Term Lender may, at any time, assign all or a portion of its Term Loans on a non-pro rata basis to an Affiliated Lender, subject to the following limitations:

(i) In connection with an assignment to an Affiliated Lender, (A) the Affiliated Lender shall have identified itself in writing as an Affiliated Lender to the assigning Term Lender and the Administrative Agent prior to the execution of such assignment and (B) the Affiliated Lender shall be deemed to have represented and warranted to the assigning Term Lender and the Administrative Agent that the requirements set forth in this Section 9.04(h)(i) and Section 9.04(h)(iv) below shall have been satisfied upon consummation of the applicable assignment;

(ii) Affiliated Lenders will not (A) have the right to receive information, reports or other materials provided solely to Lenders by the Administrative Agent and/or the Collateral Agent or any other Lender, except to the extent made available to the Borrower, (B) attend or participate in meetings attended solely by the Lenders and the Administrative Agent and/or the Collateral Agent or (C) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent, the Collateral Agent or the Lenders;

(iii) (A) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) under, this Agreement or any other Loan Document, each Affiliated Lender will be deemed to have consented in the same proportion as the Term Lenders that are not Affiliated Lenders consented to such matter, unless such matter requires the consent of all or all affected Lenders and adversely affects such Affiliated Lender more than other Term Lenders in any material respect, (B) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Bankruptcy Plan”), each Affiliated Lender hereby agrees (x) not to vote on such Bankruptcy Plan, (y) if such Affiliated Lender does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (x), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (z) not to contest any request by any party for a determination by a court of competent jurisdiction effectuating the foregoing clause (y), in each case under this clause (B) unless such Bankruptcy Plan adversely affects such Affiliated Lender more than other Term Lenders in any material respect and (C) each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliate of the Borrower’s attorney-in-fact, with full authority in the place and stead of such Affiliate of the Borrower and in the name of such Affiliated Lender (solely in respect of Term Loans held by such Affiliated Lender and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary or appropriate to carry out the provisions of this Section 9.04(h)(iii), including to ensure that any vote of such Affiliated Lender on any Bankruptcy Plan is withdrawn or otherwise not counted;

(iv) the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders may not exceed 25% of the aggregate outstanding principal amount of Term Loans;

(v) the Affiliated Lender will not be entitled to bring actions against the Administrative Agent or the Collateral Agent, in its role as such, or receive advice of counsel or other advisors to the Administrative Agent, the Collateral Agent or any Lender or challenge the attorney-client privilege of their respective counsel; and

(vi) the Loans held by any Affiliated Lenders in the aggregate shall not account for more than 49.9% of the amounts included in determining whether the Required Lenders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document.

Each Affiliated Lender that is a Term Lender hereunder agrees to comply with the terms of this Section 9.04(h) (notwithstanding that it may be granted access to the Platform or any other electronic site established for the Lenders by the Administrative Agent), and each Affiliated Lenders agrees that in any subsequent assignment of all or any portion of its Term Loans it shall identify itself in writing to the assignee as an Affiliated Lender prior to the execution of such assignment.

(i) Resignation as an Issuing Bank or a Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time an Issuing Bank or Swingline Lender assigns all of its Revolving Facility Commitment and Revolving Facility Loans pursuant to Section 9.04(b), such Issuing Bank or Swingline Lender may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as an Issuing Bank and/or (ii) upon 30 days’ notice to the Borrower, resign as a Swingline Lender. In the event of any such resignation as an Issuing Bank or a Swingline Lender, the Borrower shall be entitled to appoint from among the Revolving Facility Lenders a successor Issuing Bank or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such Issuing Bank as an Issuing Bank or Swingline Lender as a Swingline Lender, as the case may be. If such Issuing Bank resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all unreimbursed L/C Disbursements with respect thereto (including the right to require the Lenders to make ABR Loans or fund risk participations in unreimbursed amounts pursuant to Section 2.05(c)). If such Swingline Lender resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(b). Upon the appointment of a successor Issuing Bank and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of a retiring Issuing Bank or Swingline Lender, as the case may be, and (b) the successor Issuing Banks shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning Issuing Bank to effectively assume the obligations of such Issuing Bank with respect to such Letters of Credit.

SECTION 9.05 Expenses; Indemnity. (a) The Borrower agrees to pay (i) all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent and its Affiliates in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution and delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) (including reasonable fees, charges and disbursements of counsel for the Administrative Agent), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender and each Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Bank), in connection with the enforcement or protection of their rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or the Letters of Credit issued hereunder, including all such out-of-pocket costs incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that, the Borrower’s obligations under this Section 9.05(a) for fees and expenses of legal counsel shall be limited to fees and expenses of (x) one primary outside legal counsel for all persons described in clauses (i) through (ii) above, taken as a whole, (y) in the case of any actual or perceived conflict of interest, one outside legal counsel for each group of affected Persons similarly situated, taken as a whole, in each appropriate jurisdiction and (z) if necessary, one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions).

(b) The Borrower shall indemnify the Administrative Agent, Lead Arranger, the Agents, each Issuing Bank, each Lender, their respective Affiliates and each of their respective directors, trustees, officers, employees and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related costs and expenses, including reasonable counsel fees, charges and disbursements (except the allocated costs of in-house counsel and limited to the fees and expenses of (x) one primary outside legal counsel to the Indemnitees, taken as a whole, (y) in the case of any actual or perceived conflict of interest, one outside legal counsel for each group of affected Persons similarly situated, taken as a whole, in each appropriate jurisdiction and (z) if necessary, one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party, by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are (x) determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment, satisfaction and discharge of any of the Obligations, the resignation of the Administrative Agent or any Issuing Bank or any Swingline Lender, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable no later than ten Business Days after written demand therefor, accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested. This Section 9.05(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction

(d) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the applicable Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the applicable Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or applicable Issuing Bank in connection with such capacity. The obligations of the Lenders under this subsection (d) are subject to the provisions of Section 2.18(f).

SECTION 9.06 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings, the Borrower or any other Subsidiary against any of and all the obligations of Holdings or the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided, that in the event that any

Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

SECTION 9.07 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender, or the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent or the Collateral Agent, as applicable, upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent or the Collateral Agent (as applicable), plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

SECTION 9.08 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.09 Waivers; Amendment. (a) None of the Arranger, the Agents or the Lenders shall by any act (except by a written instrument pursuant to clause (b) below), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Arranger, Agent or Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Arranger, Agent or Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Arranger, Agent or Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, ~~or~~except (x) in the case of this

Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement without the prior written consent of each Lender directly affected thereby; provided that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory prepayment or reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender or a decrease of fees of any Lender),

(iii) extend, waive or reduce the amount of any scheduled installment of principal or extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender adversely affected thereby (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory prepayment or reduction in the aggregate Commitments shall not constitute an extension, waiver or reduction of the amount of a scheduled installment of principal or date of payment of interest or fees),

(iv) amend or modify the provisions of Section 2.18(b) or (c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, or require any Lender to make available Interest Periods longer than six months without its consent, without the prior written consent of the each Lender adversely affected thereby,

(v) amend or modify the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the applicable Loans and Commitments),

(vi) release all or substantially all the Collateral or release any of Holdings, the Borrower or any other Loan Party from its Guarantee under the Guaranty Agreement, unless, in the case of a Loan Party, all or substantially all of the Equity Interests of such Loan Party are sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender,

(vii) subordinate the Liens in favor of the Administrative Agent or Collateral Agent, as applicable, securing the Obligations, with respect to all or substantially all of the Collateral, without the prior written consent of each Lender,

(viii) effect any waiver, amendment or modification that by its terms adversely affects the rights of Lenders participating in any Class of Loans, as the case may be, differently from those of Lenders participating in another Class of Loans, without the consent of the Majority Lenders participating in the adversely affected Class (it being agreed that the Required Lenders, may waive, in whole or in part, any prepayment required by Section 2.11 so long as the application of any prepayment still required to be made is not changed), and

(ix) effect any waiver, amendment or modification of Section 5.4 of the Collateral Agreement, or any comparable provision of any other Security Document, in a manner that materially adversely affects the rights in respect of payments or collateral of Lenders, without the consent of each Lender so affected;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, a Swingline Lender or an Issuing Bank hereunder without the prior written consent of the Administrative Agent, such Swingline Lender or such Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.09 and any consent by any Lender pursuant to this Section 9.09 shall bind any Assignee of such Lender.

(c) Without the consent of any Lender, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any other waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(e) Subject to the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of Required Lenders.

(f) Notwithstanding anything to the contrary contained in this Section 9.09, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all or a portion of the outstanding Term Loans of any Class (“Refinanced Term Loans”) with one or more tranches of replacement term loans (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus accrued interest, fees, expenses and premium), (b) the Effective Yield for such Replacement Term Loans shall not be higher than the Effective Yield for such Refinanced Term Loans, unless the final stated maturity of such Replacement Term Loans is at least one year later than the final stated maturity of such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans, at the time of such refinancing (except by virtue of amortization or prepayment of the Refinanced Term Loans prior to the time of such incurrence), (d) any Replacement Term Loans have a final stated maturity equal to or later than the final stated maturity date of the Refinanced Term Loans at the time of such refinancing, (e) any Replacement Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory prepayment made by the Borrower pursuant to Section 2.11 with any Class of Term Loans that ranks pari passu as to security with such Replacement Term Loans (and junior basis as to any Class of Term Loans that ranks senior as to security with such Replacement Term Loans) and (f) all other terms applicable to such Replacement Term Loans (excluding pricing, interest, fees, rate floors, call, premiums and maturity date, subject to preceding clauses (b), (c) and (d)) shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date in effect immediately prior to such refinancing.

(g) Notwithstanding anything to the contrary contained in this Section 9.09, if at any time after Closing Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

(h) Notwithstanding anything to the contrary contained in this Section 9.09, any waiver, amendment or modification of this Agreement that (x) in the absence of this clause (h) would require the consent of the Required Lenders and (y) by its terms affects solely the rights, benefits, duties or obligations under this Agreement of one Class of Lenders and not any other Class of Lenders may, in each case, be effected by an agreement or agreements in writing entered into by the Borrower and Majority Lenders of such affected Class of Lenders (together with any other individual Lender directly affected thereby whose consent would be required by the first and second provisos appearing in Section 9.09(b)).

(i) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the Administrative Agent, the Borrower and the Revolving Facility Lenders shall be permitted to amend this Agreement in order to (i) add new or additional Issuing Banks and/or Swingline Lenders or to reflect that Letters of Credit may be issued by a Third Party LC Issuer, (ii) revise the Letter of Credit and Swingline provisions in this Agreement to accommodate the administrative or operational needs of such new or additional Issuing Bank, Third Party LC Issuer and/or Swingline Lenders, provided that (X) any such Issuing Banks and/or Swingline Lenders and any such revised provisions must be reasonably acceptable to the Administrative Agent and the Revolving Facility Lenders, and (Y) such amendments shall not be materially adverse to the Term Lenders, (iii) modify the required notice period for borrowing of Revolving Facility Loans and (iv) increase or decrease the L/C Commitment and Swingline Commitment amounts, provided that in no event shall such L/C Commitment or Swingline Commitment amounts exceed the Revolving Facility Commitment. Such amendment(s) shall become effective without any further action or consent of any other party to any Loan Document.

(j) Notwithstanding anything to the contrary contained in this Section 9.09, this Agreement and the other Loan Documents may be amended, restated, supplemented and/or otherwise modified with the written consent of the Administrative Agent, Holdings, the Borrower and the Required Lenders, in order to (i) increase the interest rate or yield applicable to the Credit Facilities, including by increasing the Applicable Margin or similar component of the interest rate, by modifying the method of computing interest applicable to the Credit Facilities (including by creating any new interest rate “floors”) or paying additional upfront fees, consent fees or original issue discount on or with respect to the Credit Facilities and (ii) increase a letter of credit, unused commitment, facility or utilization fee or other fees having similar effect under the Credit Facilities.

SECTION 9.10 Interest Rate Limitation. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable Requirements of Law, shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

SECTION 9.11 [Reserved].

SECTION 9.12 Entire Agreement. This Agreement and the other Loan Documents represent the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by the Arranger, any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

SECTION 9.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.14 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. Without limiting the foregoing provisions of this Section 9.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any Issuing Bank or Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile (or other electronic) transmission pursuant to procedures approved by the Administrative Agent shall be as effective as delivery of a manually signed original.

SECTION 9.16 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.17 Jurisdiction; Consent to Service of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Holdings, the Borrower or any other Loan Party or their properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.18 Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, the Borrower and the other Loan Parties furnished to it by or on behalf of Holdings, the Borrower or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.18 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.18), except: (a) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (b) as part of normal reporting or review procedures to Governmental Authorities or the National Association of Insurance Commissioners, (c) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.18), (d) in order to enforce its rights under any Loan Document in a legal proceeding, (e) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.18), (f) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section) or (g) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder.

SECTION 9.19 Direct Website Communications.

(a) Delivery. (i) Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Default or Event of Default under this Agreement or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document but only to the extent requested by the Administrative Agent. Nothing in this Section 9.19 shall prejudice the right of the Agents, the Lead Arranger or any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii) The Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address set forth in Section 9.01 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (a) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (b) that the foregoing notice may be sent to such e-mail address.

(b) Posting. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make the Communications available to the Lenders and each

Issuing Bank by posting the Communications on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such person’s securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Communications that may be distributed to the Public Lenders and that (w) all such Communications shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, each Issuing Bank and the Lenders to treat such Communications as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 9.18); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

(c) Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Bank or any other person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any Issuing Bank or any other person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

SECTION 9.20 Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets of any Loan Party (other than the Equity Interests of the Borrower) to a person that is not (and is not required to become) a Loan Party in a transaction permitted by this Agreement, then the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower and at the Borrower’s expense to release any Liens created by any Loan Document in respect of such assets or Equity interests, and, in the case of a disposition of the Equity Interests of any Loan Party in a transaction permitted by this Agreement and as a result of which such Loan Party would cease to be a Subsidiary, terminate such Loan Party’s obligations under the Guaranty Agreement, Collateral Agreement and any other applicable Security Document; provided that the release of any Subsidiary because it ceases to be a Wholly Owned Subsidiary shall constitute an Investment in an amount equal to the fair market value of the net assets of such relevant Subsidiary and such release shall only be permitted if such Investment of all such assets is permitted under Section 6.04 for such release to be permitted hereunder. In addition, the Administrative Agent agrees to take such actions as are reasonably requested by Holdings or the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than contingent indemnities and expense reimbursement obligations to the extent no claim therefor has been made) are paid in full and all Letters of Credit and Commitments are terminated. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of the Borrower shall no longer be deemed to be made once such Equity Interests or asset or subsidiary is so conveyed, sold, leased, assigned, transferred or disposed of.

SECTION 9.21 Power of Attorney. Each Lender (including each Swingline Lender) and each Issuing Bank hereby (i) authorizes the Administrative Agent as its agent and attorney-in-fact to execute and deliver, on behalf of and in the name of such Lender or Issuing Bank (or Affiliate), all and any Loan Documents (including Security Documents) and related documentation, (ii) authorizes the Administrative Agent to appoint any further agents or attorneys-in-fact to execute and deliver, or otherwise to act, on behalf of and in the name of the Administrative Agent for any such purpose and (iii) authorizes the Administrative Agent to delegate its powers under this power of attorney and to do any and all acts and to make and receive all declarations that are deemed necessary or appropriate to the Administrative Agent.

SECTION 9.22 PATRIOT Act Notice. Each Lender, each Issuing Bank, the Administrative Agent (for itself and not on behalf of any Lender) and the Collateral Agent hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address and taxpayer information number of each Loan Party and other information that will allow such Lender, such Issuing Bank, the Administrative Agent or the Collateral Agent, as applicable, to identify such Loan Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by any Lender, any Issuing Bank, the Administrative Agent or the Collateral Agent, provide all documentation and other information that such Lender, such Issuing Bank, the Administrative Agent or the Collateral Agent, as applicable, reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.

SECTION 9.23 No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arranger, and the other Agents are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger, and the other Agents, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Lead Arranger, and the other Agents each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other person and (B) neither the Administrative Agent, the Lead Arranger, nor any of the other Agents has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lead Arranger, and the other Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Lead Arranger, nor any of the other Agents has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Lead Arranger, and the other Agents with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.24 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AFFINION GROUP HOLDINGS, INC., as Holdings

By:
Name:
Title:

AFFINION GROUP, INC., as Borrower

By:
Name:
Title:

[Signature Page to Credit Agreement]

HPS INVESTMENT PARTNERS, LLC, as Administrative Agent and Collateral Agent

By:
Name:
Title:

[Signature Page to Credit Agreement]

[Lender signature pages on file with Administrative Agent]

[Signature Page to Credit Agreement]

Annex D-1

Form of Investor Warrant Agreement

[See Attached]

Annex D-1

Final Form

INVESTOR WARRANT AGREEMENT

This INVESTOR WARRANT AGREEMENT (this “Agreement”) is made as of [April] [    ], 2019, by and between AFFINION GROUP HOLDINGS, INC., a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York limited liability trust company (the “Warrant Agent”). Capitalized terms used herein but not otherwise defined shall have the meanings given them in Section 25 hereof.

RECITALS

WHEREAS, in connection with a recapitalization transaction, it is expected that AGHI Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), will merge with an into the Company (the “Merger”), with the Company as the surviving corporation in accordance with, and subject to the terms and conditions of, that certain Agreement and Plan of Merger, dated as of March 1, 2019, by and between the Company and Merger Sub (the “Merger Agreement”);

WHEREAS, as a result of the Merger, at the Effective Time (as defined in the Merger Agreement) of the Merger, all of the issued and outstanding common stock, par value $0.01 per share, of the Company (“Existing Company Common Stock”) will be converted into the right to receive Investor Warrants (the “Investor Warrants”) to purchase shares of common stock, par value $0.01 per share, of the surviving Company (“Common Stock”) on, and subject to, the terms and conditions set forth herein;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, exercise and cancellation of the Investor Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Investor Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the Holders (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Section 1. Appointment of the Warrant Agent. The Company hereby appoints the Warrant Agent to act as an agent for the Company for the Investor Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth herein.

Section 2. Investor Warrants.

(a) Form of Investor Warrant.

(i) Each Investor Warrant shall be issued in certificated form only in substantially the form attached as Exhibit A hereto, the provisions of which are incorporated herein, and shall be dated the date on which countersigned by the Warrant Agent, shall have such insertions as are appropriate or required or permitted by this Agreement and may have such letters, numbers or other marks of identification and such legends and endorsements typed, stamped, printed, lithographed or engraved thereon as the officers of the Company executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation pursuant thereto or with any rule or regulation of any securities exchange on which the Investor Warrants may be listed, or to conform to usage. In the event a Person whose facsimile signature has been placed upon any Investor Warrant shall have ceased to serve in the capacity in which such Person signed the Investor Warrant before such Investor Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

(ii) Pending the preparation of definitive certificates representing the Investor Warrants (“Warrant Certificates”), temporary Warrant Certificates may be issued, which may be printed, lithographed, typewritten, mimeographed or otherwise produced, and which will be substantially of the tenor of the definitive Warrant Certificates in lieu of which they are issued.

If temporary Warrant Certificates are issued, the Company will cause definitive Warrant Certificates to be prepared without unreasonable delay. After the preparation of definitive Warrant Certificates, the temporary Warrant Certificates shall be exchangeable for definitive Warrant Certificates evidencing Warrants of the same number and tenor upon surrender by the Holder of the temporary Warrant Certificates to the Warrant Agent at the office of the Warrant Agent, without charge to such Holder. Upon surrender for cancellation of any one or more temporary Warrant Certificates, the Company shall execute and the Warrant Agent shall countersign and deliver in exchange therefor Warrant Certificates of the same tenor and for a like aggregate number of Investor Warrants. Until so exchanged, the temporary Warrant Certificates shall in all respects be entitled to the same benefits under this Agreement as definitive Warrant Certificates.

(iii) Each Warrant Certificate representing Domestic Restricted Warrants shall bear legends in substantially the following form:

“THIS WARRANT AND THE SECURITIES TO BE ISSUED UPON ITS EXERCISE ARE SUBJECT TO THE PROVISIONS OF AN INVESTOR WARRANT AGREEMENT, DATED AS OF [APRIL] [ ], 2019, THE STOCKHOLDERS AGREEMENT, DATED AS OF [APRIL] [    ], 2019, AS AMENDED, AND THE CERTIFICATE OF INCORPORATION AND BY-LAWS OF AFFINION GROUP HOLDINGS, INC. (THE “COMPANY”), EACH

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AS MAY BE AMENDED FROM TIME TO TIME, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND EXERCISE SET FORTH THEREIN. COPIES OF THE INVESTOR WARRANT AGREEMENT, THE STOCKHOLDERS AGREEMENT, AND THE CERTIFICATE OF INCORPORATION AND BY-LAWS ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

THIS WARRANT AND THE SECURITIES TO BE ISSUED UPON ITS EXERCISE ARE NOT AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER ANY U.S. STATE OR FOREIGN SECURITIES LAWS, IN RELIANCE UPON APPLICABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND SUCH STATE AND FOREIGN SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE IN CONTRAVENTION OF THE 1933 ACT OR ANY U.S. STATE OR FOREIGN SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE (INCLUDING THE SECURITIES TO BE ISSUED UPON THE EXERCISE OF THIS WARRANT) MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE 1933 ACT AND ANY APPLICABLE U.S. STATE OR FOREIGN SECURITIES LAWS, OR A CERTIFICATE EXECUTED BY AN AUTHORIZED OFFICER OF THE TRANSFEREE ACCEPTABLE TO THE COMPANY CERTIFYING THAT NO SUCH REGISTRATION IS REQUIRED.”

(iv) Each Warrant Certificate representing Regulation S Warrants shall bear legends in substantially the following form:

“THIS WARRANT AND THE SECURITIES TO BE ISSUED UPON ITS EXERCISE ARE SUBJECT TO THE PROVISIONS OF AN INVESTOR WARRANT AGREEMENT, DATED AS OF [APRIL] [ ], 2019, THE STOCKHOLDERS AGREEMENT, DATED AS OF [APRIL] [    ], 2019, AS AMENDED, AND THE CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE COMPANY, EACH AS MAY BE AMENDED FROM TIME TO TIME, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND EXERCISE SET FORTH THEREIN. COPIES OF THE INVESTOR WARRANT AGREEMENT, STOCKHOLDERS AGREEMENT, AND THE CERTIFICATE OF INCORPORATION AND BY-LAWS ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

THIS WARRANT AND THE SECURITIES TO BE ISSUED UPON ITS EXERCISE HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) AND HAVE INSTEAD BEEN ISSUED IN RELIANCE ON REGULATION S PROMULGATED UNDER THE 1933 ACT. AS A RESULT, THE SECURITIES REPRESENTED BY THIS CERTIFICATE (INCLUDING THE

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SECURITIES TO BE ISSUED UPON THE EXERCISE OF THIS WARRANT) MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION. ANY HEDGING TRANSACTIONS INVOLVING THIS WARRANT OR THE SECURITIES TO BE ISSUED UPON ITS EXERCISE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. THE COMPANY WILL NOT REGISTER ANY TRANSFER OF THIS WARRANT OR THE SECURITIES TO BE ISSUED UPON ITS EXERCISE NOT MADE IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE 1933 ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. THE COMPANY MAY REQUIRE A CERTIFICATE EXECUTED BY AN AUTHORIZED OFFICER OF THE TRANSFEREE IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY CERTIFYING THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE 1933 ACT.”

(v) Each of the certificates representing the shares issued upon the exercise of a Domestic Restricted Warrant shall bear legends in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF THE STOCKHOLDERS AGREEMENT OF AFFINION GROUP HOLDINGS, INC. (THE “COMPANY”), DATED AS OF [APRIL] [    ], 2019, AS AMENDED, AND THE CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE COMPANY, EACH AS MAY BE AMENDED FROM TIME TO TIME, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER SET FORTH THEREIN. COPIES OF THE STOCKHOLDERS AGREEMENT AND THE CERTIFICATE OF INCORPORATION AND BY-LAWS ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE NOT REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER ANY U.S. STATE OR FOREIGN SECURITIES LAWS, IN RELIANCE UPON APPLICABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND SUCH STATE AND FOREIGN SECURITIES LAWS. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE IN CONTRAVENTION OF THE 1933 ACT OR ANY U.S. STATE OR FOREIGN SECURITIES LAWS. THE SHARES MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE 1933 ACT AND ANY APPLICABLE U.S. STATE OR FOREIGN SECURITIES LAWS, OR A CERTIFICATE EXECUTED BY AN AUTHORIZED OFFICER OF THE TRANSFEREE ACCEPTABLE TO THE COMPANY CERTIFYING THAT NO SUCH REGISTRATION IS REQUIRED.”

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(vi) Each of the certificates representing shares issued upon the exercise of a Regulation S Warrant shall bear legends in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF THE STOCKHOLDERS AGREEMENT OF AFFINION GROUP HOLDINGS, INC. (THE “COMPANY”), DATED AS OF [APRIL] [    ], 2019, AS AMENDED, AND THE CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE COMPANY, EACH AS MAY BE AMENDED FROM TIME TO TIME, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER SET FORTH THEREIN. COPIES OF THE STOCKHOLDERS AGREEMENT AND THE CERTIFICATE OF INCORPORATION AND BY-LAWS ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND HAVE INSTEAD BEEN ISSUED IN RELIANCE ON REGULATION S PROMULGATED UNDER THE 1933 ACT. AS A RESULT, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION. ANY HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. THE COMPANY WILL NOT REGISTER ANY TRANSFER OF THESE SECURITIES NOT MADE IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE 1933 ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. THE COMPANY MAY REQUIRE A CERTIFICATE EXECUTED BY AN AUTHORIZED OFFICER OF THE TRANSFEREE IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY CERTIFYING THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE 1933 ACT.”

(vii) Subject to the terms hereof, including without limitation, if applicable, the restrictions on exercise under securities law, this Agreement, the Stockholders Agreement and the Company’s Certificate of Incorporation and by-laws, each Investor Warrant shall be exercisable for the number of shares of Common Stock set forth thereon as the same may be adjusted from time to time as set forth herein.

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(b) Execution and Delivery of Warrant Certificates.

(i) At any time and from time to time on or after the date of this Agreement, Warrant Certificates evidencing the Investor Warrants may be executed by the Company and delivered to the Warrant Agent for countersignature, and the Warrant Agent shall, when, as and if directed by the Company in writing, countersign and deliver such Warrant Certificates to the respective Persons entitled thereto, as specified by the Company. The Warrant Agent is further hereby authorized to countersign and deliver Warrant Certificates as required by this Section 2(b), Section 2(c), Section 3(b)(iii), Section 4(a), Section 9(a), Section 10.

(ii) The Warrant Certificates shall be executed in the corporate name and on behalf of the Company by any of the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer or any one of the Executive Vice Presidents, Senior Vice Presidents or Vice Presidents of the Company, either manually or by facsimile signature printed thereon. The Warrant Certificates shall be countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Company whose signature shall have been placed upon any of the Warrant Certificates shall cease to be such officer of the Company before countersignature by the Warrant Agent and issue and delivery thereof, such Warrant Certificates may, nevertheless, be countersigned by the Warrant Agent and issued and delivered with the same force and effect as though such person had not ceased to be such officer of the Company, and any Warrant Certificate may be signed on behalf of the Company by such person as, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company, although at the date of the execution of this Agreement any such person was not such officer.

(c) Register; Registered Holder.

(i) Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Investor Warrants in accordance with the restrictions on transfer set forth herein. Upon the initial issuance of any Investor Warrants, the Warrant Agent shall issue and register the Investor Warrants in the names of the respective Holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

(ii) Registered Holder. The term “Holder” shall mean any Person in whose name ownership in the Investor Warrants shall be registered upon the Warrant Register. Prior to due presentment for registration or transfer of any Investor Warrant, the Company and the Warrant Agent may deem and treat the Holder as the absolute owner of such Investor Warrant and of each Investor Warrant (notwithstanding any notation of ownership or other writing on a Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

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Section 3. Exercise of Investor Warrant.

(a) Subject to this Section 3, Section 9 and securities law, each Investor Warrant, when countersigned by the Warrant Agent, may be exercised, in whole or in part, by the Holder thereof during the Exercise Period applicable to such Investor Warrant. Any exercise of an Investor Warrant shall be effected by:

(i) delivery to the Warrant Agent at the office of Warrant Agent, or, if applicable, at the office of its successor as Warrant Agent, of: (A) the Warrant Certificate evidencing the Investor Warrant, (B) a written notice in the form attached as Exhibit B hereto (the “Exercise Notice”), properly completed and executed, stating that such Holder elects to exercise the Investor Warrants in accordance with the provisions of this Section 3, specifying the name or names in which such Holder wishes the certificate or certificates for shares of Common Stock to be issued and making the appropriate securities law representation contained therein, (B) to the extent the Stockholders Agreement is still in effect at the time of exercise, a joinder to the Stockholders Agreement, in form and substance reasonably acceptable to the Company and (C) to the extent the Restated Registration Rights Agreement dated as of [April] [ ], 2019 as may be amended from time to time (the “Registration Rights Agreement”) is still in effect at the time of exercise, a joinder to the Registration Rights Agreement, in form and substance reasonably acceptable to the Company; and

(ii) payment of the Exercise Price for the shares of Common Stock issuable upon exercise of such Investor Warrants. Such Exercise Price shall be payable (A) by wire transfer of immediately available funds to the account of the Company, (B) by a certified or official bank check payable to the order of the Company or (C) by the surrender (which surrender shall be evidenced by cancellation of the number of Investor Warrants represented by any Investor Warrant certificate presented in connection with a Cashless Exercise (as defined below)) of an Investor Warrant or Investor Warrants (represented by one or more relevant Investor Warrant certificates), and without the payment of the Exercise Price in cash, in return for the delivery to the surrendering Holder of that number of shares of Common Stock equal to (I) the number shares of Common Stock for which such Investor Warrant is exercisable as of the date of exercise (if the Exercise Price were being paid in cash, wire transfer or certified or official bank check) reduced by (II) that number of shares of Common Stock equal to the quotient obtained by dividing (x) the aggregate Exercise Price to be paid by (y) the Market Price of one share of Common Stock on the Business Day which next precedes the day of exercise of the Investor Warrant. An exercise of an Investor Warrant in accordance with clause (C) is herein referred to as a “Cashless Exercise.” The documentation and consideration, if any, delivered in accordance with this Section 3(a) are collectively referred to herein as the “Warrant Exercise Documentation.”

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(b) As promptly as practicable, and in any event within five Business Days after receipt of the Warrant Exercise Documentation, the Company shall:

(i) deliver or cause to be delivered the certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock properly specified in the Warrant Exercise Documentation;

(ii) if applicable, deliver or caused to be delivered cash in lieu of any fraction of a share of Common Stock, as hereinafter provided; and

(iii) if less than the full number of Investor Warrants evidenced by a Warrant Certificate are being exercised, deliver or cause to be delivered (and the Warrant Agent shall so deliver or cause to be delivered at the request of the Company) a new Warrant Certificate(s), of like tenor, for the number of Warrants evidenced by such Warrant Certificate, less the number of Investor Warrants then being exercised.

(c) An exercise shall be deemed to have been made at the close of business on the date of delivery of the Warrant Exercise Documentation so that, to the extent permitted by applicable law, the Person entitled to receive shares of Common Stock upon such exercise shall be treated for all purposes as having become the Holder of such shares of Common Stock at such time. No such surrender shall be effective to constitute the Person entitled to receive such shares of Common Stock as the Holder thereof while the transfer books of the Company for Common Stock are closed for any purpose (but not for any period in excess of five Business Days), but any such surrender of this Warrant Certificate for exercise during any period while such books are so closed shall become effective for exercise immediately upon the reopening of such books, as if the exercise had been made on the date this Warrant Certificate was surrendered and for the number of shares of Common Stock specified in the Warrant Exercise Documentation and at the Exercise Price.

(d) The Company shall pay all expenses in connection with, and all taxes and other governmental charges (other than income taxes of the Holder) that may be imposed in respect of, the issue or delivery of any shares of Common Stock issuable upon the exercise of Investor Warrants. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any certificate for shares of Common Stock in any name other than that of the Holder of the Investor Warrants as recorded in the Warrant Register.

(e) In connection with the exercise of any Investor Warrants, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Market Price of a share of Common Stock on the Business Day which next precedes the day of exercise. If more than one such Investor Warrant shall be exercised by the Holder thereof at the same time, the number of full shares of Common Stock issuable on such exercise shall be computed on the basis of the total number of Investor Warrants so exercised.

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Section 4. Adjustments.

(a) Adjustment of Number Issuable. The number of shares of Common Stock issuable upon the valid exercise of an Investor Warrant (the “Number Issuable”) shall be subject to adjustment from time to time as follows:

(i) In case the Company shall at any time or from time to time after the Issue Date:

(A) pay a dividend or make a distribution on the outstanding shares of Common Stock in capital stock of the Company;

(B) forward split or subdivide the outstanding shares of Common Stock into a larger number of shares; or

(C) reverse split or combine the outstanding shares of Common Stock into a smaller number of shares;

then, and in each such case (A) through (C), the Number Issuable in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Company) so that the Holder of any Investor Warrant thereafter exercised shall be entitled to receive the number of shares of Common Stock or other securities of the Company which such Holder would have owned or had been entitled to receive upon or by reason of any of the events described above, had such Investor Warrant been exercised immediately prior to the happening of such event. An adjustment made pursuant to this Section 4(a)(i) shall become effective retroactively (x) in the case of any such dividend or distribution, immediately prior to the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of any such split, subdivision, combination or reclassification, immediately prior to the close of business on the date upon which such corporate action becomes effective.

(ii) Notwithstanding anything to the contrary contained in this Section 4(a), the Company shall be entitled to make such upward adjustments in the Number Issuable, in addition to those otherwise required by this Section 4(a), as the Board in its discretion shall determine to be advisable in order that any stock dividend, split, subdivision or combination of shares, distribution of rights or warrants to purchase shares, stock or securities or distribution of securities convertible into or exchangeable for shares of Common Stock hereafter made the Company to its stockholders shall not be taxable; provided, however, that any such adjustment shall treat all holders of Investor Warrants with similar protections on an equal basis.

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(b) Adjustment of Exercise Price. If the Company (A) pays any cash dividend or distribution in respect of the Common Stock, (B) purchases or causes any of its subsidiaries to purchase any shares of Common Stock (excluding transactions by and among the Company and its subsidiaries) or (C) makes any other distribution of the assets of the Company to the holders of Common Stock on account of their ownership thereof (other than a dividend in shares of Capital Stock), the Exercise Price shall be reduced, but not below the par value of the Common Stock, by the amount of such dividend, distribution or aggregate purchase price on a per share basis (or in the case of non-cash dividends, distributions or purchase prices, the Fair Market Value thereof as determined in good faith by the Board). In the event that the Exercise Price is or has been reduced to the par value of the Common Stock and the Company declares a dividend or any other distribution, such excess shall be distributed to the Holders accordance with Section 7.

(c) Reorganization, Reclassification. Consolidation. Merger or Sale of Assets. In case of any capital reorganization or reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a split, subdivision or combination), or in case of any consolidation or merger of the Company with or into another Person (other than a consolidation or merger in which the Company is the resulting or surviving person and which does not result in any reclassification or change of outstanding Common Stock), or in case of any sale or other disposition to another Person of all or substantially all of the assets of the Company, other than a sale/leaseback, mortgage or other similar financing transaction (any of the foregoing, a “Transaction”), the Company, and/or such successor or purchasing Person, as the case may be, shall make appropriate arrangements to provide that each Holder of an Investor Warrant outstanding immediately prior to the consummation of the Transaction shall have the right thereafter to receive upon the exercise of such Investor Warrant, in lieu of the Common Stock immediately theretofore acquirable, the kind and amount of shares, stock or other securities (of the Company or another issuer) or property or cash receivable upon such Transaction by a holder of the number of shares of Common Stock for which such Investor Warrant could have been exercised immediately prior to such Transaction.

(d) Warrant Agent’s Disclaimer. The Warrant Agent has no duty to determine when an adjustment under this Section 4 should be made, how it should be made or what any such adjustment should be. The Warrant Agent makes no representation as to the validity or value of any securities or assets issued upon the exercise of any Investor Warrants. The Warrant Agent shall not be responsible for the Company’s failure to comply with this Section 4.

Section 5. No Redemptions. The Company shall not have any right to redeem any of the Investor Warrants evidenced hereby.

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Section 6. Certain Covenants

(a) Authorized Shares. The Company covenants and agrees that all shares of capital stock of the Company which may be issued upon the exercise of the Investor Warrants will be duly authorized, validly issued and fully paid and non-assessable upon issuance and will be free and clear of all liens and will not be subject to any pre-emptive or similar rights. The Company shall at all times reserve and keep available solely for issuance upon the exercise of the Investor Warrants, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the exercise of all outstanding Investor Warrants, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the exercise of all outstanding Investor Warrants.

(b) Certificate as to Adjustments. The Company shall deliver to the Warrant Agent and each of the Holders promptly following the consummation of any transaction which would result in an increase or decrease in the Number Issuable pursuant to Section 4 a notice thereof, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Number Issuable after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed to each of the Holders. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event. Within thirty days following the occurrence of any event requiring an adjustment pursuant to Section 4, the Company shall instruct the Warrant Agent, and in accordance with such instructions the Warrant Agent shall issue each Holder a new Warrant Certificate reflecting the required adjustment(s) to the Investor Warrant, reasonably promptly (but in any event within ten days) following, and subject only to, the permanent surrender by the Holder of the Warrant Certificate for which such new Warrant Certificate relates.

(c) No Impairment. The Company will not, by amendment of its charter or through reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or the Investor Warrants issued hereunder, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of each Holder against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any shares of Common Stock obtainable upon the exercise of an Investor Warrant and (ii) take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of an Investor Warrant.

Section 7. Dividends. If and only to the extent the Exercise Price has been reduced to the par value of the Common Stock, each Holder shall be entitled to any dividend (or remainder of a dividend after taking into account any reduction in Exercise Price resulting from the application of Section 4(b)), whether payable in cash, in kind or other property, that would be

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distributed to such Holder if such Holder’s Investor Warrants had been converted in full into Common Stock immediately prior to the close of business on the record date for the determination of the stockholders entitled to receive such dividend (assuming full physical settlement thereof).

Section 8. Holder Not Deemed a Stockholder. Except as specifically provided for herein (including, without limitation, Section 7), nothing contained in this Agreement shall be construed to (a) grant any Holder any rights to vote or receive dividends or be deemed the holder of shares of Common Stock of the Company for any purpose, (b) confer upon any Holder any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, or (c) impose any liabilities on a Holder to purchase any securities or as a stockholder of the Company, whether asserted by the Company or creditors of the Company, prior to the issuance of the underlying shares of Common Stock.

Section 9. Certain Transfer and Exercise Restrictions.

(a) Subject to Applicable Securities Laws. No Investor Warrant shall be sold or transferred unless either such Investor Warrant first shall have been registered under the Securities Act or any applicable U.S. state or foreign securities law, or (i) upon reasonable request by the Company, the Company first shall have been furnished with a certificate executed by an authorized officer of the transferee in form and substance reasonably acceptable to the Company, or (ii) upon reasonable request by the Warrant Agent, the Warrant Agent first shall have been furnished with an opinion of legal counsel, in form and substance reasonably acceptable to the Warrant Agent, in each case such certificate or opinion to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act and applicable U.S. state or foreign securities law and bears a restrictive legend, if applicable. Any transfer of an Investor Warrant and the rights represented by the corresponding Warrant Certificate shall be effected by the surrender of such Warrant Certificate, along with the form of assignment attached as Exhibit C hereto, properly completed and executed by the Holder thereof, at the office of the Warrant Agent, together with an appropriate investment letter, if deemed reasonably necessary by counsel to the Company, to assure compliance with applicable securities laws. Thereupon, the Warrant Agent shall issue in the name or names specified by the Holder thereof and, in the event of a partial transfer, in the name of the Holder thereof, a new Warrant Certificate or Warrant Certificates evidencing the right to purchase such number of shares of Common Stock as shall be equal to the then applicable Number Issuable.

(b) Subject to Applicable Laws. Notwithstanding anything to the contrary, no Investor Warrant may be Transferred or exercised unless (i) the transferor, transferee, exercising Holder or its designated recipient of Common Stock issuable on the exercise of such Investor Warrant and the Company, as applicable, have completed and submitted all filings, registrations or other notifications to any Governmental Entity that may be required pursuant to applicable Law in connection with such Transfer or exercise,

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(ii) all necessary approvals, deemed approvals (including waiting period expiration) or waivers, as the case may be, of any Governmental Entity that may be required pursuant to applicable Law in connection with such Transfer or exercise have been obtained, including, if applicable, the approval, deemed approval (including waiting period expiration) or waiver, as the case may be, of the FCA and (iii) any waiting periods required by applicable Law for the consummation of such Transfer or Exercise have expired or been terminated. For the avoidance of doubt, an Investor Warrant may be exercised in part to the extent that such filing, registration, notification, approval, waiver or expiration or termination of any waiting period is not necessary or required.

(c) Limitation on Exercise.

(i) Notwithstanding anything to the contrary, no Investor Warrant may be exercised in contravention of applicable law, including without limitation, if applicable, Section 5 of the Securities Act or any of the rules and regulations promulgated thereunder.

(ii) Notwithstanding anything to the contrary, no Investor Warrant may be exercised to the extent that such exercise would result in a violation of Article IV(d) of the Company’s Certificate of Incorporation with all references therein to the term “Transfer” and words of similar import being read as reference to the term “issue” and words of similar import.

(d) Regulation S Warrants.

(i) Without limiting the other restrictions set forth in this Section 9, each Holder of a Regulation S Warrant or the securities issued upon the exercise thereof agrees that for a period of one year from the date hereof (the “distribution compliance period”), in the event of a Transfer of the Regulation S Warrants or the securities issuable upon the exercise thereof, the Holder will (A) ensure that the Transfer is not made to a U.S. person unless pursuant to an exemption from registration under the Securities Act or such Investor Warrant or the securities issued upon the exercise thereof, as applicable, have been registered under the Securities Act; (B) unless the Investor Warrants or the securities issued upon the exercise thereof have been registered under the Securities Act, require the transferee to certify that it either (I) is not a U.S. person, is not acquiring the Securities for the account or benefit of a U.S. person and is acquiring such securities in an “offshore transaction” as defined in Regulation S, or (II) it is acquiring the Securities in a transaction that does not require registration under the Securities Act; (C) require that the transferee agree to resell or otherwise Transfer the Regulation S Warrants or the securities issuable upon the exercise thereof only in accordance with Regulation S, pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration and not to engage in hedging transactions unless in compliance with the Securities Act and (D) disclose that the Regulation S Warrants or the securities issuable upon the exercise thereof have not been

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registered under the Securities Act and cannot be sold in the United States or to U.S. persons absent registration under the Securities Act or an exemption from such registration. In connection with such a Transfer, the Company will (x) ensure that the Regulation S Warrants or the securities issuable upon the exercise thereof bear a legend as set forth in Section 2 hereof; (y) refuse to register any transfer of Regulation S Warrants or the securities issuable upon the exercise thereof not made in accordance with Regulation S, pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration; and (z) send a confirmation to the transferee stating that the transferee is subject to the foregoing restrictions on Transfers.

(ii) Without limiting the other restrictions set forth in this Section 9, each Holder of a Regulation S Warrant or the securities issued upon the exercise thereof agrees (A) it will not engage in hedging transactions unless in compliance with the Securities Act and (B) any Transfer of Regulation S Warrants or the securities issued upon the exercise thereof will be made only in accordance with the provisions of this Section 9. The Holder acknowledges that the Company will refuse to register any Transfer not made in accordance with the foregoing provisions.

(iii) Without limiting the other restrictions set forth in this Section 9, no Regulation S Warrant may be exercised unless the exercising Holder shall have delivered to the Company (1) a certification, reasonably acceptable to the Company, that it is not a U.S. person (as defined in Regulation S) and the Regulation S Warrant is not being exercised on behalf of a U.S. person (as defined in Regulation S), and it is purchasing the shares of Common Stock in an offshore transaction in accordance with Regulation S or (2) an opinion of counsel reasonably acceptable to the Company to the effect that the Regulation S Warrant and the securities delivered upon exercise thereof have been registered under the Securities Act or are exempt from registration thereunder.

(e) Stockholders Agreement.

(i) So long as the Stockholders Agreement remains in effect, any Holder or its permitted assigns that holds Investor Warrants or receives shares of Common Stock upon the valid exercise of an Investor Warrant shall be subject to the Stockholders Agreement and bound by all the terms and conditions thereof as if an original party thereto and shall execute a joinder to the Stockholders Agreement.

(ii) The Stockholders Agreement as initially adopted contains, and as any given date prior to the expiration of the Investor Warrants may continue to contain, certain restrictions on transfer applicable to the Investor Warrants. By receiving an Investor Warrant, a Holder agrees that it and the Investor Warrant are subject to, and bound by, the restrictions on transfer set forth in the Stockholders Agreement.

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Section 10. Replacement of Investor Warrants. Upon receipt of evidence satisfactory to the Company and the Warrant Agent of the loss, theft, destruction or mutilation of a Warrant Certificate and, in the case of loss, theft or destruction, upon delivery of an indemnity reasonably satisfactory to the Company and the Warrant Agent, or, in the case of mutilation, upon surrender and cancellation thereof, the Warrant Agent will issue a new warrant certificate of like tenor for a number of Investor Warrants equal to the number of Investor Warrants evidenced by such Warrant Certificate.

Section 11. Governing Law. THIS AGREEMENT AND THE INVESTOR WARRANTS ISSUED HEREUNDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

Section 12. Rights Inure to Holder. The Investor Warrants evidenced by a Warrant Certificate will inure to the benefit of and be binding upon the Holder thereof and the Company and their respective successors and permitted assigns. Nothing in this Agreement shall be construed to give to any Person other than the Company and the Holder thereof any legal or equitable right, remedy or claim under a Warrant Certificate, and such Warrant Certificate shall be for the sole and exclusive benefit of the Company and such Holder. Nothing in this Agreement shall be construed to give a Holder any rights as a holder of shares of Common Stock until such time, if any, as the Investor Warrants evidenced by its Warrant Certificate are exercised in accordance with the provisions hereof.

Section 13. Warrant Agent.

(a) Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Operating Office, Chief Financial Officer or another executive officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

(b) Compensation and Indemnity.

(i) For services rendered hereunder, the Warrant Agent shall be entitled to such compensation as shall be agreed to in writing between the Company and the Warrant Agent and the Company promises to pay such compensation and to reimburse the Warrant Agent for the out-of-pocket expenses (including attorneys’ and other professionals’ fees and expenses) incurred by it in connection with the services rendered by it hereunder. The provisions of this paragraph shall survive the termination of this Agreement and the resignation or removal of the Warrant Agent.

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(ii) The Company agrees to indemnify the Warrant Agent and its Affiliates and their respective employees, officers or directors for, and to hold it harmless against, any and all loss, liability, damage, claim, cost or expense, including reasonable attorneys’ fees and expenses (including the reasonable costs and expenses of defending against any claim of liability, regardless of who asserts such claim), incurred by the Warrant Agent that arises out of or in connection with its accepting appointment as, or acting as, Warrant Agent hereunder, except such losses, liabilities, damages, claims, costs or expenses as may result from the gross negligence or willful misconduct of, or breach of this Agreement by, the Warrant Agent, its Affiliates or any of its or their officers, directors, employees, managers, agents and advisors (including without limitation persons retained by the Warrant Agent to provide services hereunder as set forth in Section 13(q)) (as determined by a court of competent jurisdiction in a final and non-appealable judgment). The Warrant Agent shall incur no liability and shall be indemnified and held harmless by the Company for, or in respect of, any actions taken, omitted to be taken or suffered to be taken in good faith by the Warrant Agent in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document believed by the Warrant Agent to be valid, genuine and sufficient and in effecting any exercise or transfer of an Investor Warrant believed by it in good faith to be authorized, and in delaying or refusing in good faith to effect any exercise or transfer of an Investor Warrant. The Warrant Agent shall notify the Company, by letter or facsimile transmission, of a claim against the Warrant Agent or of any action commenced against the Warrant Agent, promptly after the Warrant Agent shall have received written notice thereof (to the extent not prohibited by applicable law). The failure of the Warrant Agent to so notify the Company shall not in any way relieve the Company of its obligations pursuant to this Section 13(b) except to the extent that the Company is prejudiced by such failure or delay. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses incurred thereafter of any counsel retained by the Warrant Agent, so long as the Company shall retain counsel reasonably satisfactory to the Warrant Agent (it being understood that it would be unreasonable for Parent to withhold approval for Akin Gump Strauss Hauer & Feld LLP to serve as such counsel); provided that the Company shall not be entitled to assume the defense of any such action if the named parties to such action include both the Warrant Agent and the Company and representation of both parties by the same legal counsel would, in the written opinion of the Warrant Agent’s counsel, be inappropriate due to actual or potential conflicting interests between the Warrant Agent and the Company. The provisions of this paragraph shall survive the termination of this Agreement and the resignation or removal of the Warrant Agent.

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(c) Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant Certificate; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof (other than in reliance upon and as directed by requests by the Company to make such adjustments) or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Investor Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

(d) Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Investor Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of the Company’s Common Stock through the exercise of Investor Warrants.

(e) Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Investor Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Investor Warrants or such shares.

(f) Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving 60 days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the Holder of an Investor Warrant (who shall, with such notice, submit his, her, or its Investor Warrant for inspection by the Company or such other evidence reasonably satisfactory to the Company), then the Company may serve as the Warrant Agent. If the Company does not agree to serve as the Warrant Agent within 10 days after such 30 day period, then the Holder of any Investor Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor

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Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

(g) Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give written notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

(h) Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

(i) Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

(j) The Warrant Agent shall not be liable for any act or omission by it unless such act or omission constitutes gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment); in no event shall the Warrant Agent be liable to any Holder, the Company or any third party for special, punitive, indirect or consequential damages, including but not limited to lost profits, irrespective of whether the Warrant Agent has been advised of the likelihood of such loss or damage and regardless of the form of action arising in connection with this Agreement.

(k) The Warrant Agent shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing between the Warrant Agent and the Company.

(l) The Warrant Agent makes no representations and has no responsibility for the validity, sufficiency, value or genuineness of any of the Warrant Certificates and the Warrant Agent assumes no responsibility with respect to the distribution of the Warrant Certificates except as herein otherwise provided.

(m) The Warrant Agent shall not be obligated to take any action hereunder which might in the Warrant Agent’s judgment involve any risk of expense, loss or liability, unless it shall have been furnished with indemnity and/or security reasonably satisfactory to it; provided, however, that this provision shall not affect the power of the Warrant Agent to take such action as it may consider proper, whether with or without any such security or indemnity.

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(n) The Warrant Agent may conclusively rely on and shall be protected in acting or refraining from acting upon any statement, request, document, certificate, agreement, opinion, notice, letter or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Warrant Agent shall in good faith reasonably believe to be genuine and to have been signed or presented by the proper person or persons.

(o) The Warrant Agent may conclusively rely on and shall be protected in acting or refraining from acting upon written or oral instructions from any officer of the Company.

(p) The Warrant Agent may consult with counsel it selects, including in-house counsel, with respect to any questions relating to its duties and responsibilities and the advice or opinion of such counsel, or any opinion of counsel to the Company provided to the Warrant Agent shall be full and complete authorization and protection in respect of any reasonable action taken, suffered or omitted to be taken by the Warrant Agent hereunder in accordance with the advice or opinion of such counsel.

(q) The Warrant Agent may perform any duties hereunder either directly or by or through agents and attorneys and the Warrant Agent shall not be responsible for any misconduct or negligence (other than willful misconduct or gross negligence) on the part of any agent or attorney appointed with due care by it hereunder.

(r) The Warrant Agent, its officers, directors, employees and shareholders may become the owners of, or acquire any interest in, any Warrant Certificate, with the same rights that it or they would have if it were not the Warrant Agent, and may engage or be interested in any financial or other transaction with the Company as freely as if it were not the Warrant Agent.

(s) The statements contained herein and in the Warrant Certificates shall be taken as statements of the Company and the Warrant Agent assumes no responsibility for the correctness of the same except such as describe the Warrant Agent or action taken or to be taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrant Certificates except as herein otherwise provided.

(t) The Warrant Agent shall not at any time be under any duty or responsibility to any holder of any Warrant Certificate to make or cause to be made any adjustment of the Exercise Price or number of the Warrant Shares or other securities or property deliverable as provided in this Agreement, or to determine whether any facts exist which may require any adjustments, or with respect to the nature or extent of any such adjustments, when made, or with respect to the method employed in making the same. The Warrant Agent shall not be accountable with respect to the validity, value or the kind or amount of any Warrant Shares or of any securities or property which may at any time be issued or delivered upon the exercise of any Investor Warrant or with respect to whether any such Warrant Shares or other securities will when issued be validly issued and fully paid and nonassessable, and makes no representation with respect thereto.

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(u) Notwithstanding anything in this Agreement to the contrary, neither the Company nor the Warrant Agent shall have any liability to any holder of a Warrant Certificate or other person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority prohibiting or otherwise restraining performance of such obligation; provided that the Company must use commercially reasonable efforts to have any such order, decree or ruling lifted, stayed or otherwise overturned.

(v) In addition to the foregoing, the Warrant Agent shall be protected and shall incur no liability for, or in respect of, any action taken or omitted by it in connection with its administration of this Agreement if such acts or omissions are in reliance upon (i) the proper execution of the certification concerning beneficial ownership appended to the form of assignment and the form of the election attached hereto unless the Warrant Agent shall have actual knowledge that, as executed, such certification is untrue, or (ii) the non-execution of such certification including, without limitation, any refusal to honor any otherwise permissible assignment or election by reason of such non-execution.

Section 14. Amendments; Waiver. Except as otherwise provided herein, this Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company, the Warrant Agent and (i) the Holders of two-thirds of the then outstanding Investor Warrants, (ii) Elliott, and (iii) either Metro SPV or Mudrick; provided, that (1) no amendment, waiver or modification that would disproportionately and adversely affect any Holder in any material respect as compared to other Holders shall be effective against such Holder without the written consent of such Holder, and (2) Section 9(e)(ii) may not be waived, modified or amended without the consent of such persons that would be required to waive, modify or amend such transfer restrictions set forth in the Stockholders Agreement. Notwithstanding the foregoing, this Agreement may be amended without the consent of any Holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein to the extent such amendments do not adversely affect the interest of any Holder. No provision hereunder may be waived other than in a written instrument executed by the waiving party; provided, however, that the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall have obtained the written consent of those Holders of Investor Warrants whose consent would have been required to amend this Agreement to strike such prohibition on, or obligation of, the Company from this Agreement. For the avoidance of doubt, with respect to this Section 14, each stockholder that is party to the Stockholders Agreement is a third-party beneficiary to clause (2) of the proviso to the first sentence of this Section 14 and is entitled to the rights and benefits thereunder and may enforce the application of such proviso.

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Section 15. Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

Section 16. Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument. This Agreement, to the extent signed and delivered by means of a facsimile machine or electronic delivery (i.e., by email of a PDF signature page), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or by electronic delivery as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 17. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future applicable laws during the term thereof, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid, and enforceable provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible.

Section 18. Persons Benefitting. This Agreement shall be binding upon the Company and the Warrant Agent and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto and nothing in this Agreement, express or implied, is intended to or shall confer, except as otherwise provided in this Section 18, upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Each Holder, by acceptance of an Investor Warrant Certificate, agrees to all of the terms and provisions of this Agreement applicable thereto, and each such Holder shall be deemed to be a third party beneficiary of this Agreement. The Warrant Agent may assign or transfer its rights under this Agreement to any of its Affiliates without the prior written consent of any party hereto, provided that the Warrant Agent shall notify the Company in writing of such assignment or transfer promptly following the effectiveness thereof, and such Affiliate or Affiliates, as the case may be, shall be bound by the terms and conditions of this Agreement as if a party hereto.

Section 19. Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes all prior oral and written, and all contemporaneous oral, agreements and understandings relating to the subject matter hereof.

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Section 20. Termination. This Agreement shall terminate upon the earlier of (i) one day after the end of the Exercise Period or, if and to the extent applicable, the delivery by the Company to the Holders of all shares of Common Stock and other securities or property in respect of all Investor Warrants duly exercised during the Exercise Period and (ii) when all Investor Warrants have been exercised upon the delivery to the Holders of all shares of Common Stock and other securities or property in respect of all Investor Warrants duly exercised. Notwithstanding the foregoing, Section 13(b) shall survive the termination of this Agreement and the resignation or removal of the Warrant Agent.

Section 21. Notices. All notices and other communications hereunder will be in writing and will be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e mail or otherwise (including electronic confirmation of successful transmission generated by the facsimile machine of the sender), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier service or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder will be delivered, if to the Company or the Warrant Agent, to the address set forth below, or if to any Holder, to the address set forth in the Warrant Register, or in each case pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Company:

Affinion Group Holdings, Inc.

6 High Ridge Park

Stamford, CT 06905

Phone: (203) 956-1237

Attention: Brian Fisher, Esq.

Electronic mail: bfisher@affiniongroup.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Rosa A. Testani

Facsimile: 212-872-8115

Electronic mail: rtestani@akingump.com

If to the Warrant Agent:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn NY 11219

Attention: Relationship Management

Electronic mail: [•]

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With a copy to:

American Stock Transfer & Trust Company, LLC

48 Wall Street, 22nd Floor

New York, NY 10005

Attention: Legal Department

Email: legalteamAST@astfinancial.com

Section 22. Force Majeure. In no event shall the Warrant Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Warrant Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 23. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Warrant Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Warrant Agent. The parties to this Agreement agree that they will provide the Warrant Agent with such information as it may reasonably request in order for the Warrant Agent to satisfy the requirements of the U.S.A. Patriot Act.

Section 24. Notice to Holders of Investor Warrants.

(a) The Company shall give prompt written notice (and in any event, no later than two (2) Business Days) to the Holders upon receipt of notice from a Tag-Along Seller (as defined in the Shareholders Agreement) of such Tag-Along Seller’s intention to consummate a Transfer (as defined in the Shareholders Agreement) pursuant to Section 4.3(b) of the Shareholders Agreement.

(b) For the avoidance of doubt, any Holder that elects to exercise, in accordance with Section 3, all or any portion of its Investor Warrants in connection with any of the events requiring notice pursuant to this Section 24 may condition such exercise upon the actual taking of the vote or consummation of the transaction, as applicable. To the extent a Holder elects to exercise all or any portion of its Investor Warrants pursuant to this Section 24, the Company will provide such Holder with the opportunity to execute a joinder to the Stockholders Agreement.

Section 25. Definitions. For the purposes of this Warrant Certificate, the following terms shall have the meanings indicated below:

“Affiliate” means with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such specified Person.

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“Agreement” has the meaning given it in the Preamble.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close.

“Cashless Exercise” has the meaning given it in Section 3.

“Common Stock” has the meaning given it in the Recitals.

“Company” has the meaning given it in the Preamble.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and the policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), and the terms “Controlled by” and “Controlling” shall have correlative meanings.

“Derivative Security” means any right, option, warrant or other security convertible into or exercisable for Common Stock.

“Domestic Restricted Warrant” means an Investor Warrant issued in reliance on Regulation D or Section 4(a)(2) of the Securities Act.

“Elliott” means [ ].

“Equity Incentive Plans” means any equity incentive plans for officers, employees or directors of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“Exercise Notice” has the meaning given it in Section 3(a).

“Exercise Price” is equal to $[ ]1 per share.

“Exercise Period” means, with respect to any Investor Warrant, on any Business Day after the date hereof and on or before the Expiration Date.

“Expiration Date” means the earlier to occur of (i) 5:00 p.m., New York City time, on [April] [    ], 2024, (ii) five Business Days following notice that a Sale of the Company had occurred, if the Holder has not received at least five Business Days’ prior notice thereof or (iii) upon the consummation of a Sale of the Company if the Holder has received at least five Business Days’ prior notice thereof.

[1]	NTD: Struck at a $1.75 billion valuation.

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“Fair Market Value” means the amount which a willing buyer, under no compulsion to buy, would pay a willing seller, under no compulsion to sell, in an arm’s-length transaction but in all events without application of any minority, illiquidity, transfer or voting restriction, or similar discounts or reductions.

“FCA” means the U.K. Financial Conduct Authority.

“Governmental Entity” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body.

“Holder” has the meaning given it in Section 2(c)(ii).

“Investor Warrant” means an Investor Warrant in substantially the form attached as Exhibit A hereto.

“Issue Date” means April [ ], 2019.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Entity.

“Market Price” per share of Common Stock means, on any date specified herein: (a) if the Common Stock is then listed or admitted to trading on any national securities exchange, the average of the high and low trading prices of the Common Stock on such date; (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security, the average of the high and low sale prices of the Common Stock on such date; (c) if there shall have been no trading on such date or if the Common Stock is not so designated, the average of the reported high bid and low asked price of the Common Stock on such date as shown by NASDAQ or reported by any member firm of the NYSE selected by the Company; or (d) if neither (a), (b) nor (c) is applicable, the Fair Market Value per share determined in good faith by the Board.

“Metro SPV” means Metro SPV LLC.

“Mudrick” means Mudrick Capital Management, L.P.

“NASDAQ” means the Nasdaq Stock Market.

“Number Issuable” with respect to an Investor Warrant has the meaning given it in Section 4(a).

“NYSE” means the New York Stock Exchange, Inc.

“Person” means any individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

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“Regulation D” means Regulation D promulgated under the Securities Act.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Warrant” means an Investor Warrant issued pursuant to Regulation S.

“Required Consents” means the material filings, registrations, notifications, approvals, waivers or expiration or termination of any waiting periods that are necessary or required, as set forth in Section 9(b).

“Sale of the Company” means a transaction or series of related transactions pursuant to which (i) a person or group (as such terms are used and defined in Rule 13d-3 promulgated under the Exchange Act) (other than a Subsidiary of the Company) acquires or otherwise becomes the beneficial owner of more than 50% of the Company’s issued and outstanding Common Stock or (ii) the Company consummates the sale of all or substantially all of its assets, on a consolidated basis to any Person (other than a Subsidiary of the Company).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of [April] [    ], 2019, as may be amended from time to time in accordance with its terms, by and among the Company and the stockholders party thereto, as in effect from time to time, and any successor agreement thereto.

“Subsidiary” means, with respect to any Person (herein referred to as the “parent”) (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Transaction” has the meaning given it in Section 4(c).

“Transfer” means any voluntary or involuntary attempt to, directly or indirectly through the transfer of interests in controlled Affiliates or otherwise, sell, assign, transfer, grant a participation in, pledge or otherwise dispose of any Investor Warrants, or the consummation of any such transaction, or taking a pledge of, any of the Investor Warrants; provided, however, that a transaction that is a pledge shall not be deemed to be a Transfer, but a foreclosure pursuant thereto shall be deemed to be a Transfer; provided, further, that, with respect to any widely held “investment company” as defined in the Investment Company Act of 1940, as amended, a sale, transfer, assignment, pledge, hypothecation, encumbrance or other disposition of ownership interests in such investment company shall not be deemed a Transfer. The term “Transferred” shall have a correlative meaning.

“Transfer Agent” has the meaning given it in Section 2.

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“Warrant Agent” has the meaning given it in the Preamble.

“Warrant Certificate” has the meaning given it in Section 2(a).

“Warrant Exercise Documentation” has the meaning given it in Section 3(a).

*         *         *         *         *

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

AFFINION GROUP HOLDINGS, INC.

By:
Name:
Title

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Warrant Agent

By:
Name:
Title

[Signature Page to Investor Warrant Agreement]

Exhibit A – Form of Investor Warrant

SPECIMEN WARRANT CERTIFICATE

THIS INVESTOR WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO 5:00 P.M.

NEW YORK CITY TIME, APRIL [ ], 2029

[LEGEND TO BE INSERTED IN ACCORDANCE WITH SECTION 2]

AFFINION GROUP HOLDINGS, INC.

INVESTOR WARRANT TO PURCHASE COMMON STOCK

WARRANT NO.: A – _____                 NUMBER OF INVESTOR WARRANTS: ______________

THIS CERTIFIES THAT, for value received [•] is the registered holder of an Investor Warrant or Investor Warrants (the “Investor Warrant”) to purchase one fully paid and non-assessable share of Common stock, par value $0.01 per share (“Common Stock”), of AFFINION GROUP HOLDINGS, INC., a Delaware corporation (the “Company”), for each Investor Warrant evidenced by this Warrant Certificate. Subject to the conditions set forth herein and in the Investor Warrant Agreement dated as of [April] [ ], 2019, by and between the Company and the Warrant Agent, as in effect from time to time (the “Investor Warrant Agreement”) (including as referenced therein the restrictions on exercise and transfer set forth in the Company’s organizational documents), as in effect from time to time, the Investor Warrant entitles the holder thereof to purchase from the Company, at any time during the Exercise Period and terminating on the Expiration Date, such number of shares of Common Stock of the Company at the price of $[    ] per share (as may be adjusted in accordance with the terms of the Investor Warrant Agreement) upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent.

Payment of the Exercise Price may be made, at the option of the holder of the Investor Warrant and subject to conditions set forth herein and in the Investor Warrant Agreement, by the following methods (or any combination thereof): (1) in cash or by wire transfer of immediately available funds; (2) by a certified or official bank check payable to the order of the Company; or (3) by means of a Cashless Exercise pursuant to Section 3(a)(ii) of the Investor Warrant Agreement. In no event shall the registered holder of this Investor Warrant be entitled to receive a net-cash settlement or other consideration in lieu of a physical settlement in shares of Common Stock. The Investor Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock purchasable hereunder, set forth on the face hereof, may, subject to certain conditions, be adjusted. The term “Exercise Price” as used in this Warrant Certificate refers to the price per Share at which Shares may be purchased at the time the Investor Warrant is exercised.

No fraction of a share of Common Stock will be issued upon any exercise of an Investor Warrant. If, upon exercise of an Investor Warrant, a holder would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Investor Warrant holder and shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Market Price of a share of Common Stock on the Business Day which next precedes the day of exercise.

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Upon any exercise of the Investor Warrant for less than the total number of full shares of Common Stock provided for herein, there shall be issued to the registered holder hereof or his, her, or its assignee a new Warrant Certificate bearing the same restrictive legends, if any, covering the number of shares of Common Stock for which the Investor Warrant has not been exercised.

Warrant Certificates, when surrendered at the office or agency of the Warrant Agent by the registered holder hereof in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Investor Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Investor Warrants.

Upon due presentment for registration of transfer of the Warrant Certificate at the office or agency of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Investor Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Investor Warrant Agreement, without charge except for any applicable tax or other government charge.

The Company and the Warrant Agent may deem and treat the registered holder as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the registered holder, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

Except as set forth in the Investor Warrant Agreement, this Investor Warrant does not entitle the registered holder to any of the rights of a stockholder of the Company.

Capitalized terms used herein but not defined shall have the meaning set forth in the Investor Warrant Agreement.

*         *         *         *         *

2

AFFINION GROUP HOLDINGS, INC.

By:
Name:	Name:
Title:	Title:

DATED:

Countersigned

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Warrant Agent

By:
Authorized Signatory

[Signature Page to Investor Warrant of Affinion Group Holdings, Inc.]

Exhibit B

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER

TO EXERCISE INVESTOR WARRANTS

The undersigned holder hereby exercises the right to purchase                         shares of common stock, par value $0.01 per share (“Warrant Shares”), of AFFINION GROUP HOLDINGS, INC., a Delaware corporation (the “Company”), evidenced by the attached Warrant Certificate (the “Investor Warrant”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Investor Warrant Agreement (the “Agreement”), dated as of [April] [ ], 2019, by and between the Company and American Stock Transfer & Trust Company, LLC, as Warrant Agent, as in effect from time to time.

1.	Payment of Exercise Price (check applicable box).

[ ] payment in the sum of $                 [is enclosed] [has been wire transferred to the Company at the following account:                 ] in accordance with the terms of the Investor Warrant.

[ ] Holder hereby elects to make the payment for the Warrant Shares in accordance with Section 3(a)(ii) of the Agreement.

2.	Confirmation. The undersigned hereby represents and warrants that the Required Consents have been made or obtained, as applicable.

3.

Delivery of Warrant Shares. The Company shall deliver the Warrant Shares in the name of the undersigned or in such other name as is specified below in accordance with Section 3(b) of the Agreement at the following address:

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)
and be delivered to

and, if such number of Investor Warrants shall not be all the Investor Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate bearing the same restrictive legends, if any, for the balance of such Investor Warrants be registered in the name of, and delivered to, the registered holder at the address stated below its signature.

4.	Representations and Warranties.

(i) If the Investor Warrant is a Domestic Restricted Warrant (or any other Investor Warrant that is not a Regulation S Warrant) the undersigned hereby certifies:

[CHECK A OR B, AS APPLICABLE]

☐ A. that it is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended;

[OR]

☐ B. enclosed herewith is an opinion of counsel to the effect that the Regulation S Warrant and the securities delivered upon exercise thereof either (i) have been registered under the Securities Act or (ii) are exempt from registration thereunder.

(ii) If the Investor Warrant is a Regulation S Warrant, the undersigned hereby certifies:

[CHECK A OR B, AS APPLICABLE]

☐ A. that it is not a U.S. person (as defined in Regulation S) or purchasing for the account or benefit of a U.S. person, other than a distributor, and it is purchasing the Warrant Shares in an offshore transaction in accordance with Regulation S;

[OR]

☐ B. enclosed herewith is an opinion of counsel to the effect that the Regulation S Warrant and the securities delivered upon exercise thereof either (i) have been registered under the Securities Act or (ii) are exempt from registration thereunder.

*         *         *         *         *

Dated:
(SIGNATURE)

(ADDRESS)

(TAX IDENTIFICATION NUMBER)

ACKNOWLEDGMENT

The Company hereby acknowledges receipt of this Exercise Notice and hereby undertakes, in accordance with Section 3(b) of the Agreement, to issue the above indicated number of shares of Common Stock upon satisfactory receipt of the Warrant Exercise Documentation and the restrictions on exercise and transfer set forth in the Agreement (including as referenced therein the restrictions on exercise and transfer set forth in the Agreement and in the Company’s organizational documents), in the name and to the address set forth above by the exercising holder.

AFFINION GROUP HOLDINGS, INC.

By:
Name:
Title:

Exhibit C

ASSIGNMENT

To be Executed by the Registered Holder in Order to Assign Investor Warrants

For Value Received,                                                                                            hereby sells, assigns and transfers unto

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to

(PLEASE PRINT OR TYPE NAME AND ADDRESS)

                                                                               of the Investor Warrants represented by this Warrant Certificate and does hereby irrevocably constitute and appoint                                                           Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

By signing below, the transferring holder hereby represents and warrants to the Company that such holder is making this transfer in accordance with, and subject to the terms, conditions and restrictions set forth in, the Agreement and the Company’s organizational documents (collectively, the “Transfer Restrictions”).

Without limiting the Transfer Restrictions, if the transferring holder is seeking to transfer all or any portion of a Regulation S Warrant:

[CHECK A, B OR C, AS APPLICABLE]

☐	A. such transferring holder hereby certifies as follows:

1.

The offer and sale of the Investor Warrants was not and will not be made to a person in the United States (unless such person is excluded from the definition of “U.S. person” pursuant to Rule 902(k)(2)(vi) or the account held by it for which it is acting is excluded from the definition of “U.S. person” pursuant to Rule 902(k)(2)(i) under the circumstances described in Rule 902(h)(3)) and such offer and sale was not and will not be specifically targeted at an identifiable group of U.S. citizens abroad.

2.

Unless the circumstances described in the parenthetical in paragraph 1 above are applicable, either (a) at the time the buy order was originated, the buyer was outside the United States or we and any person acting on our behalf reasonably believed that the buyer was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market, and neither we nor any person acting on our behalf knows that the transaction was pre-arranged with a buyer in the United States.

3.	Neither we, any of our affiliates, nor any person acting on our or their behalf has made any directed selling efforts in the United States with respect to the Investor Warrants.

4.	The proposed transfer of Investor Warrants is not part of a plan or scheme to evade the registration requirements of the Securities Act.

5.

If we are a dealer or a person receiving a selling concession, fee or other remuneration in respect of the Investor Warrants, and the proposed transfer takes place during the one-year distribution compliance period (as defined in Rule 902(f) of Regulation S), or we are an officer or director of the Company, we certify that the proposed transfer is being made in accordance with the provisions of Rule 904(b) of Regulation S.

[OR]

☐ B. such transferring holder hereby certifies that the transferee is an “accredited investor” (as such term is defined under Rule 501(a) of Regulation D under the Securities Act) and the transfer will be exempt from registration under applicable federal, State and foreign securities law.

[OR]

☐ C. enclosed herewith is an opinion of counsel to the effect that either (i) the Investor Warrant has been registered under the Securities Act or (ii) the proposed transfer is exempt from registration thereunder.

Notwithstanding the foregoing certification, in accordance with Section 9(a) of the Agreement, prior to permitting or giving effect to the transfer, the Company may require the transferring parties to furnish an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that the sale or transfer is exempt from the registration requirements of the Securities Act and applicable U.S. state or foreign securities law and indicating whether the new Warrant Certificates must bear a restrictive legend.

Furthermore, by signing below, the transferring holder hereby agrees and acknowledges that no sale, assignment or transfer of the Investor Warrants shall be effective except to the extent such sale, assignment or transfer complies fully with the Transfer Restrictions.

Dated:
(SIGNATURE)

THE SIGNATURE TO THE ASSIGNMENT MUST CORRESPOND TO THE NAME WRITTEN UPON THE FACE OF THIS WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER AND MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM PURSUANT TO S.E.C. RULE 17 Ad – 15).

Appendix I

Holder’s Contact Information

Name:

Address:

City, State, Zip:

Telephone Number:

Facsimile Number:

E-mail Address:

Annex D-2

Form of New Penny Warrants Agreement

[See Attached]

Annex D-1

Final Form

WARRANT AGREEMENT

This WARRANT AGREEMENT (this “Agreement”) is made as of April [•], 2019, by and between AFFINION GROUP HOLDINGS, INC., a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York limited liability trust company (the “Warrant Agent”). Capitalized terms used herein but not otherwise defined shall have the meanings given them in Section 25 hereof.

RECITALS

WHEREAS, the Company proposes to issue Warrants (the “Warrants”) to purchase shares of Common Stock, par value $0.01 per share, of the Company (“Common Stock”) to certain investors (i) who participate in an exchange offer for Affinion Group, Inc.’s currently outstanding 12.5%/PIK Step-Up to 15.5% Notes due 2022 (the “Existing Notes”) being consummated on or about the date hereof (the “Exchange Offer”), (ii) pursuant to that certain Investor Purchase Agreement, dated as of February [28], 2019, by and among the Company and the investors party thereto (the “Investor Purchase Agreement”) or (iii) that exercise pre-emptive rights with respect to the proposed issuance of equity in the Exchange Offer or pursuant to the Investor Purchase Agreement (collectively, the “Initial Warrant Issuance”), in each case if and to the extent the issuance of common stock in the Company to such investors would require the consent of, or notice to, a governmental authority and such consent has not been obtained or notice has not been given;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, exercise and cancellation of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the Holders (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Section 1. Appointment of the Warrant Agent. The Company hereby appoints the Warrant Agent to act as an agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth herein.

Section 2. Warrants.

(a) Form of Warrant.

(i) Each Warrant shall be issued in certificated form only in substantially the form attached as Exhibit A hereto, the provisions of which are incorporated herein, and shall be dated the date on which countersigned by the Warrant Agent, shall have such insertions as are appropriate or required or permitted by this Agreement and may have such letters, numbers or other marks of identification and such legends and endorsements typed, stamped, printed, lithographed or engraved thereon as the officers of the Company executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation pursuant thereto or with any rule or regulation of any securities exchange on which the Warrants may be listed, or to conform to usage. In the event a Person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such Person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

(ii) Pending the preparation of definitive certificates representing the Warrants (“Warrant Certificates”), temporary Warrant Certificates may be issued, which may be printed, lithographed, typewritten, mimeographed or otherwise produced, and which will be substantially of the tenor of the definitive Warrant Certificates in lieu of which they are issued.

If temporary Warrant Certificates are issued, the Company will cause definitive Warrant Certificates to be prepared without unreasonable delay. After the preparation of definitive Warrant Certificates, the temporary Warrant Certificates shall be exchangeable for definitive Warrant Certificates evidencing Warrants of the same number and tenor upon surrender by the Holder of the temporary Warrant Certificates to the Warrant Agent at the office of the Warrant Agent, without charge to such Holder. Upon surrender for cancellation of any one or more temporary Warrant Certificates, the Company shall execute and the Warrant Agent shall countersign and deliver in exchange therefor Warrant Certificates of the same tenor and for a like aggregate number of Warrants. Until so exchanged, the temporary Warrant Certificates shall in all respects be entitled to the same benefits under this Agreement as definitive Warrant Certificates.

(iii) Each Warrant Certificate representing Domestic Restricted Warrants shall bear legends in substantially the following form:

“THIS WARRANT AND THE SECURITIES TO BE ISSUED UPON ITS EXERCISE ARE SUBJECT TO THE PROVISIONS OF A WARRANT AGREEMENT, DATED AS OF [APRIL] [ ], 2019, THE STOCKHOLDERS AGREEMENT, DATED AS OF [APRIL] [ ], 2019, AS AMENDED, AND THE CERTIFICATE OF INCORPORATION AND BY-LAWS OF AFFINION GROUP HOLDINGS, INC. (THE “COMPANY”), EACH AS MAY BE AMENDED FROM TIME TO TIME, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND EXERCISE SET FORTH THEREIN. COPIES OF THE WARRANT AGREEMENT, THE STOCKHOLDERS AGREEMENT, AND THE CERTIFICATE OF INCORPORATION AND BY-LAWS ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

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THIS WARRANT AND THE SECURITIES TO BE ISSUED UPON ITS EXERCISE ARE NOT AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER ANY U.S. STATE OR FOREIGN SECURITIES LAWS, IN RELIANCE UPON APPLICABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND SUCH STATE AND FOREIGN SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE IN CONTRAVENTION OF THE 1933 ACT OR ANY U.S. STATE OR FOREIGN SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE (INCLUDING THE SECURITIES TO BE ISSUED UPON THE EXERCISE OF THIS WARRANT) MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE 1933 ACT AND ANY APPLICABLE U.S. STATE OR FOREIGN SECURITIES LAWS, OR A CERTIFICATE EXECUTED BY AN AUTHORIZED OFFICER OF THE TRANSFEREE ACCEPTABLE TO THE COMPANY CERTIFYING THAT NO SUCH REGISTRATION IS REQUIRED.”

(iv) Each Warrant Certificate representing Regulation S Warrants shall bear legends in substantially the following form:

“THIS WARRANT AND THE SECURITIES TO BE ISSUED UPON ITS EXERCISE ARE SUBJECT TO THE PROVISIONS OF A WARRANT AGREEMENT, DATED AS OF [APRIL] [ ], 2019, THE STOCKHOLDERS AGREEMENT, DATED AS OF [APRIL] [ ], 2019, AS AMENDED, AND THE CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE COMPANY, EACH AS MAY BE AMENDED FROM TIME TO TIME, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND EXERCISE SET FORTH THEREIN. COPIES OF THE WARRANT AGREEMENT, STOCKHOLDERS AGREEMENT, AND THE CERTIFICATE OF INCORPORATION AND BY-LAWS ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

THIS WARRANT AND THE SECURITIES TO BE ISSUED UPON ITS EXERCISE HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) AND HAVE INSTEAD BEEN ISSUED IN RELIANCE ON REGULATION S PROMULGATED UNDER THE 1933 ACT. AS A RESULT, THE SECURITIES REPRESENTED BY THIS CERTIFICATE (INCLUDING THE SECURITIES TO BE ISSUED UPON THE EXERCISE OF THIS WARRANT) MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION. ANY HEDGING TRANSACTIONS INVOLVING THIS WARRANT OR THE SECURITIES TO BE ISSUED UPON ITS EXERCISE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE

3

WITH THE 1933 ACT. THE COMPANY WILL NOT REGISTER ANY TRANSFER OF THIS WARRANT OR THE SECURITIES TO BE ISSUED UPON ITS EXERCISE NOT MADE IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE 1933 ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. THE COMPANY MAY REQUIRE A CERTIFICATE EXECUTED BY AN AUTHORIZED OFFICER OF THE TRANSFEREE IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY CERTIFYING THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE 1933 ACT.”

(v) Each of the certificates representing the shares issued upon the exercise of a Domestic Restricted Warrant shall bear legends in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF THE STOCKHOLDERS AGREEMENT OF AFFINION GROUP HOLDINGS, INC. (THE “COMPANY”), DATED AS OF [APRIL] [ ], 2019, AS AMENDED, AND THE CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE COMPANY, EACH AS MAY BE AMENDED FROM TIME TO TIME, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER SET FORTH THEREIN. COPIES OF THE STOCKHOLDERS AGREEMENT AND THE CERTIFICATE OF INCORPORATION AND BY-LAWS ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE NOT REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER ANY U.S. STATE OR FOREIGN SECURITIES LAWS, IN RELIANCE UPON APPLICABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND SUCH STATE AND FOREIGN SECURITIES LAWS. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE IN CONTRAVENTION OF THE 1933 ACT OR ANY U.S. STATE OR FOREIGN SECURITIES LAWS. THE SHARES MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE 1933 ACT AND ANY APPLICABLE U.S. STATE OR FOREIGN SECURITIES LAWS, OR A CERTIFICATE EXECUTED BY AN AUTHORIZED OFFICER OF THE TRANSFEREE ACCEPTABLE TO THE COMPANY CERTIFYING THAT NO SUCH REGISTRATION IS REQUIRED.”

(vi) Each of the certificates representing shares issued upon the exercise of a Regulation S Warrant shall bear legends in substantially the following form:

4

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF THE STOCKHOLDERS AGREEMENT OF AFFINION GROUP HOLDINGS, INC. (THE “COMPANY”), DATED AS OF [APRIL] [ ], 2019, AS AMENDED, AND THE CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE COMPANY, EACH AS MAY BE AMENDED FROM TIME TO TIME, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER SET FORTH THEREIN. COPIES OF THE STOCKHOLDERS AGREEMENT AND THE CERTIFICATE OF INCORPORATION AND BY-LAWS ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND HAVE INSTEAD BEEN ISSUED IN RELIANCE ON REGULATION S PROMULGATED UNDER THE 1933 ACT. AS A RESULT, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION. ANY HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. THE COMPANY WILL NOT REGISTER ANY TRANSFER OF THESE SECURITIES NOT MADE IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE 1933 ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. THE COMPANY MAY REQUIRE A CERTIFICATE EXECUTED BY AN AUTHORIZED OFFICER OF THE TRANSFEREE IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY CERTIFYING THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE 1933 ACT.”

(vii) Subject to the terms hereof, including without limitation, if applicable, the restrictions on exercise under securities law, this Agreement, the Stockholders Agreement and the Company’s Certificate of Incorporation and by-laws, each Warrant shall be exercisable for the number of shares of Common Stock set forth thereon as the same may be adjusted from time to time as set forth herein.

(b) Execution and Delivery of Warrant Certificates(c) .

(i) At any time and from time to time on or after the date of this Agreement, Warrant Certificates evidencing the Warrants may be executed by the Company and delivered to the Warrant Agent for countersignature, and the Warrant Agent shall, when, as and if directed by the Company in writing, countersign and deliver such Warrant Certificates to the respective Persons entitled thereto, as specified by the Company. The Warrant Agent is further hereby authorized to countersign and deliver Warrant Certificates as required by this Section 2(b), Section 2(c), Section 3(b)(iii), Section 4(a), Section 9(a), Section 10.

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(ii) The Warrant Certificates shall be executed in the corporate name and on behalf of the Company by any of the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer or any one of the Executive Vice Presidents, Senior Vice Presidents or Vice Presidents of the Company, either manually or by facsimile signature printed thereon. The Warrant Certificates shall be countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Company whose signature shall have been placed upon any of the Warrant Certificates shall cease to be such officer of the Company before countersignature by the Warrant Agent and issue and delivery thereof, such Warrant Certificates may, nevertheless, be countersigned by the Warrant Agent and issued and delivered with the same force and effect as though such person had not ceased to be such officer of the Company, and any Warrant Certificate may be signed on behalf of the Company by such person as, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company, although at the date of the execution of this Agreement any such person was not such officer.

(c) Register; Registered Holder.

(i) Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants in accordance with the restrictions on transfer set forth herein. Upon the initial issuance of any Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective Holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

(ii) Registered Holder. The term “Holder” shall mean any Person in whose name ownership in the Warrants shall be registered upon the Warrant Register. Prior to due presentment for registration or transfer of any Warrant, the Company and the Warrant Agent may deem and treat the Holder as the absolute owner of such Warrant and of each Warrant (notwithstanding any notation of ownership or other writing on a Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

Section 3. Exercise of Warrant.

(a) Subject to this Section 3, Section 9 and securities law, each Warrant, when countersigned by the Warrant Agent, may be exercised, in whole or in part, by the Holder thereof during the Exercise Period applicable to such Warrant. Any exercise of a Warrant shall be effected by:

6

(i) delivery to the Warrant Agent at the office of Warrant Agent, or, if applicable, at the office of its successor as Warrant Agent, of: (A) the Warrant Certificate evidencing the Warrant, (B) a written notice in the form attached as Exhibit B hereto (the “Exercise Notice”), properly completed and executed, stating that such Holder elects to exercise the Warrants in accordance with the provisions of this Section 3, specifying the name or names in which such Holder wishes the certificate or certificates for shares of Common Stock to be issued and making the appropriate securities law representation contained therein, (B) to the extent the Stockholders Agreement is still in effect at the time of exercise, a joinder to the Stockholders Agreement, in form and substance reasonably acceptable to the Company and (C) to the extent the Restated Registration Rights Agreement dated as of [April] [ ], 2019 as may be amended from time to time (the “Registration Rights Agreement”) is still in effect at the time of exercise, a joinder to the Registration Rights Agreement, in form and substance reasonably acceptable to the Company; and

(ii) payment of the Exercise Price for the shares of Common Stock issuable upon exercise of such Warrants. Such Exercise Price shall be payable (A) by wire transfer of immediately available funds to the account of the Company, (B) by a certified or official bank check payable to the order of the Company or (C) by the surrender (which surrender shall be evidenced by cancellation of the number of Warrants represented by any Warrant certificate presented in connection with a Cashless Exercise (as defined below)) of a Warrant or Warrants (represented by one or more relevant Warrant certificates), and without the payment of the Exercise Price in cash, in return for the delivery to the surrendering Holder of that number of shares of Common Stock equal to (I) the number shares of Common Stock for which such Warrant is exercisable as of the date of exercise (if the Exercise Price were being paid in cash, wire transfer or certified or official bank check) reduced by (II) that number of shares of Common Stock equal to the quotient obtained by dividing (x) the aggregate Exercise Price to be paid by (y) the Market Price of one share of Common Stock on the Business Day which next precedes the day of exercise of the Warrant. An exercise of a Warrant in accordance with clause (C) is herein referred to as a “Cashless Exercise.” The documentation and consideration, if any, delivered in accordance with this Section 3(a) are collectively referred to herein as the “Warrant Exercise Documentation.”

(b) As promptly as practicable, and in any event within five Business Days after receipt of the Warrant Exercise Documentation, the Company shall:

(i) deliver or cause to be delivered the certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock properly specified in the Warrant Exercise Documentation;

(ii) if applicable, deliver or caused to be delivered cash in lieu of any fraction of a share of Common Stock, as hereinafter provided; and

7

(iii) if less than the full number of Warrants evidenced by a Warrant Certificate are being exercised, deliver or cause to be delivered (and the Warrant Agent shall so deliver or cause to be delivered at the request of the Company) a new Warrant Certificate(s), of like tenor, for the number of Warrants evidenced by such Warrant Certificate, less the number of Warrants then being exercised.

(c) An exercise shall be deemed to have been made at the close of business on the date of delivery of the Warrant Exercise Documentation so that, to the extent permitted by applicable law, the Person entitled to receive shares of Common Stock upon such exercise shall be treated for all purposes as having become the Holder of such shares of Common Stock at such time. No such surrender shall be effective to constitute the Person entitled to receive such shares of Common Stock as the Holder thereof while the transfer books of the Company for Common Stock are closed for any purpose (but not for any period in excess of five Business Days), but any such surrender of this Warrant Certificate for exercise during any period while such books are so closed shall become effective for exercise immediately upon the reopening of such books, as if the exercise had been made on the date this Warrant Certificate was surrendered and for the number of shares of Common Stock specified in the Warrant Exercise Documentation and at the Exercise Price.

(d) The Company shall pay all expenses in connection with, and all taxes and other governmental charges (other than income taxes of the Holder) that may be imposed in respect of, the issue or delivery of any shares of Common Stock issuable upon the exercise of Warrants. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any certificate for shares of Common Stock in any name other than that of the Holder of the Warrants as recorded in the Warrant Register.

(e) In connection with the exercise of any Warrants, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Market Price of a share of Common Stock on the Business Day which next precedes the day of exercise. If more than one such Warrant shall be exercised by the Holder thereof at the same time, the number of full shares of Common Stock issuable on such exercise shall be computed on the basis of the total number of Warrants so exercised.

Section 4. Adjustments.

(a) Adjustment of Number Issuable. The number of shares of Common Stock issuable upon the valid exercise of a Warrant (the “Number Issuable”) shall be subject to adjustment from time to time as follows:

(i) In case the Company shall at any time or from time to time after the Issue Date:

(A) pay a dividend or make a distribution on the outstanding shares of Common Stock in capital stock of the Company;

8

(B) forward split or subdivide the outstanding shares of Common Stock into a larger number of shares; or

(C) reverse split or combine the outstanding shares of Common Stock into a smaller number of shares;

then, and in each such case (A) through (C), the Number Issuable in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Company) so that the Holder of any Warrant thereafter exercised shall be entitled to receive the number of shares of Common Stock or other securities of the Company which such Holder would have owned or had been entitled to receive upon or by reason of any of the events described above, had such Warrant been exercised immediately prior to the happening of such event. An adjustment made pursuant to this Section 4(a)(i) shall become effective retroactively (x) in the case of any such dividend or distribution, immediately prior to the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of any such split, subdivision, combination or reclassification, immediately prior to the close of business on the date upon which such corporate action becomes effective.

(ii) In case the Company shall at any time or from time to time distribute to holders of its Common Stock any assets (including but not limited to cash), securities, or warrants to purchase securities (including but not limited to new Common Stock), (the “Other Property”), then the Number Issuable after such record or other distribution date of such distribution of Other Property shall be determined by multiplying the Number Issuable immediately prior to such record or distribution date by a fraction, of which the denominator shall be the Market Price per share of Common Stock on the record or distribution date, less the Fair Market Value of the portion of the Other Property to be distributed to a holder of one share of Common Stock or other equity security, and the numerator shall be such Market Price. Such adjustment shall become effective immediately after the record or distribution date. Such adjustment shall be made whenever the distribution date is fixed, and in the event that such distribution is not so made, the number of shares of Common Stock purchasable hereunder shall again be adjusted to be the number that was in effect immediately prior to the record or distribution date. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 4(a)(ii) to the extent a holder of a Warrant participates in the distribution on an as-exercised basis in accordance with Section 7.

(iii) Notwithstanding anything to the contrary contained in this Section 4(a), the Company shall be entitled to make such upward adjustments in the Number Issuable, in addition to those otherwise required by this Section 4(a), as the Board in its discretion shall determine to be advisable in order that any stock dividend, split, subdivision or combination of shares, distribution of rights or warrants to purchase shares, stock or securities or distribution of securities convertible into or exchangeable for shares of Common Stock hereafter made the Company to its stockholders shall not be taxable; provided, however, that any such adjustment shall treat all holders of Warrants with similar protections on an equal basis.

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(b) Reorganization, Reclassification. Consolidation. Merger or Sale of Assets. In case of any capital reorganization or reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a split, subdivision or combination), or in case of any consolidation or merger of the Company with or into another Person (other than a consolidation or merger in which the Company is the resulting or surviving person and which does not result in any reclassification or change of outstanding Common Stock), or in case of any sale or other disposition to another Person of all or substantially all of the assets of the Company, other than a sale/leaseback, mortgage or other similar financing transaction (any of the foregoing, a “Transaction”), the Company, and/or such successor or purchasing Person, as the case may be, shall make appropriate arrangements to provide that each Holder of a Warrant outstanding immediately prior to the consummation of the Transaction shall have the right thereafter to receive upon the exercise of such Warrant, in lieu of the Common Stock immediately theretofore acquirable, the kind and amount of shares, stock or other securities (of the Company or another issuer) or property or cash receivable upon such Transaction by a holder of the number of shares of Common Stock for which such Warrant could have been exercised immediately prior to such Transaction.

(c) Warrant Agent’s Disclaimer. The Warrant Agent has no duty to determine when an adjustment under this Section 4 should be made, how it should be made or what any such adjustment should be. The Warrant Agent makes no representation as to the validity or value of any securities or assets issued upon the exercise of any Warrants. The Warrant Agent shall not be responsible for the Company’s failure to comply with this Section 4.

Section 5. No Redemptions. The Company shall not have any right to redeem any of the Warrants evidenced hereby.

Section 6. Certain Covenants; Representations and Warranties of the Company

(a) Authorized Shares. The Company covenants and agrees that all shares of capital stock of the Company which may be issued upon the exercise of the Warrants will be duly authorized, validly issued and fully paid and non-assessable upon issuance and will be free and clear of all liens and will not be subject to any pre-emptive or similar rights. The Company shall at all times reserve and keep available solely for issuance upon the exercise of the Warrants, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the exercise of all outstanding Warrants, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the exercise of all outstanding Warrants.

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(b) Certificate as to Adjustments. The Company shall deliver to the Warrant Agent and each of the Holders promptly following the consummation of any transaction which would result in an increase or decrease in the Number Issuable pursuant to Section 4 a notice thereof, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Number Issuable after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed to each of the Holders. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event. Within thirty days following the occurrence of any event requiring an adjustment pursuant to Section 4, the Company shall instruct the Warrant Agent, and in accordance with such instructions the Warrant Agent shall issue each Holder a new Warrant Certificate reflecting the required adjustment(s) to the Warrant, reasonably promptly (but in any event within ten days) following, and subject only to, the permanent surrender by the Holder of the Warrant Certificate for which such new Warrant Certificate relates.

(c) No Impairment. The Company will not, by amendment of its charter or through reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or the Warrants issued hereunder, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of each Holder against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any shares of Common Stock obtainable upon the exercise of a Warrant and (ii) take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of a Warrant.

(d) Governmental Filings and Approvals.

(i) The Company hereby represents and warrants to each Holder that is a party to the Investor Purchase Agreement that, as of the date hereof, the Company has disclosed to such Holder the Governmental Entities (other than the FCA or with respect to filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or with respect to filings required under the competition laws of Germany or Turkey), whose consent (or notice to), arising from or related to the Company’s or its subsidiaries’ operations, would reasonably be expected to be required to be obtained or given by such Holder to exercise the Warrants acquired in the Initial Warrant Issuance, including to the extent reasonably required to permit such Holder to exercise its Warrants in light of the restrictions on exercise set forth in Section 9(c), except with respect to immaterial consents or notices.

(ii) The Company shall use commercially reasonable efforts to cooperate with any Holder that seeks to (i) obtain governmental regulatory approvals, consents or similar authorizations, or (ii) give notice to governmental regulators, in each case to the extent reasonably required to permit the Holder to exercise all or any portion of its Warrants, and shall

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reimburse such Holder for the filing fees, if any, associated with obtaining such approvals or giving such consents; provided, however, that the Company shall not be obligated under any circumstances to, among other things (1) make any dispositions or pledges of any of its assets, (2) grant or incur any lien or encumbrance or agree to any restriction on its business or conduct (affirmative or negative), (3) participate in any litigation or other civil or criminal procedure as a named plaintiff, defendant or otherwise or (4) incur any material out-of-pocket expenses.

Section 7. Dividends. Each Holder shall be entitled to any dividend, whether payable in cash, in kind or other property, that would be distributed to such Holder if such Holder’s Warrants had been converted in full into Common Stock immediately prior to the close of business on the record date for the determination of the stockholders entitled to receive such dividend.

Section 8. Holder Not Deemed a Stockholder. Except as specifically provided for herein (including, without limitation, Section 7), nothing contained in this Agreement shall be construed to (a) grant any Holder any rights to vote or receive dividends or be deemed the holder of shares of Common Stock of the Company for any purpose, (b) confer upon any Holder any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, or (c) impose any liabilities on a Holder to purchase any securities or as a stockholder of the Company, whether asserted by the Company or creditors of the Company, prior to the issuance of the underlying shares of Common Stock.

Section 9. Certain Transfer and Exercise Restrictions.

(a) Subject to Applicable Securities Laws. No Warrant shall be sold or transferred unless either such Warrant first shall have been registered under the Securities Act or any applicable U.S. state or foreign securities law, or (i) upon reasonable request by the Company, the Company first shall have been furnished with a certificate executed by an authorized officer of the transferee in form and substance reasonably acceptable to the Company, or (ii) upon reasonable request by the Warrant Agent, the Warrant Agent first shall have been furnished with an opinion of legal counsel, in form and substance reasonably acceptable to the Warrant Agent, in each case such certificate or opinion to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act and applicable U.S. state or foreign securities law and bears a restrictive legend, if applicable. Any transfer of a Warrant and the rights represented by the corresponding Warrant Certificate shall be effected by the surrender of such Warrant Certificate, along with the form of assignment attached as Exhibit C hereto, properly completed and executed by the Holder thereof, at the office of the Warrant Agent, together with an appropriate investment letter, if deemed reasonably necessary by counsel to the Company, to assure compliance with applicable securities laws. Thereupon, the Warrant Agent shall issue in the name or names specified by the Holder thereof and, in the event of a partial transfer, in the name of the Holder thereof, a new Warrant Certificate or Warrant Certificates evidencing the right to purchase such number of shares of Common Stock as shall be equal to the then applicable Number Issuable.

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(b) Subject to Applicable Laws. Notwithstanding anything to the contrary, no Warrant may be Transferred or exercised unless (i) the transferor, transferee, exercising Holder or its designated recipient of Common Stock issuable on the exercise of such Warrant and the Company, as applicable, have completed and submitted all filings, registrations or other notifications to any Governmental Entity that may be required pursuant to applicable Law in connection with such Transfer or exercise, (ii) all necessary approvals or waivers, as the case may be, of any Governmental Entity that may be required pursuant to applicable Law in connection with such Transfer or exercise have been obtained, including, if applicable, the approval or waiver, as the case may be, of the FCA and (iii) any waiting periods required by applicable Law for the consummation of such Transfer or Exercise have expired or been terminated. For the avoidance of doubt, a Warrant may be exercised in part to the extent that such filing, registration, notification, approval, waiver or expiration or termination of any waiting period is not necessary or required.

(c) Limitation on Exercise.

(i) Notwithstanding anything to the contrary, no Warrant may be exercised in contravention of applicable law, including without limitation, if applicable, Section 5 of the Securities Act or any of the rules and regulations promulgated thereunder.

(ii) Notwithstanding anything to the contrary, no Warrant may be exercised to the extent that such exercise would result in a violation of Article IV(d) of the Company’s Certificate of Incorporation with all references therein to the term “Transfer” and words of similar import being read as reference to the term “issue” and words of similar import.

(d) Regulation S Warrants.

(i) Without limiting the other restrictions set forth in this Section 9, each Holder of a Regulation S Warrant or the securities issued upon the exercise thereof agrees that for a period of one year from the date hereof (the “distribution compliance period”), in the event of a Transfer of the Regulation S Warrants or the securities issuable upon the exercise thereof, the Holder will (A) ensure that the Transfer is not made to a U.S. person unless pursuant to an exemption from registration under the Securities Act or such Warrant or the securities issued upon the exercise thereof, as applicable, have been registered under the Securities Act; (B) unless the Warrants or the securities issued upon the exercise thereof have been registered under the Securities Act, require the transferee to certify that it either (I) is not a U.S. person, is not acquiring the Securities for the account or benefit of a U.S. person and is acquiring such securities in an “offshore transaction” as defined in Regulation S, or (II) it is acquiring the Securities in a transaction that does not require registration under the Securities Act; (C) require that the transferee agree to resell or otherwise Transfer the Regulation S Warrants or the securities issuable upon the exercise thereof only in accordance with

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Regulation S, pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration and not to engage in hedging transactions unless in compliance with the Securities Act and (D) disclose that the Regulation S Warrants or the securities issuable upon the exercise thereof have not been registered under the Securities Act and cannot be sold in the United States or to U.S. persons absent registration under the Securities Act or an exemption from such registration. In connection with such a Transfer, the Company will (x) ensure that the Regulation S Warrants or the securities issuable upon the exercise thereof bear a legend as set forth in Section 2 hereof; (y) refuse to register any transfer of Regulation S Warrants or the securities issuable upon the exercise thereof not made in accordance with Regulation S, pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration; and (z) send a confirmation to the transferee stating that the transferee is subject to the foregoing restrictions on Transfers.

(ii) Without limiting the other restrictions set forth in this Section 9, each Holder of a Regulation S Warrant or the securities issued upon the exercise thereof agrees (A) it will not engage in hedging transactions unless in compliance with the Securities Act and (B) any Transfer of Regulation S Warrants or the securities issued upon the exercise thereof will be made only in accordance with the provisions of this Section 9. The Holder acknowledges that the Company will refuse to register any Transfer not made in accordance with the foregoing provisions.

(iii) Without limiting the other restrictions set forth in this Section 9, no Regulation S Warrant may be exercised unless the exercising Holder shall have delivered to the Company (1) a certification, reasonably acceptable to the Company, that it is not a U.S. person (as defined in Regulation S) and the Regulation S Warrant is not being exercised on behalf of a U.S. person (as defined in Regulation S), and it is purchasing the shares of Common Stock in an offshore transaction in accordance with Regulation S or (2) an opinion of counsel reasonably acceptable to the Company to the effect that the Regulation S Warrant and the securities delivered upon exercise thereof have been registered under the Securities Act or are exempt from registration thereunder.

(e) Stockholders Agreement.

(i) So long as the Stockholders Agreement remains in effect, any Holder or its permitted assigns that holds Warrants or receives shares of Common Stock upon the valid exercise of a Warrant shall be subject to the Stockholders Agreement and bound by all the terms and conditions thereof as if an original party thereto and shall execute a joinder to the Stockholders Agreement.

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(ii) The Stockholders Agreement as initially adopted contains, and as any given date prior to the expiration of the Warrants may continue to contain certain restrictions on transfer applicable to the Warrants. By receiving a Warrant, a Holder agrees that it and the Warrant are subject to, and bound by, the restrictions on transfer set forth in the Stockholders Agreement.

Section 10. Replacement of Warrants. Upon receipt of evidence satisfactory to the Company and the Warrant Agent of the loss, theft, destruction or mutilation of a Warrant Certificate and, in the case of loss, theft or destruction, upon delivery of an indemnity reasonably satisfactory to the Company and the Warrant Agent, or, in the case of mutilation, upon surrender and cancellation thereof, the Warrant Agent will issue a new warrant certificate of like tenor for a number of Warrants equal to the number of Warrants evidenced by such Warrant Certificate.

Section 11. Governing Law. THIS AGREEMENT AND THE WARRANTS ISSUED HEREUNDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

Section 12. Rights Inure to Holder. The Warrants evidenced by a Warrant Certificate will inure to the benefit of and be binding upon the Holder thereof and the Company and their respective successors and permitted assigns. Nothing in this Agreement shall be construed to give to any Person other than the Company and the Holder thereof any legal or equitable right, remedy or claim under a Warrant Certificate, and such Warrant Certificate shall be for the sole and exclusive benefit of the Company and such Holder. Nothing in this Agreement shall be construed to give a Holder any rights as a holder of shares of Common Stock until such time, if any, as the Warrants evidenced by its Warrant Certificate are exercised in accordance with the provisions hereof.

Section 13. Warrant Agent.

(a) Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Operating Office, Chief Financial Officer or another executive officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

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(b) Compensation and Indemnity.

(i) For services rendered hereunder, the Warrant Agent shall be entitled to such compensation as shall be agreed to in writing between the Company and the Warrant Agent and the Company promises to pay such compensation and to reimburse the Warrant Agent for the out-of-pocket expenses (including attorneys’ and other professionals’ fees and expenses) incurred by it in connection with the services rendered by it hereunder. The provisions of this paragraph shall survive the termination of this Agreement and the resignation or removal of the Warrant Agent.

(ii) The Company agrees to indemnify the Warrant Agent and its Affiliates and their respective employees, officers or directors for, and to hold it harmless against, any and all loss, liability, damage, claim, cost or expense, including reasonable attorneys’ fees and expenses (including the reasonable costs and expenses of defending against any claim of liability, regardless of who asserts such claim), incurred by the Warrant Agent that arises out of or in connection with its accepting appointment as, or acting as, Warrant Agent hereunder, except such losses, liabilities, damages, claims, costs or expenses as may result from the gross negligence or willful misconduct of, or breach of this Agreement by, the Warrant Agent, its Affiliates or any of its or their officers, directors, employees, managers, agents and advisors (including without limitation persons retained by the Warrant Agent to provide services hereunder as set forth in Section 13(q)) (as determined by a court of competent jurisdiction in a final and non-appealable judgment). The Warrant Agent shall incur no liability and shall be indemnified and held harmless by the Company for, or in respect of, any actions taken, omitted to be taken or suffered to be taken in good faith by the Warrant Agent in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document believed by the Warrant Agent to be valid, genuine and sufficient and in effecting any exercise or transfer of a Warrant believed by it in good faith to be authorized, and in delaying or refusing in good faith to effect any exercise or transfer of a Warrant. The Warrant Agent shall notify the Company, by letter or facsimile transmission, of a claim against the Warrant Agent or of any action commenced against the Warrant Agent, promptly after the Warrant Agent shall have received written notice thereof (to the extent not prohibited by applicable law). The failure of the Warrant Agent to so notify the Company shall not in any way relieve the Company of its obligations pursuant to this Section 13(b) except to the extent that the Company is prejudiced by such failure or delay. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses incurred thereafter of any counsel retained by the Warrant Agent, so long as the Company shall retain counsel reasonably satisfactory to the Warrant Agent (it being understood that it would be unreasonable for Parent to withhold approval for Akin Gump Strauss Hauer & Feld LLP to serve as such counsel); provided that the Company shall not be entitled to assume the defense of any such action if the named parties to such action include both the Warrant Agent and the Company and representation of both parties by the same legal counsel would, in the

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written opinion of the Warrant Agent’s counsel, be inappropriate due to actual or potential conflicting interests between the Warrant Agent and the Company. The provisions of this paragraph shall survive the termination of this Agreement and the resignation or removal of the Warrant Agent.

(c) Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant Certificate; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof (other than in reliance upon and as directed by requests by the Company to make such adjustments) or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

(d) Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of the Company’s Common Stock through the exercise of Warrants.

(e) Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

(f) Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving 60 days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the Holder of a Warrant (who shall, with such notice, submit his, her, or its Warrant for inspection by the Company or such other evidence reasonably satisfactory to the Company), then the Company may serve as the Warrant Agent. If the Company does not agree to serve as the Warrant Agent within 10 days after such 30 day period, then the Holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without

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any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

(g) Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give written notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

(h) Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

(i) Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

(j) The Warrant Agent shall not be liable for any act or omission by it unless such act or omission constitutes gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment); in no event shall the Warrant Agent be liable to any Holder, the Company or any third party for special, punitive, indirect or consequential damages, including but not limited to lost profits, irrespective of whether the Warrant Agent has been advised of the likelihood of such loss or damage and regardless of the form of action arising in connection with this Agreement.

(k) The Warrant Agent shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing between the Warrant Agent and the Company.

(l) The Warrant Agent makes no representations and has no responsibility for the validity, sufficiency, value or genuineness of any of the Warrant Certificates and the Warrant Agent assumes no responsibility with respect to the distribution of the Warrant Certificates except as herein otherwise provided.

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(m) The Warrant Agent shall not be obligated to take any action hereunder which might in the Warrant Agent’s judgment involve any risk of expense, loss or liability, unless it shall have been furnished with indemnity and/or security reasonably satisfactory to it; provided, however, that this provision shall not affect the power of the Warrant Agent to take such action as it may consider proper, whether with or without any such security or indemnity.

(n) The Warrant Agent may conclusively rely on and shall be protected in acting or refraining from acting upon any statement, request, document, certificate, agreement, opinion, notice, letter or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Warrant Agent shall in good faith reasonably believe to be genuine and to have been signed or presented by the proper person or persons.

(o) The Warrant Agent may conclusively rely on and shall be protected in acting or refraining from acting upon written or oral instructions from any officer of the Company.

(p) The Warrant Agent may consult with counsel it selects, including in-house counsel, with respect to any questions relating to its duties and responsibilities and the advice or opinion of such counsel, or any opinion of counsel to the Company provided to the Warrant Agent shall be full and complete authorization and protection in respect of any reasonable action taken, suffered or omitted to be taken by the Warrant Agent hereunder in accordance with the advice or opinion of such counsel.

(q) The Warrant Agent may perform any duties hereunder either directly or by or through agents and attorneys and the Warrant Agent shall not be responsible for any misconduct or negligence (other than willful misconduct or gross negligence) on the part of any agent or attorney appointed with due care by it hereunder.

(r) The Warrant Agent, its officers, directors, employees and shareholders may become the owners of, or acquire any interest in, any Warrant Certificate, with the same rights that it or they would have if it were not the Warrant Agent, and may engage or be interested in any financial or other transaction with the Company as freely as if it were not the Warrant Agent.

(s) The statements contained herein and in the Warrant Certificates shall be taken as statements of the Company and the Warrant Agent assumes no responsibility for the correctness of the same except such as describe the Warrant Agent or action taken or to be taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrant Certificates except as herein otherwise provided.

(t) The Warrant Agent shall not at any time be under any duty or responsibility to any holder of any Warrant Certificate to make or cause to be made any adjustment of the Exercise Price or number of the Warrant Shares or other securities or property deliverable as provided in this Agreement, or to determine whether any facts exist which may require any adjustments, or with respect to the nature or extent of any such adjustments, when made, or with respect to the method employed in making the same. The Warrant Agent shall not be accountable with respect to the validity, value or the kind or

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amount of any Warrant Shares or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or with respect to whether any such Warrant Shares or other securities will when issued be validly issued and fully paid and nonassessable, and makes no representation with respect thereto.

(u) Notwithstanding anything in this Agreement to the contrary, neither the Company nor the Warrant Agent shall have any liability to any holder of a Warrant Certificate or other person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority prohibiting or otherwise restraining performance of such obligation; provided that the Company must use commercially reasonable efforts to have any such order, decree or ruling lifted, stayed or otherwise overturned.

(v) In addition to the foregoing, the Warrant Agent shall be protected and shall incur no liability for, or in respect of, any action taken or omitted by it in connection with its administration of this Agreement if such acts or omissions are in reliance upon (i) the proper execution of the certification concerning beneficial ownership appended to the form of assignment and the form of the election attached hereto unless the Warrant Agent shall have actual knowledge that, as executed, such certification is untrue, or (ii) the non-execution of such certification including, without limitation, any refusal to honor any otherwise permissible assignment or election by reason of such non-execution.

Section 14. Amendments; Waiver. Except as otherwise provided herein, this Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company, the Warrant Agent and (i) the Holders of two-thirds of the then outstanding Warrants, (ii) Elliott, and (iii) either Metro SPV or Mudrick; provided, that (1) no amendment, waiver or modification that would disproportionately and adversely affect any Holder in any material respect as compared to other Holders shall be effective against such Holder without the written consent of such Holder, and (2) Section 9(e)(ii) may not be waived, modified or amended without the consent of such persons that would be required to waive, modify or amend such transfer restrictions set forth in the Stockholders Agreement. Notwithstanding the foregoing, this Agreement may be amended without the consent of any Holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein to the extent such amendments do not adversely affect the interest of any Holder. No provision hereunder may be waived other than in a written instrument executed by the waiving party; provided, however, that the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall have obtained the written consent of those Holders of Warrants whose consent would have been required to amend this Agreement to strike such prohibition on, or obligation of, the Company from this agreement. For the avoidance of doubt, with respect to this Section 14, each stockholder that is a party to the Stockholders Agreement is a third-party beneficiary to clause (2) of the proviso to the first sentence of this Section 14 and is entitled to the rights and benefits thereunder and may enforce the application of such proviso.

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Section 15. Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

Section 16. Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument. This Agreement, to the extent signed and delivered by means of a facsimile machine or electronic delivery (i.e., by email of a PDF signature page), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or by electronic delivery as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 17. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future applicable laws during the term thereof, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid, and enforceable provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible.

Section 18. Persons Benefitting. This Agreement shall be binding upon the Company and the Warrant Agent and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto and nothing in this Agreement, express or implied, is intended to or shall confer, except as otherwise provided in this Section 18, upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Each Holder, by acceptance of a Warrant Certificate, agrees to all of the terms and provisions of this Agreement applicable thereto, and each such Holder shall be deemed to be a third party beneficiary of this Agreement. The Warrant Agent may assign or transfer its rights under this Agreement to any of its Affiliates without the prior written consent of any party hereto, provided that the Warrant Agent shall notify the Company in writing of such assignment or transfer promptly following the effectiveness thereof, and such Affiliate or Affiliates, as the case may be, shall be bound by the terms and conditions of this Agreement as if a party hereto.

Section 19. Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes all prior oral and written, and all contemporaneous oral, agreements and understandings relating to the subject matter hereof.

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Section 20. Termination. This Agreement shall terminate upon the earlier of (i) the delivery by the Company to the Holders of all shares of Common Stock and other securities or property in respect of all Warrants duly exercised during the Exercise Period and (ii) when all Warrants have been exercised upon the delivery to the Holders of all shares of Common Stock and other securities or property in respect of all Warrants duly exercised. Notwithstanding the foregoing, Section 13(b) shall survive the termination of this Agreement and the resignation or removal of the Warrant Agent.

Section 21. Notices. All notices and other communications hereunder will be in writing and will be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e mail or otherwise (including electronic confirmation of successful transmission generated by the facsimile machine of the sender), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier service or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder will be delivered, if to the Company or the Warrant Agent, to the address set forth below, or if to any Holder, to the address set forth in the Warrant Register, or in each case pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Company:

Affinion Group Holdings, Inc.

6 High Ridge Park

Stamford, CT 06905

Phone: (203) 956-1237

Attention: Brian Fisher, Esq.

Electronic mail: bfisher@affiniongroup.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Rosa A. Testani

Facsimile: 212-872-8115

Electronic mail: rtestani@akingump.com

If to the Warrant Agent:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn NY 11219

Attention: Relationship Management

Electronic mail: [•]

22

With a copy to:

American Stock Transfer & Trust Company, LLC

48 Wall Street, 22nd Floor

New York, NY 10005

Attention: Legal Department

Email: legalteamAST@astfinancial.com

Section 22. Force Majeure. In no event shall the Warrant Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Warrant Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 23. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Warrant Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Warrant Agent. The parties to this Agreement agree that they will provide the Warrant Agent with such information as it may reasonably request in order for the Warrant Agent to satisfy the requirements of the U.S.A. Patriot Act.

Section 24. Notice to Holders of Warrants; Mandatory Exercise.

(a) Notwithstanding anything herein to the contrary, the Company shall give 10 Business Days’ written notice to the holders prior to the following:

(i) [the record date for determining the stockholders of the Company entitled to vote on any of the actions that would require the consent of stockholders pursuant to Section 2.2 of the Stockholders Agreement;]

(ii) [the record date for determining the stockholders of the Company entitled to vote to approve any amendment to director compensation pursuant to clause (ii) of Section 2.5 of the Stockholders Agreement;]

(iii) [the record date for determining the stockholders entitled to exercise pre-emptive rights pursuant to Section 4.4 of the Stockholders Agreement;]

(iv) [the record date for determining the stockholders entitled to vote to approve any amendment to the Stockholders Agreement pursuant to Section 6.11 of the Stockholders Agreement;]

(v) [the record date for determining the stockholders entitled to any dividend, distribution or pro rata repurchase or redemption of, or in respect of, the Common Stock; and]

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(vi) the consummation of a Sale of the Company.

(b) The Company shall give prompt written notice (and in any event, no later than two (2) Business Days) to the Holders upon receipt of notice from a [Tag-Along Seller] (as defined in the Stockholders Agreement) of such Tag-Along Seller’s intention to consummate a [Transfer] (as defined in the Stockholders Agreement) pursuant to Section [4.3(b)] of the Stockholders Agreement.

(c) For the avoidance of doubt, any Holder that elects to exercise, in accordance with Section 3, all or any portion of its Warrants in connection with any of the events requiring notice pursuant to this Section 24 may condition such exercise upon the actual taking of the vote or consummation of the transaction, as applicable. To the extent a Holder elects to exercise all or any portion of its Warrants pursuant to this Section 24, the Company will provide such Holder with the opportunity to execute a joinder to the Stockholders Agreement.

(d) The Company shall give prompt written notice to each of the Holders in the event that, to the knowledge of the Company, Elliott has received all requisite approvals of, and submitted all appropriate notices to, any Governmental Entity required for Elliott to exercise its Warrants. No later than two (2) Business Days after Elliott has received all requisite approvals of, and submitted all appropriate notices to, any Governmental Entity required for Elliott to exercise its Warrants:

(i) Elliott shall be deemed to have mandatorily exercised all of its Warrants, by way of Cashless Exercise (unless Elliott shall have previously elected full physical settlement and delivered the aggregate Exercise Price together with such other documentation, in accordance with the requirements set forth herein, required to effect such full physical settlement); and

(ii) Each other Holder shall be deemed to have mandatorily exercised all of its Warrants, by way of Cashless Exercise (unless such Holder shall have previously elected full physical settlement and delivered the aggregate Exercise Price together with such other documentation, in accordance with the requirements set forth herein, required to effect such full physical settlement).

Section 25. Definitions. For the purposes of this Warrant Certificate, the following terms shall have the meanings indicated below:

“Affiliate” means with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such specified Person.

“Agreement” has the meaning given it in the Preamble.

“Board” means the board of directors of the Company.

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“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close.

“Cashless Exercise” has the meaning given it in Section 2.

“Common Stock” has the meaning given it in the Recitals.

“Company” has the meaning given it in the Preamble.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and the policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), and the terms “Controlled by” and “Controlling” shall have correlative meanings.

“Derivative Security” means any right, option, warrant or other security convertible into or exercisable for Common Stock.

“Domestic Restricted Warrant” means a Warrant issued in reliance on Regulation D or Section 4(a)(2) of the Securities Act.

“Elliott” means [    ].

“Equity Incentive Plans” means any equity incentive plans for officers, employees or directors of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“Exchange Offer” has the meaning given it in the Recitals.

“Exercise Notice” has the meaning given it in Section 3(a).

“Exercise Price” is equal to $0.000001 per share.

“Exercise Period” means, with respect to any Warrant, any time on or after the Issue Date.

“Existing Notes” has the meaning given it in the Recitals.

“Fair Market Value” means the amount which a willing buyer, under no compulsion to buy, would pay a willing seller, under no compulsion to sell, in an arm’s-length transaction but in all events without application of any minority, illiquidity, transfer or voting restriction, or similar discounts or reductions.

25

“FCA” means the U.K. Financial Conduct Authority.

“Governmental Entity” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body.

“Holder” has the meaning given it in Section 2(c)(ii).

“Initial Warrant Issuance” has the meaning given it in the Recitals.

“Investor Purchase Agreement” has the meaning given it in the Recitals.

“Issue Date” means [April] [    ], 2019.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Entity.

“Market Price” per share of Common Stock means, on any date specified herein: (a) if the Common Stock is then listed or admitted to trading on any national securities exchange, the average of the high and low trading prices of the Common Stock on such date; (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security, the average of the high and low sale prices of the Common Stock on such date; (c) if there shall have been no trading on such date or if the Common Stock is not so designated, the average of the reported high bid and low asked price of the Common Stock on such date as shown by NASDAQ or reported by any member firm of the NYSE selected by the Company; or (d) if neither (a), (b) nor (c) is applicable, the Fair Market Value per share determined in good faith by the Board.

“Metro SPV” means Metro SPV LLC.

“Mudrick” means Mudrick Capital Management, L.P.

“NASDAQ” means the Nasdaq Stock Market.

“Number Issuable” with respect to a Warrant has the meaning given it in Section 4(a).

“NYSE” means the New York Stock Exchange, Inc.

“Other Property” has the meaning given it in Section 4(a)(ii).

“Person” means any individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Regulation D” means Regulation D promulgated under the Securities Act.

“Regulation S” means Regulation S promulgated under the Securities Act.

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“Regulation S Warrant” means a Warrant issued pursuant to Regulation S.

“Required Consents” means the material filings, registrations, notifications, approvals, waivers or expiration or termination of any waiting periods that are necessary or required, as set forth in Section 9(b).

“Sale of the Company” means a transaction or series of related transactions pursuant to which (i) a person or group (as such terms are used and defined in Rule 13d-3 promulgated under the Exchange Act) (other than a Subsidiary of the Company) acquires or otherwise becomes the beneficial owner of more than 50% of the Company’s issued and outstanding Common Stock or (ii) the Company consummates the sale of all or substantially all of its assets, on a consolidated basis to any Person (other than a Subsidiary of the Company).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of [April] [ ], 2019, as may be amended from time to time in accordance with its terms, by and among the Company and the stockholders party thereto, as in effect from time to time, and any successor agreement thereto.

“Subsidiary” means, with respect to any Person (herein referred to as the “parent”) (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Transaction” has the meaning given it in Section 4(b).

“Transfer” means any voluntary or involuntary attempt to, directly or indirectly through the transfer of interests in controlled Affiliates or otherwise, sell, assign, transfer, grant a participation in, pledge or otherwise dispose of any Warrants, or the consummation of any such transaction, or taking a pledge of, any of the Warrants; provided, however, that a transaction that is a pledge shall not be deemed to be a Transfer, but a foreclosure pursuant thereto shall be deemed to be a Transfer; provided, further, that, with respect to any widely held “investment company” as defined in the Investment Company Act of 1940, as amended, a sale, transfer, assignment, pledge, hypothecation, encumbrance or other disposition of ownership interests in such investment company shall not be deemed a Transfer. The term “Transferred” shall have a correlative meaning.

“Transfer Agent” has the meaning given it in Section 2.

“Warrant” means a Warrant in substantially the form attached as Exhibit A hereto.

“Warrant Agent” has the meaning given it in the Preamble.

“Warrant Certificate” has the meaning given it in Section 2(a).

27

“Warrant Exercise Documentation” has the meaning given it in Section 3(a).

*         *         *         *         *

28

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

AFFINION GROUP HOLDINGS, INC.

By:
Name:
Title

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Warrant Agent

By:
Name:
Title

[Signature Page to Warrant Agreement]

Exhibit A – Form of Warrant

SPECIMEN WARRANT CERTIFICATE

THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO 5:00 P.M.

NEW YORK CITY TIME, [APRIL] [    ], 2029

[LEGEND TO BE INSERTED IN ACCORDANCE WITH SECTION 2]

AFFINION GROUP HOLDINGS, INC.

WARRANT TO PURCHASE COMMON STOCK

WARRANT NO.: A – _____                                                                                                                   NUMBER OF WARRANTS: ______________

THIS CERTIFIES THAT, for value received [•] is the registered holder of a Warrant or Warrants (the “Warrant”) to purchase one fully paid and non-assessable share of Common stock, par value $0.01 per share (“Common Stock”), of AFFINION GROUP HOLDINGS, INC., a Delaware corporation (the “Company”), for each Warrant evidenced by this Warrant Certificate. Subject to the conditions set forth herein and in the Warrant Agreement dated as of [April] [    ], 2019, by and between the Company and the Warrant Agent, as in effect from time to time (the “Warrant Agreement”) (including as referenced therein the restrictions on exercise and transfer set forth in the Company’s organizational documents), as in effect from time to time, the Warrant entitles the holder thereof to purchase from the Company, at any time during the Exercise Period, such number of shares of Common Stock of the Company at the price of $0.01 per share, upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent.

Payment of the Exercise Price may be made, at the option of the holder of the Warrant and subject to conditions set forth herein and in the Warrant Agreement, by the following methods (or any combination thereof): (1) in cash or by wire transfer of immediately available funds; (2) by a certified or official bank check payable to the order of the Company; or (3) by means of a cashless exercise pursuant to Section 3(a)(ii) of the Warrant Agreement. In no event shall the registered holder of this Warrant be entitled to receive a net-cash settlement or other consideration in lieu of a physical settlement in shares of Common Stock. The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock purchasable hereunder, set forth on the face hereof, may, subject to certain conditions, be adjusted. The term “Exercise Price” as used in this Warrant Certificate refers to the price per Share at which Shares may be purchased at the time the Warrant is exercised.

No fraction of a share of Common Stock will be issued upon any exercise of a Warrant. If, upon exercise of a Warrant, a holder would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder and shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Market Price of a share of Common Stock on the Business Day which next precedes the day of exercise.

Upon any exercise of the Warrant for less than the total number of full shares of Common Stock provided for herein, there shall be issued to the registered holder hereof or his, her, or its assignee a new Warrant Certificate bearing the same restrictive legends, if any, covering the number of shares of Common Stock for which the Warrant has not been exercised.

1

Warrant Certificates, when surrendered at the office or agency of the Warrant Agent by the registered holder hereof in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants.

Upon due presentment for registration of transfer of the Warrant Certificate at the office or agency of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any applicable tax or other government charge.

The Company and the Warrant Agent may deem and treat the registered holder as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the registered holder, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

Except as set forth in the Warrant Agreement, this Warrant does not entitle the registered holder to any of the rights of a stockholder of the Company.

Capitalized terms used herein but not defined shall have the meaning set forth in the Warrant Agreement.

*         *         *         *         *

2

AFFINION GROUP HOLDINGS, INC.

By:
Name:	Name:
Title:	Title:

DATED:

Countersigned

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Warrant Agent

By:
Authorized Signatory

[Signature Page to Warrant of Affinion Group Holdings, Inc.]

Exhibit B

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER

TO EXERCISE WARRANTS

The undersigned holder hereby exercises the right to purchase              shares of common stock, par value $0.01 per share (“Warrant Shares”), of AFFINION GROUP HOLDINGS, INC., a Delaware corporation (the “Company”), evidenced by the attached Warrant Certificate (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Warrant Agreement (the “Agreement”), dated as of [April] [ ], 2019, by and between the Company and American Stock Transfer & Trust Company, LLC, as Warrant Agent, as in effect from time to time.

1.	Payment of Exercise Price (check applicable box).

[    ] payment in the sum of $             [is enclosed] [has been wire transferred to the Company at the following account:         ] in accordance with the terms of the Warrant.

[    ] Holder hereby elects to make the payment for the Warrant Shares in accordance with Section 3(a)(ii) of the Agreement.

2.	Confirmation. The undersigned hereby represents and warrants that the Required Consents have been made or obtained, as applicable.

3.

Delivery of Warrant Shares. The Company shall deliver the Warrant Shares in the name of the undersigned or in such other name as is specified below in accordance with Section 3(b) of the Agreement at the following address:

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate bearing the same restrictive legends, if any, for the balance of such Warrants be registered in the name of, and delivered to, the registered holder at the address stated below its signature.

4.	Representations and Warranties.

(i)	If the Warrant is a Domestic Restricted Warrant (or any other Warrant that is not a Regulation S Warrant) the undersigned hereby certifies:

[CHECK A OR B, AS APPLICABLE]

☐ A. that it is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended;

[OR]

☐ B. enclosed herewith is an opinion of counsel to the effect that the Regulation S Warrant and the securities delivered upon exercise thereof either (i) have been registered under the Securities Act or (ii) are exempt from registration thereunder.

(ii)	If the Warrant is a Regulation S Warrant, the undersigned hereby certifies:

[CHECK A OR B, AS APPLICABLE]

☐ A. that it is not a U.S. person (as defined in Regulation S) or purchasing for the account or benefit of a U.S. person, other than a distributor, and it is purchasing the Warrant Shares in an offshore transaction in accordance with Regulation S;

[OR]

☐ B. enclosed herewith is an opinion of counsel to the effect that the Regulation S Warrant and the securities delivered upon exercise thereof either (i) have been registered under the Securities Act or (ii) are exempt from registration thereunder.

*     *     *     *     *

Dated:
(SIGNATURE)

(ADDRESS)

(TAX IDENTIFICATION NUMBER)

ACKNOWLEDGMENT

The Company hereby acknowledges receipt of this Exercise Notice and hereby undertakes, in accordance with Section 3(b) of the Agreement, to issue the above indicated number of shares of Common Stock upon satisfactory receipt of the Warrant Exercise Documentation and the restrictions on exercise and transfer set forth in the Agreement (including as referenced therein the restrictions on exercise and transfer set forth in Warrant Agreement and in the Company’s organizational documents), in the name and to the address set forth above by the exercising holder.

AFFINION GROUP HOLDINGS, INC.

By:
Name:
Title:

Exhibit C

ASSIGNMENT

To be Executed by the Registered Holder in Order to Assign Warrants

For Value Received, ___________________________________ hereby sells, assigns and transfers unto

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to

______________________________________________________________________________________________

(PLEASE PRINT OR TYPE NAME AND ADDRESS)

                              of the Warrants represented by this Warrant Certificate and does hereby irrevocably constitute and appoint              Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

By signing below, the transferring holder hereby represents and warrants to the Company that such holder is making this transfer in accordance with, and subject to the terms, conditions and restrictions set forth in, the Warrant Agreement and the Company’s organizational documents (collectively, the “Transfer Restrictions”).

Without limiting the Transfer Restrictions, if the transferring holder is seeking to transfer all or any portion of a Regulation S Warrant:

[CHECK A, B OR C, AS APPLICABLE]

☐ A. such transferring holder hereby certifies as follows:

1.

The offer and sale of the Warrants was not and will not be made to a person in the United States (unless such person is excluded from the definition of “U.S. person” pursuant to Rule 902(k)(2)(vi) or the account held by it for which it is acting is excluded from the definition of “U.S. person” pursuant to Rule 902(k)(2)(i) under the circumstances described in Rule 902(h)(3)) and such offer and sale was not and will not be specifically targeted at an identifiable group of U.S. citizens abroad.

2.

Unless the circumstances described in the parenthetical in paragraph 1 above are applicable, either (a) at the time the buy order was originated, the buyer was outside the United States or we and any person acting on our behalf reasonably believed that the buyer was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market, and neither we nor any person acting on our behalf knows that the transaction was pre-arranged with a buyer in the United States.

3.	Neither we, any of our affiliates, nor any person acting on our or their behalf has made any directed selling efforts in the United States with respect to the Warrants.

4.	The proposed transfer of Warrants is not part of a plan or scheme to evade the registration requirements of the Securities Act.

5.

If we are a dealer or a person receiving a selling concession, fee or other remuneration in respect of the Warrants, and the proposed transfer takes place during the one-year distribution compliance period (as defined in Rule 902(f) of Regulation S), or we are an officer or director of the Company, we certify that the proposed transfer is being made in accordance with the provisions of Rule 904(b) of Regulation S.

[OR]

☐ B. such transferring holder hereby certifies that the transferee is an “accredited investor” (as such term is defined under Rule 501(a) of Regulation D under the Securities Act) and the transfer will be exempt from registration under applicable federal, State and foreign securities law.

[OR]

☐ C. enclosed herewith is an opinion of counsel to the effect that either (i) the Warrant has been registered under the Securities Act or (ii) the proposed transfer is exempt from registration thereunder.

Notwithstanding the foregoing certification, in accordance with Section 9(a) of the Warrant Agreement, prior to permitting or giving effect to the transfer, the Company may require the transferring parties to furnish an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that the sale or transfer is exempt from the registration requirements of the Securities Act and applicable U.S. state or foreign securities law and indicating whether the new Warrant Certificates must bear a restrictive legend.

Furthermore, by signing below, the transferring holder hereby agrees and acknowledges that no sale, assignment or transfer of the Warrants shall be effective except to the extent such sale, assignment or transfer complies fully with the Transfer Restrictions.

Dated:
(SIGNATURE)

THE SIGNATURE TO THE ASSIGNMENT MUST CORRESPOND TO THE NAME WRITTEN UPON THE FACE OF THIS WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER AND MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM PURSUANT TO S.E.C. RULE 17 Ad – 15).

Appendix I

Holder’s Contact Information

Name:

Address:

City, State, Zip:

Telephone Number:

Facsimile Number:

E-mail Address:

Annex E-1

Fifth Amended and Restated Certificate of Incorporation

[See attached]

Annex E-1

Final Form

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AFFINION GROUP HOLDINGS, INC.

(Dated [April] [    ], 2019)

ARTICLE I

The name of the Corporation is Affinion Group Holdings, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) and to possess and exercise all of the powers and privileges granted by such law and any other law of the State of Delaware.

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 550,000,000, consisting of 540,000,000 shares of Common Stock, par value $0.000001 per share (the “Common Stock”), and 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”) (collectively with the Common Stock, the “Capital Stock”).

The following is a statement of the designations, preferences, voting powers, qualifications, special or relative rights and privileges in respect of the authorized capital stock of the Corporation.

(a) Common Stock.

(1) Rights and Privileges. Except as expressly set forth otherwise herein, the Common Stock shall have (i) all rights and privileges typically associated with such securities as set forth in the DGCL, including, without limitation, the right to receive dividends, the right to vote, subject to Article IV(a)(3)(ii), on all matters presented to the holders of the Common Stock for a vote and the rights upon a liquidation and (ii) the additional rights and privileges hereinafter set forth.

[Signature Page to Third Amended and Restated Certificate of Incorporation]

(2) Dividends. Subject to the rights of the Preferred Stock, dividends may be paid on the Common Stock, as and when declared by the Board, out of the assets of the Corporation legally available for the payment of such dividends. If and when dividends on the Common Stock are declared payable from time to time by the Board, whether payable in cash, in property or in shares of capital stock of the Corporation, the holders of Common Stock shall be entitled to share equally, pro rata, based on the number of shares of Common Stock held by each such holder, in such dividends.

(3) Voting.

(i) Unless otherwise required by applicable Law, each share of Common Stock shall, subject to Article IV(a)(3)(ii), entitle the holder thereof to cast one vote.

(ii) Limitation on Voting; Automatic Voting.

(I) For so long as ownership or voting of Common Stock of the Corporation is subject to the review and approval or deemed approval of the FCA, no Person shall be entitled to vote any shares of Common Stock representing, in aggregate, more than 19.9% of the total combined voting power of all securities of the Corporation entitled to vote on any matter (or such higher or lower threshold as may from time to time be established for determining when a Person shall (i) acquire control of Affinion International Limited for the purposes of Section 181 of FSMA or (ii) increase its existing control of Affinion International Limited for the purposes of Section 182 of FSMA) unless such Person has delivered evidence reasonably satisfactory to the Corporation that (i) such Person has completed and submitted all material filings, registrations or other notifications to the FCA that may be required pursuant to applicable Law in connection with the ownership or voting of such Person’s Common Stock entitled to vote on such matter and (ii) all necessary and material approvals or deemed approvals, or waivers, as the case may be, of the FCA that may be required pursuant to applicable Law in connection with the ownership or voting of such Person’s Common Stock entitled to vote on such matter have been obtained from.

(II) Without limiting the foregoing and notwithstanding anything to the contrary herein, no Person shall be entitled to vote any shares of Common Stock on any matter unless (i) such Person has completed and submitted all material filings, registrations or other notifications to any Governmental Entity that may be required pursuant to applicable Law in connection with the ownership or voting of such Person’s Common Stock entitled to vote on such matter, or that no such material filings, registrations or other notifications are required, and (ii) all necessary and material approvals or waivers, as the case may be, of any Governmental Entity that may be required pursuant to applicable Law in connection with the ownership or voting of such Person’s Common Stock entitled to vote on such matter have been obtained, including, if applicable, the approval or deemed approval of the FCA and, at the Corporation’s request, such Person has delivered evidence reasonably satisfactory to the Corporation of compliance with the foregoing.

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(III) To the extent that a Person is not entitled to vote a portion of its shares without violating the restrictions Article IV(a)(3)(ii)(I) - (II), the portion of shares that, if voted by such Person, would violate such restrictions, shall be voted as directed by the Secretary of the Corporation, any Assistant Secretary of the Corporation or, in the absence of any of them, any officer of the Corporation authorized by the Board in the same proportion as all outstanding shares of Common Stock not voted by (i) such Person or (ii) any other Person that is subject to having its voting restricted by this Article IV(a)(3)(ii), are actually voted on such matter. The provisions of Article IV(a)(3)(ii)(I)- (II) shall continue to apply iteratively until no Person that has not complied with the provisions of Article IV(a)(3)(ii)(I)- (II) to vote more than the regulated maximum would be deemed by the applicable regulator to possess the power directly or indirectly to vote more than the regulated maximum (or, in the case of the FCA specifically, 19.9%).

(IV) The final application of this Article IV(a)(3)(ii) will be as determined by the Board, which determination shall be absolute and binding absent manifest error.

(b) Preferred Stock. Subject to the provisions of this Article IV, the Preferred Stock may be issued from time to time in one or more classes or series. The Board shall have the authority to the fullest extent permitted under the DGCL to adopt by resolution from time to time one or more certificates of designations providing for the designation of one or more classes or series of the Preferred Stock and the voting powers, whether full or limited or no voting powers, and such designations, preferences and relative, participating, optional, or other special rights and qualifications, limitations or restrictions thereof, and to fix or alter the number of shares comprising any such class or series, subject to any requirements of the DGCL and this Fifth Amended and Restated Certificate of Incorporation, as amended from time to time.

The authority of the Board with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix the following preferences and powers, which may vary as between different classes or series of the Preferred Stock:

(1) the distinctive designation of such class or series and the number of shares to constitute such class or series;

(2) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

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(3) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of the Preferred Stock, and, if redeemable, the price, terms and manner of such redemption;

(4) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of the Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(5) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(6) the obligations, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(7) voting rights, if any, including special voting rights with respect to the election of Directors and matters adversely affecting any class or series of the Preferred Stock;

(8) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of the Preferred Stock; and

(9) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board, by the vote of the members of the Board then in office acting in accordance with this Fifth Amended and Restated Certificate of Incorporation, or any Preferred Stock, may deem advisable and are not inconsistent with law, the provisions of this Fifth Amended and Restated Certificate of Incorporation or the provisions of any certificate of designations.

(c) Certain Restrictions on Transfer. Unless otherwise expressly approved by the Board, prior to the consummation of a Qualified Public Offering or a Listing, no shares of Common Stock shall be Transferred (i) if such Transfer would constitute a violation of applicable Laws, (ii) to any Person who is not an “accredited investor” (as such term is defined under Rule 501(a) of Regulation D under the Securities Act) if, at the time of such Transfer, or as a result of giving effect to such Transfer, the Corporation has more than 450 “holders of record” of Common Stock assuming the exercise of all outstanding options to purchase shares of Common Stock or (iii) to any Person if, at the time of such Transfer, or as a result of giving effect to such Transfer, the Corporation has more than 1,900 “holders of record” of Common Stock assuming the exercise of all outstanding options to purchase shares of Common Stock or (iii) if such Transfer would otherwise require the Corporation to register any class of Common Stock under the Exchange Act or any other applicable federal or state securities laws; provided that, the term “holders of record” shall have the meaning ascribed thereto for the purposes of Section 12 (g) of the Exchange Act.

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(d) Defined Terms. For purposes of this Fifth Amended and Restated Certificate of Incorporation:

(1) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder from time to time.

(2) “FCA” means the U.K. Financial Conduct Authority.

(3) “FSMA” means the U.K. Financial Services and Markets Act 2000, as amended.

(4) “GAAP” means the generally accepted accounting principles as in effect from time to time in the U.S.

(5) “Governmental Entity” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body.

(6) “Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Entity.

(7) “Listing” means an OTC Listing or Public Listing.

(8) “OTC Listing” means the listing of the Common Stock for quotation on the OTC Bulletin Board (or other available over the counter market) after the date hereof.

(9) “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a government entity.

(10) “Public Listing” means the listing of the Common Stock on a U.S. national securities exchange registered with the Securities and Exchange Commission after the date hereof.

(11) “Qualified Public Offering” means an underwritten public offering of Common Stock by the Corporation pursuant to an effective registration statement filed by the Corporation with the Securities and Exchange Commission (other than on Forms S-4 or S-8 or successors to such forms) under the Securities Act after the date hereof.

(12) “Subsidiary” means any Person the majority of the equity of which, directly, or indirectly through one or more other Persons, (a) the Corporation has the right to acquire or (b) is owned or controlled by the Corporation. As used in this definition, “control,” including, its correlative meanings, “controlled by” and “under common control with,” means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of equity, by contract or otherwise). For the avoidance of doubt, Subsidiary shall include any Person that is included in the Corporation’s consolidated group for purposes of preparing the Corporation’s consolidated financial statements in accordance with GAAP.

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(13) “Transfer” means any direct or indirect sale, assignment, transfer, conveyance, gift, bequest by will or under intestacy laws, pledge, hypothecation or other encumbrance, or any other disposition, of the stated security (or any interest therein or right thereto, including the issuance of any total return swap or other derivative whose economic value is primarily based upon the value of the stated security) or of all or part of the voting power (other than the granting of a revocable proxy) associated with the stated security (or any interest therein) whatsoever, or any other transfer of beneficial ownership of the stated security, with or without consideration and whether voluntarily or involuntarily (including by operation of law).

(14) “U.S.” means the United States of America.

ARTICLE V

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized and empowered to make, alter, amend or repeal the By-Laws of the Corporation (as they may be amended, restated, supplemented or otherwise revised from time to time, the “By-Laws”) in any manner not inconsistent with the laws of the State of Delaware or this Fifth Amended and Restated Certificate of Incorporation.

ARTICLE VI

The annual meeting of the stockholders for the election of the directors of the Corporation (the “Directors”) and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined solely by the resolution of the Board in its sole and absolute discretion. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Subject to the following paragraph, the stockholders shall have the right to elect a number of Directors of the Board (as set forth in the By-Laws) to be designated as Directors, in accordance with the By-Laws. The number of Directors may be increased or decreased from time to time as provided in the By-Laws. With respect to each matter brought before the Board (or any committee thereof) for vote, each Director shall be entitled to cast one vote.

Subject to the rights of the holders of one or more series of Preferred Stock then outstanding as provided for or fixed pursuant to the provisions of Article IV, the total number of Directors constituting the entire Board shall not be less than three nor more than eleven, with the then-authorized number of Directors fixed from time to time as provided in the By-Laws. The initial number of Directors constituting the entire Board shall be seven. The Board shall be of one class. Except for the terms of such additional Directors, if any, as elected by the holders of any series of Preferred stock and as provided for or fixed pursuant to the provisions of Article IV hereof, each Director shall serve for a one year term ending on the date of the annual meeting following the annual meeting at which such Director was elected; provided, that the term of each Director shall continue until the election and qualification of a successor and be subject to such Director’s earlier death, resignation or removal. Subject to the rights of the holders of one or more series of Preferred Stock then outstanding as provided for or fixed pursuant to the provisions of Article IV or as otherwise provided in the Stockholders Agreement, dated [April] [    ], 2019, by and among the Corporation and the stockholders party thereto, or the By-Laws, vacancies on the Board by reason

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of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of Directors shall be solely filled by a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director and shall not be filled by the stockholders. A Director elected to fill a vacancy or a newly created directorship shall hold office until the election at the next Annual Meeting, subject to the election and qualification of a successor and to such Director’s earlier death, resignation or removal.

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the Director derived any improper personal benefit. If the DGCL is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Corporation hereby acknowledges that certain Directors (the “Specified Persons”) may have rights to indemnification and advancement of expenses provided by a stockholder of the Corporation or its affiliates (directly or through insurance obtained by any such entity) (collectively, the “Stockholder Indemnitors”). The Corporation hereby agrees and acknowledges that (i) it is the indemnitor of first resort with respect to the Specified Persons, (ii) it shall be required to advance the full amount of expenses incurred by the Specified Persons, as required by the terms of these By-Laws, without regard to any rights the Specified Persons may have against the Stockholder Indemnitors and (iii) it irrevocably waives, relinquishes and releases the Stockholder Indemnitors from any and all claims against the Stockholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Stockholder Indemnitors on behalf of the Corporation with respect to any claim for which the Specified Persons have sought indemnification from the Corporation shall affect the foregoing and the Stockholder Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Specified Persons against the Corporation. These rights shall be a contract right.

Any repeal or modification of any of the foregoing paragraphs in this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII

The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same now exists or may be amended and supplemented, indemnify, hold harmless and advance expenses to its Directors and officers, both as to action in his or her official capacity and as to action in another capacity while holding such office. The Corporation may, by action of the Board, extend such indemnification and advancement of expenses to any and all persons whom it shall have power to indemnify, including but not limited to its employees, agents

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or representatives, on such terms and conditions and to the extent determined by the Board in its sole and absolute discretion. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote, of the stockholders or disinterested Directors or otherwise and shall continue as to any person who has ceased to be a Director, officer, employee, agent or representative and shall inure to the benefit of the heirs, executors, and administrators of such person. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under this Article VII.

Any amendment, repeal or modification of the foregoing paragraph, or the adoption of any provision inconsistent with this Article VII, shall not adversely affect any right or protection existing at the time of such amendment, repeal, modification or adoption.

ARTICLE VIII

To the maximum extent permitted from time to time under the DGCL, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to any of its stockholders.

Without limiting the foregoing renunciation, the Corporation acknowledges that certain of the stockholders are in the business of making investments in, and have investments in, other businesses similar to and that may compete with the Corporation’s businesses (“Competing Businesses”), and agrees that each such Stockholder and its affiliates shall have the right to make additional investments in or have relationships with other Competing Businesses independent of its investment in the Corporation. No stockholder that has nominated or designated a Director shall be obligated to present to the Corporation or one of its Subsidiaries any particular investment opportunity that such stockholder gains access to, even if such opportunity is of a character that, if presented to the Corporation or one of its Subsidiaries, could be taken by the Corporation or such Subsidiary, and such stockholder shall continue to have the right to take for such stockholder’s own respective account or to recommend to others any such particular investment opportunity.

The provisions of this Article VIII shall in no way limit or eliminate any such stockholder’s duties, responsibilities and obligations with respect to the protection of any proprietary information of the Corporation and any of its subsidiaries, including any applicable duty not to disclose or use such proprietary information improperly or to obtain therefrom an improper personal benefit.

No amendment or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to opportunities of which such Director becomes aware prior to such amendment or repeal.

ARTICLE IX

The Corporation elects not to be governed by Section 203 of the DGCL.

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ARTICLE X

The Corporation reserves the right to amend this Fifth Amended and Restated Certificate of Incorporation in any manner permitted by the DGCL, as the same exists or may hereafter be amended, and any rights and powers conferred upon stockholders, Directors and officers herein are granted subject to this reservation.

*    *    *    *    *

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Annex E-2

Fifth Amended and Restated By-laws

[See attached]

Annex E-2

Final Form

AFFINION GROUP HOLDINGS, INC.

Incorporated under the laws

of the State of Delaware

FIFTH AMENDED AND RESTATED

BY-LAWS

As adopted on [April] [    ], 2019

FIFTH AMENDED AND RESTATED BY-LAWS OF

AFFINION GROUP HOLDINGS, INC.

ARTICLE I

OFFICES

1.1.	Registered Office.

The registered office of Affinion Group Holdings, Inc. (the “Corporation”) in the State of Delaware shall be 160 Greentree Drive, Suite 101, Dover, County of Kent, Delaware 19904. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

1.2.	Other Offices.

The Corporation may also have an office or offices at any other place or places within or outside the State of Delaware.

ARTICLE II

MEETING OF STOCKHOLDERS; STOCKHOLDERS’ CONSENT

IN LIEU OF MEETING

2.1.	Annual Meetings.

The annual meeting of the stockholders for the election of directors and such other actions as are required by the General Corporation Law of the State of Delaware (the “DGCL”) to be taken at a stockholders’ annual meeting and for the transaction of such other business as may properly come before the meeting, shall be held at such place, date and hour as shall be fixed by the Board of Directors (the “Board”) and designated in the notice or waiver of notice thereof, except that no annual meeting need be held if all actions, including the election of directors, required by the DGCL to be taken at a stockholders’ annual meeting are taken by written consent in lieu of meeting pursuant to Section 2.11 of this Article II.

2.2.	Special Meetings.

A special meeting of the stockholders for any purpose or purposes may be called by (A) the Board; (B) the Chairman; (C) the President; (D) the record holders of at least 25% of the issued and outstanding shares of common stock, par value $0.01 per share, of the Corporation (the “Common Stock”); to be held at such place, date and hour as shall be designated in the notice or waiver of notice thereof.

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2.3.	Notice of Meetings.

Except as otherwise required by statute, these By-Laws, the Stockholders Agreement dated [April] [ ], 2019, among the Corporation and the stockholders party thereto, as may be amended from time to time (the “Stockholders Agreement”) or the Certificate of Incorporation of the Corporation, as may be amended from time to time (the “Certificate of Incorporation”), notice of each annual or special meeting of the stockholders shall be given to each stockholder of record entitled to vote at such meeting not less than 10 nor more than 60 days before the day on which the meeting is to be held by delivering written notice thereof to him personally, or by mailing a copy of such notice, postage prepaid, directly to him at his address as it appears in the records of the Corporation, or by transmitting such notice thereof to him at such address by electronic mail, telegraph, cable or other telephonic transmission. Every such notice shall state the place, the date and hour of the meeting, and, in case of a special meeting, the purpose or purposes for which the meeting is called. Notice of any meeting of stockholders shall not be required to be given to any stockholder who shall attend such meeting in person or by proxy, or who shall, in person or by his attorney thereunto authorized, waive such notice in writing, either before or after such meeting. A written waiver of notice of meeting signed by a stockholder or a waiver by electronic transmission by a stockholder, whether given before or after the meeting time stated in such notice, is deemed equivalent to notice. Attendance of a stockholder at a meeting is a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business at the meeting on the ground that the meeting is not lawfully called or convened. Except as otherwise provided in these By-Laws or the Stockholders Agreement, neither the business to be transacted at, nor the purpose of, any meeting of the stockholders need be specified in any such notice or waiver of notice. Notice of any adjourned meeting of stockholders shall not be required to be given, except when expressly required by law.

2.4.	Quorum.

At each meeting of the stockholders, except as otherwise provided by the Certificate of Incorporation, these By-Laws or the Stockholders Agreement, the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at such meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business by the holders of Common Stock. Notwithstanding the foregoing, except as otherwise provided by the Certificate of Incorporation, these By-Laws or the Stockholders Agreement, in the case of any vote by a class of common stock or preferred stock, including for the election of directors, a majority of the issued and outstanding shares of such class of common stock or preferred stock entitled to vote at such meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business by such class. Except as otherwise provided by the Certificate of Incorporation, these By-Laws or the Stockholders Agreement, in the absence of a quorum, a majority in interest of the holders of Common Stock or any given class of common stock or preferred stock present in person or represented by proxy and entitled to vote, or, in the absence of all the holders of Common Stock or a given class of common stock or preferred stock entitled to vote, any officer entitled to preside at, or act as secretary of, such meeting, shall have the power to adjourn the meeting from time to time, until stockholders holding the requisite amount of the relevant class of stock to constitute a quorum shall be present or represented. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally called.

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2.5.	Organization.

Unless otherwise determined by the Board, except as otherwise provided by the Stockholders Agreement, at each meeting of the stockholders, one of the following shall act as chairman of the meeting and preside thereat, in the following order of precedence:

(a) the Chairman, if any;

(b) the President;

(c) any director, officer or stockholder of the Corporation designated by the Board to act as chairman of such meeting and to preside thereat if the Chairman or the President shall be absent from such meeting; or

(d) a stockholder of record who shall be chosen chairman of such meeting by a majority in voting interest of the stockholders present in person or by proxy and entitled to vote thereat.

The Secretary or, if he shall be presiding over such meeting in accordance with the provisions of this Section 2.5 or if he shall be absent from such meeting, the person (who shall be an Assistant Secretary, if an Assistant Secretary has been appointed and is present) whom the chairman of such meeting shall appoint, shall act as secretary of such meeting and keep the minutes thereof.

2.6.	Order of Business.

Except as otherwise provided by the Stockholders Agreement, the order of business at each meeting of the stockholders shall be determined by the chairman of such meeting, but such order of business may be changed by a majority in voting interest of those present in person or by proxy at such meeting and entitled to vote thereat. The Board may make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient.

2.7.	Voting.

Except as otherwise provided by law, these By-Laws, the Stockholders Agreement or the Certificate of Incorporation, at each meeting of the stockholders, every stockholder of the Corporation shall be entitled to one vote in person or by proxy for each share of Common Stock of the Corporation held by him and registered in his name on the books of the Corporation on the date fixed pursuant to Section 6.7 of Article VI as the record date for the determination of stockholders entitled to vote at such meeting. A person whose stock is pledged shall be entitled to vote, unless, in the transfer by the pledgor on the books of the Corporation, he has expressly empowered the pledgee to vote thereon, in which case only the pledgee or his proxy may represent such stock and vote thereon. If shares or other securities having voting power stand in the record of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary shall be given written notice to the contrary and furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect:

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(a) if only one votes, his act binds all;

(b) if more than one votes, the act of the majority so voting binds all; and

(c) if more than one votes, but the vote is evenly split on any particular matter, such shares shall be voted in the manner provided by law.

If the instrument so filed shows that any such tenancy is held in unequal interests, a majority or even-split for the purposes of this Section 2.7 shall be a majority or even-split in interest. Except as otherwise provided in the Certificate of Incorporation or the Stockholders Agreement, the Corporation shall not vote directly or indirectly any share of its own capital stock. Any vote of stock may be given by the stockholder entitled thereto in person or by his proxy appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized, delivered to the secretary of the meeting; provided, however, that no proxy shall be voted after three years from its date, unless said proxy provides for a longer period. At all meetings of the stockholders, all matters (except where other provision is made by law, the Certificate of Incorporation, these By-Laws or the Stockholders Agreement) shall be decided by the vote of a majority in interest of the stockholders present in person or by proxy at such meeting and entitled to vote thereon, a quorum being present, and all matters submitted to the holders of a given class or series of Common Stock shall be decided by a majority in interest of the holders of such class or series of Common Stock present in person or by proxy at such meeting and entitled to vote therein, a quorum being present. Unless demanded by a stockholder present in person or by proxy at any meeting and entitled to vote on thereon, the vote on any question need not be by ballot. Upon a demand by any such stockholder for a vote by ballot upon any such question, such vote by ballot shall be taken. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by his proxy, if there be such proxy, and shall state the number of shares voted.

2.8.	Inspection.

The chairman of the meeting may at any time appoint one or more inspectors to serve at any meeting of the stockholders. Any inspector may be removed, and a new inspector or inspectors appointed, by the Board at any time. Such inspectors shall decide upon the qualifications of voters, accept and count votes, declare the results of such vote, and subscribe and deliver to the secretary of the meeting a certificate stating the number of shares of stock issued and outstanding and entitled to vote thereon and the number of shares voted for and against the question, respectively. The inspectors need not be stockholders of the Corporation, and any director or officer of the Corporation may be an inspector on any question other than a vote for or against his election to any position with the Corporation or on any other matter in which he may be directly interested. Before acting as herein provided, each inspector shall subscribe an oath faithfully to execute the duties of an inspector with strict impartiality and according to the best of his ability.

2.9.	List of Stockholders.

It shall be the duty of the Secretary or other officer of the Corporation who shall have charge of its stock ledger to prepare and make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote thereat, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to any such meeting, during ordinary business hours, for a period of at least 10

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days prior to such meeting, either at a place within the city where such meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held. Such list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

2.10.	Transaction of Business.

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 2.3 of these By-Laws, (B) by or at the direction of the Board, (C) by any stockholder of the Corporation who is entitled to vote at the meeting, who has complied with the notice procedures set forth in subparagraphs (ii) and (iii) of this Section 2.10(a) and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation, (D) as otherwise set forth in the Certificate of Incorporation or (E) as otherwise set forth in the Stockholders Agreement.

(ii) Except as otherwise set forth in the Certificate of Incorporation or the Stockholders Agreement, for nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of Section 2.10(a)(i), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and, in the case of business other than nominations, such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation. Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these By-Laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the

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name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, and that such shares have been held for the period required by any applicable law, (iii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination and (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

(iii) Notwithstanding anything in the second sentence of Section 2.10(a)(ii) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by these By-Laws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

(b) Special Meetings of Stockholders. Except as otherwise set forth in the Certificate of Incorporation or the Stockholders Agreement, only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting as set forth in the Corporation’s notice of meeting pursuant to Section 2.3 of these By-Laws. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board, (ii) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in these By-Laws and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation, (iii) as otherwise set forth in the Certificate of Incorporation or (iv) as otherwise set forth in the Stockholders Agreement. Except as otherwise set forth in the Certificate of Incorporation or the Stockholders Agreement, nominations by stockholders of persons for election to the Board may be made at such a special meeting of stockholders if the stockholder’s notice as required by Section 2.10(a)(ii) of these By-Laws shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

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(c) General.

(i) Except as otherwise set forth in the Certificate of Incorporation or the Stockholders Agreement, only persons who are nominated in accordance with the procedures set forth in these By-Laws shall be eligible to serve as directors elected by the Corporation’s stockholders and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in these By-Laws. Except as otherwise provided by law, the Certificate of Incorporation, these By-Laws or the Stockholders Agreement, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in these By-Laws and, if any proposed nomination or business is not in compliance with these By-Laws, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of these By-Laws, if the nominating or proposing stockholder (or a qualified representative of the nominating or proposing stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(ii) For purposes of these By-Laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(iii) For purposes of these By-Laws, no adjournment nor notice of adjournment of any meeting shall be deemed to constitute a new notice of such meeting for purposes of this Section 2.10, and in order for any notification required to be delivered by a stockholder pursuant to this Section 2.10 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

(iv) Notwithstanding the foregoing provisions of these By-Laws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these By-Laws. Nothing in these By-Laws shall be deemed to affect any rights of (A) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, (B) the holders of any series of preferred stock to elect directors (including any certificate of designations relating to such series), (C) any stockholder set forth in the Certificate of Incorporation or (D) any stockholder set forth in the Stockholders Agreement.

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2.11.	Stockholders’ Consent in Lieu of Meeting.

Except as otherwise set forth in the Certificate of Incorporation or the Stockholders Agreement, any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an office or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

2.12.	Participation in meetings by remote communication.

The Board, acting in its sole discretion, may establish guidelines and procedures in accordance with applicable provisions of the DGCL and any other applicable law for the participation by stockholders and proxyholders in a meeting of stockholders by means of remote communications, and may determine that any meeting of stockholders will not be held at any place but will be held solely by means of remote communication. Stockholders and proxyholders complying with such procedures and guidelines and otherwise entitled to vote at a meeting of stockholders shall be deemed present in person and entitled to vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication.

ARTICLE III

BOARD OF DIRECTORS

3.1.	General Powers.

The business, property and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Certificate of Incorporation or the Stockholders Agreement directed or required to be exercised or done by the stockholders.

3.2.	Number and Term of Office.

Subject to the rights of the holders of shares of any series of preferred stock to elect directors under specified circumstances and except as otherwise set forth in the Stockholders Agreement, the total number of directors constituting the entire Board shall be fixed from time to time as provided herein. Except as otherwise set forth in the Stockholders Agreement, the number of directors constituting the entire Board shall be seven. Directors need not be stockholders. Except as otherwise set forth in the Stockholders Agreement, with respect to each matter brought before the Board (or any committee thereof) for vote, each director shall be entitled to cast one vote.

The Board shall be of one class. Except as otherwise set forth in the Stockholders Agreement, each director shall serve for a term ending on the date of the next annual meeting following the annual meeting at which such director was elected; provided, that the term of each Director shall continue until the election and qualification of a successor in accordance with all applicable provisions of the Certificate of Incorporation or the Stockholders Agreement or until such director’s earlier death, resignation or removal.

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3.3.	Election of Directors.

Subject to the terms of and except as otherwise set forth in the Certificate of Incorporation or the Stockholders Agreement, at each meeting of the stockholders for the election of directors at which a quorum is present, the persons receiving the greatest number of votes, up to the number of directors to be elected, of the stockholders present in person or by proxy and entitled to vote thereon shall be the directors; provided, that, for purposes of such vote no stockholder shall be allowed to cumulate his votes. Unless an election by ballot shall be demanded as provided in Section 2.7 of Article II, election of directors may be conducted in any manner approved at such meeting.

3.4.	Resignation, Removal and Vacancies.

Any director may resign at any time by giving written notice to the Board, the Chairman, the President or the Secretary. Such resignation shall take effect at the time specified therein or, if the time is not specified, upon receipt thereof; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Except as otherwise required by applicable law or as otherwise set forth in the Certificate of Incorporation or the Stockholders Agreement, any director may be removed, with or without cause, at any time, by vote of the holders of a majority of the shares then entitled to vote at an election of directors or by written consent of the stockholders pursuant to Section 2.11 of Article II.

Except as otherwise required by applicable law or as otherwise set forth in the Certificate of Incorporation or the Stockholders Agreement, vacancies occurring on the Board for any reason may be filled only by vote of the Board or the directors’ written consent pursuant to Section 3.6 of this Article III. Except as otherwise set forth in the Stockholders Agreement, if the number of directors then in office is less than a quorum, such vacancies may be filled by a vote of the majority of the directors then in office. Except as otherwise set forth in the Stockholders Agreement, in the event that any officer of the Corporation then serving on the Board resigns or is removed from his position as an officer, such officer will, effective as of such resignation or removal, be removed from the Board.

3.5.	Meetings.

(a) Annual Meetings. As soon as practicable after each annual election of directors, the Board shall meet for the purpose of organization and the transaction of other business, unless it shall have transacted all such business by written consent pursuant to Section 3.6 of this Article III.

(b) Other Meetings. Other meetings of the Board shall be held at such times and at such places as the Board, the Chairman, the President or any director shall from time to time determine.

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(c) Notice of Meetings. Notice shall be given to each director of each meeting, including the time, place and purpose of such meeting. Notice of each such meeting shall be mailed to each director, addressed to him at his residence or usual place of business, at least two days before the date on which such meeting is to be held, or shall be sent to him at such place by electronic mail, telegraph, cable, wireless or other form of recorded communication, or be delivered personally or by telephone not later than the day before the day on which such meeting is to be held, but notice need not be given to any director who shall attend such meeting. A written waiver of notice, signed by the person entitled thereto, whether before or after the time of the meeting stated therein, shall be deemed equivalent to notice.

(d) Place of Meetings. The Board may hold its meetings at such place or places within or outside the State of Delaware as the Board may from time to time determine, or as shall be designated in the respective notices or waivers of notice thereof.

(e) Quorum and Manner of Acting. Except as otherwise expressly required by law or these By-Laws or in the Stockholders Agreement, in order to constitute a quorum for the transaction of business at any meeting of the Board, the directors present in person shall consist of a majority of the total number of directors then in office. The vote of a majority of those directors present at any such meeting at which a quorum is present shall be necessary for the passage of any resolution or act of the Board, except as otherwise expressly required by law or these By-Laws or the Stockholders Agreement. In the absence of a quorum for any such meeting, a majority of the directors present thereat may adjourn such meeting from time to time until a quorum shall be present. Except as otherwise set forth in the Stockholders Agreement, each director shall be entitled to cast one vote.

(f) Organization. At each meeting of the Board, one of the following shall act as chairman of the meeting and preside thereat, in the following order of precedence:

(i) the Chairman, if any;

(ii) the President (if a director); or

(iii) any director designated by a majority of the directors present.

The Secretary or, in the case of his absence, an Assistant Secretary, if an Assistant Secretary has been appointed and is present, or any person whom the chairman of the meeting shall appoint shall act as secretary of such meeting and keep the minutes thereof.

(g) Action by Telephonic Communications. Members of the Board may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

3.6.	Directors’ Consent in Lieu of Meeting.

Except as otherwise required by applicable law or as otherwise required by the Certificate of Incorporation or the Stockholders Agreement, any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, without prior notice and without a vote, if a consent in writing or by electronic transmission, setting forth the action so taken, shall be provided by all of the directors then in office and such consent is filed with the minutes of the proceedings of the Board.

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3.7.	Action by Means of Conference Telephone or Similar Communications Equipment.

Any one or more members of the Board may participate in a meeting of the Board by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

3.8.	Committees.

Subject to the requirements set forth in the Certificate of Incorporation, the Board may, by resolution or resolutions passed by a majority of the whole Board, designate one or more committees, such committee or committees to have such name or names as may be determined from time to time by resolution adopted by the Board, and each such committee to consist of one or more directors of the Corporation, which to the extent provided in said resolution or resolutions shall have and may exercise the powers of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. A majority of all the members of any such committee may determine its action and fix the time and place of its meetings, unless the Board, the Certificate of Incorporation or the Stockholders Agreement shall otherwise provide. The Board shall have power to change the members of any such committee at any time, to fill vacancies and to discharge any such committee, either with or without cause, at any time.

3.9.	Compensation.

Unless otherwise restricted by the Certificate of Incorporation, these By-Laws or the Stockholders Agreement, the Board shall have the authority to fix the compensation of Directors; provided, that, except as otherwise set forth herein, each Director shall be equally compensated in respect of their respective duties as Directors. Except as otherwise set forth in the Certificate of Incorporation or the Stockholders Agreement, the Directors may be reimbursed for their reasonable and documented expenses and costs, if any, of attendance at each meeting of the Board and non-employee Directors may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as Director. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for attending committee meetings. Each of the Chairman and the chair of any committee of the Board may receive customary additional compensation in respect of its duties in such respective capacities.

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ARTICLE IV

OFFICERS

4.1.	Executive Officers.

The principal officers of the Corporation shall be a Chairman, if one is appointed (and any references to the Chairman shall not apply if a Chairman has not been appointed), a President, a Secretary and a Treasurer, and may include such other officers as the Board may appoint pursuant to Section 4.3 of this Article IV. Any two or more offices may be held by the same person.

4.2.	Authority and Duties.

All officers, as between themselves and the Corporation, shall have such authority and perform such duties in the management of the Corporation as may be provided in these By-Laws or, to the extent so provided, by the Board.

4.3.	Other Officers.

The Corporation may have such other officers, agents and employees as the Board may deem necessary, including one or more Chief Executive Officers, Co-Chief Executive Officers, Chief Operating Officers, Co-Chief Operating Officers, Chief Financial Officers, Co-Chief Financial Officers, Executive Vice Presidents, Vice Presidents, Assistant Secretaries, and Assistant Treasurers, each of whom shall hold office for such period, have such authority and perform such duties as the Board, the Chairman or the President may from time to time determine. The Board may delegate to any principal officer the power to appoint and define the authority and duties of, or remove, any such officers, agents or employees.

4.4.	Term of Office, Resignation and Removal.

All officers shall be elected or appointed by the Board and shall hold office for such term as may be prescribed by the Board. Each officer shall hold office until his successor has been elected or appointed and qualified or until his earlier death or resignation or removal in the manner hereinafter provided. The Board may require any officer to give security for the faithful performance of his duties.

Any officer may resign at any time by giving written notice to the Board, the Chairman, the President or the Secretary. Such resignation shall take effect at the time specified therein or, if the time be not specified, at the time it is accepted by action of the Board. Except as aforesaid, the acceptance of such resignation shall not be necessary to make it effective.

All officers and agents elected or appointed by the Board shall be subject to removal at any time by the Board or by the stockholders of the Corporation with or without cause.

4.5.	Vacancies.

If the office of Chairman, President, Secretary or Treasurer becomes vacant for any reason, the Board shall fill such vacancy, and if any other office becomes vacant, the Board may fill such vacancy. Any officer so appointed or elected by the Board shall serve only until such time as the unexpired term of his predecessor shall have expired, unless reelected or reappointed by the Board.

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4.6.	The Chairman.

The Chairman shall give counsel and advice to the Board and the officers of the Corporation on all subjects concerning the welfare of the Corporation and the conduct of its business and shall perform such other duties as the Board may from time to time determine. Unless otherwise determined by the Board, he shall preside at meetings of the Board and of the stockholders at which he is present.

4.7.	The President.

Unless otherwise determined by the Board, the President shall be the chief executive officer of the Corporation and, if the President is not the chief executive officer of the Corporation, all references to the President herein shall be deemed to refer to the chief executive officer. The President shall have general and active management and control of the business and affairs of the Corporation subject to the control of the Board and shall see that all orders and resolutions of the Board are carried into effect. The President shall from time to time make such reports of the affairs of the Corporation as the Board may require and shall perform such other duties as the Board may from time to time determine.

4.8.	The Secretary.

The Secretary shall, to the extent practicable, attend all meetings of the Board and all meetings of the stockholders and shall record all votes and the minutes of all proceedings in a book to be kept for that purpose. He may give, or cause to be given, notice of all meetings of the stockholders and of the Board, and shall perform such other duties as may be prescribed by the Board, the Chairman or the President, under whose supervision he shall act. He shall keep in safe custody the seal of the Corporation and affix the same to any duly authorized instrument requiring it and, when so affixed, it shall be attested by his signature or by the signature of the Treasurer or, if appointed, an Assistant Secretary or an Assistant Treasurer. He shall keep in safe custody the certificate books and stockholder records and such other books and records as the Board may direct, and shall perform all other duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board, the Chairman or the President.

4.9.	The Treasurer.

The Treasurer shall have the care and custody of the corporate funds and other valuable effects, including securities, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board, taking proper vouchers for such disbursements, shall render to the Chairman, President and directors, at the regular meetings of the Board or whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the Corporation and shall perform all other duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Board, the Chairman or the President.

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ARTICLE V

CONTRACTS, CHECKS, DRAFTS, BANK ACCOUNTS, ETC.

5.1.	Execution of Documents.

The Board shall designate, by either specific or general resolution, the officers, employees and agents of the Corporation who shall have the power to execute and deliver deeds, contracts, mortgages, bonds, debentures, checks, drafts and other orders for the payment of money and other documents for and in the name of the Corporation, and may authorize such officers, employees and agents to delegate such power (including authority to redelegate) by written instrument to other officers, employees or agents of the Corporation. Unless so designated or expressly authorized by these By-Laws or the Stockholders Agreement, no officer, employee or agent shall have any power or authority to bind the Corporation by any contract or engagement, to pledge its credit or to render it liable pecuniarily for any purpose or amount.

5.2.	Deposits.

All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation or otherwise as the Board or Treasurer, or any other officer of the Corporation to whom power in this respect shall have been given by the Board, shall select.

5.3.	Proxies with Respect to Stock or Other Securities of Other Corporations.

The Board shall designate the officers of the Corporation who shall have authority from time to time to appoint an agent or agents of the Corporation to exercise in the name and on behalf of the Corporation the powers and rights which the Corporation may have as the holder of stock or other securities in any other entity, and to vote or consent with respect to such stock or securities. Such designated officers may instruct the person or persons so appointed as to the manner of exercising such powers and rights, and such designated officers may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, such written proxies, powers of attorney or other instruments as they may deem necessary or proper in order that the Corporation may exercise its powers and rights.

ARTICLE VI

SHARES AND THEIR TRANSFER; FIXING RECORD DATE

6.1.	Certificates for Shares.

Shares of stock in the Corporation need not be certificated. The Corporation may, at its election, issue to any stockholder of record a certificate certifying the number and class of shares owned by him in the Corporation, which shall be in such form as shall be prescribed by the Board. Certificates, if issued, shall be numbered and issued in consecutive order and shall be signed by, or in the name of, the Corporation by the Chairman, the President or any Vice President, and by the Treasurer (or an Assistant Treasurer, if appointed) or the Secretary (or an Assistant Secretary, if appointed). In case any officer or officers who shall have signed any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate had not ceased to be such officer or officers of the Corporation.

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6.2.	Record.

A record in one or more counterparts shall be kept of the name of the person, firm or corporation owning the shares of stock of the Corporation. If certificates are issued for any shares, the record shall include the number of each certificate the Corporation issued, the number of shares represented by each such certificate, the date thereof and, in the case of cancellation, the date of cancellation. Except as otherwise expressly required by law, the person in whose name shares of stock stand on the stock record of the Corporation shall be deemed the owner thereof for all purposes regarding the Corporation.

6.3.	Transfer and Registration of Stock.

The transfer of stock and certificates which represent the stock of the Corporation shall be governed by Article 8 of Subtitle 1 of Title 6 of the Delaware Code (the Uniform Commercial Code), as amended from time to time.

Registration of transfers of shares of the Corporation shall be made only on the books of the Corporation upon request of the registered holder thereof, or of his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, and, if a certificate or certificates for such shares have been issued, upon the surrender of the certificate or certificates for such shares properly endorsed or accompanied by a stock power duly executed.

The Board may appoint suitable agents to facilitate transfers by stockholders under such regulations as the Board may from time to time prescribe, including the appointment of a transfer agent to act as registrar of transfers of stock.

6.4.	Addresses of Stockholders.

Each stockholder shall designate to the Secretary an address at which notices of meetings and all other corporate notices may be served or mailed to him, and, if any stockholder shall fail to designate such address, corporate notices may be served upon him by mail directed to him at his post-office address, if any, as the same appears on the share record books of the Corporation or at his last known post-office address.

6.5.	Lost, Destroyed and Mutilated Certificates.

The holder of any shares of the Corporation for which a certificate has been issued shall immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor, and the Board may, in its discretion, cause to be issued to him a new certificate or certificates for such shares, upon the surrender of the mutilated certificates or, in the case of loss or destruction of the certificate, upon satisfactory proof of such loss or destruction, and the Board may, in its discretion, require the owner of the lost or destroyed certificate or his legal representative to give the Corporation a bond in such sum and with such surety or sureties as it may direct to indemnify the Corporation against any claim that may be made against it on account of the alleged loss or destruction of any such certificate.

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6.6.	Regulations.

The Board may make such rules and regulations as it may deem expedient, not inconsistent with these By-Laws or the Stockholders Agreement, concerning the issue, transfer and registration of certificates for stock of the Corporation.

6.7.	Fixing Date for Determination of Stockholders of Record.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall be not more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall be not more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by the DGCL, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board and prior action by the Board is required by the DGCL, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

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ARTICLE VII

SEAL

The Board may provide a corporate seal, which shall be in the form of a circle and shall bear the full name of the Corporation, the year of incorporation of the Corporation and the words and figures “Corporate Seal-Delaware.”

ARTICLE VIII

FISCAL YEAR

The fiscal year of the Corporation shall be the calendar year unless otherwise determined by the Board.

ARTICLE IX

INDEMNIFICATION AND INSURANCE

9.1.	Indemnification.

(a) As provided in the Certificate of Incorporation and to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for breach of fiduciary duty as a director.

(b) Without limitation of any right conferred by paragraph (a) of this Section 9.1, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director, officer, employee or representative of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or representative of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (each, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity while serving as a director, officer, employee or representative or in any other capacity while serving as a director, officer, employee or representative, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or representative and shall inure to the benefit of the indemnitee’s heirs, testators, intestates, executors and administrators; provided, however, that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, further, however, that no indemnification shall be made in the case of an action, suit or proceeding by or in the right of the Corporation in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such director, officer, employee, representative or agent is liable to the Corporation, unless a court having jurisdiction shall determine that, despite such adjudication, such person is fairly and reasonably entitled to indemnification. Except as provided in Section 9.1(c)

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of this Article IX with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) initiated by such indemnitee was authorized by the Board. The right to indemnification conferred in this Article IX shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) (i) that such indemnitee breached his fiduciary duty to the Corporation or (ii) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.

(c) If a claim under Section 9.1(b) of this Article IX is not paid in full by the Corporation with 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 10 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of any undertaking, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. The Corporation shall be entitled to recover expenses upon a final adjudication that the indemnitee has not met the applicable standard of conduct set forth in the DGCL in (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses), and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking. Neither the failure of the Corporation (including the Board, independent legal counsel, or the stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including the Board, independent legal counsel or the stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section or otherwise shall be on the Corporation.

(d) The rights to indemnification and to the advancement of expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Certificate of Incorporation, the Stockholders Agreement, or any other agreement, vote of stockholders or disinterested directors or otherwise.

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9.2.	Insurance.

The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation or any person who is or was serving at the request of the Corporation as a director, officer, employer or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ARTICLE X

AMENDMENT

Other than as set forth in the Stockholders Agreement, these By-Laws may be amended, changed or repealed, or new By-Laws adopted, by the vote of the holders of a majority of the shares then entitled to vote or by the stockholders’ written consent pursuant to Section 2.11 of Article II, or by the vote of the Board or by the directors’ written consent pursuant to Section 3.6 of Article III.

ARTICLE XI

STOCKHOLDERS AGREEMENT

In the event of a conflict or inconsistency between the terms and conditions of these By-Laws and the Stockholders Agreement, the provisions of the Stockholders Agreement shall control.

* * * * *

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Annex E-3

Form of Stockholders Agreement

[See attached]

Annex E-1

Final Form for Support Agreement

STOCKHOLDERS AGREEMENT

BY AND AMONG

AFFINION GROUP HOLDINGS, INC.,

AND

THE STOCKHOLDERS (AS DEFINED HEREIN)

DATED AS OF [    ], 2019

TABLE OF CONTENTS

		Page

ARTICLE I

STOCKHOLDERS; VOTING

Section 1.1.	Stockholders; Voting	1
Section 1.2.	Restrictive Legend	2

ARTICLE II

MANAGEMENT AND CONTROL OF BUSINESS

Section 2.1.	Board of Directors	3
Section 2.2.	Board Meetings; Board Action	6
Section 2.3.	Directors’ Non-exclusive Services	7
Section 2.4.	Reimbursement of Expenses	7
Section 2.5.	Director Compensation	8

ARTICLE III

INFORMATION RIGHTS

Section 3.1.	Information Rights of Stockholders; Records Required by the DGCL; Right of Inspection	8
Section 3.2.	Information Rights of the Company	10

ARTICLE IV

TRANSFER

Section 4.1.	Transfer of Company Common Stock; Derivative Securities	10
Section 4.2.	General Provisions Regarding Transfers	10
Section 4.3.	Right of First Offer	11
Section 4.4.	Tag-Along Rights	13
Section 4.5.	Drag-Along Rights	16
Section 4.6.	Preemptive Rights	18
Section 4.7.	All Other Transfers Void	20
Section 4.8.	Admission of Substitute Stockholder; Liabilities	21
Section 4.9.	Registration Rights	21

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ii

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”) is made and entered into as of [•], 2019 (the “Effective Date”) by and among Affinion Group Holdings, Inc., a Delaware corporation (the “Company”), Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership (collectively, the “Elliott Stockholder”), Metro SPV LLC (the “Metro Stockholder”), Mudrick Distressed Opportunity Fund Global, L.P., Blackwell Partners LLC—Series A, Boston Patriot Batterymarch St. LLC, Mudrick Distressed Opportunity Specialty Fund, L.P., Mudrick Distress Opportunity Drawdown Fund, L.P., Mercer QIF Fund PLC (collectively, the “Mudrick Stockholder”), Empyrean Investments, LLC, a Delaware limited liability company (the “Empyrean Stockholder”), and any other holders of shares of Company Common Stock (as defined herein) as of or following the Closing (as defined herein) (together with the Elliott Stockholder, the Metro Stockholder and the Mudrick Stockholder, the “Stockholders”). Capitalized terms used, but not otherwise defined, herein have the meanings set forth in Exhibit A attached hereto and made a part hereof by reference.

RECITALS

A.	This Agreement is being entered into in connection with the consummation of the transactions contemplated by the Recapitalization (the “Closing”).

B.	The parties hereto desire to enter into this Agreement to establish certain arrangements with respect to the Company Common Stock and other related corporate matters of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Company and the Stockholders, intending to be legally bound, hereby agree as follows:

ARTICLE I

STOCKHOLDERS; VOTING

Section 1.1. Stockholders; Voting. Except for the obligations contained in Section 6.16, and subject to the last sentence of Section 4.8(a), a Person shall cease to be a Stockholder for all purposes upon the disposition of all of such Person’s Company Common Stock and Penny Warrants.

Section 1.2. Restrictive Legend.

(a) Each certificate representing the Company Common Stock will contain a legend in substantially the following form and any other legends required under the Company’s Charter Documents:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS AGREEMENT MADE AS OF [    ], 2019 INCLUDING RESTRICTIONS ON TRANSFER, TO WHICH THE COMPANY AND ALL STOCKHOLDERS ARE PARTY. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE TRANSFERABLE ONLY IN ACCORDANCE WITH THE PROVISIONS OF SUCH AGREEMENT, AND ANY HOLDER OF SHARES OF THE COMPANY (WHETHER ACQUIRED UPON ISSUANCE OR TRANSFER) SHALL BE, AND BE DEEMED TO BE, A PARTY TO AND BOUND BY THAT AGREEMENT, WHICH SHALL CONTINUE TO BE EFFECTIVE NOTWITHSTANDING ANY ISSUE OR TRANSFER OF SHARES OF THE COMPANY. A COPY OF THE STOCKHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITY OR BLUE SKY LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS.”

(b) Subject to any lock-up or other agreement that may apply to a Stockholder’s Company Common Stock as may be specifically agreed to with an applicable Stockholder, the requirement that the shares of Company Common Stock contain the second paragraph of the legend set forth in clause (a) above shall cease and terminate when such shares are transferred pursuant to Rule 144 promulgated under the 1933 Act (“Rule 144”). Upon the consummation of an event described in the immediately preceding sentence, the Company, upon surrender of certificates containing the second paragraph of such legend (if certificated), shall, at its own expense, and upon delivery, if requested by the Board, of a written opinion of legal counsel in form and substance reasonably satisfactory to the Company’s legal counsel to the effect that the proposed Transfer is being made pursuant to Rule 144, deliver to the holder of any such securities as to which the requirement for the second paragraph of such legend shall have terminated, one or more new certificates evidencing such securities not bearing the second paragraph of such legend (if certificated).

(c) In the event that the Company Common Stock, or any shares thereof, shall cease to be subject to the restrictions on Transfer set forth in Section 4.2, the requirement that such shares of Company Common Stock contain the first paragraph of the legend set forth in clause (a) above shall cease and terminate. Upon the consummation of an event described in the

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immediately preceding sentence, the Company, upon surrender of certificates containing the first paragraph of such legend (if certificated), shall, at its own expense, deliver to the holder of any such securities as to which the requirement for the first paragraph of such legend shall have terminated, one or more new certificates evidencing such securities not bearing the first paragraph of such legend (if certificated).

ARTICLE II

MANAGEMENT AND CONTROL OF BUSINESS

Section 2.1. Board of Directors.

(a) Company Subsidiaries. The Company shall not cause or permit any of its direct or indirect Subsidiaries to take any action in subversion of the rights of Stockholders as set forth herein (it being understood that any action by the Company permitted hereunder, including with respect to actions relating to it and its Subsidiaries on a consolidated basis, shall not require additional consent hereunder solely because such action instead is taken by a direct or indirect Subsidiary of the Company). From and after the date of this Agreement and until the German Approval is obtained by the Elliott Stockholder, the Company shall, and shall cause its direct or indirect Subsidiaries to, operate in the ordinary course of business, consistent with past practice.

(b) Election of Directors. The board of directors of the Company (the “Board”) shall be comprised of seven (7) Directors, which may only be reduced in accordance with this Section 2.1, and from and after the date on which the German Approval is obtained, the Company and each Stockholder shall use its reasonable best efforts to cause the following individuals to be Directors:

(i) for so long as the Elliott Stockholder, together with its Affiliates, (x) collectively owns at least thirty percent (30%) of the Company Common Stock on a Fully Diluted Basis, three (3) individuals appointed by the Elliott Stockholder; (y) collectively owns less than thirty percent (30%) but more than twenty percent (20%) of the Company Common Stock on a Fully Diluted Basis, two (2) individuals appointed by the Elliott Stockholder; and (z) collectively owns less than twenty percent (20%) but more than ten percent (10%) of the Company Common Stock on a Fully Diluted Basis, one (1) individual appointed by the Elliott Stockholder (any such Directors, the “Elliott Directors”);

(ii) the Chief Executive Officer of the Company, who shall initially be Todd Siegel (the “CEO Director”);

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(iii) for so long as the Metro Stockholder, together with its Affiliates, collectively owns at least ten percent (10%) of the Company Common Stock on a Fully Diluted Basis, one (1) individual appointed by the Metro Stockholder (the “Metro Director”);

(iv) for so long as the Mudrick Stockholder, together with its Affiliates, collectively owns at least ten percent (10%) of the Company Common Stock on a Fully Diluted Basis, one (1) individual appointed by the Mudrick Stockholder (the “Mudrick Director”); and

(v) one (1) Independent individual, who shall be selected with the unanimous approval of each of the Elliott Stockholder, the Metro Stockholder and the Mudrick Stockholder (none of whom shall unreasonably withhold, condition or delay such approval, and who shall collectively use a selection process unanimously approved by such parties, provided that if such Stockholders are unable to unanimously approve a selection process within 60 days following the date of this Agreement, then the Elliott Stockholder shall select a candidate for approval as otherwise provided in this clause (v)) (the “Independent Director”); provided, that the right of Mudrick Stockholder and Metro Stockholder to participate in such process and approve such Independent Director shall be subject to their continuing to collectively own at least twenty percent (20%) of the Common Stock on a Fully Diluted Basis.

(c) The Chairman of the Board shall be such Elliott Director as may be designated by the Elliott Stockholder.

(d) The Elliott Stockholder may transfer or assign its right to designate Directors pursuant to Section 2.1(b)(i) in connection with a Permitted Transfer of its Company Common Stock (such transferee, a “Substitute Elliott Stockholder”); provided, that in no event will the Elliott Stockholder and all Substitute Elliott Stockholders together be entitled to appoint in total more Directors pursuant to the designation rights in Section 2.1(b)(i), as a result of such transfer or series of transfers, than the Elliott Stockholder would have otherwise been entitled to designate pursuant to Section 2.1(b)(i) immediately prior to such transfer or assignment. Neither the Metro Stockholder nor the Mudrick Stockholder shall be permitted to Transfer its right to designate a Director pursuant to Section 2.1(b)(iii) or (iv) in connection with a Permitted Transfer of such Stockholder’s Company Common Stock, unless such Permitted Transfer is to an existing Stockholder that is party to this Agreement and who, pre-Transfer, holds at least seven percent (7%) of the Company Common Stock on a Fully Diluted Basis (each, a “Stockholder Group Member”), and, post-Transfer holds at least ten percent (10%) of the Company Common Stock on a Fully Diluted basis (any such transferee, a “Substitute Principal Stockholder”).

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(e) Removal of Directors. Except as otherwise set forth in this Section 2.1(e), once appointed, a Director shall serve on the Board until (A) his or her death, disability, disqualification or resignation, or (B) the removal of such Director from the Board by the Stockholder having the right to designate such Director pursuant to Section 2.1(b) with or without cause or (C) such time as the Stockholder who has the right to designate such Director pursuant to Section 2.1(b) fails to meet the requisite ownership threshold to designate such Director pursuant to Section 2.1(b) (provided, that if such designating Stockholder continues to have the right to designate any directors to the Board, it may choose which of its designees is removed from the Board). For so long as the Mudrick Stockholder and Metro Stockholder collectively own at least twenty percent (20%) of the Company Common Stock on a Fully Diluted Basis, the removal of the Independent Director shall require the unanimous approval of each of Elliott Stockholder, Metro Stockholder and Mudrick Stockholder, none of whom shall unreasonably withhold, condition or delay such approval.

(f) Vacancies. Except as otherwise set forth in this Section 2.1(f), if at any time a vacancy is created on the Board by reason of the death, disability, disqualification, resignation or removal of any Director, a designee shall be appointed to fill such vacancy or vacancies by the Stockholder(s) entitled to appoint such Director pursuant to Section 2.1(b); provided that if a Stockholder fails to exercise its right to designate a Director in a timely manner and such vacancy would make it impossible for a quorum to be present at a duly called meeting of the Board, the majority of the remainder of the Board shall be permitted to appoint a Director to fill the seat in order to hold a meeting, subject to the right of such Principal Stockholder to remove and/or replace the emergency Director with its own designee.

(i) A vacancy created as a result of the loss of the Elliott Stockholder’s right to designate a Director pursuant to Section 2.1(b)(i) (unless such right has been properly transferred to a Substitute Elliott Stockholder) shall thereafter be filled by the vote of holders of a majority of the Outstanding Company Common Stock.

(ii) A vacancy created as a result of the loss of any Stockholder’s right to designate a Director pursuant to Section 2.1(b) (iii) or (iv) (unless such right has been properly transferred to a Substitute Principal Stockholder as provided herein) shall immediately result in an automatic reduction of the Board by one (1) member.

(iii) If at any time the CEO Director is no longer serving as chief executive officer of the Company, (A) then the CEO Director shall be deemed to have resigned from the Board immediately and (B) the Board shall cause the vacancy caused by such resignation to be filled by the new chief executive officer of the Company in accordance with the requirements of the Charter Documents.

(iv) If at any time there is no chief executive officer of the Company, then notwithstanding the right of the Board to fill any vacancy pursuant to the Charter Documents, the CEO Director seat shall be vacant until a chief executive officer of the Company is appointed whether on an interim or permanent basis.

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Section 2.2. Board Meetings; Board Action.

(a) Participation. Any or all Directors may participate in a meeting of the Board in person, by means of a conference telephone or other communications equipment allowing all Persons participating in the meeting to hear each other at the same time or, (i) in the case of an Elliott Director, by providing a proxy to another Elliott Director attending such meeting in person or by conference telephone, (ii) in the case of the Mudrick Director, by providing a proxy to the Metro Director attending such meeting in person or by conference telephone, and (iii) in the case of the Metro Director, by providing a proxy to the Mudrick Director attending such meeting in person or by conference telephone. Participation by any such means shall constitute presence in Person at the meeting.

(b) Voting. Each Director shall be entitled to one (1) vote. The affirmative vote of the majority of the entire Board (at any meeting of the Board at which a quorum is present) shall be the act of the Board. Notwithstanding the foregoing, on any matter coming before the Board at a meeting of which an Elliott Director, Mudrick Director or Metro Director is participating by proxy, such Director’s vote may be exercised by the Director to whom the proxy has been given.

(c) Quorum. The quorum for a meeting of the Board shall require: (i) for so long as the Board is comprised of seven (7) Directors, five (5) Directors present in person, by telephone or by proxy including at least (A) three (3) of the Elliott Directors in attendance (or by proxy) and (B) one (1) of the Metro Director or the Mudrick Director in attendance; (ii) for so long as the Board is comprised of six (6) Directors, four (4) Directors present in person, by telephone or by proxy including at least (A) two (2) of the Elliott Directors in attendance (or by proxy) and (B) one (1) of the Metro Director or the Mudrick Director in attendance; and (iii) for so long as the Board is comprised of five (5) Directors, three (3) Directors present in person, by telephone or by proxy including at least one (1) Elliott Director in attendance, in each case of clauses (i), (ii) and (iii), for so long as such Stockholders are entitled to designate such number of Directors. Notwithstanding the foregoing quorum requirement, if any Director(s) required for a quorum fails to be in attendance at a duly called meeting of the Board, then the presence of such Director(s) shall not be required at the next duly called meeting of the Board in order to transact business called at the prior meeting; provided, that the foregoing quorum requirement shall be reinstated at the subsequent meetings of the Board.

(d) Action by Written Consent. For so long as the Board is comprised of seven (7) Directors, Board decisions taken by written consent in lieu of a meeting of the Board will require the written consent of five (5) directors, comprised of at least (i) two (2) Elliott Director and (ii) one (1) of the Metro Director or the Mudrick Director, in each case for so long as such parties are entitled to designate such number of Directors. Any other Board decisions taken by written consent in lieu of a meeting of the Board will require the written consent of at least a majority of the Directors then in office, including at least (A) one (1) Elliott Director for so long as the Elliott Stockholder is entitled to designate any Directors, and (B) one (1) of the Metro Director or the Mudrick Director, for so long as either of the Metro Stockholder or the Mudrick Stockholder is entitled to designate any Directors.

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(e) Required Stockholder Approvals. Notwithstanding anything to the contrary in this Agreement, the Company may not (i) amend any of its Charter Documents in any manner that is disproportionately and materially adverse to the rights or obligations of any Stockholder relative to the rights of another Stockholder, without the prior written consent of such Stockholder, but subject to the proviso and the requirement regarding the timing for bringing any proceeding that would apply under Section 6.11(a) in the case of an amendment to this Agreement, or (ii) cause the Company or any of its material Subsidiaries to voluntarily dissolve, voluntarily file for bankruptcy, liquidate or wind up, without the prior written consent of at least one of the Metro Stockholder or the Mudrick Stockholder, in the case of this clause (ii), for so long as such Stockholder, together with its Affiliates, collectively owns at least ten percent (10%) of the Company Common Stock on a Fully Diluted Basis.

(f) Related Party Transactions. Notwithstanding anything to the contrary in this Agreement, the Company may not, directly or indirectly (and the Company shall cause its Subsidiaries not to) enter into any transaction or series of related transactions involving more than $50,000 with any holder of five percent (5%) or more of the shares of the Outstanding Company Common Stock or any of their respective executive officers, directors or Affiliates (a “Related Party Transaction”) without the affirmative vote of a majority of the disinterested Directors of the Board, unless such transaction is entered into (x) in the ordinary course of business with a portfolio company of such holder (provided such holder does not own a majority of the voting interests in such portfolio company or otherwise control such company) or (y) in connection with new or continued employment or service of the directors, officers or employees of the Company or its Subsidiaries; provided that for the purposes of this Section 2.2(d), the term “Affiliates” shall not include the Company or any of its Subsidiaries; provided further that no such approval shall be required for any indemnification agreement entered into on the date hereof with a Director.

Section 2.3. Directors’ Non-exclusive Services. No Director shall be required to manage the Company as his sole and exclusive function and any Director or Stockholder may have other business interests and may engage in other activities in addition to those relating to the Company. Notwithstanding the foregoing, Directors who are employees of the Company or its Subsidiaries shall be required to have such employment as their primary business function.

Section 2.4. Reimbursement of Expenses. Each Director shall be entitled to reimbursement from the Company of all reasonable and documented expenses reasonably incurred and paid by such Director in connection with such Director’s services as a Director or otherwise incurred for the benefit of, or on behalf of, the Company. Without limiting the foregoing, each Principal Stockholder, for so long as they are entitled to designate a Director to the Board, shall also be entitled to reimbursement from the Company of all reasonable and documented expenses incurred and paid by such Principal Stockholder in connection with the

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attendance by such Principal Stockholder’s designated Director(s) at Board meetings or committee meetings and in connection with other matters related thereto. The Board may establish, from time to time, policies relating to expense reimbursement (including, what expenses, such as retained counsel or other advisors, will be reimbursable), which policies shall treat and apply to each Director (other than any employee of the Company serving as a Director) equally.

Section 2.5. Director Compensation. Each of the Directors (other than any employee of the Company serving as a Director) shall be entitled to directorship fees or other compensation as determined by the Board from time to time; provided that each non-employee Director, other than the chairperson who may receive additional compensation, shall receive the same fee. The Board shall have the discretion to determine if Directors should be provided additional fees for serving on one or more committees of the Company; provided that each committee member, other than the chairperson who may receive additional compensation, shall receive the same fee. Further, nothing contained herein shall preclude any Director that is an employee of the Company from receiving wages or similar compensation pursuant to any employment agreement with the Company for services rendered thereto.

ARTICLE III

INFORMATION RIGHTS

Section 3.1. Information Rights of Stockholders; Records Required by the DGCL; Right of Inspection.

(a) Each Stockholder, other than any Stockholder that is a Competitor, shall have the right to receive the following information (which right the Company may satisfy by providing access to each Stockholder to a confidential website such as Intralinks and timely posting such information on such website (which website shall have a system of email notification of new postings and may require confirmation by viewers of the site of the confidentiality obligations set forth in Section 6.16, a “Secure Site”), and each Stockholder may share and discuss such information (along with any other information provided to Stockholders pursuant to this Agreement and otherwise made available to Stockholders via the Secure Site) with its Affiliates, directors, officers, partners, managers, stockholders, employees, investors and advisors as well as any bona fide prospective purchaser of Company Common Stock that (x) is not a Competitor and (y) has entered into, and delivered to the Company, a confidentiality agreement substantially in the form set forth on Annex I attached hereto regarding the treatment of such information (and for the avoidance of doubt, at its election, the Company may share and discuss such information with any prospective purchaser of Company Common Stock):

(i) within ninety (90) days of the end of each fiscal year, copies of all annual financial statements of the Company and its Subsidiaries on a consolidated basis as of the end of such fiscal year, which financial statements shall (w) include a comparison to the prior fiscal year results; (x) be prepared in accordance with GAAP; (y) be audited by a nationally recognized accounting firm approved by the Board; and (z) be certified by the chief financial officer of the Company.

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(ii) for each of the first three fiscal quarters of each fiscal year of the Company, copies of all unaudited quarterly financial statements of the Company and its Subsidiaries on a consolidated basis as of the end of such fiscal quarter, which financial statements shall (x) include year-to-date results and a comparison to the corresponding period in the prior fiscal year; (y) be prepared in accordance with GAAP; and (z) be delivered no later than forty-five (45) days following the end of such fiscal quarter.

(b) Each Stockholder Group Member may request, and the Company shall reasonably provide, a conference call with senior officers of the Company to discuss the status of the Company and its business and the business of its Subsidiaries (including updates to the budgets and projections of the Company and its Subsidiaries), which calls shall include a reasonable and customary question and answer session, once each fiscal quarter.

(c) During the term of the Company’s existence there shall be maintained in the Company’s principal office or at the office of the Company’s agents and representatives all records required to be kept pursuant to the DGCL, including (whether or not so required) a current list of the names, addresses and shares of Company Common Stock held by each of the Stockholders (including the dates on which each of the Stockholders became a Stockholder), copies of federal, state and local information or income tax returns for each of the Company’s tax years, copies of this Agreement and each of the Company’s Charter Documents, including all amendments thereto and restatements thereof, and correct and complete books and records of account of the Company. Prior to any termination of the Company’s existence, the Company shall use all reasonable efforts to ensure that, for a period of six (6) years after any such termination, such information, to the extent still in existence and available, may be obtained by a Stockholder’s request in writing to a legal advisor or agent of the Company to be designated prior to any such termination, with the cost (as reasonably determined by such legal advisor or agent) of accessing and providing such information being borne by the requesting Stockholder.

(d) On written request stating the purpose, a Stockholder that (together with its Affiliates) holds at least five percent (5%) of the Outstanding Company Common Stock may make reasonable inquiries of management and examine, at any reasonable time during business hours, for any proper purpose reasonably related to such Stockholder’s interest as a Stockholder of the Company, and at the Stockholder’s expense, records of the Company and its Subsidiaries; provided that the Company may limit access to certain information if and to the extent required by applicable law, if the Board reasonably deems such information to be competitively sensitive with respect to the Stockholder requesting such access or if granting such access could reasonably be expected in the loss or impairment of the Company to claim attorney client privilege, work product doctrine, or a similar protective privilege or doctrine with respect to the information (provided that the Company shall use its reasonable best efforts to allow for such

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access in a way that would not have any of the foregoing effects). Upon written request by any Stockholder made to the Company, the Company shall provide or make available to such Stockholder without charge true copies of this Agreement, the Company’s Charter Documents, and all amendments thereto and restatements thereof, which documents may be provided to such Stockholder by posting them on a Secure Site.

Section 3.2. Information Rights of the Company. The Company may from time to time (including in connection with the admission of a new or Substitute Stockholder), but a Stockholder may be compelled to answer no more frequently than once per calendar quarter (unless, with respect to clause (i) hereof, required by applicable law), reasonably request of any or all Stockholders information (i) needed by the Company to comply with applicable law and/or (ii) regarding such Stockholder’s “accredited investor” status (within the meaning of Regulation D promulgated under the Securities Act).

ARTICLE IV

TRANSFER

Section 4.1. Transfer of Company Common Stock; Derivative Securities. Any Stockholder may Transfer, offer to Transfer, or accept an offer from any proposed Transferee for, all or any shares of its Company Common Stock or any amount of its Derivative Securities to another Person in accordance with and subject to the terms and conditions set forth in this Article IV (including compliance with Section 4.3). A Transfer completed in accordance with this Article IV is referred to in this Agreement as a “Permitted Transfer.”

Section 4.2. General Provisions Regarding Transfers.

(a) Without limiting any other provisions or restrictions or conditions of this Article IV, no Transfer of Company Common Stock or any Derivative Security or any other rights or obligations or interests of a Stockholder, as applicable, may be made under any circumstances unless such Transfer is made in accordance with the procedures set forth herein and such Transfer would not result in any of the following:

(i) Securities Laws. Any violation of the Securities Act of 1933, as amended (the “Securities Act”), or any regulation issued pursuant thereto, or any state securities laws or regulations, or any other applicable federal or state laws or order of any court having jurisdiction over the Company; or

(ii) Registration. Without limiting the restrictions set forth in the Charter Documents, until the Company becomes obligated to file reports under Section 13 or 15(d) of the Exchange Act, any requirement that the Company register the Company Common Stock or any other capital stock of the Company under Section 12(g) of the Exchange Act or any regulation issued pursuant thereto.

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Compliance with the restrictions on Transfer set forth in this Section 4.2(a) may be administered by the Company or the Company’s transfer agent under the direction and control of the Company, and the Company and its transfer agent shall be entitled to take such measures as are reasonably necessary to prevent any Transfers in violation of this Section 4.2(a). In furtherance of the foregoing, it is understood and agreed by all Stockholders, additional Stockholders and Substitute Stockholders that Transfers may not be permitted if, following such Transfer, the Company’s securities would be held by a number of holders or non-accredited investors that would result (including as a result of passage of time, and giving effect to the exercise of all Derivative Securities) in a requirement that the Company file a registration statement under the Exchange Act or any regulation issued pursuant thereto, unless the Company has already become required, or the Board has elected, to file such a registration statement in connection with an IPO.

(b) Mechanics. Any Transfer of Company Common Stock or Derivative Securities shall be subject to the restrictions of this Section 4.2. The Person proposing to make any such Transfer shall deliver to the Company (i) the name of the Person or Persons to whom the proposed Transfer is to be made (“Transferee”) and (ii) if reasonably requested by the Board, a written opinion of legal counsel in form and substance reasonably satisfactory to the Company’s legal counsel to the effect that the proposed Transfer may be effected without registration under the Securities Act or any applicable state law.

(c) Adoption Agreement. Prior to the consummation of an IPO, no direct Transfer of Company Common Stock by any Stockholder will be permitted unless the Transferee in such Transfer (if not already a party hereto) executes an Adoption Agreement, pursuant to which such Transferee shall become a Stockholder bound by this Agreement. Upon any Transfer by a Stockholder of all of its Company Common Stock, that Stockholder shall cease to be a Stockholder for all purposes under this Agreement.

(d) Prohibited Persons. Notwithstanding anything herein to the contrary, unless approved by the Board or pursuant to a Tag-Along Sale or Drag-Along Sale, no Transfer of any Company Common Stock or Derivative Securities otherwise permitted by this Agreement shall be permitted or made by any Stockholder if such Transfer, whether directly or indirectly, is to a Prohibited Person.

Section 4.3. Right of First Offer

(a) Subject to the terms and conditions of this Section 4.3, for so long as a Stockholder (together with its Affiliate Transferees) remains a Stockholder Group Member (each, a “ROFO Owner”), such Stockholder shall have a right of first offer to purchase any Company Common Stock or Derivative Securities that any other Stockholder Group Member (a “ROFO Initiator”) proposes to Transfer. No Stockholder Group Member may Transfer any Company Common Stock or Derivative Securities without first complying with the terms and conditions of this Section 4.3; provided that this Section 4.3 shall not apply to (i) Affiliate Transfers, (ii) any Tag-Along Sale in which a Tag-Along Rightholder may Transfer pursuant to Section 4.4, (iii) a Drag-Along Sale or (iii) in connection with an IPO.

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(b) Each time a ROFO Initiator proposes to Transfer any Company Common Stock or Derivative Securities owned by it (the “Transfer Interests”), the ROFO Initiator shall give a written notice (the “ROFO Initiator Notice”) to each of the ROFO Owners who is not an Affiliate of the ROFO Initiator, specifying the number of shares of Company Common Stock or Derivative Securities proposed to be sold by such ROFO Initiator, and concurrently with such ROFO Initiator Notice, the ROFO Initiator shall submit to the chief legal officer of the Company, on a confidential basis, the price at which such ROFO Initiator desires to sell such Company Common Stock and/or Derivative Securities (the “Offer Price”).

(c) Within five (5) Business Days after the receipt of a ROFO Initiator Notice (the “ROFO Exercise Period”), each ROFO Owner wishing to exercise its right of first offer under this Section 4.3 shall submit a written notice to the chief legal officer of the Company with the price at which such ROFO Owner desires to purchase the Transfer Interests (each, a “Bid Price”), and indicating any other material terms and conditions on which, such ROFO Owners are willing to purchase all (but not less than all) of the Transfer Interests (each, a “ROFO Exercise Notice”). A ROFO Owner’s failure to deliver a valid ROFO Exercise Notice prior to the expiration of the ROFO Exercise Period shall be deemed an election by such ROFO Owner not to exercise its rights pursuant to this Section 4.3. If any ROFO Owner provides a ROFO Exercise Notice within the ROFO Exercise Period, on the Business Day immediately following the expiration of the ROFO Exercise Period, the Company shall notify the ROFO Initiator and the ROFO Owners who submitted a ROFO Exercise Notice of the Transfer Price. The “Transfer Price” shall be mean an amount determined as follows: (i) in the event only one Bid Price was submitted by one or more ROFO Owners and it exceeds the Offer Price, then the Transfer Price shall be an amount equal to the average of the Bid Price and the Offer Price; (ii) in the event multiple Bid Prices were submitted and at least one exceeds the Offer Price, then the Transfer Price shall be an amount equal to the average of the highest Bid Price and the Offer Price; (iii) if only one Bid Price is submitted by one or more ROFO Owners and such Bid Price equals the Offer Price, then the Transfer Price shall be an amount equal the Offer Price (this or the foregoing circumstances described in clauses (i) and (ii), an “Accepted Offer Event”); (iv) in the event only one Bid Price was submitted and the Offer Price exceeds it, then the Transfer Price shall be an amount equal to the average of the Bid Price and the Offer Price; and (v) in the event multiple Bid Prices were submitted and the Offer Price exceeds the highest Bid Price submitted, then the Transfer Price shall be an amount equal to the average of the lowest Bid Price and the Offer Price (this or the foregoing circumstances described in clause (iv), a “Rejected Offer Event”).

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(d) If there is an Accepted Offer Event, the ROFO Initiator shall Transfer all of the Transfer Interests at the Transfer Price on commercially reasonable terms negotiated in good faith to the ROFO Owners who submitted the Transfer Price; any ROFO Owner who submitted an Offer Price shall have the right, but not the obligation, to participate in the Transfer in connection with an Accepted Offer Event at the Transfer Price in proportion to their (together with their respective Affiliate Transferees) ownership percentages of Company Common Stock on a Fully Diluted Basis.

(e) If there is a Rejected Offer Event, then the ROFO Initiator shall have ninety (90) days after the expiration of the ROFO Exercise Period during which to Transfer, subject to compliance with Section 4.2 and all of the Transfer Interests to a third party purchaser (which may include any Stockholder of the Company) (“Third Party Purchaser”) at a price equal to or greater than the Transfer Price and on terms no more favorable to such Third Party Purchaser in all material respects than those contained in the ROFO Exercise Notice. If, at the end of such 90-day period, the ROFO Initiator has not completed a Transfer of the Transfer Interests to a Third Party Purchaser, the ROFO Initiator shall no longer be permitted to Transfer the Transfer Interests to any Person without again complying with the requirements of this Section 4.3.

(f) If no ROFO Owner delivers a ROFO Exercise Notice prior to the end of the ROFO Exercise Period, then the ROFO Initiator shall have ninety (90) days after the expiration of the ROFO Exercise Period during which to Transfer, subject to compliance with Section 4.2 and, if applicable Section 4.4, all (but not less than all, unless there is a reduction to the number of Company Common Stock or Derivative Securities to be sold by the ROFR Initiator due to the participation of Tag-Along Rightholders pursuant to Section 4.4) of the Transfer Interests to a Third Party Purchaser (which Transfer, for the avoidance of doubt, may be for greater, equal to, or less than the Offer Price). If, at the end of such 90-day period, the ROFO Initiator has not completed a Transfer of the Transfer Interests to a Third Party Purchaser, the ROFO Initiator shall no longer be permitted to Transfer the Transfer Interests to any Person without again complying with the requirements of this Section 4.3.

Section 4.4. Tag-Along Rights.

(a) Without limiting the other terms and conditions hereof (including Section 4.1), if at any time the Elliott Stockholder or any of its Affiliates (the “Tag-Along Seller”) proposes to Transfer, directly or indirectly, for value any of its Company Common Stock and/or Warrants, then each other Stockholder Group Member (each, a “Tag-Along Rightholder”) shall have the right to sell its pro rata portion of Company Common Stock and/or Warrants in such Transfer; provided, that no such tag-along rights shall apply to any Transfers (i) of less than twenty percent (20%) of the Outstanding Company Common Stock held by Elliott Stockholder and its Affiliates together (provided, that Transfers to the same party or related parties, whether at one time or in a series, shall be aggregated for purposes of determining whether the exception set forth in this Section 4.4(a)(i) applies), (ii) to Affiliates, (iii) as part of an IPO, or (iv) that are Drag-Along Sales.

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(b) The Tag-Along Seller shall give written notice to the Company of each proposed Transfer by it that gives rise to the rights of the Tag-Along Rightholders set forth in this Section 4.4 no less than thirty (30) days prior to the proposed consummation of such Transfer and the Company, within three (3) Business Days after receiving notice from such Tag-Along Seller, shall give written notice of such Transfer to each Tag-Along Rightholder. The close of business on the date immediately prior to the date on which written notice is given by the Company in accordance with this Section 4.4(b) shall be deemed to be the “Tag-Along Record Date.” The notice provided by the Tag-Along Seller, and forwarded by the Company, shall set forth in reasonable detail based on information available to the Tag-Along Seller, the name of such Tag-Along Seller, the number of shares of Company Common Stock that will be held by such Tag-Along Seller as of the Tag-Along Record Date and the number of shares of Company Common Stock and/or Warrants proposed to be sold by such Tag-Along Seller, the name of and contact information for the proposed purchaser, (the “Tag-Along Purchaser”), the proposed amount and form of consideration and terms and conditions of payment offered by such Tag-Along Purchaser, the percentage (or a reasonable estimate of the minimum and maximum percentage) of Company Common Stock on a Fully Diluted Basis Tag-Along Rightholders may sell to such Tag-Along Purchaser (determined in accordance with Section 4.4(a)), the per share purchase price and any other material terms or conditions (the “Tag-Along Notice”). The tag-along rights provided by this Section 4.4 must be exercised by any Tag-Along Rightholder electing to sell Tag-Along Offered Shares no later than the tenth (10th) Business Day following the Tag-Along Record Date, which exercise shall be by delivery of a written irrevocable offer (the “Tag-Along Rightholder’s Offer”) to the Tag-Along Seller and the Company indicating such Tag-Along Rightholder’s election to have its Company Common Stock and/or Warrants included in the Tag-Along Sale and specifying the number thereof (up to the maximum number of shares of Company Common Stock and/or Warrants as determined in accordance with Section 4.4(a)) it elects to sell; provided that any Tag-Along Rightholder may waive its tag-along rights under this Section 4.4 with respect to such Tag-Along Sale prior to the expiration of such ten (10)-Business Day period by giving written notice thereof to the Tag-Along Seller, with a copy to the Company (and failure to deliver a Tag-Along Rightholder’s Offer by the tenth (10th) Business Day following the Tag-Along Record Date will be deemed to be a waiver of such Tag-Along Rightholder’s tag-along rights under this Section 4.4 with respect to such Tag-Along Sale). Subject to the other terms herein, delivery of the Tag-Along Rightholder’s Offer will constitute an irrevocable binding commitment by such Tag-Along Rightholder to sell the number of shares of Company Common Stock and/or Warrants specified in the Tag-Along Rightholder’s Offer of such Tag-Along Rightholder on the terms set forth in the Tag-Along Notice. The Tag-Along Seller shall attempt to obtain the inclusion in the proposed Tag-Along Sale of the entire number of Tag-Along Offered Shares that the Tag-Along Rightholders timely elect to have included in such Tag-Along Sale. If the Tag-Along Seller is unable to obtain such inclusion of all such securities, then the number of shares of Company Common Stock and/or Warrants to be sold in such Tag-Along Sale shall be allocated on a pro rata basis among the Tag-Along Seller and each Tag-Along Rightholder who shall have timely elected to participate in such Tag-Along Sale in proportion to the total number of shares of Company Common Stock and/or Warrants offered and eligible to be sold in the Tag-Along Sale by each such Stockholder. Neither the Tag-Along Seller nor any of its Affiliates shall receive any direct or indirect consideration in connection with the Tag-Along Sale (including by way of fees, consulting arrangements or a non-compete payment) other than consideration received in exchange for its Company Common Stock.

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(c) If the Tag-Along Seller has not consummated the Tag-Along Sale within ninety (90) days of the delivery to Stockholders of the related Tag-Along Notice (for any reason other than the failure of a Tag-Along Rightholder to sell its shares of Company Common Stock and/or Warrants under this Section 4.4), provided that such period may be extended to one hundred twenty (120) days in order obtain regulatory approvals that are a condition to such Tag-Along Sale or (ii) the amount or form of consideration shall have changed from those in the Tag-Along Notice, then, in either case, the Tag-Along Notice and any Tag-Along Rightholder’s Offer shall be null and void, and it shall be necessary for a separate Tag-Along Notice to be furnished, and the terms and provisions of this Section 4.4 separately complied with, in order to subsequently consummate such proposed Tag-Along Sale pursuant to this Section 4.4 unless the Tag-Along Seller receives the written consent of each of the Tag-Along Rightholders who delivered a Tag-Along Rightsholder’s Offer agreeing to an extension. Notwithstanding any other provision of this Section 4.3, there shall be no liability on the part of any Tag-Along Seller to any other Stockholder arising from the failure of any Tag-Along Seller or Tag-Along Purchaser to consummate the Tag-Along Sale for any reason, and the decision to consummate such Tag-Along Sale shall be in the sole discretion of the Tag-Along Seller.

(d) Each Person selling Company Common Stock or Warrants in a proposed Tag-Along Sale shall take or cause to be taken all such reasonable actions consistent with the terms of this Agreement as may be necessary or reasonably desirable in order expeditiously to consummate such sale and any related transactions, including: executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents reasonably requested of it; and otherwise reasonably cooperating with the selling Stockholders, the Company, and the prospective purchaser. Without limiting the generality of the foregoing, with respect to a proposed Tag-Along Sale, each such participating Stockholder agrees to execute and deliver such agreements as may be reasonably specified by the Tag-Along Seller (including, if applicable, any conversion or exercise of any Warrants in exchange for Company Common Stock prior to the consummation of the applicable sale), so long as all selling Stockholders party to such agreement will be subject to the same terms; provided that the participating Stockholders that are not the Tag-Along Seller, (i) shall not be required to make representations and warranties other than with respect to unencumbered title to its Company Common Stock and/or Warrants, as applicable, and the power, authority and legal right of such Stockholder to transfer its Company Common Stock and/or Warrants, as applicable, (ii) may be liable, but shall only be severally, not jointly, liable with all other sellers (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and other agreements made in respect of the Company and its Subsidiaries, (iii) may be required to remain subject to confidentiality restrictions in respect of the business of the Company and its Subsidiaries consistent with those set forth in this Agreement and (iv) shall not be required to agree to any noncompetition, non-solicitation or similar restrictive covenant; and provided, further, that with respect to representations, warranties and covenants of the type described in clause (ii), the aggregate amount of such liability (x) will not exceed the lesser of (A) such Stockholder’s pro rata portion of any such liability, to be determined in accordance with such Stockholder’s portion of the total amount of shares of Company Common Stock on a Fully Diluted Basis included in such sale and (B) the net proceeds actually received by such Stockholder in connection with such sale and (y) will be satisfied, at

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least as to such liability of the participating Stockholders that are not the Tag-Along Seller, first from the proceeds of such sale that are escrowed or otherwise withheld (which escrow or withholding will be of the proceeds payable to all Stockholders participating in such sale, on a pro rata basis) (if any), and then from the proceeds of such sale actually received by such participating Stockholders (if any).

(e) The closing of a Tag-Along Sale will take place at such time and place as the Tag-Along Seller shall reasonably specify by written notice to each participating Stockholder.

(f) In any Tag-Along Sale, the sale of Company Common Stock and/or Derivative Securities, as applicable, by all selling Stockholders shall (i) be made on the same terms (including the price per share and the type of consideration to be received), (ii) be subject to the same conditions, except as set forth in the provisos in Section 4.4(d) and except that with respect to the sale of any Derivative Securities or other equity awards (unless otherwise provided in the applicable Equity Incentive Plan) the consideration payable on account thereof may be adjusted by the Board to take into consideration any exercise, conversion or similar price therefor, and (iii) be entitled to receive the proceeds from such sale (in such amount calculated as provided herein) at the same time. No selling Stockholder shall be entitled to receive any other material benefits or consideration in connection with any Tag-Along Sale that is not shared pro rata with all other selling Stockholders.

Section 4.5. Drag-Along Rights

(a) Prior to and including the occurrence of a IPO, at any time the Elliott Stockholder, either acting alone or together with one or more additional Stockholders who collectively (with the Elliott Stockholder) hold more than fifty percent (50%) of the Outstanding Company Common Stock (collectively, the “Dragging Stockholder”) desire(s) or propose(s) (i) a Transfer for value, directly or indirectly, of Outstanding Company Common Stock held by the Dragging Stockholder collectively, constituting all of its Outstanding Company Common Stock, or (ii) a sale of all of the assets of the Company and its Subsidiaries on a consolidated basis, in each case, to any independent third party purchaser (an “Approved Sale”), the Dragging Stockholder shall have the right (the “Drag-Along Right”), by providing notice of such Approved Sale to the Company, to require the Company and each Stockholder to comply with this Section 4.5 with respect to such Approved Sale. Each Stockholder, together with the Company, is hereby obligated to cooperate with, consent to and raise no objections against or, without waiving its rights under this Agreement, assert any claims in connection with such Approved Sale, and each Stockholder is hereby obligated to sell its own Company Common Stock and/or Derivative Securities, as applicable, (i) for its pro rata share based on its equity security ownership of the amounts and consideration set forth in the Company Notice (as defined below), and (ii) subject to the limitations set forth in the next paragraph, otherwise on the same terms and subject to the same conditions to which the Dragging Stockholder is subject with respect to its equity securities. In furtherance of the foregoing, each Stockholder acknowledges that no Stockholder shall be entitled to dissenters’ or appraisal rights under any circumstances and such Stockholder

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waives any such rights as may exist under applicable law, including the DGCL, with respect to an Approved Sale. The Company shall provide each such Stockholder with written notice of any Approved Sale at least thirty days prior to the consummation thereof setting forth in reasonable detail the terms of such Approved Sale, including the number of shares of Company Common Stock or Derivative Securities to be sold (including, in the case of Derivative Securities, the number of underlying shares of Company Common Stock represented thereby), the identity of the prospective transferee(s), its applicable Per Share Drag Price and form of consideration to be paid in respect of the Company Common Stock or Derivative Securities to be Transferred by it in connection with such Approved Sale (which, for the avoidance of doubt, does not involve any non pro rata roll over of equity other than in any de minimis respect), and the date on which such Approved Sale is proposed to be consummated (the “Company Notice”). The Stockholders shall not be required to comply with, and shall have no rights under, Section 4.3 and Section 4.4 in connection with any Approved Sale.

(b) Each Stockholder required to sell Company Common Stock or Derivative Securities pursuant to an Approved Sale (each, a “Drag-Along Seller”) shall cooperate in consummating such Approved Sale, including by becoming a party to the sales, merger, or other agreement pursuant to which it is proposed such Approved Sale will be consummated and all other appropriate related agreements, delivering, at the consummation of such sale, share certificates (if any) and other instruments for such securities duly endorsed for transfer, free and clear of all liens and encumbrances, and voting or consenting in favor of such transaction (to the extent a vote or consent is required) and taking any other necessary or appropriate action in furtherance thereof, including the execution and delivery of any other appropriate agreements, certificates, instruments, and other documents. In addition, each Drag-Along Seller shall, if and to the extent requested by the Dragging Stockholder, agree to be severally responsible for its proportionate share, based on the relative consideration payable to each Stockholders in such Approved Sale, of (i) the third-party expenses incurred on behalf and for the benefit of all Drag-Along Sellers in connection with such Approved Sale, to the extent not paid by the Company or any other Person, and (ii) the monetary obligations and liabilities applicable to all Drag-Along Sellers in connection with such Approved Sale. Such monetary obligations and liabilities (x) shall include (to the extent such obligations are incurred): monetary obligations and liabilities for indemnification (including for (A) breaches of representations and warranties made with respect to such Drag-Along Seller’s ownership of Company Common Stock or Derivative Securities (but not, for the avoidance of doubt, breaches of representations and warranties made with respect to the Company, other than as contemplated by clause (y) below), (B) breaches by such Drag-Along Seller of covenants in effect prior to closing made by such Drag-Along Seller and relating to such Drag-Along Seller, and (C) other matters to be agreed, but only, in the case of clause (C), to the extent such breaches or inaccuracies are of a type for which insurance has not been obtained on commercially reasonable terms), and (y) shall also include amounts paid into escrow or subject to holdbacks, and amounts subject to post-closing purchase price adjustments; provided that all such obligations are equally applicable on a several and not joint basis to each Drag-Along Seller based on the consideration to be received in respect of all Company Common Stock or Derivative Securities Transferred in connection with such Approved Sale. The foregoing notwithstanding, (1) without the written consent of a Drag-Along Seller, the amount of such obligations and liabilities for which such Drag-Along Seller shall be responsible shall not exceed the net proceeds received by such Drag-Along Seller in connection with such Approved

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Sale, and, to the extent that an indemnification escrow has been established, such obligations and liabilities shall be satisfied out of any funds escrowed for such purpose prior to recourse against such Drag-Along Seller, (2) a Drag-Along Seller shall not be responsible for the fraud or willful misconduct of any other Drag-Along Seller or the Dragging Stockholder or any indemnification obligations and liabilities for (I) breaches of representations and warranties made by any other Drag-Along Seller with respect to such other Drag-Along Seller’s ownership of and title to Company Common Stock or Derivative Securities, organization, authority, or conflicts and consents, or any other matters that relate to such other Drag-Along Seller, and (II) breaches of covenants made by any other Drag-Along Seller relating to such other Drag-Along Seller, and (3) no Drag-Along Seller shall be required to enter into any non-competition or non-solicitation or similar restrictive covenant in connection with such Approved Sale.

(c) IN THE EVENT ANY STOCKHOLDER FAILS TO TIMELY COMPLY WITH ITS OBLIGATIONS UNDER THIS SECTION 4.5 WITH RESPECT TO AN APPROVED SALE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AND EACH STOCKHOLDER (OTHER THAN THE PRINCIPAL STOCKHOLDERS) HEREBY GRANTS A PROXY AND POWER OF ATTORNEY TO ANY NOMINEE OF THE DRAGGING STOCKHOLDERS TO TAKE ALL NECESSARY ACTIONS AND EXECUTE AND DELIVER ALL DOCUMENTS DEEMED NECESSARY AND APPROPRIATE BY SUCH PERSON TO EFFECTUATE THE CONSUMMATION OF ANY APPROVED SALE. SUCH PROXY AND POWER ARE COUPLED WITH AN INTEREST, ARE PERPETUAL AND IRREVOCABLE, AND BESTOW ON THE NOMINEE THE FULL POWER TO VOTE AND ACT FOR SUCH DRAG-ALONG SELLER WITH RESPECT TO THE CONSUMMATION OF THE APPROVED SALE.

(d) Notwithstanding anything in Article IV to the contrary, following delivery of a Company Notice, no Stockholder shall thereafter Transfer any Company Common Stock or Derivative Securities unless and until the transaction that is the subject of the Company Notice is terminated.

Section 4.6. Preemptive Rights. Any issuance of New Securities by the Company or any of its Subsidiaries, other than an issuance of Exempt Securities, shall be subject to the following provisions:

(a) Right to Purchase New Securities. Except as otherwise provided in this Section 4.6 (including Section 4.6(e) hereof) and until the earlier of an IPO, the Company hereby grants to each Stockholder that, together with its Affiliates, holds of record at least seven percent (7%) of the Outstanding Company Common Stock (the “Qualified Stockholder”) the right to purchase its pro rata share of any and all issuances, sales or distributions of New Securities proposed to be made by the Company or any of its Subsidiaries as set forth herein. Notwithstanding the foregoing, or anything herein to the contrary, if the purchase by any Qualified Stockholder of its pro rata share of the New Securities would not be permitted without the prior approval of a governmental body of applicable jurisdiction (including the U.K.

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Financial Conduct Authority), such approval has not been obtained, and such approval would not be required if the Qualified Stockholder were to purchase Penny Warrants in lieu of some or all of the New Securities, then, under this Section 4.6, the offer to such Qualified Stockholder shall be the right to purchase the number of Penny Warrants (at the same price as the New Securities) and New Securities that would result from making such a substitution.

(b) Issuance Notice. The Company shall give each Person that on the date of an Issuance Notice is a Qualified Stockholder written notice of the Company’s intention to issue or sell New Securities (which notice may be provided by posting the requisite information on a Secure Site and notifying (or causing notification to be delivered to) each of such Qualified Stockholders of such posting in writing) (the “Issuance Notice”), describing the type and terms of the New Securities, the price at which such New Securities will be issued or sold and the general terms upon which the Company proposes to issue or sell the New Securities, including the anticipated date of such issuance, sale or distribution, the general use of proceeds thereof, a description of both the business purpose of the offering of such New Securities and the dilutive effects, if any, of such offering, and the record date for determining Qualified Stockholders and the pro rata share of each of them which, if not specified in the Issuance Notice, shall be the date of the Issuance Notice (the “Preemptive Offer Record Date”). Each Qualified Stockholder shall have ten (10) Business Days from the date the Issuance Notice is sent to deliver notice (the “Response Notice”) of its intention to purchase all or any portion of its pro rata share of the New Securities, based on the ratio of the shares of Company Common Stock on a Fully Diluted Basis held by such Qualified Stockholder on the Preemptive Offer Record Date to the number of shares of Company Common Stock on a Fully Diluted Basis held by all the Qualified Stockholders on the Preemptive Offer Record Date, and stating therein the quantity of New Securities it intends to purchase (each Qualified Stockholder who delivers a Response Notice hereunder is a “Purchaser” for purposes of this Section 4.6); provided that if the Company determines that a ten (10)-Business Day period is not practical, the Company shall specify a shorter period (which shall be as long a period as is reasonably practical but in no event less than three (3) Business Days) in the Issuance Notice. Such Response Notice shall constitute the irrevocable agreement of such Purchaser to purchase the quantity of New Securities indicated in the Response Notice at the price and upon the terms stated in the Issuance Notice; provided, however, that if the Company is proposing to issue, sell or distribute securities for consideration other than all cash, and subject to the limitations on the rights set forth in this Section 4.6, the Company shall accept from such Purchaser the cash value of such non-cash consideration as determined in good faith by the Board. Any purchase of New Securities by a Purchaser pursuant to this Section 4.6 shall be consummated on or prior to the later of (x) the date on which all other offered securities described in the applicable Issuance Notice are issued, sold or distributed and (y) the second (2nd) Business Day following delivery of the Response Notice by such Purchaser.

(c) Sale to Other Persons. The Company shall have sixty (60) days from the date of the applicable Issuance Notice to consummate an issuance, sale or distribution of any New Securities which the Qualified Stockholders have not elected to purchase pursuant to Section 4.6(b) to other Persons at a price and on terms and conditions not less favorable to the Company than those contained in the Issuance Notice, on the condition that any Person purchasing New Securities pursuant to such offer must comply with Sections 4.2 and 4.8. In the event that the

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sale of New Securities is not fully consummated within such sixty (60)-day period, then the Company shall be obligated once again to offer the purchase rights set forth in this Section 4.6 before it may subsequently sell such New Securities (provided that such sixty (60)-day period shall automatically toll, but not for longer than one-hundred and eighty (180) days to the extent regulatory approval would be required for such Person to acquire such New Securities).

(d) Exempt Securities. Notwithstanding the foregoing provisions of this Section 4.6, Qualified Stockholders shall not have the right to participate in the issuance of any New Securities which are otherwise authorized to be issued in accordance with this Agreement (i) if such New Securities were issued as consideration in any merger, consolidation or combination with or acquisition of securities or assets of another Person in exchange for New Securities, (ii) if made upon exchange, conversion or exercise of any rights, convertible securities, options, warrants or other equity or debt securities to purchase Company Common Stock or other capital stock of the Company, (iii) if made by any Subsidiary of the Company to the Company or any of its direct or indirect wholly owned Subsidiaries, or (iv) if made as securities which are the subject of a registration statement being filed under the Securities Act pursuant to a Qualified IPO, (v) if made to Directors, officers, employees, managers or consultants as compensation pursuant to any Equity Incentive Plans approved in accordance with Section 2.2 or (vi) in connection with a stock split, pro-rata stock dividend or other similar pro rata distribution of the Company (the New Securities described in the foregoing clauses (i) through (vi), “Exempt Securities”).

(e) Nothing in this Section 4.6 shall prevent the Company or its Subsidiaries from issuing or selling to any Person (the “Accelerated Buyer”) any New Securities without first complying with the provisions of this Section 4.6; provided, that in connection with such issuance or sale (i) the Company gives reasonably prompt notice to the Qualified Stockholders of such issuance (after such issuance has occurred), which notice shall describe in reasonable detail the New Securities purchased by the Accelerated Buyer and the purchase price thereof and (ii) the Accelerated Buyer and the Company enable the Qualified Stockholders to effectively exercise their respective rights under this Section 4.6 with respect to their purchase of their pro rata share of the New Securities issued to the Accelerated Buyer within 15 Business Days after receipt of the notice by the Qualified Stockholder of such issuance to the Accelerated Buyer on the terms specified in this Section 4.6. The Preemptive Offer Record Date for such issuance shall be the date such New Securities are issued to the Accelerated Buyer.

(f) Notwithstanding the foregoing, and without limiting any other right or remedy that may be available to the Company, the Board may deny any right contemplated by this Section 4.6 to any Person that is a transferee or purported transferee of any securities of the Company in violation of Section 4.2.

Section 4.7. All Other Transfers Void. Any Transfer or purported Transfer in violation of the provisions of this Article IV shall be null and void ab initio, shall be of no force or effect and shall constitute a material breach of this Agreement.

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Section 4.8. Admission of Substitute Stockholder; Liabilities.

(a) After the consummation of any Transfer of any shares of Company Common Stock or Derivative Securities in compliance with the requirements of this Article IV, the assignee of Company Common Stock or Derivative Securities so transferred shall be required to comply with all of the terms and provisions of this Agreement. An assignee of a Company Common Stock or Derivative Securities will be admitted as a Substitute Stockholder only if (i) the Transfer of such Company Common Stock or Derivative Securities complies in all respects with this Article IV and (ii) the prospective Substitute Stockholder delivers a signed Adoption Agreement pursuant to Section 4.2(c); provided, that in respect of Derivative Securities (other than the Penny Warrants), the Transferee will only be required to execute an Adoption Agreement at such time as the Transferred Derivative Security is converted into, exercised for or exchanged for, Company Common Stock or other capital stock of the Company). Unless otherwise agreed to by the Board, the admission of a Substitute Stockholder shall not release the transferring Stockholder from any liability to the Company or to the other Stockholders in respect of its shares of Company Common Stock or Derivative Securities that may have existed prior to such admission.

(b) No Transfer of all or any other quantity of Company Common Stock or Derivative Securities shall be effective until the date upon which the applicable requirements of this Article IV have been met. Any Substitute Stockholder shall take such securities subject to the restrictions on transfer imposed by this Agreement.

(c) The Company shall reflect, or shall cause its transfer agent to reflect, the admission of such Substitute Stockholder in the records of the Company (including the Stockholder Registry) as soon as possible after satisfaction of the conditions set forth in this Agreement.

Section 4.9. Registration Rights. Simultaneously with the execution of this Agreement, the Company shall enter into a customary registration rights agreement with the Stockholder Group Members, pursuant to which such Stockholders shall have registration rights customary for the initial public offering of a financial sponsor-owned portfolio company, including, in each case subject to customary lock-up and cut-back obligations, six (6) demand rights for the Elliott Stockholder and one (1) demand right for each of the Metro Stockholder, the Mudrick Stockholder and the Empyrean Stockholder and unlimited piggy-back rights (with pro rata priority) and shelf registration rights for all Stockholder Group Members.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1. Representations and Warranties of Each Party. Except as otherwise specified below, as of the Effective Date, each of the parties to this Agreement, severally and not jointly and severally, represents and warrants, solely with respect to itself, to each of the other parties to this Agreement as follows:

(a) Due Organization and Good Standing. If the party is the Company or a Stockholder that is a corporation, limited liability company, partnership or other entity, it is duly incorporated or organized, validly existing and in good standing (to the extent that its jurisdiction of organization recognizes the concept of good standing) under the laws of its jurisdiction of incorporation or organization. If the Stockholder is an individual, the Stockholder is of legal age to execute, deliver and perform this Agreement and is legally competent to do so.

(b) Authority Relative to this Agreement. It has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by it has been duly and validly authorized by all requisite action, and no other proceedings on its part are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by it and, assuming the due authorization, execution and delivery by the other parties to this Agreement, constitutes a legal, valid and binding obligation of it, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. It has not granted nor is it a party to any proxy, voting trust or other agreement that is inconsistent with, conflicts with or violates any provision of this Agreement.

(c) No Conflict. The execution, delivery and performance by it of this Agreement do not and shall not violate any applicable law or conflict with or constitute a default, breach or violation of (with or without notice or lapse of time, or both) the terms, conditions or provisions of any contract, agreement or instrument to which it is subject, which would prevent it from performing any of its obligations hereunder or thereunder.

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ARTICLE VI

MISCELLANEOUS

Section 6.1. [Management Investors. The provisions of Annex II to this Agreement shall apply to the Management Holders and Executive Management Holders (as such terms are defined therein).]1

Section 6.2. Complete Agreement. This Agreement and the other agreements expressly referenced in this Agreement constitute the complete and exclusive statement of agreement among the Stockholders with respect to the subject matter hereof. This Agreement supersedes all prior written and oral statements by and among the Stockholders or any of them, and except as otherwise specifically contemplated by this Agreement, no representation, statement, or condition or warranty not contained in this Agreement will be binding on the Stockholders or the Company or have any force or effect whatsoever.

Section 6.3. Other Actions. The Company by its execution hereof acknowledges that it has actual notice of the terms of this Agreement, consents hereto and hereby covenants with each of the Stockholders that it will at all times during the term of this Agreement be governed by the terms and provisions hereof in carrying out its business and affairs and, accordingly, shall give or cause to be given such notices, execute or cause to be executed such documents and do or cause to be done all such acts, matters and things as may from time to time be necessary or required to carry out the terms and intent hereof.

Section 6.4. Governing Law. This Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the State of Delaware, without reference to conflicts of law principles.

Section 6.5. No Assignment. Except as otherwise expressly set forth herein, no party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement, and any attempted assignment or delegation in violation of the foregoing shall be null and void. Notwithstanding the foregoing, any Person that acquires Company Common Stock pursuant to a Transfer made in accordance with Article IV shall be entitled to rights under and be bound by this Agreement as if an original party hereto except as otherwise set forth herein.

Section 6.6. Binding Effect. Subject to the provisions of this Agreement relating to transferability or assignment, this Agreement will be binding upon and inure to the benefit of the Company and each of the Stockholders, and their respective heirs, devisees, spouses, distributees, representatives, successors and permitted assigns. Directors are express third party beneficiaries of the provisions of Section 2.5, in all cases upon the terms and conditions set forth herein.

[1]	NTD: To be updated prior to closing of the Exchange Offer and Rights Offering.

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Section 6.7. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future laws applicable to the Company effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

Section 6.8. No Partition. The parties acknowledge that the assets and properties of the Company are not and will not be suitable for partition. Thus, each Stockholder (on behalf of such Stockholder and their successors and assigns) hereby irrevocably waives any and all rights that such Stockholder may have to maintain any action for partition of such assets and properties, if any.

Section 6.9. Additional Documents and Acts. Each party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be reasonably necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

Section 6.10. No Employment Rights. Nothing in this Agreement shall confer upon any Person any right to be employed or to continue employment by the Company or any of its Affiliates, or interfere in any manner with any right of the Company or any of its Affiliates to terminate such employment at any time.

Section 6.11. Amendments; Termination of Equity Rights.

(a) All amendments to this Agreement will be in writing and approved by a Stockholder Majority Vote; provided that (i) any amendments that materially and disproportionately adversely affect the rights or obligations of a Stockholder under this Agreement relative to the rights of another Stockholder under this Agreement must be approved by such adversely affected Stockholder and (ii) this proviso shall not apply to any amendment that (x) corrects clerical errors, or (y) reflects the grant of rights associated with new equity interests otherwise issued in compliance with this Agreement and the Charter Documents that do not discriminate among the existing Stockholders. Notwithstanding anything in this Agreement to the contrary, a Stockholder may not bring any proceeding accordance with Section 6.14 and Section 6.17(b) for breach of the foregoing amendment provisions of this Agreement more than one (1) year after the effectiveness of the challenged amendment (it being understood the parties intend to shorten the applicable statute of limitations with respect to such claims).

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(b) Any amendment or other modification to Section 3.1 (Information Rights of Stockholders; Records Required by the DGCL; Right of Inspection), Article IV (Transfers) or the board rights of any specified Stockholder in Article II (Management and Control of Business) (other than to increase the size of the Board and to grant rights in respect of newly created board positions under the circumstances described in clause (ii)(y) of the proviso in the first sentence of Section 6.11(a)) shall require the written consent of each Stockholder holding more than five percent (5%) of the Company Common Stock on a Fully Diluted Basis; provided, however, that any amendment to Section 3.1 that only provides for a reasonable extension of time for the delivery of the financial statements or the other information to be delivered pursuant thereto shall only require approval by a Stockholder Majority Vote.

Section 6.12. No Waiver. No delay, failure or waiver by any party to exercise any right or remedy under this Agreement, and no partial or single exercise of any such right or remedy, will operate to limit, preclude, cancel, waive or otherwise affect such right or remedy, nor will any single or partial exercise of such right or remedy limit, preclude, impair or waive any further exercise of such right or remedy or the exercise of any other right or remedy.

Section 6.13. Notices. Except as otherwise provided elsewhere in this Agreement regarding notices by electronic mail or other electronic means to Stockholders and the Board and regarding proxies, all notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be delivered (a) by personal delivery, (b) by a nationally recognized overnight courier service, (c) by telefacsimile or electronic mail, using equipment that provides written confirmation of delivery, or (d) by deposit in the U.S. Mail, postage prepaid, registered or certified mail, return receipt requested, to the Company at its principal executive office and to any Stockholder at the address then shown as the current address of such Stockholder specified on the Stockholder Registry. Any such notice shall be deemed to have been given on the date so delivered, if delivered personally, by overnight courier service or by electronic mail; or if by telefacsimile, on the first (1st) day following the transmission of such facsimile; or if mailed, four (4) calendar days after mailing. Any party may, at any time by giving five (5) calendar days’ prior written notice to the Company, specify a different address (physical or electronic) or telefacsimile number for notice purposes by sending notice thereof in the foregoing manner. Any notice required to be given by the Company to Stockholders, including pursuant to Section 228(e) of the DGCL, may be given by posting to a Secure Site and shall be deemed to be delivered on the date such posting is made.

Section 6.14. Consent to Jurisdiction; WAIVER OF JURY TRIAL.

(a) Consent to Jurisdiction. The Company and each Stockholder (i) irrevocably submits to the exclusive jurisdiction of any state court in the State of Delaware, and the United States District Court for the District of Delaware (and the appropriate appellate courts), for the purposes of any suit, action or other proceeding arising out of this Agreement and (ii) agrees to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or if such suit, action or other proceeding may not be brought in such court

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for jurisdictional reasons, in any state court in the State of Delaware. Notwithstanding the foregoing, any party hereto may commence an action, suit or proceeding with any governmental body anywhere in the world for the sole purpose of seeking recognition and enforcement of a judgment of any court referred to in the first sentence of this Section 6.14(a). The Company and each Stockholder further (x) agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth on the Stockholder Registry (or in the case of the Company, at the Company’s principal office in Delaware) shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 6.14(a) and (y) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in (A) any state court in the State of Delaware, or (B) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) WAIVER OF JURY TRIAL. THE COMPANY AND EACH STOCKHOLDER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, INVOLVING OR OTHERWISE IN RESPECT OF THIS AGREEMENT OR SUCH STOCKHOLDER’S OWNERSHIP OF COMPANY COMMON STOCK. THE COMPANY AND EACH STOCKHOLDER (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE COMPANY OR ANY STOCKHOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE COMPANY OR SUCH STOCKHOLDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT THE COMPANY AND EACH STOCKHOLDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.14(b).

Section 6.15. No Third Party Beneficiary. Except as expressly provided in Section 6.6, this Agreement is made solely and specifically among and for the benefit of the parties hereto (including each Stockholder), and their respective successors and permitted assigns, and no other Person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

Section 6.16. Confidentiality.

(a) The terms of this Agreement, the identity of any Person with whom the Company may be holding discussions with respect to any investment, acquisition, disposition or other transaction, any information disclosed to or received by any Stockholder pursuant to Section 3.1 or Annex I and all other business, financial or other information relating directly to the conduct of the business and affairs of the Company or its Subsidiaries or the relative or absolute rights or interests of any of the Stockholders (collectively, the “Confidential Information”) that has not

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been publicly disclosed pursuant to authorization by the Board is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and the Stockholders. Accordingly, each Stockholder represents that it has not and agrees that it will not and will direct its shareholders, partners, stockholders, directors, officers, agents, advisors and Affiliates not to, disclose to any Person any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until the Company has publicly disclosed the Confidential Information pursuant to authorization by the Board; provided, however, that any Stockholder (or its Affiliates) may disclose such Confidential Information: (i) to the extent required by law (it being specifically understood and agreed that anything required to be set forth in a registration statement or any other document required to be filed pursuant to law will be deemed required by law, so long as the requirement to file such registration statement does not arise primarily in connection with a Transfer of securities of the Company), regulation or the listing standards of any national securities exchange, (ii) to the extent that the Confidential Information is publicly known or subsequently becomes publicly known other than through a breach of this Section 6.16(a) by such Stockholder, (iii) to the extent that the Confidential Information is already in possession of, or is subsequently received by, a Stockholder from a third party not known by the Stockholder after due inquiry to be subject to an obligation of confidentiality owed to the Company, or (iv) to a prospective Transferee that (x) is not associated with any Competitor and (y) has entered into reasonable confidentiality arrangements enforceable by the Company as described in Section 3.1(a), subject to the terms and conditions of such arrangements.

(b) Subject to the provisions of Section 6.16(a) each Stockholder agrees not to disclose any Confidential Information to any Person (other than a Person agreeing in a manner enforceable by the Company to maintain all Confidential Information in strict confidence or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including responses to discovery requests) containing any Confidential Information. Each Stockholder hereby consents in advance to any motion for any protective order brought by the Company or any other Stockholder represented as being intended by the movant to implement the purposes of this Section 6.16; provided that, if a Stockholder receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Stockholder, then such Stockholder may disclose the Confidential Information to the extent required if the Stockholder as promptly as practicable (i) notifies the Company of the existence, terms and circumstances of the order, (ii) consults in good faith with the Company on the advisability of taking legally available steps to resist or to narrow the order and cooperates with the reasonable requests of the Company, at the Company’s sole cost and expense, in connection with the foregoing, and (iii) if disclosure of the Confidential Information is required, exercises its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that the Company designates. The cost (including attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by the Company will be borne by the Company.

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(c) The covenants contained in this Section 6.16 will survive the Transfer of the Company Common Stock of any Stockholder and the termination of this Agreement.

Section 6.17. Cumulative Remedies; Specific Performance.

(a) The rights and remedies of any party hereto as set forth in this Agreement are not exclusive and are in addition to any other rights and remedies now or hereafter provided by law or at equity.

(b) The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies at law or in equity existing in its favor, any party hereto shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

Section 6.18. Exhibits and Schedules. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

Section 6.19. Interpretation. The titles and section headings set forth in this Agreement are for convenience only and shall not be considered as part of agreement of the parties hereto. When the context requires, the plural shall include the singular and the singular the plural, and any gender shall include all other genders or neuter. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” No provision of this Agreement shall be interpreted or construed against any party because such party or its counsel was the drafter thereof. Any reference to the DGCL or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned. Numbered or lettered articles, sections, and subsections herein contained refer to articles, sections, and subsections of this Agreement unless otherwise expressly stated.

Section 6.20. Termination. This Agreement will be automatically effective as of the Effective Date and will continue in effect thereafter until the earlier to occur of (a) its termination by the written agreement of the undersigned parties hereto (other than the Company) or their respective successors in interest, (b) its termination by the unanimous written consent of all Stockholders of the Company, (c) the dissolution, liquidation or winding up of the Company, (d) the occurrence of an IPO and (e) the consummation of an Approved Sale in which, for whatever reason, all of the Stockholder Group Members participate either as Dragging Stockholders or Drag-Along Sellers. This Article VI shall survive any termination of this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

COMPANY:

AFFINION GROUP HOLDINGS, INC.

By:
Name: Gregory S. Miller
Title: Executive Vice President and Chief
Financial Officer

STOCKHOLDERS:

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following terms will have the following meanings, and all section references shall be to sections in this Agreement unless otherwise provided:

“Accelerated Buyer” has the meaning set forth in Section 4.6(e).

“Accepted Offer Event” has the meaning set forth in Section 4.3(c).

“Adoption Agreement” means an agreement substantially in the form attached hereto as Exhibit B, permitting a Person to become a party to this Agreement.

“Affiliate(s)” means any individual, partnership, corporation, trust or other entity or association, directly or indirectly, through one (1) or more intermediaries, controlling, controlled by, or under common control with a Person. The term “control,” as used in the immediately preceding sentence, means, with respect to a corporation or limited liability company the right to exercise, directly or indirectly, twenty percent (20%) or more of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity. With respect to any Person who is a general partner of a Person, such general partner is an Affiliate of such Person. With respect to a trust, any Affiliate shall include any Person which is a trustee or lifetime beneficiary of such trust.

“Affiliate Transfer” means, (i) with respect to a Stockholder that is not a natural person, a Transfer of Company Common Stock from a Stockholder to its members (if the Stockholder is a limited liability company), to its partners (if the Stockholder is a general or limited partnership), to its shareholders (if the Stockholder is a corporation) or by way of a distribution or to its beneficiaries (if the Stockholder is a trust) or a Transfer of Company Common Stock to an Affiliate of the transferring Stockholder or (ii) with respect to a Stockholder that is a natural person, Transfers to such Stockholder’s legatees or heirs, following the death of such Stockholder, and Transfers to a family member or to a trust primarily for such Stockholder’s benefit or the benefit of its family members.

“Agreement” has the meaning set forth in the preamble.

“Approved Sale” has the meaning set forth in Section 4.5(a).

“Bid Price” has the meaning set forth in Section 4.3(b).

“Board” has the meaning set forth in Section 2.1(b).

“Business Day” means any day other than a Saturday, Sunday or date on which commercial banks in the State of Delaware are authorized by law to close for business.

“CEO Director” has the meaning set forth in Section 2.1(b)(ii).

“Charter Documents” means, with respect to the Company, the certificate of incorporation and bylaws of the Company, as the same may be amended, supplemented, modified or restated from time to time, and with respect to any other Person, the articles, bylaws, certificate of incorporation, certificate of formation, operating agreement, partnership agreement or any other similar incorporating or formation documents of such Person, as the same may be amended, supplemented, modified or restated from time to time.

“Closing” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Company Common Stock” means all of the Common Stock, par value $0.01 per share, of the Company.

“Company Notice” has the meaning set forth in Section 4.5(b).

“Competitor” means (x) any Person who competes with the Company or any of its Subsidiaries as determined by the Board (which shall include the approval of the Independent Director) and (y) any Person who is known by the Board to directly or indirectly own (other than as a passive investor) more than 10% of the equity securities of a Person described in the foregoing clause (x).

“Confidential Information” has the meaning set forth in Section 6.16(a).

“Derivative Securities” means direct or indirect options, rights, warrants or equity securities convertible into or exercisable or exchangeable for, any Company Common Stock or any other capital stock of the Company, including the Warrants.

“DGCL” means the Delaware General Corporation Law, as the same may be amended from time to time. All references herein to sections of the DGCL shall include any corresponding provisions of succeeding law.

“Director” means any member of the Board (other than any Person (if any) effecting observer rights on the Board).

“Drag-Along Right” has the meaning set forth in Section 4.5(a).

“Drag-Along Seller” has the meaning set forth in Section 4.5(b).

“Dragging Stockholders” has the meaning set forth in Section 4.5(a).

“Effective Date” has the meaning set forth in the preamble.

“Elliot Director” has the meaning set forth in Section 2.1(b)(i).

“Elliott Stockholder” has the meaning set forth in the preamble.

“Empyrean Stockholder” has the meaning set forth in the preamble.

“Equity Incentive Plans” means any equity incentive plans for officers, employees or Directors of the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Exchange Offer and Rights Offering” means the exchange offer for the Company’s then outstanding Existing Notes and the rights offering for 18% Senior PIK Notes due 2024.

“Exempt Securities” has the meaning set forth in Section 4.6(d).

“Existing Notes” means the Senior Cash 12.5% / PIK Step-Up to 15.5% New Notes due 2022 that were issued by the Affinion Group on May 10, 2017.

“Fully Diluted Basis” means, with respect to any Stockholder, such Stockholder’s equity ownership in the Company when including all Outstanding Common Stock, Company Common Stock issuable pursuant to the Penny Warrants (assuming exercise on a cashless basis taking into account the exercise price thereof), and vested and unrestricted Company Common Stock under any Equity Incentive Plans, but which shall exclude any debt securities convertible into Company Common Stock.

“GAAP” means the generally accepted accounting principles as in effect from time to time in the U.S.

“German Approval” means the expiration of any waiting period or notice or approval required under the competition laws of Germany.

“Independent” means any individual who is not (a) an officer or employee of the Company or any of its Subsidiaries or (b) a partner, officer or employee of any Principal Stockholder or any of its Affiliates.

“Independent Director” has the meaning set forth in Section 2.1(b)(v).

“IPO” means the first public underwritten offering of the equity securities of the Company (or a direct or indirect parent holding company or Subsidiary) pursuant to an effective registration statement under the Securities Act (other than on Forms S-4, S-8 or successors to such forms) marketed by a nationally recognized investment bank after the closing of which such equity securities are listed on the New York Stock Exchange or NASDAQ.

“ICG Director” has the meaning set forth in Section 2.1(b)(iii).

“Investor Warrants” means the warrants exercisable for Company Common Stock in connection with the Investor Warrant Agreement made on the date of this Agreement by and between the Company and American Stock Transfer & Trust Company, LLC as warrant agent.

“Issuance Notice” has the meaning set forth in Section 4.6(b).

“Majority” means greater than fifty percent (50%) (subject, in the case of voting, to any applicable adjustments or limitations on voting as set forth in the Charter Documents).

“Majority of the Board” means the affirmative vote or written consent of a Majority of the members of the Board.

“Majority Vote” means the affirmative vote or written consent of a Majority of the Directors or of the Stockholders that hold a Majority of the Outstanding Company Common Stock entitled to vote on a given matter.

“Merger” means the merger, in connection with the Recapitalization and immediately following consummation of the Exchange Offer and Rights Offering, of [AGHI Merger Sub, Inc.] and the Company, with the Company as the surviving entity.

“Metro Stockholder” has the meaning set forth in the preamble.

“Mudrick Director” has the meaning set forth in Section 2.1(b)(iv).

“Mudrick Stockholder” has the meaning set forth in the preamble.

“New Securities” means Company Common Stock and other capital stock and rights, convertible securities, options or warrants to purchase Company Common Stock or other capital stock issued subsequent to the Effective Date, whether or not authorized as of the Effective Date.

“Non-Elliott Stockholder” means any Stockholder other than the Elliott Stockholder and any of its Affiliates that are Stockholders.

“Offer Price” has the meaning set forth in Section 4.3(c).

“Outstanding Company Common Stock” means, as of any given time, the then issued and outstanding Company Common Stock, excluding any Derivative Securities and any unvested or restricted Company Common Stock issued pursuant to an Equity Incentive Plan.

“Penny Warrants” means warrants exercisable for $0.000001 per share of Company Common Stock upon receipt of all necessary filings, registrations, notifications, approvals, waivers or expiration or termination of any waiting period of any governmental body that may be required pursuant to applicable law including, if applicable, the approval or waiver, as the case may be, of the U.K. Financial Conduct Authority.

“Permitted Transfers” has the meaning set forth in Section 4.1.

“Per Share Drag Price” means: (i) to the extent that a Drag-Along Seller is selling the same type of security being sold by the Dragging Stockholder, the same consideration per security for such security as is proposed to be received by the Dragging Stockholder (less, in the case of

Derivative Securities, the exercise price in respect of Derivative Securities and, in each case, as adjusted for any applicable control premium); and (ii) to the extent that a Drag-Along Seller is selling any series or class of Company Common Stock (including any Derivative Securities) that is not being sold by the Dragging Stockholder, a price equal to the implied equity value of each such share of Company Common Stock, determined by reference to the per share price being paid with respect to the Company Common Stock (or Derivative Securities) being sold by the Dragging Stockholder (less, in the case of Derivative Securities, the exercise price thereof and, in each case, as adjusted for any applicable control premium).

“Person” means an individual, partnership, limited liability company, corporation, joint venture, trust, business trust, association, or similar entity, whether domestic or foreign, and the heirs, executors, legal representatives, successors and assigns of such entity where the context requires.

“Principal Stockholders” means each of the Elliott Stockholder, the Metro Stockholder and the Mudrick Stockholder and any Substitute Elliott Stockholder or Substitute Principal Stockholder, in each case, for so long as such Stockholder holds at least ten percent (10%) of Company Common Stock on a Fully Diluted Basis.

“Prohibited Person” means (i) any Person appearing on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control in the United States Department of the Treasury; (ii) any other Person with whom a transaction is prohibited by Executive Order 13224, the USA PATRIOT Act, the Trading with the Enemy Act or the foreign asset control regulations of the United States Treasury Department, in each case as amended from time to time; (iii) any other Person whom the Board (acting reasonably and in good faith and the determination of which includes the Independent Director) considers would create a material reputational risk for the Company; (iv) any other Person that is a Competitor; or (v) any other Person (or an Affiliate thereof) that holds Existing Notes after the consummation of Exchange Offer and Rights Offering.

“Purchaser” has the meaning set forth in Section 4.6(b).

“Qualified Stockholder” has the meaning set forth in Section 4.6(a).

“Recapitalization” means the recapitalization of the Company comprised of, among other things, the Exchange Offer and Rights Offering and the Merger.

“Rejected Offer Event” has the meaning set forth in Section 4.3(c).

“Related Party Transaction” has the meaning set forth in Section 2.2(d).

“Response Notice” has the meaning set forth in Section 4.6(b).

“ROFO Exercise Notice” has the meaning set forth in Section 4.3(c).

“ROFO Exercise Period” has the meaning set forth in Section 4.3(c).

“ROFO Initiator” has the meaning set forth in Section 4.3(a).

“ROFO Initiator Notice” has the meaning set forth in Section 4.3(b).

“ROFO Owner” has the meaning set forth in Section 4.3(a).

“Rule 144” has the meaning set forth in Section 1.2(b).

“SEC” means the Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.

“Secure Site” has the meaning set forth in Section 3.1(a).

“Securities Act” has the meaning set forth in Section 4.2(a)(i).

“Stockholder” has the meaning given in the preamble.

“Stockholder Group Member” has the meaning set forth in Section 2.1(d).

“Stockholder Majority Vote” means the affirmative vote or written consent of the holders of a Majority of the Outstanding Company Common Stock (subject to any adjustments or limitations on voting as set forth in the Charter Documents).

“Stockholder Registry” means a register of the Company indicating: (i) with respect to each issuance of Company Common Stock or other capital stock of the Company, the date of such issuance, the number of shares issued and the Stockholder to whom such shares were issued and (ii) with respect to each Permitted Transfer of Company Common Stock or other capital stock of the Company, the date of such Transfer, the number of shares Transferred and the identity of each of the Transferor and the Transferee(s) thereof.

“Subsidiary” means any Person the majority of the equity of which, directly, or indirectly through one or more other Persons, (a) the Company has the right to acquire or (b) is owned or controlled by the Company. As used in this definition, “control,” including, its correlative meanings, “controlled by” and “under common control with,” means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of equity, by contract or otherwise). For the avoidance of doubt, Subsidiary shall include any Person that is included in the Company’s consolidated group for purposes of preparing the Company’s consolidated financial statements in accordance with GAAP.

“Substitute Elliott Stockholder” has the meaning set forth in Section 2.1(d).

“Substitute Principal Stockholder” has the meaning set forth in Section 2.1(d).

“Substitute Stockholder” means a Person who acquired Company Common Stock and/or Derivative Securities who has been admitted as a Stockholder pursuant to Article IV of this Agreement, including the Substitute Elliott Stockholder and Substitute Principal Stockholder, if applicable.

“Tag-Along Notice” has the meaning set forth in Section 4.4(b).

“Tag-Along Offered Shares” has the meaning set forth in Section 4.4(a).

“Tag-Along Purchaser” has the meaning set forth in Section 4.4(a).

“Tag-Along Record Date” has the meaning set forth in Section 4.4(b).

“Tag-Along Rightholder” has the meaning set forth in Section 4.4(a).

“Tag-Along Rightholder’s Offer” has the meaning set forth in Section 4.4(b).

“Tag-Along Sale” has the meaning set forth in Section 4.4(a).

“Tag-Along Seller” has the meaning set forth in Section 4.4(a).

“Third Party Purchaser” has the meaning set forth in Section 4.3(d).

“Transfer” means the sale, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, assignment, loan, offer, transfer, exchange or other disposition of any shares of Company Common Stock and/or Derivative Securities, whether or not for value, and whether voluntarily, by operation of law or otherwise, and includes foreclosure.

“Transfer Interests” has the meaning set forth in Section 4.3(b).

“Transfer Price” has the meaning set forth in Section 4.3(c).

“Transferee” has the meaning set forth in Section 4.2(b).

“United States” means any federal department, division, agency, bureau, office, branch, court, commission, or other governmental instrumentality of the U.S. or any authority acting on its behalf.

“U.S.” means the United States of America.

“Warrants” means the Penny Warrants and the Investor Warrants.

EXHIBIT B

ADOPTION AGREEMENT

This Adoption Agreement (this “Adoption”) is executed pursuant to the terms of the Stockholders Agreement, dated as of [•], by and among Affinion Group Holdings, Inc., a Delaware corporation (the “Company”), and the Stockholder parties thereto, a copy of which is attached hereto (as it may be amended from time to time, the “Stockholders Agreement”), by the transferee (“Transferee”) executing this Adoption. Capitalized terms used and not defined herein shall have the meaning set forth in the Stockholders Agreement. By the execution of this Adoption, Transferee agrees as follows:

(1) Acknowledgement. Transferee acknowledges that Transferee is acquiring the Company Common Stock and/or other voting or equity securities of the Company (the “Securities”), subject to the terms and conditions of the Stockholders Agreement.

(2) Agreement. Transferee (a) agrees that the Securities acquired by Transferee, and any other Securities that may be acquired by Transferee in the future, shall be subject to the terms of the Stockholders Agreement and (b) hereby adopts the Stockholders Agreement, and agrees to be bound by all of the terms and conditions thereof, with the same force and effect as if he were originally a party thereto.

(3) Notice. Any notice required or permitted by the Stockholders Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

[Signature page follows]

B-1

IN WITNESS WHEREOF, the undersigned have duly executed this Adoption Agreement as of __________ ___, _____.

AFFINION GROUP HOLDINGS, INC.

By:
Name:
Title:

TRANSFEREE:

TRANSFEREE’S ADDRESS:

Annex I – Page 1

ANNEX I

FORM OF

CONFIDENTIALITY AGREEMENT

Affinion Group Holdings, Inc.

6 High Ridge Park

Stamford, CT 06905

[INSERT DATE]

[INSERT NAME OF POTENTIAL TRANSFEREE]

[INSERT ADDRESS OF POTENTIAL TRANSFEREE]

Ladies and Gentlemen:

In connection with the consideration by [INSERT NAME OF POTENTIAL TRANSFEREE] (“you” or “your”) of a potential investment in the Common Stock, par value $0.01 per share, of Affinion Group Holdings, Inc., a Delaware corporation (the “Company” and together with you, collectively, the “Parties” and each individually, a “Party”), or other securities of the Company (the “Transaction”), certain affiliates or stockholders of the Company, the Company or their respective representatives have furnished or may furnish you and your Representatives (as hereinafter defined) with non-public information regarding the Company, including, without limitation, information concerning the Company’s financial and operational performance, properties, prospects, activities and plans. You recognize and acknowledge that such information furnished or to be furnished to you and/or your Representatives in the future (whether oral or written) is proprietary to the Company and may include trade secrets or other highly confidential non-public business information the disclosure of which could harm the Company. In consideration for, and as a condition of, such non-public information being furnished to you (and your agents, representatives, attorneys, advisors, directors, officers, employees and affiliates, collectively, your “Representatives”), you agree to treat any and all information concerning the Company or any of its subsidiaries that has been or is to be furnished to you or your Representatives (regardless of the manner in which it is furnished, including, without limitation, in written or electronic format or orally, gathered by visual inspection or otherwise) by or on behalf of the Company or any of its affiliates or stockholders, together with any documents you create that contain or are based upon any such information, in whole or in part (collectively, “Company Information”), in accordance with the provisions of this letter agreement (this “Agreement”).

Annex I – Page 2

The term “Company Information” does not include information that you can demonstrate: (i) is obtained by you or your Representatives from a third party, who, after reasonable inquiry, is not known by you to be bound by any duty of confidentiality to or confidential agreement with the Company or any other Person(as defined below) with respect to Company Information or is otherwise prohibited from transmitting the information to you by a contractual, legal, fiduciary or other obligation to the Company or any other Person; (ii) is or becomes part of the public domain (other than through a breach of this Agreement by you or any of your Representatives); (iii) is independently ascertained or developed by or for you or your Representatives or any third party without use of or reference to Company Information; or (iv) is approved for public release by written authorization of the Company. For purposes of this Agreement, the term “Person” shall be broadly interpreted to include, without limitation, any individual, partnership, limited liability company, corporation, joint venture, trust, business trust, association or similar entity, whether domestic or foreign, and the heirs, executors, legal representatives, successors and assigns of such entity where the context requires.

1. You hereby agree that you and your Representatives will, except to the extent required by applicable law or legal process, (a) keep the Company Information strictly confidential, (b) not disclose any of the Company Information in any manner whatsoever without the prior written consent of the Company and (c) not use the Company Information for any purpose other than considering and negotiating the Transaction; provided, however, that you may disclose any of such information to your Representatives (i) who need to know such information for the sole purpose of advising you and (ii) who are informed by you of the confidential nature of such information; provided, further, that you will (x) be responsible for any violation of this Agreement by any of your Representatives as if they were parties hereto and (y) provide the Company with the names of any of your Representatives who receives Company Information. You agree to promptly notify the Company in writing of any unauthorized use or disclosure of the Company Information and such notice shall include a detailed description of the circumstances of the disclosure and the Persons involved.

2. In the event that you or any of your Representatives are required by applicable law or legal process to disclose any of the Company Information, you will promptly notify (except where such notice would be legally prohibited) the Company in writing so that the Company may seek a protective order or other appropriate remedy and (except to the extent legally prohibited) will reasonably cooperate with the Company (at the Company’s expense) to limit the disclosure to the greatest extent possible consistent with such applicable law or legal process, including, without limitation, in appropriate circumstances, seeking reliable assurances that confidential or “attorneys eyes only” treatment shall be accorded the Company Information. Any such Company Information that is (x) not required to be disclosed or (y) accorded confidential treatment shall continue to be Company Information to which this Agreement shall continue to apply. You acknowledge and agree that, for purposes of this Agreement, there shall be no “applicable law” requiring you to disclose any Company Information solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling, or engaging in derivative transactions with respect to, any securities of the Company or otherwise proposing or making an offer to do any of the foregoing.

Annex I – Page 3

3. All Company Information shall remain the property of the Company. Neither you nor any of your Representatives shall by virtue of disclosure to you or any of your Representatives, or your or any of your Representative’s use, of any Company Information acquire any rights with respect thereto, all of which rights (including, without limitation, all intellectual property rights) shall remain exclusively with the Company.

4. If you determine that you do not wish to proceed with a Transaction, you will promptly advise the Company of that decision. As soon as possible upon the Company’s written request, you and your Representatives shall destroy (or at the Company’s option (in its sole discretion) return to the Company) all Company Information that has been disclosed to you or any of your Representatives, except for any such Company Information stored on electronic backup media to the extent that such information cannot be expunged without unreasonable effort. Upon returning or destroying such Company Information, you shall provide written notice to the Company certifying compliance with the foregoing sentence. Notwithstanding the provisions of this paragraph, you acknowledge and agree that this Agreement will continue to apply to any returned, held, retained or destroyed Company Information on the terms set forth herein.

5. You hereby represent and warrant that you are an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended.

6. You acknowledge and agree that all Company Information is furnished on an “AS IS” basis, without warranty of any kind. THE COMPANY AND ITS AFFILIATES EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, REGARDING THE COMPANY INFORMATION, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

7. You acknowledge that an award of money damages would be inadequate for any breach of this Agreement by you or any of your Representatives and would cause the Company irreparable harm. Therefore, you hereby agree that, in the event of any breach or threatened breach of this Agreement by you or any of your Representatives, the Company will be entitled to seek equitable relief, including, without limitation, injunctive relief and specific performance, as remedies for any such breach or threatened breach without the requirement of posting a bond or other security. Such remedies will not be the exclusive remedies for any breach of this Agreement, but will be in addition to all other remedies available at law or in equity to the Company.

8. This Agreement or any provision hereof may not be amended, modified or waived by course of dealing, usage in trade, conduct or any exchanges of communication, including, without limitation, e-mail or any other electronic or digital means, other than by amendment, in writing duly executed with the handwritten signatures of an authorized signatory of each of the Parties. The rights and remedies of the Parties are cumulative, and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this

Annex I – Page 4

Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

9. This Agreement constitutes the complete agreement between the Parties concerning the subject matter hereof and supersedes and cancels any and all prior communications and agreements between the Parties with respect thereto. This Agreement relates only to the subject matter hereof and shall not be construed as an agreement to agree to enter into the Transaction or any transaction by either Party. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. If any of the covenants or provisions of this Agreement are determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the Parties contemplate that the court making such determination shall reduce such extent, duration, scope or other provision and enforce them in their reduced form for all purposes contemplated by this Agreement.

10. Neither Party may assign any rights or delegate any duties under this Agreement without the prior written consent of the other Party, which consent shall be at the other Party’s sole discretion. Any such attempted assignment or delegation without the other Party’s prior written consent will be null and void ab initio. This Agreement will be binding upon the Parties and their respective authorized successors and assigns.

11. You acknowledge and agree that no contract or agreement providing for any Transaction shall be deemed to exist between you and the Company or any of its affiliates or stockholders unless and until a final definitive agreement has been executed and delivered, and each Party hereby waives, in advance, any claims (including, without limitation, breach of contract) in connection with any Transaction unless and until a final definitive agreement has been executed and delivered with respect thereto. The Parties also agree that unless and until a final definitive agreement regarding a Transaction has been executed and delivered, neither Party will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this Agreement, except for the matters specifically agreed to herein. You acknowledge and agree that the Company and its affiliates and stockholders reserve the right, in their sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time.

Annex I – Page 5

12. This Agreement shall be deemed to have been made and executed in the State of Delaware, and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. You and the Company (i) irrevocably submit to the exclusive jurisdiction of any state court in the State of Delaware and the United States District Court for the District of Delaware (and the appropriate appellate courts) for the purposes of any suit, action or other proceeding arising out of this Agreement and (ii) agree to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any state court in the State of Delaware.

13. EACH OF THE COMPANY AND YOU HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT OR YOU MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, INVOLVING OR OTHERWISE IN RESPECT OF THIS AGREEMENT.

14. Any notice hereunder shall be made in writing by overnight courier, personal delivery, facsimile or email (if telephonically confirmed), in each case to:

If to the Company:

Affinion Group Holdings, Inc.

6 High Ridge Park

Stamford, CT 06905

Attention:

Facsimile:

If to you:

[INSERT ADDRESS OF POTENTIAL TRANSFEREE]

Attention:______________________

Facsimile:______________________

Telephone:______________________

Email:______________________

15. This Agreement shall expire on the earlier of (i) the date of the last to occur of (x) a definitive agreement relating to the Transaction is entered into by you and either the Company or any of its affiliates or stockholders and (y) you have become a party to the Stockholders Agreement, dated as of [                ] 2019, as amended from time to time, by and among the Company and the stockholders of the Company and (ii) the twenty-four (24) month anniversary of the date hereof.

Annex I – Page 6

16. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute this Agreement when a duly authorized representative of each Party has signed a counterpart. The Parties may sign and deliver this Agreement by facsimile or electronic (that is, .PDF) transmission. Each Party agrees that the delivery of this Agreement by facsimile or electronic transmission will have the same force and effect as delivery of original signatures.

Annex I – Page 7

Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,
AFFINION GROUP HOLDINGS, INC.

By:
Name:
Title:

Accepted and agreed as of the date first written above:

[INSERT NAME OF POTENTIAL TRANSFEREE]

By:
Name:
Title:]

Annex I – Page 8

[ANNEX II2

Each Management Holder and Executive Management Holder shall be bound by the provisions contained in this Annex II.

1. Non-Solicitation. During the period commencing on the date hereof and ending on the third anniversary of the date of termination of the Management Holder’s employment with the Company and its Affiliates for any reason, the Management Holder shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of the Company or any Affiliate of the Company to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee thereof, on the other hand, (ii) hire any person who was an employee of the Company or any Affiliate of the Company or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Affiliate of the Company to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or any such Affiliate, on the other hand.

2. Non-Competition. Each Management Holder acknowledges that, in the course of his employment with the Company and/or its Affiliates and their predecessors, he has become familiar, or will become familiar, with the Company’s and its Affiliates’ and their respective predecessors’ Confidential Information and that such Management Holder’s services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. Therefore, each Management Holder agrees that, during the period commencing on the date hereof and ending on the second anniversary of the Management Holder’s termination of employment with the Company and its Affiliates for any reason (the “Non-Compete Period”), such Management Holder shall not, directly or indirectly, engage in any business that markets, provides, administers or makes available affinity-based membership programs, affinity-based insurance programs, benefit packages as an enhancement to financial institutions or other customer accounts or loyalty-based programs (whether as of the date hereof or during the Non-Compete Period), anywhere in the world in which the Company or its subsidiaries is doing business. For purposes of this Paragraph 2, the phrase “directly or indirectly engage in” shall include any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, licensor of technology or otherwise; provided, however, that nothing in this Paragraph 2 shall prohibit any Management Holder from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as such Management Holder has no active participation in the business of such corporation.

[2]	NTD: To be updated to reflect parties’ agreement on management incentives and for other customary conforming changes to be consistent with other changes to the agreement.

Annex II – Page 1

3. Non-Disclosure; Non-Use of Confidential Information. The Management Holder shall not disclose or use at any time, either during his employment with the Company and its Affiliates or thereafter, any Confidential Information (as hereinafter defined) of which the Management Holder is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Management Holder’s performance in good faith of duties assigned to the Management Holder by the Company. The Management Holder will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. The Management Holder shall deliver to the Company at the termination of his employment with the Company and its Affiliates, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its Affiliates that the Management Holder may then possess or have under his control.

4. Proprietary Rights. The Management Holder recognizes that the Company and its Affiliates possess a proprietary interest all Confidential Information and Work Product and have the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of the Management Holder, except as otherwise agreed between the Company and the Management Holder in writing. The Management Holder expressly agrees that any Work Product made or developed by the Management Holder or the Management Holder’s agents or affiliates during the course of the Management Holder’s employment, including any Work Product which is based on or arises out of Work Product, shall be the property of and inure to the exclusive benefit of the Company and its Affiliates. The Management Holder further agrees that all Work Product developed by the Management Holder (whether or not able to be protected by copyright, patent or trademark) during the course of such Management Holder’s employment, or involving the use of the time, materials or other resources of the Company or any of its Affiliates, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and the Management Holder shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

5. Repurchase Rights.

(a) Company Repurchase Right. From and after a Repurchase Event with respect to any Management Holder, the Company and its subsidiaries shall have the right, but not the obligation, to repurchase all or any portion of the shares of Company Common Stock held by such holder (including any Deemed Held Shares) in accordance with this Paragraph 5 for the Purchase Price. The Company or any of its subsidiaries may exercise its right to purchase such shares of Company Common Stock until the date that is the later of (i) six months after the Repurchase Event (but only three months after the Repurchase Event for an Executive Management Holder) and (ii) six months after the date all Options have been exercised by the applicable Management Holder or such Management Holder’s successors, assigns or representatives (but only three months after all Options have been exercised in the case of

Annex II – Page 2

Options originally granted to an Executive Management Holder) (such date, the “Repurchase Date”). The determination date for purposes of determining the Fair Market Value shall be the closing date of the purchase of the applicable shares (which closing date shall not be later than the Repurchase Date unless so required by Paragraph 5(b)).

(b) Closing. The closing date of any purchase of shares of Company Common Stock, pursuant to this Paragraph 5 shall take place on a date designated by the Company or one of its subsidiaries, as applicable, in accordance with the applicable provisions of this Paragraph 5; provided that the closing date will be deferred until such time as the applicable Management Holder has held the shares of Company Common Stock for a period of at least six months and one day. The Company or one of its subsidiaries, as applicable, will pay for the shares of Company Common Stock purchased by it pursuant to this Paragraph 5 by delivery of a check or wire transfer of funds, in exchange for the delivery by the Management Holder of the certificates representing such shares of Company Common Stock, duly endorsed for transfer to the Company or such subsidiary, as applicable. The Company shall have the right to record such purchase on its books and records without the consent of the Management Holder.

(c) Restrictions on Repurchase. Notwithstanding anything to the contrary contained in this Agreement, all purchases of shares of Company Common Stock by the Company shall be subject to applicable restrictions contained in federal law and the DGCL and in the Company’s and its respective subsidiaries’ debt and equity financing agreements. Notwithstanding anything to the contrary contained in this Agreement, if any such restrictions prohibit or otherwise delay any purchase of shares of Company Common Stock which the Company is otherwise entitled or required to make pursuant to this Paragraph 5, then the Company shall have the option to make such purchases pursuant to this Paragraph 5 within thirty (30) days of the date that it is first permitted to make such purchase under the laws and/or agreements containing such restrictions, but in no event later than the first anniversary of the applicable Repurchase Event. Notwithstanding anything to the contrary contained in this Agreement, the Company and its subsidiaries shall not be obligated to effectuate any transaction contemplated by this Paragraph 5 if such transaction would violate the terms of any restrictions imposed by agreements evidencing the Company’s Indebtedness. In the event that any shares of Company Common Stock are sold by a Management Holder pursuant to this Paragraph 5, the Management Holder, and such Management Holder’s successors, assigns or representatives, will take all reasonable steps necessary and desirable to obtain all required third-party, governmental and regulatory consents and approvals with respect to such Management Holder and take all other actions necessary and desirable to facilitate consummation of such sale in a timely manner.

(d) Additional Payment for Repurchased Shares. Notwithstanding anything to the contrary set forth in this Paragraph 5, if (x) an Executive Management Holder experiences a Repurchase Event (other than an employment termination for Cause), (y) the Company exercises the repurchase right triggered by such Repurchase Event, and (z) within six (6) months after the Repurchase Event, any of the following events occur (each, a “Look-Back Event”)—(i) the consummation of a Qualified Public Offering, (ii) the consummation of an Asset Sale, (iii) the consummation of a Control Disposition, (iv) the signing of a definitive agreement for an Asset

Annex II – Page 3

Sale or (v) the signing of a definitive agreement for a Control Disposition—then the Company shall pay or cause to be paid to such Executive Management Holder the Additional Consideration (as defined herein); provided that, with respect to the events described in clauses (iv) and (v) above, such payment of the Additional Consideration shall be made if and only if such event is consummated on or before the first anniversary of the Repurchase Event. For purposes of this Paragraph 5(d), the “Additional Consideration” shall be an amount equal to the product of (A)(x) the per share consideration for the Company Common Stock with respect to the Look-Back Event (which, in the case of a Qualified Public Offering, shall be the price at which the shares of Company Common Stock were offered to the public, and, in the case of an Asset Sale, shall be the per share amount distributable in respect of the Company Common Stock), less (y) the Purchase Price per share of Company Common Stock paid to the Management Holder at the closing of such repurchase, multiplied by (B) the number of shares of Company Common Stock so repurchased, provided that if the result of such calculation is zero or a negative number, no additional amount shall be paid to the Executive Management Holder.

6. Certain Definitions.

(a) As used herein, “Affiliate” of the Company means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company, as applicable. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

(b) As used herein, “Asset Sale” means the sale of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis.

(c) As used herein, “Cause” has the meaning ascribed to such term in the Stock Incentive Plan.

(d) As used herein, “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by the Management Holder while employed by the Company or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) databases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology

Annex II – Page 4

and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Management Holder proposes to disclose or use such information. Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(e) As used herein, “Control Disposition” means a Disposition which would have the effect of transferring to a Person or Group a number of shares of Common Stock such that, following the consummation of such Disposition, such Person or Group possesses the voting power to elect a majority of the Board (whether by merger, consolidation or sale or transfer of Common Stock). For purposes of this definition, (i) “Disposition” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition, of Common Stock (or any interest therein or right thereto) or of all or part of the voting power (other than the granting of a revocable proxy) associated with the Common Stock (or any interest therein) whatsoever, or any other transfer of beneficial ownership of Common Stock whether voluntary or involuntary, including, without limitation (x) as a part of any liquidation of a Management Holder’s assets or (b) as a part of any reorganization of a Management Holder pursuant to the United States or other bankruptcy law or other similar debtor relief laws and (y) “Group” has the meaning ascribed to such term in Section 13(d)(3) of the Exchange.

(f) As used herein, “Deemed Held Shares” shall mean the shares of Company Common Stock which such Management Holder may obtain by exercising any options, warrants or other rights to acquire Company Common Stock (including, without limitation, the Company Common Stock issuable upon conversion of the Class C/D Common Stock) held by such Management Holder that are vested as of the determination.

(g) As used herein, “Executive Management Holder” means each Stockholder that was an “Executive Management Holder” as such term is defined in the Management Investor Rights Agreement, dated as of October 17, 2005, as amended April 30, 2010, by and among the Company, Affinion Group Holdings, LLC and the holders party thereto (the “Management Investor Rights Agreement”) on the date of this Agreement immediately prior to giving effect to the amendment and restatement of the Management Investor Rights Agreement as this Agreement, together with any such other Management Holders as the Board may designate.

(h) As used herein, “Fair Market Value” has the meaning ascribed to such term in the Stock Incentive Plan.

(i) As used herein, “Indebtedness” means with respect to any Person, (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness of such Person for the deferred purchase price of property or

Annex II – Page 5

services represented by a note, bond, debenture or similar instrument and any other obligation or liability represented by a note, bond, debenture or similar instrument, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of the property subject to such mortgage or lien, (e) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under generally accepted accounting principles in the United States of America (“GAAP”) and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP, (f) all unpaid reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, (g) all obligations of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices, (h) all interest, fees and other expenses owed with respect to the indebtedness referred to above (and any prepayment penalties or fees or similar breakage costs or other fees and costs required to be paid in order for such Indebtedness to be satisfied and discharged in full), and (i) all indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

(j) As used herein, the term “Management Holder” means each Stockholder that was a “Management Holder” as such term is defined in the Management Investor Rights Agreement on the date of this Agreement immediately prior to giving effect to the amendment and restatement of the Management Investor Rights Agreement as this Agreement, together with any other person that executes a joinder to this Agreement as a “Management Holder.”

(k) As used herein, the term “Option” means the options issued to Management Holders or Executive Management Holders pursuant to the Stock Incentive Plan, as it is amended, supplemented, restated or otherwise modified from time to time, or any other option plan approved by the Company.

(l) As used herein, the term “Person” means an individual, partnership, limited liability company, corporation, joint venture, trust, business trust, association, or similar entity, whether domestic or foreign, and the heirs, executors, legal representatives, successors and assigns of such entity where the context requires.

(m) As used herein, “Purchase Price” means: (i) (x) in the case where a Management Holder, other than an Executive Management Holder, resigns as an employee of the Company or

Annex II – Page 6

any of its subsidiaries during the 36 month period commencing on the Original Issue Date (or, in the case of shares issued pursuant to an award under the Stock Incentive Plan or a similar plan, the 36 month period commencing on the date of grant of such award) or is terminated for Cause, or (y) in the case where an Executive Management Holder is terminated for Cause, the lower of the Original Cost or the Fair Market Value; and (ii) in all other cases, the Fair Market Value. For purposes of this definition, (i) “Original Issue Date” means with respect to any share of Common Stock issued to a Management Holder, the date of issuance of such share of Common Stock to such Management Holder, as applicable, and (ii) “Original Cost” means the price per share paid by the Affinion Group Holdings, LLC for its shares of Company Common Stock on the date of consummation of the transactions contemplated by the Purchase Agreement dated as of July 26, 2005, by and among Affinion Group, Inc. (f/k/a Affinity Acquisition, Inc.), the Company (f/k/a Affinity Acquisition Holdings, Inc.) and Cendant Corporation, as it may be amended, supplemented, restated or otherwise modified from time to time, subject to appropriate adjustment by the Board for stock splits, stock dividends or other distributions, combinations and similar transactions.

(n) As used herein, “Qualified Public Offering” means an underwritten public offering of Common Stock by the Company pursuant to an effective registration statement filed by the Company with the Securities and Exchange Commission (other than on Forms S-4 or S-8 or successors to such forms) under the Securities Act, pursuant to which the aggregate offering price of the Common Stock sold in such offering is at least $150 million.

(o) As used herein, “Repurchase Event” means, with respect to a Management Holder, such Management Holder shall cease to be employed by the Company or any of its subsidiaries for any reason (including upon death or Disability) or a Bankruptcy Event shall have occurred with respect to such Management Holder.

(p) As used herein, “Stock Incentive Plan” means each of the Affinion Group Holdings, Inc. 2005 Stock Incentive Plan and the Affinion Group Holdings, Inc. 2007 Stock Award Plan, as each may be amended, supplemented, restated or otherwise modified from time to time, and any other equity plan approved by the Company.

(q) As used herein, “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) that relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by the Management Holder (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.]

Annex II – Page 7

Annex E-4

Summary Description of Registration Rights Agreement

	RECAPITALIZATION	IN-COURT RESTRUCTURING
Demand Registration Rights	As a result of the Merger, the Company’s existing Registration Rights Agreement shall terminate and be replaced by a new Registration Rights agreement with holders of 7% or more of the New Common Stock. The new Registration Rights agreement will not have any demand registration rights prior to an IPO (nor will there be any demand registration rights to force an IPO).	The reorganized Company shall enter into a registration rights agreement with any party that on or after the Effective Date holds 7% or more of the New Common Stock. The new Registration Rights agreement will not have any demand registration rights prior to an IPO (nor will there be any demand registration rights to force an IPO).

Annex E-2

Annex E-5

Summary Description of Management Incentive Plan

	RECAPITALIZATION	IN-COURT RESTRUCTURING
Issuance	A Management Incentive Program (“MIP”) will be established and administered by the board of directors of reorganized Affinion Holdings. The MIP will consist of two incentive pools from which the board may grant incentive awards to key management employees of reorganized Affinion Holdings. The phantom awards pool will have an initial aggregate amount not to exceed 10% of the New Notes and the treatment of which will generally mirror the treatment of the New Notes. The stock option pool will consist of up to 10% of the New Common Stock. Phantom awards and stock options will be granted in the discretion of the board at such times it deems appropriate following the closing of the Transactions. It is anticipated that the MIP program would be structured in a manner to provide for vesting of certain awards based on time, based on performance, or based on exit return to equityholders, in amounts to be determined by the board following the closing of the Transactions.

Annex E-1

Annex F

Certain Waivers to Second Lien Commitment Letter

Satisfaction Upon Consummation of Transactions	Solely in the event that the Rights Offering is consummated, the payment of the Early Termination Fee and the Closing Fee (each, under and as defined in the Second Lien Commitment Letter) contemplated by the Second Lien Commitment Letter shall not be required to be made in cash; provided that, without prejudice to any amounts payable to the Second Lien Lenders on maturity or otherwise under the Second Lien Facility if the Rights Offering is not consummated, the Affinion Parties agree that upon consummation of the Rights Offering, the Second Lien Lenders will be entitled to (i) a repayment in cash equal to the actual amount funded in cash by such Second Lien Lender under the Second Lien Credit Facility, the amount of all interest actually paid in kind, accrued and unpaid interest, and the amount of all customary indemnity and expense reimbursement obligations due under the documentation for the Second Lien Credit Facility to the extent not repaid as Restructuring Expenses, (ii) a repayment of amounts equal to the Closing Fee in the form of New Notes (the “Second Lien Closing Fee”), (iii) a repayment of amounts equal to the Early Termination Fee in the form of New Notes (the “Second Lien Funding Premium”) and (iv) the payment of any other fees, premiums or amounts (if any) owing to the Second Lien Lenders under the Second Lien Credit Facility in the form of New Notes.

Waiver of Conditions to Closing	The conditions precedent set forth in clauses (i), (iii) and (iv) set forth in the section entitled “Conditions to Closing” shall be deemed satisfied and the expiration of the Second Lien Commitment Letter on March 31, 2019 set forth in Section 17 of the Second Lien Commitment Letter shall be deemed waived until the day immediately prior to the date that the Affinion Parties are required to commence the Chapter 11 Cases pursuant to the Support Agreement; provided that, in no event shall the Affinion Parties be permitted to request funding of the Second Lien Credit Facility if the Chapter 11 Cases have commenced or if the Support Agreement has terminated for any reason. In addition, the Second Lien Commitment Parties agree that no representations or warranties contained in the definitive documentation for the Second Lien Credit Facility shall fail to be satisfied as a result of the entry of the Support Agreement, as long as the Support Agreement has not been terminated and there shall be no requirement to provide a representation as to solvency.

Annex F-1

Other Provisions

The Second Lien Commitment Parties agree to waive any requirement of the Affinion Parties to use reasonable best efforts to issue warrants to the Second Lien Commitment Parties as contemplated by the Second Lien Commitment Letter; provided that, for the avoidance of doubt, due to the failure to issue such warrants, the step-down in (i) the interest rate and (ii) the Early Termination Fee contemplated in the Second Lien Commitment Letter shall not apply.

Any intercreditor and subordination agreement (any such intercreditor and subordination agreement, an “Intercreditor and Subordination Agreement”) that may be entered into on or following the date hereof between the Administrative Agent and any representative of the Second Lien Lenders shall be consistent with the November 13, 2018 draft Intercreditor and Subordination Agreement circulated by Latham & Watkins LLP; provided, however, that to the extent that any terms of any such Intercreditor and Subordination Agreement are not consistent with the terms of the proposed Second Lien Credit Facility set forth in the Support Agreement and this Term Sheet (the “Proposed Second Lien Financing”), the terms of such Intercreditor Agreement and Subordination Agreement shall not be deemed breached as a result thereof and the Second Lien Lenders (and/or any representative thereof) and the Affinion Parties shall be permitted to take all actions consistent with the Proposed Second Lien Financing.

Annex F-2

Exhibit B to the Support Agreement

Investor Purchase Agreement

AMENDED AND RESTATED INVESTOR PURCHASE AGREEMENT

This AMENDED AND RESTATED INVESTOR PURCHASE AGREEMENT, dated March 4, 2019 (this “Agreement”), by and among Affinion Group Holdings, Inc., a Delaware corporation (the “Company”), Affinion Group, Inc. (the “Issuer”, and, together with the Company, the “Affinion Parties” and each individually, an “Affinion Party”)) and Elliott Management Corporation, (together with its affiliates, “Elliott”), Metro SPV LLC (“ICG”), Mudrick Capital Management, LP (“Mudrick”), Corbin ERISA Opportunity Fund, Ltd. and Corbin Opportunity Fund, L.P. (collectively, “Corbin”), Empyrean Capital Partners, L.P. (together with its affiliates, “Empyrean”, and together with Elliott, ICG, Mudrick, and Corbin, the “Investors”) amends and restates that certain investor purchase agreement, dated March 1, 2019, by and among the Affinion Parties and the Investors (the “Original Investor Purchase Agreement”). The foregoing parties hereto are collectively referred to as the “Parties” and each individually is referred to as a “Party.” Unless otherwise specified herein, all capitalized terms used and not defined herein shall have the meanings ascribed to them in the Support Agreement, dated as March 1, 2019, by and among the Affinion Parties, on the one hand, and certain holders of debt and equity of the Affinion Parties, on the other hand (such agreement, together with all exhibits, term sheets, schedules and annexes thereto, as amended, restated or otherwise modified pursuant to the terms thereof, the “Support Agreement”).

WHEREAS, concurrently with the execution of the Original Investor Purchase Agreement, the Affinion Parties commenced implementing an out-of-court restructuring in accordance with the terms and conditions set forth in the Support Agreement and the agreements contemplated thereby (the “Recapitalization”) relating to the existing equity, debt and other obligations of the Company and certain of its subsidiaries;

WHEREAS, the Recapitalization provides for (i) an exchange offer pursuant to which the Company will offer to all holders of the Issuer’s outstanding Senior Cash 12.5%/PIK Step-Up to 15.5% Notes due 2022 (the “Existing Notes”) to exchange their Existing Notes (the “Exchange Offer”) (x) to the extent such Existing Notes are tendered on or prior to the Expiration Time (as defined in the Offering Memorandum, as defined below), for a newly created class of common stock, par value $0.01 per share, of the Company (the “Class M Common Stock”), which will, by operation of the Merger, be cancelled and the holders thereof shall receive shares of a new common stock, par value $0.000001, of the surviving Company (the “New Common Stock”) and, to the extent necessary, New Penny Warrants in lieu of New Common Stock, as consideration therefor, and (y) to the extent such Existing Notes are tendered on or prior to the Consent Time (as defined in the Offering Memorandum, as defined below), for the right to subscribe for their pro rata portion of up to $288.0 million aggregate principal amount of the Issuer’s new 18% Senior PIK Notes due 2024 (the “New Notes”), (ii) a consent solicitation relating to the Existing Notes to eliminate substantially all of the restrictive covenants and certain events of default and related provisions from the indenture governing the Existing Notes, and (iii) the offer, issuance and sale (the “Noteholder Rights Offering”) of up to $288.0 million aggregate principal amount of New Notes, pursuant to the terms in that certain Confidential Offering Memorandum, Consent Solicitation, Rights Offering and Disclosure Statement, to be dated on or about March 4, 2019 (the “Offering Memorandum”);

WHEREAS, the Recapitalization provides that immediately after the consummation of the Exchange Offer, AGHI Merger Sub, Inc., a Delaware corporation and newly formed wholly owned subsidiary of the Company (“Merger Sub”) will merge with and into the Company, with the Company as the surviving entity (the “Merger”), as a result of which (i) the existing Class C Common Stock, par value $0.01 per share, and Class D Common Stock, par value $0.01 per share, will be cancelled and the holders thereof will receive $0.01 per share as merger consideration, (ii) the existing common stock, par value $0.01 per share, of the Company (the “Existing Common Stock”) will be cancelled and the holders thereof will receive Investor Warrants of the surviving Company as merger consideration and (iii) the Class M Common Stock will be cancelled and the holders thereof will receive New Common Stock as merger consideration;

WHEREAS, if the Affinion Parties do not consummate a Recapitalization, then the Affinion Parties may seek to restructure the debt and certain of their other obligations of the Company, to cancel the existing equity interests of the Company and to recapitalize in accordance with the terms and conditions set forth in the Support Agreement through jointly-administered voluntary cases commenced by the Affinion Parties (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (together with any court with jurisdiction over the Chapter 11 Cases, the “Bankruptcy Court”) pursuant to a prepackaged plan of reorganization (as may be amended, restated, supplemented, or otherwise modified from time to time, the “Plan”) (the “In-Court Restructuring” and, together with the Recapitalization, the “Transactions” and each of the Recapitalization and the In-Court Restructuring, a “Transaction”);

WHEREAS, the In-Court Restructuring provides, among other things, that the percentage of New Notes to be offered in the Noteholder Rights Offering will be increased to 100% and the Equityholder Rights Offering (as defined herein) would be eliminated;

WHEREAS, the Investors have reviewed the Support Agreement;

WHEREAS, subject to the terms and conditions hereof, each Investor has agreed to purchase, to the extent required by this Agreement, (i) New Notes issuable to it upon the full exercise of its Subscription Rights and (ii) its Purchase Percentage of Unsubscribed New Notes; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

Section 1. Definitions. The following terms will have the meaning set forth below:

“Additional Financing Premium” has the meaning assigned to it in Section 2.03(c) hereof.

“Affiliate” of any Person means any Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person, including any funds or accounts managed by, or entities under common management of, such Person. As used in this definition, “control” (including with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Affinion Parties” has the meaning assigned to it in the Preamble.

“Agreement” has the meaning assigned to it in the Preamble.

“Bankruptcy Code” has the meaning assigned to it in the Recitals.

“Bankruptcy Court” has the meaning assigned to it in the Recitals.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by law to close.

“Chapter 11 Cases” has the meaning assigned to it in the Recitals.

“Claim” has the meaning assigned to it in Section 5.04(a) hereof.

“Claim Proceeding” has the meaning assigned to it in Section 5.04(b) hereof.

“Class M Common Stock” has the meaning assigned to it in the Recitals.

“Closing Date” has the meaning assigned to it in Section 2.03(a) hereof.

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“Company” has the meaning assigned to it in the Preamble.

“Defaulting Investor” has the meaning assigned to it in Section 8.15 hereof.

“Elliott” has the meaning assigned to it in the Preamble.

“Equityholder Rights Offering” means the offering to holders of Existing Common Stock and Existing Warrants to purchase up to their pro rata share of $12.0 million aggregate principal of New Notes to be issued in the Transaction, as described in the Support Agreement.

“Escrow Funding Date” has the meaning assigned to it in Section 2.02(b) hereof.

“Exchange Offer” has the meaning assigned to it in the Recitals.

“Existing Common Stock” has the meaning assigned to it in the Recitals.

“Existing Notes” has the meaning assigned to it in the Recitals.

“Existing Warrant Agreement” means that certain Warrant Agreement, dated as of May 10, 2017, by and among Affinion Holdings and American Stock Transfer & Trust Company LLC, as warrant agent.

“Existing Warrants” means the warrants to purchase Existing Common Stock issued pursuant to the Existing Warrant Agreement.

“Financing Premium” has the meaning assigned to it in Section 2.03(c) hereof.

“Governmental Authority” means (a) any national, federal, state, county, municipal, local or foreign or supranational government, or other political subdivision thereof, (b) any entity exercising executive, legislative, judicial, regulatory, tribunal, taxing or administrative functions of or pertaining to government, and (c) any arbitrator or arbitral body or panel, department, ministry, instrumentality, agency, court, commission or body of competent jurisdiction.

“In-Court Restructuring” has the meaning assigned to it in the Recitals.

“Indemnifying Party” has the meaning assigned to it in Section 5.04(a) hereof.

“Indenture” means the indenture governing the New Notes.

“Initial Financing Premium” has the meaning assigned to it in Section 2.03(c) hereof.

“Investment” means the purchase of New Notes by an Investor in an amount equal to its Investment Amount.

“Investment Amount” has the meaning assigned to it in Section 2.02(b) hereof.

“Investment Notice” has the meaning assigned to it in Section 2.02(b) hereof.

“Investors” has the meaning assigned to it in the Preamble.

“Issuer” has the meaning assigned to it in the Preamble.

“Judgments” mean, collectively, judgments, orders, injunctions, decrees, rulings, stipulations or awards (whether rendered by a court, administrative agency or other Governmental Authority, or by settlement or agreement, arbitration or otherwise).

“Laws” means, collectively, laws, codes, statutes, regulations, requirements, variances, writs, ordinances of any Governmental Authority or Judgments.

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“Loss” means any liability, charge, legal action or proceeding, assessed interest, penalty, tax, fee, obligation of any kind or nature (whether accrued or fixed, or absolute or contingent), loss, damage, claim, cost or expense, including court costs and reasonable attorneys’ fees and expenses and disbursements.

“Merger” has the meaning assigned to it in the Recitals.

“Merger Sub” has the meaning assigned to it in the Recitals.

“New Common Stock” has the meaning assigned to it in the Recitals.

“New Notes” has the meaning assigned to it in the Recitals.

“New Penny Warrants” means penny warrants to purchase New Common Stock, which warrants shall have substantially the same terms, mutatis mutandis, as set forth in the Existing Warrant Agreement.

“Noteholder Rights Offering” has the meaning assigned to it in the Recitals.

“Offering Memorandum” has the meaning assigned to it in the Recitals.

“Party” has the meaning assigned to it in the Preamble.

“Person” includes all natural persons, corporations, business trusts, limited liability companies, associations, companies, partnerships, joint ventures and other entities, as well as governments and their respective agencies and political subdivisions.

“Plan” has the meaning assigned to it in the Recitals.

“Post-Pre-Emptives Diluted Equity” means the fully diluted shares of New Common Stock after giving effect to issuances pursuant to the Exchange Offer, the Merger, the Preemptive Offer and this Agreement, but excluding the Investor Warrants or any other derivative securities, rights to acquire New Common Stock or issuances of New Common Stock pursuant to the MIP.

“Purchase” means the purchase of New Notes by an Investor in an amount equal to its Purchase Amount.

“Purchase Amount” has the meaning assigned to it in Section 2.02(b) hereof.

“Purchase Percentage” means, with respect to an Investor, the applicable percentage amount for such Investor as set forth on Schedule A hereof.

“Related Parties” has the meaning assigned to it in Section 8.13 hereof.

“Rights Offering” means, (i) in the case of the Recapitalization, the Noteholder Rights Offering for 96% of the New Notes and the Equityholder Rights Offering for 4% of the New Notes and (ii) in the case of the In-Court Reorganization, the Noteholder Rights Offering for 100% of the New Notes.

“Subscription Amount” has the meaning assigned to it in Section 2.02(b) hereof.

“Subscription Rights” means the right to subscribe for New Notes provided to holders of Existing Notes and holders of Existing Common Stock and Existing Warrants as described in the terms of the Offering Memorandum.

“Support Agreement” has the meaning assigned to it in the Preamble.

“Term Sheet” means the term sheet attached to the Support Agreement.

“Transaction” has the meaning assigned to it in the Recitals.

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“Transfer Agent” means American Stock Transfer & Trust Company, LLC.

“Trustee” means the trustee under the New Notes.

“Unsubscribed New Notes” means an aggregate principal amount of New Notes equal to (1) $300.0 million minus (2) the sum of (x) the aggregate Subscription Amount for all Investors and (y) the aggregate principal amount of New Notes duly subscribed for (including by payment of the purchase price for such New Notes on or prior to the Escrow Funding Date) by persons (other than the Investors) in accordance with the Offering Memorandum or the Equityholder Rights Offering.

“Voting Percentage” means, with respect to an Investor, as of any date of determination, the principal amount of Existing Notes held by such Investor over the aggregate principal amount of Existing Notes as of the date hereof. For the avoidance of doubt, for purposes of this calculation, (i) any Existing Notes held by an Investor that are tendered in the Exchange Offer and (ii) any Existing Notes held by any other holder thereof in respect of which any Investor has the right to subscribe for New Notes in the Rights Offering, shall, in each case, be considered held by such Investor for purposes of this definition.

Section 2. The Exchange Offer and Financing

2.01 The Exchange Offer and the Offer. The Company and the Issuer will commence, administer and consummate the Exchange Offer and the Rights Offering in accordance with the Support Agreement. The Exchange Offer and the Rights Offering shall be conducted and consummated by and among the applicable Affinion Party and the participants therein on the terms, subject to the conditions and limitations and in accordance with the procedures set forth herein and in the Support Agreement.

2.02 Financing.

(a) On and subject to the terms and conditions hereof, each Investor hereby agrees (i) to fully exercise all Subscription Rights, based on such Investor’s aggregate principal amount of Existing Notes or Existing Common Stock and Existing Warrants, as the case may be, in accordance with the terms of the Offering Memorandum and the Equityholder Rights Offering, (ii) on the Closing Date, to duly purchase, at par (and the Issuer agrees to sell to such Investor) a principal amount of New Notes equal to such Investor’s Subscription Amount (as defined below), and (iii) on the Closing Date, to duly purchase, at par (and the Issuer agrees to sell to such Investor) a principal amount of New Notes equal to such Investor’s Purchase Amount (as defined below).

(b) On or before the eighth (8th) Business Day following the Consent Time (the “Escrow Funding Date”), the Issuer shall notify each Investor in writing (the “Investment Notice”) of:

(i) the aggregate principal amount of New Notes duly subscribed for (including by payment of the purchase price for such New Notes on or prior to the Escrow Funding Date) by (x) holders of Existing Notes and (y) holders of Existing Common Stock and Existing Warrants;

(ii) the principal amount of New Notes (excluding Unsubscribed New Notes) to be issued and sold by the Issuer to such Investor as a result of such Investor’s full exercise of its Subscription Rights (the “Subscription Amount”);

(iii) the aggregate principal amount of Unsubscribed New Notes, if any, and the aggregate purchase price required for the purchase thereof;

(iv) the principal amount of Unsubscribed New Notes (based upon such Investor’s Purchase Percentage) to be issued and sold by the Issuer to such Investor and the aggregate purchase price thereof (as it relates to each Investor, such Investor’s “Purchase Amount”, and, together with the Subscription Amount, the “Investment Amount”); and

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(v) the account information (including wiring instructions) for the account to which such Investor shall deliver and pay the Investment Amount.

(c) Each Investor hereby agrees to take all actions and execute and deliver all documents required to execute its Purchase and exercise all its obligations as a purchaser of New Notes through the termination of this agreement as set forth in Section 8.10 herein.

2.03 Payment; Closing. (a) Each Investor hereby agrees to pay its Investment Amount, by wire transfer of immediately available funds to an account designated by the Issuer, by 10:00 a.m., New York City time, (i) in the case of a Recapitalization, on the closing date of the Rights Offering, which is expected to be the third business day following the expiration of the Exchange Offer, so long as (x) all conditions to the Investors obligations hereunder have been satisfied or waived in accordance with the terms hereof, (y) all conditions to the consummation of the Exchange Offer and the Rights Offering have been satisfied or waived in accordance with the terms thereof and (z) all conditions to the occurrence of the effective date of the Recapitalization in accordance with the Support Agreement have been satisfied or waived in accordance with the Support Agreement (other than those conditions that are to be satisfied by action taken upon the effectiveness of the Recapitalization, but subject to the satisfaction or waiver of such conditions upon the effectiveness of the Recapitalization) or (ii) in the event of an In-Court Restructuring, on the effective date of the Plan so long as (x) all conditions to the Investors obligations hereunder have been satisfied or waived in accordance with the terms hereof, (y) all conditions to the consummation of the Plan and the Rights Offering have been satisfied or waived in accordance with the terms thereof and (z) all conditions to the occurrence of the effective date of the In-Court Restructuring in accordance with the Support Agreement have been satisfied or waived in accordance with the Support Agreement (other than those conditions that are to be satisfied by action taken upon the effectiveness of the In-Court Restructuring, but subject to the satisfaction or waiver of such conditions upon the effectiveness of the In-Court Restructuring) (the “Closing Date”).

(b) On the Closing Date, the Issuer shall take all necessary actions with the Trustee to have the New Notes be issued in accordance with the New Indenture, and shall notify the Investors of any actions required to be taken by, or on behalf of the Investors through their respective broker, for the New Notes purchased by any Investor on the Closing Date to be credited to such Investor. All New Common Stock and New Penny Warrants, if any, issued in connection with the Funding Premium will be issued in book entry uncertificated form, and the Transfer Agent shall send each Investor a statement reflecting ownership of the New Common Stock and New Penny Warrants, as applicable, held by such Investor.

(c) The Issuer hereby agrees to issue to the Investors on the Closing Date, whether or not the Investors effect a Purchase but subject to the occurrence of the Closing Date and the provisions of this Section 2.03(c), (i) both (1) $45,000,000 in aggregate principal amount of New Notes and (2) New Common Stock representing, in the aggregate, 12.5% of the Post-Pre-Emptives Diluted Equity (collectively, the “Initial Financing Premium”) and (ii) $12,000,000 in aggregate principal amount of New Notes (the “Additional Financing Premium” and, together with the Initial Financing Premium, the “Financing Premium”). The Financing Premium shall be deemed earned on the Closing Date, and paid (1) in the case of the Initial Financing Premium, to each Investor pro rata in accordance with such Investor’s Purchase Percentage and (2) in the case of the Additional Financing Premium, to the Investors indicated on Schedule B hereto in the amount indicated across from such Investors name thereon, in each case, in consideration for the Investors’ execution of this Agreement; provided, however, that the Issuer will not be obligated to pay the Financing Premium to an Investor if such Investor is in material default as of the Closing Date under any of its obligations the satisfaction of which is required to effect the Transaction or

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the Support Agreement and such default is not cured by such Investor on or before (i) with respect to a default under this Agreement, the fifth (5th) Business Day following the Issuer’s delivery of a notice of such breach to such Investor, and (ii) with respect to a default under the Support Agreement, the end of the applicable cure period under the Support Agreement.

(d) To the extent the acquisition of New Common Stock would result in an Investor beneficially owning 19.9% or more of the New Common Stock, and such Investor’s acquisition of New Common Stock would require the consent of, or notice to, a governmental authority (including without limitation the U.K. Financial Conduct Authority), and such consent has not been obtained, or notice has not been given, such Investor shall receive (i) New Common Stock in an amount resulting in such Investor holding a beneficial ownership stake of 19.9% of the New Common Stock and (ii) an amount of New Penny Warrants exercisable into the amount of New Common Stock such Investor would have received above such 19.9% threshold.

Section 3. Representations and Warranties of the Affinion Parties. The representations and warranties set forth in Section 17(b) of the Support Agreement are hereby incorporated by reference herein and shall apply mutatis mutandis to this Agreement. Each Affinion Party makes such representations and warranties on the date hereof and on the Closing Date.

Section 4. Representations and Warranties of each Investor. Each Investor represents and warrants, severally and not jointly, to the Issuer as of the date hereof as follows:

4.01 Such Investor has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

4.02 This Agreement has been duly executed and delivered by such Investor. This Agreement is the legal, valid, and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

4.03 Such Investor is not a party to any contracts or other agreements that would conflict with, restrict, or prohibit such Investor’s ability to fulfill its obligations under this Agreement.

4.04 Such Investor is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act); (ii) an institutional “accredited investor” (within the meaning of Rule 501 (a)(1), (2), (3), (7) or (8) of Regulation D under the Securities Act); (iii) an “institutional account” with the meaning of FINRA Rule 4512(c); or not subject to a disqualification described in Rule 506(d) of Regulation D under the Securities Act.

4.05 Such Investor acknowledges that it has had the opportunity to speak with a representative of the Affinion Parties and to obtain and review information reasonably requested by such Investor from the Affinion Parties.

4.06 Such Investor understands that it may be required to bear the economic risk of its investment in the New Notes indefinitely, and is able to bear such risk and the risk of a complete loss of its investment in the New Notes.

4.07 Such Investor understands that the New Notes, the New Common Stock and the New Penny Warrants have not been registered under the Securities Act or any state securities laws and that the New Notes, the New Common Stock and the New Penny Warrants are being offered to such Investor in reliance on specific exemptions from the registration requirements of the Securities Act and state securities laws and regulations and agrees that the Affinion Parties may rely upon the truth and accuracy of, and such Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Investor set forth herein in order to determine the availability of such exemptions

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and the eligibility of such Investor to acquire the New Notes, the New Common Stock and the New Penny Warrants. Such Investor understands that there is no established market for the New Notes, the New Common Stock or the New Penny Warrants and that no public market for the New Notes, the New Common Stock or the New Penny Warrants may develop. Such Investor understands that no United States federal or state agency or any other Governmental Authority has passed on or made any recommendation or endorsement of the New Notes, the New Common Stock or the New Penny Warrants or the fairness or suitability of the investment in the New Notes, the New Common Stock or the New Penny Warrants, nor have such authorities passed upon or endorsed the merits of the Exchange Offer or the Rights Offering. Such Investor understands that the New Notes, the New Common Stock and the New Penny Warrants will be subject to certain transfer restrictions, including, as set forth in the Stockholders Agreement to be adopted in the Transactions, the Company’s Fifth Amended and Restated Certificate of Incorporation and as otherwise described in the Offering Memorandum.

4.08 Such Investor is acquiring the New Notes, New Common Stock and New Penny Warrants for investment purposes only for the account of such Investor and not for distribution in violation of any federal or state securities laws.

Section 5. Additional Covenants. The Issuer, the Company and the Investor hereby agree and covenant as follows:

5.01 Legends. The certificates evidencing New Penny Warrants to be issued hereunder, if any, will bear the legend as set forth in the New Warrant Agreement.

5.02 Further Assurances. From time to time after the date of this Agreement, the Parties hereto shall execute, acknowledge and deliver to the other Parties such other instruments, documents, and certificates and will take such other actions as the other Parties may reasonably request in order to consummate the Transactions.

5.03 Commercially Reasonable Efforts. The Affinion Parties shall use commercially reasonable efforts to cause the conditions set forth in Section 6 to be satisfied and to consummate the Transactions.

5.04 Indemnity and Reimbursement.

(a) Indemnity. Each of the Company and the Issuer (in such capacity, the “Indemnifying Party”) shall indemnify, defend and hold harmless each Indemnified Party (as defined below) for any Losses in connection with, arising from or relating to any direct or third party claim, litigation, investigation or proceeding (collectively, a “Claim”) brought in connection with any act or omission in connection with, arising from or relating to this Agreement, the Exchange Offer, the Rights Offering or the consummation of the transactions contemplated by this Agreement; provided, that the foregoing indemnity will not, as to each Indemnified Party, apply to any Losses (i) to the extent it is found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Party; and/or (ii) arising out of any Claim made or initiated by such Indemnified Party, including any such Claim for breach of this Agreement. As used herein, an “Indemnified Party” shall mean an Investor, its Affiliates and its and their directors, officers, partners, members, employees, agents, counsel, advisors, representatives and assignees.

(b) Procedures. Promptly after receipt by an Indemnified Party of knowledge that a Claim exists (a “Claim Proceeding”), such Indemnified Party will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, promptly (and in any event within ten Business Days) notify the Indemnifying Party in writing of the commencement thereof; provided that (i) the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (ii) the omission so to notify the Indemnifying Party will

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not relieve it from any liability that it may have to an Indemnified Party otherwise than on account of this Section 5.04. In case any such Claim Proceedings are brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Party, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party; provided that if the defendants in any such Claim Proceedings include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, such Indemnified Party shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Claim Proceedings on behalf of such Indemnified Party. Upon receipt of notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense of such Claim Proceedings and approval by such Indemnified Party of counsel, the Indemnifying Party shall not be liable to such Indemnified Party for expenses incurred by such Indemnified Party in connection with the defense thereof (other than reasonable costs of investigation) unless (x) such Indemnified Party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the preceding sentence, (y) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party within a reasonable time after notice of commencement of the Claim Proceedings or (z) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Party.

(c) Settlements. The Indemnifying Party shall not be liable for any settlement of any such proceeding effected without its written consent, but if settled with such consent, the Indemnifying Party shall indemnify the Indemnified Party from and against any Loss by reason of such settlement, subject to the rights of the Indemnifying Party in Section 5.04(a) to claim exemption from its indemnity obligations. The Indemnifying Party shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), enter into any settlement of any Claim Proceeding unless such settlement (i) includes an explicit and unconditional release of all Indemnified Parties from the party bringing such Claim Proceeding, (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of any Indemnified Party and (iii) does not include any equitable remedy or obligation of any kind binding on the Indemnified Party. The obligations of the Indemnifying Party under this Section 5.04 shall survive any termination or rejection of this Agreement.

(d) Reimbursement. Each of the Company and the Issuer shall also reimburse Elliott, ICG and Mudrick as agreed in writing by such party and the Company and the Issuer; provided that the terms of such written agreements shall in no way limit any amounts payable to the Indemnified Parties under this Section 5.

Section 6. Conditions to Investors’ Obligations.

6.01 Conditions to Investors’ Obligations. The obligation of the Investors to consummate the Investment on the Closing Date shall be subject to the satisfaction of each of the following conditions on the Closing Date:

(a) Representations and Warranties. The representations and warranties of each of the Affinion Parties set forth in Section 17(b) of the Support Agreement (and incorporated by reference herein) shall be true and correct in all material respects as if made at and as of the Closing Date (except for (i) representations and warranties already so qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects, and (ii) representations and warranties made as of a specified date, which shall be true and correct only as of the specified date);

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(b) Performance. The Affinion Parties shall have performed in all material respects its obligations hereunder required to be performed by them at or prior to the Closing Date;

(c) Restructuring Support Agreement. The Support Agreement shall not have terminated, and no material default thereunder by any Affinion Party shall have occurred and be continuing, unless waived in writing by the requisite Holders under the Support Agreement or cured within the time period specified in, and otherwise in accordance with, the Support Agreement;

(d) Effectiveness of Definitive Documentation. All conditions to the effectiveness set forth in (i) the Amended Senior Secured Credit Agreement, the Supplemental Indenture, the New Indenture, the Charter Amendment, the New Warrant Agreement, the Registration Rights Agreement, the Stockholders Agreement and the Warrant Agreement Amendment and, (ii) in the event of the In-Court Restructuring, the Plan and the DIP/Cash Collateral Documents, shall have occurred or been waived in accordance with the terms thereof (other than the consummation of this Agreement) and the transactions contemplated by the Definitive Documentation (in the form attached to, or as otherwise provided in, the Support Agreement upon execution and delivery thereof) shall not have been amended or modified in any material respect without the consent of the Investors;

(e) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of the Support Agreement;

(f) Subscription Notice. The Issuer shall have delivered to each Investor a Subscription Notice in accordance with Section 2.02;

(g) Financing Premium. The Affinion Parties shall have issued or shall issue to the applicable Investors on the Closing Date, the Financing Premium as set forth in Section 2.03(c);

(h) Other Agreements. The Company and each applicable Affinion Party shall substantially concurrently with the consummation of the Investment execute (i) the Amended Senior Secured Credit Agreement, the Supplemental Indenture, the New Indenture, the Charter Amendment, the New Warrant Agreement, the Registration Rights Agreement, the Stockholders Agreement and the Warrant Agreement Amendment and, (ii) in the event of the In-Court Restructuring, the Plan and the DIP/Cash Collateral Documents.

(i) Closing Certificate. Each of the Affinion Parties shall have furnished to the Investors prior to 9:00 a.m., New York City time, on the Closing Date, a certificate, signed by an executive officer of such Affinion Party and dated as of the Closing Date, to the effect that the conditions specified in Sections 6.01(a) and 6.01(b) have been satisfied.

(j) Credit Agreement Amendment. The Credit Agreement Amendment is effective and operative substantially concurrently with the consummation of the Investment on the Closing Date.

(k) Second Lien Credit Facility Payments. All payments required to be made by the Affinion Parties with respect to the Second Lien Credit Facility pursuant to the terms of the Support Agreement shall be made substantially concurrently with the consummation of the Investment on the Closing Date.

Section 7. Conditions to the Issuer’s Obligations

7.01 Conditions to Issuer’s Obligations. The obligations of the Issuer to issue New Notes, New Common Stock and New Penny Warrants, if any, to each Investor in respect of its Investment pursuant to Section 2 (but not the obligations of the Company, or the Issuer in respect of its indemnification obligations pursuant to Section 5.04) are subject to the satisfaction (or the waiver by the Issuer) of the following conditions as of the Closing Date:

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(a) Representations and Warranties. (i) The representations and warranties of the Investor set forth in Sections 4.01, 4.02, and 4.04 must be true in all respects as if made at and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), and (ii) the other representations and warranties of the Investor set forth in Section 4 shall be true and correct in all material respects as if made at and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date);

(b) Performance. The Investor shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing Date; provided, however, that a default by Investors whose obligations to fund have been or are fully satisfied by a non-Defaulting Investor (as defined below) shall not give rise to the ability of the Affinion Parties to fail to consummate the Transactions contemplated hereby.

(c) No Legal Impediment to Issuance. No statute, rule, regulation or order shall have been enacted, adopted or issued by any Governmental Authority, and no judgment, injunction, decree or order of any federal, state or foreign court shall have been issued that prohibits the Investment or the consummation of the other Transactions;

(d) Effectiveness of Term Sheet. All conditions to the effectiveness set forth in the Term Sheet shall have occurred or been waived in accordance with the terms thereof (other than the consummation of this Agreement) and the transactions contemplated by the Term Sheet (in the form attached to the Support Agreement upon execution and delivery thereof) shall not have been amended or modified in any material respect without the consent of the Issuer; and

(e) Restructuring Support Agreement. The Support Agreement shall not have terminated and no material default thereunder by the Investor shall have occurred and be continuing, unless waived in writing by the Company or cured within the time period specified in, and otherwise in accordance with, the Support Agreement.

Notwithstanding anything herein to the contrary, in the event that the Transaction (including, for the avoidance of doubt, the Merger, Exchange Offer and the Rights Offering) is consummated and, in connection therewith, the Investor performed in all material respects its obligations hereunder and under the Support Agreement required to be performed by it at or prior to the Closing Date, all of the foregoing closing conditions in this Section 7.01, to the extent not satisfied as of the Closing Date, shall be deemed waived by the Company and Issuer.

Section 8. Miscellaneous.

8.01 Notices. All notices, requests, consents, and other communications hereunder to any Party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile, electronic mail, nationally recognized overnight courier, or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such Party at the address set forth below or such other address as may hereafter be designated in writing by such Party to the other Parties:

If to the Investors:

As specified on the signature pages hereto,

with a copy (which shall not constitute notice) to:

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White & Case LLP

1221 Avenue of Americas

New York, NY 10020

Attention: Jonathan Michels, Esq.

Electronic mail: jmichels@whitecase.com

Covington & Burling LLP

620 Eighth Avenue

New York, NY 10018-1405

Attention: Kelly Labritz, Esq.

Electronic mail: klabritz@cov.com

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Elina Tetelbaum, Esq.

Electronic mail: etetelbaum@wlrk.com

If to the Company or Issuer:

c/o Affinion Group, Inc.

6 High Ridge Park

Stamford, CT 06905

Attention: Brian Fisher, Esq.

Facsimile: 203-956-1206

Electronic mail: bfisher@affiniongroup.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: David H. Botter, Sarah Link Schultz & Rosa A. Testani

Facsimile: 212-872-1002

Electronic mail: dbotter@akingump.com, sschultz@akingump.com, & rtestani@akingump.com

8.02 No Survival of Representations and Warranties, etc.. None of the representations and warranties made in Section 3 or Section 4 hereof shall survive the termination of this Agreement.

8.03 Assignment. This Agreement is intended to bind and inure to the benefit of the Parties hereto and their respective successors, assigns, heirs, executors, administrators, and representatives; provided, however, that nothing contained in this Section 8.03 shall be deemed to permit any transfer other than in accordance with the terms of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement, and nothing expressed or referred to in this Agreement will be construed to give any person, other than the Parties to this Agreement, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Notwithstanding the foregoing, the Investor, may assign its rights and obligations hereunder to any Affiliate thereof, provided that any such assignment shall not release such Party from any of its obligations under this Agreement to the extent such obligations are not satisfied by any Affiliate to which such obligations are assigned.

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8.04 Entire Agreement; Several Obligations. This Agreement, including the terms of the agreements contemplated hereby and referred to herein contain the entire agreement by and between the Company, the Issuer and the Investors with respect to the Transactions and supersedes all prior agreements and representations, written or oral, with respect thereto. To the extent there is an inconsistency between the provisions in this Agreement and the agreements contemplated hereby and referred to herein, the provisions in this Agreement shall control.

8.05 Waivers and Amendments.

(a) Any provision of this Agreement (including its Exhibits, Annexes, Schedules, and any attachments thereto) may be amended or waived, if, and only if, such amendment or waiver is in writing and signed by (i) the Affinion Parties; (ii) Investors having, in the aggregate, a Voting Percentage equal to at least 70%; (iii) if any amendment or waiver increases the Investment Amount or decreases the Financing Premium of an Investor set forth in this Agreement, Investors having, in the aggregate, a Voting Percentage equal to at least 85% and (iv) if any amendment or waiver materially disproportionately adversely affects an Investor (as compared to any other Investor), such Investor.

(b) Any waiver of any obligation by the Affinion Parties shall be signed by the Investors. Any waiver by any of the Affinion Parties need not be signed by any Investor.

(c) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

8.06 Choice of Laws; Submission to Jurisdiction; Waiver of Jury Trial. The validity of this Agreement, the construction, interpretation, and enforcement hereof, and the rights of the Parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed and enforced in accordance with the internal laws of the State of New York without regard to any conflicts of laws principles (but including and giving effect to Sections 5-1401 and 5-1402 of the New York General Obligations Law) that would result in the application of the law of another jurisdiction. Each Party to this Agreement agrees that, in connection with any legal suit or proceeding arising with respect to this Agreement, it shall submit to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York or the applicable New York state court located in New York County and agrees to venue in such courts. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.07 Counterparts. This Agreement may be executed in any number of counterparts and by different Parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

8.08 Headings. The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed to be part of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

8.09 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

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8.10 Termination. Unless otherwise agreed to in writing by the Parties hereto, the rights and obligations of the Parties under this Agreement shall terminate:

(a) upon the termination of the Support Agreement pursuant to its terms;

(b) if the Company and the Investors agree to terminate this Agreement;

(c) on the date on which the Exchange Offer and the Rights Offering in the Recapitalization are consummated; or

(d) on the date on which the Rights Offering in the In-Court Restructuring is consummated in accordance with the Plan.

Regardless of the termination of this Agreement pursuant to this Section 8.10, (i) the Parties shall remain liable for breaches of this Agreement prior to its termination and (ii) the Company and the Issuer shall remain liable for the indemnity and reimbursement obligations set forth in Section 5.04.

8.11 No Interpretation Against Drafter. This Agreement is the product of negotiations between the Parties hereto represented by counsel, and any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived.

8.12 Specific Performance. Without limiting the rights of each Party hereto to pursue all other legal and equitable rights available to such Party for any other Party’s failure to perform each of its obligations under this Agreement, it is understood and agreed by each of the Parties that any breach of or threatened breach of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and, accordingly, the Parties agree that, in addition to any other remedies, each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief for any such breach or threatened breach.

8.13 No Recourse Against Related Parties. Notwithstanding anything to the contrary set forth in this Agreement, none of the Parties’ Related Parties or any of their Related Parties (in each case other than the Affinion Parties, the Investor or any of their respective assignees under this Agreement) shall have any liability, personal or otherwise, or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement for any breach, loss, or damage for (i) any damages suffered as a result of the failure of the Exchange Offer or the Rights Offering to be consummated and (ii) any other damages suffered as a result of or under this Agreement and the Transactions (or in respect of any oral representations made or alleged to be made in connection herewith or therewith). As used herein, “Related Parties” of a person or entity means any of its former, current, and/or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, advisors, Affiliates, subsidiaries, members, managers, general or limited partners or assignees.

8.14 [Reserved].

8.15 Defaulting Investors. At any time following the date hereof and prior to the Closing Date, if any Investor has materially breached this Agreement, including any representation, warranty or covenant contained herein and, if such provision can be cured, has not been cured within 5 days of notice from the Affinion Parties or an Investor that has not materially breached this Agreement (such defaulting Investor, a “Defaulting Investor”), (i) the non-Defaulting Investors shall have the obligation, based on relative amount of the Defaulting Investor’s Purchase Percentage assumed, to acquire such Defaulting Investors’ Purchase Percentage (provided, that to the extent Elliott is a Defaulting Investor, the acquisition obligation set forth in this clause (i) shall not apply) and (ii) prior to any acquisition under clause (i), (x) such Defaulting Investors’ Purchase Percentage shall not be included in any calculation for purposes of determining any vote or otherwise under this Agreement other than Section 7.01(b) of this Agreement or the Support Agreement and (y) such Defaulting Investors shall not have any rights under this Agreement.

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Upon the acquisition of any Defaulting Investors’ Purchase Percentage, the Investors and the Affinion Parties shall prepare an updated Schedule A. Each of the Affinion Parties and the Investors shall cooperate in good faith to negotiate any reallocation of the Purchase Percentages in connection with the acquisition of a Defaulting Investors’ Purchase Percentage in accordance with this Section 8.15. For the avoidance of doubt, the performing Investors that acquire such Defaulting Investors’ Purchase Percentage, shall be entitled to their pro rata amount, based on such Investor’s Purchase Percentage (adjusted for the removal of the Defaulting Investors’ Purchase Percentage), of the Financing Premium of such Defaulting Investor.

[Signature Pages to Follow]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

AFFINION GROUP HOLDINGS, INC.

Name:	Gregory S. Miller
Title:	Executive Vice President, Chief Financial Officer
and Chief Operating Officer

AFFINION GROUP, INC.

Name:	Gregory S. Miller
Title:	Executive Vice President, Chief Financial Officer and Chief Operating Officer

INVESTORS

Name of Institution: Elliott Associates, L.P.

	By:	Elliott Capital Advisors, L.P., as general partner
	By:	Braxton Associates, Inc., as general partner

By:
Name:	Elliot Greenberg
Title:	Vice President
Address:	40 West 57th Street, 30th Floor
New York, NY

Name of Institution: Elliott International, L.P.
	By:	Hambledon, Inc., its General Partner
	By:	Elliott International Capital Advisors Inc., as attorney-in-fact

By:
Name:	Elliot Greenberg
Title:	Vice President
Address: 40 West 57th Street, 30th Floor
New York, NY

Name of Institution: Metro SPV LLC

By:
Name:	Andrew Hawkins
Title:	Authorized Signatory
Address:	600 Lexington Avenue, 24th Floor
New York, NY 10022

Name of Institution: Mudrick Capital Management, LP

By:
Name:	John O’Callaghan
Title:	Corporate Secretary
Address:	527 Madison Avenue, 6th Floor
New York, NY 10022
Email:	JMudrick@mudrickcapital.com; SMurugavell@mudrickcapital.com

Name of Institution: Corbin Capital Partners, L.P.

By:
Name:	Daniel Friedman
Title:	General Counsel
Address:	590 Madison Avenue, 31st Floor
New York, NY 10022

Name of Institution: Empyrean Capital Partners, L.P.

By:
Name:	C. Martin Meekins
Title:	Authorized Signatory
Address:	10250 Constellation Blvd., Suite 2950
Los Angeles, CA 90067

Schedule A

Investor	Purchase Percentage
Elliott	60.041407%
ICG	15.133506%
Mudrick	14.654599%
Empyrean	9.020552%
Corbin	1.149936%

Schedule B

Investor	Additional Financing Premium Amount
Elliott	$4,000,000
Mudrick	$4,000,000
Empyrean	$4,000,000

Exhibit C to the Support Agreement

Warrant Agreement Amendment

Exhibit D to the Support Agreement

Merger Agreement

Execution Version

Dated March 1, 2019

AFFINION GROUP HOLDINGS, INC.

-AND-

AGHI MERGER SUB, INC.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of March 1, 2019, by and between AFFINION GROUP HOLDINGS, INC., a Delaware corporation (the “Company”) and AGHI MERGER SUB, INC., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”).

WHEREAS, the Company, together with its subsidiaries, has launched, or intends to launch, a recapitalization transaction pursuant to which, among other things, (i) the Company and Affinion Group, Inc., will offer to exchange newly created and issued shares of Class M Common Stock, par value $0.01 per share, of the Company (the “Class M Common Stock”) for Affinion Group, Inc.’s outstanding 12.5% Senior Cash / PIK Step-Up to 15.5% Notes due 2022 (the “Existing Notes”) to certain eligible holders of Existing Notes and (ii) such Class M Common Stock will by operation of the Merger (as defined below) be cancelled and the holders thereof shall receive shares of new Common Stock, par value $0.000001 per share, of the Surviving Company (as defined below) (the “New Common Stock”) and, to the extent necessary, penny warrants to purchase New Common Stock (the “New Penny Warrants”);

WHEREAS, the Board of Directors of the Company has, by the unanimous vote of all of its directors, (i) determined that it is in the best interest of the Company and its stockholders for the Company to enter into this Agreement and has declared this Agreement and the transactions contemplated by this Agreement, including the adoption of the Fifth Amended and Restated COI (as defined below), advisable, (ii) approved this Agreement and approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement, including filing with the Secretary of State of the State of Delaware (the “Secretary of State”) the Fifth Amended and Restated COI, and (iii) resolved to recommend adoption of this Agreement and the transactions contemplated by this Agreement, including the adoption of the Fifth Amended and Restated COI, by the stockholders of the Company (the “Company Recommendation”);

WHEREAS, the Board of Directors of Merger Sub has, by unanimous vote of all of its directors, (i) determined that it is in the best interest of Merger Sub and the Company, as its sole stockholder, for Merger Sub to enter into this Agreement and declared this Agreement advisable, (ii) approved this Agreement and approved the execution, delivery and performance of this Agreement by Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement and (iii) resolved to recommend adoption of this Agreement by the stockholder of Merger Sub; and

WHEREAS, the Company and Merger Sub (together, the “Parties”) have agreed to merge (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and pursuant to the provisions of this Agreement, and the combined undertaking, property and liabilities of both companies shall vest in the Company as the surviving company of the merger which shall continue as a Delaware corporation (the surviving company to be known in this Agreement as the “Surviving Company”).

NOW, THEREFORE, the Parties hereto agree as follows:

1.

The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., New York City time, on the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Section 13 hereto (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions at the Closing. Notwithstanding the foregoing, the Closing may be consummated at such other time or date as the Company and Merger Sub may agree to in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing shall be held at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, NY 10036, unless another place is agreed to in writing by the Company and Merger Sub.

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2.

Subject to the provisions set forth in this Agreement, and in accordance with the DGCL, at the Closing, the Parties will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger.

3.

The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State or at such later time as the Company and Merger Sub shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

4.	Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time.

5.

As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company and shall succeed to and assume all the property, rights, privileges, immunities, powers, franchises, debts, liabilities and duties of Merger Sub in accordance with the DGCL.

6.

At the Effective Time, the Fourth Amended and Restated Certificate of Incorporation of the Company shall be amended and restated as a result of the Merger so as to read in its entirety as set forth in Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Company (the “Fifth Amended and Restated COI”) until thereafter changed or amended as provided therein or by applicable Law.

7.

At the Effective Time, the Fourth Amended and Restated By-Laws of the Company shall be amended and restated so as to read in its entirety as set forth in Exhibit B hereto and, as so amended and restated, shall be the bylaws of the Surviving Company (the “Fifth Amended and Restated By-Laws”) until thereafter changed or amended as provided therein or by applicable Law.

8.	The officers and directors of the Company immediately prior to the Merger shall be the officers and directors of the Surviving Company upon and after the effectiveness of the Merger.

9.

In accordance with the Fifth Amended and Restated Certificate of Incorporation, the authorized share capital of the Surviving Company shall be 540,000,000 shares of New Common Stock and 10,000,000 shares of Preferred Stock, par value $0.01 per share, of the Surviving Company.

10.	At the Effective Time:

a.

each issued and outstanding share of Common Stock, par value $0.01 per share, of the Company (the “Existing Common Stock”), shall be converted into the right to receive 0.091057[1] validly issued new warrants to purchase New Common Stock, having the terms set forth in the Investor Warrant Agreement, in the form attached hereto as Exhibit C (the “Investor Warrants”) as merger consideration therefor;

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Number subject to adjustment so that outstanding Investor Warrants represent the right in the aggregate to acquire 10% of the total outstanding New Common Stock on a fully diluted basis immediately following the consummation of the Merger and the transactions related thereto (but before the dilutive impact of any equity incentive plan).

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b.

each issued and outstanding share of Class M Common Stock shall be converted into the right to receive 1 validly issued, fully paid and nonassessable shares of New Common Stock as merger consideration therefor; provided that, to the extent the acquisition of New Common Stock would result in a stockholder beneficially owning 19.9% or more of the outstanding amount of New Common Stock, and which stockholder’s acquisition of New Common Stock would require the consent of, or notice to, a governmental authority (including without limitation the U.K. Financial Conduct Authority), and such consent has not been obtained, or notice has not been given, such stockholder will receive New Penny Warrant Agreements to the extent of any such excess, having the rights, terms and provisions set forth in the New Penny Warrant Agreement, in the form attached hereto as Exhibit D, as merger consideration therefor, in lieu of shares of New Common Stock;

c.

each issued and outstanding share of Class C Common Stock, par value $0.01 per share, of the Company (the “Class C Common Stock”), and each issued and outstanding share of Class D Common Stock, par value $0.01 per share, of the Company (the “Class D Common Stock”), shall be converted into the right to receive $0.01 per share as merger consideration therefor;

d.

each issued and outstanding share of capital stock of Merger Sub, par value $0.01 per share, shall be automatically cancelled and retired and cease to exist, and no consideration shall be delivered in exchange therefor;

e.

by virtue of the Merger and without any action on the part of the Company, Merger Sub or any holder of any shares of common stock or capital stock of Merger Sub, each share of Existing Common Stock, Class C Common Stock, Class D Common Stock and Class M Common Stock held in the treasury of the Company immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

f.

notwithstanding any other provision of this Agreement to the contrary, holders of shares of Existing Common Stock, Class C Common Stock, Class D Common Stock and Class M Common Stock that are issued and outstanding immediately prior to the Effective Time who have not voted such shares in favor of or executed written consents consenting to the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement and have properly demanded such rights in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall be entitled to only such rights as are granted by, and shall be entitled only to receive such payments for such Dissenting Shares in accordance with, Section 262 of the DGCL; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder’s rights under Section 262 of the DGCL with respect to such shares or if a court of competent jurisdiction shall otherwise determine that such stockholder is not entitled to the relief provided by Section 262 of the DGCL, such stockholder’s shares of Existing Common Stock, Class C Common Stock, Class D Common Stock or Class M Common Stock shall thereupon cease to be Dissenting Shares and shall be deemed to have been converted as of the Effective Time into the right to receive the applicable merger consideration provided for such shares of Existing Common Stock, Class C Common Stock, Class D Common Stock or Class M Common Stock set forth in this Section 10. At the Effective Time, the Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence.

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11.

a.

Immediately following the Effective Time, any holder of a book-entry share that immediately prior to the Effective Time represented outstanding shares of Existing Common Stock, Class C Common Stock, Class D Common Stock or Class M Common Stock (“Book-Entry Shares”) shall not be required to deliver a letter of transmittal to American Stock Transfer & Trust Co LLC (the “Transfer Agent”) to receive the merger consideration that such holder is entitled to receive pursuant to this Agreement (the “Merger Consideration”). In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Existing Common Stock, Class C Common Stock, Class D Common Stock or Class M Common Stock were converted into the right to receive the Merger Consideration shall upon receipt by the Transfer Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Transfer Agent may reasonably request), be entitled to receive, and the Surviving Company shall cause the Transfer Agent to deliver as promptly as reasonably practicable after the Effective Time, Merger Consideration pursuant to this Agreement (which, in the case of any New Common Stock, shall be in uncertificated book-entry form, and in the case of any Investor Warrants or New Penny Warrants shall be in the form of certificated warrants).

b.

In the event any portion of the applicable Merger Consideration is to be paid to a person other than the person in whose name the applicable surrendered Book-Entry Share is registered, it shall be a condition to the payment of such Merger Consideration that such Book-Entry Share shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such delivery shall pay any transfer or other taxes required by reason of the transfer or establish to the reasonable satisfaction of the Transfer Agent that such taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 11, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration. No interest shall be paid or will accrue on any payment to holders of Book-Entry Shares pursuant to the provisions of this Section 11.

c.

Notwithstanding the foregoing, the required receipt of an “agent’s message” shall not apply with respect to shares of Existing Common Stock, Class C Common Stock, Class D Common Stock or Class M Common Stock that are not Dissenting Shares. As a result, at the Effective Time, the Surviving Company shall cause the Transfer Agent to deliver as promptly as reasonably practicable after the Effective Time, Merger Consideration pursuant to this Agreement (which, in the case of any New Common Stock, shall be in uncertificated book-entry form, and in the case of any Investor Warrants or New Penny Warrants shall be in the form of certificated warrants) in respect of any shares of Existing Common Stock, Class C Common Stock, Class D Common Stock or Class M Common Stock that are not Dissenting Shares.

12.	Immediately following the execution of this Agreement, the Company shall, in its capacity as the sole stockholder of Merger Sub, adopt this Agreement.

13.

The respective obligations of each Party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing Date of each of the following conditions:

a.

This Agreement will have been (i) approved by the holders of the Existing Common Stock that constitute a Stockholder Supermajority Vote (as defined in the Shareholders Agreement, dated as of November 9, 2015, among the Company and the stockholders party thereto) (the “Stockholder Supermajority Consent”) and (ii) adopted by the consent of the holders of a majority of the outstanding shares of the Existing Common Stock of the Company (the “Stockholder Adoption”).

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b.	The New Penny Warrant Agreement will have been executed and delivered.

c.

The Company has filed with the Securities and Exchange Commission a definitive Information Statement on Schedule 14C disclosing the Stockholder Supermajority Consent and the Stockholder Adoption, and the 20 calendar day waiting period following such filing shall have expired.

d.

No supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority having jurisdiction over any Party shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger, or the other transactions contemplated by this Agreement.

14.

This Agreement may be amended by the Parties at any time before or after receipt of the Stockholder Supermajority Consent or Stockholder Adoption; provided, however, that (i) after such approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the stockholders of the party for which such approval has been obtained without such approval having been obtained and (ii) to the extent required by applicable securities law, a new definitive Information Statement on Schedule 14C may have to be filed, in which case the Information Statement on Schedule 14C shall be read as a reference to such new Information Statement on Schedule 14C. Notwithstanding the foregoing, this Agreement may not be amended and no term or condition may be waived or modified except by an instrument in writing signed on behalf of each of the Parties and approved by the Board of Directors of each of Merger Sub and the Company.

15.

This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby (whether in law, contract, tort, equity or otherwise) shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

16.

This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Parties hereto.

17.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

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18.

This Agreement (including the Exhibits) and any agreements entered into contemporaneously herewith constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. This Agreement (including the Exhibits) is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

[Signature page follows]

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IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the day and year first above written.

For and on behalf of
AFFINION GROUP HOLDINGS, INC.

/s/ Greg S. Miller
Name:	Greg S. Miller
Title:	Executive Vice President, Chief Financial Officer and Chief Operating Officer

For and on behalf of
AGHI MERGER SUB, INC.

/s/ Greg S. Miller
Name:	Greg S. Miller
Title:	Director

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Fifth Amended and Restated COI

[see attached]

EXHIBIT B

Fifth Amended and Restated By-Laws

[see attached]

EXHIBIT C

Investor Warrant Agreement

[see attached]

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EXHIBIT D

New Penny Warrant Agreement

[see attached]

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Exhibit E to the Support Agreement

DIP Commitment

Exhibit F to the Support Agreement

Form of Transferee Joinder

Form of Transferee Joinder

This joinder (this “Joinder”) to the Support Agreement (the “Agreement”), dated as of [                    ], 2019, by and among: (i) Affinion Holdings and each of the other Affinion Parties thereto and (ii) the Consenting Stakeholders, is executed and delivered by [                    ] (the “Joining Party”) as of [                    ], 2019. Each capitalized term used herein but not otherwise defined shall have the meaning ascribed to it in the Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder as Annex 1 (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions thereof). The Joining Party shall hereafter be deemed to be a Party for all purposes under the Agreement and one or more of the entities comprising the Consenting Stakeholders.

2. Representations and Warranties. The Joining Party hereby represents and warrants to each other Party to the Agreement that, as of the date hereof, such Joining Party (a) is the legal or beneficial holder of, and has all necessary authority (including authority to bind any other legal or beneficial holder) with respect to, the claims identified below its name on the signature page hereof, and (b) makes, as of the date hereof, the representations and warranties set forth in Section 17 of the Agreement to each other Party.

3. Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require or permit the application of the law of any other jurisdiction.

4. Notice. All notices and other communications given or made pursuant to the Agreement shall be sent, if to the Joining Party, to the address set forth on its signature page, and if to any other Party to the Agreement, in accordance with the instructions set forth in the Agreement.

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[JOINING PARTY]

By:

Name:

Title:

Address for Notices:

[Signature Page to Joinder Agreement]

Annex 1 to the Form of Transferee Joinder